As filed with the Securities and Exchange Commission on August 12, 2008
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GPC Capital Corp. II
(Exact name of Registrant as specified in its charter)

Delaware	3080	23-2952404
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2401 Pleasant Valley Road
York, Pennsylvania 17402
(717) 849-8500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark S. Burgess
Vice President, Secretary and Assistant Treasurer
GPC Capital Corp. II
2401 Pleasant Valley Road
York, Pennsylvania 17402
(717) 849-8500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Edward J. Chung Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017-3954 (212) 455-2000 (Phone) (212) 455-2502 (Fax)	Joseph B. Armes Hicks Acquisition Company I, Inc. 100 Crescent Court, Suite 1200 Dallas, Texas 75201 (214) 615-2300 (Phone)	Bruce S. Mendelsohn James A. Deeken Akin Gump Strauss Hauer & Feld LLP 590 Madison Avenue New York, New York 10022-2524 (212) 872-1000 (Phone) (212) 872-1002 (Fax)

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this Registration Statement becomes effective and after all conditions under the Purchase Agreement and proposed merger are satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

			Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to		Offering	Aggregate	Amount of
Securities to be Registered	be Registered		Price per Share	Offering Price	Registration Fee
Common Stock, par value $0.01 per share	71,000,000	(1)	$9.29(2)	$659,590,000	$25,921.89
Warrants, each exercisable for one share of Common Stock	78,000,000		$0.41(3)	$31,980,000	$1,256.82
Units(4)	6,154,127		N/A	N/A	N/A
Total	149,000,000		N/A	$691,570,000	$27,178.71

(1)	The number of shares of common stock, par value $0.01 per share, of the registrant being registered is based upon an estimate of the maximum number of shares issuable to stockholders of Hicks Acquisition Company I, Inc. in connection with the transaction.
(2)	Estimated pursuant to Rules 457(c) and 457(f)(1) solely for the purpose of computing the amount of the registration fee, and based on the average of the high and low prices of Hicks Acquisition Company I, Inc.’s common stock on the American Stock Exchange on August 8, 2008.
(3)	Estimated pursuant to Rules 457(c) and 457(f)(1) solely for the purpose of computing the amount of the registration fee, and based on the average of the high and low prices of Hicks Acquisition Company I, Inc.’s warrants on the American Stock Exchange on August 8, 2008.
(4)	Each unit consists of one share of the registrant’s common stock and one warrant to purchase one share of the registrant’s common stock, which shares and warrants are included in the rows above. The number of units being registered is based on the number of units of Hicks Acquisition Company I, Inc. outstanding on August 8, 2008.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further Amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION, DATED AUGUST 12, 2008

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
OF HICKS ACQUISITION COMPANY I, INC.
AND PROSPECTUS FOR COMMON STOCK AND WARRANTS
OF GPC CAPITAL CORP. II

Proxy Statement/Prospectus dated          , 2008
and first mailed to stockholders on or about          , 2008

Dear Stockholders of Hicks Acquisition Company I, Inc. (“HACI”):

HACI stockholders are cordially invited to attend the special meeting of the stockholders of HACI, a Delaware corporation, relating to the equity purchase agreement, dated as of July 1, 2008 (the “Purchase Agreement”), by and among HACI, GPC Holdings, L.P., a Pennsylvania limited partnership (“GPCH”), Graham Packaging Corporation, a Pennsylvania corporation (“GP Corp.”), Graham Capital Company, a Pennsylvania limited partnership (“GCC”), Graham Engineering Corporation, a Pennsylvania corporation (“GEC” and, together with GPCH, GCC and GP Corp., the “Graham Family Holders”), BMP/Graham Holdings Corporation, a Delaware corporation (“BMP/GHC” and, together with the Graham Family Holders, the “Sellers”), GPC Capital Corp. II, a Delaware corporation (“GPC”), Graham Packaging Holdings Company, a Pennsylvania limited partnership (“Graham Packaging”), and the other parties signatory thereto, pursuant to which through a series of transactions (collectively, with the Merger (as defined below), the “Transaction”), HACI’s stockholders will acquire a majority of the outstanding common stock of GPC, par value $0.01 per share (the “GPC Common Stock”), and GPC will own, either directly or indirectly, 100% of the partnership interests of Graham Packaging Company, L.P., a Delaware limited partnership (“Graham Operating Company”).

Pursuant to the Purchase Agreement, HACI will (A) purchase an aggregate of 54,440,001 shares of GPC Common Stock from the Sellers for an aggregate purchase price of $350 million and (B) contribute such shares to GPC for an equal number of newly-issued shares of GPC Common Stock to be issued to the stockholders of HACI in connection with an immediately subsequent merger of HACI with a newly formed subsidiary of Graham Operating Company (the “Merger”). In connection with the Merger, GPC will issue an additional number of shares of GPC Common Stock to the stockholders of HACI in an amount equal to 16,559,999 less the number of shares of HACI that are converted into the right to receive cash pursuant to conversion rights in accordance with HACI’s amended and restated certificate of incorporation, in exchange for all then-remaining cash in HACI (after payment of expenses and discharge of liabilities).

The Merger will be effectuated by converting each outstanding share of common stock of HACI, par value $0.0001 per share (“HACI Common Stock”), into the right to receive one share of GPC Common Stock; provided that 2,760,000 shares of HACI Common Stock that are held by HH-HACI, L.P. (the “Sponsor” and such shares, the “Founder Earnout Shares”), will be converted into shares of GPC Common Stock that will not have any voting or economic rights unless certain post-closing GPC Common Stock trading price targets are met by September 28, 2012. Outstanding warrants to acquire shares of HACI Common Stock will be converted into warrants to acquire the same number of shares of GPC Common Stock on the same terms and conditions as the existing warrants; provided that 2,760,000 warrants that are held by the Sponsor (the “Founder Earnout Warrants”) will be converted into warrants to acquire shares of GPC Common Stock with an exercise price of $10 per share and an expiration date of September 28, 2012 that do not become exercisable unless certain post-closing GPC Common Stock trading price targets are met. In connection with the Merger, each outstanding unit of HACI will be converted into a unit of GPC that will represent one share of GPC Common Stock and one warrant to purchase one share of GPC Common Stock.

The Sellers will retain at least 33,000,000 shares of GPC Common Stock in the Transaction. In addition, the Sellers will also receive 2,760,000 warrants to purchase shares of GPC Common Stock and may be entitled to receive additional shares of GPC Common Stock based on a net debt closing adjustment provided for in the Purchase Agreement. Unexercised options to purchase ownership interests in Graham Packaging will be converted into options to purchase shares of GPC Common Stock based on an exchange ratio determined in accordance with the Purchase Agreement.

GPC intends to apply to have the GPC Common Stock, warrants and units listed on the New York Stock Exchange under the symbols, “     ”,“     ” and ‘‘     ”, respectively.

Each HACI stockholder who holds shares of HACI Common Stock issued as part of the units issued in HACI’s initial public offering has the right to vote against adoption of the Transaction and demand that HACI convert such shares into cash. This includes any stockholder who has acquired or may acquire shares issued in the initial public offering through purchases following the initial public offering, and any such stockholder is entitled to conversion rights with respect to such shares. As of July 31, 2008, there was approximately $541.7 million in the HACI trust account (inclusive of the deferred underwriting compensation) plus accrued interest on the funds in the trust account and less accrued taxes, or approximately $9.81 per share issued in the initial public offering. The shares for which conversion has been exercised will be converted into cash only if the Transaction is completed. However, if the holders of 30% or more of the shares of HACI Common Stock issued in the initial public offering vote against adoption of the Transaction and demand conversion of their shares into cash at the per share conversion price prior to the vote taken with respect to the Transaction at the special meeting, HACI will not complete the Transaction. Prior to exercising their conversion rights, HACI’s stockholders should verify the market price of HACI Common Stock, as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights. Shares of HACI Common Stock are currently listed on the American Stock Exchange under the symbol “TOH.” On          , 2008, the record date for the special meeting of stockholders, the last sale price of HACI Common Stock was $      on the American Stock Exchange.

With respect to the Transaction Proposal, the Sponsor and certain directors of HACI, as initial stockholders of HACI (the “Initial Stockholders”), have agreed to vote the shares of HACI Common Stock held by them that they acquired prior to the initial public offering either for or against the adoption of the Transaction Proposal in the same manner that the majority of the shares issued in the initial public offering that are voted at the meeting are voted on such proposal and have agreed to vote any shares acquired by them in or after the initial public offering for the adoption of the Transaction Proposal.

Each stockholder’s vote is very important. Whether or not you plan to attend the HACI special meeting in person, please submit your proxy card without delay. Stockholders may revoke proxies at any time before they are voted at the meeting. Voting by proxy will not prevent a stockholder from voting such stockholder’s shares in person if such stockholder subsequently chooses to attend the HACI special meeting. This proxy statement/prospectus constitutes a proxy statement of HACI and a prospectus of GPC for the securities of GPC that will be issued to securityholders of HACI.

Holders of HACI Common Stock or warrants will not be entitled to any appraisal rights under the Delaware General Corporation Law in connection with the Transaction.

We encourage you to read this proxy statement/prospectus carefully. In particular, you should review the matters discussed under the caption “RISK FACTORS” beginning on page   .

HACI’s board of directors recommends that HACI’s stockholders vote “FOR” approval of the Transaction and the other proposals.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN THE TRANSACTION OR OTHERWISE, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus incorporates important business and financial information about GPC Capital Corp. II and Hicks Acquisition Company I, Inc. that is not included in or delivered with this proxy statement/prospectus. This information is available free of charge by contacting Hicks Acquisition Company I, Inc., Attn: Corporate Secretary, 100 Crescent Court, Suite 1200, Dallas, Texas 75201, (214) 615-2300. In order to obtain timely delivery of any such information, you must request the information no later than          , 2008 (five business days before the Hicks Acquisition Company I, Inc. special meeting).

HICKS ACQUISITION COMPANY I, INC.
100 Crescent Court, Suite 1200
Dallas, Texas 75201

Notice of Special Meeting of Hicks Acquisition Company I, Inc. Stockholders
To Be Held on          , 2008

To Stockholders of Hicks Acquisition Company I, Inc. (“HACI”):

A special meeting of stockholders of HACI, a Delaware corporation, will be held at the offices of          , on          , 2008 at          , for the following purposes:

1. To consider and vote upon a proposal (the “Transaction Proposal”) to approve and adopt the Equity Purchase Agreement, dated as of July 1, 2008 (the “Purchase Agreement”), by and among HACI, GPC Holdings, L.P., a Pennsylvania limited partnership (“GPCH”), Graham Packaging Corporation, a Pennsylvania corporation (“GP Corp.”), Graham Capital Company, a Pennsylvania limited partnership, (“GCC”), Graham Engineering Corporation, a Pennsylvania corporation (“GEC” and, together with GPCH, GCC and GP Corp., the “Graham Family Holders”), BMP/Graham Holdings Corporation, a Delaware corporation (“BMP/GHC” and, together with the Graham Family Holders, the “Sellers”), GPC Capital Corp. II, a Delaware corporation (“GPC”), Graham Packaging Holdings Company, a Pennsylvania limited partnership (“Graham Packaging”), and the other parties signatory thereto, pursuant to which through a series of transactions (collectively, with the Merger (as defined below), the “Transaction”), HACI’s stockholders will acquire a majority of the outstanding common stock of GPC, par value $0.01 per share (the “GPC Common Stock”), and GPC will own, either directly or indirectly, 100% of the partnership interests of Graham Packaging Company, L.P., a Delaware limited partnership (“Graham Operating Company”).

2. To consider and vote upon a proposal to approve and authorize an amendment to HACI’s amended and restated certificate of incorporation to provide for the perpetual existence of HACI (the “Certificate Amendment Proposal”). The approval of the Transaction Proposal is conditioned upon the approval of the Certificate Amendment Proposal.

3. To adjourn the special meeting in the event HACI has not received the requisite stockholder vote to approve the Transaction Proposal and the Certificate Amendment Proposal (the “Adjournment Proposal”).

As of          , 2008, there were           shares of HACI common stock, par value $0.0001 per share (“HACI Common Stock”), issued and outstanding and entitled to vote. Only HACI stockholders who hold shares of record as of the close of business on          , 2008 are entitled to vote at the special meeting or any adjournment of the special meeting. Approval of the Transaction Proposal requires approval of the holders of a majority of the votes cast by the outstanding shares of HACI Common Stock. In addition, in order for the Transaction Proposal to be approved, regardless of whether the Transaction Proposal receives such requisite votes, holders of 30% or more of the shares of HACI Common Stock issued in HACI’s initial public offering cannot vote against the Transaction and exercise their conversion rights to have their shares converted for cash. The other proposals require the approval of holders of a majority of the HACI Common Stock represented and entitled to vote at the special meeting.

Holders of HACI Common Stock will not be entitled to any appraisal rights under the Delaware General Corporation Law in connection with the Transaction.

Whether or not you plan to attend the special meeting in person, please submit your proxy card without delay. Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. You may revoke a proxy at any time before it is voted at the special meeting by executing and returning a proxy card dated later than the previous one, by attending the special meeting in person and casting your vote by ballot or by submitting a written revocation to HACI at 100 Crescent Court, Suite 1200, Dallas, Texas, 75201, Attention: Corporate Secretary, before HACI takes the vote at the special meeting. If you hold your shares of HACI Common Stock through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies.

HACI’s Board of Directors recommends that HACI stockholders vote “FOR” approval of each of the proposals.

By Order of the Board of Directors,

Thomas O. Hicks
Chairman of the Board of Directors of
Hicks Acquisition Company I, Inc.

          , 2008

QUESTIONS AND ANSWERS ABOUT THE HACI SPECIAL MEETING

Q:	What is the purpose of this document?

A:	This document serves as HACI’s proxy statement and as the prospectus of GPC. As a proxy statement, this document is being provided to HACI stockholders because the HACI board of directors is soliciting their proxies to vote to approve, at a special meeting of stockholders, the Equity Purchase Agreement, dated as of July 1, 2008 (the “Purchase Agreement”), by and among HACI, GPC Holdings, L.P., a Pennsylvania limited partnership (“GPCH”), Graham Packaging Corporation, a Pennsylvania corporation (“GP Corp.”), Graham Capital Company, a Pennsylvania limited partnership, (“GCC”), Graham Engineering Corporation, a Pennsylvania corporation (“GEC” and, together with GPCH, GCC and GP Corp., the “Graham Family Holders”), BMP/Graham Holdings Corporation, a Delaware corporation (“BMP/GHC” and, together with the Graham Family Holders, the “Sellers”), GPC Capital Corp. II, a Delaware corporation (“GPC”), Graham Packaging Holdings Company, a Pennsylvania limited partnership (“Graham Packaging”), and the other parties signatory thereto, and the transactions contemplated thereby (the “Transaction Proposal”). The Purchase Agreement provides that through a series of transactions HACI’s stockholders will acquire a majority of the outstanding common stock of GPC, par value $0.01 per share (“GPC Common Stock”), and GPC will own, either directly or indirectly, 100% of the partnership interests of Graham Operating Company (such transactions being, collectively with the Merger (defined below), the “Transaction”). Pursuant to the Purchase Agreement, HACI will (A) purchase an aggregate of 54,440,001 shares of GPC Common Stock from the Sellers for an aggregate purchase price of $350 million and (B) contribute such shares to GPC for an equal number of newly-issued shares of GPC’s Common Stock to be issued to the stockholders of HACI in connection with an immediately subsequent merger of HACI with a newly formed subsidiary of Graham Operating Company (the “Merger”). In connection with the Merger, GPC will issue an additional number of shares to the stockholders of HACI in an amount equal to 16,559,999 less the number of shares of HACI that are converted into the right to receive cash pursuant to conversion rights in accordance with HACI’s amended and restated certificate of incorporation, in exchange for all then-remaining cash in HACI (after payment of expenses and discharge of liabilities).

As a prospectus, GPC is providing this document to HACI stockholders because GPC is offering common stock to HACI’s stockholders in exchange for cash consideration from HACI and GPC is assuming the outstanding warrants of HACI in the Transaction.

Q:	What matters will HACI stockholders be asked to vote on at the HACI special meeting?

A:	There are three proposals on which HACI stockholders are being asked to vote:

• the Transaction Proposal;

• a proposal to approve and authorize an amendment to HACI’s amended and restated certificate of incorporation to provide for its perpetual existence (the “Certificate Amendment Proposal”); and

• a proposal to adjourn the special meeting in the event HACI does not receive the requisite stockholder vote to approve the Transaction Proposal and the Certificate Amendment Proposal (the “Adjournment Proposal”).

HACI cannot complete the Transaction unless the Transaction Proposal and the Certificate Amendment Proposal are approved at the special meeting.

Q:	When and where will the special meeting of HACI stockholders be held?

A:	The special meeting of HACI stockholders will take place at , on at .

Q:	Who may vote at the special meeting?

A:	Only holders of record of shares of HACI’s common stock, par value $0.0001 per share (the “HACI Common Stock”) as of the close of business on , 2008 may vote at the special meeting. As of , 2008, there were shares of HACI Common Stock outstanding and entitled to vote.

i

Q:	What is the quorum requirement for the special meeting?

A:	Stockholders representing a majority of HACI Common Stock issued and outstanding as of the record date and entitled to vote at the special meeting must be present in person or represented by proxy in order to hold the special meeting and conduct business. This is called a quorum. Shares of HACI Common Stock will be counted for purposes of determining if there is a quorum if the stockholder (i) is present and entitled to vote at the meeting, or (ii) has properly submitted a proxy card. In the absence of a quorum, the chairman of the HACI special stockholder meeting may adjourn the meeting until a quorum is present.

Q:	What is the required vote to approve the Transaction Proposal?

A:	The Transaction Proposal must be approved by the holders of at least a majority of the outstanding HACI Common Stock. In addition, HACI may not complete the Transaction if the holders of 30% or more of the shares of HACI Common Stock issued in HACI’s initial public offering elect to exercise conversion rights. With respect to the Transaction Proposal, HH-HACI, L.P., a Delaware limited partnership (the “Sponsor”), and certain directors of HACI, as the initial stockholders of HACI (the “Initial Stockholders”), have agreed to vote their respective shares of HACI Common Stock acquired by them prior to the initial public offering in accordance with the majority of the shares of HACI Common Stock voted by the holders of HACI Common Stock issued in HACI’s initial public offering (the “HACI Public Stockholders”). The Initial Stockholders have also agreed that they will vote any shares they purchase in the open market, in or subsequent to the initial public offering, in favor of the Transaction Proposal. Each of HACI’s executive officers is a limited partner of the Sponsor. In addition, Thomas O. Hicks, who serves as the chairman of the board of HACI and will serve as a member of GPC’s board of directors if the Transaction is completed, is the sole member of the general partner of the Sponsor.

Q:	What is the required vote to approve the Certificate Amendment Proposal and the Adjournment Proposal?

A:	The Certificate Amendment Proposal and the Adjournment Proposal require the approval of holders of a majority of HACI Common Stock represented and entitled to vote at the special meeting. The Transaction will not be consummated if the Certificate Amendment Proposal, as well as the Transaction Proposal, are not approved.

Q:	Has the board of directors of HACI recommended approval of the Transaction Proposal and the other proposals?

A:	Yes. HACI’s board of directors has recommended to its stockholders that they vote “FOR” the approval of the Transaction Proposal, the Certificate Amendment Proposal and the Adjournment Proposal at the special meeting. After careful deliberation of the terms and conditions of these proposals, HACI’s board of directors has determined that the Transaction, the Purchase Agreement and each of these proposals are fair to, and in the best interests of, HACI and its stockholders. HACI’s directors have interests in the Transaction that are different from, or in addition to, your interests as a stockholder of HACI. For a description of such interests, please see “The Transaction Proposal — Interests of HACI Directors and Officers in the Transaction.” Please also see “The Transaction Proposal — Background of the Transaction” and “The Transaction Proposal — HACI’s Board of Directors’ Reasons for the Approval of the Transaction” for a discussion of the factors that HACI’s board of directors considered in deciding to recommend the approval and authorization of the Transaction.

Q:	When did HACI consummate its initial public offering and what proceeds were received in connection therewith?

A:	On October 3, 2007, HACI consummated its initial public offering of 55,200,000 units, each consisting of one share of HACI Common Stock and one warrant exercisable for an additional share of HACI Common Stock at an exercise price of $7.50 per warrant, and received proceeds of approximately $529.1 million, net of underwriting discounts and commissions of approximately $21.3 million and offering costs and other expenses of $1.6 million. Simultaneously with the consummation of its initial public offering, HACI consummated the private sale of 7,000,000 warrants (the “Sponsor Warrants”) to the Sponsor, at a price of

$1.00 per warrant, generating gross proceeds, before expenses, of $7.0 million. Net proceeds received by HACI from the consummation of both its initial public offering and the private placement of warrants totaled approximately $536.1 million, net of underwriter’s commissions and offering costs. The net proceeds were placed in a trust account at JPMorgan Chase Bank, N.A. with Continental Stock Transfer & Trust Company acting as trustee.

Q:	What is the deadline for HACI to effect a business combination?

A:	If HACI does not consummate the Transaction or another business combination by September 28, 2009, then pursuant to Article IX of its amended and restated certificate of incorporation, HACI’s officers must take all actions necessary in accordance with the Delaware General Corporation Law (the “DGCL”) to dissolve and liquidate HACI as soon as reasonably practicable.

Q:	What happens if the Transaction is not consummated?

A:	If the Transaction is not consummated, HACI may pursue other business combinations; provided that, as noted above, if HACI does not consummate the Transaction or another business combination by September 28, 2009, then, pursuant to Article IX of its amended and restated certificate of incorporation, HACI’s officers must take all actions necessary in accordance with the DGCL to dissolve and liquidate HACI as soon as reasonably practicable. Following dissolution, HACI would no longer exist as a corporation. In any liquidation, the funds held in the trust account, plus any interest earned thereon (net of taxes), together with any remaining out-of-trust net assets will be distributed pro-rata to holders of shares of HACI Common Stock who acquired such shares of common stock in HACI’s initial public offering or in the aftermarket. If the Transaction or another business combination is not effected by September 28, 2009, the warrants will expire worthless. The estimated consideration that each share of HACI Common Stock would be paid at liquidation would be $ per share, based on amounts on deposit in the trust account as of the record date, , 2008. The closing price of HACI Common Stock on the American Stock Exchange (“AMEX”) on the record date was $ per share. Holders of shares issued prior to HACI’s initial public offering have waived any right to any liquidation distribution with respect to such shares.

Q:	Do I have conversion rights in connection with the Transaction?

A:	Yes. In order to exercise conversion rights, you must vote against the Transaction Proposal, demand that HACI convert the shares of HACI Common Stock held by you by marking the appropriate space on the enclosed proxy card and provide physical or electronic delivery of your stock certificates or shares, as appropriate, prior to the HACI special meeting. If you vote against the Transaction but fail to properly exercise your conversion rights, you will not be entitled to have your shares converted to cash. Any request for conversion, once made, may be withdrawn at any time up to the date of the special meeting. The actual per share conversion price will be equal to the aggregate amount then on deposit in HACI’s trust account (before payment of deferred underwriting discounts and including interest earned on your pro rata portion of the trust account, net of income taxes payable on such interest, and net of interest income of up to $6.6 million previously released to HACI to fund working capital requirements) divided by the number of shares sold in the initial public offering. For illustrative purposes, based on funds in the trust account on July 31, 2008, the estimated per share conversion price would have been $9.72. Please see “Special Meeting of HACI Stockholders — Conversion Rights” for the procedures to be followed if you wish to convert your shares into cash.

Q:	What will the Sellers receive in the Transaction?

A:	Pursuant to the Purchase Agreement, the Sellers will receive $350 million in cash and will be issued an aggregate of 2,760,000 warrants to purchase shares of GPC Common Stock. After the Transaction, the Sellers are expected to own between approximately 32% and 38% of the outstanding shares of GPC Common Stock, depending on the number of shares of HACI Common Stock converted for cash without giving effect to additional shares that may be issued to the Sellers in connection with a net debt closing adjustment provided for in the Purchase Agreement and without giving effect to any warrants that will be outstanding.

Q:	What will I receive in the Transaction?

A:	Pursuant to the Purchase Agreement, each outstanding share of HACI Common Stock will convert into the right to receive one share of GPC Common Stock; provided that 2,760,000 shares of HACI Common Stock that are held by the Sponsor (the “Founder Earnout Shares”) will be converted into shares of GPC Common Stock that will not have any voting or economic rights unless certain post-closing GPC Common Stock trading price targets are met by September 28, 2012. Outstanding warrants to acquire shares of HACI Common Stock will be converted into warrants to acquire the same number of shares of GPC Common Stock on the same terms and conditions as the existing warrants; provided that 2,760,000 warrants that are held by the Sponsor (the “Founder Earnout Warrants”) will be converted into warrants to acquire shares of GPC Common Stock with an exercise price of $10.00 per share and an expiration date of September 28, 2012 that do not become exercisable unless certain post-closing GPC Common Stock trading price targets are met. After the Transaction, the current stockholders of HACI are expected to own between approximately 62% and 68% of the outstanding shares of GPC Common Stock, depending on the number of shares of HACI Common Stock converted for cash and without giving effect to additional shares that may be issued to the Sellers in connection with a net debt closing adjustment provided for in the Purchase Agreement or giving effect to any warrants that will be outstanding.

Q:	How can I vote?

A:	Please vote your shares of HACI Common Stock as soon as possible after carefully reading and considering the information contained in this proxy statement/prospectus. You may vote your shares prior to the special meeting by signing and returning the enclosed proxy card. If you hold your shares in “street name” (which means that you hold your shares through a bank, brokerage firm or nominee), you must vote in accordance with the instructions on the voting instruction card that your bank, brokerage firm or nominee provides to you.

Q:	If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?

A:	No. Your bank, brokerage firm or nominee cannot vote your shares without instructions from you. You should instruct your bank, brokerage firm or nominee how to vote your shares, following the instructions contained in the voting instruction card that your bank, brokerage firm or nominee provides to you.

Q:	What if I abstain from voting or fail to instruct my bank, brokerage firm or nominee?

A:	Abstaining from voting or failing to instruct your bank, brokerage firm or nominee to vote your shares will have no effect on the outcome of the Transaction Proposal but will have the same effect as a vote “against” the other proposals.

Q:	Can I change my vote after I have mailed my proxy card?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy by executing and returning a proxy card dated later than the previous one, or by attending the special meeting in person and casting your vote by ballot or by submitting a written revocation stating that you would like to revoke your proxy. If you hold your shares through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding the revocation of proxies. You should send any notice of revocation or your completed new proxy card, as the case may be, to:

Hicks Acquisition Company I, Inc. Attn: Corporate Secretary 100 Crescent Court, Suite 1200 Dallas, TX 75201

Q:	When will I need to send in my stock certificates?

A:	HACI stockholders who intend to have their shares converted must elect to have those shares converted to cash on the proxy card at the same time they vote against the Transaction Proposal, and tender their shares prior to the special meeting to HACI’s transfer agent, Continental Stock Transfer & Trust Company, or deliver their shares electronically to HACI’s transfer agent using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System. See “HACI’s Business — Procedures Required for Conversion” for more information.

Q:	When is the Transaction expected to occur?

A:	Assuming the requisite HACI stockholder approval is received, HACI expects that the Transaction will occur during the fourth quarter of 2008.

Q:	May I seek statutory appraisal rights with respect to my shares?

A:	Under applicable Delaware law, you do not have appraisal rights with respect to your shares.

Q:	What happens post-Transaction to the funds deposited in the trust account?

A:	At the closing of the Transaction, funds in the trust account will be released to HACI. HACI stockholders exercising conversion rights will receive their per share conversion price. All then-remaining cash in HACI (after payment of expenses and discharge of liabilities) will be paid to GPC in exchange for a number of shares issuable to the stockholders of HACI in an amount equal to 16,559,999 less the number of shares of HACI that are converted into the right to receive cash pursuant to conversion rights.

Q:	Who will manage GPC after the Transaction?

A:	Following the consummation of the Transaction, the board of directors of GPC will consist of eleven members. Four directors, consisting of Warren Knowlton, Mark Burgess, William A. Montgomery and a director to be designated by affiliates of Blackstone, will be appointed as Class I directors and serve until the first annual meeting of GPC’s stockholders. Four directors, consisting of William H. Cunningham, Shervin Korangy, William F. Quinn and a director to be designated by affiliates of Blackstone, will be appointed as Class II directors and will serve until the second annual meeting of GPC’s stockholders. Three directors, consisting of Thomas O. Hicks, Chinh Chu and Brian Mulroney will be appointed as Class III directors and will serve until the third annual meeting of GPC’s stockholders. Graham Operating Company’s current management, including Mr. Knowlton, its chief executive officer, and Mr. Burgess, its chief financial officer and chief operating officer, will hold the same offices in GPC following the Transaction. For a more detailed discussion of the management of GPC following the Transaction, please see “Directors, Executive Officers, Executive Compensation and Corporate Governance.”

Q:	What is the anticipated dividend policy after the Transaction?

A:	GPC does not anticipate paying any dividends in the near future. Any decision to pay dividends in the future will be at the discretion of GPC’s board of directors and will depend upon operations, legal restrictions and other factors deemed relevant by GPC’s board of directors. In addition, GPC will be restricted from paying cash dividends by Graham Operating Company’s credit facility and subject to restrictions existing under its outstanding indentures. Please see “Dividend Policy” for more information.

v

SUMMARY

This summary highlights selected information from this proxy statement/prospectus but may not contain all of the information that may be important to you. Accordingly, you are encouraged to carefully read this entire proxy statement/prospectus, including the Purchase Agreement attached as Appendix A. Please read these documents carefully as they are the legal documents that govern the Transaction and your rights in the Transaction.

The Parties

Hicks Acquisition Company I, Inc.
100 Crescent Court, Suite 1200
Dallas, TX 75201
(214) 615-2300

Hicks Acquisition Company I, Inc. (“HACI”) is a blank check company that was organized under the laws of the State of Delaware on February 26, 2007. HACI was formed to acquire, or acquire control of, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, one or more businesses or assets.

On October 3, 2007, HACI consummated an initial public offering of 55,200,000 of its units (including 7,200,000 units issued pursuant to the exercise of the underwriters’ over-allotment option), each consisting of one share of common stock and one warrant exercisable for an additional share of common stock at an exercise price of $7.50 per warrant, and received proceeds of approximately $529.1 million, net of underwriting discounts and commissions and expenses of approximately $40.3 million (including approximately $17.4 million of deferred underwriting discounts and commissions placed in a trust account pending completion of a business combination). Simultaneously with the consummation of the initial public offering, HACI consummated the private sale of 7,000,000 warrants exercisable for one share of HACI Common Stock (the “Sponsor Warrants”) to HH-HACI, L.P. (the “Sponsor”) at a price of $1.00 per warrant for an aggregate purchase price of $7.0 million. The proceeds of this private placement were also placed in the trust account. Under the terms of the investment management trust agreement, HACI is permitted to receive up to $6.6 million in interest income from the trust account, in addition to the $250,000 which was held outside of the trust account, for use to provide funding for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. As of July 31, 2008, HACI had withdrawn $4.8 million in interest income.

GPC Capital Corp. II
2401 Pleasant Valley Road
York, Pennsylvania 17402
(717) 849-8500

The principal business activity of GPC Capital Corp II. (“GPC”) will be its direct and indirect ownership of 100% of the partnership interests in the Graham Packaging Company, L.P., a Pennsylvania limited partnership (“Graham Operating Company”), which operates all of the business of Graham Packaging Holdings Company (“Graham Packaging”), through a multitude of various subsidiaries. Currently, all of the partnership interests in Graham Operating Company are held, directly or indirectly, by Graham Packaging. Graham Packaging focuses on the sale of value-added, custom plastic packaging products principally to large, multinational companies in the food and beverage, household, automotive lubricants and personal care/specialty product categories. Graham Packaging has manufacturing facilities in Argentina, Belgium, Brazil, Canada, Finland, France, Hungary, Mexico, the Netherlands, Poland, Spain, Turkey, the United Kingdom, the United States and Venezuela. Graham Packaging is a worldwide leader in the design, manufacture and sale of value-added, custom blow molded plastic containers for branded consumer products. Graham Packaging’s primary strategy is to operate in product categories where it can take advantage of the continuing conversion trend toward value-added plastic packaging as a replacement for glass, metal and paperboard packaging. Graham Packaging pursues opportunities with selected major consumer product companies that it expects will lead the conversion to plastic in these categories. Graham Packaging utilizes its innovative design, engineering and technological capabilities to deliver customized, value-added products to its customers in these product categories.

In connection with a reorganization that will take place immediately prior to consummation of the Merger (as defined herein), GPC will replace Graham Packaging as the direct and indirect owner of all of the partnership interests in Graham Operating Company (the “IPO Reorganization”). Set forth below are diagrams showing the relationship among the parties and certain of their affiliates before and after the Transaction (as defined herein).

The following chart shows Graham Packaging’s ownership structure prior to the closing of the Transaction:

Graham Packaging is currently owned by (i) BMP/Graham Holdings Corporation, a Delaware corporation (“BMP/GHC”) (which is 93.7%-owned by funds affiliated with The Blackstone Group L.P. (“Blackstone”),

4.8%-owned by DB Investment Partners, Inc. and 1.5%-owned by Graham Packaging’s management), which owns an 81% limited partnership interest, (ii) BCP/Graham Holdings L.L.C., a Delaware limited liability company (“BCP LLC”) (wholly-owned by BMP/GHC), which owns a 4% general partnership interest, (iii) GPC Holdings, L.P., a Pennsylvania limited partnership (“GPCH”) (indirectly owned by the Graham Family Holders), which owns a 14.3% limited partnership interest and (iv) Graham Packaging Corporation, a Pennsylvania corporation (“GP Corp.”) (indirectly owned by the Graham Family Holders as defined below), which owns a 0.7% general partnership interest.

Graham Packaging owns a 99% limited partnership interest in Graham Operating Company, and GPC Opco GP LLC (“Opco GP”), a wholly-owned subsidiary of Graham Packaging, owns a 1% general partnership interest in Graham Operating Company.

GPC Capital Corp. I (“CapCo I”), a wholly-owned subsidiary of Graham Operating Company, and GPC, a wholly-owned subsidiary of Graham Packaging, were incorporated in Delaware in January 1998. The sole purpose of CapCo I is to act as co-obligor of the Indentures (as defined herein) and as co-borrower under the Credit Agreement (as defined herein). GPC currently has no obligations under any of Graham Packaging’s outstanding indebtedness. CapCo I and GPC have only nominal assets and do not conduct any operations. Accordingly, investors in the notes issued under the Indentures must rely on the cash flow and assets of Graham Operating Company or the cash flow and assets of Graham Packaging, as the case may be, for payment of the notes issued under the Indentures.

The following chart shows GPC’s ownership structure after the closing of the Transaction:

The Equity Purchase Agreement

On July 1, 2008, HACI entered into an Equity Purchase Agreement (the “Purchase Agreement”) with GPCH, Graham Capital Company, a Pennsylvania limited partnership (“GCC”), Graham Engineering Corporation, a Pennsylvania corporation (“GEC” and, together with GPCH, GCC and GP Corp., the “Graham Family Holders”), BMP/GHC (together with the Graham Family Holders, the “Sellers”), GPC, Graham Packaging, and the other parties signatory thereto, pursuant to which, through a series of transactions, HACI’s stockholders will acquire a majority of the outstanding GPC Common Stock, and GPC will own, either directly or indirectly, 100% of the partnership interests of Graham Operating Company.

In connection with the Transaction, HACI will (A) purchase an aggregate of 54,440,001 shares of GPC Common Stock from the Sellers for an aggregate purchase price of $350 million (B) contribute such shares to GPC for an equal number of newly-issued shares of GPC Common Stock to be issued to the stockholders in connection with an immediately subsequent merger of HACI with a newly formed subsidiary of Graham Operating Company (the “Merger”). In connection with the Merger, GPC will issue an additional number of shares to HACI’s stockholders in an amount equal to 16,559,999 less the number of shares of HACI Common Stock that are converted into the right to receive cash pursuant to conversion rights in accordance with HACI’s amended and restated certificate of incorporation, in exchange for all then-remaining cash in HACI (after payment of expenses and discharge of liabilities).

The Merger will be effectuated by converting each outstanding share of HACI Common Stock into the right to receive one share of GPC Common Stock; provided that 2,760,000 shares of HACI Common Stock (the “Founder Earnout Shares”) that are held by HH-HACI, L.P. (the “Sponsor”) will be converted into shares of GPC Common Stock that will not have any voting or economic rights unless during the period starting after the closing of the Transaction and ending on September 28, 2012, the closing stock price of the GPC Common Stock exceeds $13.75 per share for any 20 trading days within any 30-day trading period. Outstanding warrants to acquire shares of HACI Common Stock will be converted into warrants to acquire the same number of shares of GPC Common Stock on the same terms and conditions as the existing warrants; provided that 2,760,000 warrants that are held by the Sponsor (the “Founder Earnout Warrants”) will be converted into warrants to acquire shares of GPC Common Stock with an exercise price of $10.00 per share and an expiration date of September 28, 2012 that do not become exercisable unless the closing stock price of GPC Common Stock exceeds $15.00 per share for any 20 trading days within any 30-day trading period beginning 90 days after the closing of the Transaction.

The Sellers will retain 33,000,000 shares of GPC Common Stock in the Transaction. In addition, the Sellers will also receive 2,760,000 warrants to purchase shares of GPC Common Stock and may be entitled to receive additional shares of GPC Common Stock based on a net debt closing adjustment provided for in the Purchase Agreement. Unexercised options in Graham Packaging will be converted into options to purchase GPC Common Stock based on an exchange ratio determined in accordance with the Purchase Agreement.

The Purchase Agreement contains customary representations and warranties that the Sellers and Graham Packaging, on the one hand, and HACI, on the other hand, made to each other. The representations and warranties contained in the Purchase Agreement will not survive the closing.

The parties made customary covenants in the Purchase Agreement, including, among others, (i) that Graham Packaging and HACI will, during the interim period between the execution of the Purchase Agreement and consummation of the Transaction, operate in the ordinary course of business and refrain from taking certain actions without obtaining the other parties’ prior written consent (which shall not be unreasonably withheld or delayed); (ii) that HACI, as soon as reasonably practicable, will convene and hold a meeting of its stockholders to consider and approve the Transaction; and (iii) that none of Graham Packaging, Graham Packaging’s subsidiaries, GPC, the Sellers or HACI will solicit or enter into discussions with, or provide information with respect to, any alternative business combination transactions. Additionally, HACI, GPC and Graham Packaging have agreed to promptly prepare and file a registration statement with the Securities and Exchange Commission (the “SEC”) containing this proxy statement/prospectus for the purpose of (x) obtaining the requisite approval of HACI’s stockholders with respect to the consummation of the Transaction in accordance with HACI’s amended and restated certificate of incorporation and (y) the registration of the issuance of shares of GPC Common Stock in connection with the Merger.

In addition, certain affiliates of BMP/GHC have agreed not to sell, pledge or dispose of, or enter into a swap or other arrangement that transfers the economic consequences of, shares of GPC Common Stock or warrants or other securities exercisable into shares of GPC Common Stock for a period of six months after the closing of the Transaction. The Graham Family Holders have agreed to a similar restriction for a period of three months after the closing of the Transaction. After the six-month anniversary of the closing of the

Transaction, the affiliates of BMP/GHC may engage in such transactions solely to the extent that any such transactions do not cause a change of control, default or acceleration under (i) the credit agreement, dated as of October 7, 2004, between Graham Operating Company and CapCo I, as co-borrowers, Graham Packaging, as guarantor, certain lenders and Citigroup Global Markets Inc., Goldman Sachs Credit Partners, L.P., General Electric Capital Corporation, Lehman Commercial Paper Inc., and Deutsche Bank Securities Inc. (“Deutsche Bank”), as agents, as amended (the “Credit Agreement”), (ii) the indenture by and among Graham Operating Company, GP Co. I, Graham Packaging, as parent guarantor, certain subsidiaries of Graham Operating Company, as subsidiary guarantors, and The Bank of New York, as trustee (the “Senior Note Indenture”) relating to 8 1/2% Senior Notes due 2012 (the “Senior Notes”), or (iii) the indenture by and among Graham Operating Company, GP Co. I, Graham Packaging, as parent guarantor, certain subsidiaries of Graham Operating Company, as subsidiary guarantors, and The Bank of New York, a New York banking corporation, as trustee (the “Senior Subordinated Note Indenture” and, together with the Senior Note Indenture, the “Indentures”), relating to 9 7/8% Senior Subordinated Notes due 2014 (the “Senior Subordinated Notes” and, together with the Senior Notes, the “Notes”).

Each party’s obligation to consummate the Transaction is subject to customary closing conditions, including, among others, (i) the approval of the Transaction by HACI’s stockholders, in accordance with the terms of HACI’s amended and restated certificate of incorporation; (ii) the absence of any law, injunction, restraining order or decree of any governmental entity that prohibits the consummation of the Transaction; (iii) the expiration of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; (iv) the compliance by the other parties with their respective agreements and covenants contained in the Purchase Agreement; and (v) the accuracy of the representations and warranties contained in the Purchase Agreement except, in the case of Graham Packaging, as would not have a material adverse effect on Graham Packaging. In addition, the obligation of HACI to consummate the Transaction is also subject to (x) the absence of any default with respect to any payment obligation or financial covenant under any material indebtedness of Graham Packaging or its subsidiaries, including, but not limited to, the Credit Agreement and the Indentures, (y) the termination of certain related-party contracts as set forth in the Purchase Agreement; and (z) the receipt by Graham Packaging of a legal opinion from its counsel (in addition to the legal opinion delivered to Graham Packaging by its counsel at signing of the Purchase Agreement) that the consummation of the Transaction will not result in a conflict and default under the Credit Agreement and the Indentures.

Each of HACI and Blackstone Capital Partners III Merchant Banking Fund L.P., as the representative of certain of the Sellers under the Purchase Agreement (the “Seller Representative”), may terminate the Purchase Agreement: (i) by mutual written agreement; (ii) if there exists any injunction, restraining order or decree which would prohibit the consummation of the Transaction and such injunction, order, decree or ruling has become final and non-appealable; (iii) if HACI’s stockholders fail to approve the Transaction Proposal (or if holders of more than 30% of the shares of HACI Common Stock exercise their conversion rights) in accordance with HACI’s amended and restated certificate of incorporation; (iv) if the Transaction has not been consummated on or before January 15, 2009, provided that the party seeking to terminate the Purchase Agreement has not breached in any material respect any of its obligations under the Purchase Agreement in any manner that shall have caused the failure to consummate the Transaction on or before such date; or (v) if a breach by the other party has not or cannot be cured within 30 days’ notice of such breach if such breach would result in a failure of the conditions to closing set forth in the Purchase Agreement. In the event that (i) the Purchase Agreement terminates because of the failure by HACI to receive stockholder approval for the Transaction or a material breach by HACI and (ii) HACI then consummates an alternative business combination transaction, HACI will be required to reimburse Graham Packaging for certain documented out-of-pocket fees and expenses in an amount not to exceed $2.5 million.

Conversion Rights

As a result of the proposed Transaction, each holder of HACI Common Stock issued in HACI’s initial public offering (an “HACI Public Stockholder”) will have the right to convert its shares of HACI Common Stock into a pro rata share of the aggregate amount then on deposit in the trust account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the trust account, net of income taxes payable on such interest and net of interest income of up to $6.6 million on the trust account previously released to HACI to fund its working capital requirements) if the Transaction is approved and completed. HACI expects that the conversion price will be less than the per unit initial public offering price of $10.00 per unit. The Sponsor and certain directors of HACI, as the initial stockholders of HACI (the “Initial Stockholders”), will not have conversion rights with respect to the shares of HACI Common Stock purchased by them prior to HACI’s initial public offering.

HACI will not complete the Transaction if HACI Public Stockholders owning 30% or more of the shares of HACI Common Stock issued in the initial public offering vote against the Transaction Proposal and properly exercise their conversion rights. Because the conversion price will likely be lower than the $10.00 per unit offering price of the units issued in the initial public offering, and may be less than the market price of HACI Common Stock on the date of conversion, there may be a disincentive on the part of the HACI Public Stockholders to exercise their conversion rights.

An HACI Public Stockholder may request conversion at any time after the mailing of this proxy statement/prospectus and prior to the vote taken with respect to the Transaction Proposal at the HACI special meeting. Any request for conversion, once made, may be withdrawn at any time prior to the date of the HACI special meeting. If an HACI Public Stockholder wishes to exercise its conversion rights, the stockholder must vote against the Transaction Proposal, demand that HACI convert the shares held by such stockholder into cash by marking the appropriate space on the proxy card and provide physical or electronic delivery of such stockholder’s stock certificates or shares, as appropriate, as described below, prior to the HACI special meeting. If, notwithstanding the stockholder’s vote, the Transaction is consummated and the stockholder follows the procedures required for conversion, then the stockholder will be entitled to receive a pro rata share of the trust account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the trust account, net of income taxes payable on such interest and net of interest income of up to $6.6 million on the trust account previously released to HACI to fund its working capital requirements). An HACI Public Stockholder will not be able to transfer its shares following the approval of the Transaction Proposal by HACI’s stockholders unless the Purchase Agreement is terminated. An HACI Public Stockholder who exercises its conversion rights will exchange the shares held by such stockholder for cash and will no longer own those shares of HACI Common Stock, although the stockholder will still have the right to exercise any warrants it still holds. If the Transaction is not consummated, such stockholder’s shares will not be converted into cash and will be returned to the stockholder, even if such stockholder elected to convert.

HACI Public Stockholders who wish to request conversion must tender their shares to Continental Stock Transfer & Trust Company, the transfer agent for HACI, prior to the HACI special meeting or deliver their shares to the transfer agent electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System.

In order to physically deliver stock certificates, the HACI Public Stockholders must comply with the following steps. If the shares are held in street name, an HACI Public Stockholder must instruct its account executive, its bank or broker to withdraw the shares from the HACI Public Stockholder’s account and request that a physical certificate be issued in the HACI Public Stockholder’s name. No later than the day prior to the HACI special meeting, an HACI Public Stockholder must present a written instruction to the transfer agent that it wishes to convert its shares into a pro rata share of the trust account and confirm that the HACI Public Stockholder has held the shares since the record date and will not sell or transfer the shares prior to the closing of the Transaction Proposal. Certificates that have not been tendered in accordance with these procedures by the day prior to the HACI special meeting will not be converted into cash. In the event that an HACI Public Stockholder tenders its shares and decides prior to the HACI special meeting that it does not want to convert its shares, the HACI Public Stockholder may withdraw its tender. In the event that an HACI Public Stockholder tenders shares and the Transaction is not completed, these shares will not be converted into cash and the physical certificates representing the shares will be returned to the HACI Public Stockholder.

Recommendations of HACI’s Board of Directors and Reasons for the Transaction

After careful consideration, HACI’s board of directors concluded that the Transaction is fair to, and in the best interests of, HACI and its stockholders. On the basis of the foregoing, HACI’s board of directors has approved and declared advisable the Transaction and recommends that you vote or give instructions to vote “FOR” the adoption of the Transaction Proposal. For a description of the factors considered by HACI’s board of directors in arriving at this determination, see “The Transaction Proposal — HACI’s Board of Directors’ Reasons for the Approval of the Transaction.”

Interests of Certain Persons in the Transaction

When you consider the recommendation of HACI’s board of directors in favor of adoption of the Transaction Proposal, you should keep in mind that HACI’s directors and officers have interests in the Transaction that are different from, or in addition to, your interests as a stockholder.

•	If HACI does not complete the Transaction or an alternative business combination by September 28, 2009, HACI will be required to commence proceedings to dissolve and liquidate. In such event, the 13,800,000 founder’s units (each unit consisting of one share of HACI Common Stock and one warrant to purchase one share of HACI Common Stock) (the “Founder’s Units”) held by the Sponsor and independent members of HACI’s board of directors and 7,000,000 Sponsor Warrants held by the Sponsor that were acquired prior to HACI’s initial public offering will be worthless because such holders have waived any rights to receive any liquidation proceeds with respect to these securities. The HACI Common Stock and warrants had an aggregate market value (without taking into account any discount due to the restricted nature of such securities) of $ based on the closing sale prices of $ and $ , respectively, on the AMEX on , 2008, the record date.

•	The 13,800,000 founder’s units and the 7,000,000 Sponsor Warrants were purchased for consideration of $25,000 and $7.0 million, respectively. The independent directors of HACI hold an aggregate of 276,000 founder’s units and the Sponsor, an entity in which the officers and non-independent directors of HACI hold a financial interest, holds 13,524,000 founder’s units, as well as the 7,000,000 Sponsor Warrants. In light of the amount of consideration paid, HACI’s directors and officers will likely benefit from the completion of the Transaction even if the Transaction causes the market price of HACI’s securities to significantly decrease. This may influence their motivation for promoting the Transaction and/or soliciting proxies for the adoption of the Transaction Proposal.

•	The Initial Stockholders have agreed to vote (A) all of their initial shares, or shares not acquired in the open market, in accordance with the majority of the votes cast with respect to the Transaction Proposal by the holders of the shares issued in HACI’s initial public offering, (B) any shares acquired in or after the initial public offering in favor of the Transaction Proposal, and (C) all shares held by them in favor of the Certificate Amendment Proposal. As of the record date of the special meeting, 13,800,000 shares, or 20% of the outstanding HACI Common Stock, would be voted in accordance with the majority of the votes cast by HACI Public Stockholders with respect to the Transaction Proposal and 20% of the outstanding HACI Common Stock would be voted in favor of the Certificate Amendment Proposal. Approval of each of the Transaction Proposal and the Certificate Amendment Proposal requires the affirmative vote of a majority of the outstanding HACI Common Stock. This voting arrangement does not apply to any proposal other than the Transaction Proposal and the Certificate Amendment Proposal. If the Initial Stockholders or HACI’s officers and directors purchase securities from existing HACI stockholders that are likely to vote against the Transaction Proposal, or that are likely to elect to convert their shares, the probability that the business combination will succeed will increase.

•	After the completion of the Transaction, HACI expects that Thomas O. Hicks, HACI’s founder and chairman of the board, and William H. Cunningham, William A. Montgomery, Brian Mulroney and William F. Quinn, each of whom is a member of the board of directors of HACI, will become members of the board of directors of GPC. As such, in the future they may receive cash compensation, board fees, stock options or stock awards if GPC’s board of directors so determines.

•	If HACI dissolves and liquidates prior to the consummation of a business combination, Mr. Hicks has agreed that he will be liable to HACI if and to the extent any claims by a third party for services rendered or products sold, or by a prospective target business, reduce the amounts in the trust account, except as to (i) any claims by a third party who executed a waiver (even if such waiver is subsequently found to be invalid and unenforceable) of any and all rights to seek access to the funds in the trust account, or (ii) any claims under HACI’s indemnity of the underwriters of HACI’s initial public offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). This agreement was entered into to reduce the risk that, in the event of HACI’s dissolution and liquidation, the trust account is reduced by claims of creditors. However, HACI cannot assure its stockholders that Mr. Hicks will be able to satisfy these indemnification obligations. If the Transaction is completed, such obligations will terminate.

Prior to the record date for the HACI special meeting, HACI, its officers, directors, affiliates, agents or designees may purchase HACI Common Stock in the open market and/or in privately negotiated transactions. After the record date for the HACI special meeting, HACI’s officers, directors, affiliates, agents or designees may purchase outstanding shares of HACI in privately negotiated transactions with a limited number of HACI’s stockholders. Any such negotiated transaction may be with an HACI stockholder who would have otherwise elected to exercise its conversion rights.

In addition, the exercise of HACI’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in HACI’s stockholders’ best interest.

Certain Other Interests in the Transaction

In addition to the interests of HACI’s directors and officers in the Transaction, you should keep in mind that certain individuals promoting the Transaction and/or soliciting proxies on behalf of HACI have interests in the Transaction that are different from, or in addition to, your interests as a stockholder.

Citigroup Global Markets Inc. (“Citi”), the lead managing underwriter in HACI’s initial public offering, may be assisting HACI’s directors and officers in connection with these efforts. In connection with HACI’s initial public offering, the underwriters agreed to defer fees equal to 3.15% of the gross proceeds from the sale of the units to the HACI Public Stockholders, or approximately $17.4 million, until the consummation of HACI’s initial business combination. HACI will not pay the underwriters additional fees in connection with their efforts with respect to HACI’s initial public offering.

In addition, Citi is serving as a financial advisor to HACI in connection with the Transaction and will be paid a fee of $10 million if the Transaction is consummated. Deutsche Bank is serving as a financial advisor to Graham Packaging in connection with the Transaction and will be paid a fee of $15 million if the Transaction is consummated.

Material U.S. Federal Income Tax Consequences

Please see “Material U.S. Federal Income Tax Consequences” beginning on page   .

Anticipated Accounting Treatment

In connection with the Transaction, Graham Packaging and certain of its affiliated entities will undergo the IPO Reorganization in which GPC will replace Graham Packaging as the direct and indirect owner of all of the partnerships interests in Graham Operating Company. The IPO Reorganization will be accounted for as a combination of entities under common control with no change in the historical accounting basis of Graham Packaging, other than as required by the change in tax status. The Transaction will be accounted for as a reverse acquisition of GPC (the surviving legal entity) by HACI (the accounting acquirer) using the purchase method of accounting. Under this method, the aggregate cash consideration paid by HACI in connection with the Transaction plus the fair value of shares of GPC Common Stock retained by the Sellers, warrants exercisable into shares of GPC Common Stock issued to the Sellers and the fair value of vested options will be allocated to GPC’s assets and liabilities based on their fair values, with any excess allocated to goodwill. GPC’s assets, liabilities and results of operations will be consolidated with the assets, liabilities and results of operations of HACI after consummation of the Transaction.

Regulatory Approvals

HACI and Graham Packaging do not expect that the Transactions will be subject to any state or federal regulatory requirements other than (i) filings under applicable securities laws and the effectiveness of the registration statement of which this proxy statement/prospectus is part, (ii) expiration or early termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) the filing of certain merger documents with the Secretary of State of the State of Delaware, and (iv) certain filings required by foreign jurisdictions. HACI and Graham Packaging intend to comply with all such requirements. HACI and Graham Packaging have observed the notification and waiting period requirements of the HSR Act, and have received notification of early termination of the statutory waiting period thereunder.

Market Prices of HACI Securities

The following table sets forth the high and low sale prices for HACI’s units, common stock and warrants, respectively, on AMEX on June 27, 2008, the trading day prior to HACI’s announcement of the Transaction.

	High	Low

Units	$9.90	$9.87
Common Stock	$9.34	$9.25
Warrants	$0.72	$0.64

None of GPC’s equity securities are publicly traded, and as a result no market information related to such equity securities is available.

Historical and Pro Forma Per-Share/Unit Data of HACI, Graham Packaging and GPC

The following table sets forth certain historical financial information for HACI and Graham Packaging and for GPC on a pro forma basis for the Transaction.

	Year Ended December 31, 2007			Six Months Ended June 30, 2008
	HACI	Graham Packaging	GPC	HACI	Graham Packaging	GPC
	Historical	Historical	Pro Forma	Historical	Historical	Pro Forma

Book value per share/unit (end of period)	$14.99	$(58,838.26)	N/A	$6.89	$(54,329.43)	$8.62
Cash dividends declared per share/unit	—	—	—	—	—	—
Basic net income (loss) per share/unit	$0.07	$(15,397.18)	$(0.54)	$0.02	$2,396.98	$0.04
Basic weighted average shares/units outstanding	24,002,143	13,382.447(1)	103,240,000	52,440,001	13,377.647(1)	103,240,000

(1)	Approximately 6,686 shares of GPC Common Stock will be exchanged for each partnership unit pursuant to the IPO Reorganization, assuming that 2,000,000 shares of GPC Common Stock are issued to the Sellers (in addition to the 33,000,000 shares of GPC Common Stock to be retained by them) pursuant to the net debt closing adjustment provided for in the Purchase Agreement.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL
INFORMATION OF GRAHAM PACKAGING AND GPC

The following table sets forth summary historical and pro forma consolidated financial data for Graham Packaging and GPC. You should read this information together with the financial statements of Graham Packaging appearing elsewhere in this proxy statement/prospectus and the information under “Unaudited Pro Forma Financial Information,” “Selected Historical Financial Information of Graham Packaging” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Graham Packaging.” The results for any interim period are not necessarily indicative of results that may be expected for a full year.

							GPC Pro Forma(9)
	Graham Packaging						Year Ended	Six Months
	Year Ended December 31,			Six Months Ended June 30,			December 31,	Ended June 30,
	2007	2006	2005	2008		2007	2007	2008
	(In millions except for unit and per-unit and share and per-share data)
STATEMENT OF OPERATIONS DATA:
Net sales(1)	$2,493.5	$2,520.9	$2,473.4	$1,357.6		$1,272.8	$2,493.5	$1,357.6
Cost of goods sold(1)	2,154.3	2,233.4	2,177.9	1,157.0		1,094.4	2,139.5	1,163.2

Gross profit(1)	339.2	287.5	295.5	200.6		178.4	354.0	194.4
Selling, general and administrative expenses	136.4	131.4	127.5	69.1		68.3	166.4	83.8
Impairment charges(2)	157.9	25.9	7.3	—		—	—	—
Net loss on disposal of fixed assets	19.5	13.8	13.6	0.3		2.5	19.5	0.3

Operating income	25.4	116.4	147.1	131.2		107.6	168.1	110.3
Interest expense(3)	210.6	207.5	185.0	93.0		108.0	217.4	99.2
Interest income	(0.9)	(0.5)	(0.6)	(0.3)		(0.3)	(0.9)	(0.3)
Other expense (income), net	2.0	2.2	0.2	(1.4)		0.7	2.0	(1.4)
Income tax provision(4)	19.8	27.6	14.4	7.8		9.7	5.0	9.0
Minority interest	—	—	0.7	—		—	—	—

Net (loss) income	$(206.1)	$(120.4)	$(52.6)	$32.1		$(10.5)	$(55.4)	$3.8

OTHER DATA:
Cash flow provided by (used in):
Operating activities	$174.2	$263.0	$120.0	$117.4		$111.4
Investing activities	(149.1)	(172.4)	(261.4)	(67.5)		(66.8)
Financing activities	(23.2)	(104.6)	147.9	(15.6)		(20.5)
Depreciation and amortization(5)	203.0	205.5	201.1	87.8		101.7
Ratio of earnings to fixed charges(6)	—	—	—	1.4	x	—
BALANCE SHEET DATA (at period end):
Cash and cash equivalents	$18.3	$13.3	$26.7	$52.9		$37.6		$53.8
Working capital(7)	158.8	139.4	248.0	218.3		176.9		222.4
Total assets	2,233.8	2,441.9	2,562.4	2,315.1		2,463.2		3,868.9
Total debt(8)	2,534.3	2,546.9	2,638.3	2,522.1		2,534.9		2,239.0
Partners’ capital (deficit)/stockholders’ equity	(787.4)	(597.8)	(493.7)	(726.8)		(612.6)		889.8
Earnings per unit/share:
Basic net (loss) income per partnership unit/share	$(15,397.18)	$(8,997.65)	$(3,935.00)	$2,396.98		$(783.13)	$(0.54)	$0.04
Diluted net (loss) income per partnership unit/share	$(15,397.18)	$(8,997.65)	$(3,935.00)	$2,364.71		$(783.13)	$(0.54)	$0.03
Weighted average basic partnership units/shares outstanding	13,382.447	13,378.607	13,377.647	13,377.647		13,387.247	103,240,000	103,240,000
Weighted average diluted partnership units/shares outstanding	13,382.447	13,378.607	13,377.647	13,560.216		13,387.247	103,240,000	117,912,263

(1)	Net sales increase or decrease based, in part, on fluctuations in resin prices. Changes in the cost of resin are passed through to customers by means of corresponding changes in product pricing in accordance with Graham Packaging’s agreements with these customers and industry practice. As resin prices can fluctuate significantly, Graham Packaging believes that its gross profit, as well as certain expense items, should not be analyzed solely on a percentage of net sales basis.

(2)	Graham Packaging evaluated the recoverability of its long-lived tangible and intangible assets in selected locations, due to indicators of impairment, and recorded impairment charges of $156.8 million, $14.2 million, and $6.9 million for the years ended December 31, 2007, 2006 and 2005, respectively. Goodwill is reviewed for impairment on an annual basis. The resulting impairment charges recognized, based on a comparison of the related net book value of the location to projected discounted future cash flows of the location, were $1.1 million, $11.7 million and $0.4 million for the years ended December 31, 2007, 2006 and 2005, respectively. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Graham Packaging — Results of Operations” for a further discussion.

(3)	The years ended December 31, 2007 and 2006 and the six months ended June 30, 2007 included the effects of the refinancing of Graham Packaging’s prior senior credit agreements, which resulted in the write-offs of debt issuance fees of $4.5 million, $2.1 million and $4.5 million, respectively.

(4)	As limited partnerships, Graham Packaging and Graham Operating Company are not subject to U.S. federal income taxes or most state income taxes. Instead, taxes are assessed to Graham Packaging’s partners based on their distributive share of the income of Graham Packaging. Certain U.S. subsidiaries acquired as part of the acquisition of the blow molded plastic container business of Owens-Illinois, Inc. (“O-I Plastic”) are corporations subject to U.S. federal and state income taxes. Graham Packaging’s foreign operations are subject to tax in their local jurisdictions. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to reverse.

(5)	Depreciation and amortization excludes amortization of debt issuance fees, which is included in interest expense, and impairment charges.

(6)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as pre-tax earnings from continuing operations before minority interest and income from equity investees, plus fixed charges and amortization of capitalized interest, less interest capitalized. Fixed charges include interest expense on all indebtedness, interest capitalized, amortization of debt issuance fees and one-third of rental expense on operating leases representing that portion of rental expense deemed to be attributable to interest. Earnings were insufficient to cover fixed charges by $189.2 million, $100.0 million and $42.1 million for the years ended December 31, 2007, 2006 and 2005, respectively, and $2.0 million for the six months ended June 30, 2007.

(7)	Working capital is defined as current assets less current liabilities.

(8)	Total debt includes capital lease obligations.

(9)	This presentation assumes that no HACI Public Stockholders seek to convert their shares into a pro rata share of the trust account. This presentation also assumes that 100% of the additional proceeds received by GPC, after payment of expenses, are used to repay debt under the Credit Agreement. For pro forma information assuming maximum redemption, see “Unaudited Pro Forma Financial Information.”

MARKET PRICE INFORMATION

Stock Prices

HACI’s units, which consist of one share of HACI Common Stock and one warrant to purchase one share of HACI Common Stock, have traded on AMEX under the symbol “TOH.U” since HACI’s initial public offering. HACI Common Stock has traded separately on AMEX under the symbol “TOH” since October 8, 2007. HACI’s warrants have traded separately on AMEX under the symbol “TOH.WS” since October 8, 2007. Each warrant entitles the holder to purchase from HACI one share of HACI Common Stock at an exercise price of $7.50 upon the later of the completion of an initial business combination or September 28, 2008. HACI’s warrants will expire on September 28, 2011, or earlier upon redemption.

On June 27, 2008, the last trading day before the public announcement of the Transaction, the last sales price per security of HACI’s units, common stock and warrants were $9.87, $9.29 and $0.69, respectively, in each case on AMEX. On          , 2008, the latest practicable date before the date of this proxy statement/prospectus, the last sales price per share of HACI’s units, common stock and warrants were $       , $       , and $       , respectively, in each case on AMEX.

The following tables set forth, for the calendar quarter indicated, the quarterly high and low sale prices for HACI’s units, common stock and warrants, respectively, as reported on the AMEX. None of GPC’s equity securities are publicly traded, and as a result no market information related to such equity securities is available. Graham Packaging currently holds all of the equity securities of GPC.

Units

Quarter Ended	High	Low

September 30, 2008(1)	$9.87	$9.55
June 30, 2008	$10.35	$9.45
March 31, 2008	$10.04	$9.00
December 31, 2007	$10.74	$9.75
September 30, 2007(2)	$10.04	$9.90

(1)	Represents the high and low sales prices for HACI’s units for the quarter as of August 8, 2008.

(2)	Represents the high and low sale prices for HACI’s units from the date of HACI’s initial public offering on September 27, 2007 through September 30, 2007.

Common Stock

Quarter Ended	High	Low

September 30, 2008(1)	$9.43	$9.13
June 30, 2008	$9.90	$9.00
March 31, 2008	$9.39	$8.98
December 31, 2007(2)	$9.87	$8.92

(1)	Represents the high and low sale prices for HACI Common Stock for the quarter as of August 8, 2008.

(2)	Represents the high and low sale prices for HACI Common Stock from October 8, 2007, the date that HACI Common Stock first became separately tradable, through December 31, 2007.

Warrants

Quarter Ended	High	Low

September 30, 2008(1)	$0.58	$0.37
June 30, 2008	$0.96	$0.35
March 31, 2008	$0.90	$0.50
December 31, 2007(2)	$1.10	$0.83

(1)	Represents the high and low prices for HACI’s warrants for the quarter as of August 8, 2008.

(2)	Represents the high and low sale prices for HACI’s warrants from October 8, 2007, the date that HACI’s warrants first became separately tradable, through December 31, 2007.

Dividends and Other Distributions

To date, HACI has not paid any dividends on HACI Common Stock, Graham Packaging has not paid any dividends on its partnership units, and GPC has not paid any dividends on GPC Common Stock.

Security Holders

On the record date, there were approximately           record holders of HACI Common Stock. HACI believes that the number of beneficial owners may be greater than the number of record holders because a portion of HACI Common Stock is held of record through brokerage firms in “street name.” Graham Packaging currently, before giving effect to the IPO Reorganization, holds all of the equity interests of GPC.

Securities Authorized for Issuance Under Equity Compensation Plans

HACI has not adopted an equity compensation plan. The following table sets forth equity compensation plan information regarding equity options to purchase limited partnership units in Graham Packaging at December 31, 2007.

(c)
	(a)		(b)	Number of Securities Remaining
	Number of Securities to be		Weighted-Average	Available for Future Issuance Under
	Issued Upon Exercise of		Exercise Price of	Equity Compensation Plans (Excluding
Plan category	Outstanding Options		Outstanding Options	Securities Reflected in Column (a))

Equity compensation plans approved by security holders	1,446.4		$34,921	325.6
Equity compensation plans not approved by security holders	N/A		N/A	N/A

Total	1,446.4	(1)	$34,921	325.6

(1)	Using an assumed exchange ratio of 6,536.277 shares of GPC Common Stock per partnership unit, there would be 9,454,070 shares of GPC Common Stock issuable upon exercise of options outstanding at December 31, 2007, assuming that no additional shares of GPC Common Stock are issued to the Sellers pursuant to the net debt closing adjustment provided for in the Purchase Agreement.

RISK FACTORS

You should consider carefully the following risk factors, as well as the other information set forth in this proxy statement/prospectus, before making a decision on the Transaction. As a stockholder of GPC following the consummation of the Transaction, you will be subject to all risks inherent in the business of Graham Operating Company. The market value of your shares will reflect the performance of the business relative to, among other things, that of the competitors of Graham Operating Company and general economic, market and industry conditions. The value of your investment may increase or may decline and could result in a loss. You should carefully consider the following factors as well as the other information contained in this proxy statement/prospectus before deciding to invest in GPC Common Stock.

Risk Factors Related to Graham Packaging

Graham Packaging may not generate profits in the future and had net losses in recent years.

For the fiscal years ended December 31, 2007, 2006 and 2005, Graham Packaging incurred net losses of $206.1 million, $120.4 million and $52.6 million, respectively. Continuing net losses may limit Graham Packaging’s ability to service its debt and fund its operations and Graham Packaging may not generate net income from operations in the future. Factors contributing to losses in recent years included, but were not limited to:

•	interest expense on Graham Packaging’s debt;

•	impairment of Graham Packaging’s long-lived tangible and intangible assets;

•	the write-off of deferred financing fees related to Graham Packaging’s debt refinancing; and

•	severance and other payments associated with exiting unprofitable plants.

The terms of Graham Packaging’s debt instruments restrict the manner in which Graham Packaging conducts its business and may limit Graham Packaging’s ability to implement elements of its business strategy.

The instruments and agreements governing Graham Packaging’s indebtedness contain numerous covenants including financial and operating covenants, some of which are quite restrictive. These covenants affect, and in many respects limit, among other things, Graham Packaging’s ability to:

•	incur additional debt;

•	create liens;

•	consolidate, merge or sell assets;

•	make certain capital expenditures;

•	make certain advances, investments and loans;

•	enter into certain transactions with affiliates;

•	engage in any business other than the packaging business;

•	pay dividends; and

•	repurchase stock.

These covenants could restrict Graham Packaging in the pursuit of its business strategy.

Graham Packaging’s indebtedness could adversely affect Graham Packaging’s cash flow.

A significant portion of Graham Packaging’s cash flow must be used to service Graham Packaging’s indebtedness and is therefore not available to be used in Graham Packaging’s business. In 2007 and in the six months ended June 30, 2008, Graham Packaging paid $204.2 million and $95.1 million, respectively, in interest on Graham Packaging’s indebtedness. Graham Packaging’s ability to generate cash flow is subject to general economic, financial, competitive, legislative, regulatory and other factors that may be beyond Graham Packaging’s control. In addition, a substantial portion of Graham Packaging’s indebtedness bears interest at floating rates, and therefore a substantial increase in interest rates could adversely impact Graham Packaging’s results of operation. Based on the outstanding amount of Graham Packaging’s variable rate indebtedness at June 30, 2008, a one percentage point change in the interest rates for Graham Packaging’s variable rate indebtedness would impact interest expense by an aggregate of approximately $18.7 million, after taking into account the outstanding notional amount of Graham Packaging’s interest rate collar agreements at June 30, 2008.

Graham Packaging’s obligations in connection with its indebtedness could have important consequences. For example, they could:

•	increase Graham Packaging’s vulnerability to general adverse economic and industry conditions;

•	require Graham Packaging to dedicate a significant portion of its cash flow from operations to payments on its indebtedness, thereby reducing the availability of Graham Packaging’s cash flow to fund working capital, acquisitions and capital expenditures, and for other general corporate purposes;

•	limit Graham Packaging’s flexibility in planning for, or reacting to, changes in its business and the industry in which Graham Packaging operates;

•	restrict Graham Packaging from making strategic acquisitions or exploiting business opportunities; and

•	limit Graham Packaging’s ability to borrow additional funds.

Despite Graham Packaging’s current level of indebtedness, Graham Packaging may incur additional debt in the future, which could increase the risks associated with Graham Packaging’s leverage.

Graham Packaging is continually evaluating and pursuing organic growth and acquisition opportunities in its three operating segments and may incur additional indebtedness, including indebtedness under the Credit Agreement, to finance any such growth and acquisitions and to fund any resulting increased operating needs. If new debt is added to Graham Packaging’s current debt levels, the related risks Graham Packaging now faces could increase. Graham Packaging will have to effect any new financing in compliance with the agreements governing Graham Packaging’s then existing indebtedness.

Graham Packaging may not be able to recover the carrying value of its assets.

Graham Packaging recorded asset impairment charges of $157.9 million, $25.9 million and $7.3 million for the years ended December 31, 2007, 2006 and 2005, respectively. Graham Packaging operates in a competitive industry with rapid technological innovation. In order to remain competitive, Graham Packaging develops and invests in new equipment which enhances productivity, often making older equipment obsolete. In addition, changing market conditions can also impact Graham Packaging’s ability to recover the carrying value of its long-lived assets. The continuing presence of these factors, as well as other factors, could require Graham Packaging to record additional asset impairment charges in future periods.

Increases in resin prices and reductions in resin supplies could significantly slow Graham Packaging’s growth and disrupt its operations.

Graham Packaging depends on large quantities of polyethylene terephthalate (“PET”), high-density polyethylene (“HDPE”) and other resins in manufacturing its products. One of its primary strategies is to grow the business by capitalizing on the conversion from glass, metal and paper containers to plastic containers. A sustained increase in resin prices, to the extent that those costs are not passed on to the end-consumer, would make plastic containers less economical for Graham Packaging’s customers and could result in a slower pace of conversions to plastic containers. Changes in the cost of resin are passed through to customers by means of corresponding changes in product pricing in accordance with Graham Packaging’s agreements with these customers and industry practice. For example, nearly all of Graham Packaging’s customer contracts allow for the pass through of increased plastic resin costs to its customers, while nearly 75% of the contracts allow for the pass through of increased energy costs. However, if Graham Packaging is not able to do so in the future and there are sustained increases in resin prices, Graham Packaging’s operating margins could be affected adversely. Furthermore, if Graham Packaging cannot obtain sufficient amounts of resin from any of its suppliers, or if there is a substantial increase in oil or natural gas prices and, as a result, an increase in resin prices, Graham Packaging may have difficulty obtaining alternate sources quickly and economically, and its operations and profitability may be impaired.

Graham Packaging’s international operations are subject to a variety of risks related to foreign currencies and local law in several countries.

Graham Packaging has significant operations outside of the United States in the form of wholly-owned subsidiaries and other arrangements. As a result, Graham Packaging is subject to risks associated with operating in foreign countries, including fluctuations in currency exchange and interest rates, imposition of limitations on conversion of foreign currencies into U.S. dollars or remittance of dividends and other payments by foreign subsidiaries, imposition or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries, labor relations problems, hyperinflation in some foreign countries and imposition or increase of investment and other restrictions by foreign governments or the imposition of environmental or employment laws. For instance, fluctuations in the euro may materially affect Graham Packaging’s operating results. Furthermore, Graham Packaging typically prices its products in its foreign operations in local currencies. As a result, an increase in the value of the U.S. dollar relative to the local currencies of profitable foreign subsidiaries can have a negative effect on Graham Packaging’s profitability. In Graham Packaging’s consolidated financial statements, Graham Packaging translates its local currency financial results into U.S. dollars based on average exchange rates prevailing during a reporting period or the exchange rate at the end of that period. During times of a strengthening U.S. dollar, at a constant level of business, Graham Packaging’s reported international sales, earnings, assets and liabilities will be reduced because the local currency will translate into fewer U.S. dollars. Exchange rate fluctuations decreased comprehensive loss by $36.3 million and $23.2 million and increased comprehensive loss by $17.5 million for the years ended December 31, 2007, 2006 and 2005, respectively, as well as increasing comprehensive income by $26.6 million for the six months ended June 30, 2008. In addition to currency translation risks, Graham Packaging incurs a currency transaction risk whenever one of its operating subsidiaries enters into either a purchase or a sale transaction using a currency different from the operating subsidiary’s functional currency. Furthermore, changes in local economic conditions can affect operations. Graham Packaging’s international operations also expose it to different local political and business risks and challenges. For example, in certain countries Graham Packaging is faced with periodic political issues that could result in currency risks or the risk that Graham Packaging is required to include local ownership or management in its businesses. The above mentioned risks in North America, Europe and South America may hurt Graham Packaging’s ability to generate revenue in those regions in the future.

Graham Packaging would lose a significant source of revenues and profits if it lost its largest customer.

PepsiCo (collectively, with its affiliates, such as Frito-Lay, Gatorade, Quaker Oats and Tropicana) is Graham Packaging’s largest customer, with all product lines Graham Packaging provides to PepsiCo collectively accounting for approximately 14.9% and 13.9% of Graham Packaging’s net sales for the six months ended June 30, 2008 and the year ended December 31, 2007, respectively. Graham Packaging is not the sole supplier of plastic packaging to PepsiCo. If PepsiCo terminated its relationship with Graham Packaging, it could have a material adverse effect upon Graham Packaging’s business, financial position or results of operations. Additionally, in 2007, as well as for the first half of 2008, Graham Packaging’s top 20 customers comprised over 71% of its net sales. If any of Graham Packaging’s largest customers terminated its relationship with Graham Packaging, Graham Packaging would lose a significant source of revenues and profits. Additionally, the loss of one of Graham Packaging’s largest customers could result in Graham Packaging having excess capacity if it is unable to replace that customer. This could result in Graham Packaging having excess overhead and fixed costs and possible impairment of long-lived assets. This could also result in Graham Packaging’s selling, general and administrative expenses and capital expenditures to represent increased portions of its revenues.

Contracts with customers generally do not require them to purchase any minimum amounts of products from Graham Packaging, and customers may not purchase amounts that meet Graham Packaging’s expectations.

The majority of Graham Packaging’s sales are made pursuant to long-term customer purchase orders and contracts. Customers’ purchase orders and contracts typically vary in length with terms of up to ten years. These contracts, including those with PepsiCo, generally are requirements contracts which do not obligate the customer to purchase any given amount of product from Graham Packaging. Prices under these arrangements are tied to market standards and therefore vary with market conditions. Changes in the cost of resin, the largest component of Graham Packaging’s cost of goods sold, are passed through to customers by means of corresponding changes in product pricing in accordance with Graham Packaging’s agreements with these customers and industry practice. Despite the existence of supply contracts with its customers and although in the past its customers have not purchased amounts under supply contracts that in the aggregate are materially lower than what Graham Packaging has expected, Graham Packaging faces the risk that in the future customers will not continue to purchase amounts that meet its expectations.

Graham Packaging’s industry is very competitive and increased competition could reduce prices and Graham Packaging’s profit margins.

Graham Packaging operates in a competitive environment. In the past, Graham Packaging has encountered pricing pressures in its markets and could experience further declines in prices of plastic packaging as a result of competition. Although Graham Packaging has been able over time to partially offset pricing pressures by reducing its cost structure and making the manufacturing process more efficient, Graham Packaging may not be able to continue to do so in the future. Graham Packaging’s business, results of operations and financial condition may be materially adversely affected by further declines in prices of plastic packaging and such further declines could lead to a loss of business and a decline in its margins.

If Graham Packaging is unable to develop product innovations and improve its production technology and expertise, Graham Packaging could lose customers or market share.

Graham Packaging’s success may depend on its ability to adapt to technological changes in the plastic packaging industry. If Graham Packaging is unable to timely develop and introduce new products, or enhance existing products, in response to changing market conditions or customer requirements or demands, its business and results of operations could be materially and adversely affected.

Graham Packaging may be unable to protect its proprietary technology from infringement.

Graham Packaging relies on a combination of patents and trademarks, licensing agreements and unpatented proprietary know-how and trade secrets to establish and protect its intellectual property rights. Graham Packaging enters into confidentiality agreements with customers, vendors, employees, consultants and potential acquisition candidates as necessary to protect its know-how, trade secrets and other proprietary information. However, these measures and its patents and trademarks may not afford complete protection of its intellectual property, and it is possible that third parties may copy or otherwise obtain and use its proprietary information and technology without authorization or otherwise infringe on its intellectual property rights. Graham Packaging cannot assure that its competitors will not independently develop equivalent or superior know-how, trade secrets or production methods. If Graham Packaging is unable to maintain the proprietary nature of its technologies, its profit margins could be reduced as competitors imitating its products could compete aggressively against Graham Packaging in the pricing of certain products and its business, results of operations and financial condition may be materially adversely affected.

Graham Packaging is involved in litigation from time to time in the course of its business to protect and enforce its intellectual property rights, and third parties from time to time initiate litigation against Graham

Packaging asserting infringement or violation of their intellectual property rights. Graham Packaging cannot assure that its intellectual property rights have the value that Graham Packaging believes them to have or that its products will not be found to infringe upon the intellectual property rights of others. Further, Graham Packaging cannot assure that it will prevail in any such litigation, or that the results or costs of any such litigation will not have a material adverse effect on its business. Any litigation concerning intellectual property could be protracted and costly and is inherently unpredictable and could have a material adverse effect on Graham Packaging’s business and results of operations regardless of its outcome.

Sales of Graham Packaging’s beverage containers may be affected by cool summer weather which may result in lower sales and profitability.

A significant portion of Graham Packaging’s revenue is attributable to the sale of beverage containers. Demand for beverages and Graham Packaging’s beverage containers tend to peak during the summer months. In the past, cool summer weather conditions have reduced the demand for beverages, which in turn has reduced the demand for beverage containers manufactured by Graham Packaging. Such unseasonably cool summer weather could reduce Graham Packaging’s sales and profitability.

Graham Packaging’s operations could expose it to substantial environmental costs and liabilities.

Graham Packaging is subject to a variety of national, state, foreign, provincial and/or local laws and regulations that impose limitations and prohibitions on the discharge and emission of, and establish standards for the use, disposal and management of, regulated materials and waste, and that impose liability for the costs of investigating and cleaning up, and damages resulting from, present and past spills, disposals or other releases of hazardous substances or materials. These domestic and international environmental laws can be complex and may change often, the compliance expenses can be significant and violations may result in substantial fines and penalties. In addition, environmental laws such as the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, also known as “Superfund” in the United States, impose strict, and in some cases joint and several, liability on specified responsible parties for the investigation and cleanup of contaminated soil, groundwater and buildings, and liability for damages to natural resources, at a wide range of properties. As a result, Graham Packaging may be liable for contamination at properties that it currently owns or operates, as well as at its former properties or off-site properties where it may have sent hazardous substances. As a manufacturer, Graham Packaging has an inherent risk of liability under environmental laws, both with respect to ongoing operations and with respect to contamination that may have occurred in the past on its properties or as a result of its operations. Graham Packaging could, in the future, incur a material liability resulting from the costs of complying with environmental laws or any claims concerning noncompliance, or liability from contamination.

Graham Packaging cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted, or what environmental conditions may be found to exist at its facilities or at third-party sites for which Graham Packaging is liable. Enactment of stricter laws or regulations, stricter interpretations of existing laws and regulations or the requirement to undertake the investigation or remediation of currently unknown environmental contamination at its own or third-party sites may require Graham Packaging to make additional expenditures, some of which could be material.

In addition, a number of governmental authorities, both in the United States and abroad, have considered, or are expected to consider, legislation aimed at reducing the amount of plastic wastes disposed. Programs have included, for example, mandating certain rates of recycling and/or the use of recycled materials, imposing deposits or taxes on plastic packaging material and requiring retailers or manufacturers to take back packaging used for their products. Legislation, as well as voluntary initiatives similarly aimed at reducing the level of plastic wastes, could reduce the demand for certain plastic packaging, result in greater costs for plastic packaging manufacturers or otherwise impact Graham Packaging’s business. Some consumer products companies, including some of Graham Packaging’s customers, have responded to these governmental initiatives and to perceived environmental concerns of consumers by using containers made in whole or in part of recycled plastic. Future legislation and initiatives could adversely affect Graham Packaging in a manner that would be material.

Graham Packaging’s ability to operate effectively could be impaired if it lost key personnel.

The success of Graham Packaging depends to a large extent on a number of key employees, and the loss of the services provided by them could have a material adverse effect on Graham Packaging’s ability to operate its business and implement its strategies effectively. The loss of members of Graham Packaging’s senior management team could have a material adverse effect on its operations. Graham Packaging does not maintain “key” person insurance on any of its executive officers.

If Graham Packaging makes acquisitions in the future, it may experience assimilation problems and dissipation of management resources and it may need to incur additional indebtedness.

Graham Packaging’s future growth may be a function, in part, of acquisitions of other consumer goods packaging businesses. To the extent that it grows through acquisitions, Graham Packaging will face the operational and financial risks commonly encountered with that type of a strategy. Graham Packaging would also face operational risks, such as failing to assimilate the operations and personnel of the acquired businesses, disrupting Graham Packaging’s ongoing business, dissipating Graham Packaging’s limited management resources and impairing relationships with employees and customers of the acquired business as a result of changes in ownership and management. Additionally, Graham Packaging has incurred indebtedness to finance past acquisitions, and would likely incur additional indebtedness to finance future acquisitions, as permitted under the Credit Agreement and the Indentures, in which case it would also face certain financial risks associated with the incurrence of additional indebtedness to make an acquisition, such as a reduction in its liquidity, access to capital markets and financial stability.

Additionally, the types of acquisitions Graham Packaging will be able to make are limited by the Credit Agreement, which limits the amount that Graham Packaging may pay for an acquisition to $120 million plus additional amounts based on an unused available capital expenditure limit, certain proceeds from new equity issuances and other amounts.

Graham Packaging’s operations and profitability could suffer if it experiences labor relation problems.

As June 30, 2008, approximately 3,000 of Graham Packaging’s approximately 7,600 employees were covered by collective bargaining agreements with various international and local labor unions. In addition, as of June 30, 2008, Graham Packaging operated 83 facilities, of which 40 were union facilities operated primarily by union employees. Graham Packaging’s union agreements typically have a term of three or four years and thus regularly expire and require negotiation in the course of Graham Packaging’s business. During the next twelve months, collective bargaining agreements covering approximately 170 employees will expire. Graham Packaging’s management believes that Graham Packaging enjoys good relations with its employees, and there have been no significant work stoppages in the past three years. Upon the expiration of any of Graham Packaging’s collective bargaining agreements, however, Graham Packaging may be unable to negotiate new collective bargaining agreements on terms favorable to Graham Packaging, and Graham Packaging’s business operations at one or more of its facilities may be interrupted as a result of labor disputes or difficulties and delays in the process of renegotiating Graham Packaging’s collective bargaining agreements. A work stoppage at one or more of Graham Packaging’s facilities could have a material adverse effect on its business, results of operations and financial condition.

Graham Packaging’s ability to expand its operations could be adversely affected if it lost access to additional blow molding equipment.

Access to blow molding technology is important to Graham Packaging’s ability to expand its operations. Graham Packaging has access to a broad array of blow molding equipment and suppliers. However, if Graham Packaging fails to continue to access this new blow molding equipment or these suppliers, Graham Packaging’s ability to expand its operations may be materially and adversely affected until alternative sources of technology could be arranged. GEC provided Graham Packaging with certain sizes of wheels used in extrusion blow molding on an exclusive basis in countries and regions in which Graham Packaging had material sales of plastic containers. However, the Equipment Sales, Services and License Agreement with GEC expired on December 31, 2007. Graham Packaging has obtained alternative sources for the equipment supplied by GEC globally.

Risk Factors Related to HACI

HACI may not be able to consummate the Transaction or another business combination within the required timeframe, in which case HACI’s corporate existence will cease and it will liquidate its assets.

Pursuant to HACI’s amended and restated certificate of incorporation, HACI must complete the Transaction or another business combination with a fair market value of at least 80% of the initial amount held in the trust account by September 28, 2009. If HACI fails to consummate the Transaction or another business combination within such time period, HACI’s corporate existence will cease and it will liquidate and wind up. The foregoing requirements are set forth in Article IX of HACI’s amended and restated certificate of incorporation and, until the consummation of the Transaction or another business combination, may not be eliminated without the vote of HACI’s board of directors and the vote of 100% of the outstanding shares of HACI Common Stock cast at a meeting of the stockholders at which a quorum is present.

If HACI liquidates before concluding the Transaction or another business combination, HACI Public Stockholders may receive less than $10.00 per share on distribution of trust account funds and HACI’s warrants will expire worthless.

If HACI is unable to complete the Transaction or another business combination and must liquidate, the per-share liquidation amount may be less than $10.00 because of the expenses incurred in connection with HACI’s initial public offering, its general and administrative expenses and the costs incurred in seeking the Transaction or another business combination. If HACI is unable to conclude the Transaction or another business combination and expended all of the net proceeds of its initial public offering, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, net of income taxes payable on such interest and net of up to $6.6 million in interest income on the trust account balance previously released to HACI to fund working capital requirements, the per-share liquidation amount as of          , 2008 would be $     , or $      less than its per-unit initial public offering price of $10.00. Furthermore, HACI’s outstanding warrants are not entitled to participate in a liquidating distribution and the warrants will therefore expire worthless if HACI liquidates before completing the Transaction or another business combination.

If HACI is unable to consummate the Transaction or another business combination, HACI Public Stockholders will be forced to wait, at a minimum, until September 28, 2009 before receiving liquidation distributions.

HACI has until September 28, 2009 to consummate the Transaction or another business combination. If HACI does not consummate the Transaction or another business combination during such time period, HACI will liquidate in accordance with its amended and restated certificate of incorporation. HACI has no obligation to return funds to HACI Public Stockholders prior to such date unless HACI consummates the Transaction or another business combination prior thereto and only then in cases where HACI Public Stockholders have sought conversion of their shares. Only after the expiration of this full time period will HACI Public Stockholders be entitled to liquidation distributions if HACI is unable to complete the Transaction or another business combination. Further, HACI may not be able to disburse the funds in the trust account immediately following September 28, 2009, until it has commenced the liquidation process in accordance with its amended and restated certificate of incorporation and Delaware law. If HACI has not consummated the Transaction or another business combination by September 28, 2009, HACI will automatically liquidate and dissolve without the need for a stockholder vote.

The ability of HACI Public Stockholders to exercise their conversion rights may not allow HACI to consummate the Transaction or any other business combination or optimize its capital structure.

Each HACI Public Stockholder has the right to elect to convert its shares of HACI Common Stock for cash if such HACI Public Stockholder votes against the Transaction Proposal, the Transaction is approved and completed and the stockholder properly exercises its conversion rights in accordance with this proxy statement/prospectus. If an HACI Public Stockholder wishes to exercise its conversion rights, the stockholder must vote against the Transaction Proposal, demand that HACI convert the shares held by such stockholder into cash by marking the appropriate space on the proxy card and provide physical or electronic delivery of such stockholder’s stock certificates or shares, as appropriate, as described in this proxy statement/prospectus prior to the HACI special meeting. HACI will be permitted to proceed with the Transaction only if it is able to confirm that it has sufficient funds to pay the consideration to close the Transaction plus all sums due to HACI Public Stockholders who vote against the Transaction Proposal and duly exercise their right to elect to convert their shares for cash. In addition, HACI will not consummate the Transaction if 30% or more of the outstanding shares of HACI Common Stock purchased in HACI’s initial public offering exercise their conversion rights. These restrictions may limit HACI’s ability to consummate the most attractive business combinations available to it.

If the Transaction is not consummated, resources spent by HACI to research the Transaction will have been wasted, which could materially adversely affect HACI’s subsequent attempts to locate and acquire or merge with another business.

The investigation of Graham Packaging and the negotiation, drafting, and execution of relevant agreements, disclosure documents, and other instruments in connection with the Transaction have required substantial management time and attention, along with substantial costs for accountants, attorneys and others. If a decision is made to not complete the Transaction, the costs incurred up to that point for the Transaction likely would not be recoverable. Furthermore, HACI may fail to consummate the Transaction for any number of reasons including those beyond HACI’s control, such as if the number of HACI Public Stockholders who vote against the Transaction Proposal and opt to have HACI repurchase their stock represent more than 30% (minus one share) of the outstanding shares of HACI Common Stock sold in its initial public offering. Such an event would result in a loss to HACI of the related costs incurred which could materially adversely affect HACI’s subsequent attempts to locate and acquire or merge with another business.

If HACI’s due diligence investigation of Graham Packaging was inadequate, then stockholders of GPC following the Transaction could lose some or all of their investment.

Even though HACI conducted a due diligence investigation of Graham Packaging, it cannot be sure that this diligence surfaced all material issues that may be present inside Graham Packaging or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Graham Packaging and its business and outside of its control will not later arise. Even if HACI’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with HACI’s preliminary risk analysis.

If third parties bring claims against HACI, the proceeds held in the trust account could be reduced and the per-share liquidation price received by stockholders may be less than approximately $      per share.

HACI’s placing of funds in the trust account may not protect those funds from third-party claims against us. Although HACI has sought, and will continue to seek to have, all vendors, prospective target businesses and other entities with which it does business execute agreements waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements, and the execution of such an agreement is not a condition to HACI doing business with anyone. Even if they do execute such agreements, they would not be prevented from bringing claims against the trust account. There is also no guarantee that a court would uphold the validity of such waivers and, if a court failed to uphold the validity of such waivers, HACI would not be indemnified by Mr. Hicks, as discussed below.

Mr. Hicks, HACI’s founder and chairman of the board, has agreed that he will be liable to HACI if and to the extent any claims by a third party for services rendered or products sold, or by a prospective target business, reduce the amounts in the trust account, except as to (i) any claims by a third party who executed a waiver (even if such waiver is subsequently found to be invalid and unenforceable) of any and all rights to seek access to the funds in the trust account and (ii) any claims under HACI’s indemnity of the underwriters of HACI’s initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that this indemnity obligation arose and Mr. Hicks did not comply with such obligation, HACI believes that it would have an obligation to seek enforcement of the obligation and that HACI’s board of directors would have a fiduciary duty to seek enforcement of such obligation on HACI’s behalf. Based on representations made to HACI by Mr. Hicks, HACI currently believes that Mr. Hicks is of substantial means and capable of funding his indemnity obligations, even though HACI has not asked him to reserve funds for such an eventuality. However, HACI cannot assure its stockholders that Mr. Hicks will be able to satisfy those obligations. Accordingly, the proceeds held in the trust account could be subject to claims which could take priority over those of HACI Public Stockholders and, as a result, the per-share liquidation amount would be less than $      due to claims of such creditors.

Additionally, if HACI is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in HACI’s bankruptcy estate and subject to the claims of third parties with priority over the claims of HACI’s stockholders. To the extent any bankruptcy claims deplete the trust account, HACI cannot assure its stockholders that it will be able to return to HACI Public Stockholders the liquidation amounts described in this proxy statement/prospectus.

HACI stockholders may be held liable for claims by third parties against HACI to the extent of distributions received by them.

Under Sections 280 through 282 of the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution conducted in accordance with the DGCL. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is HACI’s intention to make liquidating distributions to its stockholders as soon as reasonably possible after it liquidates; therefore, HACI does not intend to comply with those procedures.

Because HACI will not be complying with those procedures, it is required, pursuant to Section 281(b) of the DGCL, to adopt a plan of distribution that will reasonably provide for the payment, based on facts known to it at such time, of (i) all existing claims including those that are contingent, (ii) all pending proceedings to which it is a party and (iii) all claims that may be potentially brought against it within the subsequent 10 years. Accordingly, HACI would be required to provide for any creditors known to it at that time or those that it believes could be potentially brought against it within the subsequent 10 years prior to distributing the funds held in the trust to stockholders. However, because HACI is a blank check company, rather than an operating company, and its operations are limited to searching for prospective target businesses to acquire, the most likely claims, if any, to arise would be from vendors that it engaged (such as accountants, attorneys, investment bankers, etc.) and potential target businesses. If HACI’s plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share or the amount distributed to the stockholder. HACI cannot assure its stockholders that it will properly assess all claims that may be potentially brought against it. As such, HACI’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of HACI’s stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, HACI cannot assure its stockholders that third parties will not seek to recover from its stockholders amounts owed to them by HACI.

If HACI is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by HACI’s stockholders. Furthermore, because HACI intends to distribute the then-remaining proceeds held in the trust account to HACI Public Stockholders promptly after its liquidation in the event that the Transaction or another business combination has not been consummated by September 28, 2009, such distributions may be viewed or interpreted as giving preference to HACI Public Stockholders over any potential creditors with respect to access to or distributions from HACI’s assets. Also, HACI’s board of directors may be viewed as having breached its fiduciary duties to its creditors and/or acting in bad faith by paying HACI Public Stockholders from the trust account prior to addressing the claims of creditors, which may expose HACI to claims of punitive damages. HACI and it board of directors cannot assure its stockholders that claims will not be brought against it for these reasons.

If HACI is deemed to be an investment company under the Investment Company Act, HACI may be required to institute burdensome compliance requirements and HACI’s activities may be restricted, which may make it difficult to complete the Transaction or another business combination.

If HACI is deemed to be an investment company under the Investment Company Act of 1940 (the “Investment Company Act”), its activities may be restricted, including restrictions on the nature of its investments and restrictions on the issuance of securities, each of which may make it difficult for HACI to complete the Transaction or another business combination.

In addition, HACI may have imposed upon it burdensome requirements, including:

•	registration as an investment company;

•	adoption of a specific form of corporate structure; and

•	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

HACI does not believe that its anticipated principal activities will subject it to the Investment Company Act. The proceeds held in the trust account may be invested by the trustee only in U.S. government treasury bills with a maturity of 90 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act. Because the investment of the proceeds will be restricted to these instruments, HACI believes that it will meet the requirements for the exemption provided in Rule 3a-1 promulgated under the Investment Company Act. If HACI were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which HACI has not allotted.

Changes in laws or regulations, or failure to comply with any laws and regulations, may adversely affect HACI’s business, investments and results of operations.

HACI is subject to laws and regulations enacted by national, regional and local governments. In particular, HACI will be required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on HACI’s business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, by any of the persons referred to above could have a material adverse effect on HACI’s business and results of operations.

Although HACI has agreed to file a registration statement registering the shares of common stock issuable upon exercise of the warrants prior to the time the warrants become exercisable, an effective registration statement may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants and causing such warrants to expire worthless.

No warrant held by HACI Public Stockholders will be exercisable and HACI will not be obligated to issue shares of HACI Common Stock unless, at the time such holder seeks to exercise such warrant, HACI, or after the Transaction, GPC, has a registration statement under the Securities Act in effect covering the shares of common stock issuable upon the exercise of the warrants and a current prospectus relating to the common stock. Under the terms of the warrant agreement, HACI has agreed to use its best efforts to file and have a registration statement in effect covering shares of common stock issuable upon exercise of the warrants from the date the warrants became exercisable and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, HACI cannot assure its stockholders that it will be able to do so, and if it does not maintain a current prospectus related to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and HACI will not be required to settle any such warrant exercise, whether by net cash settlement or otherwise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current, the warrants held by HACI Public Stockholders may have no value, HACI will have no obligation to settle the warrants for cash, the market for such warrants may be limited, such warrants may expire worthless and, as a result, an investor may have paid the full unit price solely for the shares of common stock included in the units. In the event that the Transaction is consummated, HACI and GPC would expect that GPC would continue to be listed on a national securities exchange during the exercise period of the warrants.

An investor will only be able to exercise a warrant if the issuance of common stock upon such exercise has been registered or qualified or is deemed exempt under the securities laws of the state of residence of the holder of the warrants.

No warrants will be exercisable and HACI, or in the event the Transaction is consummated, GPC, will not be obligated to issue shares of common stock unless the common stock issuable upon such exercise has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Because the exemptions from qualification in certain states for resales of warrants and for issuances of common stock by the issuer upon exercise of a warrant may be different, a warrant may be held by a holder in a state where an exemption is not available for issuance of common stock upon an exercise and the holder will be precluded from exercise of the warrant. At the time that the warrants become exercisable (following the later of the completion of an initial business combination or September 28, 2009), HACI expects to either continue to be listed on a national securities exchange or in the event the Transaction is consummated, then GPC would be listed on a national securities exchange, which would provide an exemption from registration in every state, or HACI, or GPC, as the case may be, would register the warrants in every state (or seek another exemption from registration in such states). Accordingly, HACI believes holders in every state will be able to exercise their warrants as long as HACI’s prospectus or GPC’s prospectus, as the case may be, relating to the common stock issuable upon exercise of the warrants is current. However, HACI cannot assure its stockholders of this fact. As a result, the warrants may be deprived of any value, the market for the warrants may be limited and the holders of warrants may not be able to exercise their warrants and they may expire worthless if the common stock issuable upon such exercise is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

HACI is dependent upon Mr. Hicks and his loss could adversely affect HACI’s ability to operate.

HACI’s operations are dependent upon a relatively small group of individuals and, in particular, upon its founder and chairman of the board, Mr. Hicks. HACI believes that its success depends on the continued service of Mr. Hicks, at least until it has consummated the Transaction or another business combination. In addition, Mr. Hicks is not required to commit any specified amount of time to HACI’s affairs and, accordingly, will have conflicts of interest in allocating management time among various business activities, including identifying potential business combinations and monitoring the related due diligence. HACI does not have an employment agreement with, or key-man insurance on the life of, Mr. Hicks. The unexpected loss of the services of Mr. Hicks could have a detrimental effect on HACI.

The Sponsor and certain of HACI directors own shares of HACI Common Stock and warrants to purchase HACI Common Stock issued in private placements prior to or simultaneously with HACI’s initial public offering. These shares and warrants will not participate in liquidation distributions if HACI’s initial business combination is not consummated and, therefore, HACI’s officers and directors may have a conflict of interest in determining whether a particular target business is appropriate for HACI’s initial business combination.

The Sponsor, which is affiliated with all of HACI’s officers, and Messrs. Cunningham, Montgomery, Mulroney and Quinn, each of whom is a director of HACI, own an aggregate of 13,800,000 shares of HACI Common Stock issued prior to HACI’s initial public offering (the “Founder’s Shares”) and 13,800,000 warrants, each warrant exercisable for one share of HACI Common Stock (the “Founder’s Warrants”). The Sponsor also owns an additional 7,000,000 Sponsor Warrants. These shares and warrants will not participate in liquidation distributions if the Transaction or another business combination is not consummated and, therefore, HACI’s officers and directors may have a conflict of interest in determining whether a particular target business is appropriate for HACI’s initial business combination.

The Sponsor and each of Messrs. Cunningham, Montgomery, Mulroney and Quinn have waived their rights to receive distributions with respect to the Founder’s Shares upon liquidation of HACI if HACI is unable to consummate the Transaction or another business combination. Accordingly, the Founder’s Shares, as well as the Founder’s Warrants, will be worthless if HACI does not consummate the Transaction or another business combination by September 28, 2009. The Sponsor Warrants will also expire worthless if HACI fails to consummate the Transaction or another business combination within such time period. The personal and financial interests of HACI’s directors and officers may influence their motivation in timely identifying and selecting a target business and completing a business combination. Consequently, HACI’s directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in the stockholders’ best interest.

The Sponsor, which is an entity controlled by Thomas O. Hicks, HACI’s founder and chairman of the board, controls a substantial interest in HACI and thus may influence certain actions requiring a stockholder vote.

The Sponsor owns 19.6% of the issued and outstanding shares of HACI Common Stock and Mr. Hicks is required to purchase, directly or through a controlled affiliate, 2,000,000 co-investment units in connection with HACI’s initial business combination. HACI’s board of directors is and will be divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. It is unlikely that there will be an annual meeting of stockholders to elect new directors prior to the consummation by HACI of the Transaction or another business combination, in which case all of the current directors will continue in office until at least the consummation by HACI of the Transaction or another business combination. If there is an annual meeting, as a consequence of HACI’s “staggered” board of directors, only a minority of the board of directors will be considered for election and the Sponsor, because of its ownership position, will have considerable influence regarding the outcome. Accordingly, the Sponsor will continue to exert control at least until the consummation by HACI of the Transaction or another business combination. In the event the Initial Stockholders purchase any additional shares of HACI Common Stock, they will vote any such shares acquired by them in favor of the Transaction or another business combination and in favor of an amendment to HACI’s amended and restated certificate of incorporation to provide for HACI’s perpetual existence in connection with a vote to approve the Transaction or another business combination. Furthermore, in the event that Mr. Hicks or HACI’s officers acquire shares of HACI Common Stock, HACI anticipates that they would vote such shares in favor of the Transaction or another business combination. Thus, additional purchases of shares of HACI Common Stock by the Initial Stockholders would likely allow them to exert additional influence over the approval of the Transaction or another business combination. Factors that would be considered in making such additional purchases would include consideration of the current trading price of HACI Common Stock. Another factor that would be taken into consideration would be that any such additional purchases would likely increase the chances that HACI’s initial business combination would be approved.

HACI, and after the Transaction, GPC, may redeem its stockholders’ unexpired warrants prior to their exercise at a time that is disadvantageous to them, thereby making their warrants worthless.

HACI has, and after the Transaction, GPC, will have, the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that (i) the last reported sale price of the common stock equals or exceeds $13.75 per share for any 20 trading days within a 30-trading-day period ending on the third business day prior to proper notice of such redemption and (ii) on the date HACI gives notice of redemption and during the entire period thereafter until the time HACI redeems the warrants, HACI has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available. Redemption of the outstanding warrants could force its warrant holders: (i) to exercise their warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so; (ii) to sell their warrants at the then current market price when they might otherwise wish to hold their warrants; or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of their warrants. None of the Founder’s Warrants will be redeemable by HACI so long as they are held by the Initial Stockholders or their permitted transferees and none of the Sponsor Warrants will be redeemable by HACI so long as they are held by the Sponsor or its permitted transferees, and none of the co-investment warrants will be redeemable by HACI so long as they are held by Mr. Hicks, any relevant controlled affiliate of Mr. Hicks that purchases the co-investment units, or their permitted transferees. In the event that the Transaction is consummated, GPC will assume the rights and obligations of HACI under the warrants pursuant to the Transaction.

Members of HACI’s management team and board are, and may in the future become, affiliated with entities engaged in business activities similar to those conducted by HACI and may consider transactions with entities reviewed by HACI as possible targets.

Members of HACI’s management team and board are and may in the future become affiliated with entities engaged in business activities similar to those conducted by HACI and may consider transactions with entities reviewed by HACI as possible targets. As a result, certain officers or directors or their affiliates might pursue transactions with businesses that were considered by HACI as possible targets.

Risk Factors Related to the Transaction

The price of GPC’s shares after the Transaction may be volatile.

The price of GPC’s shares after the Transaction may be volatile, and may fluctuate due to factors such as:

•	actual or anticipated fluctuations in GPC’s quarterly and annual results and those of its publicly held competitors;

•	mergers and strategic alliances in the packaging industry;

•	market conditions in the industry;

•	changes in government regulation;

•	fluctuations in GPC’s quarterly revenues and earnings and those of its publicly held competitors;

•	shortfalls in GPC’s operating results from levels forecasted by securities analysts;

•	investor sentiment toward the stock of packaging companies in general and plastic packaging companies in particular;

•	announcements concerning GPC or its competitors; and

•	the general state of the securities markets.

HACI and Graham Packaging have incurred and expect to incur significant costs associated with the Transaction and the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes.

HACI and Graham Packaging expect to incur significant costs associated with the Transaction. If the Transaction is completed, it is expected that Transaction-related expenses will be approximately $88.0 million. These expenses will reduce the amount of cash available to GPC, as the surviving company, for other corporate purposes, including the repayment of debt.

HACI may waive one or more of the conditions to the Transaction without resoliciting stockholder approval for the Transaction.

HACI may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Transaction, to the extent permitted by applicable laws. HACI’s board of directors will evaluate the materiality of any waiver to determine whether amendment of this proxy statement/prospectus and resolicitation of proxies is warranted. In some instances, if HACI’s board of directors determines that a waiver is not sufficiently material to warrant resolicitation of stockholders, HACI has the discretion to complete the Transaction without seeking further stockholder approval.

Following the consummation of the Transaction, GPC will have anti-takeover provisions in its organizational documents that may discourage a change of control.

Following the consummation of the Transaction, certain provisions of GPC’s amended and restated certificate of incorporation and amended and restated bylaws may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

These provisions provide for, among other things:

•	a classified board of directors with staggered three-year terms;

•	the removal of directors only for cause and only with the affirmative vote of holders of at least a majority of the shares of GPC Common Stock entitled to vote in the election of directors;

•	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at annual meetings; and

•	no ability for stockholders to call special stockholder meetings.

In addition, Section 203 of the DGCL may, under certain circumstances, make it more difficult for a person who would be an “interested stockholder” (defined generally as a person with 15% or more of a corporation’s outstanding voting stock) to effect a “business combination” (defined generally as mergers, consolidations and certain other transactions, including sales, leases or other dispositions of assets with an aggregate market value equal to 10% or more of the aggregate market value of the corporation) with the corporation for a three-year period.

These anti-takeover provisions could make it more difficult for a third party to acquire GPC, even if the third party’s offer may be considered beneficial by many stockholders. As a result, stockholders may be limited in their ability to obtain a premium for their shares.

The cash available for GPC to pay down debt will be reduced if HACI’s stockholders exercise their right to convert their shares into cash.

Pursuant to HACI’s amended and restated certificate of incorporation, holders of shares of HACI Common Stock issued in HACI’s initial public offering may vote against the Transaction Proposal and demand that HACI convert their shares into cash. HACI will not consummate the Transaction if holders of 30% or more shares of common stock issued in HACI’s initial public offering exercise these conversion rights. To the extent the Transaction is consummated and HACI Public Stockholders properly exercise their conversion rights, there will be a corresponding reduction in the amount of funds available to GPC, as the surviving company, following the Transaction and the amount of cash that could be used to pay down debt under the Credit Agreement, as contemplated by the Purchase Agreement. As of July 31, 2008, on a pro forma basis, assuming the Transaction Proposal is adopted, the maximum amount of funds that could be disbursed to HACI’s stockholders upon the exercise of their conversion rights is approximately $160.9 million,

The New York Stock Exchange may fail to list GPC’s securities on its exchange, or delist GPC’s securities from quotation on its exchange in the future, which could limit investors’ ability to make transactions in its securities and subject GPC to additional trading restrictions.

GPC intends to list its securities on the New York Stock Exchange (“NYSE”), a national securities exchange. However, GPC cannot assure you that its securities will be listed, or will continue to be listed, on the NYSE, following the consummation of the Transaction. Additionally, GPC will be required to file an initial listing application for the NYSE and meet the NYSE’s initial listing requirements as opposed to its more lenient continued listing requirements. GPC cannot be certain that it will be able to meet those initial listing requirements at that time.

If the NYSE fails to list GPC’s securities on its exchange, or delists GPC’s securities from trading on its exchange in the future, GPC could face significant material adverse consequences, including:

•	a limited availability of market quotations for its securities;

•	a determination that its common stock is a “penny stock” which will require brokers trading in its common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for HACI Common Stock;

•	a limited amount of news and analyst coverage for its company; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

Compliance with the Sarbanes-Oxley Act of 2002 will require substantial financial and management resources both before and after consummation of the Transaction.

Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) will require that GPC evaluate and report on its system of internal controls and that GPC have such system of internal controls. If GPC fails to maintain the adequacy of its internal controls, it could be subject to regulatory scrutiny, civil or criminal penalties and/or stockholder litigation. Any inability to provide reliable financial reports could harm GPC’s business. Section 404 of the Sarbanes-Oxley Act also requires that GPC’s independent registered public accounting firm report on management’s evaluation of GPC’s system of internal controls. The development of the internal controls in order to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete the Transaction. Furthermore, any failure to implement required new or improved controls, or difficulties encountered in the implementation of adequate controls over its financial processes and reporting in the future, could harm GPC’s operating results or cause GPC to fail to meet its reporting obligations. Inferior internal controls could also cause investors to lose confidence in GPC’s reported financial information, which could have a negative effect on the trading price of GPC’s stock.

Affiliates of Blackstone and Thomas O. Hicks will hold a significant ownership interest in GPC following closing of the Transaction and may have conflicts of interest with GPC in the future.

After giving effect to the Transaction, affiliates of Blackstone and affiliates of Thomas O. Hicks will be the largest and second largest stockholder of GPC, respectively, and will be in a position to exert considerable influence over GPC, including matters related to the appointment of management and the entering into of mergers, sales of substantially all assets and other extraordinary transactions. In addition, Blackstone and Mr. Hicks are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with GPC and pursue competing acquisition opportunities.

In the event that a party acquires beneficial ownership representing voting power in GPC greater than the voting power represented by the equity interests beneficially owned by Blackstone and its affiliates, it may trigger an event of default under the Credit Agreement.

After giving effect to the Transaction, Blackstone and its affiliates will be required by the Credit Agreement to be the stockholders holding, in the aggregate, the single largest share of the voting power attributable to GPC Common Stock. In the event that a party acquires beneficial ownership representing voting power in GPC greater than the voting power represented by the equity interests beneficially owned by Blackstone and its affiliates, it may trigger an event of default under the Credit Agreement.

Following the consummation of the Transaction, GPC may redeem its stockholders’ unexpired warrants prior to their exercise at a time that is disadvantageous to them, thereby making their warrants worthless.

GPC will have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that (i) the last reported sale price of the common stock equals or exceeds $13.75 per share for any 20 trading days within a 30-trading-day period ending on the third business day prior to proper notice of such redemption and (ii) on the date GPC gives notice of redemption and during the entire period thereafter until the time GPC redeems the warrants, GPC has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available. Redemption of the outstanding warrants could force its stockholders: (i) to exercise their warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so; (ii) to sell their warrants at the then current market price when they might otherwise wish to hold their warrants; or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of their warrants. None of the Founder’s Warrants will be redeemable by GPC so long as they are held by the Initial Stockholders or their permitted transferees and none of the Sponsor Warrants will be redeemable by GPC so long as they are held by the Sponsor or its permitted transferees, the Sellers Warrants will not be redeemable by GPC as long as they are held by the initial holders thereof, and none of the co-investment warrants will be redeemable by GPC so long as they are held by Thomas O. Hicks, any relevant controlled affiliate of Mr. Hicks that purchases the co-investment units, or their permitted transferees.

GPC expects to record a significant amount of goodwill and other identifiable intangible assets, and may never realize the full value of its intangible assets.

In connection with the Transaction, GPC will record a significant amount of goodwill and other identifiable intangible assets. On a pro forma basis, goodwill and other identifiable intangible assets were approximately $1,927.4 million as of June 30, 2008, or 49.8% of GPC’s total assets based on preliminary purchase accounting. Goodwill and identifiable intangible assets are recorded at fair value on the date of acquisition and, in accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) 142, “Goodwill and Other Intangible Assets,” will be reviewed at least annually for impairment. Impairment may result from, among other things, deterioration in performance, adverse market conditions, adverse changes in applicable laws or regulations, including changes that restrict the activities of or affect the products and services sold by GPC, and a variety of other factors. The amount of any quantified impairment must be expensed immediately as a charge to results of operations. Depending on future circumstances, it is possible that GPC may never realize the full value of its intangible assets. Any future determination of impairment of a significant portion of goodwill or other identifiable intangible assets would have an adverse effect on GPC’s financial position and results of operations.

The sale or availability for sale of substantial amounts of GPC Common Stock, warrants and units could cause the price of GPC Common Stock, warrants and units to decline.

Upon the consummation of the Transaction, affiliates of Blackstone, the Sponsor and the Graham Family Holders will own at least 26,283,770, 15,524,000 and 4,950,871 shares of GPC Common Stock, respectively (in addition to warrants). In the future, such shares may be sold from time to time in the public market pursuant to the registration rights to be granted in connection with the Transaction or pursuant to Rule 144. Such sales may commence after six months after the closing in the case of Blackstone and the Sponsor and after three months after the closing in the case of the Graham Family. Blackstone is also subject to the requirement that its sales not result in a change of control, default or acceleration under the Credit Agreement or the Indentures. The sale of these shares or the availability for future sale of these shares could adversely affect the market price of the GPC Common Stock and could impair the future ability of GPC to raise capital through offerings of GPC Common Stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this proxy statement/prospectus include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this proxy statement/prospectus. Such risk factors include, among others:

•	uncertainties as to the timing of the Transaction;

•	approval of the Transaction Proposal by HACI’s stockholders;

•	the satisfaction of closing conditions to the Transaction, including the receipt of regulatory approvals;

•	costs related to the Transaction;

•	the competitive environment in the industry in which Graham Packaging operates;

•	the diversion of management time on Transaction-related issues;

•	general economic conditions such as inflation or recession;

•	Graham Packaging’s ability to maintain margins due to future increases in commodity prices, including resin and energy costs;

•	Graham Packaging’s loss of large customers;

•	operating GPC as a public company;

•	Graham Packaging’s historical net losses;

•	the terms of Graham Packaging’s debt instruments, which restrict the manner in which Graham Packaging conducts its business and may limit Graham Packaging’s ability to implement elements of its business strategy;

•	Graham Packaging’s indebtedness, which could adversely affect Graham Operating Company’s cash flow;

•	that despite Graham Packaging’s current levels of indebtedness, Graham Packaging may incur additional debt in the future, which could increase the risks associated with Graham Packaging’s leverage;

•	Graham Packaging’s recovery of the carrying value of its assets;

•	Graham Packaging’s exposure to fluctuations in resin prices and its dependence on resin supplies;

•	risks associated with Graham Packaging’s international operations;

•	Graham Packaging’s dependence on significant customers and the risk that customers will not purchase its products in the amounts expected by Graham Packaging under their requirements contracts;

•	that the majority of Graham Packaging’s sales are made pursuant to requirements contracts;

•	a decline in prices of plastic packaging;

•	Graham Packaging’s ability to develop product innovations and improve its production technology and expertise;

•	infringement on Graham Packaging’s proprietary technology;

•	sales of Graham Packaging’s beverage containers may be affected by cool summer weather;

•	risks associated with environmental regulation and liabilities;

•	the possibility that interests of GPC’s stockholders will conflict with GPC’s interests;

•	Graham Packaging’s dependence on key management and its labor force and the material adverse effect that could result from the loss of their services;

•	Graham Packaging’s ability to successfully integrate its business with those of other businesses it may acquire;

•	risks associated with a significant portion of Graham Operating Company’s employees being covered by collective bargaining agreements;

•	Graham Packaging’s dependence on blow molding equipment providers;

•	market conditions for Graham Packaging’s products; and

•	the inability to maintain growth rates and the related impact on revenue, net income and fund inflows/outflows.

HACI’s, GPC’s, Graham Operating Company’s and Graham Packaging’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in this proxy statement/prospectus. HACI, GPC, Graham Operating Company and Graham Packaging undertake no obligation and do not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this proxy statement/prospectus. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus. You should, however, review the factors and risks to be described in the reports HACI, GPC, Graham Operating Company and Graham Packaging will file from time to time with the SEC, after the date of this proxy statement/prospectus. All forward-looking statements are qualified in their entirety by this cautionary statement.

Unless otherwise indicated, all sources for all industry data and statistics contained herein are estimates contained in or derived from internal or industry sources believed by HACI, GPC, Graham Operating Company and Graham Packaging to be reliable. Market data and certain industry forecasts used herein were obtained from internal surveys, market research, publicly available information and industry publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Similarly, internal surveys, industry forecasts and market research, while believed to be reliable, have not been independently verified, and HACI, GPC, Graham Operating Company and Graham Packaging make no representations as to the accuracy of such information. All brand names and trademarks appearing in this proxy statement/prospectus are the property of their respective holders.

CAPITALIZATION

The following table sets forth the capitalization on an unaudited, actual basis of each of HACI and Graham Packaging as of June 30, 2008 and the capitalization on an unaudited, as adjusted basis as of June 30, 2008 after giving effect to the Transaction, both assuming the conversion of the maximum number of HACI Common Stock (16,559,999 shares) and no conversion of HACI Common Stock. Please refer to “Unaudited Pro Forma Financial Information,” “Graham Packaging’s Debt Facilities,” “Special Meeting of HACI Stockholders — Conversion Rights” and “The Transaction Proposal.”

	Historical		As Adjusted for the Transaction
			GPC
			Assuming
		Graham	Maximum	Assuming No
	HACI	Packaging	Conversion	Conversion
	(In millions)

Cash and cash equivalents	$0.9	$52.9	$47.9	$53.8
Cash held in trust	541.0	—	—	—

Subtotal	$541.9	$52.9	$47.9	$53.8

Long-term debt, including current portion:
Term Loan	$—	$1,851.6	$1,772.9	$1,624.7
Revolving Credit Facility(1)	—	—	—	—
Foreign and other revolving credit facilities	—	12.1	12.1	12.1
Senior Notes		250.0	236.9	236.9
Senior Subordinated Notes	—	375.0	331.9	331.9
Capital leases	—	31.4	31.4	31.4
Other	—	2.0	2.0	2.0

Total Debt	—	2,522.1	2,387.2	2,239.0

Common stock, subject to possible redemption	160.8	—	—	—
Deferred interest attributable to common stock subject to possible redemption (net of taxes)	1.9	—	—	—
Total stockholders’ equity	361.3	—	729.0	889.7
Total partners’ capital (deficit)	—	(726.8)	—	—

Subtotal	524.0	(726.8)	729.0	889.7

Total Capitalization	$524.0	$1,795.3	$3,116.2	$3,128.7

(1)	As of June 30, 2008, a maximum of $239 million was available for borrowing under the revolving credit facility and $11 million of letters of credit were outstanding. See “Graham Packaging’s Debt Facilities.”

DIVIDEND POLICY

GPC has not paid any cash dividends on GPC Common Stock to date and GPC does not anticipate paying any dividends in the near future. Any decision to pay dividends in the future will be at the discretion of GPC’s board of directors and will depend upon operations, cash requirements, legal restrictions and other factors deemed relevant by the board of directors. In addition, GPC will be restricted from paying cash dividends by the Credit Agreement. The payment of cash dividends are also subject to restrictions under GPC’s Indentures.

SPECIAL MEETING OF HACI STOCKHOLDERS

General

HACI is furnishing this proxy statement/prospectus to the HACI stockholders as part of the solicitation of proxies by HACI’s board of directors for use at the special meeting of HACI stockholders to be held on          , 2008, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to HACI’s stockholders on or about          , 2008 in connection with the vote on the Transaction Proposal, the Certificate Amendment Proposal and the Adjournment Proposal. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the HACI special meeting.

Date, Time and Place

The special meeting of stockholders will be held at          , on          , 2008, at          .

Purpose of the HACI Special Meeting

At the special meeting, HACI is asking holders of HACI Common Stock to approve the following proposals:

•	The Transaction Proposal — a proposal to adopt the Purchase Agreement and to approve the Transaction, pursuant to which HACI’s stockholders will acquire a majority of the outstanding GPC Common Stock, and GPC will own, either directly or indirectly, 100% of the partnership interests of Graham Operating Company;

•	The Certificate Amendment Proposal — a proposal to amend HACI’s amended and restated certificate of incorporation to provide for perpetual existence; and

•	The Adjournment Proposal — a proposal to authorize the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event there are insufficient votes for, or otherwise in connection with, the adoption of the Transaction Proposal and the Certificate Amendment Proposal.

HACI will not consummate the Transaction unless both of the Transaction Proposal and the Certificate Amendment proposal are approved by HACI’s stockholders.

Recommendation of HACI Board of Directors

The HACI board of directors: (i) has determined that each of the Transaction Proposal, the Certificate Amendment Proposal and Adjournment Proposal is fair to, and in the best interests of, HACI and its stockholders; (ii) has approved the Transaction Proposal, the Certificate Amendment Proposal and the Adjournment Proposal; and (iii) recommends that HACI common stockholders vote “FOR” each of the Transaction Proposal, the Certificate Amendment Proposal and the Adjournment Proposal.

Record Date; Who is Entitled to Vote

HACI has fixed the close of business on          , 2008 as the “record date” for determining those HACI stockholders entitled to notice of and to vote at the special meeting. As of the close of business on          , 2008, there were           shares of HACI Common Stock outstanding and entitled to vote. Each holder of HACI Common Stock is entitled to one vote per share on each proposal on which such shares are entitled to vote at the special meeting. Holders of warrants are not entitled to vote at the special meeting.

Quorum

Stockholders representing a majority of the HACI Common Stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum. In the absence of a quorum, the chairman at such meeting may adjourn the meeting until a quorum is present.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to HACI but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. The latter will not be treated as shares entitled to vote on the matter as to which authority to vote is withheld by the broker. If you do not give the broker voting instructions, under the rules of the AMEX, your broker may not vote your shares on the Transaction Proposal, but may vote on the Certificate Amendment Proposal and the Adjournment Proposal. Since a stockholder must affirmatively vote against adoption of the Transaction Proposal to have conversion rights, individuals who fail to vote or who abstain from voting on the Transaction Proposal may not exercise their conversion rights. Record holders whose shares are voted against adoption of the Transaction Proposal and beneficial holders of shares held in “street name” that are voted against the adoption of the Transaction Proposal may exercise their conversion rights. Please see the information set forth in “Special Meeting of HACI Stockholders — Conversion Rights.”

Required Vote of HACI Stockholders

The adoption of the Transaction Proposal will require the affirmative vote of a majority of the outstanding shares of HACI Common Stock; provided, however, that if the holders of 30% or more of the shares purchased in HACI’s initial public offering vote against adoption of the Transaction Proposal and demand conversion, the Transaction will not be completed. Abstentions and broker non-votes will have the same effect as a vote “against” the Transaction Proposal.

The Certificate Amendment Proposal and the Adjournment Proposal will require the affirmative vote of the holders of a majority of HACI Common Stock represented and entitled to vote at the special meeting in person or by proxy. Abstentions and broker non-votes will have the same effect as a vote “against” these proposals.

Voting Your Shares

Each share of HACI Common Stock that you own in your name entitles you to one vote for each proposal on which such shares are entitled to vote at the special meeting. Your proxy card shows the number of shares of HACI Common Stock that you own.

There are two ways to ensure that your shares of HACI Common Stock are voted at the special meeting:

•	You can cause your shares to be voted by signing and returning the enclosed proxy card. If you submit your proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted, as recommended by the HACI board of directors, “FOR” the adoption of the Transaction Proposal, the Certificate Amendment Proposal and the Adjournment Proposal. Votes received after a matter has been voted upon at the special meeting will not be counted.

•	You can attend the special meeting and vote in person. HACI will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way HACI can be sure that the broker, bank or nominee has not already voted your shares.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF THE TRANSACTION PROPOSAL (AS WELL AS THE OTHER PROPOSALS) AND YOU WILL NOT BE ELIGIBLE TO HAVE YOUR SHARES CONVERTED INTO A PRO RATA PORTION OF THE TRUST ACCOUNT IN WHICH A

SUBSTANTIAL PORTION OF THE NET PROCEEDS OF HACI’S INITIAL PUBLIC OFFERING ARE HELD. YOU MUST AFFIRMATIVELY VOTE AGAINST THE TRANSACTION PROPOSAL AND DEMAND THAT HACI CONVERT YOUR SHARES INTO CASH NO LATER THAN THE CLOSE OF THE VOTE ON THE TRANSACTION PROPOSAL TO EXERCISE YOUR CONVERSION RIGHTS. IN ORDER TO CONVERT YOUR SHARES, YOU MUST ELECT TO HAVE THOSE SHARES CONVERTED TO CASH ON THE PROXY CARD AT THE SAME TIME YOU VOTE AGAINST THE TRANSACTION, AND PRIOR TO THE SPECIAL MEETING EITHER DELIVER YOUR STOCK CERTIFICATES TO HACI’S TRANSFER AGENT OR DELIVER YOUR SHARES ELECTRONICALLY TO HACI’S TRANSFER AGENT USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM IN ACCORDANCE WITH THE PROCEDURES DESCRIBED IN “HACI’S BUSINESS — PROCEDURES REQUIRED FOR CONVERSION.” IF THE TRANSACTION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE CONVERTED INTO CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO ELECTRONICALLY TRANSFER YOUR SHARES TO THE DTC ACCOUNT OF CONTINENTAL STOCK TRANSFER & TRUST COMPANY, HACI’S TRANSFER AGENT, WITHIN TEN BUSINESS DAYS FOLLOWING THE VOTE ON THE TRANSACTION.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify HACI’s corporate secretary in writing before the special meeting that you have revoked your proxy; or

•	you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of HACI Common Stock, you may call HACI’s proxy solicitor, at           or HACI’s corporate secretary at (214) 615-2300.

No Additional Matters May Be Presented at the Special Meeting

This special meeting has been called only to consider the adoption of the Transaction Proposal, the Certificate Amendment Proposal and the Adjournment Proposal. Under HACI’s amended and restated bylaws, other than procedural matters incident to the conduct of the special meeting, no other matters may be considered at the special meeting if they are not included in the notice of the special meeting.

Conversion Rights

As a result of the proposed Transaction with Graham Packaging, each HACI Public Stockholder will have the right to convert HACI Common Stock into a pro rata share of the aggregate amount then on deposit in the trust account (before payment of deferred underwriting commissions and including interest earned on its pro rata portion of the trust account, net of income taxes payable on such interest and net of interest income of up to $6.6 million on the trust account previously released to HACI to fund its working capital requirements) if the Transaction is approved and completed. HACI expects that the conversion price will be less than the per unit initial public offering price of $10.00 per unit. The Initial Stockholders will not have conversion rights with respect to the shares of HACI Common Stock purchased by them prior to HACI’s initial public offering.

An HACI Public Stockholder who wishes to exercise its conversion rights may request conversion of its shares at any time after the mailing of this proxy statement/prospectus and prior to the vote taken with respect to the Transaction Proposal, but the request will not be granted unless the HACI Public Stockholder votes against the Transaction Proposal, the Transaction is approved and completed, the HACI Public Stockholder holds its shares through the closing of the Transaction and the HACI Public Stockholder follows the specific procedures for conversion set forth in this proxy statement/prospectus. If an HACI Public Stockholder votes against the Transaction Proposal but fails to properly exercise its conversion rights, such stockholder will not have its shares of HACI Common Stock converted into a pro rata amount of the trust account. HACI will not complete the Transaction if HACI Public Stockholders owning 30% or more of the shares issued in its initial public offering exercise their conversion rights. Because the conversion price will likely be lower than the $10.00 per unit offering price of the units issued in the initial public offering, and may be less than the market price of HACI Common Stock on the date of conversion, there may be a disincentive on the part of the HACI Public Stockholders to exercise their conversion rights.

An HACI Public Stockholder may request conversion at any time after the mailing of this proxy statement/prospectus and prior to the votes taken with respect to the Transaction Proposal at the HACI special meeting. Any request for conversion, once made, may be withdrawn at any time prior to the date of the HACI special meeting. If an HACI Public Stockholder wishes to exercise its conversion rights, the stockholder must vote against the Transaction Proposal, demand that HACI convert the shares held by such stockholder into cash by marking the appropriate space on the proxy card and provide physical or electronic delivery of such stockholder’s stock certificates or shares, as appropriate, as described below, prior to the HACI special meeting. If, notwithstanding the stockholder’s vote, the Transaction is consummated and the stockholder follows the procedures required for conversion, then the stockholder will be entitled to receive a pro rata share of the trust account (before payment of deferred underwriting discounts and including interest earned on its pro rata portion of the trust account, net of income taxes payable on such interest and net of interest income of up to $6.6 million on the trust account released to HACI to fund its working capital requirements). An HACI Public Stockholder will not be able to transfer its shares following the approval of the Transaction Proposal unless the definitive agreement relating to the Transaction is terminated. A stockholder who exercises its conversion rights will exchange the shares held by the stockholder for cash and will no longer own those shares of HACI Common Stock, although the stockholder will still have the right to exercise any warrants it still holds. If the Transaction is not consummated then a stockholder’s shares will not be converted into cash and will be returned to the stockholder, even if such stockholder elected to convert. HACI anticipates that the funds to be distributed to HACI Public Stockholders who elect conversion will be distributed promptly after completion of the Transaction. HACI Public Stockholders who exercise their conversion rights will have the right to exercise any warrants they still hold.

HACI Public Stockholders must tender their shares to Continental Stock Transfer & Trust Company, the transfer agent for HACI, prior to the HACI special meeting or deliver their shares to the transfer agent electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System.

In order to physically deliver stock certificates, the HACI Public Stockholders must comply with the following steps. If the shares are held in street name, an HACI Public Stockholder must instruct its account executive at its bank or broker to withdraw the shares from the HACI Public Stockholder’s account and request that a physical certificate be issued in the HACI Public Stockholder’s name. No later than the day prior to the HACI special meeting, an HACI Public Stockholder must present a written instruction to           that it wishes to convert its shares into a pro rata share of the trust account and confirm that the HACI Public Stockholder has held the shares since the record date and will not sell or transfer the shares prior to the closing of the Transaction. Certificates that have not been tendered in accordance with these procedures by the day prior to the HACI special meeting will not be converted into cash. In the event that an HACI Public Stockholder tenders its shares and decides prior to the HACI special meeting that it does not want to convert its shares, the HACI Public Stockholder may withdraw its tender. In the event that an HACI Public Stockholder tenders shares and the Transaction is not completed, these shares will not be converted into cash and the physical certificates representing the shares will be returned to the HACI Public Stockholder.

Appraisal Rights

Stockholders of HACI will not have appraisal rights in connection with the Transaction under the DGCL.

Proxies and Proxy Solicitation Costs

HACI is soliciting proxies on behalf of its board of directors. GPC, Graham Packaging and their respective officers and directors may also be deemed participants in the solicitation of proxies from HACI’s stockholders. This solicitation is being made by mail but also may be made by telephone or in person. HACI and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Any solicitation made and information provided in such a solicitation will be consistent with the written proxy statement and proxy card.          , a proxy solicitation firm that HACI has engaged to assist it in soliciting proxies, will be paid its customary fee of approximately $      plus out-of-pocket expenses.

HACI will ask banks, brokers and other institutions, nominees and fiduciaries to forward their proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. HACI will reimburse them for their reasonable expenses.

If you send in your completed proxy card, you may still vote your shares in person if you revoke your proxy before it is exercised at the special meeting.

The Initial Stockholders

Each of the Initial Stockholders has agreed to vote (A) all of his or its initial shares of HACI Common Stock in accordance with the majority of the votes cast with respect to the Transaction Proposal by the holders of the shares issued in HACI’s initial public offering, (B) any shares acquired in or after the initial public offering in favor of the Transaction Proposal, and (C) all shares held by them in favor of the Certificate Amendment Proposal. As of the record date,          , 2008, 13,800,000 shares, or 20% of the outstanding HACI Common Stock, will be voted in accordance with the majority of the votes cast and 20% of the outstanding HACI Common Stock will be voted in favor of the Certificate Amendment Proposal. This voting arrangement does not apply to any proposal other than the Transaction Proposal and the Certificate Amendment Proposal. If the Initial Stockholders or HACI’s officers and directors purchase securities from existing HACI stockholders that are likely to vote against the transaction, or that are likely to elect to convert their shares, the probability that the business combination will succeed would increase.

THE TRANSACTION PROPOSAL

The discussion in this proxy statement/prospectus of the Transaction and the principal terms of the Purchase Agreement is subject to, and is qualified in its entirety by reference to, the Purchase Agreement. The full text of the Purchase Agreement is attached hereto as Appendix A, which is incorporated by reference herein.

General Description of the Transaction

On July 1, 2008, HACI entered into the Purchase Agreement, pursuant to which through a series of transactions, HACI’s stockholders will acquire a majority of the outstanding GPC Common Stock, and GPC will own, either directly or indirectly, 100% of the partnership interests of Graham Operating Company.

In connection with the Transaction, HACI will (A) purchase an aggregate of 54,440,001 shares of GPC Common Stock from the Sellers for an aggregate purchase price of $350.0 million, and (B) contribute such shares to GPC for an equal number of newly-issued shares of GPC Common Stock to be issued to the stockholders of HACI in connection with an immediately subsequent Merger of HACI with a newly formed subsidiary of Graham Operating Company. In connection with the Merger, GPC will issue an additional number of shares to HACI’s stockholders in an amount equal to 16,559,999 less the number of shares of HACI Common Stock that are converted into the right to receive cash pursuant to conversion rights in accordance with HACI’s amended and restated certificate of incorporation, in exchange for all then-remaining cash in HACI (after payment of expenses and discharge of liabilities).

The Merger will be effectuated by converting each outstanding share of HACI Common Stock, into the right to receive one share of GPC Common Stock; provided that 2,760,000 shares of HACI Common Stock that are held by the Sponsor, or Founder Earnout Shares, will be converted into shares of GPC Common Stock that will not have any voting or economic rights unless, during the period starting after the closing of the Transaction and ending on September 28, 2012, the closing stock price of the GPC Common Stock exceeds $13.75 per share for any 20 trading days within any 30-day trading period. Outstanding warrants to acquire shares of HACI Common Stock will be converted into warrants to acquire the same number of shares of GPC Common Stock on the same terms and conditions as the existing warrants; provided that 2,760,000 warrants that are held by the Sponsor, or Founder Earnout Warrants, will be converted into warrants to acquire shares of GPC Common Stock with an exercise price of $10.00 per share and an expiration date of September 28, 2012, that do not become exercisable unless the closing stock price of GPC exceeds $15.00 per share for any 20 trading days within any 30-trading-day period beginning 90 days after the closing of the Transaction.

In addition to the 33,000,000 shares of GPC Common Stock retained by the Sellers in the Transaction, the Sellers will also receive 2,760,000 warrants to purchase shares of GPC Common Stock (“Sellers Warrants”) and may be entitled to receive additional shares of GPC Common Stock based on a net debt closing adjustment provided for in the Purchase Agreement. Unexercised options to purchase ownership interests in Graham Packaging will be converted into options to purchase GPC Common Stock based on an exchange ratio determined in accordance with the Purchase Agreement.

For a more detailed description of the securities of GPC to be issued in the Transaction, please see “Description of Securities” beginning on page   .

Background of the Transaction

The terms of the Purchase Agreement are the result of negotiations between representatives of HACI, Graham Packaging and Blackstone. The following is a brief discussion of the background of these negotiations and the Transaction.

HACI is a blank check company that was organized under the laws of the State of Delaware in February 2007. HACI was formed to acquire, or acquire control of, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination one or more businesses or assets.

On October 3, 2007, HACI consummated an initial public offering of 55,200,000 of its units (including 7,200,000 units issued pursuant to the exercise of the underwriters’ over-allotment option), each consisting of one share of HACI Common Stock and one warrant exercisable for an additional share of HACI Common Stock at an exercise price of $7.50 per warrant, and received proceeds of approximately $529.1 million, net of underwriting discounts and commissions and expenses of approximately $40.2 million (including approximately $17.4 million of deferred underwriting discounts and commissions placed in a trust account pending completion of a business combination). Simultaneously with the consummation of the initial public offering, HACI consummated the private sale of 7,000,000 Sponsor Warrants to the Sponsor at a price of $1.00 per warrant for an aggregate purchase price of $7.0 million. The proceeds of this private placement were also placed in the trust account. HACI is permitted to withdraw up to $6.6 million in interest income from the trust account, provided, however, that after such release there remains in the trust account a sufficient amount of interest income previously earned on the trust account balance to pay any income taxes on such $6.6 million of interest income, in addition to the $250,000 that was held outside of the trust account, to be used for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. As of July 31, 2008, HACI had withdrawn $4.8 million in interest income.

At no time prior to the consummation of the initial public offering did HACI, or any of its officers, directors, advisors, consultants or affiliates, have discussions with any person regarding an acquisition of, or a business combination with, Graham Packaging.

Subsequent to the consummation of the initial public offering on October 3, 2007, HACI commenced efforts to identify and evaluate potential acquisitions with the objective of consummating a business combination. HACI identified the following criteria and guidelines, as stated in its prospectus, that it used to evaluate prospective target businesses and business combination opportunities, which included, but were not limited to, the following:

•	established companies with proven track records;

•	companies with strong free cash flow characteristics;

•	strong competitive industry position;

•	experienced management team; and

•	diversified customer and supplier base.

In the initial months after the initial public offering, HACI conducted screenings based upon the following metrics:

•	companies with management teams capable of operating and excelling in the public equity markets;

•	portfolio companies in mature funds of financial sponsors;

•	portfolio companies of financial sponsors with whom Thomas O. Hicks, HACI’s founder and chairman of the board, maintained long-standing personal relationships;

•	companies operating in industries in which Mr. Hicks has relevant prior experience;

•	companies that were relatively immune to a downturn in the economic environment;

•	companies that were less affected by an inflationary environment, including from rapidly rising oil prices and energy costs, than other businesses generally;

•	companies with large near-term debt maturities; and

•	failed or withdrawn initial public offerings.

In addition, HACI’s management attempted to initiate conversations (i) with its own network of business associates and friends, (ii) directly with third-party companies they believed could make attractive business combination partners and (iii) with professional service providers (lawyers, accountants, consultants and investment bankers). HACI educated these parties on its structure as a special purpose acquisition company and its criteria for an acquisition. HACI also responded to inquiries from investment bankers or other similar professionals who represented companies engaged in sale or financing processes. Furthermore, HACI’s management conducted independent market research to identify potential acquisition opportunities using various databases. From time to time, the database maintained by HACI personnel of potential candidates was updated and supplemented based on additional information derived from these discussions with third parties.

On a regular basis, the HACI board of directors was updated with respect to the status of the business combination search. Input received from the HACI board of directors was material to HACI’s management’s evaluation of potential business combinations.

The screening and sourcing efforts through HACI’s professional network and independent research resulted in several hundred potential targets. These opportunities were evaluated based on HACI’s stated criteria. Many did not fit HACI’s screening criteria, while some were eliminated due to an insufficient enterprise value or indications that the sellers’ valuation expectations were too high. The screening process was repeated multiple times, and HACI remained in continual dialogue with its sourcing network. Through these efforts, the volume of potential targets remained high.

HACI declined to move forward on some opportunities because it did not believe the financial characteristics, industry profile and/or position, management teams, attainable valuations and/or deal structures were suitable in light of the screening criteria detailed above. There were also companies that were not interested in pursuing a deal with HACI based on its publicly-traded status, capital structure or ability to close with sufficient certainty. Other companies decided to accept competitive bids from other acquirers or attempt their own initial public offerings.

Based on HACI’s screening efforts and criteria evaluation, companies were determined as appropriate targets to advance to the next phase of the selection process. Non-disclosure agreements (and trust waivers) were signed with these potential targets and preliminary discussions were initiated with these potential targets. From this universe of potential targets, several companies were further pursued. With some of these targets, HACI had substantive discussions, conducted extensive due diligence, and engaged the potential seller in a negotiation process.

Through Deutsche Bank, Graham Packaging’s financial advisor, representatives of Blackstone approached HACI on April 14, 2008 regarding a possible business combination with Graham Packaging. Blackstone was aware of the business objectives of HACI and of Mr. Hicks’ background and reputation in the leveraged buyout industry.

On April 17, 2008, representatives of HACI met in person with representatives of Blackstone to discuss a possible business combination opportunity. Following this meeting, the parties continued to discuss price and business combination consideration issues.

On June 4, 2008, Graham Packaging’s chief executive officer, Warren Knowlton, and chief financial officer and chief operating officer, Mark Burgess, gave a business and financial presentation to HACI. Shortly thereafter, HACI received additional financial information on Graham Packaging and HACI began its due diligence process, which included on-site business due diligence with Graham Packaging’s management team at Graham Packaging’s headquarters in York, Pennsylvania on June 11 and 12, 2008. During such period, HACI and its legal and accounting advisors began to conduct legal and accounting due diligence on Graham Packaging.

On June 13, 2008, HACI held a telephonic meeting of its board of directors, other than Brian Mulroney who did not participate, to update them on HACI’s search for an acquisition target and the preliminary activities related to Graham Packaging as an acquisition target.

On June 17, 2008, HACI presented a proposal for a business combination to Graham Packaging and Blackstone. HACI’s proposal was based upon the information presented to HACI and its review of (i) the SEC filings of Graham Packaging, which filed reports under the Securities Exchange Act of 1934 (the “Exchange Act”) with respect to indentures of which it was the parent guarantor, (ii) due diligence materials made available by Graham Packaging, (iii) certain trading information of selected publicly traded rigid plastic packaging companies, and (iv) several follow-up conversations with Graham Packaging management and Deutsche Bank. On the next day, June 18, 2008, representatives of Blackstone met telephonically with representatives of HACI and came to an agreement on many of the principal financial terms of the Transaction.

On the following day, June 19, 2008, Simpson Thacher & Bartlett LLP, legal counsel to Graham Packaging, circulated an initial draft of the Purchase Agreement.

Over the next 13 days, the parties engaged in extensive negotiations and the exchange of multiple drafts of the Purchase Agreement. In addition, during this period, there were frequent communications between HACI and Graham Packaging and their respective counsel regarding due diligence and transaction terms.

Due diligence conducted by HACI with respect to Graham Packaging included the following:

•	conference calls with plastic packaging industry experts;

•	research via industry publications on industry trends, cycles, operating cost projections, and other industry factors;

•	extensive calls/discussions with Graham Packaging’s management team regarding operations and projections;

•	legal review of documentation, including material customer and supplier agreements;

•	discussions with consultants with expertise in the industry in which Graham Packaging operates;

•	financial, tax, intellectual property and accounting due diligence;

•	creation of an independent financial model; and

•	review of precedent transactions in the packaging industry in general and the plastic packaging industry in particular.

On June 27, 2008, Joseph B. Armes, HACI’s president, chief executive officer and chief financial officer, and the independent members of HACI’s board of directors met with Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”), which had been retained to provide certain financial advisory services to HACI in connection with the proposed Transaction, to discuss the proposed Transaction.

During this meeting of the independent directors, Brian Mulroney, one of the independent directors, stated that he may recuse himself from deliberations as he served on the board of Blackstone, and Blackstone had an interest in the proposed Transaction with Graham Packaging. Following discussions between HACI’s legal advisors and Graham Packaging’s legal advisors regarding the possibility of a conflict, Mr. Mulroney recused himself on June 28, 2008 from deliberations regarding the proposed Transaction with Graham Packaging.

On June 29, 2008, the board of directors of HACI met to discuss the proposed Transaction. HACI’s management provided an update on the status of the proposed Transaction as well as the rationale for the proposed Transaction and a financial review. Houlihan Lokey discussed financial aspects of the proposed Transaction with the HACI board of directors. KPMG LLP (“KPMG”), HACI’s accounting advisors, provided an overview of financial due diligence regarding the proposed Transaction, and Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”), HACI’s legal advisor, provided an overview of legal due diligence regarding the proposed Transaction. HACI directors and management again discussed the reasons for the recommendation of the Transaction with Graham Packaging. See “— HACI Board of Directors’ Reasons for the Approval of the Transaction.” HACI’s management and legal, accounting and financial advisors answered questions from members of the HACI board of directors. The members of the board of directors suggested that a follow-up telephonic meeting be held the next morning on June 30, 2008 to further discuss the proposed Transaction.

On June 30, 2008, the HACI board of directors met by teleconference. The board of directors elected to hold a follow-up meeting later in the week to discuss the proposed Transaction further after HACI’s management and its legal advisors had an opportunity to further complete the proposed definitive documentation related to the Transaction. However, the board of directors authorized HACI to announce a non-binding agreement in principle, subject to definitive documentation to enter into the proposed Transaction.

Immediately following the June 30, 2008 meeting, Mr. Hicks confirmed with Blackstone that a press release announcing a non-binding agreement in principle related to the proposed Transaction would be released, which was released shortly thereafter. The press release was followed by an investor conference call hosted by HACI’s management and an appearance on CNBC, a business news television network, by Mr. Hicks discussing the proposed Transaction. During the afternoon and over the course of the next two days, HACI’s management met with analysts at various investment firms and discussed in person the proposed Transaction.

Over the next two days, HACI and Graham Packaging management and each of their respective legal and financial advisors worked to complete the definitive documentation related to the proposed Transaction.

During the evening of July 1, 2008, the HACI board of directors met again by teleconference to authorize the proposed Transaction with Graham Packaging. Akin Gump provided an update on the terms of the definitive documentation related to the proposed Transaction. Also at the meeting, Houlihan Lokey reviewed with HACI’s board of directors Houlihan Lokey’s financial analysis of the aggregate consideration to be paid by HACI in the Transaction and rendered to HACI’s board of directors an oral opinion (which was confirmed by delivery of Houlihan Lokey’s written opinion dated July 1, 2008), to the effect that, as of July 1, 2008 and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the aggregate consideration to be paid by HACI in the Transaction was fair, from a financial point of view, to HACI. HACI’s directors and management again discussed the reasons for the recommendation of the proposed Transaction with Graham Packaging. See “— HACI Board of Directors’ Reasons for the Approval of the Transaction.” HACI’s management and Akin Gump answered questions from members of the HACI board of directors. The HACI board of directors then approved the Purchase Agreement and related transactions, subject to negotiation of the final terms by HACI’s management. HACI’s board of directors also determined that the business of GPC, assuming the closing of the proposed Transaction, would have a fair market value equal to at least 80% of HACI’s trust value (minus the deferred underwriting fee).

During the evening of July 1, 2008, the parties finalized and entered into the Purchase Agreement. On July 2, 2008, HACI publicly announced the execution of the Purchase Agreement through a press release and continued investor presentations regarding the proposed Transaction.

There are no finders’ fees payable by HACI in connection with the Transaction. The Purchase Agreement provides that the initial board of directors of GPC will consist of Mr. Hicks, Chinh Chu, Brian Mulroney, William H. Cunningham, Shervin Korangy, William F. Quinn, Warren Knowlton, Mark Burgess, William A. Montgomery and two directors to be designated by affiliates of Blackstone. The remuneration of directors of GPC has not yet been determined. Other than fees payable by GPC to affiliates of Blackstone and expenses incurred in connection with the proposed Transaction, no persons responsible for negotiating the Purchase Agreement on behalf of any party are accepting any position or remuneration from any party in connection with the Transaction.

HACI Board of Directors’ Reasons for the Approval of the Transaction

The HACI board of directors concluded that the Transaction is fair to, and in the best interests of, HACI and its stockholders and that the consideration to be paid in the Transaction is fair to HACI and its stockholders.

HACI’s management conducted a due diligence review of Graham Packaging that included an industry analysis, an evaluation of Graham Packaging’s existing business, a valuation analysis and financial projections in order to enable the board of directors to evaluate Graham Packaging’s business and financial condition and prospects.

HACI’s board of directors considered various industry and financial data, including certain financial analyses and metrics compiled by HACI’s management and financial advisors, in evaluating the consideration to be paid by HACI in the Transaction.

HACI’s board of directors considered a wide variety of factors in connection with its evaluation of the Transaction. In light of the complexity of those factors, HACI’s board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. Furthermore, individual members of HACI’s board of directors may have given different weight to different factors.

Favorable Factors

In considering the proposed Transaction, the HACI board of directors gave considerable weight to the following favorable factors:

Graham Packaging is a market leader in value-added custom plastic containers

HACI believes that Graham Packaging is a market leader in value-added custom plastic containers with over 90% of its sales being derived from product categories in which it maintains a number one market position. It is well positioned in the most attractive segments of the rigid plastic packaging categories, with a focus on the custom end of the food and beverage market. In particular, Graham Packaging has strong positions in four major product categories:

•	food and beverage, which accounted for 60.3% of Graham Packaging’s 2007 revenue;

•	household products, which accounted for 20.4% of Graham Packaging’s 2007 revenue;

•	automotive lubricants, which accounted for 11.1% of Graham Packaging’s 2007 revenue; and

•	personal care/specialty, which accounted for 8.2% of Graham Packaging’s 2007 revenue.

HACI believes, based on internal estimates, that Graham Packaging has a leading domestic position in plastic containers for hot-fill juice and juice drinks, sports drinks, drinkable yogurt and smoothies, nutritional supplements, wide-mouth food, dressings, condiments and beer, as well as the leading global position in plastic containers for yogurt drinks. Graham Packaging’s food and beverage sales have grown at a compound annual rate of 23% from fiscal 1998 through fiscal 2007. Based on Graham Packaging’s knowledge of and experience in the industry, its focus on markets that are likely to convert to plastic from other forms of packaging, its proprietary technologies and its current market position, HACI believes that Graham Packaging is strategically positioned to maintain or increase its current market share, and sales levels while benefiting from a significant portion of the domestic and international market that has yet to convert to the use of plastics as a packaging alternative.

Graham Packaging’s blue-chip, strong and diverse customer base

Graham Packaging has strong long-term relationships with a diverse blue-chip customer base. This extensive customer base includes many of the world’s largest and most successful branded consumer products companies, such as Abbott, Ashland, Castrol, Church & Dwight, Clorox, the Coca Cola Company, Colgate-Palmolive, ExxonMobil, Group Danone, Heinz, Miller Brewing, Ocean Spray, PepsiCo, Procter & Gamble, Shell, Unilever and Welch’s. Graham Packaging is not dependent on any particular customer for its success and derives its revenues from a diversified customer base, with its top twenty customers accounting for 71.6% of 2007 net sales. PepsiCo, its largest customer, accounted for 13.9% of net sales in 2007. No other customer accounted for more than 10.0% of net sales in 2007 or 2008. Graham Packaging’s ability to build successful long-term relationships is evidenced by its receipt of numerous supplier of the year awards from such customers as Heinz, Miller Brewing, Ocean Spray and Danone.

Graham Packaging’s exceptional customer portfolio is partly attributable to its unique and innovative operating model. For example, approximately one-third of Graham Packaging’s production facilities are located “on site” of its customers’ manufacturing premises, which leads to close working relationships, lower inventory requirements and often long-term supply contracts.

Graham Packaging is well positioned to take advantage of industry conversions to the use of plastic containers

As a worldwide leader in the design, manufacture and sale of value-added, custom blow molded plastic containers for branded consumer products, HACI believes that Graham Packaging is well-positioned to drive the continuing conversion trend toward value-added plastic packaging in place of glass, metal and paperboard packaging. Graham Packaging proactively seeks out conversion opportunities for products that currently utilize glass, metal or paperboard but would benefit from the relative advantages of plastic, including re-sealability, an unbreakable container, lighter weight packaging and other functional benefits. Partly as a result of these conversion trends, Graham has been successful in booking new business during calendar year 2007 and the applicable portion of calendar year 2008, which HACI believes is yet to be fully realized in Graham Packaging’s financial results.

Graham Packaging’s proprietary technology gives it an advantage over its competitors and allows it to participate in value-added segments of the packaging industry

Over 80% of the products produced by Graham Packaging utilize proprietary technology. This technological advantage positions Graham Packaging to compete in the value-added segment of the packaging industry, which requires a high level of manufacturing and design expertise and thereby creates an important barrier to entry to would-be competition. Generally speaking, the value-added segment of the market enjoys less competitive pressure, better pricing, higher margins and greater returns than the commodity segment of the packaging industry, which is characterized by a low level of product innovation and proprietary technology and therefore lower barriers to entry, more competitors, significant price competition and lower margins.

Graham Packaging’s advances in technology are supported by three technical centers in York, Pennsylvania, Bedford, New Hampshire and Sulejowek, Poland that employ approximately 180 engineers and support employees. Graham Packaging’s innovative and technical nature is further reflected in its portfolio of intellectual property. Graham Packaging maintains approximately 1,200 active patents worldwide, a number to which it adds each year.

Graham Packaging’s ability to perform well in the face of potential increased production costs

Graham Packaging’s customer contracts generally enable it to “pass through” increases in key input costs such as resin and energy to its customers. For example, nearly all of Graham Packaging’s customer contracts allow for the pass through of increased plastic resin costs to its customers, while nearly 75% of the contracts allow for the pass through of increased energy costs. Thus, the negative impact to Graham Packaging’s profit margins from any rising plastic resin raw material costs or increasing energy costs is limited.

Furthermore, HACI believes that the benefits of plastic, which include convenience, design flexibility, re-sealability and light weight, will continue to be attractive attributes to Graham Packaging customers that will in part offset any increased costs passed onto customers. This is further supported by the fact that packaging represents a lower percentage of the total product cost as compared to more commoditized end uses in the end markets in which Graham Packaging competes.

Improved position from deleveraging

Graham Packaging intends to use all of the proceeds that remain in HACI’s trust account following the transactions contemplated in the Purchase Agreement (after payment of expenses and discharge of liabilities) to repay amounts owed under the Credit Agreement. Pursuant to the terms of the Purchase Agreement and the Credit Agreement, half of such proceeds is required to be used to repay such amounts. Any such repayment should reduce interest expenses and improve the financial position of Graham Packaging on a going-forward basis. Although Graham Packaging has a leveraged capital structure, it has managed to successfully operate with such structure. HACI’s board of directors anticipates that Graham Packaging will be successful operating in the future with its pro forma capital structure.

Opinion of Houlihan Lokey

The HACI board of directors received an oral opinion (which opinion was confirmed by delivery of Houlihan Lokey’s written opinion dated July 1, 2008) from, and reviewed a related financial analysis by, Houlihan Lokey with respect to the fairness, from a financial point of view, to HACI of the aggregate consideration to be paid by HACI in the Transaction, as of July 1, 2008, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. See “Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.”

Other Factors

The board of directors of HACI also considered potentially negative factors. Among the potentially negative factors considered by HACI’s board of directors, which are more fully described in the “Risk Factors” section of this proxy statement/prospectus, are the following:

The risk that HACI Public Stockholders would vote against the Transaction Proposal and exercise their conversion rights

HACI’s board of directors considered the risk that some of the current HACI Public Stockholders would vote against the Transaction Proposal and decide to convert their shares of HACI Common Stock for cash upon consummation of the Transaction, thereby depleting the amount of cash available to Graham Packaging following the Transaction. HACI’s board of directors concluded that Graham Packaging will still be able to implement its business plan even if the maximum number of HACI Public Stockholders exercised their conversion rights.

Certain officers and directors of HACI may have different interests in the Transaction than the HACI Public Stockholders

HACI’s board of directors considered the fact that certain officers and directors of HACI may have interests in the Transaction that are different from, or are in addition to, the interests of HACI stockholders generally, including the matters described under “Interests of HACI Directors and Officers in the Transaction” below. However, this fact would exist with respect to a business combination with any target company, and the board of directors does not believe that the potentially disparate interests in the Transaction are an issue.

Importance of certain individuals

The HACI board of directors recognized that Graham Packaging’s future success depends to a certain extent upon its chief executive officer, Warren Knowlton, and its chief financial officer and chief operating officer, Mark Burgess. HACI believes that the ability of Graham Packaging to use what will be its publicly-traded stock to provide appropriate compensation and incentive packages would provide adequate means to either retain these individuals or to attract other talented managers needed to operate and grow the business.

The foregoing discussion of the information and factors considered by the HACI board of directors is not meant to be exhaustive, but includes the material information and factors considered by the HACI board of directors.

Recommendation of HACI’s Board of Directors

After careful consideration, HACI’s board of directors concluded that the Transaction is fair to, and in the best interests of, HACI and its stockholders. On the basis of the foregoing, HACI’s board of directors has approved and declared advisable the Transaction and recommends that you vote or give instructions to vote “FOR” the adoption of the Transaction Proposal.

The board of directors recommends a vote “FOR” adoption of the Transaction Proposal.

Interests of HACI Directors and Officers in the Transaction

When you consider the recommendation of HACI’s board of directors in favor of adoption of the Transaction Proposal, you should keep in mind that HACI’s directors and officers have interests in the Transaction that are different from, or in addition to, your interests as a stockholder.

•	If HACI does not complete the Transaction or an alternative business combination by September 28, 2009, HACI will be required to commence proceedings to dissolve and liquidate. In such event, the 13,800,000 Founder’s Units (each unit consisting of one share of HACI Common Stock and one warrant to purchase one share of HACI Common Stock) held by the Initial Stockholders that were acquired prior to the initial public offering and the 7,000,000 Sponsor Warrants purchased by the Sponsor simultaneously with the closing of HACI’s initial public offering will be worthless because such securities holders have waived any rights to receive any liquidation proceeds with respect to these securities. The HACI Common Stock and warrants had an aggregate market value (without taking into account any discount due to the restricted nature of such securities) of $ based on the closing sale prices of $ and $ , respectively, on AMEX on , 2008 the record date.

•	The 13,800,000 Founder’s Units and the 7,000,000 Sponsor Warrants were purchased for consideration of $25,000 and $7.0 million, respectively. The independent directors of HACI hold an aggregate of 276,000 Founder’s Units and the Sponsor, an entity in which the officers and non-independent directors of HACI hold a financial interest, holds 13,524,000 Founder’s Units, as well as the 7,000,000 Sponsor Warrants. In light of the amount of consideration paid, HACI’s directors and officers will likely benefit from the completion of Transaction even if the Transaction causes the market price of HACI’s securities to significantly decrease. This may influence their motivation for promoting the Transaction and/or soliciting proxies for the adoption of the Transaction Proposal.

•	The Initial Stockholders have agreed to vote (A) all of their initial shares, or shares not acquired in the open market, in accordance with the majority of the votes cast with respect to the Transaction Proposal by the holders of the shares issued in HACI’s initial public offering, (B) any shares acquired in or after the initial public offering in favor of the Transaction Proposal, and (C) all shares held by them in favor of the Certificate Amendment Proposal. As of the record date of the special meeting 13,800,000 shares, or 20%, of the outstanding HACI Common Stock would be voted in accordance with the majority of the votes cast by HACI Public Stockholders with respect to the Transaction Proposal and 20% of the outstanding HACI Common Stock would be voted in favor of the Certificate Amendment Proposal. Approval of each of the Transaction Proposal and the Certificate Amendment Proposal requires the affirmative vote of a majority of the outstanding HACI Common Stock. This voting arrangement does not apply to any proposal other than the Transaction Proposal and Certificate Amendment Proposal. If the Initial Stockholders or HACI’s officers and directors purchase securities from existing HACI stockholders that are likely to vote against the Transaction Proposal, or that are likely to elect to convert their shares, the probability that the business combination will succeed will increase.

•	After the completion of the Transaction, HACI expects that Messrs. Hicks, Cunningham, Montgomery, Mulroney and Quinn, each of whom is a member of the board of directors of HACI, will serve as members of the board of directors of GPC. As such, in the future they may receive cash compensation, board fees, stock options or stock awards if the GPC’s board of directors so determines.

•	If HACI dissolves and liquidates prior to the consummation of a business combination, Mr. Hicks has agreed that he will be liable to HACI if and to the extent any claims by a third party for services rendered or products sold, or by a prospective target business, reduce the amounts in the trust account, except as to (i) any claims by a third party who executed a waiver (even if such waiver is subsequently found to be invalid and unenforceable) of any and all rights to seek access to the funds in the trust account, or (ii) any claims under HACI’s indemnity of the underwriters of HACI’s initial public offering against certain liabilities, including liabilities under the Securities Act. This agreement was entered into to reduce the risk that, in the event of HACI’s dissolution and liquidation, the trust account is reduced by claims of creditors. However, HACI cannot assure its stockholders that Mr. Hicks will be able to satisfy these indemnification obligations. If the Transaction is completed, such obligations will terminate.

Prior to the record date for the HACI special meeting, HACI, its officers, directors, affiliates, agents or designees may purchase HACI Common Stock in the open market and/or in privately negotiated transactions. After the record date for the HACI special meeting, HACI’s officers, directors, affiliates, agents or designees may purchase outstanding shares of HACI in privately negotiated transactions with a limited number of HACI’s stockholders. Any such negotiated transaction may be with an HACI stockholder who would have otherwise elected to exercise its conversion rights.

In addition, the exercise of HACI’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in HACI’s stockholders’ best interest.

Certain Other Interests in the Transaction

In addition to the interests of HACI’s directors and officers in the Transaction, you should keep in mind that certain individuals promoting the Transaction and/or soliciting proxies on behalf of HACI have interests in the Transaction that are different from, or in addition to, your interests as a stockholder.

Citi, the lead managing underwriter in HACI’s initial public offering, may be assisting HACI’s directors and officers in connection with these efforts. In connection with HACI’s initial public offering, the underwriters agreed to defer fees equal to 3.15% of the gross proceeds from the sale of the units to the HACI Public Stockholders, or approximately $17.4 million, until the consummation of HACI’s initial business combination. If the Transaction is consummated, those deferred underwriting fees will be released to the underwriters, including Citi. HACI will not pay the underwriters additional fees in connection with their efforts with respect to HACI’s initial public offering.

In addition, Citi is serving as a financial advisor to HACI in connection with the Transaction and will be paid a fee of $10 million if the Transaction is consummated. Deutsche Bank is serving as financial advisor to Graham Packaging in connection with the Transaction and will be paid a fee of $15 million if the Transaction is consummated.

Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

On July 1, 2008, at a meeting of the board of directors of HACI held to approve the Transaction, Houlihan Lokey rendered to HACI’s board of directors an oral opinion (which was confirmed by delivery of Houlihan Lokey’s written opinion dated July 1, 2008) to the effect that, as of July 1, 2008 and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the aggregate consideration to be paid by HACI in the Transaction was fair, from a financial point of view, to HACI.

Houlihan Lokey’s opinion was directed to HACI’s board of directors, only addressed the fairness from a financial point of view to HACI of the aggregate consideration to be paid by HACI in the Transaction and does not address any other aspect or implication of the Transaction. The summary of Houlihan Lokey’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Appendix B to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. Neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and neither constitute, advice or a recommendation to HACI’s board of directors or any stockholder as to how to act or vote with respect to the Transaction or related matters.

In arriving at its opinion, Houlihan Lokey, among other things:

•	reviewed a draft dated July 1, 2008 of the Purchase Agreement;

•	reviewed certain publicly available business and financial information relating to HACI and Graham Packaging and certain related entities that Houlihan Lokey deemed to be relevant;

•	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of Graham Packaging made available to Houlihan Lokey by Graham Packaging, including financial projections prepared by Graham Packaging’s management relating to Graham Packaging;

•	held discussions with certain members of the managements of HACI and Graham Packaging and certain of their representatives and advisers regarding the business, operations, financial condition and prospects of Graham Packaging, the Transaction and related matters;

•	compared the financial and operating performance of Graham Packaging with that of public companies that Houlihan Lokey deemed to be relevant;

•	considered the publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;

•	reviewed information and data relating to the financial condition and capitalization of GPC, after giving effect to the consummation of the Transaction, provided to or discussed with Houlihan Lokey by HACI’s management; and

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, Graham Packaging’s management advised Houlihan Lokey, and Houlihan Lokey assumed, that the financial projections relating to Graham Packaging reviewed by Houlihan Lokey were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of Graham Packaging, and Houlihan Lokey expressed no opinion with respect to such projections or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no material change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Graham Packaging since the date of the most recent financial statements provided to Houlihan Lokey, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading. Houlihan Lokey was advised by representatives of HACI, and Houlihan Lokey relied upon and assumed, without independent verification, that the Transaction would not give rise to any right to, or otherwise result in, accelerated repayment or redemption of the outstanding indebtedness of Graham Packaging or any of its subsidiaries. Houlihan Lokey did not consider any aspect or implication of any Transaction to which HACI or Graham Packaging might be a party or in which HACI or Graham Packaging might otherwise engage (other than as specifically described in its opinion with respect to the Transaction). For purposes of its opinion, Houlihan Lokey performed its analyses and evaluated the aggregate consideration assuming that a portion of the outstanding indebtedness of Graham Packaging and its subsidiaries would be repaid as contemplated by the Transaction and without giving effect to the Founder Earnout Shares.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Purchase Agreement and all other related documents and instruments that were referred to in the Purchase Agreement were true and correct, (b) each party to the Purchase Agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction would be satisfied without waiver, and (d) the Transaction would be consummated in a timely manner in accordance with the terms described in the Purchase Agreement provided to Houlihan Lokey, without any amendments or modifications to the Purchase Agreement. Houlihan Lokey also relied upon and assumed, without independent verification, that (i) the Transaction would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory and other consents and approvals necessary for the consummation of the Transaction would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would result in the disposition of any material portion of the assets of HACI or Graham Packaging, or otherwise have an adverse effect on HACI or Graham Packaging or any expected benefits of the Transaction. Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the Purchase Agreement would not differ in any material respect from the draft of the Purchase Agreement provided to Houlihan Lokey.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance sheet or otherwise) of HACI, Graham Packaging or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity. With HACI’s consent, Houlihan Lokey undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities to which HACI or Graham Packaging is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which HACI or Graham Packaging is or may be a party or is or may be subject.

Houlihan Lokey was not requested to, and it did not, (a) initiate or participate in any discussions or negotiations with respect to the Transaction or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise HACI’s board of directors or any other party with respect to alternatives to the Transaction. Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of its opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring after the date of its opinion. Houlihan Lokey did not express any opinion as to what the value of GPC Common Stock actually would be when issued pursuant to the Transaction or the price or range of prices at which GPC Common Stock or HACI Common Stock may be purchased or sold at any time. Houlihan Lokey assumed that GPC Common Stock to be issued in the Transaction would be listed on the NYSE.

Houlihan Lokey’s opinion was furnished for the use and benefit of HACI’s board of directors in connection with its consideration of the Transaction and was not intended to be used, and may not be used, for any other purpose, without Houlihan Lokey’s prior written consent. The opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. The opinion was not intended to be, and does not constitute, a recommendation to HACI’s board of directors, any security holder or any other person as to how to act or vote with respect to any matter relating to the Transaction.

Houlihan Lokey was not requested to opine as to, and it did not express an opinion as to or otherwise address: (i) the underlying business decision of HACI, Graham Packaging, their respective security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or structure or any other portion or aspect of, the Transaction or otherwise (other than the aggregate consideration to the extent expressly specified in Houlihan Lokey’s opinion), including, without limitation, the form or structure of the aggregate consideration, any aspect of the Founder Earnout Shares and any arrangements entered into by the Sponsor and certain of its affiliates in connection with the Transaction, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of HACI or Graham Packaging, or to any other party, except as set forth in Houlihan Lokey’s opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for HACI, Graham Packaging or any other party or the effect of any other Transaction in which HACI, Graham Packaging or any other party might engage, (v) the fairness of any portion or aspect of the Transaction to any one class or group of HACI’s or any other party’s security holders vis-à-vis any other class or group of HACI’s or such other party’s security holders (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders), (vi) whether or not HACI, Graham Packaging, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of HACI, Graham Packaging or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount or nature of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the aggregate consideration or otherwise. Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations were or would be obtained from appropriate professional sources as HACI deemed necessary. Furthermore, Houlihan Lokey relied, with HACI’s consent, on the assessment by HACI and Graham Packaging and their respective advisers as to all legal, regulatory, accounting, insurance and tax matters with respect to HACI, Graham Packaging and the Transaction. The issuance of Houlihan Lokey’s opinion was approved by a committee authorized to approve opinions of such nature.

In preparing its opinion to HACI’s board of directors, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors or focusing on information presented in tabular format, without considering all analyses, methodologies and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the opinion. Houlihan Lokey’s analyses involved judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of HACI and Graham Packaging, such as the impact of competition on the business of Graham Packaging and on the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Graham Packaging or the industry or in the markets generally. No company, Transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to Graham Packaging or the proposed Transaction and an evaluation of the results of those analyses is not entirely mathematical. Houlihan Lokey believes that mathematical derivations (such as determining average and median) of financial data are not by themselves meaningful and should be considered together with qualities, judgments and informed assumptions. The estimates contained in Graham Packaging’s analyses and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of HACI and Graham Packaging. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was provided to HACI’s board of directors in connection with its evaluation of the proposed Transaction and was only one of many factors considered by HACI’s board of directors in evaluating the proposed Transaction. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the aggregate consideration or of the views of HACI’s board of directors or management with respect to the Transaction or the aggregate consideration. The type and amount of consideration payable in the Transaction were determined through negotiation between HACI and Graham Packaging, and the decision to enter into the Transaction was solely that of HACI’s board of directors.

The following is a summary of the material analyses reviewed by Houlihan Lokey with HACI’s board of directors in connection with Houlihan Lokey’s opinion rendered to HACI’s board on July 1, 2008. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial and operating metrics, including:

•	Enterprise value calculated as the value of the relevant company’s outstanding equity securities (taking into account its outstanding warrants and other convertible securities) based on the relevant company’s closing stock price, or equity value, plus net debt (calculated as outstanding indebtedness, preferred stock and minority interests less the amount of cash and cash equivalents on its balance sheet), as of a specified date.

•	Transaction value calculated as the implied enterprise value of the relevant target company based on the announced purchase price paid in the relevant transaction.

•	Earnings before interest, taxes, depreciation, and amortization, or EBITDA.

•	EBITDA adjusted for certain non-recurring items, or adjusted EBITDA.

Enterprise values derived from the selected companies analysis described below were calculated using the closing price of the common stock of the selected companies listed below as of June 30, 2008, and Transaction values for the target companies derived from the selected transactions analysis described below were calculated as of the announcement date of the relevant transaction. Accordingly, this information may not reflect current or future market conditions. Estimates of adjusted EBITDA for Graham Packaging for calendar year 2008 were based on estimates provided by Graham Packaging’s management. Estimates of adjusted EBITDA for the selected companies listed below for calendar year 2008 were based on certain publicly available research analysts’ estimates for the selected companies.

For purposes of the analyses summarized below, the term “aggregate consideration” refers to the aggregate consideration of $506 million payable by HACI in the Transaction for a total of 68,240,000 shares of GPC Common Stock, representing an approximately 66% equity interest in GPC upon consummation of the Transaction, based on the sum of the following:

•	$350 million in cash to be paid to former equity holders of Graham Packaging for 51,680,001 shares of GPC Common Stock to be held by such holders (excluding Founder Earnout Shares); plus

•	$156 million in cash to be paid to GPC for 16,559,999 newly issued shares of GPC Common Stock based on the estimate of HACI’s management of the cash remaining in HACI after the payment of expenses and discharge of liabilities in connection with the Transaction without giving effect to the payment of any cash paid in connection with any exercise by stockholders of HACI of the right to convert their shares of HACI Common Stock for a cash payment.

In the analyses summarized below, Houlihan Lokey derived implied reference ranges for the 68,240,000 shares of GPC Common Stock (excluding Founder Earnout Shares and without giving effect to the payment of any cash paid in connection with any exercise by stockholders of HACI of the right to convert their shares of HACI Common Stock for a cash payment) to be purchased by HACI in the Transaction, referred to as the HACI pro forma shares, by (1) deriving implied enterprise value reference ranges for Graham Packaging as more fully described below; (2) subtracting from those ranges the estimate of HACI’s management of the net debt of GPC after giving effect to the contemplated repayment of outstanding indebtedness of Graham Packaging and its subsidiaries in connection with the Transaction and (3) multiplying the resulting equity values by the approximately 66% equity interest in GPC attributable to the HACI pro forma shares immediately after consummation of the Transaction.

Selected Companies Analysis.  Houlihan Lokey calculated multiples of enterprise value based on certain financial data for Graham Packaging and the following selected publicly traded packaging supply companies:

•	Aptar Group, Inc.

•	Ball Corporation

•	Constar International Inc.

•	Crown Holdings, Inc.

•	Owens-Illinois, Inc.

•	Silgan Holdings, Inc.

The calculated multiples included:

•	Enterprise value as a multiple of adjusted EBITDA for the latest 12 months, or LTM, for which financial information for the selected company has been made public; and

•	Enterprise value as a multiple of estimated adjusted EBITDA for calendar year 2008.

Houlihan Lokey applied the following selected multiple ranges derived from the selected companies to corresponding financial data of Graham Packaging:

Enterprise Value as a Multiple of:	Selected Multiple Range

LTM Adjusted EBITDA	7.5x - 8.5x
Calendar Year 2008 Adjusted EBITDA	7.5x - 8.5x

The selected companies analysis indicated the following implied reference ranges for the HACI pro forma shares, as compared to the aggregate consideration:

	Implied Reference Range for	Aggregate
Enterprise Value as a Multiple of:	HACI Pro Forma Shares	Consideration

LTM Adjusted EBITDA	$670 million — $961 million
Calendar Year 2008 Adjusted EBITDA	$728 million — $1,028 million	$506 million

Selected Transactions Analysis.  Houlihan Lokey calculated multiples of transaction values in the following selected publicly announced transactions in the packaging supply industry:

Announcement Date	Acquiror	Target

• 6/16/2008	• DLJ Merchant Banking Partners/ Intesa Sanpaolo S.p.A.	• Guala Closures S.p.A.
• 12/21/2007	• Berry Plastics Corporation	• Captive Plastics, Inc.
• 12/21/2007	• Rank Group Investments Limited	• Alcoa Inc. (packaging and consumer business)
• 6/30/2007	• Investcorp Bank BSC, Private Equity	• Berlin Packaging, LLC
• 6/19/2007	• La Seda de Barcelona, S.A.	• Amcor PET Packaging Inc.
• 6/11/2007	• Rexam PLC	• OI Plastic Products FTS, Inc.
• 5/16/2007	• Sonoco Products Company	• Matrix Packaging, Inc.
• 12/19/2006	• Rank Group Investments Limited	• SIG Holding AG
• 11/14/2006	• Promens hf	• Polimoon Group AS
• 6/28/2006	• Apollo Management, L.P./ Graham Partners, Inc.	• Berry Plastics Corporation
• 2/27/2006	• Ball Corporation	• Alcan Packaging, Inc. (plastic container manufacturing business)
• 2/14/2006	• Ball Corporation	• U.S. Can Corporation

The calculated multiples included enterprise value as a multiple of LTM EBITDA for the most recent period for which financial information had been made public prior to the public announcement of the relevant transaction.

Houlihan Lokey applied the following selected multiple range derived from the selected transactions to the LTM EBITDA of Graham Packaging:

Enterprise Value as a Multiple of:	Selected Multiple Range

LTM EBITDA	7.5x - 8.5x

The selected transactions analysis indicated the following implied reference range for the HACI pro forma shares, as compared to the aggregate consideration:

Enterprise Value	Implied Reference Range for	Aggregate
as a Multiple of:	HACI Pro Forma Shares	Consideration

LTM Adjusted EBITDA	$670 million — $961 million	$506 million

Discounted Cash Flow Analysis.  Houlihan Lokey performed a discounted cash flow analysis of Graham Packaging based on estimates provided by Graham Packaging’s management. Houlihan Lokey calculated a range of implied present values (as of June 30, 2008) of the standalone unlevered, after-tax free cash flows that Graham Packaging was forecasted to generate from July 1, 2008 until December 31, 2010 and of terminal values for Graham Packaging based on Graham Packaging’s estimated EBITDA for calendar year 2010. Implied terminal values were derived by applying to Graham Packaging’s estimated EBITDA for calendar year 2010 a range of calendar year 2010 estimated EBITDA terminal value multiples of 7.5x to 8.5x. Present values of cash flows and terminal values were calculated using discount rates ranging from 8.5% to 9.5%. The discounted cash flow analysis indicated the following implied reference range for the HACI pro forma shares, as compared to the aggregate consideration:

Implied Reference Range for	Aggregate
HACI Pro Forma Shares	Consideration

$664 million — $970 million	$506 million

Other Matters

Houlihan Lokey was engaged by HACI to provide an opinion to HACI’s board of directors regarding the fairness from a financial point of view to HACI of the aggregate consideration to be paid by HACI in the Transaction. HACI engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts and recapitalizations and for other purposes. Pursuant to the engagement letter between HACI and Houlihan Lokey, HACI will pay Houlihan Lokey for its services a customary fee, a portion of which became payable upon the execution of Houlihan Lokey’s engagement letter and the balance of which became payable upon the delivery of Houlihan Lokey’s opinion, regardless of the conclusion reached in its opinion. No portion of Houlihan Lokey’s fee is contingent upon the successful completion of the Transaction. HACI also has agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws arising out of or relating to Houlihan Lokey’s engagement, which indemnification obligations will be secured by an escrowed cash amount until certain conditions are met.

In the ordinary course of business, certain of Houlihan Lokey’s affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, HACI, Graham Packaging, Graham Operating Company, or any other party that may be involved in the Transaction and their respective affiliates, including affiliates of significant security holders of HACI and Graham Packaging, or any currency or commodity that may be involved in the Transaction.

Houlihan Lokey and certain of its affiliates in the past have provided and may currently be providing investment banking, financial advisory and other financial services to Graham Packaging and Blackstone and certain of Blackstone’s portfolio companies and other affiliates, for which Houlihan Lokey and such affiliates have received, and may receive, customary compensation, including, among other things, (a) having provided and providing valuation services to Graham Packaging and Blackstone and certain of Blackstone’s portfolio companies and other affiliates, (b) having acted and acting as a participant in asset leasing, loans and other financing transactions of Graham Packaging and (c) having acted as financial advisor to a portfolio company of Blackstone in connection with the sale of such portfolio company. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to Graham Packaging, Blackstone, Hicks Holdings LLC, and other participants in the Transaction and certain of their respective portfolio companies and other affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of its and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Hicks Holdings LLC or Blackstone or one or more of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with Hicks Holdings LLC or Blackstone or one or more of their respective affiliates, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may in the past have acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, Hicks Holdings LLC, Blackstone and other participants in the Transaction or one or more of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

Material U.S. Federal Income Tax Consequences of the Transaction

The Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. No gain or loss will be recognized on the exchange of the HACI Common Stock held by the U.S. holders or non-U.S. holders (each defined in “Material U.S. Federal Income Tax Consequences”) of HACI Common Stock for shares of GPC Common Stock. In addition, (1) no gain or loss will be recognized as a result of the exchange of warrants of HACI for warrants exercisable for shares of

GPC, (2) the tax basis of the GPC Common Stock and warrants of GPC received by the U.S. holders or non-U.S. holders of HACI Common Stock and warrants in the Merger will be the same as the adjusted tax basis of the HACI Common Stock and warrants surrendered in exchange therefor, and (3) the holding period of the GPC Common Stock and warrants of GPC received in the Merger by such holders of HACI Common Stock and warrants will include the period during which such HACI Common Stock and warrants were held as capital assets on the date of the Merger.

See “Material U.S. Federal Income Tax Consequences — Tax Consequences of the Merger” for a more comprehensive discussion of the tax aspects of the Merger.

The tax consequences to HACI stockholders will depend on their own particular situation. Accordingly, HACI stockholders are urged to consult their tax advisors for a full understanding of the particular tax consequences to them.

Anticipated Accounting Treatment

The IPO Reorganization will be accounted for as a combination of entities under common control with no change in the historical accounting basis of Graham Packaging, other than as required by the change in tax status. The Transaction will be accounted for as a reverse acquisition of GPC (the surviving legal entity) by HACI (the accounting acquirer) using the purchase method of accounting. Under this method, the aggregate cash consideration paid by HACI in connection with the Transaction plus the fair value of shares of GPC Common Stock retained by the Sellers, warrants exercisable into shares of GPC Common Stock issued to the Sellers and the fair value of vested options will be allocated to GPC’s assets and liabilities based on their fair values, with any excess allocated to goodwill. GPC’s assets, liabilities and results of operations will be consolidated with the assets, liabilities and results of operations of HACI after consummation of the Transaction.

Regulatory Approvals

HACI and Graham Packaging do not expect that the Transaction will be subject to any state or federal regulatory requirements other than (i) filings under applicable securities laws and the effectiveness of the registration statement of which this proxy statement/prospectus is part, (ii) expiration or early termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (iii) the filing of certain merger documents with the Secretary of State of the State of Delaware, and (iv) certain filings required by foreign jurisdictions. HACI and Graham Packaging intend to comply with all such requirements. HACI and Graham Packaging have observed the notification and waiting period requirements of the HSR Act, and have received notification of early termination of the statutory waiting period thereunder.

THE PURCHASE AGREEMENT

The following summary of the material provisions of the Purchase Agreement is qualified by reference to the complete text of the Purchase Agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus. You are encouraged to read the Purchase Agreement in its entirety for a more complete description of the terms and conditions of the Transaction.

Transaction Structure and Consideration

On July 1, 2008, HACI entered into the Purchase Agreement with the Sellers and the other parties signatory thereto, pursuant to which, through a series of transactions, HACI’s stockholders will acquire a majority of the outstanding GPC Common Stock, and GPC will own, either directly or indirectly, 100% of the partnership interests of Graham Operating Company. In connection with the Transaction, HACI will (A) purchase an aggregate of 54,440,001 shares of GPC Common Stock from the Sellers for an aggregate purchase price of $350 million and (B) contribute such shares to GPC for an equal number of newly-issued shares of GPC Common Stock to be issued to the stockholders of HACI in connection with the Merger. In connection with the Merger, GPC will issue an additional number of shares to the stockholders of HACI in an amount equal to 16,559,999 less the number of shares of HACI that are converted into the right to receive cash pursuant to conversion rights in accordance with HACI’s amended and restated certificate of incorporation, in exchange for all then-remaining cash in HACI (after payment of expenses and discharge of liabilities).

The Merger will be effectuated by converting each outstanding share of HACI Common Stock into the right to receive one share of GPC Common Stock; provided that 2,760,000 shares of HACI Common Stock that are held by the Sponsor, or Founder Earnout Shares, will be converted into shares of GPC Common Stock that will not have any voting or economic rights unless certain post-closing GPC Common Stock trading price targets are met by September 28, 2012. Outstanding warrants to acquire shares of HACI Common Stock will be converted into warrants to acquire the same number of shares of GPC Common Stock on the same terms and conditions as the existing warrants; provided that 2,760,000 warrants that are held by the Sponsor, or Founder Earnout Warrants, will be converted into warrants to acquire shares of GPC Common Stock with an exercise price of $10 per share and an expiration date of September 28, 2012 that do not become exercisable unless certain post-closing GPC Common Stock trading price targets are met.

The Sellers will retain a minimum of 33,000,000 shares of GPC Common Stock in the Transaction. In addition, the Sellers will also receive 2,760,000 warrants to purchase shares of GPC Common Stock and may be entitled to receive additional shares of GPC Common Stock based on a net debt closing adjustment provided for in the Purchase Agreement. Unexercised options in Graham Packaging will be converted into options to purchase shares of GPC Common Stock based on an exchange ratio determined in accordance with the Purchase Agreement.

Directors and Officers

The Purchase Agreement provides that following the consummation of the Transaction, the board of directors of GPC will consist of eleven members and divided into three separate classes. Four directors, consisting of Warren Knowlton, Mark Burgess, William A. Montgomery and a director to be designated by Blackstone affiliates will be appointed as Class I directors and serve until the first annual meeting of GPC’s stockholders. Four directors, consisting of William H. Cunningham, Shervin Korangy, William F. Quinn and a director to be designated by Blackstone affiliates will be appointed as Class II directors and will serve until the second annual meeting of GPC’s stockholders. Three directors, consisting of Thomas O. Hicks, Chinh Chu and Brian Mulroney will be appointed as Class III directors and will serve until the third annual meeting of GPC’s stockholders. The Purchase Agreement also provides that affiliates of Thomas O. Hicks and affiliates of Blackstone will enter into an agreement pursuant to which (A) Blackstone affiliates will be entitled to designate, and the parties will use reasonable efforts by voting to cause the election of (i) two directors so long as Blackstone affiliates own at least 10% of the outstanding shares of GPC’s outstanding common stock and (ii) one director so long as Blackstone affiliates own at least 5% of the outstanding shares of GPC’s outstanding common stock and (B) Hicks affiliates will be entitled to designate, and the parties will use reasonable efforts by voting to cause the election of, Thomas O. Hicks as a director so long as Hicks affiliates own at least 5% of the outstanding shares of GPC Common Stock.

Representations and Warranties

The Purchase Agreement contains a number of representations and warranties made by the Sellers, Graham Packaging and HACI to each other. The representations and warranties do not survive the closing of the Transaction.

The Sellers’ representations and warranties relate to, among other things:

•	due organization and qualification;

•	authorization and validity of the Purchase Agreement;

•	no conflict and no additional governmental approvals or filings or third-party consents required;

•	the ownership of the equity interest in Graham Packaging; and

•	the absence of legal proceedings.

Graham Packaging’s representations and warranties relate to, among other things:

•	due organization and qualification;

•	authorization and validity of the Purchase Agreement;

•	subsidiaries;

•	capital structure;

•	no additional governmental consents or approvals required;

•	no conflict and no additional governmental approvals or filings or third party consents required;

•	SEC documents and financial statements;

•	the absence of a material adverse effect since December 31, 2007;

•	the absence of undisclosed liabilities;

•	owned and leased property;

•	tax matters;

•	compliance with applicable legal requirements;

•	the absence of legal proceedings;

•	environmental matters;

•	employee benefit matters;

•	intellectual property;

•	certain material contracts;

•	customers and suppliers;

•	material transactions with affiliates;

•	insurance; and

•	no brokers’ fees or commissions.

HACI’s representations and warranties relate to, among other things:

•	due organization, corporate power and that the Transaction is an “Initial Business Combination”;

•	authorization and validity of the Purchase Agreement;

•	no conflict and no additional governmental approvals or filings or third-party consents required;

•	capital structure;

•	SEC documents and financial statements;

•	the proxy statement to be filed in connection with the Transaction;

•	the absence of a material adverse effect since December 31, 2007;

•	the absence of undisclosed liabilities;

•	tax matters;

•	certain material contracts;

•	material transactions with affiliates;

•	no brokers’ fees or commissions; and

•	the trust account.

The representations and warranties set forth in the Purchase Agreement are made by and to the Sellers, Graham Packaging and HACI as of specific dates. The statements embodied in those representations and warranties were made for purposes of the Purchase Agreement between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract, may or may not be accurate as of the date they were made, and do not purport to be accurate as of the date of this proxy statement/prospectus.

Materiality and Material Adverse Effect

Some of the representations and warranties are qualified by materiality and material adverse effect qualifications. The definition of “material adverse effect” is a material adverse effect on the business, operations, assets or financial condition of a person and its subsidiaries, taken as a whole, excluding, in each case, any such effect resulting from or arising out of or in connection with (i) acts of God, calamities, national or international political or social conditions including the engagement by any country in hostilities, whether commenced before or after the date of the Purchase Agreement, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, in each case, that do not have a disproportionate effect on the person and its subsidiaries, taken as a whole, relative to other persons in the industry, (ii) economic, industry or market events, occurrences, developments, circumstances or conditions, whether general or regional in nature or limited to any area in which the person or its subsidiaries operate, in each case to the extent do not have a disproportionate effect on the person and its subsidiaries, taken as a whole, relative to other persons in the industry, (iii) changes in applicable laws or accounting standards, principles or interpretations, in each case, that do not have a disproportionate effect on the person and its subsidiaries, taken as a whole, relative to other similarly situated persons in the industry, (iv) changes in the supply or pricing of resin that do not have a disproportionate effect on the person and its subsidiaries, taken as a whole, relative to other similarly situated persons in the industry, or (v) the negotiation (including activities relating to due diligence), execution, delivery or public announcement or the pendency of the Purchase Agreement or the Transaction or any actions taken or not taken in with the Purchase Agreement or otherwise at the request or with the consent of Graham Packaging or HACI, as applicable.

Interim Covenants Relating to Conduct of Business

During the period from July 1, 2008 until the earlier of the closing date of the Transaction, each of Graham Packaging, BMP/GHC and HACI will, and will cause its respective subsidiaries to, carry on its respective business only in the ordinary course of business. During such period, Graham Packaging and its subsidiaries will also use commercially reasonable efforts to preserve their business organization, to keep available the services of their present officers and key employees, and to preserve the goodwill of those having business relationships with them. In addition, Graham Packaging and HACI and each of their respective subsidiaries may not, among other things and subject to the certain exceptions and qualifications, without the written consent of the other party (which shall not be unreasonably withheld or delayed):

•	declare, set aside or pay any dividends or distribution or other capital return in respect to its equity interests;

•	issue, deliver or sell, or authorize the issuance, delivery, redemption or sale of, any of its respective capital stock or other equity interest;

•	except as required by U.S. GAAP, materially change any accounting methods, principles or practices;

•	except in the ordinary course of business, enter into, terminate or materially modify any material contract;

•	acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the equity interests or assets of, or otherwise acquire, any material business of any corporation, partnership, association or other business organization or division thereof;

•	make or grant any bonus or any wage or salary increase to any employee or group of employees;

•	make any loans or advances to, or guarantee for the benefit of, any person (except as set forth below); or

•	cancel any third party indebtedness owed to it.

Graham Packaging may not, among other things and subject to the certain exceptions and qualifications, without the written consent of HACI (which shall not be unreasonably withheld or delayed):

•	amend its limited partnership agreement or certificate of limited partnership;

•	(i) materially amend or terminate any existing employee benefit plan or arrangement or adopt any new benefit plan (except as reasonably needed to avoid additional taxes or comply with applicable law); or (ii) except in the course of ordinary business consistent with past practices (A) pay or agree to pay any pension, retirement allowance or other employee benefit not contemplated by any existing benefit plan or employment agreement to any officer or employee, whether past or present, (B) enter into, adopt or amend any bonus, severance or retirement contract, or any employment contract with a non-executive officer except as required by law, or (C) enter into, adopt or amend any employment contract with an executive officer;

•	other than loans or advances made to employees in the ordinary course of business, make any loans, or advances or capital commitments to, or guarantees for the benefit of, any person in excess of $5.0 million individually or $10 million in the aggregate;

•	make any capital expenditures in 2008 in excess of an aggregate of $185 million;

•	make any capital expenditures in excess of the amount set forth on the most recent forecast provided to HACI prior to July 1, 2008 with respect to any item of $10 million or greater;

•	settle or compromise any legal proceeding if the amount of such settlement exceeds $10 million or will not be paid in full prior to the closing or which settlement or compromise would reasonably be expected to have a continuing adverse impact on the business of Graham Packaging after the closing of the Transaction;

•	make or change any material tax election;

•	change any annual accounting period;

•	adopt or change any accounting method with respect to material taxes;

•	surrender any right to claim a refund of material taxes; or

•	consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment relating to it.

In addition, HACI may not, among other things and subject to the certain exceptions and qualifications, without the written consent of the Seller Representative (as defined in the Purchase Agreement) (which shall not be unreasonably withheld or delayed):

•	split, combine or reclassify any shares of its capital stock or other equity securities or, except in connection with the conversion to cash of its shares of HACI Common Stock held by HACI Public Stockholders who vote against the Transaction Proposal and properly exercise their conversion rights, redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any shares of its capital stock or other equity securities;

•	create, incur or assume any Indebtedness in excess of $100,000;

•	amend or otherwise modify the investment management trust agreement or any other agreement relating to the trust account; or

•	undertake any other action that would be reasonably likely to materially adversely impede consummation of the Transaction.

Other Covenants

Access.  Prior to the closing of the Transaction, or, if earlier, the date the Purchase Agreement is terminated, each of Graham Packaging and GPC, on the one hand, and HACI, on the other hand, shall, and shall cause their respective subsidiaries to, permit the other party and its authorized agents or representatives, including independent accountants, to have access to the properties, books and records of such party during normal business hours to review information and documentation relative to the properties, books, contracts, commitments and other records of such party as may reasonably be requested, provided that such investigation shall only be upon reasonable notice and shall not disrupt personnel and operations of the business and shall be at such party’s sole cost and expense. Neither party, nor any of its affiliates or representatives, shall conduct any environmental site assessment, compliance evaluation or investigation with respect to the other party without prior consultation with the such party and without ongoing consultation with respect to any such activity (it being understood and agreed that in no event shall any subsurface investigation or testing of any environmental media be conducted). All requests for access to the offices, properties, books and records of each party shall be made to the Seller Representative or such representatives each party shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. It is further agreed that neither party nor its representatives shall contact any of the employees, customers, suppliers, parties that have business relationships with or are joint venture partners of the other party or any of their respective affiliates in connection with the transactions contemplated hereby, whether in person or by telephone, mail (electronic or otherwise) or any other means of communication, without the specific prior authorization of the Seller Representative and may only otherwise contact such persons in the ordinary course of business. Any access to the offices, properties, books and records of each party shall be subject to the following additional limitations: (i) such access shall not violate any law or any agreement to which any party or its subsidiaries is a party or otherwise expose any party to a material risk of liability; (ii) each party shall give the Seller Representative notice of at least two business days before conducting any inspections or communicating with any third party relating to any property of the other party, and the Seller Representative or a representative of each party designated by the Seller Representative shall have the right to be present when such party or its representatives conducts its or their investigations on such property; (iii) no party or its representatives shall damage any property or any portion thereof; and (iv) each party shall use its commercially reasonable efforts to conduct all on-site due diligence reviews and all communications with any person or entity on an expeditious and efficient basis.

Information and Records.  At and for five years after the closing date of the Transaction, GPC shall, and shall cause its subsidiaries (including Graham Operating Company and its subsidiaries) to, afford the Sellers (or successors) and their representatives, during normal business hours, upon reasonable notice, full access to the books, records, properties and employees of GPC and each of its subsidiaries to the extent that such access may be reasonably requested by such Seller or its successor, including in connection with tax matters, financial statements and regulatory reporting obligations, provided that nothing in the Purchase Agreement shall limit any Seller’s rights of discovery. GPC agrees to hold all the books and records of BMP/GHC, Graham Packaging and its subsidiaries existing on the closing date of the Transaction and not to destroy or dispose of any thereof for a period of ten years from the closing date of the Transaction or such longer time as may be required by law.

Confidentiality.  Each party will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement dated May 30, 2008 between HACI and Graham Packaging.

Antitrust Laws.  Each party to the Purchase Agreement shall (i) make the filings required of it or any of its affiliates under the HSR Act and any other applicable antitrust or competition laws outside the United States in connection with the Purchase Agreement and the Transaction no later than the tenth business day following the date of the Purchase Agreement, (ii) comply at the earliest practicable date and after consultation with the other party hereto with any request for additional information or documentary material received by it or any of its affiliates from the Federal Trade Commission (the “FTC”) or the Antitrust Division of the Department of Justice (the “Antitrust Division”) or any other similar foreign regulatory body, (iii) cooperate with one another in connection with any filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by the Purchase Agreement initiated by the FTC, the Antitrust Division or any other governmental authority, (iv) take any other action necessary to obtain the approvals and consents required for the consummation of the Transaction and (v) cause the waiting periods under the HSR Act and any other applicable antitrust or competition laws outside the United States to terminate or expire at the earliest possible date. Each party to the Purchase Agreement will promptly inform the other parties of any material communication made to, or received by such party from, the FTC, the Antitrust Division or any other governmental authority regarding any of the Transaction. Neither party may participate in any meeting with the FTC, the Antitrust Division or any other governmental authority without prior notice to the other party and, to the extent permitted by that governmental authority, the opportunity to attend. The filing fee under the HSR Act shall be borne by HACI.

Public Announcements.  Unless otherwise required by law, including federal securities law prior to the closing date of the Transaction, no news release or other public announcement pertaining to the Transaction (other than as already contained in this proxy/prospectus) will be made by or on behalf of any party without the prior written consent of HACI and the Seller Representative. Prior to issuing a press release or other public announcement required by law with respect to the execution and delivery of the Purchase Agreement or the Transaction, HACI and the Seller Representative shall consult with each other and shall have reasonable opportunity to comment on such press release and prior to issuing a press release or other public announcement with respect to the closing of the Transaction, HACI and the Seller Representative shall agree on the form of such press release or other public announcement.

Termination of Certain Contracts.  The related-party agreements specified in the Purchase Agreement will be terminated as of the closing of the Transaction.

Further Actions.  Subject to the terms and conditions of the Purchase Agreement, each of the parties to the Purchase Agreement agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transaction, including using its reasonable best efforts: (i) to obtain, in addition to approvals and consents discussed in the Antitrust Laws section above, any licenses, permits, consents, approvals, authorizations, qualifications and orders of federal, state, local and foreign governmental authorities as are required in connection with the consummation of the Transaction; (ii) to effect, in addition to filings discussed in Antitrust Laws section above, all necessary registrations and filings; (iii) to defend any lawsuits or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including governmental authorities or officials), challenging the Purchase Agreement or the consummation of the Transaction; and (iv) to furnish to each other such information and assistance and to consult with respect to the terms of any registration, filing, application or undertaking as reasonably may be requested in connection with the foregoing.

Directors and Officers.  HACI, Graham Packaging and the Seller Representative shall take all necessary action so that (i) the members of the board of directors of GPC are appointed or elected in accordance with the terms of the Purchase Agreement, and (ii) the officers and employees of Graham Packaging are appointed officers and employees of GPC to serve in such positions effective immediately after the closing of the Transaction.

Indemnification of Directors and Officers.  The certificate of incorporation and by-laws (or equivalent governing instruments) of GPC and each of its subsidiaries and the limited partnership agreement of Graham Operating Company shall contain provisions no less favorable with respect to indemnification than are set forth in the certificate of incorporation and by-laws, partnership agreement, or equivalent instruments, as applicable, of such persons as of the date of the Purchase Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the closing date of the Transaction in any manner that would adversely affect the rights thereunder of individuals who at or prior to the closing date of the Transaction were directors, officers, general partners, managing members, agents or employees of BMP/GHC or Graham Packaging or any of its subsidiaries or who were otherwise entitled to indemnification pursuant to the certificate of incorporation and by-laws (or equivalent governing instruments) of such persons. GPC shall cause (including, without limitation, by paying premiums on the current insurance policies) to be maintained in effect for six years after the closing date of the Transaction the current policies of the directors’ and officers’ liability or equivalent insurance maintained by or on behalf of GPC and its subsidiaries with respect to matters occurring prior to the closing of the Transaction, provided that GPC may substitute therefor policies of at least the same coverage containing terms and conditions that are not less advantageous than the existing policies (including with respect to the period covered). GPC will indemnify each individual who served as a director, officer, general partner or managing member of Graham Packaging or any of its subsidiaries at any time prior to the closing date of the Transaction from and against all actions, suits, proceedings, hearings, investigations and claims including all court costs and reasonable attorney fees and expenses resulting from or arising out of, or caused by, the Purchase Agreement or the Transaction. After the closing of the Transaction, GPC shall cause Graham Operating Company to provide indemnification of the directors and officers of HACI who serve in such capacity prior to the closing of the Transaction to the same extent as HACI provides indemnification to such persons as of the date of the Purchase Agreement and provisions of which shall not be amended, repealed or otherwise modified for a period of six years after the closing date of the Transaction in any manner that would adversely affect the rights thereunder of such persons as of the date of the Purchase Agreement.

Proxy/Registration Statement.  As soon as is reasonably practicable after the date of the Purchase Agreement, HACI, GPC and Graham Packaging agreed to jointly prepare and file with the SEC under the Securities Act and the Exchange Act, and with all other applicable regulatory bodies, a proxy statement of HACI and a registration statement of GPC (together with all amendments and supplements thereto, the “Proxy/Registration Statement”), for the purpose of (i) soliciting proxies from HACI’s stockholders for the purpose of obtaining the approval of the stockholders of HACI at the stockholder meeting contemplated by this proxy statement, of its stockholders to be called and held for such purpose, and (ii) registering the securities of GPC to be issued in connection with the transactions contemplated in the Purchase Agreement. Each of the parties to the Purchase Agreement agreed to cooperate in the preparation, filing and mailing of the Proxy/Registration Statement. The Proxy/Registration Statement will comply in all material respects with all applicable law. As soon as reasonably practicable, HACI shall deliver the agreed upon information related to HACI and Graham Packaging shall deliver the agreed upon information related to Graham Packaging to each other. Each of the parties to the Purchase Agreement agreed to furnish to each other on a timely basis all other information as may be requested in connection with the preparation of the Proxy/Registration Statement. Each of HACI, GPC and Graham Packaging shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments with respect to the Proxy/Registration Statement received from the SEC or any other governmental authority. The parties shall cooperate and provide the other with a reasonable opportunity to review and comment on the Proxy/Registration Statement and any amendments or supplements thereto in advance of filing such with the SEC and/or each other applicable government authority. Each party will advise the other parties, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy/Registration Statement. If, at any time prior to the closing of the Transaction, any information relating to HACI, GPC or Graham Packaging or any of their respective affiliates, officers or directors, is discovered by any of such parties and such information should be set forth in an amendment or supplement to the Proxy/Registration Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party discovering such information shall promptly notify the other parties hereto and, to the extent required by law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of HACI. Each of HACI, GPC and Graham Packaging shall use its reasonable best efforts to have the Proxy/Registration Statement cleared by the SEC as promptly as practicable. As soon as practicable following its clearance by the SEC, HACI shall distribute the Proxy/Registration Statement to its stockholders and shall in accordance with its certificate of incorporation, bylaws and Delaware Law solicit proxies from such stockholders to vote in favor of all of the proposals contained in the Proxy/Registration Statement and shall use reasonable best efforts to obtain the approval of HACI’s stockholders.

HACI Stockholder Approval.  HACI shall cause the HACI special meeting to be duly called and held as soon as reasonably practicable for the purpose of voting on the adoption of the Purchase Agreement and the Transaction Proposal. The board of directors of HACI shall recommend to HACI’s stockholders their adoption of the Purchase Agreement and the Transaction and shall include such recommendation in the Proxy/Registration Statement.

No Solicitation.  Each of Graham Packaging, its subsidiaries, GPC and each of the Sellers will not, and will cause their respective affiliates, employees, agents and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any person (other than HACI) concerning any sale of a significant portion of the assets or Graham Packaging or any of its subsidiaries or merger or sale (directly or indirectly) of their respective equity interests in Graham Packaging or any of the its subsidiaries, any recapitalization of Graham Packaging and its subsidiaries or similar transaction with respect to Graham Packaging or any of its subsidiaries or their respective businesses. HACI will not, and will cause its affiliates, employees, agents and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any person (other than Graham Packaging, the Sellers and GPC) concerning any business combination or similar transaction.

Registration Rights Agreement.  At or prior to the closing of the transaction, GPC, the Sponsor (and/or an affiliate thereof), Blackstone, GPCH, GCC and GEC shall execute and deliver a customary registration rights agreement. Such parties agree to promptly negotiate the form of the registration rights agreement after the date of the Purchase Agreement.

SEC Reports.  HACI and Graham Packaging will each file all reports, registration statements and other documents, together with any amendments thereto, required to be filed or submitted under the Securities Act and the Exchange Act, including but not limited to reports on Form 8-K, Form 10-K and Form 10-Q (all such reports, registration statements and documents, filed or to be filed with the SEC, with the exception of the Proxy/Registration Statement are collectively referred to herein as “SEC Reports”) required to be filed by them from the date of the Purchase Agreement to the closing date of the transaction and will use commercially reasonable efforts to do so in a timely manner. The SEC Reports (i) will be prepared in accordance and comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports, and (ii) will not at the time they are filed (and if amended or superseded by a filing prior to the date of the Purchase Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information relating to HACI and its affiliates supplied for inclusion in the Proxy/Registration Statement will not, as of the date of its distribution to HACI’s stockholders (or any amendment or supplement thereto) or at the time of the HACI special meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading. The information relating to GPC and Graham Packaging and their respective affiliates supplied to HACI for inclusion in the Proxy/Registration Statement will not, as of the date of its distribution to HACI’s stockholders (or any amendment or supplement thereto) or at the time of the HACI special meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

Lock-Up.  Prior to October 7, 2011 (the “Lock-Up Period”), no Blackstone holder nor its affiliates shall (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, with respect to shares of GPC Common Stock or any shares of GPC Common Stock issuable upon exercise of the Founder’s Warrants issued to the Initial Stockholders or any options, warrants or other securities convertible into or exercisable or exchangeable for shares of GPC Common Stock or other rights to purchase shares of GPC Common Stock or any such securities (collectively, the “Restricted Securities”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Restricted Securities, whether any such transaction is to be settled by delivery of GPC Common Stock or such other securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). Notwithstanding the foregoing, Blackstone holders and affiliates thereof may engage in transactions described above with respect to the Restricted Securities after the six-month anniversary of the closing of the Transaction solely to the extent that any such transactions, individually or in the aggregate, shall not cause a change of control, default or acceleration under the Credit Agreement or the Indentures. Prior to the three-month anniversary of the closing date of the Transaction, neither GP Corp., GPCH or any Graham Family Holder or affiliate thereof shall (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, with respect to Restricted Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Restricted Securities, whether any such transaction is to be settled by delivery of GPC Common Stock or such other securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) above.

Notice.  From the date of the Purchase Agreement through the closing date of the Transaction or the earlier termination of the Purchase Agreement, each party shall promptly give written notice to the other parties of any event, condition or circumstances occurring from the date of the Purchase Agreement through the closing date of the Transaction, which would cause any of the closing conditions specified in the Purchase Agreement not to be satisfied.

Fees.  GPC shall pay, or cause Graham Operating Company to pay, to Blackstone Advisory Services L.P. (a) an amount equal to $10 million in cash no later than December 31, 2008 and (b) an amount equal to $10 million in cash no later than March 31, 2009 in respect of financial advisory and investment banking services provided to Graham Packaging in connection with the Transaction. In addition, on or prior to March 31, 2009, GPC shall pay, or cause Graham Operating Company to pay, a one-time payment of $15 million to Blackstone Management Partners III L.L.C. in respect of transaction and structuring services provided to Graham Packaging in connection with the Transaction.

Partnership Related Matters.  Each of the Sellers waived and released GPC and BCP/LLC and their predecessors, successors and assigns and all of their current and former officers, directors, employees, and agents from any and all claims, demands, actions, suits, proceedings, complaints, charges, liabilities, damages, debts, taxes, allowances, and remedies of any type such Seller may have by reason of any matter, cause, act, or omission. The Graham Family Holders agreed to cause Graham Alternative Investment I Partners to acknowledge that, upon payment to it of a pro rata portion of the annual fee payable to it in accordance with the partnership agreement of Graham Packaging, the obligation of GPC or any of its affiliates to pay any further fees under such partnership will terminate at the closing of the Transaction. The Graham Family Holders shall cause Graham Alternative Investment I Partners to acknowledge, and the Blackstone holders shall cause Blackstone Management Partners III L.L.C. to acknowledge, that, upon payment to such party of a pro rata portion of the annual fee payable to it in accordance with the Amended and Restated Monitoring Agreement, dated as of September 30, 2004, among Graham Packaging, Graham Operating Company, Blackstone Management Partners III L.L.C. and Graham Alternative Investment Partners I, the obligation of Graham Packaging or any of its affiliates to pay any further fees thereunder, as in effect on the date of the Purchase Agreement, will terminate at the closing of the Transaction.

Credit Agreement and Indentures.  Graham Packaging will, and will cause each of its subsidiaries to, and each Seller will, take all actions necessary to comply with the terms of the Credit Agreement and the Indentures, including all actions necessary to make GPC a guarantor under such agreements as a result of the Transaction.

Conditions to Closing

The obligations of the parties to the Purchase Agreement to consummate the Transaction are subject to the following conditions:

•	At the closing date of the Transaction, each of Graham Packaging, GPC and HACI shall have delivered a signed officer’s certificate certifying that: (i) no proceeding involving such party is pending or threatened before any judicial or governmental authority relating to the Transaction; (ii) the board of directors (or general partner or manager, as the case may be) of such party has approved the Purchase Agreement; and (iii) stockholder (or partner or member, as the case may be) approval of such party with respect to the execution, delivery and performance of the Purchase Agreement and the consummation of all transactions contemplated thereby has been attained.

•	At the closing date, there shall be no law, injunction, restraining order or decree of any nature of any court or governmental authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the Transaction; provided, however, that the parties invoking this condition shall use their best efforts to have such injunction, order or decree vacated or denied.

•	The applicable waiting periods specified under the HSR Act with respect to the Transaction shall have lapsed or been terminated.

The obligation of HACI to consummate the Transaction is subject to the following conditions, unless waived in writing by HACI:

•	The representations and warranties of the Sellers contained in the Purchase Agreement which are not qualified as to materiality shall be true and accurate in all material respects as of the closing date as if made at and as of such date and the representations and warranties of the Sellers contained in the Purchase Agreement which are qualified as to materiality shall be true and accurate as of the closing date as if made at and as of such date (except those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate (or true and accurate in all material respects, as applicable) as of such date or with respect to such period).

•	The representations and warranties of Graham Packaging contained in the Purchase Agreement, disregarding all qualifications contained therein relating to materiality or Material Adverse Effect (as defined in the Purchase Agreement), shall be true and correct on and as of the closing date with the same force and effect as though such representations and warranties had been made on the closing date (except for such representations and warranties which by their express provisions are made as of an earlier date, in which case they shall be true and correct as of such date), except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect on Graham Packaging.

•	Each of the Sellers and Graham Packaging shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in the Purchase Agreement to be performed or complied with by each of them prior to or on the closing date.

•	HACI shall have received a certificate of Graham Packaging and of each Seller other than Sellers that are natural persons, dated the closing date, executed on behalf of each such person by a duly authorized officer of such person, to the effect that the conditions specified above have been satisfied.

•	There shall be no default with respect to any payment obligation or financial covenant under any material indebtedness of Graham Packaging or its subsidiaries.

•	Certain related-party contracts shall be terminated in full as of the closing, without any liability to Graham Packaging, GPC or any of their respective subsidiaries existing thereunder following the closing of the Transaction.

•	Graham Packaging shall have received a legal opinion (in addition to the legal opinion delivered to Graham Packaging at signing of the Purchase Agreement) from Simpson Thacher & Bartlett LLP addressing the no conflicts or defaults under the Credit Agreement and Indentures as a result of the transactions contemplated by the Purchase Agreement to be effected at closing.

The obligations of the Sellers to consummate the Transactions are subject to the following conditions, unless waived in writing by the Sellers:

•	The representations and warranties of HACI contained in the Purchase Agreement which are not qualified as to materiality shall be true and accurate in all material respects as of the closing date as if made at and as of such date and the representations and warranties of HACI contained in the Purchase Agreement which are qualified as to materiality shall be true and accurate as of the closing date as if made at and as of such date (except those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate (or true and accurate in all material respects, as applicable) as of such date or with respect to such period).

•	HACI shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in the Purchase Agreement to be performed or complied with by it prior to or on the closing date.

•	The Sellers shall have received a certificate of HACI, dated the closing date, executed on behalf of HACI by its President or any Vice President, to the effect that the conditions specified above have been satisfied.

Termination

The Purchase Agreement may be terminated at any time prior to the closing:

•	by mutual written consent of HACI and the Seller Representative;

•	by HACI or the Seller Representative by giving written notice to the other party if a law, an injunction, restraining order or decree of any nature of any governmental authority of competent jurisdiction is issued that prohibits the consummation of the Transaction and such injunction, restraining order or decree is final and non-appealable, provided that the party seeking to terminate the Purchase Agreement pursuant to this clause shall have used its reasonable best efforts to have such law, injunction, order or decree vacated or denied;

•	by HACI or the Seller Representative by giving written notice to the other person if HACI fails to obtain the requisite HACI stockholder approval of the Transaction at the HACI special meeting;

•	by either the Seller Representative or HACI by giving written notice to the other person if the closing of the Transaction has not have occurred by January 15, 2009, unless extended by written agreement of the Seller Representative and HACI, provided that the right to terminate the Purchase Agreement under this clause shall not be available to any person whose failure or inability to fulfill any obligation under the Purchase Agreement has been the cause of, or resulted in, the failure of the closing of the Transaction to occur on or before such date;

•	by the Seller Representative, upon written notice to HACI, upon a breach of any representation, warranty, covenant or agreement on the part of HACI set forth in the Purchase Agreement such that, if occurring or continuing on the closing date, certain closing conditions would not be satisfied (subject to cure provisions); or

•	by HACI, upon written notice to the Seller Representative, upon a breach of any representation, warranty, covenant or agreement on the part of Graham Packaging or the Sellers set forth in the Purchase Agreement such that, if occurring or continuing on the closing date, certain closing conditions would not be satisfied (subject to cure provisions).

Upon termination, the Purchase Agreement will terminate and the Transaction will be abandoned without further action by any of the parties to the Purchase Agreement, provided that nothing in the Purchase Agreement shall relieve any party from liability for any intentional or knowing breach of any provision of it. In the event that (i) the Purchase Agreement terminates because of the failure by HACI to receive stockholder approval for the Transaction or due to a material breach by HACI and (ii) HACI then consummates an alternative business combination transaction, HACI will be required to reimburse Graham Packaging for certain documented out-of-pocket fees and expenses in an amount not to exceed $2.5 million.

Governing Law

The Purchase Agreement is governed by and construed in accordance with the internal laws of the State of New York

THE CERTIFICATE AMENDMENT PROPOSAL

The General Description of the Certificate Amendment

The Certificate Amendment Proposal, if approved by HACI stockholders, would adopt and permit HACI to file an amendment to its amended and restated certificate of incorporation, the form of which is attached as Appendix C, which amendment provides for HACI’s perpetual existence. The HACI amended and restated certificate of incorporation provides that in order to consummate a business combination, an amendment to the certificate of incorporation providing for the perpetual existence of HACI must be approved by a majority of the outstanding shares of HACI Common Stock at a duly held stockholder meeting.

Recommendation of HACI’s Board of Directors

The HACI board of directors believes that the Certificate Amendment Proposal is in the best interests of HACI and its stockholders. The HACI board of directors has approved and declared advisable the Certificate Amendment Proposal and recommends that you vote “FOR” the adoption of the Certificate Amendment Proposal.

The board of directors recommends a vote “FOR” adoption of the Certificate Amendment Proposal.

THE ADJOURNMENT PROPOSAL

In the event there are not sufficient votes for, or otherwise in connection with, the adoption of the Transaction Proposal or the Certificate Amendment Proposal, the HACI board of directors may adjourn the special meeting to a later date, or dates, if necessary, to permit further solicitation of proxies. In no event will HACI seek adjournment which would result in soliciting of proxies, having a stockholder vote, or otherwise consummating a business combination after September 28, 2009.

The board of directors recommends a vote “FOR” adoption of the Adjournment Proposal.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma financial information has been derived by the application of pro forma adjustments to the historical consolidated financial statements of HACI and Graham Packaging to reflect the Transaction, including the IPO Reorganization.

The unaudited pro forma consolidated balance sheet as of June 30, 2008 (the “pro forma balance sheet”) gives effect to the Transaction as if it had occurred on June 30, 2008. The unaudited pro forma consolidated statements of operations for the six months ended June 30, 2008 and the year ended December 31, 2007 (the “pro forma statements of operations” and together with the pro forma balance sheet, the “pro forma financial statements”), give effect to the Transaction as if it had occurred on January 1, 2007.

The pro forma financial statements have been prepared using two different levels of approval of the Transaction by HACI Public Stockholders:

•	Assuming Maximum Conversion: This presentation assumes HACI Public Stockholders owning 30% less one share of the HACI Common Stock issued in HACI’s initial public offering seek conversion.

•	Assuming Minimum Conversion: This presentation assumes that no HACI Public Stockholders seek to convert their shares into a pro rata share of the trust account. This presentation also assumes that 100% of the additional proceeds received by GPC after payment of expenses, are used to repay debt under the Credit Agreement.

The IPO Reorganization will be accounted for as a combination of entities under common control with no change in the historical accounting basis of Graham Packaging, other than as required by the change in tax status. Partnership units of Graham Packaging will be exchanged in connection with the Transaction for GPC Common Stock. This exchange will have no impact on equity. The Transaction will be accounted for as a reverse acquisition of GPC (the surviving legal entity) by HACI (the accounting acquirer) using the purchase method of accounting. Under this method, the aggregate cash consideration paid by HACI in connection with the Transaction plus the fair value of shares of GPC retained by and warrants exercisable into shares of GPC Common Stock issued to the Sellers will be allocated to GPC’s assets and liabilities based on their fair values, with any excess allocated to goodwill. GPC’s assets, liabilities and results of operations will be consolidated with the assets, liabilities and results of operations of HACI after consummation of the Transaction. The amounts allocated to acquired assets and liabilities and tax attributes in the pro forma balance sheet are based on preliminary valuation estimates of management. Adjustments made in connection with the final determination of purchase price and tax assets and liabilities could be material.

The pro forma financial statements do not include any cost savings from the elimination of HACI operating expenses. Since its inception, HACI’s efforts have been limited to organizational activities, activities relating to its initial public offering, activities relating to identifying and evaluating prospective acquisition candidates, and activities relating to general corporate matters.

The pro forma financial statements should not be considered indicative of actual results that would have been achieved had the Transaction been consummated on the dates or for the periods indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period. The pro forma financial statements should be read together with the historical financial statements of HACI and Graham Packaging and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of HACI and Graham Packaging included elsewhere in this proxy statement/prospectus.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of June 30, 2008

			Transaction		GPC Pro	Additional		GPC Pro
			Adjustments		Forma	Adjustments		Forma
		Graham	(Assuming		(Assuming	for		(Assuming
		Packaging	Maximum		Maximum	Minimum		Minimum
	HACI	Holdings	Conversion)		Conversion)	Conversion		Conversion)
	(In millions)

ASSETS
Current Assets:
Cash and cash equivalents	$0.9	$52.9	$(5.9	) a	$47.9	$5.9	a	$53.8
Cash held in trust	541.0	—	(541.0	) a	—	—		—
Accounts receivable, net	—	277.4	—		277.4	—		277.4
Inventories	—	273.5	26.0	b	299.5	—		299.5
Deferred income taxes	—	7.1	(2.2	) c	4.9	—		4.9
Prepaid expenses and other current assets	1.5	54.8	—		56.3	—		56.3

Total current assets	543.4	665.7	(523.1)		686.0	5.9		691.9
Property, plant and equipment, net	—	1,238.1	—		1,238.1	—		1,238.1
Intangible assets, net	—	51.4	942.3	b	993.7	—		993.7
Goodwill	—	311.6	618.1	b	929.7	4.0	b	933.7
Deferred income taxes	0.2	2.1	(0.2	) c	2.1	—		2.1
Other non-current assets	2.0	46.2	(38.9	) b,d	9.3	—		9.3

Total assets	$545.6	$2,315.1	$998.2		$3,858.9	$9.9		$3,868.8

LIABILITIES AND PARTNERS’ CAPITAL (DEFICIT) / STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$43.2	$(0.8	) e	$42.4	$(1.4	) e	$41.0
Accounts payable	1.2	183.8	(0.9	) f	184.1	—		184.1
Accrued expenses and other current liabilities	3.0	182.5	23.2	f	208.7	—		208.7
Deferred income taxes	—	3.8	(2.2	) c	1.6	—		1.6
Deferred revenue	—	34.1	—		34.1	—		34.1
Deferred underwriting commission	17.4	—	(17.4	) a	—	—		—

Total current liabilities	21.6	447.4	1.9		470.9	(1.4)		469.5
Long-term debt	—	2,478.9	(134.1	) e	2,344.8	(146.8	) e	2,198.0
Deferred income taxes	—	28.2	198.6	c	226.8	(2.6	) b	224.2
Other non-current liabilities	—	87.4	—		87.4	—		87.4
Common stock subject to possible redemption	160.8	—	(160.8	) g	—	—		—
Deferred interest attributable to common stock to possible redemption (net of taxes)	1.9	—	(1.9	) g	—	—		—
Commitments and contingent liabilities	—	—	—		—	—		—
Total partners’ capital (deficit) / stockholders’ equity	361.3	(726.8)	1,094.5	g	729.0	160.7	g	889.7

Total liabilities and partners’ capital (deficit) / stockholders’ equity	$545.6	$2,315.1	$998.2		$3,858.9	$9.9		$3,868.8

See the accompanying notes to the unaudited pro forma condensed consolidated financial statements, which are an integral part of these statements.

Unaudited Pro Forma Condensed Consolidated Statements of Operations
For the Year Ended December 31, 2007

				Transaction		GPC Pro		Additional		GPC Pro
				Adjustments		Forma		Adjustments		Forma
			Graham	(Assuming		(Assuming		For		(Assuming
			Packaging	Maximum		Maximum		Minimum		Minimum
	HACI		Holdings	Conversion)		Conversion)		Conversion		Conversion)
	(In millions except share and per share amounts)

Net Sales	$—		$2,493.5	$—		$2,493.5		$—		$2,493.5
Cost of goods sold	—		2,154.3	(14.8	) a	2,139.5		—		2,139.5

Gross profit	—		339.2	14.8		354.0		—		354.0
Selling, general and administrative expenses	1.1	g	136.5	28.8	a	166.4		—		166.4
Asset impairment charges	—		157.9	(157.9	) b	—		—		—
Net loss on disposal of fixed assets	—		19.5	—		19.5		—		19.5

Operating (loss) income	(1.1)		25.3	143.9		168.1		—		168.1
Interest expense	—		210.5	20.3	c	230.8		(13.4	) c	217.4
Interest income	(5.2	) g	(0.9)	5.2	d	(0.9)		—		(0.9)
Other expense, net	—		2.0	—		2.0		—		2.0

Income (loss) before income taxes	4.1		(186.3)	118.4		(63.8)		13.4		(50.4)
Income tax provision (benefit)	1.4		19.8	(21.5	) e	(0.3)		5.3	e	5.0

Net income (loss)	$2.7		$(206.1)	$139.9		$(63.5)		$8.1		$(55.4)

Basic and diluted net loss per share						$(0.73)				$(0.54)
Weighted-average number of shares outstanding Basic and diluted						86,680,001	f			103,240,000	f

See the accompanying notes to the unaudited pro forma condensed consolidated financial statements, which are an integral part of these statements.

Unaudited Pro Forma Condensed Consolidated Statements of Operations
For the Six Months Ended June 30, 2008

				Transaction		GPC Pro		Additional		GPC Pro
				Adjustments		Forma		Adjustments		Forma
			Graham	(Assuming		(Assuming		For		(Assuming
			Packaging	Maximum		Maximum		Minimum		Minimum
	HACI		Holdings	Conversion)		Conversion)		Conversion		Conversion)
	(In millions except share and per share amounts)

Net Sales	$—		$1,357.6	$—		$1,357.6		$—		$1,357.6
Cost of goods sold	—		1,157.0	6.2	a	1,163.2		—		1,163.2

Gross profit	—		200.6	(6.2)		194.4		—		194.4
Selling, general and administrative expenses	0.7	g	69.1	14.0	a	83.8		—		83.8
Net loss on disposal of fixed assets	—		0.3	—		0.3		—		0.3

Operating (loss) income	(0.7)		131.2	(20.2)		110.3		—		110.3
Interest expense	—		93.0	12.4	c	105.4		(6.2	) c	99.2
Interest income	(4.5	) g	(0.3)	4.5	d	(0.3)		—		(0.3)
Other expense, net	—		(1.4)	—		(1.4)		—		(1.4)

Income (loss) before income taxes	3.8		39.9	(37.1)		6.6		6.2		12.8
Income tax provision (benefit)	1.3		7.8	(2.6	) e	6.5		2.5	e	9.0

Net income	$2.5		$32.1	$(34.5)		$0.1		$3.7		$3.8

Net income per share
Basic						$0.00				$0.04
Diluted						$0.00				$0.03
Weighted-average number of shares outstanding
Basic						86,680,001	f			103,240,000	f
Diluted						101,352,263	f			117,912,263	f

See the accompanying notes to the unaudited pro forma condensed consolidated financial statements, which are an integral part of these statements.

Adjustments to the Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of June 30, 2008

a.	The following table outlines the adjustments to cash and cash held in trust by HACI assuming (i) maximum conversion and (ii) additional adjustments assuming minimum conversion of HACI Common Stock by HACI Public Stockholders;

		Additional
		Adjustments
	Assume	Assuming
	Maximum	Minimum
	Conversion	Conversion
	(In millions)

Cash and cash held in trust
Co-invest proceeds(1)	$20.0	$—
Repayment of employee notes(2)	2.0	—
Repayment of partner receivable(3)	4.2	—
Cash consideration paid to Sellers(4)	(350.0)	—
Conversion of shares(5)	(160.7)	160.7
Term Loan pay down(6)	—	(154.8)
Payment of deferred underwriting commission(7)	(17.4)	—
Estimated fees and expenses(8)	(45.0)	—

Total adjustment to cash and cash held in trust	(546.9)	5.9
Total adjustment to cash	(5.9)	5.9

Total adjustment to cash held in trust	$(541.0)	$—

(1)	Represents the gross proceeds to be received by HACI as a result of the investment in an aggregate of 2,000,000 co-investment units consisting of shares of HACI Common Stock and warrants with an exercise price of $7.50 at a purchase price of $10.00 per unit in accordance with the terms of the Purchase Agreement.

(2)	Represents the repayments of loans outstanding to certain Graham Packaging management employees for the purchase of shares of BMP/GHC in connection with capital call payments made on September 29, 2000, and March 29, 2001. See Note 18 to the Condensed Consolidated Financial Statements of Graham Packaging for the six months ended June 30, 2008.

(3)	Represents the repayment of amounts funded by Graham Packaging on behalf of certain Blackstone affiliates to purchase partnership units from the former Chief Executive Officer and Chief Financial Officer pursuant to separation agreements. As a result of this transaction, the Blackstone affiliates became the owners of these partnership units.

(4)	Represents the amount of cash consideration to be paid to the Sellers by HACI at closing for 54,440,001 shares of GPC Common Stock.

(5)	Represents the estimated $160.7 million payment to HACI Public Stockholders who elect to convert their shares of HACI Common Stock and receive a cash payment, assuming maximum conversion of 16,559,999 shares. As of June 30, 2008, on a pro forma basis, the conversion amount would have been approximately $9.71 per share calculated based on the aggregate amount on deposit in HACI’s trust account (before payment of deferred underwriting discounts) including interest earned on the trust account, net of income taxes payable on such interest, and less $6.6 million expected to be released to HACI to fund working capital requirements, divided by 55,200,000 shares of HACI Common Stock sold in its initial public offering.

(6)	To the extent that less than the maximum number of HACI Public Stockholders elect conversion, management intends to use any remaining HACI cash, after payment of expenses, to pay down the Term Loan, which will result in a pro rata reduction of future principal payments. Graham Packaging’s existing Credit Agreement generally requires that 50% of the proceeds be used to pay down the Term Loan. See “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Graham Packaging — Liquidity and Capital Resources” and “Graham Packaging’s Debt Facilities.”

(7)	If the Transaction is completed, the underwriters of HACI’s initial public offering will be entitled to receive approximately $17.4 million of the funds held in HACI’s trust account. See Note 2 to the HACI audited financial statements as of December 31, 2007 and for the period February 26, 2007 (inception) to December 31, 2007.

(8)	Represents estimated fees and expenses, consisting primarily of transaction advisory, legal, accounting and other professional fees and a sale bonus.

b.	The Transaction will be reported as a business combination, and HACI will be deemed the accounting acquirer, as defined by SFAS 141, “Business Combinations.” The calculated purchase price includes the aggregate estimated fair value of the consideration provided by HACI to purchase GPC, including (1) cash consideration paid to the Sellers in return for 54,440,001 shares of GPC Common Stock, (2) vested options issued to employees and management to purchase GPC Common Stock, (3) 2,760,000 warrants to purchase GPC Common Stock issued to the Sellers, and (4) 35,000,000 shares (assuming net debt targets in the Purchase Agreement are met) of GPC Common Stock retained by the Sellers. The aggregate fair value of such consideration, excluding cash, will be determined at the date of closing of the Transaction based, in part, on the market price of HACI Common Stock as of the date of closing after considering non-marketability attributes and registration rights. Management believes that the market price of HACI Common Stock at the time of the closing of the Transaction will reflect the fair value of GPC Common Stock retained by the Sellers.

For purposes of this pro forma presentation, management has utilized the closing price of HACI Common Stock on June 30, 2008, which was $9.29. Management expects that this amount will change between the date of this pro forma presentation and the date of closing of the Transaction, and that such change in amount will impact the calculation of the purchase price. This change could also impact the fair value assigned to certain assets and liabilities including deferred income taxes and goodwill. Such changes could be material.

Consideration (In millions)
Cash consideration	$350.0
Estimated value of shares issued by GPC and retained by the Sellers	325.2
Estimated value of warrants issued to Sellers	9.9
Estimated value of vested options	10.6
Direct acquisition costs	14.9

Total purchase price	$710.6

Adjustments Resulting From Preliminary purchase price allocation (In millions)
Inventories(1)	$26.0
Property, plant and equipment(2)	—
Intangible assets(3)	942.3
Goodwill(4)	618.1
Other non-current assets(5)	(36.9)
Accrued expenses(6)	(54.4)
Deferred income taxes(7)	(200.8)
Long-term debt(8)	134.9
Historical net assets of GPC(9)	(718.6)

Total purchase price	$710.6

(1)	Adjustment to reflect the step-up of inventories to estimated fair value, selling price less cost to sell and a normal profit margin, based on management’s preliminary estimation. This estimated step-up is expected to be charged to cost of goods sold in the first quarter after closing as the acquired inventories are sold.

(2)	The pro forma balance sheet does not include any preliminary fair value adjustments relating to property, plant and equipment. Based on the fair value allocations to property, plant and equipment in prior acquisitions completed by Graham Packaging and recent impairment testing analyses, management currently believes that the best estimate of fair value is the current net book value of such assets as reported by Graham Packaging. Since the appraisal process for these assets is not expected to be completed until after the closing of the Transaction, a portion of the purchase price may ultimately be allocated to property, plant and equipment and such allocated amounts may be material.

(3)	Adjustment to record the estimated fair value of intangible assets based on management’s preliminary estimation as follows:

Description (In millions)
Technology	$279.8
Customer relationships	462.8
Non-compete agreements	15.0
Trade names	236.1

Total preliminary fair value of Intangible Assets	993.7
Less historical Intangible Assets	(51.4)

Total adjustment to Intangible Assets	$942.3

The preliminary values listed above are based primarily on management’s knowledge of Graham Packaging, its products and its customers, and is developed considering current product technologies and related revenue, customer retention and sales patterns and existing agreements. Graham Packaging’s management expects that these estimates may change as more in-depth income contribution and valuation methods are applied once the Transaction closes. Graham Packaging’s management believes the significant value assigned to technology and customer relationships is indicative of Graham Packaging proprietary technologies and long-term relationships with its customers, which includes some of the world’s largest branded consumer products companies. See “Management’s Discussion and Analysis of Financial Conditions and Results of Operations— Overview.”

(4)	Amounts reflect the additional adjustments to goodwill and deferred taxes from the fair value adjustment to long-term debt. The adjustment for minimum conversion reflects the different fair value of debt resulting from its early repayment, as well as the tax-effected impact of this adjustment to deferred income taxes. Also see note a(6) and b(8).

Additional
Adjustments
Assuming
Minimum
Description	Conversion
(In millions)

Adjustment to the fair value of debt assuming maximum conversion	$(134.9)
Adjustment to the fair value of debt assuming minimum conversion	(128.3)

Additional adjustment to long-term debt (see note b(8))	6.6
Additional adjustment to Deferred income taxes	(2.6)

Additional adjustment to Goodwill	$4.0

(5)	Adjustment to eliminate deferred financing fees related to Graham Packaging’s Term Loan Facility, Senior Notes and Senior Subordinated Notes.

(6)	Adjustment to accrue estimated fees and expenses of Graham Packaging, including transaction advisory fees and a sale bonus that are contingent on the closing of the Transaction, as well as other professional fees and expenses.

(7)	Represents adjustments to reflect the estimated deferred tax assets and liabilities resulting from the application of purchase accounting to the Transaction. An assumed blended domestic rate of 39.6% and a blended foreign rate of 30.0% was applied to identified adjustments resulting from this preliminary pro forma application of purchase accounting.

(8)	Adjustment to record long-term debt as of June 30, 2008, at its estimated fair value as presented in the table below. The actual adjustment to long-term debt will depend on the fair values of such debt at the closing date of the Transaction and could differ materially depending on, among other things, the state of the credit markets at the time of closing. See note e for a summary of total adjustments to long-term debt.

		Additional
		Adjustments
	Assume	Assuming
	Maximum	Minimum
	Conversion	Conversion
	(In millions)

Description
Carrying value	$2,476.6	$(154.8)
Estimated fair value	2,341.7	(148.2)

Total adjustment	$(134.9)	$6.6

(9)	Represents historical equity of GPC after recording $2.0 million of net deferred tax assets resulting from the IPO Reorganization (note c) and the repayment of $6.2 million of equity holder receivables (notes a(2) and a(3)).

This purchase price allocation is preliminary. The final determination of the purchase price allocation will be based on the fair values of assets acquired and liabilities assumed at the date of closing. The purchase price allocation will remain preliminary until management determines these fair values and final transaction costs. The final amounts allocated to assets acquired and liabilities assumed could differ materially from the preliminary amounts presented in the pro forma financial information.

c.	Reflects the net adjustment to deferred income tax assets and liabilities that will be recorded as a result of the IPO Reorganization and purchase accounting, as follows:

Deferred
Tax
Adjustments
(In millions)

Description
IPO Reorganization(1)	$(2.0)
Purchase accounting adjustments(2)	200.8

Total net deferred tax liabilities	$198.8

Total adjustment is allocated as follows:
Adjustment to reduce deferred income tax assets — current	$(2.2)
Adjustment to reduce deferred income tax assets — non-current	(0.2)
Adjustment to reduce deferred income tax liabilities — current	(2.2)
Adjustment to increase deferred income tax liabilities — non-current	198.6

(1)	Represents an estimated $55.8 million of deferred tax assets arising from differences between the financial reporting and tax bases of GPC’s assets and liabilities arising from the 1998 recapitalization and the tax benefit of subsequent net operating losses (which will be recorded through additional paid in capital) and an estimated $53.8 million of deferred tax liabilities resulting from the change in tax status of Graham Packaging, which currently operates as a non-taxable partnership, to GPC, a taxable entity, becoming the parent and sole owner of the operations and assets of Graham Packaging (which will be recorded through earnings).

(2)	Represents the net deferred tax impact of purchase accounting adjustments. See note b(7).

Actual deferred tax assets and liabilities will be determined at the closing based on facts existing at the date of the IPO Reorganization, and the Transaction, and may differ materially from the amounts presented above depending on a number of factors, including GPC’s completion of final valuations by legal entity and assessment of the realizability of net operating loss carryforwards and other tax attributes, including an assessment of Section 382 limitations on the utilization of net operating loss carryforwards. In addition, management has not completed an assessment of uncertain tax positions in accordance with FIN 48; Graham Packaging’s management expects to complete this assessment in the period the IPO Reorganization occurs.

d.	Represents adjustment to reclassify $2.0 million of deferred acquisition costs at HACI to direct costs of acquisition.

e.	Total adjustments to long-term debt consist of the following:

		Additional
		Adjustments
	Assume	Assuming
	Maximum	Minimum
	Conversion	Conversion
	(In millions)

Debt pay-down(1)	$—	$(154.8)
Adjustment to reduce Long-term debt to estimated fair value(2)	(134.9)	6.6

Total adjustments to Long-term debt	(134.9)	(148.2)
Adjustment to Current portion of long-term debt	(0.8)	(1.4)

Adjustment to Long-term debt	$(134.1)	$(146.8)

(1)	Represents reduction of principal amount of Term Loan from additional proceeds received by GPC assuming no conversion of HACI Common Stock. See note a(6).

(2)	Represents adjustment of long-term debt to its estimated fair value under purchase accounting. See note b(8).

f.	Represents net adjustment to accounts payable and accrued expenses to reflect amounts that are not expected to be paid at the closing of the Transaction net of amounts previously accrued by Graham Packaging and HACI that will be paid on or before the closing.

g.	Adjustments to equity are as follows;

		Additional
		Adjustments
	Assume	Assuming
	Maximum	Minimum
Description	Conversion	Conversion
	(In millions)

Common stock subject to possible redemption(1)	$160.8	$—
Deferred interest attributable to common stock subject to possible redemption, net of taxes(1)	1.9	—
Conversion of shares(2)	(160.7)	160.7
Co-investment proceeds(3)	20.0	—
Estimated value of shares issued by GPC and retained by Sellers(4)	325.2	—
Estimated value of warrants issued to Sellers(4)	9.9	—
Estimated value of vested options(5)	10.6	—
Elimination of Graham Packaging historical partners’ deficit(6)	726.8	—

Total adjustment to equity	$1,094.5	$160.7

(1)	Represents the reclassification of amounts subject to possible conversion to permanent equity. Upon consummation of the Transaction, HACI Public Stockholders will no longer have the option of redeeming their shares.

(2)	Represents the estimated payment to HACI Public Stockholders who elect to convert their shares and receive a cash payment. See note a(5). Additional adjustment assuming minimum conversion assumes that no HACI Public Stockholders elect conversion.

(3)	Represents the co-investment proceeds described in note a(1).

(4)	Represents the estimated value of GPC Common Stock retained by Sellers and warrants exercisable into shares of GPC Common Stock issued to the Sellers. See note b.

(5)	Represents the estimated value of vested options that are included in the total purchase consideration. See note b.

(6)	Represents the elimination of the historical Graham Packaging partners’ deficit. Since the Transaction is being accounted for as a reverse acquisition of GPC with HACI as the accounting acquirer, the historical equity values of HACI will be retained, but reclassified based on the equity securities of GPC.

Adjustments to the Pro Forma Statements of Operations
For the year ended December 31, 2007 and the six months ended June 30, 2008

a.	Reflects adjustments to cost of goods sold (COS) and selling, general and administrative expenses (SGA) as follows:

Description	COS	SGA
	(In millions)
For the year ended December 31, 2007
Incremental amortization net of depreciation adjustment for impairment(1)	$(13.9)	$34.1
Adjustment to pension expense(2)	(0.9)	—
Reverse related party fees for management services(3)	—	(5.3)

Total adjustments	$(14.8)	$28.8

For the six months ended June 30, 2008
Incremental amortization(1)	$6.6	$17.7
Adjustment to pension expense(2)	(0.4)	—
Reverse related party fees for management services(3)	—	(2.5)
Transaction costs(4)	—	(1.2)

Total adjustments	$6.2	$14.0

(1)	Represents the incremental amortization that GPC will record as a result of purchase accounting adjustments to intangible assets. which are amortized on a straight-line basis over estimated useful lives of 15 years for technology, 17 years for customer relationships, 15 years for trade names (excluding the Graham Packaging trade name) and 2 years for non-compete agreements. The Graham Packaging tradename is not amortized, but is subject to annual impairment testing. GPC has preliminarily established both the estimated useful life assumptions and the amortization method based on Graham Packaging’s experience in a prior acquisition and consideration of customer and product revenue and life patterns.

The pro forma statements of operations do not include any preliminary fair value adjustments relating to property, plant and equipment. See note b(2) to the pro forma balance sheet. Any additional purchase price allocated to property, plant and equipment would result in additional depreciation expense, which is not included in the pro forma income statements. Since the appraisal process for these assets is not expected to be completed until after the closing of the Transaction, a portion of the purchase price may ultimately be allocated to property, plant and equipment and the amounts may be material. An increase of $50.0 million in the fair value assigned to property, plant and equipment would result in approximately $6.5 million of annual incremental depreciation expense, assuming estimated useful lives of 15.0 years for building and improvements, 9.0 years for machinery and equipment and 3.5 years for molds and tooling.

Also included in this adjustment is an estimated $26.3 million reduction of depreciation expense, substantially all of which is reflected in cost of goods sold, for the year ended December 31, 2007 resulting from the elimination of the impairment charges taken in 2007. See note b.

(2)	Represents the elimination of the amortization of actuarial gains and losses and prior service costs. Under purchase accounting, such deferrals are eliminated from accumulated other comprehensive income.

(3)	Represents the elimination of management fees paid to related parties which are required to be eliminated under the terms of the Purchase Agreement. See “Certain Relationships and Related Transactions.”

(4)	Represents the elimination of non-recurring fees and expense related to the Transaction accrued in the historical results of Graham Packaging for the six months ended June 30, 2008.

b.	Adjustment to reverse asset impairment charges recognized by Graham Packaging in the year ended December 31, 2007, as a result of adjusting property, plant and equipment to its estimated fair value as of January 1, 2007, for purposes of the pro forma statements of operations. Also see note a(1) above.

c.	Adjustments to interest expense as follows:

		Additional
		Adjustments
	Assume	Assuming
	Maximum	Minimum
Description	Conversion	Conversion
	(In millions)

For the year ended December 31, 2007
Reduction in cash interest expense(1)	$—	$(11.4)
Increase in non-cash interest from fair value of long-term debt(2)	34.2	(2.0)
Reduction in non-cash interest from elimination of deferred financing fees.(3)	(13.9)	—

Total adjustment to interest expense	$20.3	$(13.4)

For the six months ended June 30, 2008
Reduction in cash interest expense(1)	$—	$(5.2)
Increase in non-cash interest from fair value of long-term debt(2)	17.1	(1.0)
Reduction in non-cash interest from elimination of deferred financing fees(3)	(4.7)	—

Total adjustment to interest expense	$12.4	$(6.2)

(1)	Represents a reduction in cash interest expense resulting from the assumed $154.8 million pay-down of the Term Loan assuming minimum conversion. For each $25.0 million of Term Loan debt that is paid down, pro forma interest expense would decrease by $1.9 million for the year ended December 31, 2007 and $0.9 million for the six months ended June 30, 2008. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Graham Packaging — Liquidity and Capital Resources.”

(2)	Represents an increase in non-cash interest expense resulting from the reduction in the carrying values of Graham Packaging’s long-term debt to fair value under purchase accounting. See note b(8) to the pro forma balance sheet.

(3)	Represents a decrease in non-cash interest expense resulting from the elimination of deferred financing fees as a result of purchase accounting. See note b(5) to the pro forma balance sheet.

d.	Represents the elimination of HACI interest income earned on cash held in trust.

e.	Adjustments reflect the estimated tax provision that would have been recorded had Graham Packaging been subject to domestic federal and state income taxes as a result of being a taxable entity for all periods presented as a result of the IPO Reorganization, as well as the estimated income tax effects of total pro forma adjustments described above, using an assumed blended domestic rate of 39.6% and a blended foreign rate of 30.0%.

f.	Pro forma basic and diluted earnings per share have been calculated in accordance with the SEC rules for initial public offerings. These rules require that the weighted average share calculation give retroactive effect to any changes in GPC’s capital structure as well as the number of shares whose sale proceeds will be used to repay any debt as reflected in the pro forma adjustments.

•	Pro forma weighted average shares for purposes of the pro forma basic net income (loss) per share calculation reflects actual partnership units of Graham Packaging outstanding on December 31, 2007 and June 30, 2008, respectively, adjusted for the conversion of units to shares of GPC at an exchange ratio of approximately 6,685.78 shares of GPC Common Stock for each partnership unit of Graham

Packaging pursuant to the IPO Reorganization plus, in the case of minimum conversion, the 16,559,999 shares of GPC Common Stock issued for the proceeds described in note a(5) to the pro forma balance sheet which will be used to pay down debt. In addition, 2,760,000 Founder Earnout Shares have been excluded from the calculation of pro forma basic earnings (loss) per share because they have no economic value or voting power unless certain share price targets are met.

•	Pro forma weighted average shares for purposes of the pro forma diluted net income (loss) per share calculation has been further adjusted to reflect the conversion of options in Graham Packaging to options of GPC and the warrants held by HACI shareholders that will converted into an equal number of GPC warrants and will be exercisable upon closing of the Transaction. Since Graham Packaging had a pro forma net loss for the year ended December 31, 2007, 9,670,111 shares issuable pursuant to the options and 64,200,000 warrants that would have had an anti-dilutive effect have been excluded from the computation of pro forma diluted net income (loss) per share for this period. For the six months ended June 30, 2008, 1,760,967 options and 13,800,000 warrants have been excluded from the calculation of pro forma diluted earnings (loss) per share because their exercise is contingent on meeting certain performance or share price targets.

g.	Regarding amounts for HACI, $0.2 million and $0.1 million for the periods ended December 31, 2007 and June 30, 2008, respectively, have been reclassed from state taxes other than income to selling, general and administrative.

The pro forma statements of operations do not reflect any one-time charges related to the Transaction. These one-time charges include:

•	an estimated $53.8 million of income tax expense that GPC will record as a result of recording a deferred income tax liability upon becoming a taxable entity pursuant to the IPO Reorganization;

•	an estimated $26.0 million non-cash charge ($16.2 million net of tax) for the purchase accounting adjustment to inventories which will be charged to cost of goods sold as this inventory is sold in the quarter after closing;

•	an estimated $2.0 million of Transaction fees and expenses to be incurred by Graham Packaging and GPC, that will be charged to expense on or prior to the closing and $1.2 million expensed by Graham Packaging in the six months ended June 30, 2008; and

•	an estimated $17.4 million of non-cash stock based compensation expense ($10.5 million net of tax) that GPC will recognize as a one-time charge immediately after closing from incremental fair value attributable to vested and unvested stock options of Graham Packaging that will be exchanged for vested stock options of GPC in connection with the Transaction.

In addition, management anticipates that non-cash compensation expense will be $10.0 million to $20.0 million ($6.0 million to $12.0 million, net of tax) higher in the aggregate for several years after the closing of the Transaction as a result of expensing the fair value of GPC unvested time- and performance-based options as determined at the closing date.

SELECTED HISTORICAL FINANCIAL INFORMATION OF
GRAHAM PACKAGING

The following tables set forth the selected historical consolidated financial data and other operating data of Graham Packaging for and at the end of each of the years in the five-year period ended December 31, 2007, and the six months ended June 30, 2008 and 2007, which are derived from Graham Packaging’s audited and unaudited consolidated financial statements. The following tables should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Graham Packaging” and Graham Packaging’s financial statements included elsewhere in this proxy statement/prospectus. The historical results included below and elsewhere in this proxy statement/prospectus may not be indicative of future performance of Graham Packaging or GPC. No dividends or distributions have been paid during any of the periods included below.

In the opinion of the management of Graham Packaging, the historical interim financial data set forth below includes all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position of Graham Packaging as of June 30, 2008 and 2007 and the results of operations of Graham Packaging for the six months ended June 30, 2008 and 2007. The results for any interim period are not necessarily indicative of the results that may be expected for a full year.

							Six Months Ended
	Year Ended December 31,						June 30,
	2007	2006	2005	2004	2003		2008		2007
	(In millions except for unit and per-unit data)
STATEMENT OF OPERATIONS DATA:
Net sales(1)	$2,493.5	$2,520.9	$2,473.4	$1,353.0	$978.7		$1,357.6		$1,272.8
Cost of goods sold(1)	2,154.3	2,233.4	2,177.9	1,159.4	798.4		1,157.0		1,094.4

Gross profit(1)	339.2	287.5	295.5	193.6	180.3		200.6		178.4
Selling, general and administrative expenses	136.4	131.4	127.5	86.3	66.8		69.1		68.3
Impairment charges(2)	157.9	25.9	7.3	7.0	2.5		—		—
Net loss (gain) on disposal of fixed assets	19.5	13.8	13.6	2.2	(2.6)		0.3		2.5

Operating income	25.4	116.4	147.1	98.1	113.6		131.2		107.6
Interest expense(3)	210.6	207.5	185.0	140.8	97.1		93.0		108.0
Interest income	(0.9)	(0.5)	(0.6)	(0.3)	(0.5)		(0.3)		(0.3)
Other expense (income), net	2.0	2.2	0.2	(1.1)	(0.3)		(1.4)		0.7
Income tax provision (benefit)(4)	19.8	27.6	14.4	(2.1)	6.8		7.8		9.7
Minority interest	—	—	0.7	1.4	0.8		—		—

Net (loss) income	$(206.1)	$(120.4)	$(52.6)	$(40.6)	$9.7		$32.1		$(10.5)

OTHER DATA:
Cash flow provided by (used in):
Operating activities	$174.2	$263.0	$120.0	$107.5	$85.7		$117.4		$111.4
Investing activities	(149.1)	(172.4)	(261.4)	(1,382.5)	(95.9)		(67.5)		(66.8)
Financing activities	(23.2)	(104.6)	147.9	1,288.4	8.2		(15.6)		(20.5)
Depreciation and amortization(5)	203.0	205.5	201.1	112.1	74.3		87.8		101.7
Ratio of earnings to fixed charges(6)	—	—	—	—	1.2	x	1.4	x	—

BALANCE SHEET DATA (at period end):
Cash and cash equivalents	$18.3	$13.3	$26.7	$22.1	$7.1		$52.9		$37.6
Working capital(7)	158.8	139.4	248.0	184.9	6.4		218.3		176.9
Total assets	2,233.8	2,441.9	2,562.4	2,505.0	876.1		2,315.1		2,463.2
Total debt(8)	2,534.3	2,546.9	2,638.3	2,465.2	1,097.4		2,522.1		2,534.9
Partners’ capital (deficit)	(787.4)	(597.8)	(493.7)	(434.1)	(421.5)		(726.8)		(612.6)
Earnings per unit:
Basic net (loss) income per partnership unit	$(15,397.18)	$(8,997.65)	$(3,935.00)	$(3,037.31)	$728.83		$2,396.98		$(783.13)
Diluted net (loss) income per partnership unit	$(15,397.18)	$(8,997.65)	$(3,935.00)	$(3,037.31)	$726.96		$2,364.71		$(783.13)
Weighted average basic partnership units outstanding	13,382.447	13,378.607	13,377.647	13,377.647	13,377.647		13,377.647		13,387.247
Weighted average diluted partnership units outstanding	13,382.447	13,378.607	13,377.647	13,377.647	13,412.100		13,560.216		13,387.247

(1)	Net sales increase or decrease based, in part, on fluctuations in resin prices. Changes in the cost of resin are passed through to customers by means of corresponding changes in product pricing in accordance with Graham Packaging’s agreements with these customers and industry practice. As resin prices can fluctuate significantly, Graham Packaging believes that its gross profit, as well as certain expense items, should not be analyzed solely on a percentage of net sales basis.

(2)	Graham Packaging evaluated the recoverability of its long-lived tangible and intangible assets in selected locations, due to indicators of impairment, and recorded impairment charges of $156.8 million, $14.2 million, $6.9 million, $7.0 million and $2.5 million for the years ended December 31, 2007, 2006, 2005, 2004 and 2003, respectively. Goodwill is reviewed for impairment on an annual basis. The resulting impairment charges recognized, based on a comparison of the related net book value of the location to projected discounted future cash flows of the location, were $1.1 million, $11.7 million and $0.4 million for the years ended December 31, 2007, 2006 and 2005, respectively. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Graham Packaging — Results of Operations” for a further discussion.

(3)	The years ended December 31, 2007, 2006, 2004 and 2003 and the six months ended June 30, 2007 included the effects of the refinancing of Graham Packaging’s prior senior credit agreements, which resulted in the write-offs of debt issuance fees of $4.5 million, $2.1 million, $20.9 million, $6.6 million and $4.5 million, respectively, and the write-off of tender and call premiums of $15.2 million for the year ended December 31, 2004 associated with the redemption of Graham Packaging’s prior senior subordinated notes and senior discount notes.

(4)	As limited partnerships, Graham Packaging and Graham Operating Company are not subject to U.S. federal income taxes or most state income taxes. Instead, taxes are assessed to Graham Packaging’s partners based on their distributive share of the income of Graham Packaging. Certain U.S. subsidiaries acquired as part of O-I Plastic are corporations subject to U.S. federal and state income taxes. Graham Packaging’s foreign operations are subject to tax in their local jurisdictions. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to reverse.

(5)	Depreciation and amortization excludes amortization of debt issuance fees, which is included in interest expense, and impairment charges.

(6)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as pre-tax earnings from continuing operations before minority interest and income from equity investees, plus fixed charges and amortization of capitalized interest, less interest capitalized. Fixed charges include interest expense on all indebtedness, interest capitalized, amortization of debt issuance fees and one-third of rental expense on operating leases representing that portion of rental expense deemed to be attributable to interest. Earnings were insufficient to cover fixed charges by $189.2 million, $100.0 million, $42.1 million and $41.7 million for the years ended December 31, 2007, 2006, 2005 and 2004, respectively, and $2.0 million for the six months ended June 30, 2007.

(7)	Working capital is defined as current assets less current liabilities.

(8)	Total debt includes capital lease obligations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF GRAHAM PACKAGING

Overview

Graham Packaging’s management believes Graham Packaging is a worldwide leader in the design, manufacture and sale of customized blow molded plastic containers for the branded food and beverage, household, automotive lubricants and personal care/specialty product categories. As of the end of 2007, Graham Packaging operated 83 manufacturing facilities throughout North America, Europe and South America. Graham Packaging’s primary strategy is to operate in select markets that will position it to benefit from the growing conversion to value-added plastic packaging from more commodity packaging.

Management believes that critical success factors to Graham Packaging’s business are its ability to:

•	develop its own proprietary technologies that provide meaningful competitive advantage in the marketplace;

•	maintain relationships with and serve the complex packaging demands of its customers, which include some of the world’s largest branded consumer products companies;

•	participate in growth opportunities associated with the conversion of packaging products from glass, metal and paper to plastic; and

•	make investments in plant and technology necessary to satisfy the three factors mentioned above.

On October 7, 2004, Graham Packaging acquired O-I Plastic for approximately $1.2 billion. Since October 7, 2004, Graham Packaging’s operations have included the operations of O-I Plastic. With this acquisition, Graham Packaging essentially doubled in size.

Graham Packaging’s management believes that the area with the greatest opportunity for growth continues to be in producing containers for the food and beverage product category because of the industry’s continued conversion to plastic packaging, including the demand for containers for juices, juice drinks, nutritional beverages, sports drinks, teas, yogurt drinks, snacks, beer and other food products. Since much of the growth in this area has been in the sale of smaller sized containers, over the past few years Graham Packaging has experienced an overall mix shift toward smaller containers. Based on internal estimates, Graham Packaging’s management believes Graham Packaging is a leader in the value-added segment for hot-fill PET juice containers. Graham Packaging’s management also believes Graham Packaging is a leading participant in the rapidly growing market of yogurt drinks and nutritional beverages where it manufactures containers using polyolefin resins. From the beginning of 2005 through June 30, 2008, Graham Packaging has invested over $455.0 million in capital expenditures, including acquisitions, in the food and beverage product category.

Growth in Graham Packaging’s household container product category was fueled in prior years by conversions from powders to liquids for such products as detergents, household cleaners and automatic dishwashing detergent. Powdered products are typically packaged in paper-based containers such as fiber -wound cans and paperboard cartons. Graham Packaging’s strongest position is in fabric care, where Graham Packaging’s management believes Graham Packaging is a leader in plastic container design and manufacture. It should be noted the fabric care industry is now offering some brands in a concentrated formula, which management believes will negatively impact sales in this product category by $50 million to $70 million on an annual basis. Graham Packaging has continually upgraded its machinery, principally in the United States, to new, larger, more productive blow molders in order to standardize production lines, improve flexibility and reduce manufacturing costs.

Graham Packaging’s North American one-quart motor oil container product category is in a mature industry. Unit volume in the one quart motor oil industry decreased approximately 10% per year from 2005 through 2007 as the product category migrated towards the quick-lube market and larger multi-quart packages. Although Graham Packaging produces multi-quart containers, these sales only partially offset the loss in sales of one-quart containers.

Graham Packaging’s personal care/specialty product category is driven by new product launch and re-launch cycles of its customers. Based on the volume of its sales to many major suppliers of personal care/specialty products, Graham Packaging’s management believes Graham Packaging is among the leading suppliers in this product category, which includes products for the hair care, skin care, oral care and specialty markets. Graham Packaging’s management believes that Graham Packaging’s leading supply position results from its commitment to, and reputation in, new product development and flexible manufacturing processes and operations.

As of June 30, 2008, Graham Packaging operated 29 manufacturing facilities outside of the United States in Argentina, Belgium, Brazil, Canada, Finland, France, Hungary, Mexico, the Netherlands, Poland, Spain, Turkey, the United Kingdom and Venezuela. Over the past few years, Graham Packaging has expanded its international operations with the addition of a new plant in each of Brazil and the Netherlands, as well as the acquisition of O-I Plastic, which included the addition of plants in Finland, Mexico, the Netherlands, the United Kingdom and Venezuela, and the acquisition of certain plants in Brazil, Belgium and Turkey from Tetra-Pak Inc. on March 24, 2005.

For the six months ended June 30, 2008 and the year ended December 31, 2007, 71.2% and 71.6%, respectively, of Graham Packaging’s net sales were generated by its top twenty customers. The majority of the top twenty customers were under long-term contracts with terms up to ten years, while the balance represents customers with whom Graham Packaging has been doing business for over 20 years on average. Prices under these arrangements are typically tied to market standards and, therefore, vary with market conditions. In general, the contracts are requirements contracts that do not obligate the customer to purchase any given amount of product from Graham Packaging. Graham Packaging had sales to one customer, PepsiCo, which exceeded 10% of total sales for each of the six months ended June 30, 2008 and 2007 and the years ended December 31, 2007, 2006 and 2005. Graham Packaging’s sales to PepsiCo were 14.9%, 15.6%, 13.9%, 17.0% and 17.9% of total sales for the six months ended June 30, 2008 and 2007 and the years ended December 31, 2007, 2006 and 2005, respectively. For the six months ended June 30, 2008 and 2007 and the years ended December 31, 2007, 2006 and 2005, approximately 100%, 100%, 100%, 100% and 98%, respectively, of the sales to PepsiCo were made in North America.

The largest component of Graham Packaging’s cost of goods sold is resin costs. Based on industry data, the following table summarizes average market prices per pound of PET and HDPE resins in the United States during the years ended December 31, 2007, 2006 and 2005 and the six months ended June 30, 2008 and 2007:

				Six Months Ended
	Year Ended December 31,			June 30,
	2007	2006	2005	2008	2007

PET	$0.82	$0.80	$0.79	$0.91	$0.80
HDPE	0.73	0.71	0.67	0.88	0.67

Changes in the cost of resin are passed through to customers by means of corresponding changes in product pricing in accordance with Graham Packaging’s agreements with these customers and industry practice. A sustained increase in resin prices, to the extent that those costs are not passed on to the end-consumer, would make plastic containers less economical for Graham Packaging’s customers and could result in a slower pace of conversions to plastic containers.

Graham Packaging and Graham Operating Company, as limited partnerships, do not pay U.S. federal income taxes under the provisions of the Internal Revenue Code, as the applicable income or loss is included in the tax returns of the partners. However, certain U.S. subsidiaries acquired as part of O-I Plastic are corporations and are subject to U.S. federal and state income taxes. Graham Packaging’s foreign operations are subject to tax in their local jurisdictions.

Results of Operations

The following tables set forth the major components of Graham Packaging’s net sales and such net sales expressed as a percentage of total net sales:

	Year Ended December 31,
	2007		2006		2005
	(Dollars in millions)

North America	$2,140.1	85.8%	$2,220.5	88.1%	$2,168.2	87.7%
Europe	277.9	11.2	235.9	9.3	240.1	9.7
South America	75.5	3.0	64.5	2.6	65.1	2.6

Total Net Sales	$2,493.5	100.0%	$2,520.9	100.0%	$2,473.4	100.0%

	Year Ended December 31,
	2007		2006		2005
	(Dollars in millions)

Food and Beverage	$1,502.4	60.3%	$1,478.8	58.7%	$1,422.5	57.5%
Household	508.0	20.4	512.3	20.3	508.7	20.6
Automotive Lubricants	277.9	11.1	284.7	11.3	278.7	11.3
Personal Care/Specialty	205.2	8.2	245.1	9.7	263.5	10.6

Total Net Sales	$2,493.5	100.0%	$2,520.9	100.0%	$2,473.4	100.0%

	Three Months Ended June 30,				Six Months Ended June 30,
	2008		2007		2008		2007
	(Dollars in millions)

North America	$583.8	84.8%	$565.8	86.9%	$1,156.5	85.2%	$1,104.8	86.8%
Europe	80.3	11.7	68.4	10.5	156.9	11.6	134.6	10.6
South America	24.1	3.5	16.8	2.6	44.2	3.2	33.4	2.6

Total Net Sales	$688.2	100.0%	$651.0	100.0%	$1,357.6	100.0%	$1,272.8	100.0%

	Three Months Ended June 30,				Six Months Ended June 30,
	2008		2007		2008		2007
	(Dollars in millions)

Food and Beverage	$425.8	61.9%	$410.1	63.0%	$842.4	62.1%	$785.5	61.7%
Household	124.4	18.1	124.1	19.1	248.8	18.3	255.6	20.1
Automotive Lubricants	89.7	13.0	66.5	10.2	171.8	12.7	130.7	10.3
Personal Care/Specialty	48.3	7.0	50.3	7.7	94.6	6.9	101.0	7.9

Total Net Sales	$688.2	100.0%	$651.0	100.0%	$1,357.6	100.0%	$1,272.8	100.0%

Three Months Ended June 30, 2008 Compared to Three Months Ended June 30, 2007

The following table sets forth the summary of the condensed consolidated statements of income and related percentage changes for the periods indicated:

	Three Months Ended
	June 30,		% Increase/
	2008	2007	(Decrease)
	(Dollars in millions)

Net sales	$688.2	$651.0	5.7%
Cost of goods sold	580.7	552.8	5.0

Gross profit	107.5	98.2	9.5
% of net sales(1)	15.6%	15.1%
Selling, general and administrative expenses	36.2	33.1	9.4
% of net sales(1)	5.3%	5.1%
Net loss on disposal of fixed assets	0.1	0.9	(88.9)

Operating income	71.2	64.2	10.9
% of net sales(1)	10.3%	9.9%
Interest expense	42.2	52.1	(19.0)
Interest income	(0.2)	(0.1)	100.0
Other (income) expense, net	(0.5)	0.6	>100.0
Income tax provision	1.4	6.5	(78.5)

Net income	$28.3	$5.1	> 100.0%

(1)	As resin prices can fluctuate significantly, Graham Packaging believes that its gross profit, as well as certain expense items, should not be analyzed solely on a percentage of net sales basis.

Net Sales.  Net sales for the three months ended June 30, 2008, increased $37.2 million, or 5.7%, from the three months ended June 30, 2007. The increase in sales was primarily due to an increase in resin costs which are passed through to customers and the positive impact of changes in exchange rates, offset by lower volume and price reductions both from operational cost savings shared with Graham Packaging’s customers and in response to competitive pressure. Container units sold decreased 3.3%. On a geographic basis, sales for the three months ended June 30, 2008, in North America increased $18.0 million, or 3.2%, from the three months ended June 30, 2007, primarily due to an increase in resin costs which are passed through to customers, offset by lower volume and price reductions both from operational cost savings shared with Graham Packaging’s customers and in response to competitive pressure. North American sales in the food and beverage and automotive lubricants product categories contributed $7.9 million and $19.6 million, respectively, to the increase, while the household and personal care/specialty product categories decreased $6.6 million and $2.9 million, respectively. Container units sold in North America increased in the automotive lubricants product category by 5.1% and decreased in the food and beverage, household and personal care/specialty product categories by 2.7%, 6.5% and 8.4%, respectively. Sales for the three months ended June 30, 2008, in Europe increased $11.9 million, or 17.4%, from the three months ended June 30, 2007. The increase in sales was primarily due to currency conversion of $11.7 million. Sales for the three months ended June 30, 2008, in South America increased $7.3 million, or 43.5%, from the three months ended June 30, 2007. The increase in sales was primarily due to currency conversion of $3.1 million and an increase in resin costs which are passed through to customers.

Gross Profit.  Gross profit for the three months ended June 30, 2008, increased $9.3 million, or 9.5%, from the three months ended June 30, 2007. Gross profit for the three months ended June 30, 2008, increased in North America and Europe by $6.8 million and $3.8 million, respectively, while South America decreased by $1.3 million, when compared to the three months ended June 30, 2007. The overall increase in gross profit was driven by several factors including ongoing expense reduction initiatives, lower depreciation and amortization expense of $7.8 million and a weakening of the dollar against the euro and other currencies of $4.2 million, partially offset by higher project startup costs (primarily costs associated with the startup of equipment and new plants) of $1.5 million and price reductions referred to above.

Selling, General & Administrative Expenses.  Selling, general and administrative expenses for the three months ended June 30, 2008, increased $3.1 million, or 9.4%, from the three months ended June 30, 2007. The increase was primarily due to an increase in severance and stock-based compensation costs related to the termination of employment of Graham Packaging’s former Chief Operating Officer, professional fees related to the Transaction and a weakening of the dollar against the euro and other currencies, partially offset by a decrease in consulting expenses and ongoing expense reduction efforts.

Interest Expense.  Interest expense for the three months ended June 30, 2008, decreased $9.9 million from the three months ended June 30, 2007. The decrease was primarily related to a decrease in interest rates (average 90-day LIBOR decreased from 5.4% for the three months ended June 30, 2007 to 2.8% for the three months ended June 30, 2008).

Income Tax Provision.  Income tax provision for the three months ended June 30, 2008 decreased $5.1 million from the three months ended June 30, 2007. The decrease was primarily related to a decrease in unrecognized tax benefits associated with intercompany transactions in Mexico, a decrease in valuation allowances placed on Mexico deferred tax assets and a decrease in tax on repatriation of unremitted earnings to the U.S.

Net Income.  Primarily as a result of the factors discussed above, net income was $28.3 million for the three months ended June 30, 2008, compared to net income of $5.1 million for the three months ended June 30, 2007.

Six Months Ended June 30, 2008 Compared to Six Months Ended June 30, 2007

The following table sets forth the summary of condensed consolidated statements of income and related percentage changes for the periods indicated:

	Six Months Ended
	June 30,		% Increase/
	2008	2007	(Decrease)
	(Dollars in millions)

Net sales	$1,357.6	$1,272.8	6.7%
Cost of goods sold	1,157.0	1,094.4	5.7

Gross profit	200.6	178.4	12.4
% of net sales(1)	14.8%	14.0%
Selling, general and administrative expenses	69.1	68.3	1.2
% of net sales(1)	5.1%	5.4%
Net loss on disposal of fixed assets	0.3	2.5	(88.0)

Operating income	131.2	107.6	21.9
% of net sales(1)	9.7%	8.5%
Interest expense	93.0	108.0	(13.9)
Interest income	(0.3)	(0.3)	—
Other (income) expense, net	(1.4)	0.7	> 100.0
Income tax provision	7.8	9.7	(19.6)

Net income (loss)	$32.1	$(10.5)	> 100.0%

(1)	As resin prices can fluctuate significantly, Graham Packaging believes that its gross profit, as well as certain expense items, should not be analyzed solely on a percentage of net sales basis.

Net Sales.  Net sales for the six months ended June 30, 2008, increased $84.8 million, or 6.7%, from the six months ended June 30, 2007. The increase in sales was primarily due to an increase in resin costs which are passed through to customers and the positive impact of changes in exchange rates, offset by lower volume and price reductions in response to competitive pressure. Container units sold decreased 2.1%. On a geographic basis, sales for the six months ended June 30, 2008, in North America increased $51.7 million, or 4.7%, from the six months ended June 30, 2007, primarily due to an increase in resin costs which are passed through to customers, offset by lower volume and price reductions in response to competitive pressure. North American sales in the food and beverage and automotive lubricants product categories contributed $40.6 million and $34.9 million, respectively, to the increase, while the household and personal care/specialty product categories decreased $16.4 million and $7.4 million, respectively. Container units sold in North America increased in the automotive lubricants product category by 3.3% and decreased in the household and personal care/specialty categories by 10.0% and 10.4%, respectively, while the food and beverage category remained flat. Sales for the six months ended June 30, 2008, in Europe increased $22.3 million, or 16.6%, from the six months ended June 30, 2007. The increase in sales was primarily due to currency conversion of $21.9 million. Sales for the six months ended June 30, 2008, in South America increased $10.8 million, or 32.3%, from the six months ended June 30, 2007. The increase in sales was primarily due to currency conversion of $5.7 million.

Gross Profit.  Gross profit for the six months ended June 30, 2008, increased $22.2 million, or 12.4%, from the six months ended June 30, 2007. Gross profit for the six months ended June 30, 2008, increased in North America and Europe by $17.6 million and $5.9 million, respectively, while South America decreased by $1.3 million when compared to the six months ended June 30, 2007. The overall increase in gross profit was driven by several factors including ongoing expense reduction initiatives, lower depreciation and amortization expense of $13.7 million and a weakening of the dollar against the euro and other currencies of $7.5 million, partially offset by price reductions referred to above.

Selling, General & Administrative Expenses.  Selling, general and administrative expenses for the six months ended June 30, 2008, increased $0.8 million, or 1.2%, from the six months ended June 30, 2007. The increase was primarily due to an increase in severance costs related to the termination of employment of Graham Packaging’s former Chief Operating Officer, an increase in stock-based compensation expense, a weakening of the dollar against the euro and other currencies and professional fees related to the Transaction, partially offset by a decrease in consulting expenses and ongoing expense reduction efforts.

Interest Expense.  Interest expense for the six months ended June 30, 2008, decreased $15.0 million from the six months ended June 30, 2007. The decrease was primarily related to the write-off in 2007 of $4.5 million of deferred financing fees in connection with the March 30, 2007 amendment to the Credit Agreement and a decrease in interest rates (average 90-day LIBOR decreased from 5.4% for the six months ended June 30, 2007 to 3.0% for the six months ended June 30, 2008).

Income Tax Provision.  Income tax provision for the six months ended June 30, 2008 decreased $1.9 million from the six months ended June 30, 2007. The decrease was primarily related to a decrease in unrecognized tax benefits associated with intercompany transactions in Mexico, a decrease in valuation allowances placed on Mexico deferred tax assets, and a decrease in tax on repatriation of unremitted earnings to the U.S. These decreases were partially offset by income tax benefits recorded during the first quarter of 2007 associated with a 2004 Internal Revenue Service audit for Graham Packaging’s U.S. corporate group.

Net Income (Loss).  Primarily as a result of the factors discussed above, net income was $32.1 million for the six months ended June 30, 2008, compared to net loss of $10.5 million for the six months ended June 30, 2007.

2007 Compared to 2006

The following table sets forth the condensed consolidated statements of income and related percentage change for the periods indicated:

	Year Ended December 31,		%Increase/
	2007	2006	(Decrease)
	(Dollars in millions)

Net sales	$2,493.5	$2,520.9	(1.1)%
Cost of goods sold	2,154.3	2,233.4	(3.5)

Gross profit	339.2	287.5	18.0
% of net sales(1)	13.6%	11.4%
Selling, general and administrative expenses	136.4	131.4	3.8
% of net sales(1)	5.5%	5.2%
Asset impairment charges	157.9	25.9	>100.0
Net loss on disposal of fixed assets	19.5	13.8	41.3

Operating income	25.4	116.4	(78.2)
% of net sales(1)	1.0%	4.6%
Interest expense	210.6	207.5	1.5
Interest income	(0.9)	(0.5)	80.0
Other expense, net	2.0	2.2	(9.1)
Income tax provision	19.8	27.6	(28.3)

Net loss	$(206.1)	$(120.4)	(71.2)%

(1)	As resin prices can fluctuate significantly, Graham Packaging believes that its gross profit, as well as certain expense items, should not be analyzed solely on a percentage of net sales basis.

Net Sales.  Net sales for the year ended December 31, 2007 decreased $27.4 million, or 1.1%, to $2,493.5 million from $2,520.9 million for the year ended December 31, 2006. The decrease in sales was primarily due to higher sales of lower priced products and price reductions in response to competitive pressure, offset by an increase in resin costs which are passed through to customers and favorable exchange rate changes. Container units sold increased 0.4%. On a geographic basis, sales for the year ended December 31, 2007 in North America decreased $80.4 million, or 3.6%, from the year ended December 31, 2006, primarily due to higher sales of lower priced products, price reductions in response to competitive pressure and lower container units sold of 2.8%, offset by an increase in resin costs which are passed through to customers. North American sales in the food and beverage, household, automotive lubricants and personal care/specialty product categories contributed $14.7 million, $15.8 million, $9.0 million and $40.9 million, respectively, to the decrease. Container units sold in North America increased in the household product category by 0.5% and decreased in the food and beverage, automotive lubricants and personal care/specialty product categories by 0.6%, 6.8% and 14.8%, respectively. Sales for the year ended December 31, 2007 in Europe increased $42.0 million, or 17.8%, from the year ended December 31, 2006. The increase in sales was primarily due to favorable exchange rate changes of $24.8 million and higher container units sold of 7.2% compared to the same period last year. Sales for the year ended December 31, 2007 in South America increased $11.0 million, or 17.1%, from the year ended December 31, 2006. The increase in sales was primarily due to increased volume and favorable exchange rate changes of $5.9 million.

Gross Profit.  Gross profit for the year ended December 31, 2007 increased $51.7 million to $339.2 million from $287.5 million for the year ended December 31, 2006. Gross profit for the year ended December 31, 2007 increased in North America, Europe and South America by $39.7 million, $10.9 million and $1.1 million, respectively, when compared to the year ended December 31, 2006. The increase in gross profit was driven by several factors including ongoing expense reduction initiatives, the absence in 2007 of expenses related to the hurricanes in the United States in the second half of 2005 of $13.6 million, lower project startup costs (primarily costs associated with the startup of equipment and new plants) of $9.4 million, lower integration expenses for the O-I Plastic acquisition of $5.2 million and a weakening of the dollar against the euro and other currencies of $5.3 million.

Selling, General & Administrative Expenses.  Selling, general and administrative expenses for the year ended December 31, 2007 increased $5.0 million to $136.4 million from $131.4 million for the year ended December 31, 2006. The increase was primarily due to increases in consulting expenses associated with restructuring of the business and compensation-related expenses, partially offset by a decrease in costs associated with aborted acquisitions, costs related to employee severance and development costs. Selling, general and administrative expenses as a percent of sales increased to 5.5% for the year ended December 31, 2007 from 5.2% for the year ended December 31, 2006.

Asset Impairment Charges.  Impairment charges were $157.9 million for the year ended December 31, 2007 as compared to $25.9 million for the year ended December 31, 2006. Graham Packaging operates in a competitive industry with rapid technological innovation. In order to remain competitive, Graham Packaging develops and invests in new equipment which enhances productivity often making older equipment obsolete. In addition, changing market conditions can also impact Graham Packaging’s ability to recover the carrying value of its long-lived assets. During 2007, Graham Packaging noted several factors indicating that there may be impairment in some of its asset groups. These included:

•	a steady conversion to concentrate containers in the liquid laundry detergent market which will result in decreased sales;

•	an ongoing reduction in the automotive quart container business as Graham Packaging’s customers convert to multi-quart containers;

•	introduction by Graham Packaging, and its competitors, of newer production technology in the food and beverage sector which is improving productivity, causing certain of Graham Packaging’s older machinery and equipment to become obsolete; and

•	the loss of the European portion of a customer’s business.

Graham Packaging conducted an impairment test in accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” and recorded an impairment charge of $135.7 million for property, plant and equipment for the year ended December 31, 2007, compared to $14.2 million for the year ended December 31, 2006. The impairment of property, plant and equipment in 2006 was primarily due to a significant decrease in revenue in several European plants, the discontinuation of preform manufacturing in Europe and the loss of a major customer in South America. Of the 2007 impairment charge, $116.8 million was recorded in North America, $18.3 million was recorded in Europe and $0.6 million was recorded in South America.

Graham Packaging also evaluated the recoverability of its intangible assets, and consequently recorded impairment charges related to intangible assets other than goodwill in the United States of $21.1 million for the year ended December 31, 2007. Graham Packaging impaired its licensing agreements, customer relationships and patented technologies by $19.1 million, $1.7 million and $0.3 million, respectively, all in its North American Operating Segment. These intangible assets were recorded in conjunction with the acquisition of O-I Plastic in 2004. The licensing agreements were impaired due to lower projected royalty revenues associated with licensing agreements acquired in the acquisition of O-I Plastic as compared to royalty revenues projected at the time of the acquisition. The customer relationships were impaired due primarily to reduced revenues with a major customer as a result of that customer’s policy regarding allocation of its business among several vendors. The impairment in technology is primarily a result of the conversion of a significant portion of Graham Packaging’s continuous extrusion manufacturing acquired in the acquisition of O-1 Plastic to higher speed Graham Wheel technology.

Graham Packaging conducted its annual test for goodwill impairment as of December 31, 2007 and recorded an impairment charge of $1.1 million, as compared to $11.7 million for the year ended December 31,

2006. The 2007 impairment was all attributable to Graham Packaging’s Venezuelan plant while the 2006 impairment was attributable to Graham Packaging’s operations in Ecuador, Finland, the United Kingdom and Venezuela. In 2006, Graham Packaging was notified that it would lose the business of a major customer of the Ecuador plant. Graham Packaging closed its Ecuador plant in 2007. The Finland and the United Kingdom reporting units have not performed at the levels expected and Graham Packaging’s projected cash flows were not sufficient to cover the goodwill recorded at the time of the O-I Plastic acquisition. The Venezuela reporting unit suffered several years of losses and Graham Packaging’s projected cash flows were not sufficient to cover the goodwill recorded at the time of the O-I Plastic acquisition.

Interest Expense.  Interest expense increased $3.1 million to $210.6 million for the year ended December 31, 2007 from $207.5 million for the year ended December 31, 2006. The increase was primarily related to the write-off in 2007 of $4.5 million of deferred financing fees in connection with the March 30, 2007 amendment to the Credit Agreement (as compared to the write-off in 2006 of $2.1 million of deferred financing fees in connection with a 2006 amendment to the Credit Agreement) and an increase in interest rates (average 90-day LIBOR increased from 5.19% for the year ended December 31, 2006 to 5.30% for the year ended December 31, 2007), partially offset by lower debt levels in the year ended December 31, 2007.

Other Expense, Net.  Other expense, net predominantly included net foreign exchange losses for the years ended December 31, 2007 and 2006. Other expense, net decreased $0.2 million to $2.0 million for the year ended December 31, 2007 from $2.2 million for the year ended December 31, 2006.

Income Tax Provision.  Income tax provision decreased $7.8 million to $19.8 million for the year ended December 31, 2007 from $27.6 million for the year ended December 31, 2006. Improved profitability in jurisdictions where Graham Packaging has income tax liabilities, principally Europe and Mexico, and valuation allowances placed on domestic and international deferred tax assets were more than offset by decreases in tax expense in the United States. These decreases in the U.S. were attributable to several factors. Both a restructuring of the ownership of Graham Packaging’s Poland operations and a new protocol to the U.S. — Belgium Income Tax Treaty resulted in lower tax on repatriation of unremitted earnings to the U.S. In addition, income tax expense decreased due to reductions in deemed investments in U.S. property of Graham Packaging’s foreign subsidiaries.

Net Loss.  Primarily as a result of factors discussed above, net loss was $206.1 million for the year ended December 31, 2007 compared to net loss of $120.4 million for the year ended December 31, 2006.

2006 Compared to 2005

The following table sets forth the condensed consolidated statements of income and related percentage change for the periods indicated:

	Year Ended December 31,		% Increase/
	2006	2005	(Decrease)
	(Dollars in millions)

Net sales	$2,520.9	$2,473.4	1.9%
Cost of goods sold	2,233.4	2,177.9	2.5

Gross profit	287.5	295.5	(2.7)
% of net sales(1)	11.4%	11.9%
Selling, general and administrative expenses	131.4	127.5	3.1
% of net sales(1)	5.2%	5.2%
Asset impairment charges	25.9	7.3	>100
Net loss on disposal of fixed assets	13.8	13.6	1.5

Operating income	116.4	147.1	(20.9)
% of net sales(1)	4.6%	5.9%
Interest expense	207.5	185.0	12.2
Interest income	(0.5)	(0.6)	(16.7)
Other expense, net	2.2	0.2	>100
Income tax provision	27.6	14.4	91.7
Minority interest	—	0.7	(100)

Net loss	$(120.4)	$(52.6)	(128.9)%

(1)	As resin prices can fluctuate significantly, Graham Packaging believes that its gross profit, as well as certain expense items, should not be analyzed solely on a percentage of net sales basis.

Net Sales.  Net sales for the year ended December 31, 2006 increased $47.5 million, or 1.9%, to $2,520.9 million from $2,473.4 million for the year ended December 31, 2005. The increase in sales was primarily due to an increase in resin costs which are passed through to customers and volume, offset by higher sales of lower priced products and price reductions in response to competitive pressure. Container units sold increased 3.7%, principally due to additional food and beverage container business where container units sold increased 7.6%. On a geographic basis, sales for the year ended December 31, 2006 in North America increased $52.3 million, or 2.4%, from the year ended December 31, 2005, primarily due to an increase in resin costs which are passed through to customers and higher container units sold of 2.7%, offset by higher sales of lower priced products and price reductions in response to competitive pressure. North American sales in the food and beverage, household and automotive lubricants product categories contributed $56.2 million, $18.1 million and $7.3 million, respectively, to the increase, while North American sales in the personal care/specialty product category decreased $29.3 million. Container units sold in North America increased in the food and beverage and household product categories by 7.1% and 5.0%, respectively, and decreased in the automotive lubricants and personal care/specialty product categories by 7.1% and 12.6%, respectively. Sales for the year ended December 31, 2006 in Europe decreased $4.2 million, or 1.7%, from the year ended December 31, 2005. The decrease in sales was primarily due to container weight reduction programs and an overall mix shift to smaller containers, partially offset by an increase in volume and favorable exchange rate changes of approximately $3.0 million. Sales for the year ended December 31, 2006 in South America decreased $0.6 million, or 0.9%, from the year ended December 31, 2005. The decrease in sales was primarily due to an overall mix shift to smaller containers and price reductions in response to competitive pressure, partially offset by favorable exchange rate changes of $3.6 million and increased volume.

Gross Profit.  Gross profit for the year ended December 31, 2006 decreased $8.0 million to $287.5 million from $295.5 million for the year ended December 31, 2005. Gross profit for the year ended December 31, 2006 increased $1.9 million in North America and decreased $4.4 million and $5.5 million in Europe and South America, respectively, when compared to the year ended December 31, 2005. The positive impact on gross profit of added volume was offset by a negative impact of approximately $8.4 million due to the inability to recover all raw material costs related to extraordinary efforts during the Rita/Katrina hurricane events during the latter half of 2005 to procure PET raw materials and build unusually high inventory levels to make certain Graham Packaging met its customers’ requirements in the short term and build for the peak isotonic beverage demand in the long term. Gross profit was also negatively impacted by price reductions in response to competitive pressure, increased inflationary pressures on labor, utilities and other operating costs and an increase in other expenses of $5.7 million related to the hurricanes in the United States in the second half of 2005, partially offset by operational improvements, increased volume, lower integration expenses for the O-I Plastic acquisition of $6.6 million, a decrease in costs related to employee severance of $3.7 million, lower project startup costs of $1.7 million and a weakening of the dollar against the euro and other currencies of $0.7 million.

Selling, General & Administrative Expenses.  Selling, general and administrative expenses for the year ended December 31, 2006 increased $3.9 million to $131.4 million from $127.5 million for the year ended December 31, 2005. The increase was primarily due to increases in costs related to employee severance, costs associated with aborted acquisitions, consulting expenses associated with restructuring of the business, professional fees, recruitment expenses and depreciation expenses, partially offset by lower integration expenses for the O-I Plastic acquisition and a decrease in bad debt expense. Selling, general and administrative expenses as a percent of sales remained at 5.2% of sales for each of the years ended December 31, 2006 and 2005.

Asset Impairment Charges.  Asset impairment charges were $25.9 million for the year ended December 31, 2006 as compared to $7.3 million for the year ended December 31, 2005. Due to changes in the ability to utilize certain assets in Brazil, Ecuador, Finland, France, the Netherlands, Poland, Spain, the United Kingdom and the United States in 2006 and in Brazil, Ecuador, France and the United States in 2005, Graham Packaging evaluated the recoverability of these assets. For these assets to be held and used, Graham Packaging determined that the undiscounted cash flows were below the carrying value of these long-lived assets. Accordingly, Graham Packaging adjusted the carrying value of these long-lived assets to their estimated fair value in accordance with SFAS 144, resulting in impairment charges of $14.1 million and $6.8 million for the years ended December 31, 2006 and 2005, respectively. Similarly, Graham Packaging evaluated the recoverability of its goodwill, and consequently recorded impairment charges of $11.8 million and $0.5 million for the years ended December 31, 2006 and 2005, respectively, related to its operations in Ecuador, Finland, the United Kingdom and Venezuela in 2006 and Turkey in 2005. Goodwill was evaluated for impairment and the resulting impairment charges recognized were based on a comparison of the related net book value of the goodwill of the reporting unit to its implied fair value.

Interest Expense.  Interest expense increased $22.5 million to $207.5 million for the year ended December 31, 2006 from $185.0 million for the year ended December 31, 2005. The increase was primarily related to higher LIBOR rates in 2006 compared to 2005.

Other Expense, Net.  Other expense, net predominantly included net foreign exchange losses for the years ended December 31, 2006 and 2005. Other expense, net increased $2.0 million to $2.2 million for the year ended December 31, 2006 from $0.2 million for the year ended December 31, 2005.

Income Tax Provision.  Income tax provision increased $13.2 million to $27.6 million for the year ended December 31, 2006 from $14.4 million for the year ended December 31, 2005. The increase was attributable to several factors. A reduced tax benefit was attributable to lower taxable income in Graham Packaging’s U.S. subsidiaries acquired as part of the acquisition of O-I Plastic and for operations in Europe and Mexico for the year ended December 31, 2006. In addition, valuation allowances were placed on certain deferred tax assets originally treated as purchased in the acquisition of O-I Plastic.

Net Loss.  Primarily as a result of factors discussed above, net loss was $120.4 million for the year ended December 31, 2006 compared to net loss of $52.6 million for the year ended December 31, 2005.

Effect of Changes in Exchange Rates

In general, Graham Packaging’s results of operations are affected by changes in foreign exchange rates. Subject to market conditions, Graham Packaging prices its products in its foreign operations in local currencies. Income and expense accounts and cash flow items are translated at average monthly exchange rates during the period. As a result, a decline in the value of the U.S. dollar relative to the local currencies of profitable foreign subsidiaries can have a favorable effect on the profitability of Graham Packaging, and an increase in the value of the U.S. dollar relative to the local currencies of profitable foreign subsidiaries can have a negative effect on the profitability of Graham Packaging. Included in other expense (income), net, were foreign exchange losses of $1.9 million, $1.9 million and $0.3 million for the years ended December 31, 2007, 2006 and 2005, respectively, foreign exchange gains of $1.4 million for the six months ended June 30, 2008, and foreign exchange losses of $0.7 million for the six months ended June 30, 2007.

Assets and liabilities are translated at exchange rates in effect at the balance sheet date. Net exchange gains or losses resulting from the translation of foreign financial statements are recorded directly as a separate component of partners’ capital (deficit) under the caption “accumulated other comprehensive income.” Exchange rate fluctuations decreased comprehensive loss by $36.3 million and $23.2 million and increased comprehensive loss by $17.5 million for the years ended December 31, 2007, 2006 and 2005, respectively. Exchange rate fluctuations increased comprehensive income by $26.6 million for the six months ended June 30, 2008 and decreased comprehensive loss by $10.4 million for the six months ended June 30, 2007.

Derivatives

During 2004, Graham Packaging entered into four interest rate swap agreements, under which it received variable interest based on the Eurodollar rate and paid fixed interest at a weighted average rate of 3.89%, on $700.0 million of term loans. During 2005, Graham Packaging entered into three additional interest rate swap agreements, under which it received variable interest based on the Eurodollar rate and paid fixed interest at a weighted average rate of 4.43%, on $225.0 million of term loans. These interest rate swap agreements expired in December 2007 and January 2008. During 2007, Graham Packaging entered into two interest rate collar agreements, which became effective in January 2008, under which it purchased a cap at a Eurodollar rate of 4.70% and sold a floor at a weighted average Eurodollar rate of 2.88%, on $385.0 million of term loans. During 2008, Graham Packaging entered into forward exchange contracts to hedge the exchange rate exposure on transactions that are denominated in foreign currencies. At June 30, 2008, Graham Packaging had contracts for Canadian Dollars, Polish Zloty and Pound Sterling totalling $13.2 million. The interest rate swaps, interest rate collars and forward exchange contracts are accounted for as cash flow hedges. The hedges are highly effective as defined in SFAS 133, “Accounting for Derivative Instruments and Hedging Activities.” The change in fair value on the effective portion of these cash flow hedges is recorded in other comprehensive income (loss) and was an unrealized gain of $2.9 million and an unrealized loss of $2.2 million for the three months ended June 30, 2008 and 2007, respectively, and was an unrealized loss of $0.4 million and $5.2 million for the six months ended June 30, 2008 and 2007, respectively. Of the amount recorded within accumulated other comprehensive income (loss) as of June 30, 2008, 66% is expected to be recognized in interest expense in the next twelve months.

Liquidity and Capital Resources

In 2007, 2006 and 2005, Graham Packaging generated $174.2 million, $263.0 million and $120.0 million of cash from operations, respectively, and in 2005, generated $150.1 million from increased indebtedness. These funds were primarily used to fund $149.1 million, $170.9 million and $242.6 million of net cash paid for property, plant and equipment for 2007, 2006 and 2005, respectively, $1.4 million and $18.8 million of acquisitions for 2006 and 2005, respectively, and $4.5 million, $1.0 million and $2.1 million of debt issuance fee payments for 2007, 2006 and 2005, respectively. In the six months ended June 30, 2008, through its operating activities of $117.4 million, Graham Packaging funded $67.5 million of investing activities and $15.6 million of financing activities.

The Credit Agreement consists of a senior secured term loan in an aggregate principal amount of $1,851.6 million outstanding as of June 30, 2008 (the “Term Loan” or “Term Loan Facility”) and a $250.0 million senior secured revolving credit facility (the “Revolving Credit Facility”). The obligations of Graham Operating Company and CapCo I under the Credit Agreement are guaranteed by Graham Packaging and certain domestic subsidiaries of Graham Operating Company and, after the consummation of the Transaction, will be guaranteed by GPC and certain domestic subsidiaries. The Term Loan is payable in quarterly installments and requires payments of $18.75 million in each of 2008, 2009 and 2010 and approximately $1,804.8 million in 2011 (disregarding any mandatory or voluntary prepayments that may reduce such scheduled amortization payments). The Revolving Credit Facility expires on October 7, 2010. Availability under the Revolving Credit Facility as of June 30, 2008, was $239.0 million (as reduced by $11.0 million of outstanding letters of credit). The final maturity date of the Term Loan Facility is October 7, 2011. Graham Packaging, and after consummation of the Transaction, GPC, expects to fund scheduled debt repayments from cash from operations and unused lines of credit. Substantially all unused lines of credit have no major restrictions and are provided under notes between Graham Packaging and the respective lending institutions. As of June 30, 2008, Graham Operating Company was in compliance with all covenants in the Credit Agreement.

As of June 30, 2008, Graham Operating Company had outstanding $250.0 million in Senior Notes and $375.0 million in Senior Subordinated Notes. The Notes are unconditionally guaranteed, jointly and severally, by Graham Packaging and certain domestic subsidiaries of Graham Operating Company and mature on October 7, 2012 (Senior Notes), and October 7, 2014 (Senior Subordinated Notes). Interest on the Senior Notes is payable semi-annually at 8.50% and interest on the Senior Subordinated Notes is payable semi-annually at 9.875%.

At June 30, 2008, Graham Packaging’s total indebtedness was $2,522.1 million.

The Credit Agreement and the Indentures contain a number of significant covenants. Graham Packaging believes that these covenants are material terms of these agreements and that information about the covenants is material to an investor’s understanding of Graham’s Packaging’s financial condition and liquidity. Covenant compliance EBITDA (as defined below) is used to determine Graham Packaging’s compliance with certain of these covenants. Any breach of covenants in the Credit Agreement (including those that are tied to financial ratios based on covenant compliance EBITDA) could result in a default under the Credit Agreement and the lenders could elect to declare all amounts borrowed to be immediately due and payable. Any such acceleration would also result in a default under the Indentures. Additionally, these covenants restrict Graham Packaging’s and its subsidiaries’ ability to dispose of assets, repay other indebtedness, incur additional indebtedness, pay dividends, prepay subordinated indebtedness, incur liens, make capital expenditures, investments or acquisitions, engage in mergers or consolidations, engage in transactions with affiliates and otherwise restrict Graham Packaging’s activities. Under the Credit Agreement, Graham Operating Company is required to satisfy specified financial ratios and tests. Graham Operating Company may also be required to make annual excess cash flow payments as defined in the Credit Agreement. As of June 30, 2008, Graham Operating Company was in compliance with the financial ratios and tests specified in the Credit Agreement.

Covenant compliance EBITDA is defined as EBITDA (i.e., earnings before interest, taxes, depreciation and amortization) further adjusted to exclude non-recurring items, non-cash items and other adjustments required in calculating covenant compliance under the Credit Agreement and the Indentures, as shown in the table below. Covenant compliance EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity. Graham Packaging believes that the inclusion of covenant compliance EBITDA in this proxy statement/prospectus is appropriate to provide additional information to investors about the calculation of certain financial covenants in the Credit Agreement and the Indentures. Because not all companies use identical calculations, these presentations of covenant compliance EBITDA may not be comparable to other similarly titled measures of other companies. A reconciliation of net loss to covenant compliance EBITDA is as follows:

Reconciliation of net loss to EBITDA

	Year Ended December 31,			Four Quarters Ended June 30,
	2007	2006	2005	2008	2007
	(In millions)

Net loss	$(206.1)	$(120.4)	$(52.6)	$(163.5)	$(105.6)
Interest income	(0.9)	(0.5)	(0.6)	(0.9)	(0.5)
Interest expense	210.6	207.5	185.0	195.6	210.8
Income tax provisions	19.8	27.6	14.4	17.8	30.0
Depreciation and amortization	203.0	205.5	201.0	189.1	206.5

EBITDA	$226.4	$319.7	$347.2	$238.1	$341.2

Reconciliation of EBITDA to covenant compliance EBITDA

	Year Ended December 31,			Four Quarters Ended June 30,
	2007	2006	2005	2008	2007
	(In millions)

EBITDA	$226.4	$319.7	$347.2	$238.1	$341.2
Minority interest	—	—	0.7	—	—
Asset impairment charges	157.9	25.9	7.3	157.9	24.8
Other non-cash charges(a)	19.5	13.8	13.6	19.2	15.2
Fees related to monitoring agreements(b)	5.0	5.0	5.0	5.0	5.0
Non-recurring items(c)	32.0	53.8	59.4	34.8	41.6
Proforma adjustments(d)	—	—	41.0	—	—

Covenant compliance EBITDA	$440.8	$418.2	$474.2	$455.0	$427.8

(a)	Represents the net loss on disposal of fixed assets and stock-based compensation expense.

(b)	Represents annual fees paid to Blackstone Management Partners III L.L.C. and a limited partner of Graham Packaging under monitoring agreements.

(c)	Graham Packaging is required to adjust EBITDA, as defined above, for the following non-recurring items as defined in the Credit Agreement:

	Year Ended December 31,			Four Quarters Ended June 30,
	2007	2006	2005	2008	2007
	(In millions)

Reorganization and other costs(i)	$22.3	$34.6	$38.5	$24.1	$25.3
Project startup costs(ii)	9.7	19.2	20.9	10.7	16.3

	$32.0	$53.8	$59.4	$34.8	$41.6

(i)	Represents non-recurring costs for the periods presented, related to:

Year Ended December 31, 2007 — consulting expenses associated with restructuring of the business, employee severance, the integration of O-I Plastic, aborted acquisitions and other costs defined in the Credit Agreement.

Year Ended December 31, 2006 — the integration of O-I Plastic, aborted acquisitions, expenses related to the hurricanes in the United States in the second half of 2005, executive officer severance, other employee severance and other costs defined in the Credit Agreement.

Year Ended December 31, 2005 — the integration of O-I Plastic, employee severance, expenses related to the hurricanes in the United States in the second half of 2005 and other costs defined in the Credit Agreement.

Four Quarters Ended June 30, 2008 — consulting expenses associated with restructuring of the business, employee severance, plant closure costs, professional fees related to the pending acquisition, an aborted acquisition and other costs defined in the Credit Agreement.

Four Quarters Ended June 30, 2007 — the integration of O-I Plastic, aborted acquisitions, expenses related to the hurricanes in the United States in the second half of 2005, executive officer severance, other employee severance and other costs defined in the Credit Agreement.

(ii)	Represents non-recurring costs associated with project startups.

(d)	Graham Packaging is required to adjust EBITDA for synergy cost savings (through December 31, 2005), as defined in the Credit Agreement, and the pro forma effect of acquisitions. The current Transaction is not expected to result in a pro forma adjustment to covenant compliance EBITDA.

Under applicable debt agreements, Graham Operating Company’s ability to engage in activities such as incurring additional indebtedness, making investments and paying dividends is also tied to ratios based on covenant compliance EBITDA. The Credit Agreement requires that Graham Operating Company maintain a senior secured debt to covenant compliance EBITDA ratio at a maximum of 5.50x for the most recent four-quarter period. For the four quarters ended June 30, 2008, Graham Operating Company’s covenant compliance EBITDA was $455.0 million and the senior secured debt to covenant compliance EBITDA ratio was 4.05x. The ability of Graham Operating Company to incur additional debt and make certain restricted payments under its notes is tied to a covenant compliance EBITDA to fixed charges (primarily cash interest expense) ratio of 2.0x, except that Graham Operating Company may incur certain debt and make certain restricted payments without regard to the ratio, including up to $2.2 billion under the Credit Agreement and investments equal to 7.5% of Graham Operating Company’s total assets. The covenant compliance EBITDA to fixed charges ratio was 2.40x for the four quarters ended June 30, 2008. For more information on the Indentures and the Credit Agreement, see “Graham Packaging’s Debt Facilities.”

Substantially all the tangible and intangible assets of Graham Packaging, Graham Operating Company, CapCo I and the domestic subsidiaries of Graham Operating Company that are guarantors under the Credit Agreement are pledged as collateral pursuant to the terms of the Credit Agreement.

Under the Credit Agreement, Graham Packaging and Graham Operating Company are subject to restrictions on the payment of dividends or other distributions; provided that, subject to certain limitations, Graham Operating Company may pay dividends or other distributions to Graham Packaging:

•	in respect of overhead, tax liabilities, legal, accounting and other professional fees and expenses; and

•	to fund purchases and redemptions of equity interests of Graham Packaging or BMP/GHC held by then present or former officers or employees of Graham Packaging, Graham Operating Company or their subsidiaries or by any employee stock ownership plan upon that person’s death, disability, retirement or termination of employment or other circumstances with annual dollar limitations.

Graham Packaging and its subsidiaries, affiliates or significant shareholders (including Blackstone and its affiliates) may from time to time, subject to limitations in Graham Packaging’s debt agreements and in their sole discretion, purchase, repay, redeem or retire any of its outstanding debt or equity securities (including any publicly issued debt or equity securities), in privately negotiated or open market transactions, by tender offer or otherwise.

Cash paid for property, plant and equipment, excluding acquisitions, for the six months ended June 30, 2008, was $68.2 million, and was $153.4 million, $190.5 million and $257.6 million, for the years ended

December 31, 2007, 2006 and 2005, respectively. Graham Packaging’s management believes that capital expenditures to maintain and upgrade property, plant and equipment are important to remain competitive. Graham Packaging’s management estimates that on average the annual maintenance capital expenditures are approximately $30 million to $40 million per year. Additional capital expenditures beyond this amount will be required to expand capacity or improve Graham Packaging’s cost structure.

For the fiscal year 2008, Graham Packaging expects to incur capital investments ranging from $150 million to $165 million. However, total capital investments will depend on the size and timing of growth related opportunities. Graham Packaging’s principal sources of cash to fund ongoing operations and capital requirements have been and are expected to continue to be net cash provided by operating activities and borrowings under the Credit Agreement. Graham Packaging’s management believes that these sources will be sufficient to fund Graham Packaging’s ongoing operations and foreseeable capital requirements.

Graham Packaging has entered into agreements with an unrelated third-party for the financing of specific accounts receivable of certain foreign subsidiaries. For a further description of these agreements see “— Off-Balance Sheet Arrangements.”

Contractual Obligations and Commitments

The following table sets forth Graham Packaging’s significant contractual obligations and commitments as of December 31, 2007:

	Payments Due by Period
			2009 and	2011 and	2013 and
Contractual Obligations	Total	2008	2010	2012	Beyond
	(In millions)

Long-term debt(1)	$2,501.1	$33.6	$37.7	$2,054.8	$375.0
Capital lease obligations	33.2	12.1	15.6	5.5	—
Interest payments(1)(2)	839.6	191.1	372.3	209.5	66.7
Operating leases	136.9	31.1	45.1	24.9	35.8
Capital expenditures	41.0	41.0	—	—	—
Fees related to monitoring agreements(3)	25.0	5.0	10.0	10.0	—

Total contractual cash obligations	$3,576.8	$313.9	$480.7	$2,304.7	$477.5

(1)	Assuming a 0% exercise of conversion rights in the Transaction, resulting in a paydown in long-term debt of $154.8 million, Graham Packaging’s payments of long-term debt would be reduced by $0.4 million in 2008, $1.5 million in each of 2009 and 2010 and by $151.4 million in 2011. Based on Graham Packaging’s June 30, 2008 actual interest rates, each $25 million of debt reduction would result in an annual reduction of payments on long-term debt of $0.3 million, and reductions in interest payments of $1.3 million. Assuming a $154.8 million debt paydown, annual interest payments would be reduced by $7.7 million.

(2)	Interest payments are calculated based upon Graham Packaging’s 2007 year-end actual interest rates.

(3)	Represents annual fees paid to Blackstone Management Partners III L.L.C. and a limited partner of Graham Packaging under monitoring agreements. Under the terms of the Purchase Agreement, no fees will be payable in any future period related to the monitoring agreements. See “Certain Relationships and Related Transactions.”

In addition to the amounts included above, in 2008 Graham Packaging expects to make cash contributions to its pension plans of approximately $5.9 million. Cash contributions in subsequent years will depend on a number of factors including the performance of plan assets.

Uncertain tax contingencies are positions taken or expected to be taken on an income tax return that may result in additional payments to tax authorities. However, due to the uncertainty of the timing of future cash flows associated with Graham Packaging’s unrecognized tax benefits, Graham Packaging is unable to make reasonably reliable estimates of the period of cash settlement, if any, with the respective taxing authorities. Accordingly, unrecognized tax benefits of $16.6 million as of December 31, 2007 have been excluded from the contractual obligations table above. For further information related to unrecognized tax benefits, see Note 18, “Income Taxes,” of Graham Packaging’s Notes to Consolidated Financial Statements as of December 31, 2007 and for the years ended December 31, 2007, 2006 and 2005 included elsewhere in this proxy statement/prospectus.

Off-Balance Sheet Arrangements

Other than letter of credit agreements and operating leases, as of June 30, 2008, Graham Packaging did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of SEC Regulation S-K. Graham Packaging had letter of credit agreements outstanding in the amount of $11.0 million as of June 30, 2007.

Graham Packaging has entered into agreements with an unrelated third-party for the financing of specific accounts receivable of certain foreign subsidiaries. The financing of accounts receivable under these agreements is accounted for as sales in accordance with SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities.” Under the terms of the financing agreements, Graham Packaging transfers ownership of eligible accounts receivable without recourse to the third-party purchaser in exchange for cash. Proceeds on the transfer reflect the face value of the accounts receivable less a discount. The discount is recorded against net sales on the Consolidated Statement of Operations in the period of the sale. The eligible receivables financed pursuant to this factoring agreement are excluded from accounts receivable on the Consolidated Balance Sheet and are reflected as cash provided by operating activities on the Consolidated Statement of Cash Flows, while non-eligible receivables remain on the balance sheet with a corresponding liability established when those receivables are financed. Graham Packaging does not continue to service, administer and collect the eligible receivables under this program. The third-party purchaser has no recourse to Graham Packaging for failure of debtors constituting eligible receivables to pay when due. Graham Packaging maintains insurance on behalf of the third-party purchaser to cover any losses due to the failure of debtors constituting eligible receivables to pay when due. At June 30, 2008 and December 31, 2007, Graham Packaging had sold $31.5 million and $32.4 million of eligible accounts receivable, respectively, which represent the face amounts of total outstanding receivables at those dates.

Critical Accounting Policies and Estimates

Long-Lived Assets

The plastic container business is capital intensive and highly competitive. Technology and market conditions can change rapidly, possibly impacting the fair value of Graham Packaging’s long-lived assets. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with SFAS 144. Graham Packaging generally uses a probability-weighted estimate of the future undiscounted net cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable. Any impairment loss, if indicated, is measured on the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset. When fair values are not available, Graham Packaging generally estimates fair value using the probability-weighted expected future cash flows discounted at a risk-adjusted rate. Graham Packaging’s management believes that this policy is critical to the financial statements, particularly when evaluating long-lived assets for impairment. Varying results of this analysis are possible due to the significant estimates involved in Graham Packaging’s evaluations.

Impairment of Goodwill

Goodwill is not amortized, but instead is subject to impairment testing. Graham Packaging performs an evaluation to determine whether goodwill is impaired annually, or when events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Events or circumstances that might indicate an interim evaluation is warranted include unexpected adverse business conditions, economic factors, unanticipated technological changes or competitive activities, loss of key personnel and acts by governments and courts. The identification and measurement of goodwill impairment involves the estimation of the fair value of reporting units. Graham Packaging considers a number of factors, including the input of an independent appraisal firm, in conducting the impairment testing of its reporting units. Graham Packaging performs its impairment testing by comparing the estimated fair value of the reporting unit to the carrying value of the reported net assets, with such testing occurring as of the end of each year. Fair value is generally based on the income approach using a calculation of discounted cash flows, based on the most recent financial projections for the reporting units. The financial projections are Graham Packaging’s best estimates based on current and forecasted market conditions. The calculation of fair value for Graham Packaging’s reporting units incorporates many assumptions including future growth rates, profit margins and discount factors. Changes in economic and operating conditions impacting these assumptions could result in additional impairment charges in future periods.

Derivatives

Graham Packaging accounts for derivatives under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities — An Amendment of FASB Statement No. 133.” These standards establish accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. The fair value of the derivatives is determined from sources independent of Graham Packaging, including the financial institutions which are party to the derivative instruments. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and the hedged item will be recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portion of the change in the fair value of the derivative will be recorded in other comprehensive income (loss) and will be recognized in the income statement when the hedged item affects earnings.

In the past, Graham Packaging has entered into forward exchange contracts to hedge the exchange rate exposure on transactions that are denominated in a foreign currency. These forward contracts are accounted for as cash flow hedges. At June 30, 2008, Graham Packaging had contracts for Canadian Dollars, Polish Zloty and Pound Sterling totalling $13.2 million. At December 31, 2007 and 2006, Graham Packaging had no foreign currency forward exchange contracts outstanding.

SFAS 133 defines requirements for designation and documentation of hedging relationships as well as ongoing effectiveness assessments in order to use hedge accounting. For a derivative that does not qualify as a hedge, changes in fair value will be recognized in earnings. Continued use of hedge accounting is dependent on management’s adherence to this accounting policy. Failure to properly document Graham Packaging’s interest rate swaps and collars as cash flow hedges would result in income statement recognition of all or part of any future unrealized gain or loss recorded in other comprehensive income (loss). The potential income statement impact resulting from a failure to adhere to this policy makes this policy critical to the financial statements.

Benefit Plans

Graham Packaging has several defined benefit plans, under which participants earn a retirement benefit based upon a formula set forth in the plan. Key assumptions used in the actuarial valuations include the discount rate and the anticipated rate of return on plan assets, as determined by Graham Packaging’s management. These rates are based on market interest rates, and therefore, fluctuations in market interest rates could impact the amount of pension expense recorded for these plans. Graham Packaging’s primary U.S. defined benefit plan for hourly and salaried employees was frozen to future salary and service accruals in the fourth quarter of 2006.

Income Taxes

Graham Packaging accounts for income taxes in accordance with SFAS 109, “Accounting for Income Taxes,” which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the financial reporting and tax bases of recorded assets and liabilities. SFAS 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. Graham Packaging has recorded a valuation allowance to reduce its deferred tax assets to the amount that it believes is more likely than not to be realized. Graham Packaging’s assumptions regarding future realization may change due to future operating performance and other factors.

Inherent in determining Graham Packaging’s effective tax rate are judgments regarding business plans and expectations about future operations. These judgments include the amount and geographic mix of future taxable income, limitations on usage of net operating loss carry-forwards, potential tax law changes, the impact of ongoing or potential tax audits, earnings repatriation plans and other future tax consequences.

In 2007, Graham Packaging implemented Financial Accounting Standards Board Interpretation No. (“FIN”) 48, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on accounting for derecognition, interest, penalties, accounting in interim periods, disclosure and classification of matters related to uncertainty in income taxes and transitional requirements upon adoption of FIN 48. Due to the significant amounts involved and judgment required, Graham Packaging deems this policy to be critical to its financial statements.

For disclosure of all of Graham Packaging’s significant accounting policies see Note 1 of the Notes to Consolidated Financial Statements of Graham Packaging included in this proxy statement/prospectus.

Recently Issued Accounting Pronouncements

In June 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on accounting for derecognition, interest, penalties, accounting in interim periods, disclosure and classification of matters related to uncertainty in income taxes and transitional requirements upon adoption of FIN 48. Graham Packaging adopted FIN 48 effective January 1, 2007 which resulted in an increase in Graham Packaging’s other non-current liabilities for unrecognized tax benefits of $10.0 million (including interest of $2.2 million and penalties of $4.8 million), an increase in Graham Packaging’s non-current deferred tax assets of $5.2 million and a corresponding decrease in partners’ capital of $4.8 million. See Note 18 of the Graham Packaging Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus for additional discussion regarding the impact of Graham Packaging’s adoption of FIN 48.

In June 2006, the Emerging Issues Task Force (“EITF”) reached a consensus on EITF 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation).” EITF 06-3 provides that the presentation of taxes assessed by a governmental authority that is directly imposed on a revenue producing transaction between a seller and a customer on either a gross basis (included in revenues and costs) or on a net basis (excluded from revenues) is an accounting policy decision that should be disclosed. EITF 06-3 was effective January 1, 2007. Graham Packaging presents these taxes on a net basis for all periods presented.

In September 2006, the FASB issued SFAS 158. Under SFAS 158, companies are required to (1) recognize in its statement of financial position an asset for a plan’s over funded status or a liability for a plan’s under funded status, (2) measure a plan’s assets and its obligations that determine its funded status as of the end of Graham Packaging’s fiscal year and (3) recognize changes in the funded status of a defined benefit post-retirement plan in the year in which the changes occur. Those changes will be reported in accumulated other comprehensive income. Graham Packaging adopted SFAS 158 as of December 31, 2006. The adoption of SFAS 158 resulted in a decrease in total partners’ capital (deficit) of $2.6 million as of December 31, 2006. For further information regarding the impact of the adoption of SFAS 158, refer to Note 13 of the Graham Packaging Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus.

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements.” This statement establishes a single authoritative definition of fair value, sets out a framework to classify the source of information used in fair value measurements, identifies additional factors that must be disclosed about assets and liabilities measured at fair value based on their placement in the new framework and modifies the long-standing accounting presumption that the transaction price of an asset or liability equals its initial fair value. In February 2008, the FASB delayed the effective date for certain nonfinancial assets and liabilities until January 1, 2009. Graham Packaging adopted SFAS 157 effective January 1, 2008, for financial assets and liabilities (see Note 10 of the Notes to Condensed Consolidated Financial Statements of Graham Packaging included elsewhere in this proxy statement/prospectus for further discussion). Graham Packaging is currently in the process of assessing the impact of the adoption of SFAS 157 on its financial statements as it relates to non-financial assets and liabilities.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115.” Under SFAS 159, companies may elect to measure specified financial instruments and warranty and insurance contracts at fair value on a contract-by-contract basis, with changes in fair value recognized in earnings each reporting period. SFAS 159 is effective for fiscal years beginning after November 15, 2007. Graham Packaging did not elect to measure any additional assets or liabilities at fair value that are not already measured at fair value under existing standards. Therefore, the adoption of this standard had no impact on Graham Packaging’s financial statements.

In December 2007, the FASB issued SFAS 141 (Revised) (“SFAS 141(R)”), “Business Combinations.” SFAS 141(R) establishes principles and requirements for the reporting entity in a business combination, including recognition and measurement in the financial statements of the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree. This statement also establishes disclosure requirements to enable financial statement users to evaluate the nature and financial effects of the business combination. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first fiscal year beginning after December 15, 2008. SFAS 141(R) also applies to prospective changes in acquired tax assets and liabilities recognized as part of Graham Packaging’s previous acquisitions, by requiring such changes to be recorded as a component of the income tax provision. Graham Packaging expects SFAS 141(R) will have an impact on accounting for future business combinations, once adopted, and on prospective changes, if any, of previously acquired tax assets and liabilities.

In December 2007, the FASB issued SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements — Amendment of ARB No. 51.” SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, changes in a parent’s ownership of a noncontrolling interest, calculation and disclosure of the consolidated net income attributable to the parent and the noncontrolling interest, changes in a parent’s ownership interest while the parent retains its controlling financial interest and fair value measurement of any retained noncontrolling equity investment. SFAS 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008. Graham Packaging does not expect the adoption to have a significant impact on its financial statements.

In March 2008, the FASB issued SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities.” The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance and cash flows. It requires disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. It also provides more information about an entity’s liquidity by requiring disclosure of derivative features that are credit risk-related, and requires cross-referencing within footnotes to enable financial statement users to locate important information about derivative instruments. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Graham Packaging is currently in the process of assessing the impact of the adoption of SFAS 161 on its financial statement disclosures.

In May 2008, the FASB issued SFAS 162, “The Hierarchy of Generally Accepted Accounting Principles.” This statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. This statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” It is not expected that this Statement will result in a change in Graham Packaging’s current accounting practice.

Quantitative and Qualitative Disclosures About Market Risk

In the normal course of business Graham Packaging is subject to risk from adverse fluctuations in interest and foreign exchange rates and commodity prices. Graham Packaging manages these risks through a program that includes the use of derivative financial instruments, primarily swaps, collars and forwards. Counterparties to these contracts are major financial institutions. These instruments are not used for trading or speculative purposes. The extent to which Graham Packaging uses such instruments is dependent upon its access to them in the financial markets and its use of other methods, such as netting exposures for foreign exchange risk and establishing sales arrangements that permit the pass-through to customers of changes in commodity prices and foreign exchange rates, to effectively achieve its goal of risk reduction. Graham Packaging’s objective in managing its exposure to market risk is to limit the impact on earnings and cash flow.

Interest Rate Risk

Graham Packaging’s long-term debt consists of both variable-rate and fixed-rate debt. Its variable-rate debt, including its Credit Agreement, totaled $1,865.3 million and $1,875.7 million at June 30, 2008, and December 31, 2007, respectively. The fair value of this long-term debt, including the current portion, was approximately $1,786.6 million and $1,875.7 million at June 30, 2008, and December 31, 2007, respectively. Graham Packaging’s fixed-rate debt, including $250.0 million of Senior Notes and $375.0 million of Senior Subordinated Notes, totaled $656.8 million and $658.7 million at June 30, 2008, and December 31, 2007, respectively. The fair value of this long-term debt, including the current portion, was approximately $600.5 million and $588.8 million at June 30, 2008, and December 31, 2007, respectively. These on-balance sheet financial instruments, to the extent they provide for variable rates of interest, expose Graham Packaging to interest rate risk. Graham Packaging manages its interest rate risk by entering into interest rate swap and collar agreements. Based on the outstanding amount of Graham Packaging’s variable rate indebtedness at June 30, 2008 and December 31, 2007, a one percentage point change in the interest rates for Graham Packaging’s variable rate indebtedness would impact interest expense by an aggregate of approximately $18.7 million and $16.0 million, respectively, in each case after taking into account the outstanding notional amount of Graham Packaging’s interest rate swap and collar agreements at those dates. All of Graham Packaging’s derivative financial instrument transactions are entered into for non-trading purposes.

Graham Packaging’s financial instruments at December 31, 2007, including derivative instruments that expose Graham Packaging to interest rate risk and market risk are presented in the table below. For variable rate debt obligations, the table presents principal cash flows and related actual weighted average interest rates as of December 31, 2007. For fixed rate debt obligations, the table presents principal cash flows and related weighted average interest rates by maturity dates. For interest rate swap agreements, the following table presents notional amounts and the interest rates by expected (contractual) maturity dates for the pay rate and the actual interest rates at December 31, 2007 for the receive rate. The interest rate collars and interest rate swaps are accounted for as cash flow hedges. Note 11 of the Notes to Consolidated Financial Statements of

Graham Packaging should be read in conjunction with the table below. Also refer to the interest rate sensitivity analysis in “Risk Factors.”

	Expected Maturity Date of Long-Term Debt (Including Current Portion) and Interest Rate Swap Agreements							Fair Value
	at December 31, 2007							December
	2008	2009	2010	2011	2012	Thereafter	Total	31, 2007
	(Dollars in millions)
Interest rate sensitive liabilities:
Variable rate borrowings, including short-term amounts	$33.4	$18.9	$18.7	$1,804.7	$—	$—	$1,875.7	$1,875.7
Average interest rate	10.32%	7.50%	7.50%	7.50%	—%	—%	7.55%
Fixed rate borrowings	$12.3	$5.9	$9.8	$5.4	$250.2	$375.0	$658.6	$588.8
Average interest rate	7.53%	7.52%	7.54%	7.51%	8.50%	9.87%	9.23%
Total interest rate sensitive liabilities	$45.7	$24.8	$28.5	$1,810.1	$250.2	$375.0	$2,534.3	$2,464.5

Derivatives matched against liabilities:
Pay fixed swaps	$275.0						$275.0	$0.1
Pay rate	4.11%						4.11%
Receive rate	5.28%						5.28%
Interest rate collars			$385.0				$385.0	$(0.8)
Cap rate			4.70%				4.70%
Floor rate			2.88%				2.88%

As of June 30, 2008, Graham Packaging had interest rate collars with a notional amount of $385.0 million and a fair value of $(0.7 million) and no interest rate swaps. The notional amount does not necessarily represent amounts exchanged by the parties, and therefore is not a direct measure of Graham Packaging’s exposure to credit risk. The fair value approximates the cost to settle the outstanding contracts.

Foreign Currency Exchange Rate Risk

Graham Packaging manages foreign currency exposures (primarily to the Euro, Canadian dollar, Polish Zloty and Pound Sterling) at the operating unit level. Exposures that cannot be naturally offset within an operating unit are hedged with derivative financial instruments where possible and cost effective in Graham Packaging’s judgment. Foreign exchange contracts which hedge defined exposures generally mature within twelve months. Graham Packaging does not generally hedge its exposure to translation gains or losses on its non-U.S. net assets. Foreign exchange contracts are accounted for as cash flow hedges. There were no forward exchange contracts outstanding as of December 31, 2007 and 2006. At June 30, 2008, Graham Packaging had foreign exchange contracts outstanding for the purchase of Canadian Dollars and Pound Sterling, and the sale of Polish Zloty, in an aggregate notional amount of $13.2 million.

Commodity Pricing Risk

Graham Packaging purchases commodities for its products such as HDPE and PET resins. These commodities are generally purchased pursuant to contracts or at market prices established with the vendor. In general, Graham Packaging does not engage in hedging activities for these commodities due to its ability to pass on price changes to its customers.

Graham Packaging also purchases other commodities, such as natural gas and electricity, and is subject to risks on the pricing of these commodities. In general, Graham Packaging purchases these commodities pursuant to contracts or at market prices. Graham Packaging manages a portion of its exposure to natural gas price fluctuations through natural gas swap agreements. During 2007 and 2006, Graham Packaging entered into natural gas swap agreements to hedge approximately 50 percent and 19 percent, respectively, of its domestic exposure to fluctuations in natural gas prices. At June 30, 2008, Graham Packaging did not have any natural gas swap agreements outstanding.

GRAHAM PACKAGING’S BUSINESS

Plastic containers represent one of the faster growing segments in rigid packaging. The plastic container segment of the rigid packaging industry can de divided into two product types, commodity plastic containers, such as containers for soft drinks and water, and value-added, custom plastic containers, which include unique design features for specialized performance characteristics and product differentiation. Commodity plastic containers are manufactured using stock designs by both independent producers and in-house packaging operations of major beverage companies. Value-added, custom plastic containers are produced through specialized manufacturing processes using resin combinations and structures to create tailor-made solutions for customers seeking performance characteristics, including shelf stability and product differentiation, including unique shapes and high-function dispensers.

Graham Packaging focuses on the sale of value-added, custom plastic packaging products principally to large, multinational companies in the food and beverage, household, automotive lubricants and personal care/specialty product categories. Graham Packaging has manufacturing facilities in Argentina, Belgium, Brazil, Canada, Finland, France, Hungary, Mexico, the Netherlands, Poland, Spain, Turkey, the United Kingdom, the United States and Venezuela.

General

Graham Packaging was formed under the name “Sonoco Graham Company” on April 3, 1989 as a Pennsylvania limited partnership. It changed its name to “Graham Packaging Company” on March 28, 1991 and to “Graham Packaging Holdings Company” on February 2, 1998. Graham Operating Company was formed under the name “Graham Packaging Holdings I, L.P.” on September 21, 1994 as a Delaware limited partnership and changed its name to “Graham Packaging Company, L.P.” on February 2, 1998. The predecessor to Graham Packaging, controlled by the predecessors of the Graham Family Holders, was formed in the mid-1970’s as a regional domestic custom plastic container supplier. The primary business activity of Graham Packaging is its direct and indirect ownership of 100% of the partnership interests in Graham Operating Company. On October 7, 2004, Graham Packaging acquired O-I Plastic. With this acquisition Graham Packaging essentially doubled in size. On March 24, 2005, Graham Packaging acquired certain operations from Tetra-Pak Inc., Tetra Pak Moulded Packaging Systems Limited, Tetra Pak S.R.L., Tetra Pak MPS N.V., Tetra Pak LTDA and Tetra Pak Paketleme Sanayi Ve Ticaret A.S. Graham Packaging’s operations have included the operations of the acquired entities since their respective acquisition dates.

The principal executive offices of Graham Packaging are located at 2401 Pleasant Valley Road, York, Pennsylvania 17402, telephone (717) 849-8500.

Graham Packaging is organized and managed on a geographical basis in three operating segments: North America, Europe and South America. Each operating segment includes four major categories: Food and Beverage, Household, Automotive Lubricants and Personal Care/Specialty.

Graham Packaging is a worldwide leader in the design, manufacture and sale of value-added, custom blow molded plastic containers for branded consumer products. Graham Packaging’s primary strategy is to operate in product categories where it can take advantage of the continuing conversion trend toward value-added plastic packaging in place of glass, metal and paperboard packaging. Graham Packaging pursues opportunities with selected major consumer product companies that it expects will lead the conversion to plastic in these categories. Graham Packaging utilizes its innovative design, engineering and technological capabilities to deliver customized, value-added products to its customers in these product categories.

From 1998 through 2007, net sales grew at a compounded annual growth rate of over 17% as a result of Graham Packaging’s capital investment and focus on the high growth food and beverage conversions from glass, paper and metal containers to plastic packaging, the acquisition on October 7, 2004 of O-I Plastic and an increase in resin prices (which leads to an increase in net sales as cost increases are passed along to customers) during the period. With leading positions in each of the core product categories, Graham Packaging believes it is poised to continue to benefit from the current conversion trend towards value-added plastic packaging.

Graham Packaging has an extensive blue-chip customer base that includes many of the world’s largest branded consumer products companies. Approximately one-third of Graham Packaging’s manufacturing facilities are located on-site at its customers’ plants, which Graham Packaging believes provides a competitive advantage in maintaining and growing customer relationships. The majority of Graham Packaging’s sales are made pursuant to long-term customer purchase orders and contracts. Graham Packaging’s containers are manufactured primarily from three plastic resins, including polyethylene terephthalate, or PET, high-density polyethylene, or HDPE, and polypropylene, or PP. In 2007 and the six months ended June 30, 2008, Graham Packaging’s top 20 customers comprised over 71% of its net sales and have been its customers for an average of over 20 years.

Food and Beverage.  In the food and beverage product category, Graham Packaging produces containers for shelf-stable, refrigerated and frozen juices, non-carbonated juice drinks, teas, sports drinks/isotonics, beer, liquor, yogurt drinks, nutritional beverages, snacks, toppings, sauces, jellies and jams. Graham Packaging’s management believes, based on internal estimates, that Graham Packaging has the leading domestic position in plastic containers for hot-fill juice and juice drinks, sports drinks, drinkable yogurt and smoothies, nutritional supplements, wide-mouth food, dressings, condiments and beer, and the leading global position in plastic containers for yogurt drinks. Graham Packaging’s food and beverage sales have grown at a compound annual growth rate of 23% from fiscal 1998 through fiscal 2007. Based on Graham Packaging’s knowledge of and experience in the industry, its focus on markets which are likely to convert to plastic, its proprietary technologies and its current market position, Graham Packaging’s management believes Graham Packaging is strategically positioned to benefit from the estimated more than 60% of the domestic thermally processed food and beverage market that has yet to convert to plastic and also to take advantage of evolving domestic and international conversion opportunities like snack foods, beer, baby food, ready-to-drink teas, enhanced water and adult nutritional beverages.

Graham Packaging’s largest customers in the food and beverage product category include, in alphabetical order: Abbott Laboratories (“Abbott”), Arizona Beverages Company, LLC (“Arizona”), Clement Pappas & Co., Inc. (“Clement Pappas”), Clorox Products Manufacturing Company (“Clorox”), Coca-Cola North America (“CCNA”), Group Danone (“Danone”), H.J. Heinz Company (“Heinz”), Ocean Spray Cranberries, Inc. (“Ocean Spray”), PepsiCo, Inc. (“PepsiCo”), The Quaker Oats Company (“Quaker Oats”), Tropicana Products, Inc. (“Tropicana”), Conopco Inc. (“Unilever”) and Welch Foods, Inc. (“Welch’s”). For the years ended December 31, 2007, 2006 and 2005, Graham Packaging generated approximately 60.3%, 58.7% and 57.5%, respectively, and 62.1% for the six months ended June 30, 2008, of its net sales from food and beverage containers.

Household.  In the household product category, Graham Packaging is a leading supplier of plastic containers for products such as liquid fabric care, dish care and hard-surface cleaners. The growth in prior years was fueled by conversions from powders to liquids for such products as detergents, household cleaners and automatic dishwashing detergent. Powdered products are packaged in paper based containers such as fiber wound cans and paperboard cartons. The growth of this product category now follows gross domestic product (“GDP”) growth as liquids have gained a predominant share of these products. It should be noted the fabric care industry is now offering some brands in a concentrated formula which will negatively impact sales in this product category.

Graham Packaging’s largest customers in the household product category include, in alphabetical order: Church & Dwight Co., Inc. (“Church & Dwight”), Clorox, Colgate-Palmolive Company (“Colgate-Palmolive”), Dial Corporation (“Dial,” a division of Henkel), The Procter & Gamble Company (“Procter & Gamble”) and Unilever. For the years ended December 31, 2007, 2006 and 2005, Graham Packaging generated approximately 20.4%, 20.3% and 20.6%, respectively, and 18.3% for the six months ended June 30, 2008, of its net sales from household containers.

Automotive Lubricants.  Graham Packaging’s management believes, based on internal estimates, that Graham Packaging is the leading supplier of one quart/one liter and multi-quart plastic motor oil containers in the United States, Canada and Brazil, supplying most of the motor oil producers in these countries. Graham Packaging has been producing automotive lubricants containers since the first plastic automotive lubricants container was introduced over 20 years ago and since then has partnered with its customers to improve product quality and jointly reduce costs through design improvement, reduced container weight and manufacturing efficiencies. Graham Packaging’s joint product design and cost efficiency initiatives with its customers have also strengthened its service and customer relationships.

Graham Packaging’s largest customers in the automotive lubricants product category include, in alphabetical order: Ashland, Inc. (“Ashland,” producer of Valvoline motor oil), BP Lubricants USA, Inc. (“BP Lubricants,” an affiliated company of BP plc, producer of Castrol motor oil), Chevron Products Company (“Chevron,” a Chevron U.S.A. Inc. Division, producer of Chevron and Havoline motor oils), ExxonMobil Corporation (“ExxonMobil”) and Shell Oil Products US (“Shell,” producer of Shell, Pennzoil and Quaker State motor oils). For the years ended December 31, 2007, 2006 and 2005, Graham Packaging generated approximately 11.1%, 11.3% and 11.3%, respectively, and 12.7% for the six months ended June 30, 2008, of its net sales from automotive lubricants containers.

Personal Care/Specialty.  Nearly all of Graham Packaging’s sales in the personal care/specialty product category were the result of the acquisition of O-I Plastic. In the personal care/specialty product category, Graham Packaging is a supplier of plastic containers for products such as hair care, skin care and oral care. Graham Packaging’s product design, technology development and decorating capabilities help its customers build brand awareness for their products through unique, and frequently changing, packaging design. Graham Packaging believes it has a leading domestic position in plastic containers for hair care and skin care products.

Graham Packaging’s largest customers in the personal care/specialty product category include, in alphabetical order: Intimate Brands, Inc. (“Intimate”), Procter & Gamble and Unilever. For the years ended December 31, 2007, 2006 and 2005, Graham Packaging generated approximately 8.2%, 9.7% and 10.6%, respectively, and 6.9% for the six months ended June 30, 2008, of its net sales from personal care/specialty containers.

Additional information regarding operating segments and product categories is provided in Note 21 of Graham Packaging Notes to Consolidated Financial Statements for the year ended December 31, 2007 and Note 16 of the Notes to Condensed Consolidated Financial Statements of Graham Packaging, for the six months ended June 30, 2008, included elsewhere in this proxy statement/prospectus.

Raw Materials

PET, HDPE and PP resins constitute the primary raw materials used to make Graham Packaging’s products. These materials are available from a number of suppliers and Graham Packaging is not dependent upon any single supplier. Graham Packaging considers the supply and availability of new materials to be adequate to meet its needs. Graham Packaging’s management believes that Graham Packaging maintains an adequate inventory to meet demands, but there is no assurance this will be true in the future. Changes in the cost of resin are generally passed through to customers by means of corresponding changes in product pricing in accordance with Graham Packaging’s agreements with these customers and industry practice. Graham Packaging operates one of the largest HDPE bottles-to-bottles recycling plants in the world, and uses the recycled materials from this plant and other recycled materials in a majority of Graham Packaging’s products. The recycling plant is located near Graham Packaging’s headquarters in York, Pennsylvania.

Customers

Substantially all of Graham Packaging’s sales are made to major branded consumer products companies. Graham Packaging’s customers demand a high degree of packaging design and engineering to accommodate complex container shapes and performance and material requirements, in addition to quick and reliable delivery. As a result, many customers opt for long-term contracts, some of which have terms up to ten years. A majority of Graham Packaging’s top twenty customers are under long-term contracts. Graham Packaging’s contracts typically contain provisions allowing for price adjustments based on changes in raw materials and in some cases the cost of energy and labor, among other factors. In many cases, Graham Packaging is the sole supplier of its customers’ custom plastic container requirements nationally, regionally or for a specific brand. For the year ended December 31, 2007 and the six months ended June 30, 2008, Graham Packaging had sales to one customer, PepsiCo, which exceeded 10% of net sales. Graham Packaging’s sales to PepsiCo were 13.9% of net sales for the year ended December 31, 2007 and 14.9% for the six months ended June 30, 2008. For the year ended December 31, 2007, Graham Packaging’s twenty largest customers, who accounted for over 71% of net sales, were, in alphabetical order:

Customer(1)	Category	Company Customer Since(1)

Abbott	Food and Beverage	Mid 2000s
Arizona	Food and Beverage	Late 1990s
Ashland(2)	Automotive Lubricants	Early 1970s
BP Lubricants(3)	Automotive Lubricants	Late 1960s
Church & Dwight	Household	Late 1980s
Clement Pappas	Food and Beverage	Mid 1990s
Clorox	Food and Beverage and Household	Late 1960s
CCNA	Food and Beverage	Late 1990s
Colgate-Palmolive	Household	Mid 1980s
Danone	Food and Beverage	Late 1970s
Dial	Household and Personal Care/Specialty	Early 1990s
ExxonMobil	Automotive Lubricants	Early 2000s
Heinz	Food and Beverage	Early 1990s
Intimate(4)	Personal Care/Specialty	Late 1980s
Ocean Spray	Food and Beverage	Early 1990s
PepsiCo(5)	Food and Beverage	Early 2000s
Frito-Lay	Food and Beverage	Early 2000s
Quaker Oats	Food and Beverage	Late 1990s
Tropicana	Food and Beverage	Mid 1980s
Procter & Gamble	Household and Personal Care/Specialty	Late 1950s
Shell(6)	Automotive Lubricants	Early 1970s
Pennzoil-Quaker State	Automotive Lubricants	Early 1970s
Unilever	Household, Personal Care/Specialty and
	Food and Beverage	Early 1970s
Welch’s	Food and Beverage	Early 1990s

(1)	These companies include their predecessors, if applicable, and the dates may reflect customer relationships initiated by predecessors to Graham Packaging or entities acquired by Graham Packaging.

(2)	Ashland is the producer of Valvoline motor oil.

(3)	BP Lubricants is the producer of Castrol motor oil.

(4)	Intimate was not (and Petrobras was) one of Graham Packaging’s twenty largest customers for the six months ended June 30, 2008.

(5)	PepsiCo includes Frito-Lay, Quaker Oats and Tropicana.

(6)	Shell includes Pennzoil-Quaker State.

International Operations

Graham Packaging has significant operations outside the United States in the form of wholly-owned subsidiaries and other arrangements. As of June 30, 2008, Graham Packaging had 29 manufacturing facilities located in countries outside of the United States. Each of Graham Packaging’s operating segments produces plastic containers for all four of Graham Packaging’s core product categories.

South America.  Graham Packaging has one on-site plant in Argentina, four on-site plants in Brazil and one off-site plant in each of Argentina, Brazil and Venezuela.

Mexico.  In Mexico, Graham Packaging has three off-site plants and two on-site plants.

Europe.  Graham Packaging has on-site plants in each of Belgium (2), France, Hungary, the Netherlands, Poland, Spain and Turkey and seven off-site plants in Finland, France (2), the Netherlands, Poland, Turkey and the United Kingdom.

Canada.  Graham Packaging has one off-site facility located near Toronto, Canada to service Canadian and northern U.S. customers.

Competition

Graham Packaging faces substantial regional and international competition across its product lines from a number of well-established businesses. Graham Packaging’s primary competitors include Alpla Werke Alwin Lehner GmbH, Amcor Limited, Ball Corporation, Consolidated Container Company LLC, Constar International Inc., Plastipak, Inc. and Silgan Holdings Inc. Several of these competitors are larger and have greater financial and other resources than Graham Packaging. Graham Packaging’s management believes that Graham Packaging competes effectively because of its superior levels of service, speed to market and product design and development capabilities.

Marketing and Distribution

Graham Packaging’s sales are made primarily through its own direct sales force, as well as selected brokers. Sales activities are conducted from Graham Packaging’s corporate headquarters in York, Pennsylvania and from field sales offices located in North America, Europe and South America. Graham Packaging’s products are typically delivered by truck, on a daily basis, in order to meet customers’ just-in-time delivery requirements, except in the case of on-site operations. In many cases, Graham Packaging’s on-site operations are integrated with its customers’ manufacturing operations so that deliveries are made, as needed, by direct conveyance to the customers’ filling lines. Graham Packaging utilizes a number of outside warehouses to store its finished goods prior to delivery to the customer.

Superior Product Design and Development Capabilities

Graham Packaging’s ability to develop new, innovative containers to meet the design and performance requirements of its customers has established Graham Packaging as a market leader. Graham Packaging has demonstrated significant success in designing innovative plastic containers that require customized features such as complex shapes, reduced weight, handles, grips, view stripes, pouring features and graphic-intensive customized labeling, and often must meet specialized performance and structural requirements such as hot-fill capability, recycled material usage, oxygen barriers, flavor protection and multi-layering. In addition to increasing demand for its customers’ products, Graham Packaging believes that its innovative packaging stimulates consumer demand and drives further conversion to plastic packaging. Consequently, Graham Packaging’s strong design capabilities have been especially important to its food and beverage customers, who generally use packaging to differentiate and add value to their brands while spending less on promotion and advertising. Graham Packaging has been awarded significant contracts based on these unique product design capabilities that it believes set it apart from its competition. Some of Graham Packaging’s design and conversion successes over the past few years include:

•	retortable PP container for Boost and Ensure adult nutritional beverages;

•	aseptic HDPE container for 8th Continent soy-based beverages;

•	hot-fill PET containers with Monosorbtm oxygen scavenger for juices;

•	hot-fill PET and PP wide-mouth jar for Ragu pasta sauce, Seneca applesauce, Welch’s jellies and jams and Del Monte fruit slices;

•	a multi-layer HDPE canister for Frito-Lay’s Stax product;

•	a multi-layer SurShottm PET container for ketchup, beer and juices; and

•	a true wide-mouth Downy Simple Pleasures PET bottle for Procter & Gamble.

Graham Packaging’s innovative designs have also been recognized, through various awards, by a number of customers and industry organizations, including its:

•	multi-layer PP wide-mouth jar for Del Monte (2007 Ameristar Award);

•	PET “Apple” container for Martinelli’s (2007 WorldStar Award, 2006 DuPont Award, 2006 Ameristar Award);

•	PET rectangular juice bottle for Tree Top (2007 WorldStar Award, 2006 Ameristar Award);

•	PET “Fridge Fit” bottle for Heinz (2006 Ameristar Award and 2006 DuPont Award);

•	dual-chamber bottle for Procter & Gamble Cosmetics (2005 Food & Drug Personal Care package of the year);

•	ATP panel-free single serve bottle and 64 oz. rectangular hot-fill bottle (2004 Ameristar Award);

•	Ensure reclosable bottle (2004 Ameristar Award and 2004 DuPont Award);

•	Flexa Tubetm (2003 DuPont Award, 2003 Ameristar Award and 2003 Food & Drug Packaging Award);

•	Coca-Cola Quatro bottle (2002 Mexican Packaging Association); and

•	Sabritas (PepsiCo) Be-Light bottle (2002 Mexican Packaging Association).

Graham Packaging has an advanced multi-layer injection technology, trade named SurShottm. Graham Packaging believes that SurShottm is among the best multi-layer PET technologies available and billions of plastic containers are produced and sold each year using SurShottm technology. Currently, Graham Packaging is co-developing an advanced 144 cavity SurShottm machine, under its long-term technical arrangement with Husky Injection Molding Systems Ltd., which will offer significant production cost advantages. Graham Packaging will have exclusive rights to use this leading edge machine.

There has been increasing demand by customers for Graham Packaging’s innovative packages that meet new sustainability requirements for reduced weight. Graham Packaging’s management believes Graham Packaging’s design and development capabilities have positioned Graham Packaging as the packaging design, development and technology leader in the industry. Over the past several years Graham Packaging has received and has filed for numerous patents. See “— Intellectual Property.”

In 2005, Graham Packaging enhanced its technical capability with the opening of the Global Innovation & Design Center in York, Pennsylvania. Graham Packaging also has two major Technology Centers in York, Pennsylvania and Warsaw, Poland capable of producing limited quantities of new products and refurbishing equipment. Graham Packaging’s Warsaw facility also manufactures and assembles a proprietary line of extrusion blow molding machines.

Graham Packaging expenses costs to research, design and develop new packaging products and technologies as incurred. Such costs, net of any reimbursement from customers, were $11.6 million, $16.5 million and $15.8 million for the years ended December 31, 2007, 2006 and 2005, respectively, and $5.5 million and $5.4 million for the six months ended June 30, 2008 and 2007, respectively.

Manufacturing

A critical component of Graham Packaging’s strategy is to locate manufacturing facilities on-site, reducing expensive shipping and handling charges and increasing production and distribution efficiencies. Graham Packaging is a leader in providing on-site manufacturing arrangements. As of the end of 2007, approximately one third of its 83 manufacturing facilities were on-site at customer and vendor facilities. Graham Packaging operates over 850 production lines. Graham Packaging sometimes dedicates particular production lines within a plant to better service customers. The plants generally operate 24 hours a day, five to seven days a week, although not every production line is run constantly. When customer demand requires, the plants run seven days a week. Historically, demand for Graham Packaging’s products has not been subject to large seasonal fluctuations.

In the blow molding process used for HDPE applications, resin pellets are blended with colorants or other necessary additives and fed into the extrusion machine, which uses heat and pressure to form the resin into a round hollow tube of molten plastic called a parison. In a wheel blow molding process, bottle molds mounted radially on a wheel capture the parison as it leaves the extruder. Once inside the mold, air pressure is used to blow the parison into the bottle shape of the mold. While certain of Graham Packaging’s competitors also use wheel technology in their production lines, Graham Packaging has developed a number of proprietary improvements which Graham Packaging’s management believes permit Graham Packaging’s wheels to operate at higher speeds and with greater efficiency in the manufacture of containers with one or more special features, such as multiple layers and in-mold labeling.

In the stretch blow molding process used for hot-fill PET applications, resin pellets are fed into an injection molding machine that uses heat and pressure to mold a test tube shaped parison or “preform.” The preform is then fed into a blow molder where it is re-heated to allow it to be formed through a stretch blow molding process into a final container. During this re-heat and blow process, special steps are taken to induce the temperature resistance needed to withstand high temperatures on customer filling lines. Graham Packaging’s management believes that the injection molders and blow molders used by Graham Packaging are widely recognized as the leading technologies for high speed production of hot-fill PET containers and have replaced less competitive technologies used initially in the manufacture of hot-fill PET containers.

Other blow molding processes include: various types of extrusion blow molding for medium- and large-sized HDPE and PP containers; stretch blow molding for medium-sized PET containers; injection blow molding for personal care containers in various materials; two-stage PET blow molding for high-volume, high-performance mono-layer, multi-layer and heat set PET containers; and proprietary blow molding for drain-back systems and other specialized applications.

Graham Packaging also operates a variety of bottle decorating platforms. Labeling and decorating is accomplished through in-mold techniques or one of many post-molding methods. Post-molding methods include pressure sensitive labelers, rotary full-wrap labelers, silk-screen decoration, heat transfer and hot stamp. These post-molding methods of decoration or labeling can be in-line or off-line with the molding machine. Typically, these decoration methods are used for bottles in the personal care/specialty product category.

Graham Packaging has implemented various process improvements to minimize labor costs, automate assembly tasks, increase throughput and improve quality. Types of automation range from case and tray packers to laser guided vehicles. Other automation equipment includes box and bulk bottle palletizers, pick and place robots, automatic in-line leak detection and vision inspection systems. Assembly automation includes bottle trimming, spout spinwelding or insertion, cap insertion and tube cutting/welding. Graham Packaging’s management believes that there are additional automation opportunities which could further minimize labor costs and improve plant efficiency.

Graham Packaging maintains a quality control program with respect to suppliers, line performance and packaging integrity for its containers. Graham Packaging’s production lines are equipped with various automatic inspection machines that electronically inspect containers. Additionally, product samples are inspected and tested by Graham Packaging employees on the production line for proper dimensions and performance and are also inspected and audited after packaging. Containers that do not meet quality standards are crushed and recycled as raw materials. Graham Packaging monitors and updates its inspection programs to keep pace with modern technologies and customer demands. Quality control laboratories are maintained at each manufacturing facility to test its products.

Graham Packaging has highly modernized equipment in its plants, consisting primarily of rotational wheel systems and shuttle systems, both of which are used for HDPE and PP blow molding, and injection-stretch blow molding systems for value-added PET containers. Graham Packaging is also pursuing development initiatives in barrier technologies to strengthen its position in the food and beverage product category. In the past, Graham Packaging has achieved substantial cost savings in its manufacturing process through productivity and process enhancements, including increasing line speeds, utilizing recycled products, reducing scrap and optimizing plastic weight requirements for each product’s specifications.

Cash paid for property, plant and equipment, excluding acquisitions, for the years ended December 31, 2007, 2006 and 2005 was $153.4 million, $190.5 million and $257.6 million, respectively, and $68.2 million for the six months ended June 30, 2008. Graham Packaging’s management believes that capital expenditures to maintain and upgrade property, plant and equipment are important to remain competitive. Graham Packaging’s management estimates that on average the annual maintenance capital expenditures are approximately $30 million to $40 million per year. For 2008, Graham Packaging expects to make capital expenditures, excluding acquisitions, ranging from $150 million to $165 million.

Most customer orders are manufactured with a lead time of three weeks or less. Therefore, the amount of backlog orders at June 30, 2008, was not material. Graham Packaging expects all backlog orders at June 30, 2008, to be shipped during the third quarter of 2008.

Ownership

The following chart shows Graham Packaging’s ownership structure prior to the closing of the Transaction:

Graham Packaging is currently owned by (i) BMP/GHC (93.7%-owned by Blackstone affiliates, 4.8%-owned by DB Investment Partners, Inc. and 1.5%-owned by Graham Packaging’s management), which owns an 81% limited partnership interest, (ii) BCP LLC (wholly-owned by BMP/GHC), which owns a 4% general partnership interest, (iii) GPCH (indirectly owned by the Graham Family Holders), which owns a 14.3% limited partnership interest and (iv) GP Corp. (indirectly owned by the Graham Family Holders), which owns a 0.7% general partnership interest. Graham Packaging’s management’s 1.5% ownership interest in BMP/GHC constitutes a 1.3% interest in Graham Packaging.

Graham Packaging owns a 99% limited partnership interest in Graham Operating Company, and Opco GP, a wholly-owned subsidiary of Graham Packaging, owns a 1% general partnership interest in Graham Operating Company.

CapCo I, a wholly-owned subsidiary of Graham Operating Company, and GPC, a wholly-owned subsidiary of Graham Packaging, were incorporated in Delaware in January 1998. The sole purpose of CapCo I is to act as co-obligor of the Indentures and as co-borrower under the Credit Agreement. GPC currently has no obligations under any of Graham Packaging’s outstanding indebtedness. CapCo I and GPC have only nominal assets and do not conduct any operations. Accordingly, investors in the notes issued under the Indentures must rely on the cash flow and assets of Graham Operating Company or the cash flow and assets of Graham Packaging, as the case may be, for payment of the notes issued under the Indentures.

The following chart shows GPC’s ownership structure after the closing of the Transaction:

Employees

As of June 30, 2008, Graham Packaging had approximately 7,600 employees, 6,100 of which were located in North America, 1,000 of which were located in Europe and 500 of which were located in South America. Approximately 81% of Graham Packaging’s employees are hourly wage employees, 49% of whom are represented by various labor unions and are covered by various collective bargaining agreements that expire through October 2011. In North America, 81% of Graham Packaging’s employees are hourly employees, 43% of whom are represented by various labor unions. In Europe, 80% of Graham Packaging’s employees are hourly employees, 93% of whom are represented by various labor unions. In South America, 79% of Graham Packaging’s employees are hourly employees, 49% of whom are represented by various labor unions. Graham Packaging’s management believes that it enjoys good relations with Graham Packaging’s employees.

Environmental Matters

Graham Packaging’s operations, both in the United States and abroad, are subject to national, state, foreign, provincial and/or local laws and regulations that impose limitations and prohibitions on the discharge and emission of, and establish standards for the use, disposal and management of, regulated materials and waste, and that impose liability for the costs of investigating and cleaning up, and damages resulting from, present and past spills, disposals or other releases of hazardous substances or materials. These domestic and international environmental laws can be complex and may change often. Compliance expenses can be significant and violations may result in substantial fines and penalties. In addition, environmental laws such as the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, also known as “Superfund” in the United States, impose strict, and in some cases joint and several, liability on specified responsible parties for the investigation and cleanup of contaminated soil, groundwater and buildings, and liability for damages to natural resources, at a wide range of properties. As a result, Graham Packaging may be liable for contamination at properties that it currently owns or operates, as well as at its former properties or off-site properties where it may have sent hazardous substances. Graham Packaging is not aware of any material noncompliance with the environmental laws currently applicable to it and is not the subject of any material environmental claim for liability with respect to contamination at any location. Based on existing information, management believes that it is not reasonably likely that losses related to known environmental liabilities, in aggregate, will be material to Graham Packaging’s financial position, results of operations, liquidity or cash flows. For its operations to comply with environmental laws, Graham Packaging has incurred and will continue to incur costs, which were not material in fiscal 2007 and are not expected to be material in the future.

A number of governmental authorities, both in the United States and abroad, have considered, are expected to consider or have passed legislation aimed at reducing the amount of disposed plastic wastes. Those programs have included, for example, mandating certain rates of recycling and/or the use of recycled materials, imposing deposits or taxes on plastic packaging material and/or requiring retailers or manufacturers to take back packaging used for their products. That legislation, as well as voluntary initiatives similarly aimed at reducing the level of plastic wastes, could reduce the demand for certain plastic packaging, result in greater costs for plastic packaging manufacturers or otherwise impact Graham Packaging’s business. Some consumer products companies, including some of Graham Packaging’s customers, have responded to these governmental initiatives and to perceived environmental concerns of consumers by using containers made in whole or in part of recycled plastic. To date Graham Packaging has not been materially adversely affected by these initiatives and developments. Graham Packaging operates one of the largest HDPE bottles-to-bottles recycling plants in the world.

Intellectual Property

Graham Packaging holds various patents and trademarks. While in the aggregate the patents are of material importance to its business, Graham Packaging believes that its business is not dependent upon any one patent or trademark. Graham Packaging also relies on unpatented proprietary know-how and continuing technological innovation and other trade secrets to develop and maintain its competitive position. Others could, however, obtain knowledge of this proprietary know-how through independent development or other access by legal means. In addition to its own patents and proprietary know-how, Graham Packaging is a party to licensing arrangements and other agreements authorizing it to use other proprietary processes, know-how and related technology and/or to operate within the scope of certain patents owned by other entities. The duration of Graham Packaging’s licenses generally ranges from 5 to 17 years. In some cases the licenses granted to Graham Packaging are perpetual and in other cases the term of the license is related to the life of the patent associated with the license. Graham Packaging also has licensed some of its intellectual property rights to third parties.

Properties

At the end of 2007, Graham Packaging owned or leased 83 plants located in Argentina, Belgium, Brazil, Canada, Finland, France, Hungary, Mexico, the Netherlands, Poland, Spain, Turkey, the United Kingdom, the United States and Venezuela. Twenty-seven of the plants are located on-site at customer and vendor facilities. Graham Packaging believes that its plants, which are of varying ages and types of construction, are in good condition, are suitable for its operations and generally are expected to provide sufficient capacity to meet its requirements for the foreseeable future.

The following table sets forth, as of December 31, 2007, the location of Graham Packaging’s manufacturing and administrative facilities, their approximate square footage, whether on-site or off-site and whether leased or owned. In addition to the facilities listed, Graham Packaging leases other warehousing space.

		Size	On-Site	Leased/
	Location	(Square Feet)	or Off-Site	Owned

	U.S. Packaging Facilities(1)
1.	Findlay, Ohio	406,800	Off-Site	Owned
2.	York (Household), Pennsylvania	395,554	Off-Site	Owned
3.	Maryland Heights, Missouri	308,961	Off-Site	Owned
4.	Henderson, Nevada	298,407	Off-Site	Owned
5.	Vandalia, Illinois	277,500	Off-Site	Owned
6.	Rockwall, Texas	241,000	Off-Site	Owned
7.	Modesto, California	238,000	Off-Site	Owned
8.	Hazleton (Household), Pennsylvania	218,384	Off-Site	Leased
9.	Holland, Michigan	218,168	Off-Site	Leased
10.	Fremont, Ohio	210,883	Off-Site	Owned
11.	Bedford, New Hampshire	210,510	Off-Site	Owned
12.	York (Food & Beverage), Kentucky	210,370	Off-Site	Leased
13.	Tolleson, Arizona	209,468	Off-Site	Owned
14.	Cartersville, Georgia	208,000	Off-Site	Owned
15.	Florence (Food and Beverage), Kentucky	203,000	Off-Site	Owned
16.	Woodridge, Illinois	197,462	Off-Site	Leased
17.	Edison, New Jersey(2)	194,000	Off-Site	Owned
18.	Hazleton (Food and Beverage), Pennsylvania	185,080	Off-Site	Owned
19.	Harrisonburg, Virginia	180,000	Off-Site	Owned
20.	Selah, Washington	170,553	Off-Site	Owned
21.	Atlanta, Georgia	165,000	Off-Site	Leased
22.	Jefferson, Louisiana	162,047	Off-Site	Leased
23.	Kansas City, Missouri	162,000	Off-Site	Leased
24.	Belvidere, New Jersey	160,000	Off-Site	Owned
25.	Florence (Personal Care/Specialty), Kentucky	153,600	Off-Site	Owned
26.	Cincinnati, Ohio	153,301	Off-Site	Leased
27.	Montgomery, Alabama	150,143	Off-Site	Leased
28.	Emigsville, Pennsylvania	148,300	Off-Site	Leased
29.	Levittown, Pennsylvania	148,000	Off-Site	Leased
30.	Evansville, Indiana	146,720	Off-Site	Leased
31.	Iowa City, Iowa	140,896	Off-Site	Owned

		Size		On-Site	Leased/
	Location	(Square Feet)		or Off-Site	Owned

32.	Baltimore, Maryland	128,500		Off-Site	Owned
33.	Santa Ana, California	127,680		Off-Site	Owned
34.	Chicago, Illinois	125,500		Off-Site	Owned
35.	Muskogee, Oklahoma	125,000		Off-Site	Leased
36.	Kansas City, Kansas	111,000		Off-Site	Leased
37.	Casa Grande, Arizona	100,000		Off-Site	Leased
38.	Bradford, Pennsylvania	90,350		Off-Site	Leased
39.	Atlanta, Georgia	81,600		Off-Site	Leased
40.	Berkeley, Missouri	75,000		Off-Site	Owned
41.	Alta Vista, Virginia	62,900		Off-Site	Owned
42.	Lakeland, Florida	59,500		Off-Site	Leased
43.	Cambridge, Ohio	57,000		Off-Site	Leased
44.	Port Allen, Louisiana	56,721		Off-Site	Leased
45.	Richmond, California	55,256		Off-Site	Leased
46.	Houston, Texas	52,500		Off-Site	Leased
47.	Newell, West Virginia	50,000		On-Site	Leased
48.	Darlington, South Carolina	43,200		On-Site	Leased
49.	Vicksburg, Mississippi	31,200		On-Site	Leased
50.	Bordentown, New Jersey	30,000		On-Site	Leased
51.	Joplin, Missouri	29,200		On-Site	Leased
52.	Minster, Ohio	27,674		On-Site	Leased
53.	West Jordan, Utah	25,760		On-Site	Leased
54.	Bradenton, Florida	21,500		On-Site	Leased
	Canadian Packaging Facilities
55.	Mississauga, Ontario	78,416		Off-Site	Owned
	Mexican Packaging Facilities
56.	Tlalnepantla	214,349		Off-Site	Owned
57.	Pachuca	152,286		Off-Site	Owned
58.	Mexicali	59,700		Off-Site	Leased
59.	Irapuato	54,000		On-Site	Leased
60.	Tlaxcala	9,792		On-Site	Leased
	European Packaging Facilities
61.	Zoetermeer, Netherlands	254,900		On-Site	Leased
62.	Assevent, France	186,000		Off-Site	Owned
63.	Ryttyla, Finland	182,233		Off-Site	Owned
64.	Rotselaar, Belgium	162,212		On-Site	Leased
65.	Chalgrove, the United Kingdom	132,000		Off-Site	Leased
66.	Etten-Leur, Netherlands	124,450		Off-Site	Leased
67.	Bierun, Poland	114,657		On-Site	Leased
68.	Sulejowek, Poland	83,700		Off-Site	Owned
69.	Meaux, France	80,000		Off-Site	Owned
70.	Aldaia, Spain	75,350		On-Site	Leased
71.	Istanbul, Turkey	50,000		Off-Site	Owned
72.	Lummen, Belgium	42,840		On-Site	Leased
73.	Villecomtal, France	31,300		On-Site	Leased
74.	Eskisehir, Turkey	9,461		On-Site	Leased
75.	Nyirbator, Hungary	5,000		On-Site	Leased
	South American Packaging Facilities
76.	Valencia, Venezuela	78,871		Off-Site	Leased
77.	Sao Paulo, Brazil	71,300		Off-Site	Leased
78.	Buenos Aires, Argentina (San Martin)	33,524	**	Off-Site	Owned/Leased
79.	Caxias, Brazil	29,493	**	On-Site	Owned/Leased
80.	Longchamps, Argentina	27,976	**	On-Site	Owned/Leased
81.	Inhauma, Brazil	14,208		On-Site	*
82.	Carambei, Brazil	9,310		On-Site	*

		Size	On-Site	Leased/
	Location	(Square Feet)	or Off-Site	Owned

	Graham Recycling
83.	York, Pennsylvania	44,416	Off-Site	Owned
	Administrative Facilities
	York, Pennsylvania — Technology Center	159,000	N/A	Leased
	York, Pennsylvania — Corporate Office	116,400	N/A	Leased
	Sulejowek, Poland	9,950	N/A	Leased
	Blyes, France	9,741	N/A	Leased
	Rueil, Paris, France	4,300	N/A	Leased
	Mexico City, Mexico	360	N/A	Leased

(1)	Substantially all of Graham Packaging’s tangible and intangible assets are pledged as collateral pursuant to the terms of the Credit Agreement.

(2)	Graham Packaging has announced the closing of this facility

*	Graham Packaging operates these on-site facilities without leasing the space it occupies.

**	The building is owned and the land is leased.

Legal Proceedings

Graham Packaging and its subsidiaries are party to various litigation matters arising in the ordinary course of business. The ultimate legal and financial liability of Graham Packaging with respect to such litigation cannot be estimated with certainty, but Graham Packaging’s management believes, based on its examination of these matters, experience to date and discussions with counsel, that ultimate liability from Graham Packaging’s various litigation matters will not be material to the business, financial condition, results of operations or cash flows of Graham Packaging.

On November 3, 2006, Graham Packaging filed a complaint with the Supreme Court of the State of New York against Owens-Illinois, Inc. and OI Plastic Products FTS, Inc. (collectively, “O-I”). The complaint alleges certain misrepresentations by O-I in connection with Graham Packaging’s 2004 purchase of O-I Plastic and seeks damages in excess of $30 million. In December 2006, O-I filed an Answer and Counterclaim, seeking to rescind a Settlement Agreement entered into between O-I and Graham Packaging in April 2005, and disgorgement of more than $39 million paid by O-I to Graham Packaging in compliance with that Settlement Agreement. Graham Packaging filed a Motion to Dismiss the Counterclaim in July 2007, which was granted by the Court in October 2007. On August 1, 2007, Graham Packaging filed an Amended Complaint to add additional claims seeking indemnification from O-I for claims made against Graham Packaging by former O-I employees pertaining to their pension benefits. These claims arise from an arbitration between Graham Packaging and Glass, Molders, Pottery, Plastic & Allied Workers, Local #171 (the “Union”) that resulted in an award on April 23, 2007, in favor of the Union. The Arbitrator ruled that Graham Packaging had failed to honor certain pension obligations for past years of service to former employees of OI, whose seven Union-represented plants were acquired by Graham Packaging in October 2004. In the Amended Complaint, Graham Packaging maintains that under Section 8.2 of the Stock Purchase Agreement between Graham Packaging and O-I, O-I is obligated to indemnify Graham Packaging for any losses associated with differences in the two companies’ pension plans including any losses incurred in connection with the arbitration award. The litigation is proceeding.

Available Information

Graham Packaging maintains a website at www.grahampackaging.com. Graham Packaging makes available on its website, free of charge, its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K as soon as practical after Graham Packaging files these reports with the SEC. The information contained on Graham Packaging’s website is not incorporated by reference herein.

GRAHAM PACKAGING’S DEBT FACILITIES

Credit Agreement

On October 7, 2004, Graham Operating Company and CapCo I, as co-borrowers, established the Credit Agreement with certain lenders and Citigroup, Goldman Sachs Credit Partners, L.P., General Electric Capital Corporation, Lehman Commercial Paper Inc., and Deutsche Bank AG Cayman Islands Branch (“Deutsche Bank AG”) as agents.

The Credit Agreement was amended on December 9, 2005, April 18, 2006 and March 30, 2007, and currently consists of:

•	the $250 million Revolving Credit Facility with an original maturity of six years; and

•	the $1,875 million Term Loan Facility with an original maturity of seven years, with an aggregate principal amount of $1,851.6 outstanding as of June 30, 2008.

In addition, upon the occurrence of certain events, Graham Operating Company may request an increase to the Revolving Credit Facility and/or the Term Loan Facility in an aggregate amount not to exceed $300 million, subject to receipt of commitments by the revolving credit lenders or Term Loan lenders, as the case may be, or other financing institutions reasonably acceptable to the administrative agent. Graham Operating Company and CapCo I are the borrowers under the Term Loan Facility and the Revolving Credit Facility. The Revolving Credit Facility includes borrowing capacity available for letters of credit and for borrowings on same-day notice, such same-day borrowings being referred to as the swingline loans.

Interest Rate and Fees

The borrowings under the Credit Agreement bear interest at a rate equal to an applicable margin plus, at Graham Operating Company’s option, either (a) a base rate determined by reference to the higher of (1) Deutsche Bank AG’s, prime rate and (2) the federal funds rate plus 1/2 of 1% or (b) a LIBOR rate determined by reference to the costs of funds for deposits in the currency of such borrowing for the interest period relevant to such borrowing adjusted for certain additional costs.

The applicable margin for borrowings under the Revolving Credit Facility is 1.75% with respect to base rate borrowings and 2.75% with respect to LIBOR borrowings, provided that such margins will be reduced to 1.50% and 2.50%, respectively, if Graham Packaging has received cash proceeds from the sale of its equity interests pursuant to a public offering of common stock and if certain requirements with regard to the total net leverage ratio and corporate ratings of Graham Operating Company have been met. The applicable margin for borrowings under the Term Loan Facility is 1.25% with respect to base rate borrowings and 2.25% with respect to LIBOR borrowings, provided that such margins (a) will be reduced to 1.00% and 2.00%, respectively, if Graham Packaging has received cash proceeds from the sale of its equity interests pursuant to a public offering of common stock and if certain requirements with regard to the total net leverage ratio and corporate ratings of Graham Operating Company have been met and (b) will be increased to 1.50% and 2.50%, respectively, if the corporate credit rating of Graham Operating Company issued by Moody’s Investors Service, Inc. is B3 or lower.

In addition to paying interest on outstanding principal under the Credit Agreement, Graham Operating Company is required to pay a commitment fee to the lenders under the Revolving Credit Facility in respect of the unutilized commitments thereunder at a rate equal to 0.50% per annum. Graham Operating Company also pays a fee on all outstanding letters of credit at a rate per annum equal to the applicable margin then in effect with respect to LIBOR loans under the Revolving Credit Facility on the face amount of each such letter of credit, a customary fronting fee and other customary letter of credit fees.

Prepayments

The Credit Agreement requires Graham Operating Company to prepay outstanding Term Loans, subject to certain exceptions, with:

•	50% (which percentage will be reduced to 0% for any fiscal year for which Graham Operating Company’s total net leverage ratio is less than 3.5x) of Graham Operating Company’s excess cash flow;

•	100% (which percentage will be reduced to 75% if Graham Operating Company’s total net leverage ratio is less that 3.5x) of the net cash proceeds received by Graham Packaging, Graham Operating Company or any of their domestic wholly-owned subsidiaries from any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition of, any asset subject to certain thresholds and certain exceptions and reinvestment rights;

•	100% of the net cash proceeds received by Graham Packaging or any of its subsidiaries from issuances of debt obligations of Graham Packaging and its subsidiaries, subject to certain exceptions;

•	50% of the net cash proceeds received by Graham Packaging or any of its subsidiaries from issuances of Graham Operating Company’s equity or the equity of Graham Packaging (which percentage will be reduced to 0% for so long as Graham Operating Company’s total net leverage ratio is less than 3.5x), subject to certain exceptions.

Graham Operating Company may voluntarily repay outstanding loans under the Credit Agreement or voluntarily reduce unutilized portions of the Revolving Credit Facility at any time, without premium or penalty, other than customary “breakage” costs with respect to LIBOR loans.

Amortization and Availability

The Term Loan is payable in quarterly installments and requires payments of $18.75 million in each of 2008, 2009 and 2010, and approximately $1,804.7 million in 2011 (disregarding any mandatory or voluntary prepayments that may reduce such scheduled amortization payments). The Revolving Credit Facility expires on October 7, 2010. Availability under the Revolving Credit Facility as of June 30, 2008 was $239.0 million (as reduced by $11.0 million of outstanding letters of credit). Graham Packaging, and after the consummation of the Transaction, GPC, expects to fund scheduled debt repayments from cash from operations and unused lines of credit. The Term Loan Facility expires on October 7, 2011.

Guarantee

The obligations of Graham Operating Company and CapCo I under the Credit Agreement are guaranteed by Graham Packaging and certain domestic subsidiaries of Graham Operating Company and after the consummation of the Transaction will be guaranteed by GPC and those subsidiaries.

Certain Covenants and Events of Default

The Credit Agreement contains a number of significant covenants. Graham Packaging believes that these covenants are material terms of the Credit Agreement and that information about the covenants is material to an investor’s understanding of Graham Packaging’s financial condition and liquidity. Covenant compliance EBITDA is used to determine Graham Packaging’s compliance with certain of these covenants. Any breach of covenants in the Credit Agreement (including those that are tied to financial ratios based on covenant compliance EBITDA) could result in a default under the Credit Agreement and the lenders could elect to declare all amounts borrowed to be immediately due and payable. Any such acceleration would also result in a default under the Indentures.

The covenants under the Credit Agreement, among other things, restrict, subject to certain exceptions, the ability of Graham Packaging and its subsidiaries to:

•	incur, create, assume or permit to exist any additional indebtedness;

•	incur, create, assume or permit to exist any lien on any property or assets (including stock or other securities of any person, including any subsidiary of Graham Packaging or Graham Operating Company);

•	enter into sale and lease-back transactions;

•	make investments, loans, or advances;

•	engage in mergers or consolidations;

•	make certain acquisitions;

•	pay dividends and distributions or repurchase the capital stock of Graham Packaging;

•	engage with certain transactions with affiliates;

•	change the business conducted by Graham Packaging, Graham Operating Company and their subsidiaries;

•	amend or modify certain material agreements governing their indebtedness (including the Senior Notes and Senior Subordinated Notes); or

•	make capital expenditures in excess of certain amounts.

The Credit Agreement further requires that Graham Operating Company maintain a senior secured debt to covenant compliance EBITDA ratio that does not exceed 5.5x on the last day of any fiscal quarter.

The Credit Agreement also contains certain customary affirmative covenants and events of default.

As of June 30, 2008, Graham Operating Company was in compliance in all material respects with all covenants and provisions in the Credit Agreement.

Indentures

General

In October 2004, and in connection with the acquisition of O-I Plastic and the refinancing (the “2004 Refinancing”) of substantially all of the outstanding indebtedness of Graham Packaging, Graham Operating Company and CapCo I issued $250 million of Senior Notes and $375 million of Senior Subordinated Notes. The proceeds from the issuance of the Senior Notes and the Senior Subordinated Notes were used (i) to effect the O-I Plastic acquisition and the 2004 Refinancing and (ii) to pay related fees, expenses and other transaction costs.

The Senior Notes and the Senior Subordinated Notes are guaranteed by Graham Packaging and certain other domestic subsidiaries of Graham Operating Company and, after the consummation of the Transaction, will be guaranteed by GPC, as successor guarantor to Graham Packaging, and those subsidiaries (the “Guarantors”).

The Senior Notes

The Senior Notes:

•	are general unsecured obligations of Graham Operating Company and CapCo I;

•	are pari passu in right of payment with all existing and future senior debt of Graham Operating Company and CapCo I;

•	are effectively subordinated to all secured debt of Graham Operating Company, Cap Co I and the Guarantors and structurally subordinated to the debt of any non-guarantor subsidiaries of Graham Operating Company; and

•	are senior in right of payment to any subordinated indebtedness of Graham Operating Company and CapCo I.

The Senior Subordinated Notes

The Senior Subordinated Notes:

•	are general unsecured obligations of Graham Operating Company and CapCo I;

•	are subordinated in right of payment to all existing and future senior debt of Graham Operating Company and CapCo I;

•	are pari passu in right of payment with any senior subordinated indebtedness of Graham Operating Company and CapCo I; and

•	are effectively subordinated to all secured debt of Graham Operating Company, the Guarantors and CapCo I and structurally subordinated to the debt of any non-guarantor subsidiaries of Graham Operating Company.

Covenants

The Indentures contain a number of significant covenants that, among other things, restrict Graham Packaging’s ability to dispose of assets, repay other indebtedness, incur additional indebtedness, pay dividends, prepay subordinated indebtedness, incur liens, make capital expenditures, investments or acquisitions, engage in mergers or consolidations, engage in certain types of transactions with affiliates and otherwise restrict Graham Packaging’s activities.

Maturity Date and Interest

The Senior Notes will mature on October 15, 2012 and the Senior Subordinated Notes will mature on October 15, 2014. Interest is payable semi-annually in arrears on April 15 and October 15 of each year.

Ranking

The Senior Notes are Graham Operating Company’s senior unsecured obligations and:

•	rank equally in right of payment to all of Graham Operating Company’s existing and future senior indebtedness;

•	rank senior in right of payment to all of Graham Operating Company’s existing and future senior subordinated indebtedness and subordinated indebtedness; and

•	are effectively subordinated in right of payment to Graham Operating Packaging’s secured indebtedness to the extent of the value of the assets securing such indebtedness, and all obligations of each of Graham Operating Company’s existing and future subsidiaries.

The Senior Subordinated Notes are Graham Operating Company’s senior subordinated unsecured obligations and:

•	rank junior in right of payment to all of Graham Operating Company’s existing and future senior indebtedness;

•	rank equally in right of payment with all of Graham Operating Company’s existing and future senior subordinated indebtedness;

•	are effectively subordinated in right of payment to all obligations of Graham Operating Company’s existing and future subsidiaries; and

•	rank senior in right of payment to all of Graham Operating Company’s future subordinated indebtedness.

The notes are also structurally subordinated to all indebtedness and other obligations, including trade payables of Graham Operating Company’s non-guarantor subsidiaries.

Optional Redemption

Graham Operating Company may redeem the Senior Notes, in whole or in part, at any time on or after October 15, 2008 and Graham Operating Company may redeem the Senior Subordinated Notes, in whole or in part, at any time on or after October 15, 2009.

Graham Operating Company may redeem the Senior Notes, in whole or in part, at any time on or prior to October 15, 2008, at a price equal to 100% of the principal amount of the Senior Notes plus a “make-whole” premium. At any time on or prior to October 15, 2009, Graham Operating Company may redeem the Senior Subordinated Notes, in whole or in part, at a price equal to 100% of the principal amount of the Senior Subordinated Notes plus a “make-whole” premium.

Change of Control Offer

Upon the occurrence of a change of control, the holders of the notes can require Graham Operating Company to repurchase some or all of their notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. It is a closing condition to the Transaction that Graham Packaging shall have received a legal opinion (in addition to the legal opinion delivered to Graham Packaging at signing of the Purchase Agreement) from Simpson Thacher & Bartlett LLP addressing the no conflicts or defaults under the Credit Agreement and Indentures as a result of the transactions contemplated by the Purchase Agreement to be effected at closing.

HACI SELECTED FINANCIAL INFORMATION

HACI was incorporated in Delaware on February 26, 2007 as a blank check company for the purpose of acquiring, through a merger, stock exchange, asset acquisition, reorganization or similar business combination, one or more operating businesses. HACI has not acquired an entity as of the date of this proxy statement/prospectus. HACI has selected December 31 as its fiscal year end. HACI is considered to be in the development stage and is subject to the risks associated with activities of development stage companies. The condensed financial information set forth below should be read in conjunction with the audited financial statements of HACI and related notes included elsewhere in this proxy statement/prospectus.

	February 26,		February 26,
	2007		2007
	(Inception)	Six Months	(Inception)
	through	Ended	through
	December 31,	June 30,	June 30,
	2007	2008	2007

Statement of Operations Data:
Operating expenses:
Professional services	$722,023	$167,039	$53,250
Formation and operating costs	196,885	458,499	6,521

Loss from operations before other income (expense) and income tax expense	(918,908)	(625,538)	(59,771)
Other income/(expense):
Interest income	5,153,789	4,537,124	—
Other state taxes	(116,553)	(46,621)	—

Total other income	5,037,236	4,490,503	—

Income before income tax expense	4,118,328	3,864,965	(59,771)
Income tax expense	1,400,652	1,354,254	—

Net income	2,717,676	2,510,711	(59,771)
Deferred interest, net of taxes, attributable to common stock subject to possible redemption	(1,020,426)	(891,952)	—

Net income attributable to common stock	$1,697,250	$1,618,759	$(59,771)

Earnings (loss) per share:
Basic and diluted	$0.07	$0.03	$(0.01)

Weighted average shares outstanding:
Basic and diluted	24,002,143	52,440,001	11,500,000

Balance Sheet Data:
Cash	$52,053	$949,286	$136,128
Cash held in trust	541,301,789	541,030,946	—
Total assets	541,842,224	545,560,281	1,544,086
Common stock subject to redemption, 16,599,999 shares at $9.71 per share	160,797,590	160,797,590	—
Deferred interest attributable to common stock subject to redemption, net of income taxes	1,020,426	1,912,378	—
Total stockholders’ equity (deficit)	359,701,816	361,320,575	(34,771)
Cash Flow Data:
Net cash provided by (used in) operating activities	$5,163,686	$663,072	$(53,250)
Net cash (used in) provided by investing activities	(541,301,789)	234,161	—
Net cash provided by financing activities	536,190,156	—	189,378

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF HACI

Overview

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with HACI’s financial statements and the related notes and schedules thereto.

HACI was formed on February 26, 2007 as a blank check company for the purpose of acquiring, or acquiring control of, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination one or more businesses or assets. HACI’s efforts in identifying prospective target businesses are not limited to a particular industry, but HACI will not complete a business combination with any entity engaged in the energy industry as its principal business or whose principal business operations are conducted outside of the United States or Canada. The initial target business or businesses with which HACI combines must have a collective fair market value equal to at least 80% of the balance in the trust account (excluding deferred underwriters’ discounts and commissions). HACI may effect its initial business combination using cash from the proceeds held in the trust account, HACI capital stock, debt or a combination of cash, stock and debt.

On October 3, 2007, HACI’s completed its initial public offering of 55,200,000 units with each unit consisting of one share of HACI Common Stock and one warrant, each to purchase one share of HACI Common Stock at an exercise price of $7.50 per share. The units from the initial public offering were sold at an offering price of $10.00 per unit, generating total gross proceeds of $552.0 million. Simultaneously with the consummation of its initial public offering, HACI consummated the private sale of 7,000,000 Sponsor Warrants to the Sponsor, at a price of $1.00 per warrant, generating gross proceeds of $7.0 million. After deducting the underwriting discounts and commissions and the initial public offering expenses, approximately $536.1 million of the proceeds from the initial public offering and the private placement (including approximately $17.4 million of deferred underwriting commissions that will be released to the underwriters of HACI’s initial public offering upon HACI’s completion of a business combination) was deposited into a trust account at JP Morgan Chase, N.A. with Continental Stock Transfer & Trust Company as trustee. Such funds will not be released from the trust account to HACI until the earlier of completion of its initial business combination or its liquidation, although HACI may withdraw up to an aggregate of approximately $6.6 million of the interest income accumulated on the funds. The net proceeds deposited into the trust account remain on deposit in the trust account earning interest.

Since its inception, HACI’s efforts have been limited to organizational activities, activities relating to its initial public offering, activities relating to identifying and evaluating prospective acquisition candidates, and activities relating to general corporate matters. HACI has not generated any revenues, other than interest income earned on the proceeds of its initial public offering. As of June 30, 2008, approximately $541.0 million was held in the trust account (including $17.4 million of deferred underwriting commissions, $7.0 million from the private sale of Sponsor Warrants to the Sponsor and approximately $9.7 million in accrued interest) and HACI had cash outside of trust of approximately $0.9 million and approximately $2.8 million in accounts payable and accrued expenses. As of December 31, 2007, approximately $541.3 million was held in the trust account (including $17.4 million of deferred underwriting commissions, $7.0 million from the private sale of Sponsor Warrants to the Sponsor and approximately $5.2 million in accrued interest) and it had cash outside of trust of approximately $52,000 and approximately $1.1 million in accounts payable and accrued expenses. Up to $6.6 million of interest on the trust proceeds may be released to HACI for activities in connection with identifying and conducting due diligence of a suitable business combination, and for general corporate matters. Through December 31, 2007, HACI had not withdrawn any funds from interest earned on the trust proceeds. As of June 30, 2008, HACI had withdrawn $4.8 million in interest income earned on the trust proceeds. Other than the deferred underwriting commissions, no amounts are payable to the underwriter in the event of a business combination.

Results of Operations for the periods ended June 30, 2008 and 2007

For the six months ended June 30, 2008 and for the period from February 26, 2007 (inception) to June 30, 2007, HACI had net income of $1.6 million and net loss of $0.1 million, respectively. For the six months ended June 30, 2008, HACI’s income was all derived from interest on the cash held in the trust account established in connection with HACI’s initial public offering. For the period February 26, 2007 (inception) to June 30, 2007, all expenses related to the formation and operation of HACI. HACI incurred $0.6 million in operational costs during the six months ended June 30, 2008.

Results of Operations for the period from inception (February 26, 2007) to December 31, 2007

For the period from February 26, 2007 (inception) to December 31, 2007, HACI had net income of $2.7 million (net of taxes). HACI’s income derived from interest on the cash held in the trust account established in connection with its initial public offering. For the period February 26, 2007 (inception) to December 31, 2007, HACI incurred $1.0 million in operational costs.

Liquidity and Capital Resources

As of June 30, 2008, HACI had approximately $0.9 million of unrestricted cash available and approximately $2.8 million of accounts payable accrued expenses. The following table shows the total funds held in the trust account through June 30, 2008:

Net proceeds from HACI’s initial public offering, the underwriters’ over-allotment and private placement of warrants that were placed in trust	$518,760,000
Deferred underwriters’ commissions	17,388,000
Total interest received through June 30, 2008	9,682,946
Less total interest disbursed to HACI for working capital and payment of taxes through June 30, 2008	(4,800,000)

Total funds held in trust account at June 30, 2008	$541,030,946

For the six months ended June 30, 2008, HACI paid an aggregate of approximately $3.85 million (excluding income taxes) in expenses for the following purposes:

•	payment of estimated taxes incurred as a result of interest income earned on funds currently held in the trust account;

•	legal and accounting fees related to HACI’s SEC reporting obligations and general corporate matters;

•	expenses for due diligence and investigation of potential acquisition targets; and

•	miscellaneous expenses.

HACI believes that it will have sufficient funds to allow it to operate through September 28, 2009 (its deadline to complete a business combination), at which time it will be forced to liquidate, assuming that a business combination is not consummated during that time.

Off-Balance Sheet Financing Arrangements

HACI has no obligations, assets or liabilities which would be considered off-balance sheet arrangements. HACI does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

HACI has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial assets.

Contractual Obligations

HACI does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than a monthly fee of $10,000 for office space and general and administrative services payable to Hicks Holdings Operating LLC, an affiliate of HACI’s founder and chairman of the board. HACI began incurring this fee on October 3, 2007, and will continue to incur this fee monthly until the completion of its initial business combination.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. HACI has identified the following as its critical accounting policies:

Cash and cash equivalents

HACI considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Such cash and cash equivalents, at times, may exceed federally insured limits. HACI maintains its accounts with financial institutions with high credit ratings.

Cash Held in Trust

A total of $536.1 million of the net proceeds from HACI’s initial public offering, including $7.0 million from the private placement of the Sponsor Warrants and $17.4 million of deferred underwriting commissions, was placed at the closing of HACI’s initial public offering in a trust account at JPMorgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company serving as trustee. The trust account is invested in, at the option of HACI, U.S. Treasury bills with a maturity of 90 days or less and money market funds meeting the conditions of paragraphs (c)(2), (c)(3) and (c)(4) of Rule 2a-7 of the Investment Company Act. As of June 30, 2008, the balance in the trust account was approximately $541.0 million, which includes approximately $9.7 million of investment income earned since the inception of the trust (less $4.8 million of interest income disbursed to HACI), and represents approximately $9.80 per share (excluding 13,800,000 shares of common stock owned by the Initial Stockholders, as such shares do not have liquidation rights). HACI withdrew from the trust account $4.8 million of interest income for the six months ended June 30, 2008 to pay income taxes on the investment income, to fund due diligence and similar costs relating to the investigation of potential acquisition targets, and to fund general and administrative expenses.

As of December 31, 2007, the balance in the trust account was approximately $541.3 million, which includes approximately $5.2 million of investment income earned since the inception of the trust, and represents approximately $9.81 per share (excluding 13,800,000 shares of HACI Common Stock owned by the Initial Stockholders, as such shares do not have liquidation rights). HACI withdrew no interest income from the trust for the year ended December 31, 2007.

Earnings per common share

Earnings per share is computed by dividing net income applicable to common stockholders by the weighted average number of shares of common stock outstanding for the period. The weighted average shares of common stock issued and outstanding of 52,440,001 used for the computation of basic earnings per share for the six months ended June 30, 2008 takes into effect the 11,500,000 shares outstanding for the entire period, 2,300,000 shares from a stock split outstanding from September 27, 2007 and the 55,200,000 shares (less 16,559,999 shares subject to possible redemption) sold in HACI’s initial public offering and outstanding since October 3, 2007. The weighted average of shares of common stock issued and outstanding of 11,500,000 used for the computation of basic earnings per share for the period February 26, 2007 (inception) through June 30, 2007 takes into effect the 11,500,000 shares outstanding for the entire period. The weighted average of shares of common stock issued and outstanding of 24,000,143 used for the computation of basic earnings per share for the period from February 26, 2007 (inception) through December 31, 2007, takes into effect the

11,500,000 shares outstanding for the entire period, 2,300,000 shares from the stock split outstanding from September 27, 2007 and the 55,200,000 shares (less 16,559,999 shares subject to possible redemption) sold in HACI’s initial public offering and outstanding since October 3, 2007.

The 76,000,000 warrants related to HACI’s initial public offering, private placement and the units (consisting of one share of HACI Common Stock and one warrant to purchase one share of HACI Common Stock) outstanding prior to the consummation of HACI’s initial public offering are contingently issuable shares and are excluded from the calculation of diluted earnings per share

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Income taxes

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. HACI recorded a deferred income tax asset for the tax effect of certain temporary differences, aggregating $0.1 million at June 30, 2008 and $0.2 million at December 31, 2007.

Deferred acquisition costs

As of June 30, 2008, HACI has accumulated approximately $2.0 million in deferred costs related to the proposed merger with the Graham Packaging Holdings Company. These costs will be capitalized contingent upon the completion of the Transaction following the receipt of the required approval by the HACI stockholders and the fulfillment of certain other conditions. If the acquisition is not completed, these costs will be recorded as an expense. Deferred acquisition costs consist primarily of approximately $0.8 million for legal services, $1.1 million for due diligence services and $14,000 for other related deal expenses.

Recent Accounting Pronouncements

HACI’s management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on HACI’s financial statements.

Quantitative and Qualitative Disclosure About Market Risk

To date, HACI’s efforts have been limited to organizational activities and activities relating to the identification of a target business; HACI has neither engaged in any operations nor generated any revenues. As the proceeds from HACI’s initial public offering held in trust have been invested in short term investments, HACI’s only market risk exposure relates to fluctuations in interest rates.

As of June 30, 2008, approximately $541.0 million (including approximately $17.4 million of deferred underwriting discounts and commissions) was held in trust for the purposes of consummating a business combination. The proceeds held in trust (including approximately $17.4 million of deferred underwriting discounts and commissions) may be invested by the trustee only in U.S. governmental treasury bills with a maturity of 90 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act. As of June 30, 2008, the effective annualized interest rate payable on HACI’s investment was approximately 1.82%. Assuming no other changes to HACI’s holdings as of June 30, 2008, a 1% decrease in the underlying interest rate payable on HACI’s investment as of June 30, 2008 would result in a decrease of approximately $1.3 million in the interest earned on HACI’s investment for the following 90-day period, and a corresponding decrease in its net increase in stockholders’ equity resulting from operations, if any, for that period.

HACI has not engaged in any hedging activities since its inception on February 26, 2007. HACI does not expect to engage in any hedging activities with respect to the market risk to which it is exposed.

HACI’S BUSINESS

HACI is a blank check company formed in Delaware on February 26, 2007 for the purpose of acquiring, or acquiring control of, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination one or more businesses or assets. HACI’s efforts in identifying prospective target businesses are not limited to a particular industry, but HACI may not complete a business combination with any entity engaged in the energy industry as its principal business or whose principal business operations are conducted outside of the United States or Canada. To date, HACI’s efforts have been limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations, including the proposed Transaction. HACI does not currently have any operations.

Initial public offering and private placement

On October 3, 2007, HACI’s completed its initial public offering of 55,200,000 units with each unit consisting of one share of HACI Common Stock and one warrant to purchase one share of HACI Common Stock at an exercise price of $7.50 per share. The units from the initial public offering were sold at an offering price of $10.00 per unit, generating total gross proceeds of $552.0 million. Simultaneously with the consummation of its initial public offering, HACI consummated the private sale of 7,000,000 Sponsor Warrants to HACI’s Sponsor at a price of $1.00 per warrant, generating gross proceeds of $7 million. After deducting the underwriting discounts and commissions and the initial public offering expenses, approximately $536.1 million of the proceeds from the initial public offering and the private placement was deposited into a trust account at JP Morgan Chase, N.A. with Continental Stock Transfer & Trust Company as trustee. Such funds will not be released from the trust account to HACI until the earlier of completion of its initial business combination or its liquidation, although HACI may withdraw up to an aggregate of approximately $6.6 million of the interest income accumulated on the funds. After the payment of approximately $1.35 million in expenses relating to the initial public offering, $0.3 million of the net proceeds of the public offering and private placement was not deposited into a trust account and retained by HACI for working capital purposes. Through December 31, 2007, HACI used approximately $1.3 million of the net proceeds that were not deposited into the trust account to pay offering expenses while the remaining balance was used for general corporate purposes. For the seven months ended July 31, 2008, HACI withdrew from the trust account $4.8 million of interest income to pay income taxes on the investment income, to fund due diligence costs relating to the investigation of potential acquisition targets and to fund general and administrative expenses. The net proceeds deposited into the trust account remain on deposit in the trust account earning interest. As of December 31, 2007 and July 31, 2008, there was approximately $541.3 million and $541.7 million, respectively, held in the trust account, including approximately $17.4 million of deferred underwriting commissions that will be released to the underwriters of HACI’s initial public offering upon HACI’s completion of a business combination.

Fair market value of target business or businesses

Pursuant to HACI’s amended and restated certificate of incorporation, HACI’s initial business combination must have a fair market value of at least 80% of the initial amount held in the trust account (excluding $17.4 million held in the trust account representing the underwriters’ deferred commission). HACI’s board of directors will determine the fair market value based on standards generally accepted by the financial community. If HACI’s board of directors is not able to independently determine the fair market value of its initial business combination, HACI will obtain an opinion from an unaffiliated, independent investment banking firm which is subject to oversight by the Financial Industry Regulatory Authority as to the fair market value. HACI is not required to obtain an opinion from an investment banking firm as to the fair market value of a business combination if its board of directors independently determines that the target business has sufficient fair market value to meet the threshold criterion.

Opportunity for stockholder approval of its initial business combination

HACI will only consummate its initial business combination if:

(i) the business combination is approved by a majority of votes cast by HACI Public Stockholders present and entitled to vote at a duly held stockholders meeting;

(ii) an amendment to HACI’s amended and restated certificate of incorporation to provide for its perpetual existence is approved by a holders of a majority of the outstanding shares of HACI Common Stock; and

(iii) HACI Public Stockholders owning no more than 30% (minus one share) of the outstanding shares of HACI Common Stock sold in its initial public offering both vote against the business combination and exercise their conversion rights.

In connection with the vote required for any initial business combination, The Initial Stockholders have agreed to vote all of the shares of HACI Common Stock purchased by them prior to the initial public offering in accordance with the majority of the shares of HACI Common Stock voted by HACI Public Stockholders and to vote any shares purchased during or after HACI’s initial public offering and held by it in favor of HACI’s initial business combination. The Initial Stockholders have also agreed that they will vote all shares of HACI Common Stock owned by them in favor of an amendment to HACI’s amended and restated certificate of incorporation to provide for its perpetual existence in connection with a vote to approve its initial business combination.

Although the affirmative vote of a majority of the votes cast by HACI Public Stockholders is required to approve a business combination, under HACI’s amended and restated certificate of incorporation, since the Transaction involves a merger in which HACI will cease to exist Delaware law requires that the Transaction receive the approval of a majority of the outstanding shares of HACI Common Stock. However, since The Initial Stockholders have agreed to vote their shares of HACI Common Stock either in accordance with the majority of the Public Stockholders or in favor of any proposed business combination, the Transaction cannot be completed unless a majority of the votes cast by HACI Public Stockholders approve the Transaction.

Voting against the proposed Transaction at the HACI special meeting will not result in the conversion of an HACI Public Stockholder’s shares into a pro rata share of the trust account. To do so, each HACI Public Stockholder must follow the conversion procedures described below.

Conversion Rights

As a result of the proposed Transaction, each HACI Public Stockholder will have the right to convert its shares of HACI Common Stock into a pro rata share of the aggregate amount then on deposit in the trust account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the trust account, net of income taxes payable on such interest and net of interest income of up to $6.6 million on the trust account previously released to HACI to fund its working capital requirements) if the Transaction is approved and completed. HACI expects that the conversion price will be less than the per unit initial public offering price of $10.00 per unit. The Initial Stockholders will not have conversion rights with respect to the shares of HACI Common Stock purchased by them prior to HACI’s initial public offering.

An HACI Public Stockholder who wishes to exercise its conversion rights may request conversion of its shares at any time after the mailing of this proxy statement/prospectus and prior to the vote taken with respect to the Transaction Proposal at the HACI special meeting, but the request will not be granted unless the HACI Public Stockholder votes against the Transaction Proposal, the Transaction is approved and completed, the HACI Public Stockholder holds its shares through the closing of the Transaction and the HACI Public Stockholder follows the specific procedures for conversion set forth in this proxy statement/prospectus. If an HACI Public Stockholder votes against the Transaction but fails to properly exercise its conversion rights, such stockholder will not have its shares of common stock converted into a pro rata amount of the trust account. Any request for conversion, once made, may be withdrawn at any time up to the date of the HACI special meeting. If the Transaction is approved by a majority of the outstanding shares of HACI Common Stock, any transfer of shares owned by an HACI Public Stockholder who has requested to exercise its conversion rights will be blocked from the time such stockholder approval is obtained until the completion of the Transaction or the termination of the

Purchase Agreement. HACI anticipates that the funds to be distributed to HACI Public Stockholders who elect conversion will be distributed promptly after completion of the Transaction. HACI Public Stockholders who exercise their conversion rights will still have the right to exercise any warrants they still hold.

HACI will not complete the Transaction if HACI Public Stockholders owning 30% or more of the shares of HACI Common Stock issued in the initial public offering vote against the Transaction Proposal and properly exercise their conversion rights. Because the conversion price will likely be lower than the $10.00 per unit offering price of the units issued in the initial public offering, and may be less than the market price of HACI Common Stock on the date of conversion, there may be a disincentive on the part of the HACI Public Stockholders to exercise their conversion rights.

Procedures Required for Conversion

An HACI Public Stockholder may request conversion at any time after the mailing of this proxy statement/prospectus and prior to the votes taken with respect to the proposed Transaction at the HACI special meeting. Any request for conversion, once made, may be withdrawn at any time prior to the date of the HACI special meeting. If an HACI Public Stockholder wishes to exercise its conversion rights, the stockholder must vote against the Transaction Proposal, demand that HACI convert the shares held by such stockholder into cash by marking the appropriate space on the proxy card and provide physical or electronic delivery of such stockholder’s stock certificates or shares, as appropriate, as described below prior to the HACI special meeting. If, notwithstanding the stockholder’s vote, the proposed Transaction is consummated and the stockholder follows the procedures required for conversion, then the stockholder will be entitled to receive a pro rata share of the trust account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the trust account, net of income taxes payable on such interest and net of interest income of up to $6.6 million on the trust account previously released to HACI to fund its working capital requirements). An HACI Public Stockholder will not be able to transfer its shares following the approval of the Transaction Proposal by HACI’s stockholders unless the Purchase Agreement is terminated. An HACI Public Stockholder who exercises its conversion rights will exchange the shares held by such stockholder for cash and will no longer own those shares of HACI Common Stock, although the stockholder will still have the right to exercise any warrants it still holds. If the Transaction is not consummated, then such stockholder’s shares will not be converted into cash and will be returned to the stockholder, even if such stockholder elected to convert.

HACI Public Stockholders must tender their shares to Continental Stock Transfer & Trust Company, the transfer agent for HACI, prior to the HACI special meeting or deliver their shares to the transfer agent electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System. Traditionally, in order to perfect conversion rights in connection with a blank check company’s proposed business combination, a stockholder could simply vote against the proposed business combination and check a box on the proxy card indicating the stockholder was seeking to exercise their conversion rights. After the business combination was approved, HACI would contact the stockholder to arrange for the stockholder to deliver its certificate to verify ownership. As a result, the stockholder then had an “option window” after the consummation of the business combination during which the stockholder could monitor the price of the stock in the market. If the price rose above the conversion price, the stockholder could sell its shares in the open market before actually delivering its shares to the company for cancellation in consideration for the conversion price. Thus, the conversion right, to which the stockholders were aware they needed to commit before the stockholders meeting, became a “put” right surviving past the consummation of the business combination until the converting holder delivered his, her or its certificate. The requirement for physical or electronic delivery by the HACI Public Stockholders prior to the HACI special meeting ensures that a converting HACI Public Stockholder’s election to convert is irrevocable once the proposed Transaction is approved.

In order to physically deliver stock certificates, the HACI Public Stockholders must comply with the following steps. If the shares are held in street name, an HACI Public Stockholder must instruct its account executive at its bank or broker to withdraw the shares from the HACI Public Stockholder’s account and request that a physical certificate be issued in the HACI Public Stockholder’s name. No later than the day prior to the HACI special meeting, an HACI Public Stockholder must present a written instruction to the transfer agent that it wishes to convert its shares into a pro rata share of the trust account and confirm that the

HACI Public Stockholder has held the shares since the record date and will not sell or transfer the shares prior to the closing of the proposed Transaction. Certificates that have not been tendered in accordance with these procedures by the day prior to the HACI special meeting will not be converted into cash. In the event that an HACI Public Stockholder tenders its shares and decides prior to the HACI special meeting that it does not want to convert its shares, the HACI Public Stockholder may withdraw its tender. In the event that an HACI Public Stockholder tenders shares and the proposed Transaction is not completed, these shares will not be converted into cash and the physical certificates representing the shares will be returned to the HACI Public Stockholder.

If the Transaction is Not Consummated

If HACI does not complete the Transaction, it will continue to try to consummate an initial business combination with a different target until it is required to liquidate and dissolve on September 28, 2009.

Liquidation if No Business Combination

HACI’s amended and restated certificate of incorporation provides that its corporate existence will automatically cease on September 28, 2009, except for the purposes of winding up HACI’s affairs and liquidating pursuant to Section 278 of the DGCL. This has the same effect as if HACI’s board of directors and stockholders had formally voted to approve its dissolution pursuant to Section 275 of the DGCL. Limiting its corporate existence to a specified date as permitted by Section 102(b)(5) of the DGCL removes the necessity to obtain formal stockholder approval of the dissolution and liquidation and to file a certificate of dissolution with the Delaware Secretary of State. Instead, HACI will notify the Delaware Secretary of State in writing on the termination date that its corporate existence is ceasing, and include with such notice payment of any franchise taxes then due to or assessable by the state. HACI views this provision terminating its corporate life by September 28, 2009, as an obligation to its stockholders and will not take any action to amend or waive this provision to allow it to survive for a longer period of time except in connection with the consummation of its initial business combination.

If HACI is unable to consummate the Transaction or another business combination by September 28, 2009, as soon as practicable thereafter HACI will adopt a plan of distribution in accordance with Section 281(b) of the DGCL. Section 278 of the DGCL provides that HACI’s existence will continue for at least three years after its expiration for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against HACI, and of enabling HACI gradually to settle and close its business, to dispose of and convey its property, to discharge its liabilities and to distribute to its stockholders any remaining assets, but not for the purpose of continuing the business for which it was organized. HACI’s existence will continue automatically even beyond the three-year period for the purpose of completing the prosecution or defense of suits begun prior to the expiration of the three-year period, until such time as any judgments, orders or decrees resulting from such suits are fully executed. Section 281(b) will require HACI to pay or make reasonable provision for all then-existing claims and obligations, including all contingent, conditional, or unmatured contractual claims known to HACI, and to make such provision as will be reasonably likely to be sufficient to provide compensation for any then-pending claims and for claims that have not been made known to HACI or that have not arisen but that, based on facts known to HACI at the time, are likely to arise or to become known to HACI within 10 years after the date of dissolution. Under Section 281(b), the plan of distribution must provide for all of such claims to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. If there are insufficient assets, the plan must provide that such claims and obligations be paid or provided for according to their priority and, among claims of equal priority, ratably to the extent of legally available assets. Any remaining assets will be available for distribution to HACI’s stockholders. HACI will distribute to all of the HACI Public Stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust account, inclusive of any interest, plus any remaining net assets (subject to HACI’s obligations under Delaware law to provide for claims of creditors as described below).

HACI anticipates notifying the trustee of the trust account to begin liquidating such assets promptly after its dissolution and anticipates it will take no more than 10 business days to effectuate such distribution. The Initial Stockholders have waived their rights to participate in any liquidation distribution with respect to the shares of HACI Common Stock purchased by them prior to HACI’s initial public offering. There will be no distribution from the trust account with respect to HACI’s warrants, which will expire worthless. HACI will pay the costs of liquidation from its remaining assets outside of the trust account. If the assets remaining outside of the trust account are insufficient to pay such liquidation costs, HACI will pay the remaining liquidation costs from the proceeds of the trust account prior to distributing the funds in the trust account to HACI Public Stockholders. In such event, the initial per-share liquidation price could be less than the $9.71 per-share liquidation price described below.

If HACI does not complete the Transaction or another business combination by September 28, 2009 and expend all of the net proceeds of its initial public offering, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the initial per-share liquidation price would be $9.71, or $0.29 less than the per-unit initial public offering price of $10.00. The per share liquidation price includes approximately $17.4 million in deferred underwriting commissions that would also be distributable to HACI Public Stockholders.

The proceeds deposited in the trust account could, however, become subject to the claims of HACI’s creditors (which could include vendors and service providers HACI has engaged to assist it in connection with its search for a target business and that are owed money by HACI, as well as target businesses themselves) which could have higher priority than the claims of HACI Public Stockholders. Mr. Hicks, HACI’s founder and chairman of the board, has agreed that he will be liable to HACI if and to the extent any claims by a third party for services rendered or products sold, or by a prospective target business, reduce the amounts in the trust account, except as to (i) any claims by a third party who executed a waiver (even if such waiver is subsequently found to be invalid and unenforceable) of any and all rights to seek access to the funds in the trust account, or (ii) any claims under HACI’s indemnity of the underwriters of its initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that this indemnity obligation arose and Mr. Hicks did not comply with such obligation, HACI believes that it would have an obligation to seek enforcement of the obligation and that its board of directors would have a fiduciary duty to seek enforcement of such obligation on HACI’s behalf. In the event Mr. Hicks has liability to HACI under this indemnification arrangement, HACI cannot assure you that he will have the assets necessary to satisfy those obligations. Accordingly, the actual per-share liquidation price could be less than $9.71, plus interest, due to claims of creditors. Additionally, if HACI is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against HACI which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in HACI’s bankruptcy estate and subject to the claims of third parties with priority over the claims of HACI’s stockholders. To the extent any bankruptcy claims deplete the trust account, HACI cannot assure you that it will be able to return to the HACI Public Stockholders at least $9.71 per share.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, HACI does not intend to comply with those procedures since, as stated above, it is HACI’s intention to make liquidating distributions to its stockholders as soon as reasonably possible after September 28, 2009 in the event its initial business combination has not been consummated. As such, HACI’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of HACI’s stockholders may extend beyond the third anniversary of such date. Because HACI will not be complying with Section 280, Section 281(b) of the DGCL requires HACI to adopt a plan that will provide for the payment, based on facts known to HACI at such time, of (i) all existing claims, (ii) all pending claims and (iii) all claims that may be potentially brought against HACI within the subsequent 10 years. Accordingly, HACI would be required to provide for any claims of creditors known to it at that time or those that it believes could be potentially brought against it within the subsequent 10 years prior to its distributing the funds in the trust account to HACI Public Stockholders. As a result, if HACI liquidates, the per-share distribution from the trust account could be less than $9.71 due to claims or potential claims of creditors. However, because HACI is a blank check company, rather than an operating company, and its operations will be limited to searching for prospective target businesses to acquire, the most likely claims, if any, to arise would be from HACI’s vendors and service providers (such as accountants, lawyers, investment bankers, etc.) and potential target businesses.

If HACI is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by HACI stockholders. Furthermore, because HACI intends to distribute the then-remaining proceeds held in the trust account, this may be viewed or interpreted as giving preference to HACI Public Stockholders over any potential creditors with respect to access to or distributions from HACI’s assets. Furthermore, HACI’s board of directors may be viewed as having breached its fiduciary duties to HACI’s creditors and/or may have acted in bad faith, and thereby exposed itself and HACI to claims of punitive damages, by paying HACI Public Stockholders from the trust account prior to addressing the claims of creditors. HACI cannot assure you that claims will not be brought against it for these reasons.

Administrative Services Agreement

HACI has agreed to pay Hicks Operating Company LLC, an entity owned and controlled by Mr. Hicks, HACI’s founder and chairman of the board, a total of $10,000 per month for office space and administrative services, including secretarial support. This arrangement was agreed to by HACI and Hicks Operating Company LLC for HACI’s benefit and is not intended to provide Mr. Hicks compensation in lieu of a salary. HACI believes that such fees are at least as favorable as it could have obtained from an unaffiliated third party for such services. Upon completion of the Transaction or another business combination or HACI’s liquidation, HACI will cease paying these monthly fees.

Facilities

HACI currently maintains its executive offices at 100 Crescent Court, Suite 1200, Dallas, Texas 75201. The cost of this space is included in the $10,000 per month fee described above that Hicks Operating Company LLC charges HACI for general and administrative services. HACI believes, based on rents and fees for similar services in the Dallas metropolitan area that the fee charged by Hicks Operating Company LLC is at least as favorable as HACI could have obtained from an unaffiliated person. HACI considers its current office space adequate for its current operations.

Employees

HACI currently has seven officers. These individuals are not obligated to devote any specific number of hours to HACI’s matters but they intend to devote as much of their time as they deem necessary to HACI’s affairs until HACI has completed its initial business combination. HACI does not intend to have any full-time employees prior to the consummation of its initial business combination.

Legal Proceedings

HACI is not currently subject to any material legal proceedings, nor, to its knowledge, is any material legal proceeding threatened against it. From time to time, HACI may be a party to certain legal proceedings incidental to the normal course of its business. While the outcome of these legal proceedings cannot be predicted with certainty, HACI does not expect that these proceedings will have a material effect upon its financial condition or results of operations.

DIRECTORS, EXECUTIVE OFFICERS, EXECUTIVE COMPENSATION
AND CORPORATE GOVERNANCE

Executive Officers and Directors

The members of the Advisory Committee (as defined herein) and executive officers of Graham Packaging prior to the Transaction are Warren D. Knowlton (Chief Executive Officer), Mark S. Burgess (Chief Operating Officer and Chief Financial Officer), Ashok Sudan (Executive Vice President and General Manager, Global Food and Beverage), Peter T. Lennox (Senior Vice President and General Manager, Household Chemical and Automotive and Personal Care/Specialty), Chinh E. Chu (Advisory Committee member), James A. Quella (Advisory Committee member), Charles E. Kiernan (Advisory Committee member), and Gary G. Michael (Advisory Committee member). Set forth below are the names, ages as of July 31, 2008 and positions with GPC of the persons who will serve as GPC’s directors and executive officers upon the closing of the Transaction. In addition to the below, GPC plans to appoint two additional directors to the board of directors of GPC prior to the closing of the Transaction.

Name	Age	Position

Warren D. Knowlton	62	Chief Executive Officer and Director
Mark S. Burgess	49	Chief Operating Officer, Chief Financial Officer and Director
Ashok Sudan	55	Executive Vice President and General Manager, Global Food and Beverage
Peter T. Lennox	46	Senior Vice President and General Manager, Household Chemical and Automotive and Personal Care/Specialty
Chinh Chu	42	Director
William H. Cunningham	64	Director Nominee
Thomas O. Hicks	62	Director Nominee
Shervin Korangy	33	Director Nominee
William A. Montgomery	59	Director Nominee
Brian Mulroney	69	Director Nominee
William F. Quinn	60	Director Nominee

Warren D. Knowlton has served as Chief Executive Officer of Graham Packaging since December 2006 and has served as President, Treasurer, Assistant Secretary and a director of GPC since December 4, 2006. He previously served as Chief Executive Officer of Morgan Crucible PLC, a specialty carbon and ceramic products producer, from December 2002 to August 2006. Prior to joining Morgan Crucible, Mr. Knowlton was an Executive Director of Pilkington PLC, a global glass manufacturer, from May 1997 to July 2002. Mr. Knowlton served as President of Pilkington’s Global Building Products from May 1997 to June 1998 and then served as President of the Global Automotive division from June 1998 to July 2002. Mr. Knowlton joined Pilkington from Owens-Corning, where he spent 20 years in a variety of positions.

Mark S. Burgess was appointed to the joint position of Chief Operating Officer and Chief Financial Officer of Graham Packaging, effective on April 30, 2008, and has served as Vice President, Secretary, Assistant Treasurer and a director of GPC since December 4, 2006. He has served as Chief Financial Officer of Graham Packaging since December 2006. Mr. Burgess served as President and Chief Executive Officer, as well as Chief Financial Officer, of Anchor Glass Container Corporation from May 2005 until September 2006. He previously served as Executive Vice President and Chief Financial Officer of Clean Harbors Environmental Services, Inc. from April 2003 to April 2005. Between 1990 and 2003, he held senior financial and operational management roles at JL French Automotive Castings and Trailmobile Corporation, and prior to that, he served as a Vice President at Chase Manhattan Bank.

Ashok Sudan has served as Executive Vice President and General Manager, Global Food and Beverage of Graham Packaging since November 2004. Prior to that Mr. Sudan served as Senior Vice President and General

Manager, Global Food and Beverage; Senior Vice President and General Manager, Europe and North America Food and Beverage Polyolefins; or Vice President and General Manager, Europe since September 2000. Prior to September 2000, Mr. Sudan served as Vice President Operations, Food and Beverage/PET, a position he entered in 1998. Prior to that Mr. Sudan held various management positions in manufacturing.

Peter T. Lennox has served as Senior Vice President and General Manager of Household Chemical and Automotive and Personal Care/Specialty of Graham Packaging since January 2006. Prior to that Mr. Lennox served as Vice President and General Manager for Household; Vice President and General Manager for the Personal Care/Specialty Business; Vice President and Business Manager for Food and Beverage PET Business; or Vice President and General Manager in Graham Packaging’s European Business. Prior to September 2000, Mr. Lennox served as Vice President of Sales, Marketing and Business Development, Food and Beverage, at the Kerr Group.

Chinh E. Chu has been a member of Graham Packaging’s Advisory Committee since May 2005 and has served as a director of GPC since April 19, 2005. Mr. Chu is a Senior Managing Director in the Blackstone Corporate Private Equity Group and is based in New York. Since joining Blackstone in 1990, Mr. Chu has led Blackstone’s investments in Stiefel Laboratories, ReAble Therapeutics’ acquisition of DJ Orthopedics, Biomet, Catalent Pharma Solutions, Alliant, ReAble Therapeutics, Celanese, Nalco, SunGard, Nycomed and LIFFE. He has also been involved in Blackstone’s investments in FGIC, Sirius Satellite Radio, StorageApps, Haynes International, Prime Succession/Rose Hills, Interstate Hotels, HFS and Alco Holdings. Before joining Blackstone, Mr. Chu worked at Salomon Brothers in the Mergers & Acquisitions Department. Mr. Chu received a B.S. in Finance from the University of Buffalo, where he graduated summa cum laude. He serves as a Director of Alliant, Biomet, Stiefel, Healthmarkets, DJO Incorporated, Catalent Pharma Solutions, SunGard and FGIC.

William H. Cunningham has served as a director of HACI since the closing of its initial public offering in October 2007 and will serve as a director of GPC following closing of the Transaction. Since 1979, Dr. Cunningham has served as a professor of marketing at the University of Texas at Austin and he has held the James L. Bayless Chair for Free Enterprise at the University of Texas at Austin since 1985. From 1983 to 1985, he was Dean of the College of Business Administration and Graduate School of Business of the University of Texas at Austin, from 1985 to 1992, he served as the President of the University of Texas at Austin and from 1992 to 2000, he served as the Chancellor (Chief Executive Officer) of the University of Texas System. Dr. Cunningham currently serves on the board of directors of Lincoln National Corporation, a New York Stock Exchange listed holding company for insurance, investment management, broadcasting and sports programming businesses, Southwest Airlines, an airline listed on the New York Stock Exchange, Introgen Therapeutics, Inc., a Nasdaq Global Market biopharmaceutical company, LIN Television, a New York Stock Exchange listed television owner and operator, and Hayes Lemmerz International Inc., a Nasdaq Global Market listed provider of automotive wheels and other components for the automotive, commercial highway, heating and general equipment industries. Dr. Cunningham currently serves as a member of the Board of Trustees of John Hancock Mutual Funds. Dr. Cunningham received a Bachelor of Business Administration degree in 1966, a Master of Business Administration degree in 1967 and a Ph.D. in 1971, each from Michigan State University.

Thomas O. Hicks, founder of HACI, has been the chairman of the HACI’s board of directors since its inception in February 2007 and will serve as a director of GPC following closing of the Transaction. He also served as HACI’s president and chief executive officer from February 2007 until August 2007. Since 2005, Mr. Hicks has served as the chairman of Hicks Holdings LLC (“Hicks Holdings”), a holding company for sports, real estate and private equity investments of Mr. Hicks and his family, including the National Hockey League’s Dallas Stars, purchased in December 1995, Major League Baseball’s Texas Rangers, acquired in June 1998 and a 50% interest in the English Premier League’s Liverpool Football Club, acquired in March 2007. Hicks Holdings is also the controlling stockholder of Latrobe Specialty Steel Company, a specialty steel manufacturer. Its other corporate holdings include DirecPath, a company that provides bundled DIRECTV programming, broadband voice and data services, security and other locally based services to multiple dwelling units across the United States, Ocular LCD, Inc., a designer, manufacturer and marketer of high-performance liquid crystal displays, modules and systems, Berkshire Resources, a gas and oil exploration company, Grupo Pilar, an animal and pet food company in Argentina and SafeMed, a provider of decision support systems for healthcare professionals. Hicks Holdings also holds approximately 20% of the equity of Greatwide Logistics Services, a U.S. non-asset based provider of dedicated transportation, third-party logistics, warehouse/distribution and truckload brokerage solutions. Mr. Hicks co-founded Hicks, Muse, Tate & Furst, a nationally prominent private equity firm in the United States that specialized in leveraged acquisitions, and served as chairman from 1989 through 2004. During Mr. Hicks’ tenure as chairman, Hicks Muse raised over $12 billion of private equity funds, and consummated over $50 billion of leveraged acquisitions, and was one of the most active private investment firms in the country. Mr. Hicks also co-founded and served as co-chief executive officer of the leveraged buy-out firm Hicks & Haas from 1984 until 1989. Mr. Hicks received a Master’s of Business Administration degree from the University of Southern California in 1970 and a Bachelor of Business Administration degree from the University of Texas in 1968.

Shervin Korangy will serve as a director of GPC following closing of the Transaction. Mr. Korangy is a principal in the corporate private equity group of The Blackstone Group L.P., where he focuses on consumer products, financial services and industrial related investments. Prior to joining the corporate private equity group, Mr. Korangy was a managing director in Blackstone’s restructuring and reorganization group. Mr. Korangy received a Bachelor of Science degree in Economics with concentrations in Finance and Entrepreneurial Management from The Wharton School of the University of Pennsylvania, where he graduated with high honors.

William A. Montgomery has served as a director of HACI since the closing of its initial public offering in October 2007 and will serve as a director of GPC following closing of the Transaction. Mr. Montgomery has been a private investor since 1999. From 1989 to 1999, Mr. Montgomery was Chief Executive Officer of SA-SO Company, a company engaged in the distribution of municipal and traffic control products based in Dallas, Texas. Prior to 1989, Mr. Montgomery worked as a registered representative in the financial services industry, most recently serving with Morgan Stanley in the Private Client Services group from 1985 to 1989. Mr. Montgomery is also a board member and serves as Compensation Committee Chairman of Windstream Corporation, a telecommunications company headquartered in Little Rock, Arkansas. Mr. Montgomery received a Bachelor of Science degree in Business Administration and Finance from the University of Arkansas in 1971.

Brian Mulroney has served as a director of HACI since the closing of its initial public offering in October 2007 and will serve as a director of GPC following closing of the Transaction. Mr. Mulroney served as the Prime Minister of Canada from September 1984 to June 1993. After resigning as Prime Minister, Mr. Mulroney rejoined the Montreal law firm of Ogilvy Renault as Senior Partner and continues to serve in such capacity. In addition, Mr. Mulroney currently serves as a director of Barrick Gold Corporation, The Blackstone Group L.P., Archer Daniels Midland Company, Wyndham Worldwide Corporation, Independent News and Media, PLC, Quebecor Inc. and Quebecor World Inc. He also serves as Chairman of Quebecor World Inc., Forbes International, the International Advisory Board of Barrick Gold Corporation and Independent News and Media, PLC. He is a member of the International Advisory Councils of the China International Trust and Investment Corporation, and Lion Capital LLP. Mr. Mulroney is also a trustee of the Montreal Heart Institute Foundation, the International Advisory Council of the École des Hautes Études Commerciales de Montréal, the World Trade Center Memorial Foundation, and the Council on Foreign Relations. Mr. Mulroney has been awarded Canada’s highest honour, Companion of the Order of Canada, and has also been made a Grand Officer of the Ordre National du Québec. He has also received honorary degrees and awards from various universities and governments in Canada and abroad. Mr. Mulroney received his honours undergraduate degree from St. Francis Xavier University, Antigonish, N.S. in 1959, and a law degree from Université Laval in Quebec City in 1964.

William F. Quinn has served as a director of HACI since the closing of its initial public offering in October 2007 and will serve as a director of GPC following closing of the Transaction. Mr. Quinn has served as the Chairman of American Beacon Advisors, Inc., the investment services affiliate of American Airlines, with responsibility for the management of pension and short-term fixed income assets, since April 2006. Prior to being named to his current position, Mr. Quinn served as both Chairman and Chief Executive Officer from April 2006 to December 2007, President from November 1986 to April 2006 and Director since 2001. Mr. Quinn has also served and continues to serve as a trustee of American Beacon Advisors, Inc. and related mutual funds since 1987. From 1994 until August 2007, Mr. Quinn served as a trust manager of Crescent Real Estate Equities Company. Prior to his positions with American Beacon Advisors, Inc., Mr. Quinn held several management positions with American Airlines and its subsidiaries. He has served as a director of the Board of

American Airlines Federal Credit Union from July 1979 to present, including serving as Chairman of the Board from November 1989 to May 2003, a director of the United Way of Tarrant County since 2005 (with prior tenure from 1988-2000) and a director of the Association for Financial Professionals since 2006. Mr. Quinn is currently Chairman of the Committee on the Investment of Employee Benefit Assets (CIEBA) and currently serves on the advisory board of the Dallas Society of Financial Analysts. Mr. Quinn has served on the advisory board for Southern Methodist University’s Endowment Fund since September 1996, the investment committee of the United Way of Tarrant County’s Endowment funds since 1999 and is currently serving his third two-year term on the New York Stock Exchange Pension Management Advisory Committee. Mr. Quinn received a Bachelor of Science degree in Accounting from Fordham University in 1969 and is a Certified Public Accountant.

GPC Board of Directors and Committees

Number and Terms of Office of Directors

Upon completion of the Transaction, GPC’s board of directors will have eleven members. The board of directors will be divided into three classes, with each class serving a three-year term and until the successors of each such class have been elected and qualified, provided that the initial term for certain classes of directors will be one, two or three years, depending on the class. The members of each class upon consummation of the Transaction are set forth below:

•	Class I: Messrs. Knowlton, Burgess. Montgomery and one director to be designated by affiliates of Blackstone

•	Class II: Messrs. Cunningham, Korangy, Quinn and one director to be designated by affiliates of Blackstone

•	Class III: Messrs. Hicks, Chu and Mulroney

The Purchase Agreement also provides that affiliates of Thomas O. Hicks and affiliates of Blackstone will enter into an agreement pursuant to which (A) Blackstone affiliates will be entitled to designate, and the parties will use reasonable efforts by voting to cause the election of, (i) two directors so long as Blackstone affiliates own at least 10% of the outstanding shares of GPC’s outstanding common stock and (ii) one director so long as Blackstone affiliates own at least 5% of the outstanding shares of GPC’s outstanding common stock and (B) Hicks affiliates will be entitled to designate, and the parties will use reasonable efforts by voting to cause the election of, Thomas O. Hicks as a director so long as Hicks affiliates own at least 5% of the outstanding shares of GPC’s outstanding common stock.

Family Relationships

Upon consummation of the Transaction, there will be no family relationships among any of GPC’s directors and executive officers.

Director Independence

GPC’s board of directors has determined that upon consummation of the Transaction, Messrs.           will be “independent directors” as defined in Rule 10A-3 of the Exchange Act and the rules of the NYSE. In general, an “independent director” is a person other than an officer or employee of GPC or any other individual having a relationship, which, in the opinion of GPC’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Upon consummation of the Transaction, the independent directors will have regularly scheduled meetings at which only independent directors will be present. GPC’s board of directors has determined that Messrs.           will not be independent.

Audit Committee

Upon consummation of the Transaction, GPC’s audit committee will consist of          , as Chairman, and Messrs.           and          . GPC’s board of directors has determined that each of Messrs.           and           will be independent, and that Mr.           will not be independent. On or before          , 20  , the audit committee must consist of three independent directors. The audit committee’s duties, which will be specified in its audit committee charter, include the following:

•	serving as an independent and objective party to monitor the financial reporting process, audits of financial statements and internal control system;

•	reviewing and appraising the audit efforts of the independent registered public accounting firm retained by GPC and GPC’s internal finance department;

•	providing an open avenue of communications among the independent registered public accounting firm retained by GPC, GPC’s financial and senior management, GPC’s internal finance department, and GPC’s board of directors; and

•	overseeing compliance with the related party transactions policy which will be adopted by GPC’s board of directors.

Financial Experts on Audit Committee

GPC’s audit committee will comply with the independence requirements of Rule 10A-3 of the Exchange Act and the rules of the NYSE and will be comprised of members who are “financially literate,” meaning they are able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, the audit committee will have at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. GPC’s board of directors believes that Mr.            will satisfy the definition of financial sophistication and also will qualify as an “audit committee financial expert,” as defined under the SEC’s rules and regulations.

Compensation Committee

Upon consummation of the Transaction, GPC’s compensation committee will be composed of Mr.           , as Chairman, and Messrs.           and          , each of whom will qualify as an “outside director” under Section 162(m) of the Internal Revenue Code, of 1986, as amended (the “Code”) and non-employee directors under Rule 16b-3 of the Exchange Act and will satisfy the independence requirements of the listing standards of the NYSE. The compensation committee will have a written charter setting forth the compensation committee’s purpose and responsibilities. The principal responsibilities of the compensation committee will be to review and approve corporate goals and objectives relevant to the compensation of GPC’s executive officers, evaluate the performance of GPC’s executive officers in light of these goals, determine and approve, or recommend to GPC’s board of directors, the compensation of GPC’s executive officers based on such evaluation, establish policies, and periodically determine matters involving compensation of GPC’s executive officers, recommend changes in employee benefit programs, grant or recommend the grant of stock options and stock awards under GPC’s incentive plans and review the disclosures in the compensation discussion and analysis and produce a committee report for inclusion in GPC’s proxy statement, information statement or annual report on Form 10-K, as required by the SEC.

Nominating and Governance Committee

Upon consummation of the Transaction, GPC’s nominating and governance committee will consist of Mr.           , as Chairman, and Messrs.           and          , each of whom will satisfy the independence requirements of the listing standards of the NYSE. The nominating and corporate governance committee will have a written charter setting forth the nominating and corporate governance committee’s purpose and responsibilities. The principal responsibilities of the nominating and corporate governance committee will be to assist GPC’s board of directors in identifying individuals qualified to serve as members of the board of directors, make recommendations to GPC’s board of directors concerning committee appointments, develop and recommend to GPC’s board of directors a set of corporate governance principles for GPC and oversee GPC’s board of director’s annual self-evaluation process and the evaluation of management.

Other Committees

Pursuant to GPC’s amended and restated bylaws, GPC’s board of directors will have the right, from time to time, to establish other committees to facilitate the management of its business and operations.

Compensation Committee Interlocks and Insider Participation

None of GPC’s executive officers following the consummation of the Transaction served as a member of GPC’s board of directors or the compensation committee of any entity that has one or more executive officers serving on GPC’s board of directors or on the compensation committee of GPC’s board of directors.

Code of Ethics

GPC will adopt a code of ethics that applies to directors, officers and employees that complies with the rules and regulations of the NYSE.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Exchange Act, GPC’s directors and executive officers, and any persons holding 10% or more of its common stock, will be required to report their beneficial ownership and any changes therein to the SEC and GPC. Specific due dates for those reports will be established, and GPC will be required to report any failure to file such reports by those due dates.

Compensation Discussion and Analysis of Graham Packaging Prior to the Transaction

Overview

Philosophy

Graham Packaging’s compensation philosophy for its principal executive officer, principal financial officer and three other most highly compensated officers (collectively, the “Named Executive Officers”) has been driven by the need to recruit, develop, motivate and retain top talent both in the short-term and long-term and to support Graham Packaging’s values in the areas of people, technology and profitability. Following the closing of the Transaction, GPC’s executive and director compensation program will be administered by the compensation committee of its board of directors and will generally follow the practices and policies outlined below. Promotion from within is a key principle at Graham Packaging and a significant majority of the Named Executive Officers have reached their current positions through career development within Graham Packaging. The same compensation philosophy has been applied to all levels of managerial employees from mid-level managers or professionals and above, including the Named Executive Officers. While the amounts may be different, the compensation packages have the same components and apply the same methodology. Exceptions to this principle are generally due to local requirements. Other factors affecting compensation are:

•	annual performance of Graham Packaging;

•	impact of the employee’s performance on Graham Packaging’s results;

•	Graham Packaging’s objective to provide total compensation that is higher than competitive levels when aggressive goals of Graham Packaging are exceeded; and

•	internal equity.

Named Executive Officers generally receive the same benefits as other employees. As is the case with compensation, any differences are generally due to local requirements.

In establishing executive compensation, Graham Packaging believes that:

•	base salaries should be at levels below the 50th percentile of national compensation and total compensation should be at levels above the 50th percentile for total compensation, including annual incentive compensation; and

•	annual cash incentive and equity option awards should reflect progress toward company-wide financial goals and personal objectives, as well as salary grade level, and should balance rewards for short-term and long-term performance.

Purpose

The executive compensation program has been designed to accomplish the following long-term objectives:

•	provide market-competitive compensation and benefits that will enable Graham Packaging to attract, motivate and retain talented executive officers;

•	produce long-term positive results for Graham Packaging’s owners and employees; and

•	provide balanced incentives for achieving short-term goals and long-term growth.

Administration

BCP LLC, the general partner of Graham Packaging, has delegated administration of Graham Packaging’s executive compensation program to Graham Packaging’s Compensation Committee of the Advisory Committee (the “Committee”). The Committee has utilized an independent consulting firm with respect to executive compensation matters in the past. The consultants working on Graham Packaging’s executive compensation matters have reported to and acted at the direction of the Committee and in the past have provided surveys of national compensation market data. Following the closing of the Transaction, the administration of GPC’s executive compensation program will be conducted by the compensation committee of GPC’s board of directors.

Elements of Compensation

General

The primary elements of the executive compensation program during an individual’s tenure consist of:

•	base salary;

•	annual cash incentives; and

•	long-term equity incentives (equity option awards).

The selection of these three main elements allows Graham Packaging to remain competitive in attracting and retaining executive talent and to motivate executives with current and potential financial rewards.

In years of average performance, the Committee deems it appropriate to position executive officer jobs at or around the median of the market for a comparable position. This means that the package remains competitive enough to attract and retain top talent but does not over reward average performance.

Relative Size of Major Compensation Elements

The combination of base salary, annual cash incentives and equity options comprises total direct compensation. In setting executive compensation, the Committee considers the aggregate compensation payable to a Named Executive Officer and the form of that compensation. The Committee seeks to achieve the appropriate balance between immediate cash rewards and long-term financial incentives for the achievement of both annual and long-term financial and non-financial objectives.

The Committee believes that making a significant portion of an executive officer’s compensation contingent on annual results more closely aligns the executive officer’s interests with those of the owners.

The Committee may decide, as appropriate, to modify the mix of base salary, annual cash incentives and long-term incentives to best fit a Named Executive Officer’s specific circumstances. For example, the Committee may make the decision to award more cash and not award an equity grant. This provides more flexibility to the Committee to reward executive officers appropriately as they near retirement, when they may only be able to partially fulfill the five-year vesting required for equity options. The Committee may also increase the size of equity option grants to an executive officer if the total number of career equity option grants does not adequately reflect the executive’s current position with Graham Packaging.

Timing of Compensation Decisions

All elements of the Named Executive Officers compensation are reviewed each February, after a review of financial, operating and personal objectives with respect to the prior year’s results. At that time, the financial, operating and personal objectives are determined for the current year. The Committee may, however, review salaries or grant equity options at other times as the result of new appointments or promotions during the year.

The following table summarizes the approximate timing of significant compensation events:

Event	Timing

Base salary review and recommendation.	First quarter of the fiscal year for base salary for the current year.
Executive performance evaluation and corresponding compensation recommendations.	Results approved in February of each fiscal year for annual cash incentive with respect to prior year.
Earned incentive paid in March.
Merit increases for executives.	Effective first pay period in June.
Granting of options to executives.	No set period.
External consultants’ analyses provided to the Compensation Committee to evaluate executive compensation.	No set period.
Advisory Committee meetings.	Advisory Committee typically meets quarterly.
Establish executive officer financial objective(s).	February of each fiscal year for the current year.
Establish executive officer personal objectives.	First quarter of the fiscal year for the current year.

Base Salary

Base salaries for each Named Executive Officer position are compared with similar jobs in comparable companies. A base salary change for a Named Executive Officer position, except the Chief Executive Officer, is recommended by the Chief Executive Officer and approved by the Committee according to:

•	market movement of salaries;

•	comparison to internal peer positions;

•	the relative performance of Graham Packaging during the year; and

•	overall performance against Graham Packaging objectives.

A base salary for a position at the executive level is generally fixed for several years, except for annual merit increases, which means that increases are usually more significant when they occur. This less frequent change of base salary is also consistent with Graham Packaging’s emphasis on the at-risk, or variable, portion of compensation, namely annual cash incentives and equity options. In making its decisions on executive compensation, the Committee, will consider the value of an executive officer’s position to Graham Packaging and the market competitiveness for the position’s requisite skills. If business or individual performance is below average, it is possible that no base salary increase will be awarded.

There are occasions when a base salary can be reduced such as when a Named Executive Officer moves to a position of lesser responsibility in the organization. Alternatively, base salary can be frozen for a number of years until it falls in line with comparable positions. This depends on individual situations.

Base salary of the Chief Executive Officer is reviewed and approved by the Committee.

2007 Corporate Incentive Plan

For 2007, incentive awards were earned under Graham Packaging’s 2007 Corporate Incentive Plan (the “2007 Corporate Incentive Plan”) and were paid to participants in March 2008.

The 2007 Corporate Incentive Plan’s objectives were:

•	to reinforce among all participants the importance of their individual and collective contributions to Graham Packaging’s continued success;

•	to encourage initiative, creativity and sound judgment among participants in all business decisions and in the day-to-day execution of their jobs;

•	to provide total compensation that is higher than competitive levels when aggressive goals are exceeded; and

•	to encourage teamwork and improve Graham Packaging’s overall return on investment.

The 2007 Corporate Incentive Plan provided incentive awards for achieving and exceeding 100% of Graham Packaging’s budget, business unit earnings budgets and plant performance, and provided for no awards if the budgets were not met.

All of Graham Packaging’s officers, directors, plant managers, most salaried corporate employees, certain employees in South America and certain employees in Europe, who have a satisfactory performance appraisal for 2007, were eligible for an incentive award under the 2007 Corporate Incentive Plan.

Each participant in the 2007 Corporate Incentive Plan was assigned a target award opportunity based on job accountability. Such award targets ranged between 5% and 183% of an individual’s salary as of December 31, 2007 and award targets for Named Executive Officers ranged between 113% and 183% of their respective salaries. In 2007 the award targets for Messrs. Knowlton and Burgess were based entirely on the total performance of Graham Packaging, and the award targets for Messrs. Sudan and Lennox were based 25% on the total performance of Graham Packaging and 75% on their respective business unit’s performance. Award targets for plant mangers were based 25% on the performance of Graham Packaging, 25% on their respective business unit’s performance and 50% on their respective plant’s performance. These award targets are highly challenging, demonstrated by the fact that they were not hit in any of the last five years prior to 2007. All costs and expenses incurred in the administration of the 2007 Corporate Incentive Plan were borne by Graham Packaging.

An Incentive Plan Committee, comprised of the Chief Executive Officer, the former President and Chief Operating Officer, Chief Financial Officer and Senior Vice President, Human Resources of Graham Operating Company, reviewed goals of Graham Packaging and designated position eligibility and relative target awards under the 2007 Corporate Incentive Plan. The Senior Vice President, Human Resources of Graham Operating Company was responsible for administering and maintaining the 2007 Corporate Incentive Plan and the Incentive Plan Committee reviewed documentation justifying discretionary awards. The Committee has reviewed and approved all terms and conditions of the 2007 Corporate Incentive Plan.

Participation in the 2007 Corporate Incentive Plan did not give any employee the right to be retained in the service of Graham Packaging, or its subsidiaries, or any right to claim any benefit under the program unless such right had specifically accrued under the terms of the program.

Graham Packaging has the sole discretion to include or exclude certain financial costs or benefits in the calculation of financial targets used in the 2007 Corporate Incentive Plan. In cases of exceptional and/or extraordinary performance based on the sole discretion of Graham Packaging’s Chief Executive Officer,

Graham Packaging reserves the right to award bonuses greater than those that would otherwise be payable under the 2007 Corporate Incentive Plan. Additionally, the 2007 Corporate Incentive Plan provides for a discretionary incentive pool for awarding selected participants for exemplary performance. Graham Packaging also reserves the right to award bonuses that are less but not greater than those defined by this program, including the right not to award a bonus in a given year to any individuals.

Total Cash Compensation

Cash compensation is comprised of base salary and annual cash incentives. Generally, the more senior a position in management, the smaller the base salary is as a percentage of total compensation. Therefore, the greater impact a position has on the results of Graham Packaging the larger the variable portion of compensation is as a percentage of total compensation.

Equity Options

Equity options are a vital piece of Graham Packaging’s total compensation package and are designed to give high value employees and executive officers a long-term stake in Graham Packaging. In addition, equity options act as a long-term retention tool and align employee and shareholder interests.

BCP LLC, the general partner of Graham Packaging, has delegated responsibility for option grants under Graham Packaging’s equity option and incentive plans to the Committee. Awards for the Named Executive Officers are granted by the Committee. The Committee makes grants of equity options primarily to reward prior performance but also to retain Named Executive Officers and provide incentives for future exceptional performance. The size of equity option grants increases with the level of responsibility of the executive position. For the Chief Executive Officer equity option grants are typically the largest element of the total compensation package. In determining the amount, if any, of equity options granted to executive officers, the Committee considers numerous factors including:

•	Graham Packaging’s financial and operating performance during the relevant period;

•	achievement of non-financial goals;

•	the executive officer’s contribution to Graham Packaging’s success;

•	the level of competition for executives with comparable skills and experience;

•	a review of compensation for comparable positions with the comparable groups;

•	the total number of equity options granted to an executive over the course of his or her career, together with the retention value of additional equity option grants; and

•	a review of the internal equity of peer position career grants.

Graham Packaging has adopted the Graham Packaging Holdings Company Management Option Plan (the “1998 Option Plan”), the 2004 Graham Packaging Holdings Company Management Option Plan (the “2004 Option Plan”) and the 2008 Graham Packaging Holdings Company Management Option Plan (the “2008 Option Plan” and, collectively with the 1998 Option Plan and the 2004 Option Plan, the “Option Plans”).

In general, options awarded under the 1998 Option Plan vest according to either a time component or performance components as follows: 50% of the options vest and become exercisable in 20% increments annually over five years, so long as the holder of the option is still an employee on the vesting date, and 50% of the options vest and become exercisable in 20% increments annually over five years, so long as Graham Packaging achieves specified EBITDA targets for each year, although these options do become exercisable in full without regard to Graham Packaging’s achievement of these targets on the ninth anniversary of the date of grant, so long as the holder of the option is still an employee on that date.

In general, options awarded under the 2004 Option Plan and the 2008 Option Plan vest and become exercisable in 25% increments annually over four years, so long as the holder of the option is still an employee on the vesting date. See “— Option Awards” below.

In general, options awarded under the Option Plans have a term of ten years. On February 1, 2008, Graham Packaging extended the term for certain options granted on February 2, 1998, for which any unexercised options would have expired on February 2, 2008. Such options now will expire in 2018. No change was made to the number of options, nor the exercise price, and the options remained fully vested.

On April 4, 2008, Graham Packaging concluded a program designed to permit employees and members of management of Graham Packaging, including Mr. Sudan and Mr. Lennox, to exchange certain options to purchase limited partnership units of Graham Packaging granted pursuant to the 2004 Option Plan for options to purchase an equivalent number of limited partnership units of Graham Packaging pursuant to the 2008 Option Plan.

Mr. Sudan and Mr. Lennox each participated in the option exchange program, and in exchange for their options under the 2004 Option Plan, Mr. Sudan and Mr. Lennox were granted options to purchase 29.0 and 11.1 limited partnership units, respectively, pursuant to the 2008 Option Plan. Although Mr. Sudan and Mr. Lennox were approximately 75% vested in their 2004 options, neither of them are vested in any portion of their new options under the 2008 Option Plan on the date of grant. Instead, each option granted pursuant to the 2008 Option Plan is subject to a four-year time-based vesting schedule, with each officer becoming 25% vested in their options on March 7, 2009, and 25% on each of the following three anniversaries of such date. In addition, the 2008 options were granted with an exercise price equal to $36,746.60 per limited partnership unit, which was the fair value of such a unit on March 7, 2008, instead of the previous exercise price of $51,579.00, which was the fair value of such a unit when the officers were granted their 2004 options.

Pursuant to the Purchase Agreement, upon consummation of the Transaction, all outstanding options will convert into options to acquire GPC Common Stock at an exchange ratio to be determined in accordance with the Purchase Agreement; provided that options expected to vest within the 12 months subsequent to the consummation date will be accelerated to the consummation date.

Benefits

Retirement Benefits

In line with Graham Packaging’s aim to encourage long-term service and promote retention, a 401(k) plan is made available to all U.S. employees, including the Named Executive Officers. Graham Packaging believes that both current compensation and longer-term benefit plans are important elements of the compensation package. Through December 31, 2007, the 401(k) plan provided a non-elective cash contribution of 3% of total compensation (base salary plus incentive compensation) and a 50% company match up to 6% of total compensation, up to the statutory maximum. Effective January 1, 2008, the 401(k) plan provides a non-elective cash contribution of 3% of base salary and a 50% company match up to 6% of base salary, up to the statutory maximum.

Effective December 31, 2006, Graham Packaging froze all of its defined benefit pension plans for salaried employees and implemented the non-elective 401(k) benefit described above.

Pursuant to Mr. Knowlton’s employment agreement, Mr. Knowlton will be eligible upon vesting for a pension payment of $640,000 for each of the 10 years following his separation of employment. Mr. Knowlton will vest in this benefit upon the earliest of (i) the fourth anniversary of Mr. Knowlton’s commencement of employment, (ii) the date on which Mr. Knowlton’s employment is terminated by Graham Packaging without cause or by Mr. Knowlton for good reason, or (iii) a change of control of Graham Packaging while Mr. Knowlton remains employed by Graham Packaging.

Pension Plans

In the year ended December 31, 2007, Graham Packaging participated in a noncontributory, defined benefit pension plan for salaried and hourly employees other than employees covered by collectively bargained plans. Graham Packaging also sponsored other noncontributory defined benefit plans under collective bargaining agreements. These plans covered substantially all of Graham Packaging’s U.S. employees. The defined benefit plan for salaried employees provides retirement benefits based on the final five years average compensation and years of service, while plans covering hourly employees provide benefits based on years of service. Employees are eligible for early retirement benefits at age 55, provided that they have provided 10 years of eligible service. This plan was frozen as of December 31, 2006. As a result, the maximum years of service a participant can earn for benefit accrual is 18 years under the current Graham Packaging plan benefit formula. See Note 13 of the Notes to Consolidated Financial Statements for information regarding the pension plans for each of the three years in the period ended December 31, 2007.

The compensation covered by the defined benefit plan for salaried employees is an amount equal to “Total Wages” (as defined therein). This amount includes the annual Salary and Bonus amounts shown in the Summary Compensation Table for the five Named Executive Officers who participated in the plan. Warren D. Knowlton and Mark S. Burgess accrued no years of service at the time the plan was frozen. Currently, of the Named Executive Officers, only Mr. Sudan is eligible for early retirement benefits. Benefits under the plan are computed on the basis of straight-life annuity amounts.

Employment Agreements and Executive Compensation of Graham Packaging Before the Transaction

Employment Agreements

Graham Packaging entered into employment agreements with the Named Executive Officers. Employment agreements are reviewed by the Compensation Committee and approved by Graham Packaging’s Advisory Committee. See “— Employment Agreements” below.

Other Benefits

Graham Packaging provides benefit plans, such as medical coverage and life and disability insurance. Named Executive Officers are eligible for the same benefit plans provided to other employees, including medical coverage and life and disability insurance, as well as supplemental plans chosen and paid for by employees who wish additional coverage. There are no special insurance plans for Named Executive Officers. Graham Packaging also provides perquisites to executive officers, such as relocation assistance and an executive automobile allowance.

Severance and Change of Control Benefits

Named Executive Officers may receive payments under severance and change of control provisions of their employment agreements designed to offer incentives and retain executive officers during any potential or rumored changes of control of Graham Packaging, including changes in management, ownership, structure and other material changes that could potentially affect Graham Packaging. Each employment agreement contains a non-competition and non-solicitation provision upon termination or change of control, if applicable. Graham Packaging’s change of control and severance benefits are designed to be competitive with those available to similarly situated executives at comparable companies.

Generally, if an executive’s employment terminates due to disability or death, or if the executive is terminated for cause, then the executive or the executive’s beneficiary is entitled to accrued and unpaid base salary, vacation and business expenses. If an executive is terminated without cause or in contemplation or as a result of a change of control, the executive may be entitled to additional benefits. See “— Potential Payments Upon Termination or Change of Control — Termination” below.

Summary Compensation Table of Graham Packaging

The following table provides summary information concerning compensation paid or accrued by Graham Packaging to or on behalf of the Named Executive Officers of Graham Packaging who will continue with GPC after the Transaction and who served in such capacities at December 31, 2007.

									Change in
									Pension Value
									and
							Non-Equity		Nonqualified
							Incentive		Deferred
						Option	Plan		Compensation	All Other
		Salary		Bonus		Awards	Compensation		Earnings	Compensation		Total
Name and Principal Position	Year	($)		($)		($)(1)	($)(2)		($)(3)	($)		($)

Warren D. Knowlton,	2007	770,921		3,000,000	(4)	259,868	1,360,815		—	854,975	(5)	6,246,579
Chief Executive Officer	2006	43,270	(6)	—		18,515	—		—	24,000		85,785
Mark S. Burgess,	2007	475,110		—		330,110	855,393		—	305,912	(7)	1,966,525
Chief Financial Officer and Chief Operating Officer	2006	25,962	(6)	75,000	(8)	16,392	—		—	13,000		130,354
Ashok Sudan,	2007	336,004		—		—	411,184		15,437	24,639	(9)	787,264
Executive Vice President and General Manager, Global Food and Beverage	2006	327,463		—		—	—		33,813	16,189		377,465
Peter T. Lennox,	2007	252,567		—		—	271,703		1,791	18,499	(10)	544,560
Senior Vice President and General Manager of Household Chemical and Automotive, Personal Care and Specialty	2006	243,657		—		—	174,161	(11)	11,410	6,500		435,728

(1)	The dollar amounts represent the compensation that was earned by the Named Executive Officer and the cost recognized by Graham Packaging during 2007 or 2006, as the case may be, related to equity option awards. Compensation cost is initially measured based on the grant date fair value of an award, determined pursuant to SFAS 123(R) (excluding estimate of forfeiture) utilizing assumptions discussed in Note 16 of the Notes to Consolidated Financial Statements. Compensation cost is recognized for financial reporting purposes over the period in which the employee is required to provide service in exchange for the award (generally the vesting period).

(2)	Amounts reflected for the year 2007 represent incentive compensation under the 2007 Corporate Incentive Plan earned in 2007 and paid in 2008.

(3)	Represents the aggregate change in actuarial present value of accumulated pension benefits over Graham Packaging’s last fiscal year, using the same pension plan measurement data used for financial statement reporting purposes.

(4)	Represents a $3.0 million signing bonus awarded under Mr. Knowlton’s employment agreement.

(5)	Includes relocation costs reimbursed in the amount of $161,002, transportation costs reimbursed per Mr. Knowlton’s employment agreement in the amount of $621,916, contributions to Graham Packaging’s 401(k) plan, amounts attributable to group term life insurance, personal use of a company vehicle, legal fees of $41,344 for employment agreements and a payment of $25,880 for the discontinuance of the company vehicle plan.

(6)	Represents salaries from December 4, 2006, the beginning date of employment with Graham Packaging, through December 31, 2006.

(7)	Includes relocation costs reimbursed in the amount of $257,382, contributions to Graham Packaging’s 401(k) plan, legal fees of $47,309 for employment agreements and amounts attributable to group term life insurance.

(8)	Represents a $75,000 signing bonus awarded under Mr. Burgess’ employment agreement.

(9)	Includes contributions to Graham Packaging’s 401(k) plan of $13,500, amounts attributable to group term life insurance, personal use of a company vehicle and reimbursements for country club dues.

(10)	Includes contributions to Graham Packaging’s 401(k) plan of $13,500, amounts attributable to group term life insurance and personal use of a company vehicle.

(11)	Represents a bonus earned and paid in 2006 under a special O-I Plastic integration incentive plan.

Graham Packaging 2007 Grants of Plan-Based Awards

The following table provides information on grants of plan-based awards to the Named Executive Officers of Graham Packaging who will continue with GPC after the Transaction and who served in such capacities at December 31, 2007.

									Grant
		Estimated Future Payouts			Estimated Future Payouts			Exercise	Date
		Under			Under			or Base	Fair
		Non-Equity Incentive Plan			Equity Incentive Plan			Price of	Value of
		Awards(1)			Awards(2)			Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	($/Sh)	($)

Warren D. Knowlton	—	—	1,417,514	—	—	—	—	—	—
Mark S. Burgess	—	—	891,034	—	—	—	—	—	—
Ashok Sudan	—	—	452,721	—	—	—	—	—	—
Peter T. Lennox	—	—	289,123	—	—	—	—	—	—

(1)	The Named Executive Officers were eligible for the following target annual bonuses in 2007: Messrs. Knowlton and Burgess, 180% of their respective base salaries; Mr. Sudan, 133% of base salary; and Mr. Lennox, 113% of base salary.

(2)	There were no equity grants made in 2007.

Employment Agreements

Graham Packaging entered into employment agreements on March 28, 2007, effective December 4, 2006, with Mr. Knowlton and Mr. Burgess. Mr. Knowlton’s agreement provides for his employment as Chief Executive Officer of Graham Packaging through December 4, 2010. Mr. Burgess’ agreement provides for his employment as Chief Financial Officer of Graham Packaging through December 4, 2009. Each of their terms of employment automatically extend for additional successive one-year periods, unless either party to their agreements elects to terminate the agreement at least 90 days prior to the end of any of these employment periods.

Under their agreements, Mr. Knowlton will receive an annual base salary of at least $750,000 and Mr. Burgess will receive an annual base salary of at least $450,000. Each executive will be eligible to receive annual cash incentive awards in accordance with Graham Packaging’s cash bonus plans. Pursuant to his agreement, Mr. Burgess received a one-time cash bonus of $75,000 in December 2006. Upon joining Graham Packaging, Mr. Knowlton became eligible to receive a deferred signing bonus of $3.0 million contingent upon his continued employment and payable in four equal quarterly installments of $750,000 on the three-, six-, nine- and twelve-month anniversaries of his hire date. Upon starting employment, Mr. Knowlton and Mr. Burgess each received options to purchase limited partnership interests in Graham Packaging. Specifically, Mr. Knowlton received (i) an option to purchase 295.7 limited partnership interests in Graham Packaging that vests over a four-year period based upon Mr. Knowlton’s continued employment and (ii) an option to purchase 147.9 limited partnership interests in Graham Packaging that vests upon (A) the Blackstone affiliates’ sale of their entire equity interest in Graham Packaging and (B) the attainment of certain financial performance goals established by Graham Packaging. Mr. Burgess received (i) an option to purchase 110.9 limited partnership interests in Graham Packaging that vests over a four-year period based upon Mr. Burgess’ continued employment and the attainment of certain performance goals established by Graham Packaging and (ii) an option to purchase 73.9 limited partnership interests in Graham Packaging that vests upon (A) the Blackstone affiliates’ sale of their entire equity interest in Graham Packaging and (B) the attainment of certain financial performance goals established by Graham Packaging. The vesting on a portion of Mr. Knowlton’s and Mr. Burgess’ options shall accelerate upon (i) a change of control or (ii) a termination of the executive’s employment by Graham Packaging without cause or by the executive for good reason, in contemplation of a change of control. Both executives may also receive future equity grants under Graham Packaging’s equity incentive program consistent with other senior executives and competitive pay practices generally.

Pursuant to Mr. Knowlton’s agreement, Mr. Knowlton will be eligible for a pension payment of $640,000 for each of the 10 years following his separation of employment. Mr. Knowlton will vest in this benefit upon the earliest of (i) the fourth anniversary of Mr. Knowlton’s commencement of employment, (ii) the date on which Mr. Knowlton’s employment is terminated by Graham Packaging without cause or by Mr. Knowlton for good reason, or (iii) a change of control of Graham Packaging while Mr. Knowlton remains employed by Graham Packaging. Mr. Knowlton is also eligible to receive a transaction bonus in connection with the Blackstone affiliates’ sale of their entire equity interest in Graham Packaging. Except upon Mr. Knowlton’s termination of employment by Graham Packaging without cause or his termination for good reason, any transaction bonus shall be payable upon the one year anniversary of his termination of employment.

The agreements of Mr. Knowlton and Mr. Burgess also provide for their participation in all employee compensation plans and welfare benefit plans generally available to Graham Packaging’s other senior executives. Each executive will receive reimbursement of all reasonable business expenses, fringe benefits, office and support staff and vacation benefits in accordance with Graham Packaging’s plans, policies and practices and in a manner comparable to other senior executives. During his employment, Mr. Knowlton will be entitled on an after-tax basis of (i) up to fifty round-trip flights from Graham Packaging’s headquarters to Maine and (ii) accommodation and automobile benefits. Mr. Burgess received in 2007 relocation benefits plus six months of temporary living expenses. Under their agreements, Mr. Knowlton and Mr. Burgess are also entitled to tax gross-ups for “golden parachute” excise taxes incurred by them under Code Sections 280G and 4999 and the applicable regulations thereunder with respect to payments and benefits received by them pursuant to the agreements. These tax gross-ups are subject to certain limitations (including a cutback (i.e., no gross-up payment)) if the amount of the payments subject to the excise tax exceeds the applicable safe harbor by less than 10% (within the meaning of Internal Revenue Code Sections 280G and 4999 and the applicable regulations thereunder).

On June 27, 2002, Graham Packaging entered into an employment agreement with Mr. Sudan, and on April 15, 2005 with Mr. Lennox. The term of each agreement is for one year but automatically extends for an additional year unless either party gives 90 days written notice prior to the end of the term. Mr. Sudan’s contract was automatically extended for another year on June 27, 2007 and Mr. Lennox’ contract was automatically extended for another year on April 15, 2007. Under each employment agreement, the executive is entitled to a base salary and an annual bonus based on the achievement of performance criteria established by Graham Packaging’s Advisory Committee.

Option Awards

In general, options awarded under the 1998 Option Plan vest according to either a time-based or a time-based and performance-based component as follows: 50% of the options vest and become exercisable in 20% increments annually over five years, so long as the holder of the option is still an employee on the vesting date, and 50% of the options vest and become exercisable in 20% increments annually over five years, so long as Graham Packaging achieves specified EBITDA targets for each year, although these options do become exercisable in full without regard to Graham Packaging’s achievement of these targets on the ninth anniversary of the date of grant, so long as the holder of the option is still an employee on that date.

In general, the options awarded under the 2004 Option Plan and the 2008 Option Plan vest and become exercisable in 25% increments annually over four years, so long as the holder of the option is still an employee on the vesting date. For vesting details of the options granted to Mr. Knowlton and Mr. Burgess under the 2004 Option Plan, refer to the footnotes to the table below.

The Option Plans provide for the grant to management employees of Graham Packaging and its subsidiaries and non-employee members of Graham Packaging’s Advisory Committee, advisors, consultants and other individuals providing services to Graham Packaging or its subsidiaries or affiliates of options to purchase limited partnership interests in Graham Packaging equal to 0.0075% of Graham Packaging (prior to any dilution resulting from any interests granted pursuant to the Option Plans) (each 0.0075% interest being referred to as a “Unit”). The aggregate number of Units with respect to which options may be granted under the 1998 Option Plan may not exceed 631.0 Units and the aggregate number of Units with respect to which options may be granted at any given time under the 2008 Option Plan, together with the 2004 Option Plan, may not exceed 1,278.4 Units, representing a total of up to 12.5% of the equity of Graham Packaging. A committee has been appointed to administer the Option Plans, including, without limitation, the determination of the individuals to whom grants will be made, the number of Units subject to each grant and the various terms of such grants.

Under the 1998 Option Plan and the 2004 Option Plan, the exercise price per Unit is or will be at or above the fair value of a Unit on the date of grant. Under the 2008 Option Plan, the exercise price per Unit is or will be less than, equal to, or greater than fair value on the date of grant, provided that there are limitations on exercise of any option granted at less than fair value on the grant date. Graham Packaging determines the fair value of a Unit by considering market multiples of comparable public companies and recent transactions involving comparable public and private companies, and by performing discounted cash flow analyses on its projected cash flows. Graham Packaging uses an appraisal firm to assist in this analysis. The number and type of Units covered by outstanding options and exercise prices may be adjusted to reflect certain events such as recapitalizations, mergers or reorganizations of or by Graham Packaging. The Option Plans are intended to advance the best interests of Graham Packaging by allowing such employees to acquire an ownership interest in Graham Packaging, thereby motivating them to contribute to the success of Graham Packaging and to remain in the employ of Graham Packaging.

Pursuant to the Purchase Agreement, upon consummation of the Transaction, all outstanding options will convert into options to acquire GPC Common Stock at an exchange ratio to be determined in accordance with the Purchase Agreement; provided that options expected to vest within the 12 months subsequent to the consummation date will be accelerated to the consummation date.

Graham Packaging Outstanding Equity Awards at 2007 Fiscal Year End

A summary of the outstanding equity awards for each Named Executive Officer of Graham Packaging who will continue with GPC after the Transaction as of December 31, 2007 is as follows:

	Option Awards(1)
					Equity
					Incentive
					Plan Awards:
	Number of		Number of		Number of
	Securities		Securities		Securities
	Underlying		Underlying		Underlying
	Unexercised		Unexercised		Unexercised	Option
	Options		Options		Unearned	Exercise	Option
	(#)		(#)		Options	Price	Expiration
Name	Exercisable		Unexercisable		(#)	($)	Date

Warren D. Knowlton	59.1	(2)	236.6	(2)		38,684	12/3/2016
	—		—		147.9 (3)	25,789	12/3/2016
Mark S. Burgess	27.7	(4)	83.2	(4)		25,789	12/3/2016
	—		—		73.9 (3)	25,789	12/3/2016
Ashok Sudan	12.8	(5)	—			25,789	2/1/2018	(5)
	3.6	(6)	1.6	(6)		25,789	3/31/2012
	6.0	(7)	4.0	(7)		29,606	3/30/2013
	21.8	(8)	7.2	(8)		51,579 (8)	11/16/2014	(8)
Peter T. Lennox	4.6	(6)	1.9	(6)		25,789	3/31/2012
	2.4	(7)	1.6	(7)		29,606	3/30/2013
	8.3	(8)	2.8	(8)		51,579 (8)	11/16/2014	(8)

(1)	All options listed above were granted with a ten-year option term. See “— Elements of Compensation — Equity Options” for further information on the terms of these option awards.

(2)	Options granted on December 4, 2006, which vest and become exercisable with respect to 20% of the options on December 4, 2007, an additional 40% of the options on the second anniversary of the grant date, an additional 20% of the options on the third anniversary of the grant date and an additional 20% of the options on the fourth anniversary of the grant date, so long as the holder of the option is still an employee on the vesting date.

(3)	Options granted on December 4, 2006, which vest and become exercisable upon (A) the Blackstone affiliates’ sale of their interest in Graham Packaging and (B) the attainment of certain financial performance goals.

(4)	Options granted on December 4, 2006. 50% of the options vest and become exercisable in 25% increments annually, 25% on December 4, 2007 and 25% on each of the second, third and fourth anniversaries of the grant date, over four years so long as the holder of the option is still an employee on the vesting date. 50% of the options vest and become exercisable in 25% increments annually, on the anniversaries of the grant date, over four years so long as Graham Packaging achieves specified earnings targets each year and so long as the holder of the option is still an employee on the vesting date.

(5)	Options granted on February 2, 1998 under the 1998 Option Plan. Under an Amended and Restated Option Unit Agreement dated February 2, 2008, the expiration date of options granted under the 1998 Option Plan were extended an additional 10 years such that they expire on February 1, 2018.

(6)	Options granted on April 1, 2002 under the 1998 Option Plan.

(7)	Options granted on March 31, 2003 under the 1998 Option Plan.

(8)	Options originally granted on November 17, 2004 under the 2004 Option Plan. On April 4, 2008, Mr. Sudan and Mr. Lennox exchanged these options granted pursuant to the 2004 Option Plan for options to purchase an equivalent number of Units pursuant to the 2008 Option Plan. Although Mr. Sudan and Mr. Lennox were approximately 75% vested in their 2004 options at December 31, 2007, neither of them are vested in any portion of their new options under the 2008 Option Plan on the date of grant. For information on the vesting schedule under the 2008 Option Plan, see “— Elements of Compensation — Equity Options.” In addition, the 2008 options were granted with an exercise price equal to $36,746.60 per Unit, which was the fair value of a Unit on March 7, 2008, instead of the previous exercise price of $51,579.00, which was the fair value of a Unit when the officers were granted their 2004 options. The options granted under the 2008 Option Plan were granted with a ten year option term and expire in 2018.

Option Exercises and Interests Vested

No options were exercised in the year ended December 31, 2007.

2007 Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the Named Executive Officers of Graham Packaging who will continue with GPC after the Transaction, including the number of years of service credited to each such Named Executive Officer under the Pension Plan, determined using interest rate and mortality rate assumptions consistent with those used in Graham Packaging’s financial statements. Information regarding the Pension Plan can be found under the heading “Pension Plans” above.

		Number of	Present Value
		Years	of
		Credited	Accumulated
		Service	Benefit
Name	Plan Name	(#)	($)

Warren D. Knowlton	Pension Plan	0	0
Mark S. Burgess	Pension Plan	0	0
Ashok Sudan(1)	Pension Plan	18	284,113
Peter T. Lennox	Pension Plan	6	52,568

(1)	Mr. Sudan is currently eligible for early retirement.

Graham Packaging 2007 Nonqualified Deferred Compensation

In the year ended December 31, 2007, Graham Packaging had no nonqualified deferred compensation plans.

Potential Payments Upon Termination or Change of Control of Graham Packaging

Termination

If Graham Packaging terminates Mr. Knowlton’s employment without cause or Mr. Knowlton terminates his employment for good reason (as those terms are defined in the agreement), Mr. Knowlton will be entitled to receive (1) any accrued and unpaid base salary, vacation and business expenses, (2) any unpaid bonus for the year prior to his termination of employment, (3) any unpaid signing bonus, (4) any earned transaction bonus, (5) a pro rata bonus for the year of his termination, and (6) a retirement payment of $640,000 paid annually for ten years. If Graham Packaging terminates Mr. Burgess’ employment without cause or Mr. Burgess terminates his employment for good reason (as those terms are defined in the agreement) and Mr. Burgess executes a general release of claims, Mr. Burgess will be entitled to receive (1) a severance payment equal to twice the sum of Mr. Burgess’ base salary and annual bonus (determined to be the average annual bonus received over the preceding three fiscal years), paid in monthly installments for a period of 24 months, (2) a pro rata bonus for the year of his termination, (3) continued health and dental benefits for a period of 12 months, (4) outplacement services for 12 months not to exceed $25,000, and (5) full vesting of time vested options to purchase limited partnership interests in Graham Packaging. During the term and for a period of 24 months following the term, Messrs. Knowlton and Burgess are subject to a covenant not to compete with Graham Packaging or solicit Graham Packaging’s clients or employees.

In the event that Messrs. Sudan or Lennox is terminated by Graham Packaging without cause (as defined in each agreement) (including Graham Packaging’s election not to renew the term so that the term ends prior to the fifth anniversary of the agreement) or the executive resigns with good reason (as defined in each agreement), the executive will be entitled to (1) a severance payment equal to twice the sum of the executive’s base salary and annual bonus (determined to be the average annual bonus received over the preceding three fiscal years), paid in monthly installments for a period of 24 months, (2) a pro rata bonus for the year of termination, (3) continued health and dental benefits for a period of 24 months, (4) continued automobile expense program benefits for 12 months not to exceed $30,000, (5) outplacement services for a period of 12 months, and (6) full vesting of all equity awards granted to the executive. If Graham Packaging elects not to extend the term so that the term ends following the fifth anniversary of the agreement, upon the executive’s termination of employment, the executive will be entitled to the same benefits described above except that the executive will only be entitled to continued monthly payments and health and dental benefits for a period of 12 months, rather than 24 months. During the term and for a period of 18 months following the term (12 months if the executive’s employment is terminated due to Graham Packaging’s election not to renew the term). Messrs. Sudan and Lennox are subject to a covenant not to compete with Graham Packaging or solicit Graham Packaging’s clients or employees.

Each Named Executive Officer has also agreed not to reveal Graham Packaging’s confidential information during the term of employment or thereafter and to assign to Graham Packaging any inventions created by the executive while employed by Graham Packaging. With respect to the employment agreements of Messrs. Knowlton and Burgess, if any payments by Graham Packaging to the executive would result in an excise tax under Section 280G of the Internal Revenue Code, the executive will be entitled to an additional payment so that the executive will receive a total amount equal to the payments the executive would be entitled to receive without the imposition of the excise tax.

Change of Control

Upon a change of control of Graham Packaging, Mr. Knowlton will receive a retirement benefit payment of $640,000 paid annually for ten years. In the event that the Blackstone affiliates sell their entire interest in Graham Packaging, all of the equity options granted to Mr. Knowlton and Mr. Burgess will vest fully and immediately. But upon any change of control other than a sale by the Blackstone affiliates of their entire interest in Graham Packaging, only the time-based equity options granted Mr. Knowlton and Mr. Burgess will vest fully and immediately. In the event that Mr. Knowlton or Mr. Burgess is subject to a tax under Section 4999 of the Internal Revenue Code as a result of a change of control as defined in Section 280G of the Internal Revenue Code, then the executive will receive a gross-up payment so that he will receive a payment equal to the payment that he would have been entitled to receive without the imposition of the excise tax and any additional taxes on the additional payment. These tax gross-ups are subject to certain limitations (including a cutback (i.e., no gross-up payment)) if the amount of the payments subject to the excise tax exceeds the applicable safe harbor by less than 10% (within the meaning of Internal Revenue Code Sections 280G and 4999 and the applicable regulations thereunder).

With respect to the Named Executive Officers other than Mr. Knowlton and Mr. Burgess, upon a change of control, if (A) there is a material reduction in the Named Executive Officer’s target annual bonus after a change of control (as defined in each of their respective employment agreements), as compared to the preceding year, and (B) the cure period (as defined in each of their respective employment agreements) expires, the Named Executive Officer will be eligible to receive the same benefits as those provided for under termination for good reason. In the event a Named Executive Officer other than Mr. Knowlton or Mr. Burgess is involuntarily terminated without cause or voluntarily terminates for good reason in contemplation of a change in control, the annual bonus to be used in calculating the cash severance payment equal to twice the sum of the executive’s base salary and annual bonus is the target annual bonus rather than the average bonus received over the preceding three fiscal years.

Pension Benefits

See “— Pension Plans” and “— 2007 Pension Benefits” for information on amounts payable under Graham Packaging’s pension plan.

Potential Payments

The table below summarizes the potential payments upon termination or termination in connection with a change in control assuming each executive was terminated as of December 31, 2007.

					Continuing
	Cash		Acceleration		Benefits as
	Severance		of Equity		of December 31,		Excise Tax		Retirement
Name	Payment		Awards (1)		2007		Gross-Up		Benefits		Total

Warren D. Knowlton(2)
Voluntary termination for good reason or involuntary termination without cause	$1,360,815	(4)	$—	(5)	$—		$—	(6)	$4,171,981	(7)	$5,532,796
Voluntary termination for good reason or involuntary termination without cause following a change in control	1,360,815	(4)	2,189,044	(5)	—		1,059,343	(6)	4,171,981	(7)	8,781,183
Mark S. Burgess(2)
Voluntary termination for good reason or involuntary termination without cause	3,588,123	(8)	1,133,832	(9)	31,413	(10)	—	(6)	—		4,753,368
Voluntary termination for good reason or involuntary termination without cause following a change in control	3,588,123	(8)	2,140,925	(9)	31,413	(10)	—	(6)	—		5,760,461
Ashok Sudan(3)
Voluntary termination for good reason or involuntary termination without cause	1,458,103	(11)	61,048	(12)	50,026	(13)	—		—		1,569,177
Voluntary termination for good reason or involuntary termination without cause following a change in control	1,997,411	(11)	61,048	(12)	50,026	(13)	—		—		2,108,485

					Continuing
	Cash		Acceleration		Benefits as
	Severance		of Equity		of December 31,		Excise Tax	Retirement
Name	Payment		Awards (1)		2007		Gross-Up	Benefits	Total

Peter T. Lennox(3)
Voluntary termination for good reason or involuntary termination without cause	1,080,667	(11)	15,697	(12)	50,026	(13)	—	—	1,146,390
Voluntary termination for good reason or involuntary termination without cause following a change in control	1,361,670	(11)	15,697	(12)	50,026	(13)	—	—	1,427,393

(1)	Any additional equity option benefit is determined by subtracting the exercise price of the original equity option award from the underlying unit’s value on December 31, 2007, and multiplying the result, if a positive number (in-the-money), by the number of in-the-money equity options that would accelerate and vest as a result of termination.

(2)	The executive is subject to a covenant not to compete with Graham Packaging or solicit Graham Packaging’s clients or employees for a period of 24 months following termination.

(3)	The executive is subject to a covenant not to compete with Graham Packaging or solicit Graham Packaging’s clients or employees for a period of 18 months following termination (12 months if the executive’s employment is terminated due to Graham Packaging’s election not to renew the term of employment).

(4)	If Mr. Knowlton is involuntarily terminated without cause or voluntarily terminates for good reason, he is entitled to receive a pro rata annual bonus for the year in which he is terminated, assuming achievement of performance targets. If Mr. Knowlton is involuntarily terminated without cause or voluntarily terminates for good reason and the Blackstone affiliates sell their entire interest in Graham Packaging within one year of the termination date, he is entitled to receive a transaction bonus. The amount of the transaction bonus is calculated as a percentage of total equity. The percentage is dependent upon the multiple of invested capital, as defined in the employment agreement. Had a qualifying event occurred on December 31, 2007 at a sale price reflecting a reasonable valuation of Graham Packaging, Mr. Knowlton’s transaction bonus would have been $0.

(5)	Mr. Knowlton’s time-based equity options vest fully and immediately upon consummation of a “change in control” (as such term is defined in his employment agreement). All of Mr. Knowlton’s equity options will vest in the event that the Blackstone affiliates sell their entire interest in Graham Packaging. If Mr. Knowlton is involuntarily terminated without cause or voluntarily terminates for good reason and a change of control occurs within one year following termination, his time-based equity options will vest upon consummation of the change of control.

(6)	If it is determined that any payments to the executive resulting from involuntary termination without cause, voluntary termination for good reason or change of control would be subject to the excise tax imposed by section 4999 of the Internal Revenue Code (excise tax), then the executive is entitled to receive an additional payment (gross-up payment) in an amount such that after payment by the executive of all taxes on the gross-up payment the executive retains an amount equal to the excise tax.

(7)	If Mr. Knowlton is involuntarily terminated without cause or voluntarily terminates for good reason, or if a change in control occurs, he is entitled to receive payments in the amount of $640,000 per year for ten years following his termination of employment. The amount represents the present value of those payments as of December 31, 2007, based on the assumption of a 6.00% discount rate.

(8)	If Mr. Burgess is involuntarily terminated without cause or voluntarily terminates for good reason, he is entitled to receive a pro rata annual bonus for the year in which he is terminated, assuming achievement of performance targets. Mr. Burgess is also entitled to receive twice the sum of his base salary and annual bonus (determined to be the average annual bonus received over the preceding three fiscal years), paid in monthly installments for a period of 24 months. If the termination occurs as a result of a change of control, the annual bonus to be used for purposes of this calculation is the target annual bonus rather than the average bonus annually received over the preceding three fiscal years. Because Mr. Burgess was first employed by Graham Packaging in December 2006, the annual bonus, for purposes of calculating twice the sum of base salary and annual bonus, is the same for 2007 irrespective of whether a change of control occurs.

(9)	If Mr. Burgess is involuntarily terminated without cause or voluntarily terminates for good reason, his time-based equity options vest fully and immediately. All of Mr. Burgess’s equity options, both time-based and performance-based, vest fully and immediately in the event that the Blackstone affiliates sell their entire interest in Graham Packaging. All of Mr. Burgess’s time-based equity options vest fully and immediately upon a change of control irrespective of whether the Blackstone affiliates sell their entire interest in Graham Packaging. If Mr. Burgess is involuntarily terminated without cause or voluntarily terminates for good reason and a change of control occurs within one year following termination, his unvested performance-based equity options will vest upon consummation of the change of control.

(10)	If Mr. Burgess is involuntarily terminated without cause or voluntarily terminates for good reason, he is entitled to outplacement services for a period of 12 months, not to exceed $25,000 and a continuation of his health and dental benefits for 12 months.

(11)	If the executive is involuntarily terminated without cause or voluntarily terminates for good reason, he is entitled to receive a pro rata annual bonus for the year in which he is terminated, assuming achievement of performance targets. The executive is also entitled to receive twice the sum of his base salary and annual bonus (determined to be the average bonus received over the preceding three fiscal years), paid in monthly installments for a period of 24 months. If the termination occurs as a result of a change of control, the annual bonus to be used for purposes of this calculation is the target annual bonus rather than the average bonus received over the preceding three fiscal years.

(12)	If the executive is involuntarily terminated without cause or voluntarily terminates for good reason, all of the executive’s equity options vest fully and immediately.

(13)	If the executive is involuntarily terminated without cause or voluntarily terminates for good reason, he is entitled to outplacement services for a period of 12 months not to exceed $30,000, a continuation of his health and dental benefits for 24 months for Mr. Sudan and 12 months for Mr. Lennox and a continuation of the automobile expense program for 12 months.

Graham Packaging 2007 Advisory Committee Compensation

The table below summarizes the compensation paid by Graham Packaging to non-employee members of Graham Packaging’s Advisory Committee for the year ended December 31, 2007. Graham Packaging’s Advisory Committee serves solely in an advisory role to the partnership and general partners of Graham Packaging and it does not have the power to act for or bind Graham Packaging.

	Fees Earned
	or Paid	All Other
	in Cash	Compensation		Total
Name: (1)	($)	($)		($)

T. J. Dermot Dunphy	77,000	0		77,000
Charles E. Kiernan	77,000	0		77,000
Gary G. Michael	77,000	0		77,000
Colin J. Williams	76,000	201,010	(2)	277,010
Philip R. Yates(3)	1,150,000	0		1,150,000

(1)	Chinh E. Chu and James A. Quella are not included in this table as they are employees of Blackstone and thus receive no compensation for their services as members of Graham Packaging’s Advisory Committee.

(2)	Represents consulting fees paid from January 1, 2007 through June 30, 2007 pursuant to an Addendum to Advisory Agreement between Graham Packaging and Mr. Williams. Mr. Williams served as a member of Graham Packaging’s Advisory Committee through June 30, 2007.

(3)	In addition to the amounts provided in the table, Philip R. Yates, Chairman of Graham Packaging’s Advisory Committee through December 2007, received $2,744,236 on January 5, 2007 for Graham Packaging’s repurchase of all of his partnership units and options, pursuant to a separation agreement dated as of December 3, 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes set forth as of July 31, 2008, with respect to Graham Packaging and HACI, and pro forma after closing of the Transaction with respect to GPC (assuming either maximum or no conversion by stockholders of HACI of their shares of HACI Common Stock), certain information regarding the beneficial ownership of the partnership units of Graham Packaging and shares of HACI Common Stock and GPC Common Stock by (i) each person who is known by such entity to own beneficially more than 5% of such interests, (ii) each member of the Advisory Committee or the board of directors, as applicable, of such entity, (iii) each of the Named Executive Officers of such entity and (iv) all members of the Advisory Committee or all directors, as applicable, and the executive officers of such entity or Graham Operating Company, as a group.

Except as otherwise indicated, the holders listed in the table have sole voting and investment powers with respect to the shares or units indicated. Shares or units that an individual or group has a right to acquire within 60 days pursuant to the exercise or redemption of options, warrants or other similar convertible or derivative securities are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. The following table does not reflect record or beneficial ownership of any of HACI’s outstanding warrants, as the exercisability of the warrants is subject to a material condition not in the control of the warrantholders. Such warrants will become exercisable into shares of GPC Common Stock in connection with the Transaction.

							Shares of GPC Common
	Shares of HACI						Stock Beneficially Owned			Shares of GPC Common
	Common Stock			Partnership Units of Graham Packaging			After the Transaction			Stock Beneficially Owned
	Beneficially Owned			Beneficially Owned Prior			Assuming Maximum			After the Transaction
	Prior to the Transaction			to the Transaction			Conversion			Assuming no Conversion
Name	Number		Percentage(1)	Number	Percentage(2)		Number		Percentage(3)	Number		Percentage(4)

Blackstone holders(5)	—		—	10,655	79.6%		26,283,637		30.1%	26,283,637		25.3%
HH-HACI, L.P.(6)	13,524,000	(7)	19.6%	—	—		13,524,000		15.5%	13,524,000		13.0%
Thomas O. Hicks(8)	13,524,000	(7)	19.6%	—	—		15,524,000	(9)	17.8%	15,524,000	(9)	14.9%
HHEP-HACI Co-Investment, LP	—		—	—	—		2,000,000		2.3%	2,000,000		1.9%
Graham Family Holders(10)	—		—	2,007	15.0%		4,950,000		5.7%	4,950,000		4.8%
Fir Tree, Inc.(11)	6,160,000		8.9%	—	—		6,160,000		7.0%	6,160,000		5.9%
Michael A. Roth and Brian J. Stark(12)	4,800,000		7.0%	—	—		4,800,000		5.5%	4,800,000		4.6%
QVT Financial LP(13)	4,230,218		6.1%	—	—		4,230,218		4.8%	4,230,218		4.1%
Satellite Fund Management LLC(14)	3,641,967		5.3%				3,641,967		4.2%	3,641,967		3.5%
The Baupost Group, L.L.C.(15)	3,500,000		5.1%				3,500,000		4.0%	3,500,000		3.4%
Weiss Multi-Strategy Advisers LLC(16)	3,470,188		5.0%				3,470,188		4.0%	3,470,188		3.3%
HBK Services LLC(17)	3,458,716		5.0%	—	—		3,458,716		4.0%	3,458,716		3.3%
William H. Cunningham(18)	69,000		*	—	—		69,000		*	69,000		*
William A. Montgomery(19)	69,000		*	—	—		69,000		*	69,000		*
Brian Mulroney(20)	69,000		*	—	—		69,000		*	69,000		*
William F. Quinn(21)	69,000		*	—	—		69,000		*	69,000		*
Chinh Chu(5)	—		—	—	—		—		—	—		—
James A. Quella(5)	—		—	—	—		—		—	—		—
Charles E. Kiernan(22)	—		—	15		*	38,235	(29)	*	38,235	(29)	*
Gary G. Michael(23)	—		—	15		*	38,235	(29)	*	38,235	(29)	*
Warren D Knowlton(24)	—		—	59		*	145,887	(29)	*	145,887	(29)	*
Mark S. Burgess(25)	—		—	28		*	68,404	(29)	*	68,404	(29)	*
Ashok Sudan(26)	—		—	30		*	73,594	(29)	*	73,594	(29)	*
Peter T. Lennox(27)	—		—	7		*	18,131	(29)	*	18,131	(29)	*
Shervin Korangy(5)	—		—	—	—		—		—	—		—
Roger M. Prevot(28)	—		—	193	1.4%		475,471	(29)	*	475,471	(29)	*
All directors and executive officers as a group	13,800,000 (30)		20.0%	155 (31)	1.1%		16,106,017 (29	)(32)	18.4%	16,106,017 (29	)(32)	15.5%

*	Less than 1%

(1)	Based upon 69,000,000 shares of HACI Common Stock outstanding as of July 31, 2008.

(2)	Based upon 13,377.647 partnership units of Graham Packaging outstanding as of July 31, 2008.

(3)	Based upon 87,440,001 shares of GPC Common Stock outstanding as of the closing of the Transaction which assumes retention of 33,000,000 shares of GPC Common Stock by the Sellers, distribution of 54,440,001 shares to holders of HACI Common Stock, which includes 2,000,000 co-investment shares to be acquired by HHEP-HACI Co-Investment, LP, an affiliate of Mr. Hicks, and Founder Earnout Shares, that are held by the Sponsor that will be converted into shares of GPC Common Stock but will not have any voting or economic rights unless certain post-closing GPC Common Stock trading price targets are met by September 28, 2012, and no options for partnership units of Graham Packaging having been exercised.

(4)	Based upon 104,000,000 shares of GPC Common Stock outstanding as of the closing of the Transaction which assumes retention of 33,000,000 shares of GPC Common Stock by the Sellers, distribution of 54,440,001 shares to holders of HACI Common Stock, which includes 2,000,000 co-investment shares to be acquired by HHEP-HACI Co-Investment, LP, an affiliate of Mr. Hicks, and Founder Earnout Shares, that are held by the Sponsor that will be converted into shares of GPC Common Stock but will not have any voting or economic rights unless certain post-closing GPC Common Stock trading price targets are met by September 28, 2012, and no options for partnership units of Graham Packaging having been exercised.

(5)	The Blackstone holders, which are funds affiliated with Blackstone, beneficially own 10,655 partnership units through their direct or indirect ownership in BMP/GHC and BCP LLC. BCP LLC is a wholly-owned subsidiary of BMP/GHC. BMP/GHC directly owns 10,836 limited partnership units of Graham Packaging representing an 81% limited partnership interest in Graham Packaging. BCP LLC directly owns 535 general partnership units of Graham Packaging representing a 4% general partnership interest in Graham Packaging. The Blackstone holders, collectively, beneficially own approximately 93.7% of the outstanding common stock of BMP/GHC. The Blackstone holders will receive an aggregate of 2,198,268 warrants to acquire shares of GPC Common Stock in connection with the Transaction and are entitled to receive their pro rata portion of additional shares of GPC Common Stock that may be issued in accordance with the net debt adjustment to be calculated at the closing of the Transaction as described elsewhere in this proxy statement/prospectus. Blackstone Management Associates III L.L.C. (“BMA”) is the general partner of each of such entities. Messrs. Peter G. Peterson, Stephen A. Schwarzman, Chinh Chu and James A. Quella are members of BMA, which has investment and voting control over the shares of BMP/GHC held or controlled by the Blackstone holders. Each such person disclaims beneficial ownership of such shares and of the partnership units of Graham Packaging held by BCP LLC and BMP/GHC. Messrs. Chu and Quella are members of the Advisory Committee of Graham Packaging and are directors of BCP LLC. Messrs. Chu and Quella are directors of GPC and Mr. Chu is expected to continue as a director after the closing of the Transaction. Mr. Korangy is expected to be a director of GPC after the closing of the Transaction. Messrs. Chu and Quella are Senior Managing Directors of Blackstone and Mr. Korangy is a principal in the corporate private equity group of Blackstone. The address of each of the preceding holders and directors is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154. Graham Packaging’s management owns approximately 1.5% of the outstanding common stock of BMP/GHC and will receive their pro rata share of shares of GPC Common Stock and warrants to acquire shares of GPC Common Stock to be issued to BMP/GHC in the Transaction. In addition, DB Investment Partners, Inc. owns approximately 4.8% of the outstanding common stock of BMP/GHC and will receive its pro rata share of shares of GPC Common Stock and warrants to acquire shares of GPC Common Stock to be issued to BMP/GHC in the Transaction. Such holders will be entitled to receive their pro rata portion of additional shares of GPC Common Stock that may be issued in accordance with the net debt adjustment to be calculated at the closing of the Transaction as described elsewhere in this proxy statement/prospectus.

(6)	The Sponsor holds an aggregate of 20,524,000 warrants to acquire shares of HACI Common Stock, which after the Transaction will be exercisable into shares of GPC Common Stock. The address of the holder is 100 Crescent Court, Suite 1200, Dallas, Texas 75201.

(7)	Includes 2,760,000 Founder Earnout Shares that are held by the Sponsor, that will be converted into shares of GPC Common Stock but will not have any voting or economic rights unless certain post-closing GPC Common Stock trading price targets are met by September 28, 2012.

(8)	Thomas O. Hicks is the sole member of HH-HACI GP, LLC, the general partner of the Sponsor, and may be considered to have beneficial ownership of the Sponsor’s interests in HACI. Mr. Hicks is expected to be a director of GPC after the closing of the Transaction. Mr. Hicks disclaims beneficial ownership of any shares of HACI Common Stock in which he does not have a pecuniary interest. The address of each of the preceding holders is c/o Hicks Holdings LLC, 100 Crescent Court, Suite 1200, Dallas, Texas 75201.

(9)	Mr. Hicks is required to acquire an additional 2,000,000 co-investment units (which include shares of HACI Common Stock and warrants) in connection with the closing of the Transaction.

(10)	GPCH and GP Corp. are wholly-owned, directly or indirectly, by the Graham Family Holders. GPCH directly owns 1,912 limited partnership units of Graham Packaging representing a 14.3% limited partnership interest in Graham Packaging. GP Corp. directly owns 95 general partnership units of Graham Packaging representing a 0.7% general partnership interest in Graham Packaging. The Graham Family Holders will receive an aggregate of 414,000 warrants to acquire shares of GPC Common Stock in connection with the Transaction and are entitled to receive their pro rata portion of additional shares of GPC Common Stock that may be issued in accordance with the net debt adjustment to be calculated at the closing of the Transaction as described elsewhere in this proxy statement/prospectus. The address of each of the preceding holders is c/o Graham Capital Company, P.O. Box 1104, York, Pennsylvania 17405-1104.

(11)	Based on a Schedule 13G filed with the SEC on October 9, 2007 by Michael A. Roth and Brian J. Stark, as joint filers. Mr. Roth and Mr. Stark, as the managing members of Stark Offshore Management LLC, share voting and dispositive power over 4,800,000 shares GPC Common Stock held directly by Stark Master Fund Ltd. Stark Offshore Management LLC is the investment manager and has sole power to direct the management of Stark Master Fund Ltd. The address of each of the preceding holders is 3600 South Lake Drive, St. Francis, Wisconsin 53235

(12)	Based on Amendment No. 1 to a Schedule 13G filed with the SEC on February 14, 2008 on behalf of Fir Tree, Inc., a New York corporation (“Fir Tree”), Sapling LLC, a Delaware limited liability company (“Sapling”), and Fir Tree Capital Opportunity Master Fund, L.P., a Cayman islands exempted limited partnership (“Fir Tree Capital Opportunity”). Fir Tree is the investment manager for each of Sapling, which is the beneficial owner of 5,152,300 shares of HACI Common Stock, and Fir Tree Capital Opportunity, which is the beneficial owner of 1,007,700 shares of HACI Common Stock. Fir Tree has been granted investment discretion over the shares of HACI Common Stock held by Sapling and Fir Tree Capital Opportunity. The address of Fir Tree and Sapling is 505 Fifth Avenue, 23rd Floor, New York, New York 10017; the address of Fir Tree Capital Opportunity is c/o Admiral Administration Ltd., Admiral Financial Center, 5th Floor, 90 Fort Street, Box 32021 SMB, Grand Cayman, Cayman Islands.

(13)	Based on Amendment No. 2 to a Schedule 13G filed with the SEC on January 31, 2008 on behalf of QVT Financial LP, a Delaware limited partnership (“QVT Financial”), QVT Financial GP LLC, a Delaware limited liability company, QVT Fund LP, a Cayman Islands limited partnership (the “Fund”), and QVT Associates GP LLC, a Delaware limited liability company. QVT Financial is the investment manager for the Fund, which beneficially owns 3,485,079 shares of HACI Common Stock, Quintessence Fund L.P. (“Quintessence”), which beneficially owns 374,505 shares of HACI Common Stock and a separate discretionary account managed for Deutsche Bank AG (the “Separate Account”), which holds 370,634 shares of the HACI Common Stock. QVT Financial has the power to direct the vote and disposition of the 4,230,218 shares collectively owned by the Fund, Quintessence and held in the Separate Account. QVT Financial GP LLC is the general partner of QVT Financial and may be deemed to beneficially on the same number of shares of common stock deemed beneficially owned by QVT Financial. QVT Associates GP LLC is the general partner of the Fund and Quintessence and may be deemed to beneficially own an aggregate of 3,859,584 of shares of HACI Common Stock. The address of QVT Financial, QVT Financial GP LLC and QVT Associates GP LLC is 1177 Avenue of the Americas, 9th floor,

New York, New York 10036; the address of the Fund is Walkers SPV, Walkers House, Mary Street, George Town, Grand Cayman KY1-9002, Cayman Islands.

(14)	Based on a Schedule 13G filed with the SEC on February 13, 2008 on behalf of Satellite Asset Management LP, a Delaware limited partnership, and Satellite Fund Management LLC, a Delaware limited liability company. This statement relates to shares of HACI Common Stock held by certain funds and accounts (the “Satellite Funds”) over which Satellite Asset Management LP has discretionary investment trading authority. The general partner of Satellite Asset Management LP is Satellite Fund Management LLC. Satellite Fund Management LLC’s Executive Committee makes investment decisions on behalf of the Satellite Funds and investment decisions made by such Executive Committee, when necessary, are made through approval of a majority of the Executive Committee members. The address of each of the preceding holders is 623 Fifth Avenue, 19th Floor, New York, NY 10022.

(15)	Based on a Schedule 13G filed with the SEC on February 13, 2008 on behalf of The Baupost Group, L.L.C., a Massachusetts limited liability company (“Baupost”), SAK Corporation, a Massachusetts limited liability company, and Seth A. Klarman, an individual. Baupost is a registered investment adviser. SAK Corporation is the Manager of Baupost. Seth A. Klarman, as the sole director of SAK Corporation and a controlling person of Baupost, may be deemed to have beneficial ownership under Section 13(d) of the securities beneficially owned by Baupost. Securities reported on this Schedule 13G as being beneficially owned by Baupost include securities purchased on behalf of various investment limited partnerships. The address of the holder is 10 St. James Avenue, Suite 1700, Boston, Massachusetts 02116.

(16)	Based on a Schedule 13G filed with the SEC on March 24, 2008 on behalf of Weiss Multi-Strategy Advisers LLC, a Delaware limited liability company, George A. Weiss, an individual, and Frederick E. Doucette III, an individual. The address of each of the preceding holders is One State Street, 20th Floor, Hartford, CT 06103.

(17)	Based on Amendment No. 1 to a Schedule 13G filed with the SEC on February 7, 2008 on behalf of HBK Investments L.P., a Delaware limited partnership, HBK Services, LLC, a Delaware limited liability company (“HBK Services”), HBK Partners II, L.P., a Delaware limited partnership, HBK Management LLC, a Delaware limited liability company and HBK Master Fund L.P., a Delaware limited partnership. HBK Investments L.P. has delegated discretion to vote and dispose of the Securities to Services. HBK Services may, from time to time, delegate discretion to vote and dispose of certain of the Securities to HBK New York LLC, a Delaware limited liability company, HBK Virginia LLC, a Delaware limited liability company, HBK Europe Management LLP, a limited liability partnership organized under the laws of the United Kingdom, and/or HBK Hong Kong Ltd., a corporation organized under the laws of Hong Kong (collectively, the “Subadvisors”). Each of Services and the Subadvisors is under common control with HBK Investments L.P. HBK may be deemed to beneficially own 3,458,716 shares of HACI Common Stock. The address of each of the preceding holders is 300 Crescent Court, Suite 700, Dallas, Texas 75201.

(18)	The address of the holder is P.O. Box E, Austin, Texas 78713. Mr. Cunningham is a director of HACI and is expected to be a director of GPC after the closing of the Transaction.

(19)	The address of the holder is 200 Crescent Court, Suite 1200, Dallas, Texas 75201. Mr. Montgomery is a director of HACI and is expected to be a director of GPC after the closing of the Transaction.

(20)	The address of the holder is c/o Ogilvy Renault 1981 McGill College Avenue Montreal, Quebec, Canada. Mr. Mulroney is a director of HACI and The Blackstone Group L.P. and is expected to be a director of GPC after the closing of the Transaction.

(21)	The address of the holder is 4151 Amon Carter Blvd., Fort Worth, Texas 76155. Mr. Quinn is a director of HACI and is expected to be a director of GPC after the closing of the Transaction.

(22)	Charles E. Kiernan is a member of the Advisory Committee of Graham Packaging. Of the partnership units shown as beneficially owned, all 15 represent presently exercisable rights to acquire partnership units of Graham Packaging through options. The address of the holder is c/o Graham Packaging Holdings Company, 2401 Pleasant Valley Road, York, Pennsylvania 17402.

(23)	Gary G. Michael is a member of the Advisory Committee of Graham Packaging. Of the partnership units shown as beneficially owned, all 15 represent presently exercisable rights to acquire partnership units of Graham Packaging through options. The address of the holder is c/o Graham Packaging Holdings Company, 2401 Pleasant Valley Road, York, Pennsylvania 17402.

(24)	Warren D. Knowlton is Chief Executive Officer of Graham Operating Company and President, Treasurer and Assistant Secretary of GPC. Of the partnership units shown as beneficially owned, all 59 represent presently exercisable rights to acquire partnership units of Graham Packaging through options. Mr. Knowlton is a director of GPC and is expected to continue as a director of GPC after the closing of the Transaction. The address of the holder is c/o Graham Packaging Holdings Company, 2401 Pleasant Valley Road, York, Pennsylvania 17402.

(25)	Mark S. Burgess is Chief Financial Officer and Chief Operating Officer of Graham Operating Company and the Vice President, Secretary and Assistant Treasurer of GPC. Of the partnership units shown as beneficially owned, all 28 represent presently exercisable rights to acquire partnership units of Graham Packaging through options. Mr. Burgess is a director of GPC and is expected to continue as a director of GPC after the closing of the Transaction. The address of the holder is c/o Graham Packaging Holdings Company, 2401 Pleasant Valley Road, York, Pennsylvania 17402.

(26)	Ashok Sudan is Executive Vice President of Graham Operating Company. Of the partnership units shown as beneficially owned, (a) 6 are owned indirectly by Mr. Sudan through his ownership of common stock in BMP/GHC and (b) 24 represent presently exercisable rights to acquire partnership units of Graham Packaging through options. 1.85 limited partnership units indirectly owned through ownership of common stock in BMP/GHC have been pledged as security for a loan by Graham Packaging to Mr. Sudan, which loan will be repaid in connection with the Transaction. See “Certain Relationships and Related Transactions — Certain Relationships and Related Transactions of Graham Packaging — Loans to Management.” Mr. Sudan will receive 1,319 Sellers Warrants in connection with the Transaction and is entitled to receive his pro rata portion of additional shares of GPC Common Stock that may be issued in accordance with the net debt adjustment to be calculated at the closing of the Transaction as described elsewhere in this proxy statement/prospectus. The address of the holder is c/o Graham Packaging Holdings Company, 2401 Pleasant Valley Road, York, Pennsylvania 17402.

(27)	Peter T. Lennox is Senior Vice President of Graham Operating Company. Of the partnership units shown as beneficially owned, all seven represent presently exercisable rights to acquire partnership units of Graham Packaging through options. The address of the holder is c/o Graham Packaging Holdings Company, 2401 Pleasant Valley Road, York, Pennsylvania 17402.

(28)	Roger M. Prevot was formerly President and Chief Operating Officer of Graham Operating Company. Of the partnership units shown as beneficially owned, (a) 58 are owned indirectly by Mr. Prevot through his ownership of common stock in BMP/GHC and (b) 135 represent presently exercisable rights to acquire partnership units of Graham Packaging through options. 16.83 limited partnership units indirectly owned through ownership of common stock in BMP/GHC have been pledged as security for a loan by Graham Packaging to Mr. Prevot, which loan will be repaid in connection with the Transaction. See “Certain Relationships and Related Transactions — Certain Relationships and Related Transactions of Graham Packaging — Loans to Management.” Mr. Prevot will receive 11,976 Sellers Warrants in connection with the Transaction and is entitled to receive his pro rata portion of additional shares of GPC Common Stock that may be issued in accordance with the net debt adjustment to be calculated at the closing of the Transaction as described elsewhere in this proxy statement/prospectus. The address of the holder is 3900 W. 43rd Street, Chicago, IL 60632.

(29)	The number of shares of GPC Common Stock include rights to acquire shares of GPC Common Stock through options to acquire partnership units of Graham Packaging that will be converted in connection with the Transaction. To the extent such options are exercised prior to closing of the Transaction, the number of shares of GPC Common Stock issued to the other Sellers (including those included in this chart) would be reduced.

(30)	There were nine individuals in this category as of July 31, 2008.

(31)	There were eight individuals in this category as of July 31, 2008.

(32)	There are expected to be 13 individuals in this category subsequent to the closing of the Transaction.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships and Related Transactions of GPC

Three members of the proposed board of directors of GPC following the closing of the Transaction are affiliated with Blackstone, which is the parent company of certain of the Sellers under the Purchase Agreement. Chinh Chu, who has been a member of Graham Packaging’s advisory committee since May 2005 and will serve as a Class I director of GPC upon closing of the Transaction, is a senior managing director in Blackstone’s corporate private equity group. Shervin Korangy, who will serve as a Class II director of GPC upon closing of the Transaction, is a principal in Blackstone’s corporate private equity group. Brian Mulroney, who has served as a director of HACI since the closing of its initial public offering in October 2007 and who will serve as a Class I director of GPC upon closing of the Transaction, also serves as a director of Blackstone.

Pursuant to the terms of the Purchase Agreement, affiliates of Blackstone will receive their pro rata portion of the Transaction’s consideration, consisting of an aggregate of $350 million in cash and 2,760,000 warrants to purchase shares of GPC Common Stock. The Purchase Agreement also provides that GPC shall pay, or cause Graham Operating Company to pay, Blackstone Advisory Services L.P., a Blackstone affiliate, $10 million by December 31, 2008 and an additional $10 million by March 31, 2009 in respect of financial advisory and investment banking services provided to Graham Packaging in connection with the Transaction. In addition, GPC is obligated under the Purchase Agreement to pay, or cause Graham Operating Company to pay, Blackstone Management Partners III, a Blackstone affiliate, a one-time payment of $15 million by March 31, 2009 in respect of transaction and structuring services provided to Graham Packaging in connection with the Transaction.

The Purchase Agreement also provides that, prior to October 7, 2011, no Blackstone affiliate may sell or transfer its shares of GPC Common Stock, except that after the six-month anniversary of the closing of the Transaction, Blackstone affiliates may sell or transfer shares of GPC Common Stock only to the extent that such transactions, individually or in the aggregate, do not cause a change of control, default or acceleration under the Credit Agreement or Indentures.

Upon consummation of the Transaction, GPC will enter into a registration rights agreement with the Blackstone affiliates, the Sponsor and Messrs. Cunningham, Montgomery, Mulroney and Quinn.

Upon consummation of the Transaction, HACI and the Sellers will enter into an agreement pursuant to which (A) affiliates of Blackstone will be entitled to designate, and the parties will use reasonable efforts by voting to cause, the election of, (i) two directors so long as affiliates of Blackstone own at least 10% of the outstanding shares of the GPC Common Stock and (ii) one director so long as affiliates of Blackstone own at least 5% of the outstanding shares of the GPC Common Stock and (B) Mr. Hicks and/or his affiliates will be entitled to designate, and the parties will use reasonable efforts by voting to cause the election of, Mr. Hicks as a director so long as Mr. Hicks or his affiliates own at least 5% of the outstanding shares of GPC Common Stock.

Certain Relationships and Related Transactions of HACI

In March 2007, HACI issued to its Sponsor an aggregate of 10,000,000 Founder’s Units (which was increased to 11,500,000 Founder’s Units in July 2007 through a stock split and later increased to 13,524,000 Founder’s Units after giving effect to the August 2007 transfer discussed below and a stock dividend in September 2007) for an aggregate purchase price of $25,000 in cash, or $0.0018 per unit after giving effect to the July 2007 stock split and the September 2007 stock dividend. Mr. Hicks, HACI’s founder and chairman of the board, is the sole member of HH-HACI GP LLC, the general partner of the Sponsor. Mr. Hicks will serve on the board of directors of GPC if the Transaction is consummated. In August 2007, the Sponsor transferred an aggregate of 230,000 Founder’s Units, which were increased to 276,000 Founder’s Units as a result of the September 2007 stock dividend, to William H. Cunningham, William A. Montgomery,

Brian Mulroney and William F. Quinn, each of whom is a member of HACI’s board of directors and will serve as a member of GPC’s board of directors if the Transaction is consummated.

Each Founder’s Unit consists of one share of HACI Common Stock and one warrant to purchase one share of HACI Common Stock. Thomas O. Hicks, HACI’s founder and chairman of the board, is the sole member of HH-HACI GP, LLC, the general partner of the Sponsor. Each of HACI’s executive officers is also a limited partner of the Sponsor.

The Sponsor also purchased 7,000,000 Sponsor Warrants from HACI in a private placement which took place simultaneously with the closing of HACI’s initial public offering. Each of these Sponsor Warrants entitles the holder to purchase one share of HACI Common Stock. The Sponsor has agreed that these Sponsor Warrants (including the HACI Common Stock issuable upon exercise of such warrants) will not, subject to certain limited exceptions, be transferred, assigned or sold by it until 180 days after the completion of HACI’s initial business combination.

Pursuant to a written agreement with HACI, Mr. Hicks is required to purchase from HACI, directly or through a controlled affiliate, in a private placement that will occur immediately prior to HACI’s consummation of its initial business combination, 2,000,000 co-investment units at a price of $10.00 per unit for an aggregate purchase price of $20 million. If Mr. Hicks elects to make the co-investment through an entity, he will control such entity. The co-investment units will be identical to the units sold in HACI’s initial public offering, except that: (i) the co-investment warrants will not be redeemable by HACI so long as they are held by Mr. Hicks, any relevant controlled affiliate of Mr. Hicks who purchases the co-investment units or their permitted transferees; and (ii) with certain limited exceptions, the co-investment shares and co-investment warrants (including the common stock issuable upon exercise of the co-investment warrants) may not be transferred, assigned or sold until 180 days after the completion of HACI’s initial business combination. However, the proceeds from the sale of the co-investment units will not be deposited into the trust account that holds the proceeds from HACI’s initial public offering and the sale of the Sponsor Warrants, and the proceeds will not be available for distribution to HACI Public Stockholders in the event of a liquidation of the trust account, or upon conversion of shares held by HACI Public Stockholders. Instead, the proceeds from the sale of the co-investment units will be used for general corporate purposes, including consideration payable in any business combination. In addition, the co-investment warrants will not be redeemable by GPC so long as they are held by Mr. Hicks, the relevant controlled affiliate or their permitted transferees, and the co-investment shares or co-investment warrants (including the common stock issuable upon exercise of the co-investment warrants) may not, with certain limited exceptions, be transferred, assigned or sold until 180 days after the completion of HACI’s initial business combination. The business purpose of the co-investment is to provide additional capital to HACI and demonstrate Mr. Hicks’ further commitment to HACI’s completion of an advantageous business combination. In the event that the co-investment units are not purchased immediately prior to the consummation of HACI’s initial business combination, HACI’s sponsor has agreed to sell, and HACI has agreed to purchase, its Founder’s Shares and Founder’s Warrants for an aggregate repurchase price of $1,000 pursuant to a written agreement between HACI, Mr. Hicks and the Sponsor. The purpose of this agreement is to augment Mr. Hicks’ contractual commitment to purchase the co-investment units with an additional incentive to make the co-investment.

Hicks Holdings Operating LLC, an entity controlled by Mr. Hicks, has agreed to, from the date of the closing of HACI’s initial public offering through the earlier of its consummation of a business combination or its liquidation, make available to HACI office space and certain office and secretarial services, as it may require from time to time. HACI has agreed to pay Hicks Holdings Operating $10,000 per month for these services. However, this arrangement is solely for HACI’s benefit and is not intended to provide Mr. Hicks compensation in lieu of salary. HACI believes, based on rents and fees for similar services in the Dallas metropolitan area, that the fee charged by Hicks Holdings Operating is at least as favorable as it could have obtained from an unaffiliated person.

Mr. Hicks also advanced to HACI $225,000 to cover expenses related to its initial public offering. This loan was payable without interest on the earlier of December 31, 2007 or the closing of its initial public offering. HACI repaid this loan on October 3, 2007 from the proceeds of its initial public offering not placed in trust.

Other than the $10,000 per month administrative fee paid to Hicks Holdings Operating and reimbursement of any out-of-pocket expenses incurred in connection with activities on HACI’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, no compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, will be paid to the Sponsor or HACI’s officers or directors, or to any of their respective affiliates, prior to or with respect to HACI’s initial business combination (regardless of the type of transaction that it is).

Certain Relationships and Related Transactions of Graham Packaging

Equipment Sales Agreement

Graham Packaging was a party to an Equipment Sales, Services and License Agreement dated February 2, 1998, (“Equipment Sales Agreement”) with GEC, a company controlled by the Graham Family Holders, who have a 15% ownership interest in Graham Packaging. Under the Equipment Sales Agreement, GEC provided Graham Packaging with certain sizes of wheels used in extrusion blow molding, on an exclusive basis within the countries and regions in which Graham Packaging had material sales of plastic containers. Graham Packaging received equipment and related services of $0.9 million, $11.0 million, $10.3 million and $13.1 million for the six months ended June 30, 2008, and the years ended December 31, 2007, 2006 and 2005, respectively.

On July 9, 2002, Graham Packaging and GEC executed a First Amendment to the Equipment Sales Agreement to, among other things, obligate Graham Packaging, retroactive to January 1, 2002, and subject to certain credits and carry-forwards, to make payments for products and services to GEC in the amount of at least $12.0 million per calendar year, or else pay to Graham Engineering a shortfall payment. The minimum purchase commitment for 2007 was not met, resulting in a shortfall penalty of $0.2 million.

The Equipment Sales Agreement terminated on December 31, 2007. Graham Packaging now manufactures equipment for its own use in Sulejowek, Poland.

Management Services Arrangements

Affiliates of the Graham Family Holders and Blackstone have supplied management services to Graham Packaging since 1998. Graham Packaging has recorded $1.0 million, $2.0 million, $2.0 million and $2.1 million of expense for management services provided by affiliates of the Graham Family Holders for the six months ended June 30, 2008, and the years ended December 31, 2007, 2006 and 2005, respectively, including the annual fee paid pursuant to the Graham Packaging partnership agreement and the Amended and Restated Monitoring Agreement, dated as of September 30, 2004, among Graham Packaging, Graham Operating Company, Blackstone Management Partners III L.L.C. and Graham Alternative Investment Partners I (the “Monitoring Agreement”). Graham Packaging has recorded $1.6 million, $3.3 million, $3.1 million and $3.1 million of expense for management services provided by affiliates of Blackstone for the six months ended June 30, 2008, and the years ended December 31, 2007, 2006 and 2005, respectively, including the annual fee paid pursuant to the Monitoring Agreement. The Monitoring Agreement and Graham Packaging’s partnership agreement will be terminated upon closing of the Transaction.

Loans to Management

At December 31, 2007, Graham Packaging had loans outstanding to certain management employees of $1.9 million, including loans to Ashok Sudan of $0.1 million. These loans were made in connection with the capital call payments made on September 29, 2000 and March 29, 2001 pursuant to the capital call agreement dated as of August 13, 1998. The proceeds from the loans were used to fund management’s share of the capital call payments. The loans to Mr. Sudan will mature on March 30, 2013 and September 28, 2012, and accrue interest at a rate of 6.22%. The loans to Mr. Sudan are secured by a pledge of the stock purchased by the loans and by a security interest in any bonus due and payable to Mr. Sudan on or after the maturity date of the loans. Mr. Sudan will repay the loans described above in connection with the Transaction.

GPC Review, Approval or Ratification of Transactions with Related Persons Following the Transaction

Pursuant to a Code of Business Conduct and Ethics, or Code of Conduct, and a Policy Statement Regarding Related Party Transactions, both of which GPC intends to adopt prior to the closing of the Transaction, GPC’s audit committee or disinterested members of its board of directors will review and approve all relationships and transactions in which it and its directors, director nominees and executive officers and their immediate family members, as well as holders of more than 5% of any class of its voting securities and their family members, have a direct or indirect material interest. In approving or rejecting such proposed relationships and transactions, GPC’s audit committee or disinterested members of GPC’s board of directors, as applicable, shall consider the relevant facts and circumstances available and deemed relevant to this determination. GPC will designate a compliance officer to generally oversee compliance with the Code of Conduct. GPC’s audit committee will annually review and assess the adequacy of GPC’s Policy Statement Regarding Related Party Transactions.

DESCRIPTION OF SECURITIES

The following discussion summarizes the material terms of GPC’s securities to be issued in connection with the Transaction. This discussion does not purport to be complete and is qualified in its entirety by reference to GPC’s amended and restated certificate of incorporation and amended and restated bylaws that will be in effect as of the effective time of the Transaction and the applicable provisions of the DGCL. The forms of GPC’s amended and restated certificate of incorporation and amended and restated bylaws have been filed as exhibits to the registration statement of which this proxy statement/prospectus forms a part. You can obtain copies of those documents by following the instructions under “Where You Can Find Additional Information.” All references within this section to securities mean the securities of GPC unless otherwise noted

GPC’s purpose will be to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. GPC’s amended and restated certificate of incorporation will authorize it to issue up to           shares of GPC Common Stock and           shares of preferred stock, par value $0.01 per share. No shares of preferred stock will be issued or outstanding immediately after the Transaction.

GPC Common Stock

The GPC Common Stock will have the voting rights described below under “– Voting,” and the dividend rights described below under “– Dividends.” Holders of GPC Common Stock will not have conversion or redemption rights or any preemptive rights to subscribe for any of GPC’s unissued securities. The rights, preferences and privileges of holders of GPC Common Stock will be subject to the rights of the holders of any preferred shares which may be authorized and issued in the future.

Voting

Holders of GPC Common Stock will each have one vote per share; provided that the Sponsor has contractually waived voting rights with respect to the Founder Earnout Shares held by the Sponsor unless certain post-closing GPC Common Stock trading price targets are met by September 28, 2012, which require that the closing stock price of GPC exceed $13.75 per share for any 20 trading days within any 30-day trading period beginning 90 days after the closing of the Transaction.

GPC’s directors will be elected by the vote of a plurality of the GPC Common Stock represented in person or by proxy at such meeting and entitled to vote on the election of directors. A majority of the outstanding GPC Common Stock shall constitute a quorum.

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Declaration and payment of any dividend will be subject to the discretion of GPC’s board of directors. The time and amount of dividends will be dependent upon GPC’s financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in its debt instruments, and industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and other factors.

The Sponsor has contractually waived dividend participation rights with respect to the Founder Earnout Shares held by the Sponsor unless certain post-closing GPC Common Stock trading price targets are met by

September 28, 2012, which require that the closing stock price of GPC exceed $13.75 per share for any 20 trading days within any 30-day trading period beginning 90 days after the closing of the Transaction.

Stockholder Meetings

Under GPC’s amended and restated bylaws to be adopted in connection with the Transaction, annual stockholder meetings will be held at a time and place selected by GPC’s board of directors. Special meetings may only be called by the Chairman of GPC’s board of directors or by resolution of GPC’s board of directors.

Warrants

Public Stockholders’ Warrants

Each public warrant issued by HACI will, after the consummation of the Transaction, become exercisable for one share of GPC Common Stock at an exercise price of $7.50 per share, subject to adjustment as discussed below. However, the warrants will be exercisable only if a registration statement relating to the GPC Common Stock issuable upon exercise of the warrants is effective and current. The warrants will expire on September 28, 2011 at 5:00 p.m., New York time, or earlier upon redemption.

Once the warrants become exercisable, GPC as successor to HACI would be able call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•	if, and only if, the reported last sale price of GPC Common Stock on the NYSE (or other applicable then-current exchange) equals or exceeds $13.75 per share for any 20 trading days within a 30-day trading period ending three business days before GPC sends notice of redemption to the warrant holders.

If the foregoing conditions are satisfied and GPC issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of GPC Common Stock may fall below the $13.75 redemption trigger price as well as the $7.50 warrant exercise price after the redemption notice is issued.

If the warrants are called for redemption as described above, GPC will have the option to require any holder that wishes to exercise their warrants to do so on a “cashless basis.” If GPC takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of GPC Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of GPC Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the GPC Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If GPC takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of GPC Common Stock to be received upon exercise of the warrants, including the fair market value in such case. If GPC calls the warrants for redemption and GPC does not take advantage of this cashless exercise option, the Initial Stockholders, Mr. Hicks and their respective transferees and the holders of the Sellers Warrants would still be entitled to exercise their Founder’s Warrants, Sponsor Warrants and Sellers Warrants, as applicable, for cash or on a cashless basis using the same formula described above.

The exercise price and number of shares of GPC Common Stock issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, stock split, extraordinary dividend, or GPC recapitalization, reorganization, merger or consolidation. However, the exercise price and number of shares of common stock issuable on exercise of the warrants will not be adjusted for issuances of common stock at a price below the warrant exercise price.

The warrants will continue to be issued in registered form under the existing warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and HACI. Pursuant to the terms of the warrant agreement, GPC will become the issuer of the warrants upon completion of the Transaction. You should review a copy of the warrant agreement, which has been filed as an exhibit to this proxy statement/prospectus, for a complete description of the terms and conditions applicable to the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to GPC, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of GPC Common Stock and any voting rights until they exercise their warrants and receive shares of GPC Common Stock. After the issuance of shares of GPC Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to the GPC Common Stock issuable upon exercise of the warrants is current and the GPC Common Stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. The terms of the warrant agreement will require GPC to use its best efforts to effectuate and maintain the effectiveness of a registration statement covering such shares and maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, no assurances can be provided that GPC will be able to do so, and if the condition is not met, holders will be unable to exercise their warrants and GPC would not be required to settle any such warrant exercise. If the prospectus relating to the GPC Common Stock issuable upon the exercise of the warrants is not current or if the GPC Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, GPC would not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, GPC would, upon exercise, round up to the nearest whole number the number of shares of GPC Common Stock to be issued to the warrant holder.

Founder’s Warrants, Sponsor Warrants and Co-Investment Warrants

HACI issued an aggregate of 13,800,000 Founder’s Warrants to the Initial Stockholders prior to the closing of its initial public offering. Each warrant consists of the right to purchase one share of common stock of HACI and is governed by that certain Warrant Agreement, dated as of September 27, 2007, between HACI and Continental Stock Transfer and Trust Company, N.A., as warrant agent (the “HACI Warrant Agreement”). All such amended Founder’s Warrants shall expire on September 29, 2012. Mr. Hicks, who currently serves as HACI’s chairman of the board and who will serve as a member of the board of directors of GPC upon closing of the Transaction, is the sole member of HH-HACI GP LLC, the general partner of the Sponsor.

After the consummation of the Transaction, each of the Founder’s Warrants will become exercisable for one share of GPC Common Stock and will be identical to the public warrants issued by HACI that were included in the units being sold in HACI initial public offering, except that:

•	such Founder’s Warrants will be subject to the transfer restrictions described below;

•	the Founder’s Warrants will not be redeemable by GPC so long as they are held by the Initial Stockholders or their permitted transferees;

•	the Founder’s Warrants may not be exercised unless and until the last sale price of GPC Common Stock equals or exceeds $13.75 for any 20 days within any 30 trading day period beginning 90 days after the closing of the Transaction;

•	the Founder’s Warrants may be exercised at the option of the holder on a cashless basis; and

•	2,760,000 Founder’s Warrants that are held by the Sponsor (the Founder Earnout Warrants) will be converted into warrants to acquire shares of GPC Common Stock with an exercise price of $10 per share and an expiration date of September 28, 2012 that do not become exercisable unless the closing stock price of GPC exceeds $15.00 per share for any 20 trading days within any 30-day trading period beginning 90 days after the closing of the Transaction.

If the Founder’s Warrants are held by holders other than the Initial Stockholders or their permitted transferees, the Founder’s Warrants will be redeemable by GPC and exercisable by the holders on the same basis as the HACI Public Stockholders’ warrants included in the units being sold in the HACI initial public offering.

The Sponsor Warrants (including the common stock issuable upon exercise of the Sponsor Warrants), which upon consummation of the Transaction will be each be exercisable for one share of GPC Common Stock, will not be transferable, assignable or salable until 180 days after the closing of the Transaction (except, among other limited exceptions as described below, to HACI officers and directors and other persons or entities affiliated with the Sponsor) and they will not be redeemable by GPC so long as they are held by the Sponsor or its permitted transferees. Otherwise, the Sponsor Warrants have terms and provisions that are identical to those of the public warrants issued by HACI, except that the Sponsor Warrants may be exercised by the holders on a cashless basis. If the Sponsor Warrants are held by holders other than the Sponsor or its permitted transferees, the Sponsor Warrants will be redeemable by GPC and exercisable by the holders on the same basis as the public warrants issued by HACI.

If holders of the Founder’s Warrants or the Sponsor Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of GPC Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of GPC Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the fair market value by (y) the fair market value. The reason that these warrants will be exercisable on a cashless basis so long as they are held by the Initial Stockholders, Mr. Hicks or their affiliates and permitted transferees is because such persons at the relevant time of any exercise may be considered affiliated with GPC. If they are so affiliated, their ability to sell GPC securities in the open market will be significantly limited.

The Initial Stockholders and Mr. Hicks have agreed not to transfer, assign or sell any of the Founder’s Warrants, Sponsor Warrants and Co-Investment Warrants (as defined below) (including the common stock issuable upon exercise of any of these warrants) until the date that is 180 days after the closing of the Transaction, except that, among other limited exceptions as described below, transfers can be made to HACI officers and directors and other persons or entities affiliated with the Sponsor.

The warrants (the “Co-Investment Warrants) included in the units to be purchased by Mr. Hicks or a controlled affiliate of Mr. Hicks simultaneously with closing of the Transaction in accordance with that certain Co-Investment Securities Purchase Agreement, dated as of September 26, 2007, by and between HACI and Mr. Hicks (the “Co-Investment Agreement”), will upon consummation of the Transaction each be exercisable for one share of GPC Common Stock, will be identical to the public warrants issued by HACI except that (i) they will not be redeemable by GPC so long as they are held by Thomas O. Hicks, any relevant controlled affiliate of Mr. Hicks who purchases the Co-Investment Units or their permitted transferees and (ii) they are subject to the transfer restrictions described above.

The Founder’s Warrants, Sponsor Warrants and any shares of common stock issued upon exercise of the Founder’s Warrants or Sponsor’s Warrants are each subject to transfer restrictions pursuant to lockup provisions in the letter agreements with HACI and the underwriters of HACI’s initial public offering. Those lockup provisions provide that such securities are not transferable or salable until 180 days after the completion of HACI’s initial business combination, which would be the closing of the Transaction, except (i) to HACI officers or directors, any affiliates or family members of any of HACI officers or directors or any affiliates of the Sponsor, (ii) in the case of an Initial Stockholder (other than the Sponsor), by gift to a member of the Initial Stockholder’s immediate family or to a trust, the beneficiary of which is a member of the Initial Stockholder’s immediate family, an affiliate of the Initial Stockholder or to a charitable organization, (iii) in the case of an Initial Stockholder (other than the Sponsor) by virtue of the laws of descent and distribution upon death of the Initial Stockholder (other than the Sponsor), (iv) with respect to the Sponsor by virtue of the laws of the state of Delaware or the Sponsor’s limited partnership agreement upon dissolution of the Sponsor; (v) in the case of an Initial Stockholder (other than the Sponsor) pursuant to a qualified domestic relations order; or (vi) in the event of the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all GPC stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Transaction; provided, however, that these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.

The Co-Investment Agreement between HACI and Mr. Hicks provides that the Co-Investment Warrants are not transferable, assignable or salable until 180 days after the completion of HACI’s initial business combination, which would be the closing of the Transaction, except (i) to HACI’s officers or directors, any affiliates or family members of any of HACI’s officers or directors or any affiliates of the Sponsor, (ii) in the case of Mr. Hicks, by gift to a member of Mr. Hicks’ immediate family or to a trust, the beneficiary of which is a member of Mr. Hicks’ immediate family, an affiliate of Mr. Hicks, or to a charitable organization, (iii) by virtue of the laws of descent and distribution upon death of Mr. Hicks, (iv) in the case of any controlled affiliate who purchases the Co-Investment Warrants, by virtue of the laws of such entity’s state of organization or its organizational documents upon its dissolution; (v) in the case of Mr. Hicks, pursuant to a qualified domestic relations order; or (vi) in the event of the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all GPC stockholders having the right to exchange their shares of GPC Common Stock for cash, securities or other property subsequent to the Transaction; provided, however, that these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions. The Sponsor’s limited partnership agreement provides that its partnership interests may only be transferred to officers or directors of HACI or other persons affiliated with the Sponsor, or in connection with estate planning transfers.

Sellers Warrants

As promptly as practicable after the Closing, the Distribution Agent will distribute to each Seller such party’s pro rata share of 2,760,000 warrants. The Sellers Warrants will be governed by an agreement similar to the HACI Warrant Agreement and treated as the Founder’s Warrants currently issued under such agreement as if a party holding such warrants was the “Founder” thereunder and the terms and conditions applicable to the Founder’s Warrants will be applicable to the Sellers Warrants.

Anti-Takeover Effects of Certain Provisions of GPC’s Certificate of Incorporation and Bylaws

Several provisions in the amended and restated certificate of incorporation and amended and restated bylaws of GPC to be adopted upon closing of the Transaction may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen GPC’s vulnerability to a hostile change of control and enhance the ability of the board of directors to maximize stockholder value in connection with any unsolicited offer to acquire GPC. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of GPC by means of a tender offer, a proxy contest or otherwise, that a stockholder may consider in its best interest, and (2) the removal of incumbent officers and directors.

Authorized Preferred Stock and GPC Common Stock

The GPC board of directors may issue preferred shares on terms calculated to discourage, delay or prevent a change of control of its company or the removal of its management. Moreover, GPC’s authorized but unissued shares of GPC Common Stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of GPC Common Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Classified Board of Directors

GPC’s amended and restated certificate of incorporation will provide for a board of directors serving staggered, three-year terms. Approximately one-third of GPC’s board of directors will be elected each year. This classified board of directors provision could discourage a third party from making a tender offer for GPC’s shares or attempting to obtain control of GPC. It could also delay stockholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

Removal of Directors

GPC’s amended and restated certificate of incorporation will provide that directors may be removed with cause upon the affirmative vote of holders of a majority of the shares of GPC Common Stock entitled to vote generally in the election of directors.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless an entity’s certificate of incorporation provides otherwise. GPC’s certificate of incorporation will prohibit cumulative voting.

Calling of Special Meetings of Stockholders

GPC’s amended and restated bylaws will provide that special meetings of GPC’s stockholders may be called only by the chairman of the board of directors or by resolution of the board of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

GPC’s amended and restated bylaws will provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary.

Generally, to be timely, a stockholder’s notice must be received at GPC’s principal executive offices not less than 10 days nor more than 60 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. GPC’s amended and restated bylaws will also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Business Combinations

Section 203 of the DGCL may, under certain circumstances, make it more difficult for a person who would be an “interested stockholder” (defined generally as a person with 15% or more of a corporation’s outstanding voting stock) to effect a “business combination” (defined generally as mergers, consolidations and certain other transactions, including sales, leases or other dispositions of assets with an aggregate market value equal to 10% or more of the aggregate market value of the corporation) with the corporation for a three-year period. Under Section 203, a corporation may under certain circumstances avoid the restrictions imposed by Section 203. GPC will be subject to Section 203 of the DGCL.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, GPC’s stockholders have the right to dissent from various corporate actions, including any merger or consolidation or sale of all or substantially all of GPC’s assets not made in the usual course of GPC’s business, and receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of GPC’s stockholders may bring an action in its name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of common shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. GPC’s amended and restated certificate of incorporation will include a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends) or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, Section 145 of the DGCL provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances. GPC’s amended and restated certificate of incorporation will also provide that it must indemnify its directors and officers to the fullest extent authorized by law. GPC will also be expressly authorized to advance certain expenses to its directors and officers and carry directors’ and officers’ insurance providing indemnification for its directors and officers for some liabilities. GPC believes that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.

Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of his service as a director, officer, employee or agent of the corporation, or his service, at the corporation’s request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

The limitation of liability and indemnification provisions in GPC’s amended and restated certificate of incorporation may discourage stockholders from bringing a lawsuit against its directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit GPC’s and its stockholders. In addition, an investment in GPC Common Stock may be adversely affected to the extent it pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of the directors, officers or employees of GPC, Graham Packaging or HACI for which indemnification is sought.

New York Stock Exchange Listing

GPC intends to apply to have the GPC Common Stock, units and warrants to purchase GPC Common Stock listed on the New York Stock Exchange under the symbols, “          ”, “          ” and “          ,” respectively.

Transfer Agent and Registrar

GPC will appoint           as the transfer agent and registrar for the GPC Common Stock and warrant agent for the warrants to purchase GPC Common Stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of the Transaction to U.S. holders and non-U.S. holders (each defined below) who own HACI Common Stock or warrants, the ownership and disposition of shares of GPC Common Stock and warrants exercisable for shares of GPC Common Stock, and electing conversion of shares of HACI Common Stock.

For purposes of this discussion, a U.S. holder is a beneficial owner of HACI Common Stock or warrants or GPC Common Stock or warrants exercisable for shares of GPC Common Stock that is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) it has in effect a valid election to be treated as a U.S. person.

For purposes of this discussion, a non-U.S. holder is a beneficial owner of HACI Common Stock or warrants or GPC Common Stock or warrants exercisable for shares of GPC Common Stock that is neither a U.S. holder nor a partnership (or any other entity taxed as a partnership for U.S. federal income tax purposes).

This section is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), current and proposed Treasury regulations promulgated thereunder, and administrative and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

This section does not purport to be a comprehensive description of all of the tax considerations that may be relevant to each HACI stockholder. This section does not address all aspects of U.S. federal income taxation that may be relevant to any particular investor based on such investor’s individual circumstances. In particular, this section considers only U.S. holders and non-U.S. holders that hold HACI Common Stock or warrants as capital assets (and will hold any GPC Common Stock or warrants exercisable for shares of GPC Common Stock as capital assets) and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to investors that are subject to special treatment, including:

•	broker-dealers;

•	insurance companies;

•	taxpayers who have elected mark-to-market accounting;

•	tax-exempt organizations;

•	regulated investment companies;

•	real estate investment trusts;

•	financial institutions or “financial services entities”;

•	taxpayers who hold common shares or warrants as part of a straddle, hedge, conversion transaction or other integrated transaction;

•	holders that acquired their HACI Common Stock or warrants through the exercise of employee stock options or other compensation arrangements;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	certain expatriates or former long-term residents of the United States; and

•	U.S. holders whose functional currency is not the U.S. dollar.

The following does not address any aspect of U.S. federal gift or estate tax laws, or state, local or non-U.S. tax laws. Additionally, the section does not consider the tax treatment of partnerships or other pass-through entities or persons who hold HACI Common Stock or warrants (or will hold GPC Common Stock or warrants exercisable for shares of GPC Common Stock) through such entities. Prospective investors are urged to consult their tax advisors regarding the specific tax consequences to them of the Transaction, the ownership or disposition of shares of GPC Common Stock or warrants exercisable for shares of GPC Common Stock, and electing conversion in light of their particular circumstances.

Tax Consequences of the Merger

The Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. No gain or loss will be recognized on the exchange of the HACI Common Stock held by U.S. holders and non-U.S. holders for GPC Common Stock. The tax basis of the shares of GPC Common Stock received by such holders of HACI Common Stock in the Merger will be the same as the adjusted tax basis of the HACI Common Stock surrendered in exchange therefor, and the holding period of the shares of GPC Common Stock received in the Merger by such holders of HACI Common Stock will include the period during which such HACI Common Stock was held as a capital asset on the date of the Merger. In addition, no gain or loss will be recognized as a result of the exchange of warrants of HACI for warrants exercisable for shares of GPC Common Stock, the tax basis of the warrants received by the U.S. holders and non-U.S. holders of HACI warrants in the Merger will be the same as the adjusted tax basis of the HACI warrants surrendered in exchange therefor, and the holding period of the warrants received in the Merger by such holders of HACI warrants will include the period during which such HACI warrants were held as capital assets on the date of the Merger.

If the Internal Revenue Service (the “IRS”) were successfully to challenge the qualification of the Merger as a reorganization and the Merger did not otherwise qualify for nonrecognition treatment, a U.S. holder of HACI Common Stock or warrants generally would be required to recognize gain or loss equal to the difference between an amount equal to the fair market value, as of the date of the Merger, of the shares of GPC Common Stock and warrants received in the Merger and such holder’s adjusted tax basis in the shares of HACI Common Stock and warrants they surrendered in the Merger. Generally, in such event, each U.S. holder’s tax basis in the shares of GPC Common Stock and warrants received in the Merger would equal their fair market value as of the date of the Merger, and such holder’s holding period for such shares and warrants would begin on the day after the Merger.

Generally, if the Merger were not treated as a reorganization for U.S. federal income tax purposes and the Merger otherwise does not qualify for nonrecognition treatment, non-U.S. holders would be subject to tax consequences in the same manner as described below in “Tax Consequences of Holding GPC Common Stock and Warrants Exercisable for Shares of GPC Common Stock — Non-U.S. holders — Gain on Disposition of Common Stock or Warrants” in respect of dispositions of GPC Common Stock and warrants exercisable for shares of GPC Common Stock. However, the tax consequences to non-U.S. holders will depend on their particular situation and non-U.S. holders are urged to consult their own tax advisors.

Tax Consequences of Holding GPC Common Stock and Warrants Exercisable for Shares of GPC Common Stock

U.S. holders

Dividends and Other Distributions on the GPC Common Stock

Distributions on the GPC Common Stock will constitute dividends for U.S. federal income tax purposes to the extent paid from GPC’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds GPC’s current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital and will reduce (but not below zero) the U.S. holder’s adjusted tax basis in the common stock, and any remaining excess will be treated as capital gain from a sale or exchange of the common stock, subject to the tax treatment described below in “U.S. holders — Gain on Disposition of Common Stock.”

Dividends received by a corporate U.S. holder generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions, and provided certain holding period requirements are met, dividends received by a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to capital gains for tax years beginning on or before December 31, 2010, after which the rate applicable to dividends is currently scheduled to return to the tax rate generally applicable to ordinary income.

Gain on Disposition of Common Stock

Upon the sale, exchange or other disposition of GPC Common Stock, a U.S. holder will recognize gain or loss in an amount equal to the difference between the amount realized on the sale, exchange or other disposition of GPC Common Stock and the U.S. holder’s adjusted basis in such common stock. Generally, such gain or loss will be capital gain or loss and will be long term capital gain or loss if the U.S. holder’s holding period for the shares exceeds one year. Long term capital gains of non-corporate U.S. holders are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Exercise or Lapse of a Warrant

A U.S. holder generally will not recognize gain or loss upon the exercise of a warrant. Common stock acquired pursuant to the exercise of a warrant will have a tax basis equal to the U.S. holder’s tax basis in the warrant increased by the exercise price paid to exercise the warrant. The holding period of such common stock would begin on the date following the date of exercise of the warrant (or possibly the date of exercise).

If a warrant is allowed to lapse unexercised, a U.S. holder would have a capital loss equal to such holder’s tax basis in the warrant. Such loss will be long term if the warrant has been held for more than one year.

Adjustment to Exercise Price

Under Section 305 of the Code, a U.S. holder may be deemed to have received a constructive distribution, which may result in the inclusion of dividend income. Such a constructive distribution could occur upon the occurrence of certain adjustments, or failure to make certain adjustments, to the number of shares to be issued upon the exercise of a warrant or to the warrant’s exercise price.

Non-U.S. holders

Dividends and Other Distributions on the GPC Common Stock

In general, any distributions made to a non-U.S. holder of shares of GPC Common Stock (and any constructive distributions a non-U.S. holder may be deemed to receive, see “U.S. holders — Adjustment to Exercise Price”), to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes. Provided such dividends are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, such dividends generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Any distribution not constituting a dividend will be treated first as a tax-free return of capital and will reduce (but not below zero) the non-U.S. holder’s adjusted tax basis in its shares of GPC Common Stock and any remaining excess will be treated as gain realized from the sale or other disposition of the common stock, as described under “Non-U.S. holders — Gain on Disposition of Common Stock or Warrants” below.

Dividends paid to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States generally will not be subject to U.S. withholding tax, provided such non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax at the same graduated individual or corporate rates applicable to U.S. holders. If the non-U.S. holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate for dividends will be required (a) to complete IRS Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if the GPC Common Stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations.

A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Exercise or Lapse of a Warrant

The U.S. federal income tax treatment of a non-U.S. holder’s exercise or lapse of a warrant generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described under “U.S. holders— Exercise or Lapse of a Warrant” above.

Gain on Disposition of Common Stock or Warrants

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, exchange or other disposition of GPC Common Stock or warrants (including redemption of GPC warrants) unless:

•	the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States;

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•	GPC is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held GPC Common Stock or warrants exercisable for shares of GPC Common Stock and, in the case where shares of GPC Common Stock are regularly traded on an established securities market, the non-U.S. holder has owned, directly or indirectly, more than 5% of GPC Common Stock at any time within the shorter of the five-year period preceding a disposition of GPC Common Stock or such non-U.S. holder’s holding period for the shares of GPC Common Stock (or, in the case of a disposition of warrants exercisable for shares of GPC Common Stock, the non-U.S. holder owned warrants exercisable for GPC Common Stock that is regularly traded on an established securities market and that had a fair market value on the date they were acquired that was greater than the fair market value on that date of 5% of such GPC Common Stock).

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates. Any gain described in the first bullet point above of a non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Gain described in the second bullet point above (which may be offset by U.S. source capital losses) will be subject to a flat 30% U.S. federal income tax.

With respect to the third bullet point above, there can be no assurance that GPC Common Stock will be treated as regularly traded on an established securities market. However, GPC believes that it is not, and does not anticipate becoming in the foreseeable future, a “United States real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Back-up Withholding

A holder may be subject to information reporting requirements with respect to dividends paid on common shares, and on the proceeds from the sale, exchange or disposition of common shares or warrants. In addition, a holder may be subject to back-up withholding (currently at 28%) on dividends paid on common shares, and on the proceeds from the sale, exchange or other disposition of common shares or warrants, unless the holder provides certain identifying information, such as a duly executed IRS Form W-9 or appropriate W-8, or otherwise establishes an exemption. Back-up withholding is not an additional tax and the amount of any back-up withholding will be allowable as a credit against a holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of the information reporting and back-up withholding rules to them.

Conversion of Common Stock

In the event that a holder converts HACI Common Stock into a right to receive cash pursuant to the exercise of a conversion right, rather than approving the Merger, the transaction will be treated for U.S. federal income tax purposes as a redemption of the common stock. If that redemption qualifies as a sale of HACI Common Stock by the holder under Section 302 of the Code, the holder will be treated as described under either “U.S. holders — Gain on Disposition of Common Stock” or “Non-U.S. holders — Gain on Disposition of Common Stock or Warrants” above. If that redemption does not qualify as a sale of common stock under Section 302 of the Code, the holder will be treated as receiving a corporate distribution with the tax consequences described above. Whether that redemption qualifies for sale treatment will depend largely on the total number of shares of HACI Common Stock treated as held by the holder immediately after the conversion (including any stock constructively owned by the holder as a result of, among other things, owning warrants). The conversion of common stock generally will be treated as a sale or exchange of the common stock (rather than as a corporate distribution) if the receipt of cash upon the conversion (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete redemption” of the holder’s interest in HACI or (iii) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a holder takes into account not only stock actually owned by the holder, but also shares of HACI Common Stock that are constructively owned by it. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock the holder has a right to acquire by exercise of an option, which would generally include common stock which could be acquired pursuant to the exercise of the warrants. In order to meet the substantially disproportionate test, the percentage of HACI outstanding voting stock actually and constructively owned by the holder immediately following the conversion of common stock must, among other requirements, be less than 80 percent of the percentage of HACI’s outstanding voting stock actually and constructively owned by the holder immediately before the conversion. There will be a complete redemption of a holder’s interest if either (i) all of the shares of HACI Common Stock actually and constructively owned by the holder are converted or (ii) all of the shares of HACI Common Stock actually owned by the holder are converted and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other stock. The conversion of the common stock will not be essentially equivalent to a dividend if a holder’s conversion results in a “meaningful reduction” of the holder’s proportionate interest in HACI. Whether the conversion will result in a meaningful reduction in a holder’s proportionate interest in HACI will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A holder should consult with its own tax advisors as to the tax consequences of an exercise of the conversion right.

If none of the foregoing tests are satisfied, then the conversion will be treated as a corporate distribution and the tax effects will be as described under either “U.S. holders — Dividends and Other Distributions on the GPC Common Stock” or “Non-U.S. holders — Dividends and Other Distributions on the GPC Common Stock”, above. After the application of those rules, any remaining tax basis of the holder in the converted common stock will be added to the holder’s adjusted tax basis in its remaining stock, or, if it has none, to the holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.

Holders who actually or constructively own 5% or more of HACI Common Stock (by vote or value) may be subject to special reporting requirements with respect to a conversion of common stock, and such holders should consult with their own tax advisors in that regard.

EXPERTS

The financial statements as of December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, of Graham Packaging Holdings Company and subsidiaries included in this registration statement and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing elsewhere in the registration statement. Such financial statements and financial statement schedule have been included herein and elsewhere in the registration statement in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Hicks Acquisition Company I, Inc. (a development stage company) as of December 31, 2007 and for the period February 26, 2007 (inception) through December 31, 2007, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of KPMG LLP as experts in accounting and auditing.

LEGAL MATTERS

Simpson Thacher & Bartlett LLP will provide an opinion for GPC regarding the validity of the shares of GPC Common Stock offered by this proxy statement/prospectus.

STOCKHOLDER PROPOSALS AND OTHER MATTERS

Management of HACI knows of no other matters which may be brought before the HACI special meeting. If any matter other than the proposed Transaction or related matters should properly come before the special meeting, however, the persons named in the enclosed proxies will vote proxies in accordance with their judgment on those matters.

Under Delaware law, only business stated in the notice of special meeting may be transacted at the special meeting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

GPC has filed a registration statement on Form S-4 to register the issuance of GPC’s securities to HACI securityholders in the Transaction. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of GPC in addition to a proxy statement of HACI for the HACI special meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information that you can find in the registration statement or the exhibits to the registration statement. You should refer to the registration statement and its exhibits for additional information that is not contained in this proxy statement/prospectus.

HACI is subject to the informational requirements of the Exchange Act, and is required to file reports, any proxy statements and other information with the SEC. Any reports, statements or other information that HACI or Graham Packaging files with the SEC, including this proxy statement/prospectus, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at its principal office in Washington, D.C. 20549, at prescribed rates or from the SEC’s website on the Internet at www.sec.gov, free of charge. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

Neither HACI nor GPC has authorized anyone to provide you with information that differs from that contained in this proxy statement/prospectus. You should not assume that the information contained in this proxy statement/prospectus is accurate as on any date other than the date of the proxy statement/prospectus, and neither the mailing of this proxy statement/prospectus to HACI stockholders nor the consummation of the Transaction shall create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction

INDEX TO FINANCIAL STATEMENTS

Page
Number

GRAHAM PACKAGING HOLDINGS COMPANY AND SUBSIDIARIES
Audited
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets at December 31, 2007 and 2006	F-3
Consolidated Statements of Operations for the years ended December 31, 2007, 2006 and 2005	F-4
Consolidated Statements of Partners’ Capital (Deficit) for the years ended December 31, 2007, 2006 and 2005	F-5
Notes to Consolidated Financial Statements	F-7
Unaudited
Condensed consolidated balance sheets — At June 30, 2008 and December 31, 2007	F-49
Condensed consolidated statements of operations — For the three and six months ended June 30, 2008 and 2007	F-50
Condensed consolidated statements of cash flows — For the six months ended June 30, 2008 and 2007	F-51
Notes to condensed consolidated financial statements	F-52
GPC CAPITAL CORP. II
Note: Upon completion of the IPO Reorganization, GPC Capital Corp II will become the ultimate parent of Graham Packaging Company, L.P. Prior to the IPO Reorganization, its sole purpose had been to act as co-obligor with Graham Packaging Holdings Company on its senior discount notes (which have since been retired). GPC Capital Corp II has had only nominal assets, does not conduct any operations and did not receive any proceeds from co-issuing the senior discount notes. GPC Capital Corp II is wholly-owned by Graham Packaging Holdings Company and its results have been included in the consolidated financial statements of Graham Packaging Holdings Company for all periods presented.

HICKS ACQUISITION COMPANY I, INC.
Audited
Report of Independent Registered Public Accounting Firm	F-76
Balance Sheet as of December 31, 2007	F-77
Statement of Operations for the period February 26, 2007 (inception) to December 31, 2007	F-78
Statement of Stockholders’ Equity for the period February 26, 2007 (inception) to December 31, 2007	F-79
Statement of Cash Flows for the period February 26, 2007 (inception) to December 31, 2007	F-80
Notes to Financial Statements	F-81
Unaudited
Condensed Balance Sheets as of June 30, 2008 and December 31, 2007	F-89
Condensed Statements of Operations for the three months ended June 30, 2008 and 2007, the six months ended June 30, 2008, the period February 26, 2007 (inception) through June 30, 2007 and the period February 26, 2007 (inception) through June 30, 2008
F-90
Condensed Statements of Stockholders’ Equity for the period February 26, 2007 (inception) through June 30, 2008	F-91
Condensed Statements of Cash Flows for the six months ended June 30, 2008, the period February 26, 2007 (inception) through June 30, 2007 and the period February 26, 2007 (inception) through June 30, 2008
F-92
Notes to Condensed Financial Statements	F-93

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners
Graham Packaging Holdings Company

We have audited the accompanying consolidated balance sheets of Graham Packaging Holdings Company and subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of operations, partners’ capital (deficit), and cash flows for each of the three years in the period ended December 31, 2007. Our audits also included financial statement schedule II as listed in the index at Item 21(b). These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
March 31, 2008
(August 12, 2008, as to the presentation of basic and diluted net loss per unit as described in Note 24)

GRAHAM PACKAGING HOLDINGS COMPANY

CONSOLIDATED BALANCE SHEETS

	December 31,
	2007	2006
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$18,314	$13,327
Accounts receivable, net	247,953	240,692
Inventories	266,184	238,941
Deferred income taxes	7,520	15,409
Prepaid expenses and other current assets	40,698	64,870

Total current assets	580,669	573,239
Property, plant and equipment	2,181,384	2,386,764
Less accumulated depreciation and amortization	938,966	960,752

Property, plant and equipment, net	1,242,418	1,426,012
Intangible assets, net	52,852	78,511
Goodwill	306,719	303,394
Other non-current assets	51,175	60,781

Total assets	$2,233,833	$2,441,937

LIABILITIES AND PARTNERS’ CAPITAL (DEFICIT)
Current liabilities:
Current portion of long-term debt	$45,695	$32,308
Accounts payable	166,573	206,672
Accrued expenses and other current liabilities	184,559	180,177
Deferred revenue	25,024	14,660

Total current liabilities	421,851	433,817
Long-term debt	2,488,637	2,514,579
Deferred income taxes	25,778	28,538
Other non-current liabilities	84,964	62,759
Commitments and contingent liabilities (see Notes 19 and 20)
Partners’ capital (deficit):
General partners	(41,508)	(30,965)
Limited partners	(796,694)	(595,148)
Notes and interest receivable for ownership interests	(1,939)	(3,295)
Accumulated other comprehensive income	52,744	31,652

Total partners’ capital (deficit)	(787,397)	(597,756)

Total liabilities and partners’ capital (deficit)	$2,233,833	$2,441,937

See accompanying notes to consolidated financial statements.

GRAHAM PACKAGING HOLDINGS COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2007	2006	2005
	(In thousands except for unit and per-unit data)

Net sales	$2,493,471	$2,520,936	$2,473,449
Cost of goods sold	2,154,282	2,233,439	2,177,918

Gross profit	339,189	287,497	295,531
Selling, general and administrative expenses	136,487	131,414	127,534
Asset impairment charges	157,853	25,875	7,263
Net loss on disposal of fixed assets	19,461	13,851	13,591

Operating income	25,388	116,357	147,143
Interest expense	210,546	207,503	184,995
Interest income	(859)	(552)	(633)
Other expense, net	2,005	2,192	244

Loss before income taxes and minority interest	(186,304)	(92,786)	(37,463)
Income tax provision	19,748	27,590	14,450
Minority interest (net of tax of $297)	—	—	728

Net loss	$(206,052)	$(120,376)	$(52,641)

Net loss allocated to general partners	$(10,303)	$(6,019)	$(2,632)
Net loss allocated to limited partners	$(195,749)	$(114,357)	$(50,009)
Basic and diluted net loss per unit	$(15,397.18)	$(8,997.65)	$(3,935.00)
Weighted average basic and diluted partnership units outstanding	13,382.447	13,378.607	13,377.647

See accompanying notes to consolidated financial statements.

GRAHAM PACKAGING HOLDINGS COMPANY

CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL (DEFICIT)

			Notes and
			Interest	Accumulated
			Receivable for	Other
	General	Limited	Ownership	Comprehensive
	Partners	Partners	Interests	Income (Loss)	Total
	(In thousands)

Consolidated balance at January 1, 2005	$(22,314)	$(428,774)	$(2,920)	$19,908	$(434,100)
Net loss for the year	(2,632)	(50,009)	—	—	(52,641)
Changes in fair value of derivatives (net of tax of $0)	—	—	—	11,129	11,129
Minimum pension liability adjustment (net of tax of $387)	—	—	—	(673)	(673)
Cumulative translation adjustment (net of tax of $0)	—	—	—	(17,513)	(17,513)

Comprehensive loss					(59,698)
Stock compensation expense	—	270	—	—	270
Interest on notes receivable for ownership interests	—	—	(182)	—	(182)

Consolidated balance at December 31, 2005	(24,946)	(478,513)	(3,102)	12,851	(493,710)
Net loss for the year	(6,019)	(114,357)	—	—	(120,376)
Changes in fair value of derivatives (net of tax of $0)	—	—	—	(3,648)	(3,648)
Minimum pension liability adjustment prior to adoption of SFAS 158 (as defined in Note 1) (net of tax of ($273)), pension and post-retirement benefit plans	—	—	—	1,837	1,837
Cumulative translation adjustment (net of tax of $0)	—	—	—	23,197	23,197

Comprehensive loss					(98,990)
Adjustment to initially apply SFAS 158 (net of tax of $239), pension and post- retirement plans	—	—	—	(2,585)	(2,585)
Stock compensation expense	—	187	—	—	187
Interest on notes receivable for ownership interests	—	—	(193)	—	(193)
Purchase of partnership units	—	(2,762)	—	—	(2,762)
Exercise of options	—	297	—	—	297

Consolidated balance at December 31, 2006	(30,965)	$(595,148)	$(3,295)	$31,652	$(597,756)
Net loss for the year	(10,303)	(195,749)	—	—	(206,052)
Changes in fair value of derivatives (net of tax of $0)	—	—	—	(11,572)	(11,572)
Pension and post-retirement benefit plans (net of tax of $(363))	—	—	—	(3,670)	(3,670)
Cumulative translation adjustment (net of tax of $1,212)	—	—	—	36,334	36,334

Comprehensive loss					(184,960)
Stock compensation expense	—	608	—	—	608
Interest on notes receivable for ownership interests	—	—	(114)	—	(114)
Purchase of partnership units	—	(1,470)	—	—	(1,470)
Repayment of notes and interest	—	—	1,470	—	1,470
Amounts recognized upon implementation of FIN 48 (as defined in Note 1)	(240)	(4,557)	—	—	(4,797)
Purchase of partnership units	—	(378)	—	—	(378)

Consolidated balance at December 31, 2007	$(41,508)	$(796,694)	$(1,939)	$52,744	$(787,397)

See accompanying notes to consolidated financial statements.

GRAHAM PACKAGING HOLDINGS COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2007	2006	2005
	(In thousands)

Operating activities:
Net loss	$(206,052)	$(120,376)	$(52,641)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	203,047	205,518	201,056
Amortization of debt issuance fees	14,916	12,490	10,302
Net loss on disposal of fixed assets	19,461	13,851	13,591
Pension expense	3,014	9,408	11,381
Asset impairment charges	157,853	25,875	7,263
Stock compensation expense	608	187	270
Minority interest	—	—	728
Foreign currency transaction loss	569	411	535
Interest receivable for ownership interests	(114)	(193)	(182)
Changes in operating assets and liabilities, net of acquisitions of businesses:
Accounts receivable	626	14,819	(3,521)
Inventories	(22,793)	50,931	(52,287)
Prepaid expenses and other current assets	23,324	(12,535)	(4,900)
Other non-current assets	(5,179)	4,441	(2,070)
Pension contributions	(7,891)	(10,684)	(7,319)
Other non-current liabilities	6,299	20,511	1,698
Accounts payable and accrued expenses	(13,458)	48,297	(3,907)

Net cash provided by operating activities	174,230	262,951	119,997

Investing activities:
Cash paid for property, plant and equipment	(153,385)	(190,539)	(257,605)
Proceeds from sale of property, plant and equipment	4,278	19,605	14,994
Acquisitions of/investments in businesses, net of cash acquired	—	(1,426)	(18,773)

Net cash used in investing activities	(149,107)	(172,360)	(261,384)

Financing activities:
Proceeds from issuance of long-term debt	667,461	809,828	1,115,762
Payment of long-term debt	(683,040)	(913,722)	(965,672)
Proceeds from issuance of partnership units	—	297	—
Purchase of partnership units	(3,140)	—	—
Debt issuance fees	(4,500)	(1,000)	(2,145)

Net cash (used in) provided by financing activities	(23,219)	(104,597)	147,945

Effect of exchange rate changes on cash and cash equivalents	3,083	649	(2,005)

Increase (decrease) in cash and cash equivalents	4,987	(13,357)	4,553
Cash and cash equivalents at beginning of year	13,327	26,684	22,131

Cash and cash equivalents at end of year	$18,314	$13,327	$26,684

Supplemental disclosures
Cash paid for interest, net of amounts capitalized	$198,447	$179,673	$172,003
Cash paid for income taxes	$18,299	$18,646	$10,128
Non-cash investing and financing activities:
Capital leases	$2,324	$11,939	$22,784
Accruals for purchases of property, plant and equipment	$19,595	$35,032	$33,768
Accruals for purchases of partnership units from severed executives	$—	$2,762	$—
Accruals related to acquisitions	$—	$—	$1,408

See accompanying notes to consolidated financial statements.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

1.	Significant Accounting Policies

Description of Business

The Company focuses on the manufacture and sale of value-added plastic packaging products principally to large, multinational companies in the food and beverage, household, automotive lubricants and personal care/specialty product categories. The Company has manufacturing facilities in Argentina, Belgium, Brazil, Canada, Finland, France, Hungary, Mexico, the Netherlands, Poland, Spain, Turkey, the United Kingdom, the United States and Venezuela.

Principles of Consolidation

The consolidated financial statements include the operations of Graham Packaging Holdings Company (“Holdings”), a Pennsylvania limited partnership formerly known as Graham Packaging Company; Graham Packaging Company, L.P., a Delaware limited partnership formerly known as Graham Packaging Holdings I, L.P. (the “Operating Company”); and subsidiaries thereof. In addition, the consolidated financial statements of the Company include GPC Capital Corp. I (“CapCo I”), a wholly-owned subsidiary of the Operating Company, and GPC Capital Corp. II (“CapCo II”), a wholly-owned subsidiary of Holdings. The purpose of CapCo I is solely to act as co-obligor with the Operating Company under the Senior Notes and Senior Subordinated Notes (as defined herein) and as co-borrower with the Operating Company under the Credit Agreements (as defined herein). CapCo II currently has no obligations under any of the Company’s outstanding indebtedness. CapCo I and CapCo II have only nominal assets and do not conduct any independent operations. These entities and assets are referred to collectively as Graham Packaging Holdings Company (the “Company”). All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Holdings has no assets, liabilities or operations other than its direct and indirect investments in the Operating Company and its ownership of CapCo II. Holdings has fully and unconditionally guaranteed the Senior Notes and Senior Subordinated Notes of the Operating Company and CapCo I.

Revenue Recognition

The Company recognizes revenue on product sales in the period when the sales process is complete. This generally occurs when products are shipped to the customer in accordance with terms of an agreement of sale, under which title and risk of loss have been transferred, collectability is reasonably assured and pricing is fixed or determinable. For a small percentage of sales where title and risk of loss passes at point of delivery, the Company recognizes revenue upon delivery to the customer, assuming all other criteria for revenue recognition are met. Sales are recorded net of discounts, allowances and returns. Sales allowances are recorded as a reduction to sales in accordance with Emerging Issues Task Force (“EITF”) 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).” The Company maintains a sales return allowance to reduce sales for estimated future product returns.

Shipping and Handling Costs

Shipping and handling costs are included as a component of cost of goods sold in the consolidated statements of operations.

Research and Development Costs

The Company expenses costs to research, design and develop new packaging products and technologies as incurred. Such costs, net of any reimbursement from customers, were $11.6 million, $16.5 million and $15.8 million for the years ended December 31, 2007, 2006 and 2005, respectively.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cash and Cash Equivalents

The Company considers cash and investments with an initial maturity of three months or less when purchased to be cash and cash equivalents.

Accounts Receivable

The Company maintains allowances for estimated losses resulting from the inability of specific customers to meet their financial obligations to the Company. A specific reserve for doubtful receivables is recorded against the amount due from these customers. For all other customers, the Company recognizes reserves for doubtful receivables based on the length of time specific receivables are past due based on past experience.

Inventories

Inventories include material, labor and overhead and are stated at the lower of cost or market with cost determined by the first-in, first-out (“FIFO”) method. Provisions for potentially obsolete or slow-moving inventory are made based on management’s analysis of inventory levels, historical usage and market conditions. See Note 4.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. The Company capitalizes significant improvements, and charges repairs and maintenance costs that do not extend the lives of the assets to expense as incurred. The Company accounts for its molds in accordance with EITF 99-5, “Accounting for Pre-Production Costs Related to Long-Term Supply Arrangements.” All molds, whether owned by the Company or its customers, are included in property, plant and equipment in the consolidated balance sheet. Interest costs are capitalized during the period of construction of capital assets as a component of the cost of acquiring these assets. Depreciation and amortization are computed by the straight-line method over the estimated useful lives of the various assets ranging from 3 to 31.5 years. Depreciation and amortization are included in cost of goods sold and selling, general and administrative expenses on the Consolidated Statements of Operations. The Company removes the cost and accumulated depreciation of assets sold or otherwise disposed of from the accounts and recognizes any resulting gain or loss upon the disposition of the assets.

Conditional Asset Retirement Obligations

The Company accounts for obligations associated with the retirement of its tangible long-lived assets in accordance with Statement of Financial Accounting Standards (“SFAS”) 143, “Accounting for Asset Retirement Obligations,” and Financial Accounting Standards Board (“FASB”) Interpretation No. (“FIN”) 47, “Accounting for Conditional Asset Retirement Obligations.” The Company recognizes a liability for a conditional asset retirement obligation when incurred if the liability can be reasonably estimated. A conditional asset retirement obligation is a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the Company. In addition, the Company would record a corresponding amount by increasing the carrying amount of the related long-lived asset, which is depreciated over the useful life of such long-lived asset. The net present value of these obligations was $9.9 million and $4.4 million as of December 31, 2007 and 2006, respectively. The increase during 2007 was primarily due to a change in the estimated cash flows required to retire assets associated with certain leased facilities.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Goodwill and Intangible Assets

The Company accounts for purchased goodwill in accordance with SFAS 142, “Goodwill and Other Intangible Assets.” Under SFAS 142, goodwill is not amortized, but rather is tested for impairment at least annually.

Intangible assets, other than goodwill, with definite lives are amortized over their estimated useful lives. Intangible assets consist of patented technology, customer relationships, licensing agreements and non-compete agreements. The Company amortizes these intangibles using the straight-line method over the estimated useful lives of the assets ranging from 3 to 20 years. The Company periodically evaluates the reasonableness of the estimated useful lives of these intangible assets. See Note 6.

In order to test goodwill for impairment under SFAS 142, a determination of the fair value of the Company’s reporting units is required and is based upon, among other things, estimates of future operating performance. Changes in market conditions, among other factors, may have an impact on these estimates. The Company performs its required annual impairment tests in the fourth quarter of each fiscal year. See Notes 7, 8 and 21.

Other Non-Current Assets

Other non-current assets primarily include debt issuance fees and deferred income tax assets. Debt issuance fees totaled $44.3 million and $54.7 million as of December 31, 2007 and 2006, respectively. Debt issuance fees are net of accumulated amortization of $31.2 million and $23.3 million as of December 31, 2007 and 2006, respectively. Amortization is computed by the effective interest method over the term of the related debt.

Impairment of Long-Lived Assets and Intangible Assets

Long-lived assets and amortizable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The Company generally uses a probability-weighted estimate of the future undiscounted cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable. Any impairment loss, if indicated, is measured on the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset. When fair values are not available, the Company generally estimates fair value using probability-weighted expected future cash flows discounted at a risk-adjusted rate. See Note 8.

Derivatives

The Company accounts for derivatives under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities — An Amendment of FASB Statement No. 133.” These standards establish accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS 133 defines requirements for designation and documentation of hedging relationships as well as ongoing effectiveness assessments in order to use hedge accounting. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. The fair value of the derivatives is determined from sources independent of the Company, including the financial institutions which are party to the derivative instruments. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and the hedged item will be recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portion of the change in the fair value of the derivative will be recorded in other comprehensive income (loss) and will be recognized in the income statement when the hedged item affects earnings.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In the past, the Company has entered into forward exchange contracts to hedge the exchange rate exposure on transactions that are denominated in a foreign currency. These forward contracts are accounted for as cash flow hedges.

Benefit Plans

The Company has several defined benefit plans, under which participants earn a retirement benefit based upon a formula set forth in the plan. Accounting for defined benefit pension plans, and any curtailments thereof, requires various assumptions, including, but not limited to, discount rates, expected rates of return on plan assets and future compensation growth rates. The Company evaluates these assumptions at least once each year or as facts and circumstances dictate and makes changes as conditions warrant. Changes to these assumptions will increase or decrease the Company’s reported income, which will result in changes to the recorded benefit plan assets and liabilities.

Foreign Currency Translation

The Company uses the local currency as the functional currency for all foreign operations, except as noted below. All assets and liabilities of such foreign operations are translated into U.S. dollars at year-end exchange rates. Income statement items are translated at average exchange rates prevailing during the year. The resulting translation adjustments are included in accumulated other comprehensive income as a component of partners’ capital (deficit). Exchange gains and losses arising from transactions denominated in foreign currencies other than the functional currency of the entity entering into the transactions are included in current operations. For operations in highly inflationary economies, the Company remeasures such entities’ financial statements as if the functional currency was the U.S. dollar.

Comprehensive Income (Loss)

The Company follows SFAS 130, “Reporting Comprehensive Income,” which requires the classification of items of other comprehensive income (loss) by their nature, and the disclosure of the accumulated balance of other comprehensive income (loss) separately within the equity section of the consolidated balance sheet. Comprehensive income (loss) is comprised of net loss and other comprehensive income (loss), which includes certain changes in equity that are excluded from net loss. Changes in fair value of derivatives designated and accounted for as cash flow hedges, amortization of prior service costs and unrealized actuarial losses included in net periodic benefit costs for pension and post-retirement plans and foreign currency translation adjustments are included in other comprehensive income (loss) and added to net loss to determine total comprehensive income (loss), which is displayed in the Consolidated Statements of Partners’ Capital (Deficit). Prior to the adoption of SFAS 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans — An Amendment of FASB Statements No. 87, 88, 106, and 132(R),” as of December 31, 2006, a minimum pension liability adjustment was required when the actuarial present value of accumulated pension plan benefits exceeded plan assets and accrued pension liabilities, less allowable intangible assets. A minimum pension liability adjustment, net of income taxes, was recorded as a component of other comprehensive income (loss). Subsequent to the adoption of SFAS 158, changes to the balances of the unrecognized prior service cost and the unrecognized net actuarial loss, net of income taxes, are recorded as a component of other comprehensive income (loss).

Income Taxes

Holdings and the Operating Company, as limited partnerships, do not pay U.S. federal income taxes under the provisions of the Internal Revenue Code, as the applicable income or loss is included in the tax returns of its partners. However, certain U.S. subsidiaries acquired as part of the acquisition of the blow molded plastic container business of Owens-Illinois, Inc. (“O-I Plastic”) are corporations and are subject to U.S. federal and

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

state income taxes. The Company’s foreign operations are subject to tax in their local jurisdictions. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to reverse. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

Option Plans

The Company adopted SFAS 123(R), “Share-Based Payment,” on January 1, 2006 using the prospective method. In accordance with SFAS 123(R), the Company applied this statement prospectively to awards issued, modified, repurchased or cancelled after January 1, 2006. Under SFAS 123(R), actual tax benefits, if any, recognized in excess of tax benefits previously established upon grant are reported as a financing cash inflow. Prior to adoption, such excess tax benefits, if any, were reported as an operating cash inflow.

The Company continued to account for equity based compensation to employees for awards outstanding as of January 1, 2006 using the intrinsic value method prescribed in Accounting Principles Board Opinion (“APB”) 25, “Accounting for Stock Issued to Employees.” SFAS 123, “Accounting for Stock-Based Compensation,” established accounting and disclosure requirements using a fair value based method of accounting for equity based employee compensation plans. The exercise prices of all unit options were equal to or greater than the fair value of the units on the dates of the grants and, accordingly, no compensation cost has been recognized under the provisions of APB 25. However, as part of the North American reductions in force that occurred in 2005, certain individuals were terminated and were allowed to keep their unit options, resulting in compensation cost for the years ended December 31, 2006 and 2005 under SFAS 123 of $0.2 million and $0.3 million, respectively. Under SFAS 123, compensation cost is measured at the grant date based on the value of the award and is recognized over the service (or vesting) period. Had compensation cost for all option plans been determined under SFAS 123, based on the fair market value at the grant dates, the Company’s pro forma net loss for 2007, 2006 and 2005 would have been reflected as follows:

	Year Ended December 31,
	2007	2006	2005
		(In thousands)

Net loss, as reported	$(206,052)	$(120,376)	$(52,641)
Add: stock-based compensation expense included in reported net loss, net of income taxes	608	187	270
Deduct: total stock-based compensation expense under the fair value method for all awards, net of income taxes	(1,126)	(1,122)	(1,441)

Pro forma net loss	$(206,570)	$(121,311)	$(53,812)

Postemployment Benefits

The Company maintains deferred compensation plans for the Company’s current and former Chief Executive Officers, which provide them with postemployment benefits. Accrued postemployment benefits of $3.0 million and $1.8 million as of December 31, 2007 and 2006, respectively, were included in other non-current liabilities.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Recently Issued Accounting Pronouncements

In June 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on accounting for derecognition, interest, penalties, accounting in interim periods, disclosure and classification of matters related to uncertainty in income taxes and transitional requirements upon adoption of FIN 48. The Company adopted FIN 48 effective January 1, 2007 which resulted in an increase in the Company’s other non-current liabilities for unrecognized tax benefits of $10.0 million (including interest of $2.2 million and penalties of $4.8 million), an increase in the Company’s non-current deferred tax assets of $5.2 million and a corresponding decrease in partners’ capital of $4.8 million. See Note 18 for additional discussion regarding the impact of the Company’s adoption of FIN 48.

In June 2006, the EITF reached a consensus on EITF 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation).” EITF 06-3 provides that the presentation of taxes assessed by a governmental authority that is directly imposed on a revenue producing transaction between a seller and a customer on either a gross basis (included in revenues and costs) or on a net basis (excluded from revenues) is an accounting policy decision that should be disclosed. EITF 06-3 was effective January 1, 2007. The Company presents these taxes on a net basis for all periods presented.

In September 2006, the FASB issued SFAS 158. Under SFAS 158, companies are required to (1) recognize in its statement of financial position an asset for a plan’s over funded status or a liability for a plan’s under funded status, (2) measure a plan’s assets and its obligations that determine its funded status as of the end of the Company’s fiscal year and (3) recognize changes in the funded status of a defined benefit post-retirement plan in the year in which the changes occur. Those changes will be reported in accumulated other comprehensive income. The Company adopted SFAS 158 as of December 31, 2006. The adoption of SFAS 158 resulted in a decrease in total partners’ capital (deficit) of $2.6 million as of December 31, 2006. For further information regarding the impact of the adoption of SFAS 158, refer to Note 13.

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements.” This statement establishes a single authoritative definition of fair value, sets out a framework to classify the source of information used in fair value measurements, identifies additional factors that must be disclosed about assets and liabilities measured at fair value based on their placement in the new framework and modifies the long-standing accounting presumption that the transaction price of an asset or liability equals its initial fair value. In February 2008, the FASB delayed the effective date for certain nonfinancial assets and liabilities until January 1, 2009. The Company does not expect the adoption to have a significant impact on its financial statements.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115.” Under SFAS 159, companies may elect to measure specified financial instruments and warranty and insurance contracts at fair value on a contract — by — contract basis, with changes in fair value recognized in earnings each reporting period. The Company does not expect the adoption to have a significant impact on its financial statements.

In December 2007, the FASB issued SFAS 141(R), “Business Combinations.” SFAS 141(R) establishes principles and requirements for the reporting entity in a business combination, including recognition and measurement in the financial statements of the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree. This statement also establishes disclosure requirements to enable financial statement users to evaluate the nature and financial effects of the business combination. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first fiscal year beginning after December 15, 2008. The guidance in SFAS 141(R) will be applied

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning after December 15, 2008.

In December 2007, the FASB issued SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements — Amendment of ARB No. 51.” SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, changes in a parent’s ownership of a noncontrolling interest, calculation and disclosure of the consolidated net income attributable to the parent and the noncontrolling interest, changes in a parent’s ownership interest while the parent retains its controlling financial interest and fair value measurement of any retained noncontrolling equity investment. SFAS 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008. Early adoption is prohibited. The Company does not expect the adoption to have a significant impact on its financial statements.

In March 2008, the FASB issued SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities.” The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance and cash flows. It requires disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. It also provides more information about an entity’s liquidity by requiring disclosure of derivative features that are credit risk — related, and requires cross-referencing within footnotes to enable financial statement users to locate important information about derivative instruments. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company is currently in the process of assessing the impact of the adoption of SFAS 161 on its financial statement disclosures.

Reclassifications

Certain reclassifications have been made to the 2006 and 2005 financial statements to conform to the 2007 presentation, including the following:

•	a reclassification to reflect deferred revenue as a separate line on the Consolidated Balance Sheets. The amount for this line item was previously included in accrued expenses and other current liabilities.

•	a reclassification to reflect as separate components of cash provided by operating activities in the Consolidated Statements of Cash Flows, pension expense and pension contributions. Amounts for these line items were previously included in changes in other non-current assets, changes in other non-current liabilities and changes in accounts payable and accrued expenses.

2.	Accounts Receivable

Accounts receivable are presented net of an allowance for doubtful accounts of $5.7 million and $6.3 million at December 31, 2007 and 2006, respectively. Management performs ongoing credit evaluations of its customers and generally does not require collateral.

3.	Concentration of Credit Risk

For the year ended December 31, 2007, 71.6% of the Company’s net sales were generated by its top twenty customers. The Company had sales to one customer, PepsiCo, which exceeded 10% of total sales in each of the years ended December 31, 2007, 2006 and 2005. The Company’s sales to PepsiCo were 13.9%, 17.0% and 17.9% of total sales for the years ended December 31, 2007, 2006 and 2005, respectively. For the years ended December 31, 2007, 2006 and 2005, approximately 100%, 100% and 98%, respectively, of the sales to PepsiCo were made in North America.

As of December 31, 2007, the Company had $148.5 million of accounts receivable from its top twenty customers. As of December 31, 2007, the Company had $24.3 million of accounts receivable from PepsiCo.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Inventories

Inventories, at lower of cost or market, consisted of the following:

	December 31,
	2007	2006
	(In thousands)

Finished goods	$188,236	$175,362
Raw materials and parts	77,948	63,579

	$266,184	$238,941

5.	Property, Plant and Equipment

A summary of gross property, plant and equipment at December 31 is presented in the following table:

	Expected
	Useful
	Lives
	(In Years)	2007	2006
		(In thousands)

Land		$45,560	$44,167
Buildings and improvements	7-31.5	239,914	236,952
Machinery and equipment	3-15	1,804,497	1,962,386
Construction in progress		91,413	143,259

		$2,181,384	$2,386,764

Depreciation expense, including depreciation expense on assets recorded under capital leases, for the years ended December 31, 2007, 2006 and 2005 was $193.2 million, $194.1 million and $184.5 million, respectively.

Capital leases included in buildings and improvements were $2.3 million and $5.4 million at December 31, 2007 and 2006, respectively. Capital leases included in machinery and equipment were $52.1 million and $50.2 million at December 31, 2007 and 2006, respectively. Accumulated depreciation on all property, plant and equipment accounted for as capital leases is included with accumulated depreciation on owned assets on the Consolidated Balance Sheets.

The Company capitalizes interest on borrowings during the active construction period of major capital projects. Capitalized interest is added to the cost of the underlying assets and is amortized over the useful lives of assets. Interest capitalized for the years ended December 31, 2007, 2006 and 2005 was $5.7 million, $9.5 million and $6.1 million, respectively.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Intangible Assets

The gross carrying amount and accumulated amortization of the Company’s intangible assets subject to amortization as of December 31, 2007 were as follows:

	Gross			Weighted Average
	Carrying	Accumulated		Amortization
	Amount	Amortization	Net	Period
		(In thousands)

Patented technology	$24,421	$(5,646)	$18,775	11 years
Customer relationships	36,288	(3,342)	32,946	18 years
Licensing agreements	601	—	601	1 year
Non-compete agreements	1,543	(1,013)	530	5 years

Total	$62,853	$(10,001)	$52,852

The gross carrying amount and accumulated amortization of the Company’s intangible assets subject to amortization as of December 31, 2006 were as follows:

	Gross			Weighted Average
	Carrying	Accumulated		Amortization
	Amount	Amortization	Net	Period
		(In thousands)

Patented technology	$23,982	$(5,011)	$18,971	11 years
Customer relationships	41,982	(5,559)	36,423	18 years
Licensing agreements	28,000	(5,727)	22,273	11 years
Non-compete agreements	1,544	(700)	844	5 years

Total	$95,508	$(16,997)	$78,511

Amortization expense for the years ended December 31, 2007, 2006 and 2005 was $7.6 million, $7.7 million and $7.1 million, respectively. Estimated aggregate amortization expense for each of the next five years ending December 31 is as follows (in thousands):

2008	$5,500
2009	5,200
2010	5,100
2011	5,200
2012	5,300

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Goodwill

The changes in the carrying amount of goodwill were as follows:

	North		South
	America	Europe	America
	Segment	Segment	Segment	Total
		(In thousands)

Balance at January 1, 2006	$288,158	$17,278	$11,735	$317,171
Foreign currency translation adjustments	(642)	2,124	79	1,561
Impairment	—	(2,661)	(9,068)	(11,729)
Other adjustments*	(2,676)	(914)	(19)	(3,609)

Balance at December 31, 2006	284,840	15,827	2,727	303,394
Foreign currency translation adjustments	(110)	2,780	188	2,858
Impairment	—	—	(1,100)	(1,100)
Other adjustments**	1,565	—	2	1,567

Balance at December 31, 2007	$286,295	$18,607	$1,817	$306,719

*	Settlement of tax contingencies related to the acquisition of O-I Plastic.

**	Settlement of tax audit of purchase price allocation and tax adjustment related to opening balance of pension liability.

8.	Asset Impairment Charges

The components of asset impairment charges in the Consolidated Statements of Operations for the years ended December 31 are reflected in the table below and are described in the paragraphs following the table:

	Year Ended December 31,
	2007	2006	2005
		(In thousands)

Property, plant and equipment	$135,660	$14,136	$6,826
Intangible assets	21,093	—	—
Goodwill	1,100	11,739	437

	$157,853	$25,875	$7,263

Property, Plant and Equipment

During 2007, the Company evaluated the recoverability of its long-lived tangible assets in light of several trends in some of the markets it serves. Among other factors, the Company considered the following in its evaluation:

•	a steady conversion to concentrate containers in the liquid laundry detergent market which will result in decreased sales;

•	an ongoing reduction in the automotive quart container business as the Company’s customers convert to multi-quart containers;

•	introduction by the Company, and its competitors, of newer production technology in the food and beverage sector which is improving productivity, causing certain of the Company’s older machinery and equipment to become obsolete; and

•	the loss of the European portion of a customer’s business.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The impaired assets consisted of machinery and equipment for the production lines and support assets for the production lines, as well as land and buildings. The Company determined the fair value of the production lines and support assets using probability-weighted discounted cash flows and determined the fair value of land and buildings using current market information.

Impairment of property, plant and equipment in 2006 was primarily due to a significant decrease in revenue in several European plants, the discontinuation of preform manufacturing in Europe and the loss of a major customer in South America.

The impairment of property, plant and equipment was recorded in the following operating segments:

	Year Ended December 31,
	2007	2006	2005
	(In thousands)

North America	$116,807	$2,942	$5,177
Europe	18,310	9,281	250
South America	543	1,913	1,399

	$135,660	$14,136	$6,826

Intangible Assets

During 2007, the Company impaired its licensing agreements, customer relationships and patented technologies by $19.1 million, $1.7 million and $0.3 million, respectively, all in its North American operating segment. These intangible assets were recorded in conjunction with the acquisition of O-I Plastic in 2004. The licensing agreements were impaired due to lower projected royalty revenues associated with licensing agreements acquired in the acquisition of O-I Plastic as compared to royalty revenues projected at the time of the acquisition. The customer relationships were impaired due primarily to reduced revenues with a major customer as a result of that customer’s policy regarding allocation of its business among several vendors. The impairment of patented technology is primarily a result of the conversion of a significant portion of the Company’s continuous extrusion manufacturing to Graham Wheel technology.

Goodwill

The Company performs its annual test of impairment of goodwill as of December 31. As a result of this test the Company recorded impairment charges of $1.1 million, $11.7 million and $0.4 million for the years ended December 31, 2007, 2006 and 2005, respectively, related to the following locations (with the operating segment under which it reports in parentheses):

•	Venezuela in 2006 and 2007 (South America)

•	Ecuador in 2006 (South America)

•	the United Kingdom in 2006 (Europe)

•	Finland in 2006 (Europe)

•	Turkey in 2005 (Europe)

The Venezuela reporting unit has suffered several years of losses and the Company’s projected cash flows are not sufficient to cover the goodwill recorded at the time of the O-I Plastic acquisition. In 2006, the Company was notified that it would lose the business of a major customer of the Ecuador plant. The Company closed its Ecuador plant in 2007. The Finland and the United Kingdom reporting units have not performed at the levels expected and the Company’s projected cash flows are not sufficient to cover the goodwill recorded

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

at the time of the O-I Plastic acquisition. In 2005, the Company’s projected cash flows for Turkey were not sufficient to cover the goodwill recorded at the time of the Turkey acquisition.

9.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

	December 31,
	2007	2006
	(In thousands)

Accrued employee compensation and benefits	$68,409	$58,491
Accrued interest	32,069	34,885
Accrued sales allowance	29,622	20,254
Other	54,459	66,547

	$184,559	$180,177

In recent years, the Company has initiated a series of restructuring activities to reduce costs, achieve synergies and streamline operations.

For the year ended December 31, 2007, the Company recognized severance expense in the United States of $2.1 million (which is reflected predominantly in selling, general and administrative expenses) related to the severing of 59 employees, all of which were terminated by December 31, 2007. Substantially all of the cash payments for these termination benefits are expected to be made by September 30, 2008. The Company also recognized severance expense in France of $1.9 million (which is reflected in selling, general and administrative expenses) related to the severing of 14 employees, none of which were terminated as of December 31, 2007. Substantially all of the cash payments for these termination benefits are expected to be made by December 31, 2008.

For the year ended December 31, 2006, the Company recognized severance expense in the United States of $1.6 million related to the severing of 46 employees, all of which were terminated by December 31, 2007. Substantially all of the cash payments for these termination benefits are expected to be made by March 31, 2008. The Company also recognized severance expense of $5.3 million related to the separation of its former Chief Executive Officer and Chief Financial Officer on December 3, 2006. Substantially all of the cash payments for these termination benefits are expected to be made by December 31, 2009.

For the year ended December 31, 2005, the Company recognized severance expense in the United States of $2.3 million related to the severing of 16 employees. Substantially all of the cash payments for these termination benefits are expected to be made by March 31, 2008. The Company also recognized severance expense in France of $3.8 million related to the severing of 37 employees. Substantially all of the cash payments for these termination benefits are expected to be made by December 31, 2008.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes these severance accruals, and related expenses and payments, by operating segment for the last three years. At December 31, 2007, $1.6 million of the consolidated balance was included in other non-current liabilities and the remainder was included in accrued employee compensation and benefits:

	North
	America	Europe	Total
		(In thousands)

Balance at January 1, 2005	$4,148	$631	$4,779
Charged to expense during the year	2,288	3,849	6,137
Payments during the year	(2,945)	(157)	(3,102)
Other adjustments	(1,448)*	(79)	(1,527)

Balance at December 31, 2005	2,043	4,244	6,287
Charged to expense during the year	6,965	(140)	6,825
Payments during the year	(2,246)	(3,412)	(5,658)
Other adjustments	—	380	380

Balance at December 31, 2006	6,762	1,072	7,834
Charged to expense during the year	2,025	1,681	3,706
Payments during the year	(4,125)	(711)	(4,836)
Other adjustments	—	84	84

Balance at December 31, 2007	$4,662	$2,126	$6,788

*	represents the reduction of an accrual established in 2004 in accordance with EITF 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination.” This accrual was treated as having been assumed in the acquisition of O-I Plastic and included in the allocation of the acquisition cost.

In addition to the above costs, as of December 31, 2006, the Company had accrued (within current liabilities) payments made on January 5, 2007 to the Company’s former Chief Executive Officer and Chief Financial Officer for the repurchase of all of their outstanding partnership units and options, pursuant to separation agreements dated as of December 3, 2006. The gross amount accrued as of December 31, 2006 and paid in 2007 was $3.4 million.

10.	Debt Arrangements

Long-term debt consisted of the following:

	December 31,
	2007	2006
	(In thousands)

Term loan	$1,860,938	$1,819,861
Revolving Credit Facility	—	56,000
Foreign and other revolving credit facilities	14,501	7,174
Senior Notes	250,000	250,000
Senior Subordinated Notes	375,000	375,000
Capital leases	33,180	37,607
Other	713	1,245

	2,534,332	2,546,887
Less amounts classified as current	45,695	32,308

	$2,488,637	$2,514,579

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company’s credit agreement consists of a term loan B to the Operating Company totaling $1,860.9 million (the “Term Loan” or “Term Loan Facility”) and a $250.0 million revolving credit facility (the “Revolving Credit Facility”) (the “Credit Agreement”). The obligations of the Operating Company under the Credit Agreement are guaranteed by Holdings and certain other subsidiaries of Holdings. Term Loan B is payable in quarterly installments and requires payments of $18.7 million in each of 2008, 2009 and 2010 and $1,804.8 million in 2011. The Revolving Credit Facility expires on October 7, 2010. Availability under the Company’s Revolving Credit Facility as of December 31, 2007 was $239.1 million (as reduced by $10.9 million of outstanding letters of credit). Interest under the Credit Agreement is payable at (a) the “Alternate Base Rate” (“ABR”) (the higher of the Prime Rate or the Federal Funds Rate plus 0.50%) plus a margin ranging from 1.00% to 1.75%; or (b) the “Eurodollar Rate” (the applicable interest rate offered to banks in the London interbank eurocurrency market) plus a margin ranging from 2.00% to 2.75%. A commitment fee of 0.50% is due on the unused portion of the revolving loan commitment.

Substantially all domestic tangible and intangible assets of the Company are pledged as collateral pursuant to the terms of the Credit Agreement.

The majority of the Company’s prior credit facilities were refinanced on October 7, 2004 in connection with the acquisition of O-I Plastic (the “Transactions”). The Operating Company, Holdings, CapCo I and a syndicate of lenders entered into a new credit agreement and second-lien credit agreement (the “Second-Lien Credit Agreement” and, together with the Credit Agreement, the “Credit Agreements”). Pursuant to its terms, on April 18, 2006, the Credit Agreement was amended in order to, among other things, increase the Term Loan B facility provided under the Credit Agreement by $150.0 million (the “2006 Amendment”). Proceeds of the 2006 Amendment were used to pay down $100.0 million of the Second-Lien Credit Agreement, with the remaining $50.0 million being used to reduce outstanding borrowings on the existing revolving credit facility provided for under the Credit Agreement. Pursuant to its terms, on March 30, 2007, the Credit Agreement was further amended in order to, among other things, increase the Term Loan B facility provided under the Credit Agreement by approximately $305.0 million (the “2007 Amendment”). Proceeds of the 2007 Amendment were used to pay off the Second-Lien Credit Agreement ($250.0 million), with $50.0 million being used to reduce outstanding borrowings on the existing revolving credit facility provided for under the Credit Agreement and approximately $5.0 million being used to pay fees and expenses. The 2007 Amendment also eliminated one of the Company’s financial ratio covenants, increased the maximum allowable leverage under another financial ratio covenant and waived any potential excess cash flow payment required for the year ended December 31, 2006.

The Transactions also included the issuance of $250.0 million in Senior Notes of the Operating Company and $375.0 million in Senior Subordinated Notes of the Operating Company (collectively “the Notes”). The Notes are unconditionally guaranteed, jointly and severally, by Holdings and mature on October 7, 2012 (Senior Notes) and October 7, 2014 (Senior Subordinated Notes). Interest on the Senior Notes is payable semi-annually at 8.50% and interest on the Senior Subordinated Notes is payable semi-annually at 9.875%.

During 2004 and 2005, the Operating Company entered into forward starting interest rate swap agreements that effectively fixed the interest rate on $925.0 million of the Term Loans at a weighted average rate of 4.02%. These swaps went into effect at various points in 2006 and expired in December 2007 ($650.0 million) and January 2008 ($275.0 million).

During 2007, the Operating Company entered into two forward starting collar agreements that effectively fix the interest rate within a fixed cap and floor rate on $385.0 million of the Term Loans at a weighted average cap rate of 4.70% and a weighted average floor rate of 2.88%. These forward starting collar agreements went into effect January 2008 and expire in 2010.

The Credit Agreement and Notes contain a number of significant covenants that, among other things, restrict the Company’s ability to dispose of assets, repay other indebtedness, incur additional indebtedness, pay

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

dividends, prepay subordinated indebtedness, incur liens, make capital expenditures, investments or acquisitions, engage in mergers or consolidations, engage in transactions with affiliates and otherwise restrict the Company’s activities. In addition, under the Credit Agreement, the Company is required to satisfy specified financial ratios and tests. The Credit Agreement requires that up to 50% of excess cash flow (as defined in the Credit Agreement) be applied on an annual basis to pay down the B Loan. No excess cash flow payment is due for the year ended December 31, 2007. As of December 31, 2007, the Company was in compliance with all covenants.

Under the Credit Agreement, the Operating Company is subject to restrictions on the payment of dividends or other distributions to Holdings; provided that, subject to certain limitations, the Operating Company may pay dividends or other distributions to Holdings:

•	in respect of overhead, tax liabilities, legal, accounting and other professional fees and expenses; and

•	to fund purchases and redemptions of equity interests of Holdings or Investor LP held by then present or former officers or employees of Holdings, the Operating Company or their Subsidiaries (as defined therein) or by any employee stock ownership plan upon that person’s death, disability, retirement or termination of employment or other circumstances with annual dollar limitations.

The Company’s weighted average effective interest rate on the outstanding borrowings under the Term Loan and Revolving Credit Facility was 7.50% and 7.99% at December 31, 2007 and 2006, respectively, excluding the effect of interest rate swaps.

The Company had several variable-rate revolving credit facilities denominated in U.S. Dollars, Brazilian Real, Argentine Pesos, Polish Zloty and Venezuela Bolivar with aggregate available borrowings at December 31, 2007 equivalent to $25.1 million. The Company’s average effective interest rate on borrowings of $14.5 million on these credit facilities at December 31, 2007 was 13.99%. The Company’s average effective interest rate on borrowings of $7.2 million on these credit facilities at December 31, 2006 was 11.58%.

Cash paid for interest during 2007, 2006 and 2005, net of amounts capitalized of $5.7 million, $9.5 million and $6.1 million, respectively, totaled $198.4 million, $179.7 million and $172.0 million, respectively.

The annual debt service requirements of the Company for the succeeding five years are as follows (in thousands):

2008	$45,700
2009	24,800
2010	28,500
2011	1,810,100
2012	250,200

11.	Fair Value of Financial Instruments and Derivatives

The following methods and assumptions were used to estimate the fair values of each class of financial instruments:

Cash and Cash Equivalents, Accounts Receivable and Accounts Payable

The fair values of these financial instruments approximate their carrying amounts.

Long-Term Debt

The fair values of the variable-rate, long-term debt instruments approximate their carrying amounts. The fair value of other long-term debt was based on market price information. Other long-term debt includes

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$250.0 million of Senior Notes and $375.0 million of Senior Subordinated Notes and totaled $658.7 million and $663.5 million at December 31, 2007 and 2006, respectively. The fair value of this long-term debt, including the current portion, was approximately $588.8 million and $671.3 million at December 31, 2007 and 2006, respectively.

Derivatives

The Company is exposed to market risk from changes in interest rates and currency exchange rates. The Company manages these exposures on a consolidated basis and enters into various derivative transactions for selected exposure areas. The financial impacts of these hedging instruments are offset by corresponding changes in the underlying exposures being hedged. The Company does not hold or issue derivative financial instruments for trading purposes.

Interest rate swap, collar and forward rate agreements are used to hedge exposure to interest rates associated with the Company’s Credit Agreement. Under these agreements, the Company agrees to exchange with a third party at specified intervals the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. In 2007 and 2006, the assets or liabilities associated with interest rate swaps and collars were recorded on the balance sheet in prepaid expenses and other current assets and other non-current assets, or in other current liabilities and other non-current liabilities, at fair value. The hedges are highly effective as defined in SFAS 133, with the effective portion of the cash flow hedges recorded in other comprehensive income (loss). The effective portion of the cash flow hedges recorded in other comprehensive income (loss) was an unrealized loss of $0.7 million and an unrealized gain of $10.9 million as of December 31, 2007 and 2006, respectively. Failure to properly document the Company’s interest rate swaps and collars as effective hedges would result in income statement recognition of all or part of the cumulative $0.7 million unrealized loss recorded in accumulated other comprehensive income (loss) as of December 31, 2007. Approximately 44% of the amount recorded within other comprehensive income (loss) is expected to be recognized as interest expense in the next twelve months.

The following table presents information for all interest rate swaps, forward rate agreements and interest rate collars. The interest rate swaps, forward rate agreements and interest rate collars are accounted for as cash flow hedges. The notional amount does not necessarily represent amounts exchanged by the parties, and therefore is not a direct measure of the Company’s exposure to credit risk. The fair value approximates the cost to settle the outstanding contracts.

	December 31,
	2007	2006
	(In thousands)

Swaps:
Notional amount	$275,000	$925,000
Fair value — asset	78	10,725
Forward rate agreements:
Notional amount	—	1,145,241
Fair value — asset	—	206
Collars:
Notional amount	385,000	—
Fair value — (liability)	(785)	—

Derivatives are an important component of the Company’s interest rate management program, leading to acceptable levels of variable interest rate risk. Had the Company not hedged its interest rates in 2007, 2006 and 2005, interest expense would have been higher by $12.3 million, $11.5 million and $2.8 million, respectively, compared to an entirely unhedged variable rate debt portfolio.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company manufactures and sells its products in a number of countries throughout the world and, as a result, is exposed to movements in foreign currency exchange rates. The Company, where possible and cost effective in the Company’s judgment, utilizes foreign currency hedging activities to protect against volatility associated with purchase commitments that are denominated in foreign currencies for machinery, equipment and other items created in the normal course of business. The terms of these contracts are generally less than one year. Gains and losses related to qualifying hedges of foreign currency firm commitments or anticipated transactions are accounted for as cash flow hedges in accordance with SFAS 133. There were no currency forward contracts outstanding at December 31, 2007 and 2006.

Credit risk arising from the inability of a counterparty to meet the terms of the Company’s financial instrument contracts is generally limited to the amounts, if any, by which the counterparty’s obligations exceed the obligations of the Company. It is the Company’s policy to enter into financial instruments with a diverse group of creditworthy counterparties in order to spread the risk among multiple counterparties.

12.	Transactions with Related Parties

The Company had transactions with entities affiliated through common ownership. The Company was a party to an Equipment Sales, Services and License Agreement dated February 2, 1998 (“Equipment Sales Agreement”) with Graham Engineering Corporation (“Graham Engineering”), under which Graham Engineering provided the Company with certain sizes of the Graham Wheel, which is an extrusion blow molding machine, on an exclusive basis within the countries and regions in which the Company had material sales of plastic containers. Innopack, S.A., former minority shareholder of Graham Innopack de Mexico S. de R.L. de C.V., has supplied goods and related services to the Company. The Company purchased the remaining interest in Graham Innopack de Mexico S. de R.L. de C.V. on May 9, 2005. Certain entities controlled by Donald C. Graham and his family (the “Graham Family Investors”) own Graham Engineering and have a 15% ownership interest in the Company. In addition, they have supplied management services to the Company since 1998. An entity affiliated with Blackstone Capital Partners III Merchant Banking Fund L.P., Blackstone Offshore Capital Partners III L.P. and Blackstone Family Investment Partnership III L.P., who together have an 80% ownership interest in the Company, has supplied management services to the Company since 1998.

Transactions with entities affiliated through common ownership included the following:

	Year Ended December 31,
	2007	2006	2005
	(In thousands)

Equipment and related services purchased from affiliates	$11,011	$10,311	$13,147
Goods and related services purchased from affiliates	$—	$35	$41
Management services provided by affiliates	$5,293	$5,140	$5,156
Sales to affiliates, including raw materials	$—	$—	$20
Interest income on notes receivable from owners	$114	$193	$182

Account balances with affiliates included the following:

	As of December 31,
	2007	2006
	(In thousands)

Accounts payable	$1,745	$907
Notes and interest receivable for ownership interests	$1,939	$3,295
Receivable from partner	$4,232	$—

At December 31, 2007, the Company had loans outstanding to certain management employees. These loans were made in connection with the capital call payments made on September 29, 2000 and March 29, 2001 pursuant to the capital call agreement dated as of August 13, 1998. The proceeds from the loans were

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

used to fund management’s share of the capital call payments. The loans mature on March 30, 2008 and September 28, 2012, respectively, and accrue interest at a rate of 6.22%. The loans are secured by a pledge of the stock purchased by the loans and by a security interest in any bonus due and payable to the respective borrowers on or after the maturity date of the loans. The loans and related interest are reflected in Partners’ Capital (Deficit) on the Consolidated Balance Sheets.

Gary G. Michael, a member of the committee that advises the partnership and the general partners (the “Advisory Committee”), also serves on the Board of Directors of The Clorox Company, which is a large customer of the Company. Included in current assets at December 31, 2007 and 2006 were receivables from The Clorox Company of $2.1 million and $1.7 million, respectively. Included in net sales for the year ended December 31, 2007, 2006 and 2005 were net sales to The Clorox Company of $30.0 million, $30.6 million and $32.0 million, respectively.

13.	Pension Plans

Substantially all employees of the Company participate in noncontributory defined benefit or defined contribution pension plans.

The U.S. defined benefit plan covering salaried employees provides retirement benefits based on the final five years average compensation, while plans covering hourly employees provide benefits based on years of service. The Company’s hourly and salaried pension plan covering non-union employees was frozen to future salary and service accruals in the fourth quarter of 2006. The Company recorded a $3.1 million curtailment gain in the fourth quarter of 2006 as a result of the plan freeze.

On September 29, 2006, the FASB issued SFAS 158. The Company adopted SFAS 158 effective December 31, 2006. The adoption of SFAS 158 resulted in a decrease in total partners’ capital (deficit) of $2.6 million as of December 31, 2006.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company uses a December 31 measurement date for all of its plans. The components of pension expense and other changes in plan assets and benefit obligations recognized in other comprehensive income (loss) were as follows:

	Pension Plan
	U.S.			Non-U.S.
	2007	2006	2005	2007	2006	2005
			(In thousands)

Net periodic benefit cost and amounts recognized in other comprehensive income (loss):
Service cost	$2,192	$10,387	$10,107	$798	$718	$655
Interest cost	4,339	4,245	3,563	891	774	827
Expected return on assets	(5,114)	(3,977)	(3,409)	(953)	(771)	(687)
Amortization of prior service cost	673	388	315	53	31	29
Amortization of net loss	85	738	662	50	78	45
Special benefits	—	14	—	—	—	—
Curtailment (gain) loss	—	(3,085)	8	—	(132)	(734)

Net periodic pension costs	2,175	$8,710	$11,246	839	$698	$135

Other changes in plan assets and benefit obligations recognized in other comprehensive income (loss):
Prior service cost for period	5,050			303
Net loss (gain) for period	27			(504)
Amortization of prior service cost	(673)			(53)
Amortization of net loss	(85)			(50)
Foreign currency exchange rate change	—			369

Total	4,319			65

Total recognized in net periodic benefit cost and other comprehensive income (loss)	$6,494			$904

The estimated prior service cost and net actuarial loss for the defined benefit pension plans that will be amortized from accumulated other comprehensive loss into net periodic benefits cost in 2008 are $0.6 million and $0.1 million, respectively, for the U.S. plans, and $0.1 million and $0.1 million, respectively, for the non-U.S. plans.

All of the Company’s plans have a benefit obligation in excess of plan assets. Using the most recent actuarial valuations, the following table sets forth the change in the Company’s benefit obligation and pension

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

plan assets at market value for the years ended December 31, 2007 and 2006. The Company uses the fair value of its pension assets in the calculation of pension expense for all of its pension plans.

	U.S.		Non-U.S.
	2007	2006	2007	2006
		(In thousands)

Change in benefit obligation:
Benefit obligation at beginning of year	$(68,018)	$(74,339)	$(16,539)	$(14,867)
Service cost	(2,192)	(10,387)	(798)	(718)
Interest cost	(4,339)	(4,245)	(891)	(773)
Benefits paid	1,360	1,339	355	392
Change in benefit payments due to experience	—		(3)	29
Settlements/curtailments	—	15,496	—	131
Participant contributions	—	—	(106)	(88)
Effect of exchange rate changes	—	—	(1,273)	(1,163)
Decrease in benefit obligation due to change in discount rate	1,699	3,932	—	—
Special termination benefits	—	(14)	—	—
Actuarial gain	491	319	1,302	518
Increase in benefit obligation due to plan change	(5,050)	(119)	(303)	—

Benefit obligation at end of year	$(76,049)	$(68,018)	$(18,256)	$(16,539)

Change in plan assets:
Plan assets at market value at beginning of year	$55,908	$43,029	$12,761	$10,411
Actual return on plan assets	2,897	4,272	160	1,024
Foreign currency exchange rate changes	—	—	1,092	875
Employer contributions	6,888	9,946	1,003	738
Participant contributions	—	—	106	88
Benefits paid	(1,360)	(1,339)	(355)	(375)

Plan assets at market value at end of year	$64,333	$55,908	$14,767	$12,761

Funded status	$(11,716)	$(12,110)	$(3,489)	$(3,778)

Amounts recognized in the statement of financial position consist of:
Current liabilities	$—	$—	$(18)	$(24)
Non-current liabilities	(11,716)	(12,110)	(3,471)	(3,754)

Total	$(11,716)	$(12,110)	$(3,489)	$(3,778)

Amounts recognized in accumulated other comprehensive income (loss):
Unrecognized prior service cost	$6,467	$2,089	$550	$300
Unrecognized net actuarial loss	1,753	1,812	924	1,109

Total	$8,220	$3,901	$1,474	$1,409

Accrued benefit cost:
Accrued benefit cost at beginning of year	$(8,209)	$(9,445)	$(2,368)	$(2,172)
Net periodic benefit cost	(2,175)	(8,710)	(839)	(698)
Change in assumptions	—	—	—	78
Employer contributions	6,888	9,946	1,003	738
Effect of exchange rate changes	—	—	189	(315)

Accrued benefit cost at end of year	$(3,496)	$(8,209)	$(2,015)	$(2,369)

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table presents significant assumptions used to determine benefit obligations at December 31:

	2007	2006

Discount rate:
— U.S.	6.00%	5.75%
— Canada	5.25%	5.00%
— UK	5.37%	5.00%
— Mexico	7.64%	5.59%
Rate of compensation increase:
— U.S.	N/A	4.50%
— Canada	4.00%	4.00%
— UK	3.60%	3.60%
— Mexico	4.54%	4.91%

The following table presents significant assumptions used to determine benefit costs for the years ended December 31:

	Actuarial Assumptions
	U.S.	Canada	UK	Mexico

Discount rate:
2007	5.75%	5.00%	5.00%	5.59%
2006	5.75%	5.00%	4.90%	7.46%
2005	6.00%	6.00%	5.40%	8.68%
Long-term rate of return on plan assets:
2007	8.75%	8.00%	6.92%	N/A
2006	8.75%	8.00%	6.20%	N/A
2005	8.75%	8.00%	6.60%	N/A
Weighted average rate of increase for future compensation levels:
2007	4.50%	4.00%	3.60%	4.91%
2006	4.50%	4.00%	3.50%	4.88%
2005	4.50%	4.00%	3.50%	5.55%

Pension expense is calculated based upon a number of actuarial assumptions established on January 1 of the applicable year, detailed in the table above, including a weighted-average discount rate, rate of increase in future compensation levels and an expected long-term rate of return on plan assets. The discount rate used by the Company for valuing pension liabilities is based on a review of high quality corporate bond yields with maturities approximating the remaining life of the projected benefit obligations. The U.S. expected long-term rate of return assumption on plan assets (which consist mainly of U.S. equity and debt securities) was developed by evaluating input from the Company’s actuaries and investment consultants as well as long-term inflation assumptions. Projected returns by such consultants are based on broad equity and bond indices. The expected long-term rate of return on plan assets is based on an asset allocation assumption of 65% with equity managers and 35% with fixed income managers. At December 31, 2007, the Company’s asset allocation was 60% with equity managers, 34% with fixed income managers and 6% other. At December 31, 2006, the Company’s asset allocation was 65% with equity managers, 34% with fixed income managers and 1% other. The Company believes that its long-term asset allocation on average will approximate 65% with equity managers and 35% with fixed income managers. The Company regularly reviews its actual asset allocation

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and periodically rebalances its investments to targeted allocations when considered appropriate. Based on this methodology, the Company’s expected long-term rate of return assumption is 8.75% in 2007 and 2006.

Asset allocation for the Company’s Canadian plan is substantially similar to the U.S. plan. Asset allocation for the Company’s UK plan is 49% with equity managers, 34% with fixed income managers and 17% in real estate.

The Company made cash contributions to its pension plans in 2007 of $7.9 million and paid benefit payments of $1.7 million. The Company estimates that based on current actuarial calculations it will make cash contributions to its pension plans in 2008 of $5.9 million. Cash contributions in subsequent years will depend on a number of factors including performance of plan assets.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

Benefit Payments
(In thousands)

2008	$2,222
2009	2,529
2010	2,743
2011	3,088
2012	3,598
Years 2013 — 2017	24,662

The Company also participated in a defined contribution plan under Internal Revenue Code Section 401(k), which covered all U.S. employees of the Company except those represented by a collective bargaining unit. The Company’s contributions were determined as a specified percentage of employee contributions, subject to certain maximum limitations. The Company’s costs for the defined contribution plan for 2007, 2006 and 2005 were $8.5 million, $3.2 million and $3.2 million, respectively.

14.	Partners’ Capital

Holdings was formed under the name “Sonoco Graham Company” on April 3, 1989 as a limited partnership in accordance with the provisions of the Pennsylvania Uniform Limited Partnership Act, and on March 28, 1991, Holdings changed its name to “Graham Packaging Company.” Pursuant to an Agreement and Plan of Recapitalization, Redemption and Purchase, dated as of December 18, 1997 (the “Recapitalization Agreement”), (i) Holdings, (ii) the then owners of the Company (the “Graham Entities”) and (iii) BMP/Graham Holdings Corporation, a Delaware corporation (“Investor LP”) formed by Blackstone Capital Partners III Merchant Banking Fund L.P., and BCP/Graham Holdings L.L.C., a Delaware limited liability company and a wholly-owned subsidiary of Investor LP (“Investor GP” and together with Investor LP, the “Equity Investors”) agreed to a recapitalization of Holdings (the “Recapitalization”). Closing under the Recapitalization Agreement occurred on February 2, 1998. Upon the closing of the Recapitalization, the name of Holdings was changed to “Graham Packaging Holdings Company.” Holdings will continue until its dissolution and winding up in accordance with the terms of the Holdings Partnership Agreement (as defined below).

As a result of the consummation of the Recapitalization, Investor LP owns an 81% limited partnership interest in Holdings and Investor GP owns a 4% general partnership interest in Holdings. The Graham Family Investors have retained a 0.7% general partnership interest and a 14.3% limited partnership interest in Holdings. Additionally, Holdings owns a 99% limited partnership interest in the Operating Company, and GPC Opco GP L.L.C., a wholly-owned subsidiary of Holdings, owns a 1% general partnership interest in the Operating Company.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As contemplated by the Recapitalization Agreement, Graham Family Investors (as successors and assigns of Graham Capital Corporation and Graham Family Growth Partnership), Graham Packaging Corporation (“Graham GP Corp”), Investor LP and Investor GP entered into a Fifth Amended and Restated Agreement of Limited Partnership (the “Holdings Partnership Agreement”). The general partners of the partnership are Investor GP and Graham GP Corp. The limited partners of the partnership are GPC Holdings, L.P. and Investor LP.

Capital Accounts.  A capital account is maintained for each partner on the books of the Company. The Holdings Partnership Agreement provides that at no time during the term of the partnership or upon dissolution and liquidation thereof shall a limited partner with a negative balance in its capital account have any obligation to Holdings or the other partners to restore such negative balance. Items of partnership income or loss are allocated to the partners’ capital accounts in accordance with their percentage interests except as provided in Section 704(c) of the Internal Revenue Code with respect to contributed property where the allocations are made in accordance with the U.S. Treasury regulations thereunder.

Distributions.  The Holdings Partnership Agreement requires certain tax distributions to be made if and when Holdings has taxable income. Other distributions shall be made in proportion to the partners’ respective percentage interests.

Transfers of Partnership Interests.  The Holdings Partnership Agreement provides that, subject to certain exceptions including, without limitation, an IPO Reorganization (as defined below) and the transfer rights described below, general partners shall not withdraw from Holdings, resign as a general partner nor transfer their general partnership interests without the consent of all general partners, and limited partners shall not transfer their limited partnership interests.

If either Graham GP Corp. and/or GPC Holdings, L.P. (individually “Continuing Graham Partner” and collectively the “Continuing Graham Partners”) wishes to sell or otherwise transfer its partnership interests pursuant to a bona fide offer from a third party, Holdings and the Equity Investors must be given a prior opportunity to purchase such interests at the same purchase price set forth in such offer. If Holdings and the Equity Investors do not elect to make such purchase, then such Continuing Graham Partner may sell or transfer such partnership interests to such third party upon the terms set forth in such offer. If the Equity Investors wish to sell or otherwise transfer their partnership interests pursuant to a bona fide offer from a third party, the Continuing Graham Partners shall have a right to include in such sale or transfer a proportionate percentage of their partnership interests. If the Equity Investors (so long as they hold 51% or more of the partnership interests) wish to sell or otherwise transfer their partnership interests pursuant to a bona fide offer from a third party, the Equity Investors shall have the right to compel the Continuing Graham Partners to include in such sale or transfer a proportionate percentage of their partnership interests.

Dissolution.  The Holdings Partnership Agreement provides that Holdings shall be dissolved upon the earliest of (i) the sale, exchange or other disposition of all or substantially all of Holdings’ assets (including pursuant to an IPO Reorganization), (ii) the withdrawal, resignation, filing of a certificate of dissolution or revocation of the charter or bankruptcy of a general partner, or the occurrence of any other event which causes a general partner to cease to be a general partner unless (a) the remaining general partner elects to continue the business or (b) if there is no remaining general partner, a majority-in-interest of the limited partners elect to continue the partnership, or (iii) such date as the partners shall unanimously elect.

IPO Reorganization.  “IPO Reorganization” means the transfer of all or substantially all of Holdings’ assets and liabilities to CapCo II in contemplation of an initial public offering of the shares of common stock of CapCo II. The Holdings Partnership Agreement provides that, without the approval of each general partner, the IPO Reorganization may not be effected through any entity other than CapCo II.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.	Comprehensive Income (Loss)

The components of accumulated other comprehensive income (loss), net of income taxes, consisted of:

			Cumulative
	Cash Flow	Pension	Translation
	Hedges	Liability	Adjustments	Total
	(In thousands)

Balance at January 1, 2005	$3,385	$(3,868)	$20,391	$19,908
Change	11,129	(673)	(17,513)	(7,057)

Balance at December 31, 2005	14,514	(4,541)	2,878	12,851
Change	(3,648)	—	23,197	19,549
Minimum pension liability adjustment prior to adoption of SFAS 158	—	1,837	—	1,837
Adjustment to initially apply SFAS 158	—	(2,585)	—	(2,585)

Balance at December 31, 2006	10,866	(5,289)	26,075	31,652
Change	(11,572)	(3,670)	36,334	21,092

Balance at December 31, 2007	$(706)	$(8,959)	$62,409	$52,744

16.	Option Plans

On February 2, 1998, the Company adopted the Graham Packaging Holdings Company Management Option Plan (the “1998 Option Plan”). On November 17, 2004, the Company adopted a second option plan entitled 2004 Graham Packaging Holdings Company Management Option Plan (the “2004 Option Plan” and, together with the 1998 Option Plan, the “Option Plans”). The compensation committee of the Company has been appointed to administer the Option Plans, including, without limitation, the determination of the individuals to whom grants will be made, the number of Units subject to each grant and the various terms of such grants.

The Option Plans provide for the grant to management employees of Holdings and its subsidiaries and non-employee members of the Advisory Committee, advisors, consultants and other individuals providing services to Holdings of options (“Options”) to purchase limited partnership interests in Holdings equal to 0.0075% of Holdings (prior to any dilution resulting from any interests granted pursuant to the Option Plans) (each 0.0075% interest being referred to as a “Unit”). The aggregate number of Units with respect to which Options may be granted under the 1998 Option Plan shall not exceed 631.0 Units and the aggregate number of Units with respect to which Options may be granted under the 2004 Option Plan shall not exceed 1,278.4 Units, representing a total of up to 12.5% of the equity of Holdings.

The exercise price per Unit shall be at or above the fair value of a Unit on the date of grant. The Company determines the fair value of a Unit by considering market multiples of comparable public companies and recent transactions involving comparable public and private companies, and by performing discounted cash flow analyses on its projected cash flows. The Company uses an appraisal firm to assist in this analysis. The number and type of Units covered by outstanding Options and exercise prices may be adjusted to reflect certain events such as recapitalizations, mergers or reorganizations of or by Holdings. The Option Plans are intended to advance the best interests of the Company by allowing such employees to acquire an ownership interest in the Company, thereby motivating them to contribute to the success of the Company and to remain in the employ of the Company.

Under the 1998 Option Plan, in general, 50% of the Options vest and become exercisable in 20% increments annually over five years, so long as the holder of the Option is still an employee on the vesting date, and 50% of the Options vest and become exercisable in 20% increments annually over five years, so

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

long as the Company achieves specified earnings targets for each year, although these Options do become exercisable in full without regard to the Company’s achievement of these targets on the ninth anniversary of the date of grant, so long as the holder of the Option is still an employee on that date.

Under the 2004 Option Plan, except for Options granted in 2006, 100% of the Options vest and become exercisable in 25% increments annually over four years, so long as the holder of the Option is still an employee on the vesting date. On December 4, 2006, 295.7 Options were granted to Warren D. Knowlton, the Company’s Chief Executive Officer, which vest and become exercisable with respect to 20% of the Options on the first anniversary of the grant date, an additional 40% of the Options on the second anniversary of the grant date, an additional 20% of the Options on the third anniversary of the grant date and an additional 20% of the Options on the fourth anniversary of the grant date, so long as the holder of the Option is still an employee on the vesting date. On December 4, 2006, 110.9 Options were granted to Mark S. Burgess, the Company’s Chief Financial Officer, 50% of which vest and become exercisable in 25% increments annually, on the anniversaries of the grant date, over four years so long as the holder of the Option is still an employee on the vesting date, and 50% of which vest and become exercisable in 25% increments annually, on the anniversaries of the grant date, over four years so long as the Company achieves specified earnings targets each year and so long as the holder of the Option is still an employee on the vesting date. On December 4, 2006, 221.8 Options were granted to Mr. Knowlton and Mr. Burgess which vest and become exercisable upon (A) the Blackstone Investors’ sale of their interest in the Company and (B) the attainment of certain financial performance goals.

The weighted average fair value at date of grant for Options granted in 2007, 2006 and 2005 was $6,332, $6,001 and $7,748 per Option, respectively. The fair value of each Option was estimated on the date of the grant using the minimum value option pricing model for 2005 and using a fair value option pricing model for 2007 and 2006, with the following weighted-average assumptions:

	2007	2006	2005

Dividend yield	0%	0%	0%
Expected volatility	30%	30%	0%
Risk-free interest rate	3.50%	4.53%	3.65%
Expected option life (in years)	3.2	4.5	4.5

The Company estimates expected volatility based upon the volatility of the stocks of comparable public companies. The Company’s expected life of Options granted was based upon actual experience and expected employee turnover. The risk-free interest rate is based on the implied yield available on U.S. Treasury zero-coupon issues with a term equivalent to the expected life of the Options granted. The Company has not paid dividends in the past and does not plan to pay any dividends in the foreseeable future.

A summary of the changes in the Options outstanding under the Option Plans during 2007 is as follows:

		Weighted	Weighted
	Units	Average	Average	Aggregate
	Under	Exercise	Remaining	Intrinsic
	Option	Price	Contractual Life	Value
			(In years)	(In millions)

Outstanding at beginning of year	1,778.4	$36,150
Granted	41.0	39,006
Exercised	(125.9)	25,789
Forfeited	(247.1)	49,099

Outstanding at end of year	1,446.4	34,921	6.2	$10.7

Vested or expected to be vested at end of year	1,224.6	36,575	5.7	7.7
Exercisable at end of year	762.8	36,172	4.3	5.7

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2007, there was $1.7 million of total unrecognized compensation cost related to outstanding Options that is expected to be recognized over a weighted average period of 3.0 years. In the year ended December 31, 2007, the Company made payments totaling $0.6 million to the former Chief Executive Officer and Chief Financial Officer for 125.9 Options, pursuant to separation agreements dated as of December 3, 2006. For the year ended December 31, 2006, the Company received net proceeds of $0.3 million from the exercise of Options. There were no Options exercised in 2005.

The intrinsic value of Options exercised for the years ended December 31, 2007 and 2006 was $0.6 million and $0.0 million, respectively.

17.	Other Expense, Net

Other expense, net consisted of the following:

	Year Ended December 31,
	2007	2006	2005
	(In thousands)

Foreign exchange loss	$1,918	$1,922	$329
Other	87	270	(85)

	$2,005	$2,192	$244

18.	Income Taxes

The provision for income taxes consisted of:

	Year Ended December 31,
	2007	2006	2005
	(In thousands)

Current provision:
Federal	$—	$—	$—
State and local	234	113	—
Foreign	16,431	16,701	13,298

Total current provision	$16,665	$16,814	$13,298

Deferred provision:
Federal	$2,260	$1,661	$(1,736)
State and local	(2,245)	4,794	(1,027)
Foreign	3,068	4,321	3,915

Total deferred provision	$3,083	$10,776	$1,152

Total provision	$19,748	$27,590	$14,450

The Company reported income (loss) before income taxes relating to domestic operations of ($198.2) million, ($81.5) million and ($62.1) million, and relating to foreign operations of $11.9 million, ($11.3) million and $24.6 million for the years ended December 31, 2007, 2006, and 2005, respectively.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table sets forth the deferred income tax assets and liabilities that result from temporary differences between the reported amounts and the tax bases of the assets and liabilities:

	December 31,
	2007	2006
	(In thousands)

Deferred income tax assets:
Net operating loss carryforwards	$157,497	$141,041
Fixed assets, due to differences in depreciation, impairment and assigned values	14,608	7,663
Accrued retirement indemnities	4,230	3,102
Inventories	3,765	1,115
Accruals and reserves	13,348	18,043
Capital leases	150	225
Tax credits	10,083	17,342
Other items	10,508	5,229

Gross deferred income tax assets	214,189	193,760
Valuation allowance	(165,430)	(106,607)

Net deferred income tax assets	48,759	87,153

Deferred income tax liabilities:
Fixed assets, due to differences in depreciation, impairment and assigned values	51,081	72,487
Inventories	978	1,399
Amortizable intangibles, due to differences in amortization, impairment and assigned values	10,189	23,024
Unremitted earnings of foreign subsidiaries	5,308	8,646
Other items	416	329

Gross deferred income tax liabilities	67,972	105,885

Net deferred income tax liabilities	$19,213	$18,732

Current deferred income tax liabilities of $3.1 million in 2007 and $7.2 million in 2006 are included in accrued expenses. Non-current deferred income tax assets of $2.2 million in 2007 and $1.6 million in 2006 are included in other non-current assets.

The valuation allowance for deferred income tax assets of $165.4 million and $106.6 million at December 31, 2007 and 2006, respectively, relates principally to the uncertainty of the utilization of certain deferred income tax assets, primarily tax loss and credit carryforwards, in various jurisdictions. The Company believes that it will generate sufficient future taxable income to realize the income tax benefits related to the remaining deferred income tax asset. The valuation allowance was calculated in accordance with SFAS 109, “Accounting for Income Taxes,” which requires that a valuation allowance be established and maintained when it is “more likely than not” that all or a portion of deferred income tax assets will not be realized. The valuation allowance increase in 2007 was primarily attributable to the recording of a valuation allowance on deferred income tax assets associated with current operating losses and federal and state tax loss carryforwards.

The increase in net deferred income tax liabilities of $0.5 million in 2007 consisted of $3.1 million of deferred income tax expense, $1.6 million of deferred income tax expense related to purchase accounting,

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$1.2 million of other comprehensive income related to cumulative translation adjustments and $0.5 million charged to other comprehensive income related to pension liabilities, less $6.9 million recorded to tax contingencies, $0.5 million charged to retained earnings upon implementation of FIN 48 and $0.3 million charged to employee benefits in Mexico. The remaining difference of $1.8 million is due to changes in the foreign exchange rates at December 31, 2007 compared to December 31, 2006 used to translate the deferred income tax balances of foreign affiliates.

Certain legal entities in the Company do not pay income taxes because their income is taxed to the owners. For those entities, the reported amount of their assets net of the reported amount of their liabilities are exceeded by the related tax bases of their assets net of liabilities by $114.6 million at December 31, 2007 and $112.8 million at December 31, 2006.

The difference between the actual income tax provision and an amount computed by applying the U.S. federal statutory rate for corporations to earnings before income taxes is attributable to the following:

	Year Ended December 31,
	2007	2006	2005
	(In thousands)

Taxes at U.S. federal statutory rate	$(65,206)	$(32,475)	$(13,112)
Partnership loss not subject to federal income taxes	27,188	8,757	15,980
State income tax net of federal benefit	(1,307)	3,189	(670)
Foreign loss without current tax benefit	12,955	4,080	2,273
Unremitted earnings of foreign subsidiaries	(4,452)	3,417	7,446
Residual U.S. tax on dividends from foreign subsidiaries	2,215	237	2,262
Foreign income tax rates other than U.S. federal rate	(3,014)	283	(1,268)
Permanent differences between tax and book accounting	1,552	3,841	(161)
Prior year adjustments	306	30	150
FIN 48 contingencies	6,624	—	—
Income taxed in multiple jurisdictions	1,454	—	—
Change in valuation allowance	40,803	36,246	(293)
Other	630	(15)	1,843

	$19,748	$27,590	$14,450

As of December 31, 2007, the Company’s domestic subsidiaries have U.S. federal net operating loss carryforwards of approximately $208.5 million. These net operating loss carryforwards are available to offset future taxable income and expire principally in the years 2020 through 2027. The Company also has various state net operating loss carryforwards that expire through 2027. The determination of the state net operating loss carryforwards is dependent upon the subsidiaries’ taxable income or loss, apportionment percentages and other respective state laws that can change from year to year and impact the amount of such carryforward. The Company’s international operating subsidiaries have, in the aggregate, approximately $220.0 million of tax loss carryforwards available as of December 31, 2007. These losses are available to reduce the originating subsidiaries’ future taxable foreign income and have varying expiration dates. The loss carryforwards relating to the Company’s French subsidiaries ($191.3 million) and UK subsidiaries ($6.3 million) have no expiration date. The remainder of the foreign loss carryforwards have expiration dates ranging from 2008 through 2016. The Company’s Canadian subsidiary also has approximately $0.5 million of non-expiring capital loss carryforwards which are available only to offset capital gains.

As of December 31, 2007, the Company’s domestic subsidiaries had federal and state income tax credit carryforwards of approximately $8.7 million consisting of $1.5 million of Alternative Minimum Tax credits

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

which never expire, $4.5 million of federal research and development credits and other general business credits which expire in the years 2009 through 2024 and $2.7 million of state tax credits with expiration dates from 2008 through 2013. The Company’s subsidiaries in Mexico and Argentina have tax credit carryforwards of $1.9 million and $0.4 million, respectively, which expire in the years 2009 through 2016.

As of December 31, 2007, the Company’s equity in the undistributed earnings of foreign subsidiaries which are deemed to be permanently reinvested, and for which income taxes had not been provided, was zero. Therefore, no U.S. or foreign tax will be payable on undistributed earnings of such foreign subsidiaries.

The Company adopted FIN 48 effective January 1, 2007. This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS 109 and prescribes a recognition threshold of more-likely-than-not to be sustained upon examination. The transition adjustments of $4.8 million were shown as a reduction to partners’ capital.

The following table summarizes the activity related to the gross unrecognized tax benefits (UTB) from January 1, 2007 through December 31, 2007, resulting primarily from related party interest free loans in various non-U.S. subsidiaries of the Company, released party technical assistance payments in various non-U,S, subsidiaries and disallowed related party interest expense in various U.S. states and in certain non-U.S. subsidiaries (in thousands):

Balance as of January 1, 2007	$3,040
Increases related to prior year tax positions	5,044
Decreases related to prior year tax positions	—
Increases related to current year tax positions	1,167
Decreases related to settlements with taxing authorities	—
Decreases related to lapsing of statute of limitations	—

Balance as of December 31, 2007	$9,251

Offsetting long-term deferred income tax assets in the amount of $5.2 million and $0.8 million at January 1, 2007 and December 31, 2007 are not reflected in the gross UTB balance above. Approximately $4.8 million of UTB at January 1, 2007 and $11.7 million of UTB at December 31, 2007, if recognized, would impact the Company’s effective tax rate.

The Company operates in multiple jurisdictions around the world and its tax returns are periodically audited by both foreign and domestic tax authorities. In foreign jurisdictions, the Company generally has open tax years subject to tax audit scrutiny of between three years to five years in Europe and six years in Mexico and South America. The U.S. corporate subsidiaries have open tax years from 2001 forward for federal and certain state tax purposes. It is reasonably possible that certain UTB may increase or decrease within the next twelve months due to tax examination changes, settlement activities, expirations of statute of limitations or the impact on recognition and measurement considerations related to the results of published tax cases or other similar activities. The consolidated federal income tax returns for 2004 and 2005 are being audited by the Internal Revenue Service (the “IRS”). The Company anticipates that the IRS will complete its examination of the 2004 and 2005 years within the next twelve months. In addition, the Company has various on-going state audits that are not material to the financial statements. The 2003 tax return of one of the Company’s Mexican subsidiaries is also currently under examination. The Company estimates that the Mexican tax authorities will complete the 2003 examination within the next twelve months. The Company has evaluated the need for additional tax contingencies for these audits as part of computing its UTB. It is reasonably possible that the amount of UTB will change due to the completion of these examinations; however, an estimate of the potential net increase or decrease to the Company’s UTB can not be made at this time. The Company does not expect that statute expirations will result in any material decrease of any UTB over the next twelve months.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Upon adoption of FIN 48, the Company has elected to begin treating interest and penalties related to taxes as a component of income tax expense. As of January 1, 2007 and December 31, 2007, the Company has recorded UTB of $6.9 million and $7.4 million related to interest and penalties, respectively, all of which, if recognized, would affect the Company’s effective tax rate. During the year ended December 31, 2007, the Company recorded tax expense related to an increase in UTB for interest and penalties of $0.5 million. The Company’s prior policy was to treat interest related to tax issues as interest expense and to record penalties as other expense.

The American Jobs Creation Act of 2004 (the “Act”) was signed into law on October 22, 2004. The Act creates a temporary incentive for U.S. corporations to repatriate accumulated income abroad by providing an 85 percent dividends received deduction for certain dividends from controlled foreign corporations. During 2005, Management decided the Company would not repatriate foreign earnings under the Act and therefore did not recognize any income tax effect in 2005. Because the Act only provided a one-time incentive for repatriations occurring during 2005, there will be no future income tax effect.

Cash income tax payments of $18.3 million, $18.6 million and $10.1 million were made for income tax liabilities in 2007, 2006 and 2005, respectively.

19.	Commitments

In connection with plant expansion and improvement programs, the Company had commitments for capital expenditures of approximately $41.0 million at December 31, 2007.

The Company is a party to various leases involving real property and equipment. Lease terms may have escalating rent provisions and rent holidays which are expensed on a straight-line basis over the term of the lease. Total rent expense for operating leases was $55.7 million, $54.3 million and $49.1 million for 2007, 2006 and 2005, respectively.

Minimum future lease obligations on long-term noncancelable operating leases in effect at December 31, 2007 were as follows (in thousands):

2008	$31,100
2009	26,100
2010	19,100
2011	14,600
2012	10,200
Thereafter	35,800

Minimum future lease obligations on capital leases in effect at December 31, 2007 were as follows (in thousands):

2008	$12,135
2009	5,854
2010	9,721
2011	5,381
2012	87
Thereafter	2

The gross amount of assets under capital leases was $54.4 million and $55.6 million as of December 31, 2007 and 2006, respectively. The deferred rent liability relating to escalating rent provisions and rent holidays was $2.4 million and $2.1 million as of December 31, 2007 and 2006, respectively.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company has entered into agreements with an unrelated third-party for the financing of specific accounts receivable of certain foreign subsidiaries. The financing of accounts receivable under these agreements is accounted for as sales in accordance with SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities.” Under the terms of the financing agreements, the Company transfers ownership of eligible accounts receivable without recourse to the third-party purchaser in exchange for cash. Proceeds on the transfer reflect the face value of the accounts receivable less a discount. The discount is recorded against net sales on the Consolidated Statement of Operations in the period of the sale. The eligible receivables financed pursuant to this factoring agreement are excluded from accounts receivable on the Consolidated Balance Sheet and are reflected as cash provided by operating activities on the Consolidated Statement of Cash Flows, while non-eligible receivables remain on the balance sheet with a corresponding liability established when those receivables are financed. The Company does not continue to service, administer and collect the eligible receivables under this program. The third-party purchaser has no recourse to the Company for failure of debtors constituting eligible receivables to pay when due. The Company maintains insurance on behalf of the third-party purchaser to cover any losses due to the failure of debtors constituting eligible receivables to pay when due. At December 31, 2007 and 2006, the Company had sold $32.4 million and $20.7 million of eligible accounts receivable, respectively, which represent the face amounts of total outstanding receivables at those dates.

20.	Contingencies and Legal Proceedings

On November 3, 2006, the Company filed a complaint with the Supreme Court of the State of New York against Owens-Illinois, Inc. and OI Plastic Products FTS, Inc. (collectively, “OI”). The complaint alleges certain misrepresentations by OI in connection with the Company’s 2004 purchase of O-I Plastic and seeks damages in excess of $30 million. In December 2006, OI filed an Answer and Counterclaim, seeking to rescind a Settlement Agreement entered into between OI and the Company in April 2005, and disgorgement of more than $39 million paid by OI to the Company in compliance with that Settlement Agreement. The Company filed a Motion to Dismiss the Counterclaim in July 2007, which was granted by the Court in October 2007. On August 1, 2007, the Company filed an Amended Complaint to add additional claims seeking indemnification from OI for claims made against the Company by former OI employees pertaining to their pension benefits. These claims arise from an arbitration between the Company and Glass, Molders, Pottery, Plastic & Allied Workers, Local #171 (“the Union”) that resulted in an award on April 23, 2007, in favor of the Union. The Arbitrator ruled that the Company had failed to honor certain pension obligations for past years of service to former employees of OI, whose seven Union-represented plants were acquired by the Company in October 2004. In the Amended Complaint, the Company maintains that under Section 8.2 of the Stock Purchase Agreement between the Company and OI, OI is obligated to indemnify the Company for any losses associated with differences in the two companies’ pension plans including any losses incurred in connection with the Arbitration award. The litigation is proceeding.

The Company is party to various other litigation matters arising in the ordinary course of business. The ultimate legal and financial liability of the Company with respect to such litigation cannot be estimated with certainty, but Management believes, based on its examination of these matters, experience to date and discussions with counsel, that ultimate liability from the Company’s various litigation matters will not be material to the business, financial condition, results of operations or cash flows of the Company.

On July 9, 2002, the Company and Graham Engineering, a related party (see Note 12), executed a First Amendment to the Equipment Sales Agreement to, among other things, obligate the Company, retroactive to January 1, 2002, and subject to certain credits and carry-forwards, to make payments for products and services to Graham Engineering in the amount of at least $12.0 million per calendar year, or else pay to Graham Engineering a shortfall payment. The minimum purchase commitment for 2007 was not met, resulting in a shortfall penalty of $0.2 million.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Equipment Sales Agreement terminated on December 31, 2007.

21.	Segment Information

The Company is organized and managed on a geographical basis in three operating segments: North America, Europe and South America. The accounting policies of the segments are consistent with those described in Note 1. The Company’s measure of segment profit or loss is operating income. Segment information for the three years ended December 31, 2007, representing the reportable segments currently utilized by the chief operating decision makers, was as follows:

		North		South
	Year	America	Europe	America	Eliminations	Total
					(a)
	(In thousands)

Net sales(b)(c)	2007	$2,140,470	$279,427	$75,471	$(1,897)	$2,493,471
	2006	2,220,713	236,141	64,578	(496)	2,520,936
	2005	2,168,193	240,147	65,119	(10)	2,473,449
Operating income (loss)	2007	$19,862	$4,762	$764	$—	$25,388
	2006	123,946	2,206	(9,795)	—	116,357
	2005	125,260	15,719	6,164	—	147,143
Depreciation and amortization	2007	$175,699	$22,837	$4,511	$—	$203,047
	2006	178,961	21,387	5,170	—	205,518
	2005	178,506	18,590	3,960	—	201,056
Asset impairment charges	2007	$137,900	$18,310	$1,643	$—	$157,853
	2006	2,942	11,949	10,984	—	25,875
	2005	5,177	687	1,399	—	7,263
Interest expense, net	2007	$204,432	$3,378	$1,877	$—	$209,687
	2006	203,338	2,676	937	—	206,951
	2005	181,362	2,093	907	—	184,362
Income tax provision	2007	$9,559	$9,560	$629	$—	$19,748
	2006	19,834	7,309	447	—	27,590
	2005	5,980	7,104	1,366	—	14,450
Identifiable assets(b)(c)(d)	2007	$1,014,642	$182,497	$45,279	$—	$1,242,418
	2006	1,207,000	182,119	36,893	—	1,426,012
Goodwill	2007	$286,295	$18,607	$1,817	$—	$306,719
	2006	284,840	15,827	2,727	—	303,394
Cash paid for property, plant and equipment, excluding acquisitions of/investments in businesses	2007	$123,617	$20,584	$9,184	$—	$153,385
	2006	164,330	18,869	7,340	—	190,539
	2005	218,319	31,592	7,694	—	257,605

(a)	To eliminate intercompany transactions.

(b)	The Company’s net sales for Europe include sales in Poland, France, Rotselaar (Belgium) and Spain which totaled approximately $59.5 million, $57.1 million, $46.9 million and $38.2 million, respectively, for the year ended December 31, 2007, approximately $46.4 million, $50.4 million, $39.9 million and $35.9 million, respectively, for the year ended December 31, 2006, and approximately $40.7 million, $63.5 million, $36.8 million and $32.2 million, respectively, for the year ended December 31, 2005. Identifiable assets in Poland, France, Rotselaar (Belgium) and Spain totaled approximately $46.7 million, $38.3 million, $33.0 million and $30.1 million, respectively, as of December 31, 2007, and $42.2 million, $56.4 million, $28.8 million and $27.5 million, respectively, as of December 31, 2006.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(c)	The Company’s net sales for North America include sales in Mexico which totaled approximately $138.4 million, $143.4 million and $132.5 million for the years ended December 31, 2007, 2006 and 2005, respectively. Identifiable assets in Mexico totaled approximately $59.7 million and $59.2 million as of December 31, 2007 and 2006, respectively. Approximately all of the North America reportable segment’s remaining net sales and identifiable assets are in the United States.

(d)	Represents property, plant and equipment, net.

Product Net Sales Information

The following is supplemental information on net sales by product category:

	Food and		Automotive	Personal
	Beverage	Household	Lubricants	Care/Specialty	Total
	(In thousands)

2007	$1,502,354	$508,031	$277,874	$205,212	$2,493,471
2006	1,478,764	512,294	284,726	245,152	2,520,936
2005	1,422,496	508,706	278,704	263,543	2,473,449

22.	Condensed Guarantor Data

On October 7, 2004, the Operating Company and CapCo I co-issued $250.0 million aggregate principal amount of 8.5% Senior Notes due 2012 and $375.0 million aggregate principal amount of 9.875% Senior Subordinated Notes due 2014. Holdings and the domestic subsidiaries of the Operating Company have fully and unconditionally guaranteed these notes. These guarantees are both joint and several. Both the Operating Company and CapCo I are 100%-owned subsidiaries of Holdings.

The following condensed consolidating information presents, in separate columns, the condensed consolidating balance sheets as of December 31, 2007 and 2006 and the related condensed consolidating statements of operations and condensed consolidating statements of cash flows for the years ended December 31, 2007, 2006 and 2005 for (i) Holdings on a parent only basis, with its investments in the Operating Company and CapCo I recorded under the equity method, (ii) the Operating Company, a wholly-owned subsidiary of Holdings, on a parent only basis, with its investments in subsidiaries recorded under the equity method, (iii) the guarantor domestic subsidiaries of the Operating Company, (iv) the non-guarantor subsidiaries of the Company, (v) CapCo I, Holdings’ wholly-owned subsidiary, a co-issuer of the Notes, and (vi) the Company on a consolidated basis.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

GRAHAM PACKAGING HOLDINGS COMPANY

CONDENSED CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2007

	Graham	Graham
	Packaging	Packaging			GPC
	Holdings	Company,		Non-	Capital
	Company	L.P.	Guarantors	Guarantors	Corp. I	Eliminations	Consolidated
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$—	$3,815	$2	$14,497	$—	$—	$18,314
Accounts receivable, net	—	82,376	85,232	80,345	—	—	247,953
Inventories	—	90,207	125,974	50,003	—	—	266,184
Deferred income taxes	—	—	3,564	3,956	—	—	7,520
Prepaid expenses and other current assets	—	5,891	2,636	32,171	—	—	40,698

Total current assets	—	182,289	217,408	180,972	—	—	580,669
Property, plant and equipment, net	—	493,442	456,634	292,342	—	—	1,242,418
Intangible assets, net	—	6,397	39,657	6,798	—	—	52,852
Goodwill	—	9,246	235,924	61,549	—	—	306,719
Net intercompany	—	1,175,957	—	—	—	(1,175,957)	—
Investment in subsidiaries	—	214,570	274,025	—	—	(488,595)	—
Other non-current assets	—	46,573	355	4,247	—	—	51,175

Total assets	$—	$2,128,474	$1,224,003	$545,908	$—	$(1,664,552)	$2,233,833

LIABILITIES AND PARTNERS’ CAPITAL (DEFICIT)
Current liabilities:
Current portion of long- term debt	$—	$30,878	$228	$14,589	$—	$—	$45,695
Accounts payable	—	58,760	60,255	47,558	—	—	166,573
Accrued expenses and other current liabilities	—	102,208	29,140	53,211	—	—	184,559
Deferred revenue	—	11,076	7,057	6,891	—	—	25,024

Total current liabilities	—	202,922	96,680	122,249	—	—	421,851
Long-term debt	—	2,487,756	518	363	—	—	2,488,637
Deferred income taxes	—	300	12,599	12,879	—	—	25,778
Other non-current liabilities	—	37,804	15,187	31,973	—	—	84,964
Investment in subsidiaries	600,308	—	—		—	(600,308)	—
Net intercompany	187,089	—	940,797	48,071	—	(1,175,957)	—
Commitments and contingent liabilities
Partners’ capital (deficit)	(787,397)	(600,308)	158,222	330,373	—	111,713	(787,397)

Total liabilities and partners’ capital (deficit)	$—	$2,128,474	$1,224,003	$545,908	$—	$(1,664,552)	$2,233,833

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

GRAHAM PACKAGING HOLDINGS COMPANY

CONDENSED CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2006

	Graham	Graham
	Packaging	Packaging			GPC
	Holdings	Company,		Non-	Capital
	Company	L.P.	Guarantors	Guarantors	Corp. I	Eliminations	Consolidated
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$—	$1,456	$1	$11,870	$—	$—	$13,327
Accounts receivable, net	—	83,134	85,872	71,686	—	—	240,692
Inventories	—	81,170	116,371	41,400	—	—	238,941
Deferred income taxes	—	—	11,838	3,571	—	—	15,409
Prepaid expenses and other current assets	—	24,832	10,747	29,291	—	—	64,870

Total current assets	—	190,592	224,829	157,818	—	—	573,239
Property, plant and equipment, net	—	570,811	568,732	286,469	—	—	1,426,012
Intangible assets, net	—	4,664	66,981	6,866	—	—	78,511
Goodwill	—	9,246	234,359	59,789	—	—	303,394
Net intercompany	—	1,191,899	—	—	—	(1,191,899)	—
Investment in subsidiaries	—	319,980	273,213	—	—	(593,193)	—
Other non-current assets	—	58,235	523	2,023	—	—	60,781

Total assets	$—	$2,345,427	$1,368,637	$512,965	$—	$(1,785,092)	$2,441,937

LIABILITIES AND PARTNERS’ CAPITAL (DEFICIT)
Current liabilities:
Current portion of long-term debt	$—	$26,504	$—	$5,804	$—	$—	$32,308
Accounts payable	—	81,390	80,246	45,036	—	—	206,672
Accrued expenses and other current liabilities	—	100,087	34.402	45,688	—	—	180,177
Deferred revenue	—	5,477	7,174	2,009	—	—	14,660

Total current liabilities	—	213,458	121,822	98,537	—	—	433,817
Long-term debt	—	2,514,174	—	405	—	—	2,514,579
Deferred income taxes	—	—	17,894	10,644	—	—	28,538
Other non-current liabilities	—	28,462	18,534	15,763	—	—	62,759
Investment in subsidiaries	410,667	—	—	—	—	(410,667)	—
Net intercompany	187,089	—	934,927	69,883	—	(1,191,899)	—
Commitments and contingent liabilities
Partners’ capital (deficit)	(597,756)	(410,667)	275,460	317,733	—	(182,526)	(597,756)

Total liabilities and partners’ capital (deficit)	$—	$2,345,427	$1,368,637	$512,965	$—	$(1,785,092)	$2,441,937

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

GRAHAM PACKAGING HOLDINGS COMPANY

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2007

	Graham	Graham
	Packaging	Packaging			GPC
	Holdings	Company,		Non-	Capital
	Company	L.P.	Guarantors	Guarantors	Corp. I	Eliminations	Consolidated
	(In thousands)

Net sales	$—	$1,059,573	$1,007,442	$515,821	$—	$(89,365)	$2,493,471
Cost of goods sold	—	892,328	909,078	442,241	—	(89,365)	2,154,282

Gross profit	—	167,245	98,364	73,580	—	—	339,189
Selling, general and administrative expenses	—	56,049	51,072	29,366	—	—	136,487
Asset impairment charges	—	52,789	80,792	24,272	—	—	157,853
Net loss on disposal of fixed assets	—	9,602	9,100	759	—	—	19,461

Operating income (loss)	—	48,805	(42,600)	19,183	—	—	25,388
Interest expense, net	—	124,185	79,294	6,208	—	—	209,687
Other (income) expense, net	—	(10,276)	(7,152)	2,732	—	16,701	2,005
Equity in loss of subsidiaries	206,052	143,437	21,931	—	—	(371,420)	—

(Loss) income before income taxes	(206,052)	(208,541)	(136,673)	10,243	—	354,719	(186,304)
Income tax (benefit) provision	—	(2,489)	1,837	20,400	—	—	19,748

Net (loss) income	$(206,052)	$(206,052)	$(138,510)	$(10,157)	$—	$354,719	$(206,052)

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

GRAHAM PACKAGING HOLDINGS COMPANY

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2006

	Graham	Graham
	Packaging	Packaging			GPC
	Holdings	Company,		Non-	Capital
	Company	L.P.	Guarantors	Guarantors	Corp. I	Eliminations	Consolidated
	(In thousands)

Net sales	$—	$1,078,906	$1,060,141	$466,731	$—	$(84,842)	$2,520,936
Cost of goods sold	—	911,341	989,062	417,878	—	(84,842)	2,233,439

Gross profit	—	167,565	71,079	48,853	—	—	287,497
Selling, general and administrative expenses	—	56,730	49,385	25,299	—	—	131,414
Asset impairment charges	—	1,991	1,830	22,054	—	—	25,875
Net loss on disposal of fixed assets	—	5,396	8,019	436	—	—	13,851

Operating income	—	103,448	11,845	1,064	—	—	116,357
Interest expense, net	—	124,336	77,542	5,073	—	—	206,951
Other expense (income), net	—	3,858	(4,171)	4,283	—	(1,778)	2,192
Equity in loss of subsidiaries	120,376	91,543	37,880	—	—	(249,799)	—

(Loss) income before income taxes	(120,376)	(116,289)	(99,406)	(8,292)	—	251,577	(92,786)
Income tax provision	—	4,087	6,829	16,674	—	—	27,590

Net (loss) income	$(120,376)	$(120,376)	$(106,235)	$(24,966)	$—	$251,577	$(120,376)

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

GRAHAM PACKAGING HOLDINGS COMPANY

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2005

	Graham	Graham
	Packaging	Packaging			GPC
	Holdings	Company,		Non-	Capital
	Company	L.P.	Guarantors	Guarantors	Corp. I	Eliminations	Consolidated
	(In thousands)

Net sales	$—	$1,013,899	$1,075,238	$455,689	$—	$(71,377)	$2,473,449
Cost of goods sold	—	883,467	970,305	395,523	—	(71,377)	2,177,918

Gross profit	—	130,432	104,933	60,166	—	—	295,531
Selling, general and administrative expenses	1	52,003	50,130	25,400	—	—	127,534
Asset Impairment charges	—	3,771	1,406	2,086	—	—	7,263
Net loss on disposal of fixed assets	—	9,272	1,981	2,338	—	—	13,591

Operating (loss) income	(1)	65,386	51,416	30,342	—	—	147,143
Interest expense, net	—	114,902	65,531	3,929	—	—	184,362
Other (income) expense, net	—	(2,390)	(1,290)	895	—	3,029	244
Equity in loss (earnings) of subsidiaries	52,640	(1,218)	(5,712)	—	—	(45,710)	—

(Loss) income before income taxes and minority interest	(52,641)	(45,908)	(7,113)	25,518	—	42,681	(37,463)
Income tax provision (benefit)	—	6,732	(2,658)	10,376	—	—	14,450
Minority interest	—	—	—	728	—	—	728

Net (loss) income	$(52,641)	$(52,640)	$(4,455)	$14,414	$—	$42,681	$(52,641)

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

GRAHAM PACKAGING HOLDINGS COMPANY

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2007

	Graham	Graham
	Packaging	Packaging			GPC
	Holdings	Company,		Non-	Capital
	Company	L.P.	Guarantors	Guarantors	Corp. I	Eliminations	Consolidated
	(In thousands)

Operating activities:
Net cash provided by operating activities	$—	$100,693	$57,871	$15,666	$—	$—	$174,230

Investing activities:
Net cash paid for property, plant and equipment	—	(62,039)	(51,913)	(35,155)	—	—	(149,107)
Acquisition of/investment in a business, net of cash acquired	—	(5,165)	(5,825)	10,990	—	—	—

Net cash used in investing activities	—	(67,204)	(57,738)	(24,165)	—	—	(149,107)

Financing activities:
Proceeds from issuance of long-term debt	—	598,298	—	69,163	—	—	667,461
Payment of long-term debt	—	(621,788)	(132)	(61,120)	—	—	(683,040)
Purchase of partnership units	—	(3,140)	—	—	—	—	(3,140)
Debt issuance fees	—	(4,500)	—	—	—	—	(4,500)

Net cash (used in) provided by financing activities	—	(31,130)	(132)	8,043	—	—	(23,219)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	3,083	—	—	3,083

Increase in cash and cash equivalents	—	2,359	1	2,627	—	—	4,987
Cash and cash equivalents at beginning of year	—	1,456	1	11,870	—	—	13,327

Cash and cash equivalents at end of year	$—	$3,815	$2	$14,497	$—	$—	$18,314

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

GRAHAM PACKAGING HOLDINGS COMPANY

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2006

	Graham	Graham
	Packaging	Packaging			GPC
	Holdings	Company,		Non-	Capital
	Company	L.P.	Guarantors	Guarantors	Corp. I	Eliminations	Consolidated
	(In thousands)

Operating activities:
Net cash provided by operating activities	$—	$171,366	$60,161	$31,424	$—	$—	$262,951

Investing activities:
Net cash paid for property, plant and equipment	—	(80,809)	(57,631)	(32,494)	—	—	(170,934)
Acquisition of/investment in a business, net of cash acquired	—	2,198	(2,530)	(1,094)	—	—	(1,426)

Net cash used in investing activities	—	(78,611)	(60,161)	(33,588)	—	—	(172,360)

Financing activities:
Proceeds from issuance of long-term debt	—	763,949	—	45,879	—	—	809,828
Payment of long-term debt	—	(865,852)	—	(47,870)	—	—	(913,722)
Proceeds from issuance of partnership units	—	297	—	—	—	—	297
Debt issuance fees	—	(1,000)	—	—	—	—	(1,000)

Net cash used in financing activities	—	(102,606)	—	(1,991)	—	—	(104,597)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	649	—	—	649

Decrease in cash and cash equivalents	—	(9,851)	—	(3,506)	—	—	(13,357)
Cash and cash equivalents at beginning of year	—	11,307	1	15,376	—	—	26,684

Cash and cash equivalents at end of year	$—	$1,456	$1	$11,870	$—	$—	$13,327

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

GRAHAM PACKAGING HOLDINGS COMPANY

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2005

	Graham	Graham
	Packaging	Packaging			GPC
	Holdings	Company,		Non-	Capital
	Company	L.P.	Guarantors	Guarantors	Corp. I	Eliminations	Consolidated
	(In thousands)

Operating activities:
Net cash (used in) provided by operating activities	$—	$(38,202)	$99,412	$58,787	$—	$—	$119,997

Investing activities:
Net cash paid for property, plant and equipment	—	(99,085)	(93,438)	(50,088)	—	—	(242,611)
Acquisitions of/investments in businesses, net of cash acquired	—	(768)	(5,973)	(12,032)	—	—	(18,773)

Net cash used in investing activities	—	(99,853)	(99,411)	(62,120)	—	—	(261,384)

Financing activities:
Proceeds from issuance of long-term debt	—	1,068,305	—	47,457	—	—	1,115,762
Payment of long-term debt	—	(917,878)	—	(47,794)	—	—	(965,672)
Debt issuance fees	—	(2,145)	—	—	—	—	(2,145)

Net cash provided by (used in) financing activities	—	148,282	—	(337)	—	—	147,945

Effect of exchange rate changes on cash and cash equivalents	—	—	—	(2,005)	—	—	(2,005)

Increase (decrease) in cash and cash equivalents	—	10,227	1	(5,675)	—	—	4,553
Cash and cash equivalents at beginning of year	—	1,080	—	21,051	—	—	22,131

Cash and cash equivalents at end of year	$—	$11,307	$1	$15,376	$—	$—	$26,684

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

23.	Subsequent events

On February 1, 2008, the Company extended the term for certain options granted on February 2, 1998, for which any unexercised options would have expired on February 2, 2008. No change was made to the number of options, nor the exercise price, and the options remained fully vested. This extension of the term is considered a modification under SFAS 123(R), which will require a charge to expense in the first quarter of 2008, of approximately $2.4 million, for the difference between the fair value of the options after the modification and the fair value of the options before the modification.

In March 2008, the Company offered employees who hold options under an option plan that the Company adopted in 2004 a twenty-business day election period for replacing those options with a new grant of options. The new grant of options will have an exercise price based upon the current value of the Company determined at the date of the new grant and will only begin to vest as of the date of the new grant, and the original grant of options would be canceled. The new grant of options is considered a modification under SFAS 123(R), which will require the incremental fair value of the options after the modification over the fair value of the options before the modification to be recorded as compensation cost over the new service (vesting) period.

24.	Loss Per Unit

Basic net loss per unit is computed by dividing net loss available to partners by the weighted average number of units outstanding for the period. Diluted net loss per unit reflects the potential dilution that could occur if options were exercised that then shared in the income available to the partners subject to anti-dilution limitations. For the years ended December 31, 2007, 2006 and 2005, 1,446.4, 1,778.4 and 1,228.0 potential options to purchase units, respectively, have been excluded from the computations of diluted net loss per unit, because the inclusion of such options would be anti-dilutive.

GRAHAM PACKAGING HOLDINGS COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
	2008	2007
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$52,855	$18,314
Accounts receivable, net	277,446	247,953
Inventories	273,510	266,184
Deferred income taxes	7,081	7,520
Prepaid expenses and other current assets	54,774	40,698

Total current assets	665,666	580,669
Property, plant and equipment, net	1,238,094	1,242,418
Intangible assets, net	51,441	52,852
Goodwill	311,617	306,719
Other non-current assets	48,245	51,175

Total assets	$2,315,063	$2,233,833

LIABILITIES AND PARTNERS’ CAPITAL (DEFICIT)
Current liabilities:
Current portion of long-term debt	$43,233	$45,695
Accounts payable	183,815	166,573
Accrued expenses and other current liabilities	186,278	184,559
Deferred revenue	34,066	25,024

Total current liabilities	447,392	421,851
Long-term debt	2,478,871	2,488,637
Deferred income taxes	28,172	25,778
Other non-current liabilities	87,459	84,964
Commitments and contingent liabilities (see Notes 12 and 13)
Partners’ capital (deficit):
General partners	(39,904)	(41,508)
Limited partners	(764,298)	(796,694)
Notes and interest receivable for ownership interests	(2,000)	(1,939)
Accumulated other comprehensive income	79,371	52,744

Total partners’ capital (deficit)	(726,831)	(787,397)

Total liabilities and partners’ capital (deficit)	$2,315,063	$2,233,833

See accompanying notes to condensed consolidated financial statements.

GRAHAM PACKAGING HOLDINGS COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(In thousands except for unit and per-unit data)

Net sales	$688,244	$650,969	$1,357,647	$1,272,754
Cost of goods sold	580,703	552,766	1,157,002	1,094,391

Gross profit	107,541	98,203	200,645	178,363
Selling, general and administrative expenses	36,213	33,097	69,150	68,282
Asset impairment charges	—	—	15	—
Net loss on disposal of fixed assets	139	891	285	2,456

Operating income	71,189	64,215	131,195	107,625
Interest expense	42,181	52,110	93,015	107,994
Interest income	(178)	(133)	(327)	(294)
Other (income) expense, net	(514)	592	(1,335)	702

Income (loss) before income taxes	29,700	11,646	39,842	(777)
Income tax provision	1,392	6,515	7,776	9,707

Net income (loss)	$28,308	$5,131	$32,066	$(10,484)

Net income (loss) allocated to general partners	$1,415	$257	$1,603	$(524)
Net income (loss) allocated to limited partners	$26,893	$4,874	$30,463	$(9,960)
Basic net income (loss) per unit	$2,116.07	$383.33	$2,396.98	$(783.13)
Diluted net income (loss) per unit	$2,083.00	$382.86	$2,364.71	$(783.13)
Weighted average basic partnership units outstanding	13,377.647	13,385.327	13,377.647	13,387.247
Weighted average diluted partnership units outstanding	13,590.033	13,401.797	13,560.216	13,387.247

See accompanying notes to condensed consolidated financial statements.

GRAHAM PACKAGING HOLDINGS COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2008	2007
	(In thousands)

Operating activities:
Net income (loss)	$32,066	$(10,484)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	87,756	101,684
Amortization of debt issuance fees	5,178	9,696
Net loss on disposal of fixed assets	285	2,456
Pension expense	1,253	1,500
Asset impairment charges	15	—
Stock compensation expense	1,933	294
Foreign currency transaction (gain) loss	(490)	889
Interest on receivable for ownership interests	(61)	(50)
Changes in operating assets and liabilities:
Accounts receivable	(24,104)	(34,249)
Inventories	(3,422)	(9,243)
Prepaid expenses and other current assets	(4,948)	7,041
Other non-current assets	(3,736)	(4,994)
Accounts payable and accrued expenses	24,193	36,673
Pension contributions	(924)	(2,246)
Other non-current liabilities	2,358	12,389

Net cash provided by operating activities	117,352	111,356

Investing activities:
Cash paid for property, plant and equipment	(68,186)	(67,838)
Proceeds from sale of property, plant and equipment	692	1,043

Net cash used in investing activities	(67,494)	(66,795)

Financing activities:
Proceeds from issuance of long-term debt	234,066	554,781
Payment of long-term debt	(249,692)	(567,600)
Purchase of partnership units	—	(3,140)
Debt issuance fees	—	(4,500)

Net cash used in financing activities	(15,626)	(20,459)

Effect of exchange rate changes on cash and cash equivalents	309	218

Increase in cash and cash equivalents	34,541	24,320
Cash and cash equivalents at beginning of period	18,314	13,327

Cash and cash equivalents at end of period	$52,855	$37,647

Supplemental disclosures
Cash paid for interest, net of amounts capitalized	$92,710	$109,317
Cash paid for income taxes (net of refunds)	4,918	7,108
Non-cash investing activities:
Capital leases	2,302	533
Accruals for purchases of property, plant and equipment	11,012	22,859

See accompanying notes to condensed consolidated financial statements.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

1.	Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of Graham Packaging Holdings Company (“Holdings”), a Pennsylvania limited partnership, have been prepared in accordance with accounting principles generally accepted in the United States of America (“generally accepted accounting principles”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X and therefore do not include all of the information and footnotes required by generally accepted accounting principles for complete annual financial statements. All entities and assets owned by Holdings are referred to collectively with Holdings as the “Company.” Graham Packaging Company, L.P., Holdings’ wholly-owned subsidiary, is referred to as the “Operating Company.” In the opinion of the management of the Company (“Management”), all adjustments (consisting only of usual recurring adjustments considered necessary for a fair presentation) are reflected in the condensed consolidated financial statements. The condensed consolidated balance sheet as of December 31, 2007, is derived from audited financial statements. The condensed consolidated financial statements and notes included in this report should be read in conjunction with the audited consolidated financial statements and notes for the year ended December 31, 2007. The results of operations for the six months ended June 30, 2008, are not necessarily indicative of the results to be expected for the full year ending December 31, 2008.

Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. (“FIN”) 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on accounting for derecognition, interest, penalties, accounting in interim periods, disclosure and classification of matters related to uncertainty in income taxes and transitional requirements upon adoption of FIN 48. The Company adopted FIN 48 effective January 1, 2007, which resulted in an increase in the Company’s other non-current liabilities for unrecognized tax benefits of $10.0 million (including interest of $2.2 million and penalties of $4.8 million), an increase in the Company’s non-current deferred tax assets of $5.2 million and a corresponding decrease in partners’ capital of $4.8 million.

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) 157, “Fair Value Measurements.” This statement establishes a single authoritative definition of fair value, sets out a framework to classify the source of information used in fair value measurements, identifies additional factors that must be disclosed about assets and liabilities measured at fair value based on their placement in the new framework and modifies the long-standing accounting presumption that the transaction price of an asset or liability equals its initial fair value. In February 2008, the FASB delayed the effective date for certain non-financial assets and liabilities until January 1, 2009. The Company adopted SFAS 157 effective January 1, 2008, for financial assets and liabilities (see Note 10). The Company is currently in the process of assessing the impact of the adoption of SFAS 157 on its financial statements as it relates to its non-financial assets and liabilities.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115.” Under SFAS 159, companies may elect to measure specified financial instruments and warranty and insurance contracts at fair value on a contract-by-contract basis, with changes in fair value recognized in earnings each reporting period. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company did not elect to measure any additional assets or liabilities at fair value that are not already measured at fair value under existing standards. Therefore, the adoption of this standard had no impact on the Company’s financial statements.

In December 2007, the FASB issued SFAS 141(Revised 2007) (“SFAS 141(R)”), “Business Combinations.” SFAS 141(R) establishes principles and requirements for the reporting entity in a business combination,

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

including recognition and measurement in the financial statements of the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree. This statement also establishes disclosure requirements to enable financial statement users to evaluate the nature and financial effects of the business combination. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first fiscal year beginning after December 15, 2008. SFAS 141(R) also applies to prospective changes in acquired tax assets and liabilities recognized as part of the Company’s previous acquisitions, by requiring such changes to be recorded as a component of the income tax provision. The Company expects SFAS 141(R) will have an impact on accounting for future business combinations, once adopted, and on prospective changes, if any, of previously acquired tax assets and liabilities.

In December 2007, the FASB issued SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements — Amendment of ARB No. 51.” SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, changes in a parent’s ownership of a noncontrolling interest, calculation and disclosure of the consolidated net income attributable to the parent and the noncontrolling interest, changes in a parent’s ownership interest while the parent retains its controlling financial interest and fair value measurement of any retained noncontrolling equity investment. SFAS 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008. The Company does not expect the adoption to have a significant impact on its financial statements.

In March 2008, the FASB issued SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities.” The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance and cash flows. It requires disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. It also provides more information about an entity’s liquidity by requiring disclosure of derivative features that are credit risk-related, and requires cross-referencing within footnotes to enable financial statement users to locate important information about derivative instruments. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company is currently in the process of assessing the impact of the adoption of SFAS 161 on its financial statement disclosures.

In May 2008, the FASB issued SFAS 162, “The Hierarchy of Generally Accepted Accounting Principles.” This statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. This statement is effective 60 days following the Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” It is not expected that this Statement will result in a change in the Company’s current accounting practice.

Derivatives

During 2004, the Company entered into four interest rate swap agreements, under which the Company received variable interest based on the Eurodollar rate and paid fixed interest at a weighted average rate of 3.89%, on $700.0 million of term loans. During 2005, the Company entered into three additional interest rate swap agreements, under which the Company received variable interest based on the Eurodollar rate and paid fixed interest at a weighted average rate of 4.43%, on $225.0 million of term loans. These interest rate swap agreements expired in December 2007 and January 2008. During 2007, the Company entered into two interest rate collar agreements, which became effective in January 2008, under which the Company purchased a cap at a Eurodollar rate of 4.70% and sold a floor at a weighted average Eurodollar rate of 2.88%, on $385.0 million of term loans. During 2008, the Company entered into forward exchange contracts to hedge the exchange rate exposure on transactions that are denominated in foreign currencies. At June 30, 2008, the Company had

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

contracts for Canadian Dollars, Polish Zloty and Pound Sterling totalling $13.2 million. The interest rate swaps, interest rate collars and forward exchange contracts are accounted for as cash flow hedges. The hedges are highly effective as defined in SFAS 133, “Accounting for Derivative Instruments and Hedging Activities.” The change in fair value on the effective portion of these cash flow hedges is recorded in other comprehensive income (loss) and was an unrealized gain of $2.9 million and an unrealized loss of $2.2 million for the three months ended June 30, 2008 and 2007, respectively, and was an unrealized loss of $0.4 million and $5.2 million for the six months ended June 30, 2008 and 2007, respectively. Of the amount recorded within accumulated other comprehensive income (loss) as of June 30, 2008, 66% is expected to be recognized in interest expense in the next twelve months.

Comprehensive Income

Changes in fair value of derivatives designated and accounted for as cash flow hedges, amortization of prior service costs and unrealized actuarial losses included in net periodic benefit costs for pension and post-retirement plans and foreign currency translation adjustments are included in other comprehensive income (loss) and are added to net income (loss) to determine total comprehensive income (loss).

Option Plans

The Company adopted SFAS 123(R), “Share-Based Payment,” on January 1, 2006, using the prospective method. In accordance with SFAS 123(R), the Company applied this statement prospectively to awards issued, modified, repurchased or cancelled after January 1, 2006.

The Company continued to account for equity based compensation to employees for awards outstanding as of January 1, 2006, using the intrinsic value method prescribed in Accounting Principles Board Opinion (“APB”) 25, “Accounting For Stock Issued To Employees.” The exercise prices of all options were equal to or greater than the fair value of the units on the dates of the grants and, accordingly, no compensation cost has been recognized under the provisions of APB 25.

A summary of the changes in the options outstanding under the option plans for the six months ended June 30, 2008, is as follows:

			Weighted
			Average
		Weighted	Remaining
		Average	Contractual	Aggregate
		Exercise	Term	Intrinsic Value
	Options	Price/Option	(In Years)	(In millions)

Outstanding at January 1, 2008	1,446.4	$34,921
Granted(1)	356.7	36,747
Exercised	—	—
Forfeited(1)	(425.8)	45,562

Outstanding at June 30, 2008	1,377.3	$32,104	8.0	$16.9

Vested or expected to vest	1,113.9	$33,188	7.9	$12.5
Exercisable at June 30, 2008	535.5	$30,794	7.0	$7.3

(1)	Includes 291.7 options that had a weighted average exercise price of $51,579, which were cancelled and re-granted at an exercise price of $36,747.

In the first six months of 2008, the Company cancelled 291.7 options of approximately 125 employees that had a weighted average exercise price of $51,579 and re-granted 291.7 options at an exercise price of $36,747, which was the Company’s fair value on March 7, 2008. As a result, the Company will incur

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

incremental compensation expense of approximately $1.1 million over the four year vesting period of the re-granted options. The incremental expense recorded during the six months ended June 30, 2008, was $0.4 million, including $0.3 million related to the acceleration of vesting upon the termination of employment of the Company’s former Chief Operating Officer on April 30, 2008.

On February 1, 2008, the Company extended the term for certain options granted on February 2, 1998, for which any unexercised options would have expired on February 2, 2008. No change was made to the number of options, nor the exercise price, and the options remained fully vested. This extension of the term is considered a modification under SFAS 123(R) which required a charge to expense in the first quarter of 2008 of $0.7 million for the difference between the fair value of the options after the modification and the fair value of the options before the modification.

Reclassification

A reclassification has been made to the 2007 financial statements to conform to the 2008 presentation, as follows:

•	a reclassification to reflect pension expense and pension contributions as separate components of cash provided by operating activities in the Condensed Consolidated Statements of Cash Flows. Amounts for these line items were previously included in changes in other non-current liabilities and changes in accounts payable and accrued expenses.

2.	Accounts Receivable, Net

Accounts receivable, net are presented net of an allowance for doubtful accounts of $6.0 million and $5.7 million at June 30, 2008, and December 31, 2007, respectively. Management performs ongoing credit evaluations of its customers and generally does not require collateral.

3.	Concentration of Credit Risk

For the six months ended June 30, 2008 and 2007, respectively, 71.2% and 73.8% of the Company’s net sales were generated by its top twenty customers. The Company had sales to one customer, PepsiCo, which exceeded 10% of total sales for the six months ended June 30, 2008 and 2007. The Company’s sales to PepsiCo, approximately 100% of which were made in North America, were 14.9% and 15.6% of total sales for the six months ended June 30, 2008 and 2007, respectively.

The Company had $176.5 million and $148.5 million of accounts receivable from its top twenty customers as of June 30, 2008, and December 31, 2007, respectively. The Company had $34.8 million and $24.3 million of accounts receivable from PepsiCo as of June 30, 2008, and December 31, 2007, respectively.

4.	Inventories

Inventories, stated at the lower of cost or market, consisted of the following:

	June 30,	December 31,
	2008	2007
	(In thousands)

Finished goods	$183,356	$188,236
Raw materials	90,154	77,948

Total	$273,510	$266,184

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

5.	Property, Plant and Equipment, Net

A summary of property, plant and equipment, net is presented in the following table:

	Expected
	Useful
	Lives	June 30,	December 31,
	(In Years)	2008	2007
		(In thousands)

Land		$42,097	$45,560
Buildings and improvements	7-31.5	238,988	239,914
Machinery and equipment	3-15	1,884,926	1,804,497
Construction in progress		79,365	91,413

Property, plant and equipment		2,245,376	2,181,384
Less: accumulated depreciation and amortization		1,007,282	938,966

Property, plant and equipment, net		$1,238,094	$1,242,418

Depreciation expense, including depreciation expense on assets recorded under capital leases, for the three months ended June 30, 2008 and 2007, was $42.2 million and $49.3 million, respectively, and for the six months ended June 30, 2008 and 2007, was $84.3 million and $96.4 million, respectively.

The Company capitalizes interest on borrowings during the active construction period of major capital projects. Capitalized interest is added to the cost of the underlying assets and is amortized over the useful lives of assets. Interest capitalized for the six months ended June 30, 2008 and 2007, was $2.4 million and $2.6 million, respectively.

The Company closed its plant located in Edison, New Jersey in the first half of 2008. The land and buildings at this location, having a carrying value of $6.6 million, are deemed to be held for sale, and as such have been reclassified from property, plant and equipment to prepaid expenses and other current assets on the Condensed Consolidated Balance Sheet (Unaudited) as of June 30, 2008.

6.	Intangible Assets, Net

The gross carrying amount and accumulated amortization of the Company’s intangible assets subject to amortization as of June 30, 2008, were as follows:

	Gross			Weighted Average
	Carrying	Accumulated		Amortization
	Amount	Amortization	Net	Period
		(In thousands)

Patented technology	$25,364	$(6,859)	$18,505	11 years
Customer relationships	37,086	(4,850)	32,236	18 years
Licensing agreements	601	(275)	326	1 year
Non-compete agreement	1,500	(1,126)	374	5 years

Total	$64,551	$(13,110)	$51,441

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

The gross carrying amount and accumulated amortization of the Company’s intangible assets subject to amortization as of December 31, 2007, were as follows:

	Gross			Weighted Average
	Carrying	Accumulated		Amortization
	Amount	Amortization	Net	Period
		(In thousands)

Patented technology	$24,421	$(5,646)	$18,775	11 years
Customer relationships	36,288	(3,342)	32,946	18 years
Licensing agreements	601	—	601	1 year
Non-compete agreements	1,543	(1,013)	530	5 years

Total	$62,853	$(10,001)	$52,852

Amortization expense for the six months ended June 30, 2008 and 2007, was $2.8 million and $3.8 million, respectively. Remaining estimated aggregate amortization expense for 2008 is $2.8 million. The estimated aggregate amortization expense for each of the next five years ending December 31 is as follows (in thousands):

2009	5,000
2010	4,700
2011	4,600
2012	4,600
2013	4,400

7.	Goodwill

The changes in the carrying amount of goodwill were as follows:

	North		South
	America	Europe	America
	Segment	Segment	Segment	Total
	(In thousands)

Balance at December 31, 2007	$286,295	$18,607	$1,817	$306,719
Foreign currency translation adjustments	2,391	2,379	128	4,898

Balance at June 30, 2008	$288,686	$20,986	$1,945	$311,617

8.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

	June 30,	December 31,
	2008	2007
	(In thousands)

Accrued employee compensation and benefits	$61,075	$68,409
Accrued interest	27,197	32,069
Accrued sales allowance	33,369	29,622
Other	64,637	54,459

	$186,278	$184,559

In recent years, the Company has initiated a series of restructuring activities to reduce costs, achieve synergies and streamline operations.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

For the six months ended June 30, 2008, the Company recognized severance expense in the United States of $1.8 million (reflected in cost of goods sold) related to the closure of its plant in Edison, New Jersey and the related severing of 115 employees, 89 of whom were terminated by June 30, 2008. The total expected severance expense related to this plant closure is approximately $2.1 million. Substantially all of the cash payments for these termination benefits are expected to be made by March 31, 2009. The Company also recognized severance expense of $1.8 million (reflected in selling, general and administrative expenses) related to the separation of its former Chief Operating Officer on April 30, 2008. Substantially all of the cash payments for these termination benefits are expected to be made by June 30, 2010.

For the year ended December 31, 2007, the Company recognized severance expense in the United States of $2.1 million (reflected predominantly in selling, general and administrative expenses) related to the severing of 59 employees, all of whom were terminated by June 30, 2008. Substantially all of the cash payments for these termination benefits are expected to be made by September 30, 2008. The Company also recognized severance expense in France of $1.9 million (reflected in selling, general and administrative expenses) related to the severing of 14 employees, eleven of whom were terminated as of June 30, 2008. Substantially all of the cash payments for these termination benefits are expected to be made by December 31, 2008.

For the year ended December 31, 2006, the Company recognized severance expense in the United States of $1.6 million (reflected predominantly in selling, general and administrative expenses) related to the severing of 46 employees, all of whom were terminated by June 30, 2008. All of the cash payments for these termination benefits have been made as of June 30, 2008. The Company also recognized severance expense of $5.3 million (reflected in selling, general and administrative expenses) related to the separation of its former Chief Executive Officer and Chief Financial Officer on December 3, 2006. Substantially all of the cash payments for these termination benefits are expected to be made by December 31, 2009.

For the year ended December 31, 2005, the Company recognized severance expense in the United States of $2.3 million (reflected in selling, general and administrative expenses) related to the severing of 16 employees. All of the cash payments for these termination benefits have been made as of June 30, 2008. The Company also recognized severance expense in France of $3.8 million (reflected in cost of goods sold) related to the severing of 37 employees. Substantially all of the cash payments for these termination benefits are expected to be made by December 31, 2008.

The following table summarizes these severance accruals, and related expenses and payments, by operating segment. At June 30, 2008, $1.5 million of the consolidated balance was included in other non-current liabilities and the remainder was included in accrued employee compensation and benefits:

	North
	America	Europe	Total
	(In thousands)

Balance at January 1, 2007	$6,762	$1,072	$7,834
Charged to expense during the year	2,067	1,951	4,018
Payments during the year	(4,125)	(711)	(4,836)
Foreign currency translation adjustments	—	84	84
Other adjustments	(42)	(270)	(312)

Balance at December 31, 2007	4,662	2,126	6,788
Charged to expense during the period	3,616	86	3,702
Payments during the period	(2,896)	(1,324)	(4,220)
Foreign currency translation adjustments	—	136	136
Other adjustments	(8)	—	(8)

Balance at June 30, 2008	$5,374	$1,024	$6,398

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

In addition to the above costs, as of December 31, 2006, the Company had accrued payments made on January 5, 2007, to the Company’s former Chief Executive Officer and Chief Financial Officer for the repurchase of all of their outstanding partnership units and options, pursuant to separation agreements dated as of December 3, 2006. The gross amount accrued as of December 31, 2006, and paid in 2007, was $3.4 million.

9.	Debt Arrangements

Long-term debt consisted of the following:

	June 30,	December 31,
	2008	2007
	(In thousands)

Term loan	$1,851,562	$1,860,938
Revolving Credit Facility	—	—
Foreign and other revolving credit facilities	12,105	14,501
Senior Notes	250,000	250,000
Senior Subordinated Notes	375,000	375,000
Capital leases	31,399	33,180
Other	2,038	713

	2,522,104	2,534,332
Less amounts classified as current	43,233	45,695

Total	$2,478,871	$2,488,637

The Company’s credit agreement consists of a term loan B to the Operating Company totaling $1,851.6 million (the “Term Loan” or “Term Loan Facility”) and a $250.0 million revolving credit facility (the “Revolving Credit Facility” and, together with the Term Loan, the “Credit Agreement”). The obligations of the Operating Company under the Credit Agreement are guaranteed by Holdings and certain other subsidiaries of Holdings. The Term Loan is payable in quarterly installments and requires payments of $18.7 million in each of 2008, 2009 and 2010 and $1,804.8 million in 2011. The Revolving Credit Facility expires on October 7, 2010. Availability under the Revolving Credit Facility as of June 30, 2008, was $239.0 million (as reduced by $11.0 million of outstanding letters of credit). Interest under the Credit Agreement is payable at (a) the “Alternate Base Rate” (“ABR”) (the higher of the Prime Rate or the Federal Funds Rate plus 0.50%) plus a margin ranging from 1.00% to 1.75%; or (b) the “Eurodollar Rate” (the applicable interest rate offered to banks in the London interbank eurocurrency market) plus a margin ranging from 2.00% to 2.75%. A commitment fee of 0.50% is due on the unused portion of the Revolving Credit Facility. In addition, the Credit Agreement contains certain affirmative and negative covenants as to the operations and financial condition of the Company, as well as certain restrictions on the payment of dividends and other distributions to Holdings. As of June 30, 2008, the Company was in compliance with all covenants.

Substantially all domestic tangible and intangible assets of the Company are pledged as collateral pursuant to the terms of the Credit Agreement.

Pursuant to its terms, on March 30, 2007, the Credit Agreement was amended in order to, among other things, increase the Term Loan Facility by approximately $305.0 million (the “Amendment”). Proceeds of the Amendment were used to pay off the second-lien credit agreement ($250.0 million), with $50.0 million being used to reduce outstanding borrowings on the Revolving Credit Facility and approximately $5.0 million being used to pay fees and expenses.

The Company has outstanding $250.0 million in Senior Notes of the Operating Company and $375.0 million in Senior Subordinated Notes of the Operating Company (collectively “the Notes”). The Notes are

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

unconditionally guaranteed, jointly and severally, by Holdings and mature on October 7, 2012 (Senior Notes), and October 7, 2014 (Senior Subordinated Notes). Interest on the Senior Notes is payable semi-annually at 8.50% and interest on the Senior Subordinated Notes is payable semi-annually at 9.875%.

10.	Fair Value Measurement

On January 1, 2008, the Company adopted SFAS 157, which did not have a significant impact on its financial statements. SFAS 157 established the following fair value hierarchy that prioritizes the inputs used to measure fair value:

Level 1:  Level 1 inputs are quoted prices in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:  Level 2 inputs include the following:

a) Quoted prices in active markets for similar assets or liabilities.

b) Quoted prices in markets that are not active for identical or similar assets or liabilities.

c) Inputs other than quoted prices that are observable for the asset or liability.

d) Inputs that are derived primarily from or corroborated by observable market data by correlation or other means.

Level 3:  Level 3 inputs are unobservable inputs for the asset or liability.

The following table presents the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of June 30, 2008, by level within the fair value hierarchy:

	Fair Value Measurements Using
	Level 1	Level 2	Level 3
	(In thousands)

Assets:
Derivative financial instruments	$—	$63	$—
Liabilities:
Derivative financial instruments	$—	$1,174	$—

The Company’s derivative financial instruments are interest rate collars based on LIBOR swap rates and forward exchange contracts, which are observable at commonly quoted intervals for the full term of the derivatives and therefore considered a level 2 input.

11.	Income Taxes

Holdings and the Operating Company, as limited partnerships, do not pay U.S. federal income taxes under the provisions of the Internal Revenue Code, as the applicable income or loss is included in the tax returns of the partners. However, certain U.S. subsidiaries acquired as part of the acquisition in 2004 of the blow molded plastic container business of Owens-Illinois, Inc. (“O-I Plastic”) are corporations and are subject to U.S. federal and state income taxes. The Company’s foreign operations are subject to tax in their local jurisdictions. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to reverse. The Company previously established a valuation allowance with respect to certain deferred tax assets. During the first six months of 2008, the valuation allowance decreased by $2.1 million.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

The Company had $9.6 million of Unrecognized Tax Benefits (“UTB”), exclusive of interest and penalties, as of June 30, 2008, resulting primarily from related party interest free loans, related party technical assistance payments and related party administrative allocations in various non-U.S. subsidiaries of the Company and disallowed related party interest expense in various U.S. states and in certain non-U.S. subsidiaries. For the six months ended June 30, 2008, the Company recorded a net increase in UTB of $0.3 million, exclusive of interest and penalties, resulting from an increase of $1.1 million for tax positions taken in prior periods, a decrease of $1.2 million related to expired statutes of limitation on prior tax positions and an increase of $0.4 million for current year tax positions. Offsetting long-term deferred income tax assets at June 30, 2008, were $0.8 million. Upon adoption of FIN 48, the Company elected to treat interest and penalties related to taxes as a component of income tax expense. As of June 30, 2008, the Company had recorded additional UTB of $7.2 million related to interest and penalties. The Company expects that the UTB balance will decrease within the next twelve months by approximately $2.4 million as a result of expiring statutes of limitation. Approximately $11.2 million of UTB at June 30, 2008, if recognized, would impact the Company’s effective tax rate.

12.	Commitments

The Company is a party to various capital and operating leases involving real property and equipment. Total rent expense for operating leases was $13.7 million and $27.5 million for the three and six months ended June 30, 2008, respectively, and $13.5 million and $27.6 million for the three and six months ended June 30, 2007, respectively.

13.	Contingencies and Legal Proceedings

The Company is a party to various litigation matters arising in the ordinary course of business. The ultimate legal and financial liability of the Company with respect to such litigation cannot be estimated with certainty, but Management believes, based on its examination of these matters, experience to date and discussions with counsel, that ultimate liability from the Company’s various litigation matters will not be material to the business, financial condition, results of operations or cash flows of the Company.

14.	Condensed Guarantor Data

On October 7, 2004, the Operating Company and GPC Capital Corp. I (“CapCo I”) co-issued $250.0 million aggregate principal amount of 8.5% Senior Notes due 2012 and $375.0 million aggregate principal amount of 9.875% Senior Subordinated Notes due 2014. Holdings and the domestic subsidiaries of the Operating Company have fully and unconditionally guaranteed these notes. These guarantees are both joint and several. Both the Operating Company and CapCo I are 100%-owned subsidiaries of Holdings.

The following unaudited condensed consolidating information presents, in separate columns, the condensed consolidating balance sheets as of June 30, 2008, and December 31, 2007, and the related condensed consolidating statements of operations for the three and six months ended June 30, 2008 and 2007, and condensed consolidating statements of cash flows for the six months ended June 30, 2008 and 2007, for (i) Holdings on a parent only basis, with its investments in the Operating Company and CapCo I recorded under the equity method, (ii) the Operating Company, a wholly-owned subsidiary of Holdings, on a parent only basis, with its investments in subsidiaries recorded under the equity method, (iii) the guarantor domestic subsidiaries of the Operating Company, (iv) the non- guarantor subsidiaries of the Company, (v) CapCo I, a co-issuer of the Notes, and (vi) the Company on a consolidated basis.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

GRAHAM PACKAGING HOLDINGS COMPANY

CONDENSED CONSOLIDATING BALANCE SHEET
AS OF JUNE 30, 2008

	Graham	Graham
	Packaging	Packaging
	Holdings	Company,		Non-
	Company	L.P.	Guarantors	Guarantors	CapCo I	Eliminations	Consolidated
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$—	$27,272	$2	$25,581	$—	$—	$52,855
Accounts receivable, net	—	91,552	99,755	86,139	—	—	277,446
Inventories	—	98,944	113,958	60,608	—	—	273,510
Deferred income taxes	—	—	2,690	4,391	—	—	7,081
Prepaid expenses and other current assets	—	7,301	23,454	24,019	—	—	54,774

Total current assets	—	225,069	239,859	200,738	—	—	665,666
Property, plant and equipment, net	—	482,180	435,102	320,812	—	—	1,238,094
Intangible assets, net	—	6,906	37,611	6,924	—	—	51,441
Goodwill	—	9,246	235,924	66,447	—	—	311,617
Net intercompany	—	1,159,772	—	—	—	(1,159,772)	—
Investment in subsidiaries	—	262,483	312,653	—	—	(575,136)	—
Other non-current assets	—	43,504	296	4,445	—	—	48,245

Total assets	$—	$2,189,160	$1,261,445	$599,366	$—	$(1,734,908)	$2,315,063

LIABILITIES AND PARTNERS’ CAPITAL (DEFICIT)
Current liabilities:
Current portion of long-term debt	$—	$30,767	$286	$12,180	$—	$—	$43,233
Accounts payable	—	72,140	58,660	53,015	—	—	183,815
Accrued expenses and other current liabilities	—	87,867	37,718	60,693	—	—	186,278
Deferred revenue	—	20,878	7,954	5,234	—	—	34,066

Total current liabilities	—	211,652	104,618	131,122	—	—	447,392
Long-term debt	—	2,476,319	718	1,834	—	—	2,478,871
Deferred income taxes	—	302	12,102	15,768	—	—	28,172
Other non-current liabilities	—	40,629	15,066	31,764	—	—	87,459
Investment in subsidiaries	539,742	—	—	—	—	(539,742)	—
Net intercompany	187,089	—	932,888	39,795	—	(1,159,772)	—
Commitments and contingent liabilities
Partners’ capital (deficit)	(726,831)	(539,742)	196,053	379,083	—	(35,394)	(726,831)

Total liabilities and partners’ capital (deficit)	$—	$2,189,160	$1,261,445	$599,366	$—	$(1,734,908)	$2,315,063

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

GRAHAM PACKAGING HOLDINGS COMPANY

CONDENSED CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2007

	Graham	Graham
	Packaging	Packaging
	Holdings	Company,		Non-
	Company	L.P.	Guarantors	Guarantors	CapCo I	Eliminations	Consolidated
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$—	$3,815	$2	$14,497	$—	$—	$18,314
Accounts receivable, net	—	82,376	85,232	80,345	—	—	247,953
Inventories	—	90,207	125,974	50,003	—	—	266,184
Deferred income taxes	—	—	3,564	3,956	—	—	7,520
Prepaid expenses and other current assets	—	5,891	2,636	32,171	—	—	40,698

Total current assets	—	182,289	217,408	180,972	—	—	580,669
Property, plant and equipment, net	—	493,442	456,634	292,342	—	—	1,242,418
Intangible assets, net	—	6,397	39,657	6,798	—	—	52,852
Goodwill	—	9,246	235,924	61,549	—	—	306,719
Net intercompany	—	1,175,957	—	—	—	(1,175,957)	—
Investment in subsidiaries	—	214,570	274,025	—	—	(488,595)	—
Other non-current assets	—	46,573	355	4,247	—	—	51,175

Total assets	$—	$2,128,474	$1,224,003	$545,908	$—	$(1,664,552)	$2,233,833

LIABILITIES AND PARTNERS’ CAPITAL (DEFICIT)
Current liabilities:
Current portion of long-term debt	$—	$30,878	$228	$14,589	$—	$—	$45,695
Accounts payable	—	58,760	60,255	47,558	—	—	166,573
Accrued expenses and other current liabilities	—	102,208	29,140	53,211	—	—	184,559
Deferred revenue	—	11,076	7,057	6,891	—	—	25,024

Total current liabilities	—	202,922	96,680	122,249	—	—	421,851
Long-term debt	—	2,487,756	518	363	—	—	2,488,637
Deferred income taxes	—	300	12,599	12,879	—	—	25,778
Other non-current liabilities	—	37,804	15,187	31,973	—	—	84,964
Investment in subsidiaries	600,308	—	—	—	—	(600,308)	—
Net intercompany	187,089	—	940,797	48,071	—	(1,175,957)	—
Commitments and contingent liabilities
Partners’ capital (deficit)	(787,397)	(600,308)	158,222	330,373	—	111,713	(787,397)

Total liabilities and partners’ capital (deficit)	$—	$2,128,474	$1,224,003	$545,908	$—	$(1,664,552)	$2,233,833

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

GRAHAM PACKAGING HOLDINGS COMPANY

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED JUNE 30, 2008

	Graham	Graham
	Packaging	Packaging
	Holdings	Company,		Non-
	Company	L.P.	Guarantors	Guarantors	CapCo I	Eliminations	Consolidated
	(In thousands)

Net sales	$—	$290,680	$270,607	$151,111	$—	$(24,154)	$688,244
Cost of goods sold	—	238,203	239,473	127,181	—	(24,154)	580,703

Gross profit	—	52,477	31,134	23,930	—	—	107,541
Selling, general and administrative expenses	—	15,320	13,299	7,594	—	—	36,213
Asset impairment charges	—	—	—	—	—	—	—
Net loss (gain) on disposal of fixed assets	—	87	92	(40)	—	—	139

Operating income	—	37,070	17,743	16,376	—	—	71,189
Interest expense, net	—	25,281	15,280	1,442	—	—	42,003
Other expense (income), net	—	85	(163)	(436)	—	—	(514)
Equity in earnings of subsidiaries	(28,308)	(17,145)	(9,751)	—	—	55,204	—

Income (loss) before income taxes	28,308	28,849	12,377	15,370	—	(55,204)	29,700
Income tax provision	—	541	103	748	—	—	1,392

Net income (loss)	$28,308	$28,308	$12,274	$14,622	$—	$(55,204)	$28,308

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

GRAHAM PACKAGING HOLDINGS COMPANY

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2008

	Graham	Graham
	Packaging	Packaging
	Holdings	Company,		Non-
	Company	L.P.	Guarantors	Guarantors	CapCo I	Eliminations	Consolidated
	(In thousands)

Net sales	$—	$585,092	$534,333	$288,102	$—	$(49,880)	$1,357,647
Cost of goods sold	—	486,817	475,777	244,288	—	(49,880)	1,157,002

Gross profit	—	98,275	58,556	43,814	—	—	200,645
Selling, general and administrative expenses	—	28,588	25,240	15,322	—	—	69,150
Asset impairment charges	—	3,262	(3,507)	260	—	—	15
Net (gain) loss on disposal of fixed assets	—	(727)	1,077	(65)	—	—	285

Operating income	—	67,152	35,746	28,297	—	—	131,195
Interest expense, net	—	55,571	34,124	2,993	—	—	92,688
Other expense (income), net	—	192	(820)	(707)	—	—	(1,335)
Equity in earnings of subsidiaries	(32,066)	(21,577)	(11,102)	—	—	64,745	—

Income (loss) before income taxes	32,066	32,966	13,544	26,011	—	(64,745)	39,842
Income tax provision	—	900	298	6,578	—	—	7,776

Net income (loss)	$32,066	$32,066	$13,246	$19,433	$—	$(64,745)	$32,066

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

GRAHAM PACKAGING HOLDINGS COMPANY

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED JUNE 30, 2007

	Graham	Graham
	Packaging	Packaging
	Holdings	Company,		Non-
	Company	L.P.	Guarantors	Guarantors	CapCo I	Eliminations	Consolidated
	(In thousands)

Net sales	$—	$268,032	$280,003	$126,021	$—	$(23,087)	$650,969
Cost of goods sold	—	221,518	246,208	108,127	—	(23,087)	552,766

Gross profit	—	46,514	33,795	17,894	—	—	98,203
Selling, general and administrative expenses	—	10,458	16,516	6,123	—	—	33,097
Net loss (gain) on disposal of fixed assets	—	702	505	(316)	—	—	891

Operating income	—	35,354	16,774	12,087	—	—	64,215
Interest expense, net	—	30,838	19,799	1,340	—	—	51,977
Other (income) expense, net	—	(11,922)	(130)	402	—	12,242	592
Equity in (earnings) loss of subsidiaries	(5,131)	10,121	(2,001)	—	—	(2,989)	—

Income (loss) before income taxes	5,131	6,317	(894)	10,345	—	(9,253)	11,646
Income tax provision	—	1,186	276	5,053	—	—	6,515

Net income (loss)	$5,131	$5,131	$(1,170)	$5,292	$—	$(9,253)	$5,131

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

GRAHAM PACKAGING HOLDINGS COMPANY

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2007

	Graham	Graham
	Packaging	Packaging
	Holdings	Company,		Non-
	Company	L.P.	Guarantors	Guarantors	CapCo I	Eliminations	Consolidated
	(In thousands)

Net sales	$—	$532,643	$537,862	$249,268	$—	$(47,019)	$1,272,754
Cost of goods sold	—	445,222	480,941	215,247	—	(47,019)	1,094,391

Gross profit	—	87,421	56,921	34,021	—	—	178,363
Selling, general and administrative expenses	—	24,145	31,283	12,854	—	—	68,282
Net loss (gain) on disposal of fixed assets	—	1,741	1,028	(313)	—	—	2,456

Operating income	—	61,535	24,610	21,480	—	—	107,625
Interest expense, net	—	65,144	39,384	3,172	—	—	107,700
Other (income) expense, net	—	(11,854)	(291)	602	—	12,245	702
Equity in loss (earnings) of subsidiaries	10,484	16,584	(2,346)	—	—	(24,722)	—

(Loss) income before income taxes	(10,484)	(8,339)	(12,137)	17,706	—	12,477	(777)
Income tax provision (benefit)	—	2,145	(1,240)	8,802	—	—	9,707

Net (loss) income	$(10,484)	$(10,484)	$(10,897)	$8,904	$—	$12,477	$(10,484)

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

GRAHAM PACKAGING HOLDINGS COMPANY

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2008

	Graham	Graham
	Packaging	Packaging
	Holdings	Company,		Non-
	Company	L.P.	Guarantors	Guarantors	CapCo I	Eliminations	Consolidated
	(In thousands)

Operating activities:
Net cash provided by operating activities	$—	$61,577	$23,426	$32,349	$—	$—	$117,352

Investing activities:
Net cash paid for property, plant and equipment	—	(24,667)	(19,262)	(23,565)	—	—	(67,494)
Acquisition of/investment in a business, net of cash acquired	—	—	(4,025)	4,025	—	—	—

Net cash used in investing activities	—	(24,667)	(23,287)	(19,540)	—	—	(67,494)

Financing activities:
Proceeds from issuance of long-term debt	—	182,815	—	51,251	—	—	234,066
Payment of long-term debt	—	(196,268)	(139)	(53,285)	—	—	(249,692)

Net cash used in financing activities	—	(13,453)	(139)	(2,034)	—	—	(15,626)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	309	—	—	309

Increase in cash and cash equivalents	—	23,457	—	11,084	—	—	34,541
Cash and cash equivalents at beginning of period	—	3,815	2	14,497	—	—	18,314

Cash and cash equivalents at end of period	$—	$27,272	$2	$25,581	$—	$—	$52,855

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

GRAHAM PACKAGING HOLDINGS COMPANY

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2007

	Graham	Graham
	Packaging	Packaging
	Holdings	Company,		Non-
	Company	L.P.	Guarantors	Guarantors	CapCo I	Eliminations	Consolidated
	(In thousands)

Operating activities:
Net cash provided by operating activities	$—	$72,246	$26,714	$12,396	$—	$—	$111,356

Investing activities:
Net cash paid for property, plant and equipment	—	(29,183)	(26,225)	(11,387)	—	—	(66,795)
Acquisition of/investment in a business, net of cash acquired	—	(3,031)	—	3,031	—	—	—

Net cash used in investing activities	—	(32,214)	(26,225)	(8,356)	—	—	(66,795)

Financing activities:
Proceeds from issuance of long-term debt	—	527,775	—	27,006	—	—	554,781
Payment of long-term debt	—	(538,410)	(489)	(28,701)	—	—	(567,600)
Purchase of partnership units	—	(3,140)	—	—	—	—	(3,140)
Debt issuance fees	—	(4,500)	—	—	—	—	(4,500)

Net cash used in financing activities	—	(18,275)	(489)	(1,695)	—	—	(20,459)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	218	—	—	218

Increase in cash and cash equivalents	—	21,757	—	2,563	—	—	24,320
Cash and cash equivalents at beginning of period	—	1,456	1	11,870	—	—	13,327

Cash and cash equivalents at end of period	$—	$23,213	$1	$14,433	$—	$—	$37,647

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

15.	Comprehensive Income (Loss)

Comprehensive income (loss) for the three and six months ended June 30, 2008 and 2007, was as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(In thousands)

Net income (loss)	$28,308	$5,131	$32,066	$(10,484)
Changes in fair value of derivatives, net of tax of $0 for all periods presented in 2008 and 2007	2,906	(2,311)	(404)	(5,164)
Change in amortization of prior service costs and unrealized actuarial losses included in net periodic benefit costs for pension and post-retirement plans, net of a tax provision of $19 for both the three and six months ended June 30, 2008 and $0 for both periods presented in 2007	191	83	474	(4,682)
Currency translation adjustments, net of a tax provision of $159 and $349 for the three and six months ended June 30, 2008, respectively, and $0 for both the three and six months ended June 30, 2007	12,677	9,416	26,557	10,373

Comprehensive income (loss)	$44,082	$12,319	$58,693	$(9,957)

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

16.	Segment Information

The Company is organized and managed on a geographical basis in three operating segments: North America, Europe and South America. Segment information for the three and six months ended June 30, 2008 and 2007 and as of June 30, 2008 and December 31, 2007, representing the reportable segments currently utilized by the chief operating decision makers, was as follows:

		North		South
		America	Europe	America	Eliminations	Total
		(In thousands)
					(a)

Net sales(b)(c)	Three months ended June 30, 2008	$584,111	$80,412	$24,101	$(380)	$688,244
	Three months ended June 30, 2007	565,904	68,405	16,795	(135)	650,969
	Six months ended June 30, 2008	1,157,234	157,022	44,206	(815)	1,357,647
	Six months ended June 30, 2007	1,105,083	136,098	33,334	(1,761)	1,272,754
Operating income (loss)	Three months ended June 30, 2008	$63,194	$8,800	$(805)	$—	$71,189
	Three months ended June 30, 2007	57,610	5,531	1,074	—	64,215
	Six months ended June 30, 2008	116,702	14,781	(288)	—	131,195
	Six months ended June 30, 2007	95,473	10,345	1,807	—	107,625
Depreciation and amortization	Three months ended June 30, 2008	$37,045	$5,608	$1,323	$—	$43,976
	Three months ended June 30, 2007	45,101	5,634	1,219	—	51,954
	Six months ended June 30, 2008	73,944	11,253	2,559	—	87,756
	Six months ended June 30, 2007	88,324	10,947	2,413	—	101,684
Asset impairment charges	Three months ended June 30, 2008	$—	$—	$—	$—	$—
	Three months ended June 30, 2007	—	—	—	—	—
	Six months ended June 30, 2008	15	—	—	—	15
	Six months ended June 30, 2007	—	—	—	—	—
Interest expense, net	Three months ended June 30, 2008	$40,661	$826	$516	$—	$42,003
	Three months ended June 30, 2007	50,673	959	345	—	51,977
	Six months ended June 30, 2008	89,985	1,488	1,215	—	92,688
	Six months ended June 30, 2007	105,452	1,577	671	—	107,700
Other (income) expense, net	Three months ended June 30, 2008	$(271)	$(16)	$(227)	$—	$(514)
	Three months ended June 30, 2007	(11,896)	233	11	12,244	592
	Six months ended June 30, 2008	(578)	(204)	(553)	—	(1,335)
	Six months ended June 30, 2007	(11,776)	152	82	12,244	702
Income tax (benefit) provision	Three months ended June 30, 2008	$(810)	$2,226	$(24)	$—	$1,392
	Three months ended June 30, 2007	3,600	2,437	478	—	6,515
	Six months ended June 30, 2008	3,055	4,539	182	—	7,776
	Six months ended June 30, 2007	4,452	4,694	561	—	9,707
Identifiable assets(b)(c)(d)	As of June 30, 2008	$988,536	$197,459	$52,099	$—	$1,238,094
	As of December 31, 2007	1,014,642	182,497	45,279	—	1,242,418
Goodwill	As of June 30, 2008	$288,686	$20,986	$1,945	$—	$311,617
	As of December 31, 2007	286,295	18,607	1,817	—	306,719
Cash paid for property, plant and equipment	Six months ended June 30, 2008	$51,099	$11,478	$5,609	$—	$68,186
	Six months ended June 30, 2007	59,211	6,254	2,373	—	67,838

(a)	To eliminate intercompany transactions.

(b)	The Company’s net sales for Europe include countries having significant sales as follows: Poland, France, Rotselaar (Belgium) and Spain which totaled approximately $17.1 million, $15.8 million, $13.8 million and $10.5 million, respectively, for the three months ended June 30, 2008, and approximately $14.8 million, $13.8 million, $10.9 million and $9.7 million, respectively, for the three months ended June 30, 2007. The Company’s net sales for Europe include countries having significant sales as follows: Poland, France, Rotselaar (Belgium) and Spain which totaled approximately $33.2 million, $31.5 million, $27.3 million and $20.2 million, respectively, for the six months ended June 30, 2008, and approximately $30.6 million, $27.2 million, $22.9 million and $17.8 million, respectively, for the six months ended June 30, 2007. The Company’s identifiable assets for Europe include countries having significant identifiable assets as follows: Poland, France, Rotselaar (Belgium) and Spain which totaled approximately

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

$52.3 million, $38.6 million, $36.3 million and $32.5 million, respectively, as of June 30, 2008, and $46.7 million, $38.3 million, $33.0 million and $30.1 million, respectively, as of December 31, 2007.

(c)	The Company’s net sales for North America include sales in Mexico which totaled approximately $40.4 million and $34.9 million for the three months ended June 30, 2008 and 2007, respectively, and $74.5 million and $69.2 million for the six months ended June 30, 2008 and 2007, respectively. Identifiable assets in Mexico totaled approximately $67.5 million and $59.7 million as of June 30, 2008, and December 31, 2007, respectively. Approximately all of the North America reportable segment’s remaining net sales and identifiable assets are in the United States.

(d)	Represents property, plant and equipment, net.

Product Net Sales Information

The following is supplemental information on net sales by product category:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(In thousands)

Food and Beverage	$425,786	$410,118	$842,486	$785,468
Household	124,446	124,073	248,763	255,566
Automotive Lubricants	89,668	66,532	171,775	130,725
Personal Care/Specialty	48,344	50,246	94,623	100,995

Total Net Sales	$688,244	$650,969	$1,357,647	$1,272,754

17.	Pension Plans

The components of net periodic pension cost for the Company’s defined benefit pension plans consisted of the following:

	Three Months Ended		Six Moths Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(In thousands)

Components of net periodic pension cost:
Service cost	$703	$772	$1,407	$1,538
Interest cost	1,414	1,306	2,829	2,604
Expected return on plan assets	(1,682)	(1,514)	(3,365)	(3,019)
Net amortization and deferral of prior service costs	218	215	436	429
Employee contributions	(27)	(26)	(54)	(52)

Net periodic pension cost	$626	$753	$1,253	$1,500

The Company previously disclosed in its financial statements for the year ended December 31, 2007, that it expected to contribute $5.9 million to its pension plans in 2008. As of June 30, 2008, $0.9 million of contributions to its pension plans have been made.

The Company recognized $2.1 million of expense for its 401(k) plans in the second quarter of each of 2008 and 2007, and $4.2 million of expense for its 401(k) plans in the first half of each of 2008 and 2007.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

18.	Transactions with Related Parties

The Company had transactions with entities affiliated through common ownership. The Company made payments to Graham Engineering Company for equipment and related services of $0.3 million and $1.8 million for the three months ended June 30, 2008 and 2007, respectively, and $0.9 million and $3.2 million for the six months ended June 30, 2008 and 2007, respectively. The Graham Family Investors (defined as Graham Capital Company, GPC Investments LLC and Graham Alternative Investment Partners I or affiliates thereof or other entities controlled by Donald C. Graham and his family) and Blackstone Management Partners III L.L.C. have supplied management services to the Company since 1998. The Company has recorded $1.3 million of expense for these services for each of the three months ended June 30, 2008 and 2007, and $2.5 million of expense for these services for each of the six months ended June 30, 2008 and 2007. Under monitoring agreements, the Company is obligated to make annual payments of $2.0 million and $3.0 million to the Graham Family Investors and Blackstone Management Partners III L.L.C., respectively.

At June 30, 2008, the Company had loans outstanding to certain management employees for the purchase of shares of BMP/Graham Holdings Corporation, which owns, directly and indirectly, 85% of the Company. These loans were made in connection with the capital call payments made on September 29, 2000, and March 29, 2001, pursuant to the capital call agreement dated as of August 13, 1998. The proceeds from the loans were used to fund management’s share of the capital call payments. The loans mature on September 28, 2012, and March 30, 2013, respectively, and accrue interest at a rate of 6.22%. The loans are secured by a pledge of the stock purchased by the loans and by a security interest in any bonus due and payable to the respective borrowers on or after the maturity date of the loans. The loans and related interest, totaling $2.0 million as of June 30, 2008, and $1.9 million as of December 31, 2007, are reflected in Partners’ Capital (Deficit) on the Condensed Consolidated Balance Sheets (Unaudited).

On behalf of Blackstone Capital Partners III Merchant Banking Fund L.P., Blackstone Offshore Capital Partners III L.P. and Blackstone Family Investment Partnership III L.P. (the “Blackstone Investors”), the Company made payments to the Company’s former Chief Executive Officer and Chief Financial Officer on January 5, 2007 for its repurchase of all of their outstanding partnership units, pursuant to separation agreements dated as of December 3, 2006. As a result of these payments, the Blackstone Investors became the owners of the partnership units and owe the Company $4.2 million. This receivable is reflected in Partners’ Capital (Deficit) on the Condensed Consolidated Balance Sheets (Unaudited).

19.	Subsequent Event

On July 1, 2008, the Company’s partners (“Sellers”) and the Company, including a wholly-owned subsidiary of the Company, GPC Capital Corp. II (“CapCoII” or “GPC”), entered into an Equity Purchase Agreement (the“Purchase Agreement”) with Hicks Acquisition Company I, Inc. (“HACI”), a publicly traded special purpose acquisition company, pursuant to which, through a series of transactions including an IPO Reorganization, HACI’s stockholders will acquire a majority of the outstanding common stock of GPC and GPC will own, either directly or indirectly, 100% of the partnership interests of the Operating Company (the “Transaction”).

Under the terms of the Purchase Agreement:

•	HACI will purchase an aggregate of 54.4 million of newly registered shares of GPC common stock (including the earnout shares defined below) from the Sellers for an aggregate purchase price of $350.0 million in cash. Such shares of GPC common stock will be distributed to holders of HACI common stock on a one-for-one basis. 2.8 million shares of HACI common stock that are held by HACI’s founder will be converted into shares of GPC common stock that will not have any voting or economic rights unless certain post-closing GPC common stock trading price targets are met by September 28, 2012 (the “earnout shares”);

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

•	GPC will issue up to an additional 16.6 million shares to the stockholders of HACI, less the number of shares of HACI common stock that are converted into the right to receive cash pursuant to conversion rights in accordance with HACI’s amended and restated certificate of incorporation, in exchange for all then-remaining cash in HACI (after payment of expenses and discharge of liabilities);

•	The Sellers will retain 33.0 million shares of GPC common stock and may be entitled to receive additional shares of GPC common stock based on a net debt closing adjustment provided for in the Purchase Agreement;

•	Outstanding warrants to acquire shares of HACI common stock will become entitled to acquire the same number of shares of GPC common stock on the same terms and conditions as the existing warrants; except that 2.8 million warrants that are held by the sponsor of HACI will be converted into warrants to acquire shares of GPC common stock with an exercise price of $10 per share and an expiration date of September 28, 2012 and would not become exercisable unless certain post-closing GPC common stock trading price targets are met;

•	The Sellers will receive an aggregate of 2.8 million warrants to purchase shares of GPC common stock with an exercise price of $7.50 per share and an expiration date of September 28, 2012 that do not become exercisable unless certain post-closing GPC common stock trading price targets are met; and

•	Unexercised options issued by the Company to certain employees will be converted into options to purchase GPC common stock based on an exchange ratio determined in accordance with the Purchase Agreement and the vesting of certain options will be accelerated.

Assuming no conversion of HACI common stock into the right to receive cash or exercise of warrants, HACI’s existing public stockholders, together with certain related parties, will own approximately 68% of GPC’s voting common stock outstanding after the completion of the Transaction and the Sellers will own approximately 32% of GPC’s common stock outstanding after the completion of the Transaction. The Blackstone Investors will remain in the aggregate GPC’s largest shareholder.

The Company has determined that this transaction would be reported as a business combination, and that HACI will be deemed the accounting acquirer, as defined by SFAS 141, “Business Combinations.” Additionally, the transaction has been structured to preserve the Company’s existing debt structure; and management does not believe that this transaction will result in a breach, or result in a default under, the Company’s existing credit facilities or constitute a “change of control” under the indentures of the Company’s existing senior and senior subordinated notes issues.

The Company expects to complete this transaction in the fourth quarter of 2008.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

20.	Income (loss) Per Unit

Basic net income (loss) per unit is computed by dividing net income (loss) available to partners by the weighted average number of units outstanding for the period. Diluted net income (loss) per unit reflects the potential dilution that could occur if options were exercised that then shared in the income available to the partners subject to anti-dilution limitations. For the three months ended June 30, 2008 and 2007, and the six months ended June 30, 2008 and 2007, 282.3, 1,044.1, 383.8 and 1,446.4 potential options to purchase units, respectively, have been excluded from the computations of diluted net income (loss) per unit, because the inclusion of such options would be anti-dilutive.

Report of Independent Registered Public Accounting Firm

The Board of Directors
Hicks Acquisition Company I, Inc.:

We have audited the accompanying balance sheet of Hicks Acquisition Company I, Inc. (a development stage company) (the Company) as of December 31, 2007, and the related statements of operations, stockholders’ equity, and cash flows for the period February 26, 2007 (inception) through December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hicks Acquisition Company I, Inc. as of December 31, 2007, and the results of its operations and its cash flows for the period February 26, 2007 (inception) through December 31, 2007, in conformity with U.S. generally accepted accounting principles.

/s/  KPMG LLP

Dallas, Texas
March 27, 2008

HICKS ACQUISITION COMPANY I, INC.
(a Development Stage Company)

Balance Sheet

December 31,
2007

ASSETS
Current assets:
Cash	$52,053
Cash held in trust	541,301,789
Other assets	267,798

Total current assets	541,621,640
Deferred tax asset	154,751
Other noncurrent assets	65,833

Total assets	$541,842,224

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$655,871
Accrued expenses	489,287
Accrued federal and state taxes	1,671,956
Accrued expenses — related party	117,278
Deferred underwriter’s commission	17,388,000

Total current liabilities	20,322,392

Common stock, subject to possible redemption; 16,559,999 shares at $9.71 per share	160,797,590
Deferred interest attributable to common stock subject to possible redemption (net of taxes of $525,674)	1,020,426
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value. Authorized 1,000,000 shares; none issued or outstanding at December 31, 2007	—
Common stock, $0.0001 par value. Authorized 225,000,000 shares; issued and outstanding 69,000,000 shares (less 16,559,999 shares subject to possible redemption) at December 31, 2007	5,244
Additional paid-in capital	357,999,322
Earnings accumulated during the development stage	1,697,250

Total stockholders’ equity	359,701,816

Total liabilities and stockholders’ equity	$541,842,224

See accompanying notes to financial statements.

HICKS ACQUISITION COMPANY I, INC.
(A Development Stage Company)

Statement of Operations

February 26,
2007 (Inception)
to December 31,
2007

Operating expenses:
Formation and operating costs	$196,885
Professional fees	722,023

Loss from operations before other income (expense) and income tax expense	(918,908)
Other income and (expense):
Interest income	5,153,789
State taxes other than income	(116,553)

Total other income	5,037,236

Income before income tax expense	4,118,328
Income tax expense	1,400,652

Net income	2,717,676
Deferred interest, net of taxes, attributable to common stock subject to possible redemption	(1,020,426)

Net income attributable to common stock	$1,697,250

Earnings per share:
Basic and diluted	$0.07

Weighted average shares outstanding:
Basic and diluted	24,002,143

See accompanying notes to financial statements.

HICKS ACQUISITION COMPANY I, INC.
(A Development Stage Company)

Statement of Stockholders’ Equity

				Earnings
				Accumulated
			Additional	During the
	Common Stock		Paid-In	Development	Stockholders’
	Shares	Amount	Capital	Stage	Equity

Initial capital from founding stockholder for cash	11,500,000	$1,150	$23,850	$—	$25,000
Stock dividend, September 27, 2007	2,300,000	230	(230)	—	—
Sale of 55,200,000 units, net of underwriter’s discount and offering costs	55,200,000	5,520	511,771,636	—	511,777,156
Proceeds subject to possible redemption of 16,559,999 shares	—	(1,656)	(160,795,934)	—	(160,797,590)
Proceeds from sale of warrants to sponsor	—	—	7,000,000	—	7,000,000
Net income attributable to common stock	—	—	—	1,697,250	1,697,250

Balance as of December 31, 2007	69,000,000	$5,244	$357,999,322	$1,697,250	$359,701,816

See accompanying notes to financial statements.

HICKS ACQUISITION COMPANY I, INC.
(A Development Stage Company)

Statement of Cash Flows

February 26,
2007 (Inception)
to December 31,
2007

Cash flows from operating activities:
Net income attributable to common stock	$1,697,250
Adjustments to reconcile net income attributable to common stock to net cash provided by operating activities:
Deferred tax asset	(154,751)
Deferred interest attributable to common stock subject to possible redemption	1,020,426
Change in operating assets and liabilities:
Other assets	(333,631)
Accrued federal and state taxes	1,671,956
Accounts payable	655,871
Accrued expenses	489,287
Accrued expenses — related party	117,278

Net cash provided by operating activities	5,163,686

Cash flows from investing activities:
Cash held in trust account	(541,301,789)

Net cash used in investing activities	(541,301,789)

Cash flows from financing activities:
Proceeds from note payable — related party	225,000
Payment on note payable — related party	(225,000)
Proceeds from sale of units to sponsor	25,000
Proceeds from sale of warrants to initial founder	7,000,000
Proceeds from initial public offering, net of underwriter’s discount and offering costs	529,165,156

Net cash provided by financing activities	536,190,156

Increase in cash	52,053
Cash and cash equivalents, beginning of period	—

Cash and cash equivalents, end of period	$52,053

Supplemental disclosure of noncash financing activities:
Accrual of deferred underwriter’s commission	$17,388,000

See accompanying notes to financial statements.

HICKS ACQUISITION COMPANY I, INC.
(a Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS

Note 1 —	Organization and Nature of Business Operations

Hicks Acquisition Company I, Inc. (the “Company”) was incorporated in Delaware on February 26, 2007 as a blank check company formed for the purpose of acquiring, or acquiring control of, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination one or more businesses or assets.

The Company has neither engaged in any operations nor generated any revenue to date. The activity from February 26, 2007 to December 31, 2007 relates to the Company’s formation and its initial public offering described below and in Note 3. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s initial public offering (the “Offering”) was declared effective September 27, 2007. The Company consummated the Offering on October 3, 2007 and received proceeds of approximately $529.1 million, net of underwriter’s commissions of approximately $21.3 million and offering costs and other expenses of $1.6 million. The Company sold to the public 55,200,000 units at a price of $10.00 per unit, including 7,200,000 units issued pursuant to the exercise of the underwriter’s over-allotment option. Simultaneously with the consummation of the Offering, the Company consummated the private sale of 7,000,000 warrants to HH-HACI, L.P., a Delaware limited partnership (the “Sponsor”), at a price of $1.00 per sponsor’s warrant, generating gross proceeds, before expenses, of $7 million (the “Private Placement”). Net proceeds received by the Company from the consummation of both the Offering and Private Placement of sponsor’s warrants totaled approximately $536.1 million, net of underwriter’s commissions and offering costs. The net proceeds were placed in a trust account at JPMorgan Chase Bank, N.A. with Continental Stock Transfer & Trust Company acting as trustee.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering, although substantially all of the net proceeds of the Offering are intended to be generally applied toward consummating one or more business combinations with an operating company. The Company’s initial business combination must occur with one or more target businesses that collectively have a fair market value of at least 80% of the initial amount held in the trust account (excluding the amount held in the trust account representing the underwriters’ deferred commission). If the Company acquires less than 100% of one or more target businesses, the aggregate fair market value of the portion or portions the Company acquires must equal at least 80% of the amount held in the trust account. In no event, however, will the Company acquire less than a controlling interest of a target business (that is, not less than 50% of the voting equity interests of the target business).

The Company’s efforts in identifying prospective target businesses will not be limited to a particular industry. Instead, the Company intends to focus on various industries and target businesses that may provide significant opportunities for growth. However, the Company will not complete a business combination with an entity engaged in the energy industry as its principal business or whose principal business operations are conducted outside of the United States or Canada.

Proceeds of the Offering and Private Placement are held in a trust account and will only be released to the Company upon the earlier of: (i) the consummation of an initial business combination; or (ii) the Company’s liquidation. The proceeds in the trust account include the underwriter’s deferred commission which equals 3.15% of the gross proceeds of the Offering. Upon consummation of an initial business combination, approximately $17.4 million, which constitutes the underwriters’ deferred commissions, will be paid to the underwriters from the funds held in the trust account. The proceeds outside of the trust account as well as the interest income of up to $6.6 million (net of taxes payable), earned on the trust account balance that may be released to the Company may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses; provided, however, that after such release

HICKS ACQUISITION COMPANY I, INC.
(a Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

there remains in the trust account a sufficient amount of interest income previously earned on the trust account balance to pay any income taxes on such $6.6 million of interest income.

The Company will seek stockholder approval before it will effect an initial business combination, even if the business combination would not ordinarily require stockholder approval under applicable law. In connection with the stockholder vote required to approve any initial business combination, the Company’s existing stockholders, HH-HACI, L.P., and certain of the Company’s directors have agreed to vote the founder’s shares (as defined in Note 6 below) owned by them immediately before the Offering in accordance with the majority of the shares of common stock voted by the public stockholders. “Public stockholders” is defined as the holders of common stock sold as part of the units, as defined, in the Offering or in the aftermarket. The Company will proceed with an initial business combination only if (i) the business combination is approved by a majority of votes cast by the Company’s public stockholders at a duly held stockholders meeting, (ii) an amendment to the Company’s amended and restated certificate of incorporation to provide for the Company’s perpetual existence is approved by holders of a majority of the Company’s outstanding shares of common stock, (iii) public stockholders owning no more than 30% (minus one share) of the Company’s outstanding shares of common stock sold in the Offering both vote against the business combination and exercise their conversion rights, and (iv) the Company has confirmed that it has sufficient cash resources to pay both (x) the consideration required to close its initial business combination, and (y) the cash due to public stockholders who vote against the business combination and who exercise their conversion rights. If the conditions to consummate the proposed business combination are not met but sufficient time remains before the Company’s corporate life expires, the Company may attempt to effect another business combination. With respect to a business combination which is approved and consummated, any Public stockholder who voted against the business combination may exercise their conversion rights as described above, and demand that the Company redeem their shares for cash from the trust fund. Accordingly, the Company has classified 30% (minus one share) of the Public stockholders’ shares as temporary equity in the accompanying balance sheet.

If the initial business combination is approved and completed, each public stockholder voting against such qualifying business combination will be entitled to convert its shares of common stock into a pro rata share of the aggregate amount then on deposit in the trust account (including deferred underwriting commissions and interest earned on the trust account, net of income taxes payable on such interest and net of interest income of up to $6.6 million, on the trust account released to fund the Company’s working capital requirements). Public stockholders who convert their stock into their share of the trust account will continue to have the right to exercise any warrants they may hold.

The Company will liquidate and promptly distribute only to the public stockholders the amount in the trust account, less any income taxes payable on interest income and any interest income of up to $6.6 million, on the balance (net of taxes payable) of the trust account previously released to the Company to fund its working capital requirements, plus any remaining net assets if the Company does not consummate a business combination by September 28, 2009. If the Company fails to consummate such business combination by September 28, 2009, the Company’s amended and restated certificate of incorporation provides that the Company’s corporate existence will automatically cease on September 28, 2009, except for the purpose of winding up its affairs and liquidating. In the event of liquidation, the per share value of the residual assets remaining available for distribution (including trust account assets) may be more or less than the initial public offering price per share (assuming no value is attributed to the warrants contained in the units to be offered in the Offering discussed in Note 3). In the event of the consummation of a successful initial business combination, the earnings per share will be affected by the dilution attributable to the sponsors shares and warrants.

HICKS ACQUISITION COMPANY I, INC.
(a Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 2 —	Summary of Significant Accounting Policies

Cash

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Such cash and cash equivalents, at times, may exceed federally insured limits. The Company maintains its accounts with financial institutions with high credit ratings.

Cash Held in Trust

A total of $536.1 million of the net proceeds from the Offering, including $7.0 million from the Private Placement (see Note 5) and $17.4 million of deferred underwriting commissions, has been placed in a trust account at JPMorgan Chase Bank, N.A., with the Continental Stock Transfer & Trust Company serving as trustee (the “Trust Account”). The Trust Account is invested in U.S. Treasury bills with a maturity of 90 days or less. As of December 31, 2007, the balance in the Trust Account was $541.3 million, which includes $5.2 million of investment income earned since the inception of the trust, and represents approximately $9.81 per share (excluding 13,800,000 shares of common stock owned by the Company’s founding stockholder and certain directors, as such shares do not have liquidation rights). The Company made no withdrawals from the Trust Account prior to December 31, 2007, however, approximately $2 million of interest income was withdrawn by the Company in January 2008 to pay income taxes on the investment income as well as for general and administrative expenses.

Earnings per Common Share

Earnings per share is computed by dividing net income applicable to common stockholders by the weighted average number of common shares outstanding for the period. The weighted average common shares issued and outstanding of 24,002,143 used for the computation of basic earnings per share for the period February 26, 2007 (inception) to December 31, 2007, takes into effect the 13,800,000 shares outstanding for the entire period and the 55,200,000 shares (less 16,559,999 shares subject to possible redemption) sold in the initial public offering and outstanding since October 3, 2007.

The 76,000,000 warrants related to the Offering, Private Placement and the founder’s unit are contingently issuable shares and are excluded from the calculation of diluted earnings per share.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company recorded a deferred income tax asset for the tax effect of certain temporary differences, aggregating approximately $154,751 at December 31, 2007.

HICKS ACQUISITION COMPANY I, INC.
(a Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 —	Initial Public Offering

On October 3, 2007, the Company sold to the public 55,200,000 units at a price of $10.00, which included 7,200,000 shares issued pursuant to the underwriter’s over-allotment option. Each unit consists of one share of the Company’s common stock, $0.0001 par value, and one warrant.

Each warrant entitles the holder to purchase from the Company one share of common stock at a price of $7.50 on the later of completion of the initial business combination or twelve months from the date of the closing of the Offering, provided in each case that the Company has an effective registration statement in effect covering the shares of common stock issuable upon exercise of the warrants. The warrants expire September 28, 2011 unless earlier redeemed. Once the warrants become exercisable, they will be redeemable in whole but not in part at a price of $0.01 per warrant upon a minimum of 30 days’ notice, but such redemption may only occur if the last sale price of the common stock equals or exceeds $13.75 per share for any 20 trading days within a 30 trading day period ending three business days prior to the time that the Company sends the notice of redemption to the warrant holders.

Note 4 —	Cash Held in Trust

The carrying amount, including accrued interest, gross unrealized holding gains, gross unrealized holding losses, and fair value of held-to-maturity treasury securities by major security type and class of security at December 31, 2007 are as follows:

			Gross	Gross
			Unrealized	Unrealized
	Carrying	Accrued	Holding	Holding
At December 31, 2007	Amount	Interest	Gains	(Losses)	Fair Value

Held to Maturity:
U.S. Treasury Bills	$536,148,000	$5,153,789	$0	$0	$541,301,789

These treasury bills classified as held-to-maturity mature within one year.

Note 5 —	Note Payable to Affiliate and Related-Party Transactions

The Company issued an aggregate of $225,000 in an unsecured promissory note to Thomas O. Hicks, the Company’s founder and chairman of the board, on March 1, 2007. The note is non-interest bearing and is payable on the earlier of December 31, 2007 or the consummation of an initial public offering by the Company. With the proceeds of the Offering, this note was paid in full effective October 3, 2007.

The Company has agreed to pay up to $10,000 a month in total for office space and general and administrative services to Hicks Holdings Operating LLC (“Hicks Holdings”), an affiliate of the Company’s founder and chairman of the board, Mr. Hicks. Services will commence promptly after the effective date of an offering and will terminate upon the earlier of: (i) the consummation of an initial business combination; or (ii) the liquidation of the Company. At December 31, 2007, the Company accrued $117,278 due to Hicks Holdings, which includes $30,000 for rent and overhead as well as $87,278 for reimbursable expenses primarily relating to travel-related and business insurance expenses.

On October 3, 2007, the sponsor, through the Private Placement, purchased 7,000,000 Sponsor Warrants at $1.00 per warrant (for a total purchase price of $7,000,000) from the Company pursuant to Regulation D.

HICKS ACQUISITION COMPANY I, INC.
(a Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Mr. Hicks, the Company’s founder and chairman of the board, is the sole member of HH-HACI GP, LLC, the general partner of HH-HACI, L.P. In addition, Mr. Hicks, Joseph B. Armes, the Company’s president, chief executive officer, chief financial officer and one of our directors, Eric C Neuman, a senior vice president of the Company, Robert M. Swartz, a senior vice president of the Company, Christina Weaver Vest, a senior vice president of the Company, Thomas O. Hicks, Jr., the Company’s secretary and a vice president, and Mack H. Hicks, a vice president of the Company, are each limited partners of HH-HACI, L.P. The Sponsor will be permitted to transfer the warrants held by it to the Company’s officers and directors, and other persons or entities affiliated with the Sponsor, but the transferees receiving such securities will be subject to the same agreements with respect to such securities as the Sponsor. Otherwise, these warrants will not be transferable or salable by the Sponsor (except as described below) until 180 days after the completion of an initial business combination. The Sponsor Warrants will be non-redeemable so long as they are held by the Sponsor or the Sponsor’s permitted transferees. If the Sponsor Warrants are held by holders other than the Sponsor or its permitted transferees, the Sponsor Warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants including in the units being sold in this offering. Otherwise, the Sponsor Warrants have terms and provisions that are identical to those of the warrants being sold as part of the units in the proposed offering, except that such Sponsor Warrants may be exercised on a cashless basis. The purchase price of the Sponsor Warrants has been determined to be the fair value of such warrants as of the purchase date.

Mr. Hicks, the Company’s founder and chairman of the board is required, pursuant to a written co-investment securities purchase agreement, to purchase, directly or through a controlled affiliate, 2,000,000 co-investment units at a price of $10.00 per unit for an aggregate purchase price of $20 million in a private placement that will occur immediately prior to the consummation of the initial business combination.

The co-investment units will be identical to the units sold in the proposed public offering, except that (i) the co-investment warrants will not be redeemable by us so long as they are held by Mr. Hicks, a controlled affiliate of Mr. Hicks who purchases the co-investment units or their permitted transferees, and (ii) with limited exceptions, the co-investment shares and co-investment warrants (including the common stock issuable upon exercise of the co-investment warrants) may not be transferred, assigned or sold until 180 days after the completion of our initial business combination. The proceeds of the sale of the co-investment units will not be deposited into the trust account and will not be available for distribution to the public stockholders in the event of a liquidation of the trust account, or upon conversion of shares held by public stockholders.

Note 6 —	Founder’s Units

On March 1, 2007, the Sponsor purchased 11,500,000 founder’s units (after giving effect to a stock split, discussed in greater detail in Note 8, approved by the Company’s board of directors in July 2007) for an aggregate amount of $25,000, or $0.0022 per unit. On August 30, 2007, the sponsor transferred an aggregate of 230,000 of these units to William H. Cunningham, William A. Montgomery, Brian Mulroney and William F. Quinn, each of whom is a member of the Company’s board of directors. Each founder’s unit consists of one share of common stock (a “founder’s share”), and one warrant to purchase common stock (a “founder’s warrant”). The Sponsor, together with Messrs. Cunningham, Montgomery, Mulroney and Quinn, are referred to as the “initial stockholders.”

On September 27, 2007, through a stock dividend (discussed in Note 8), the founder’s units increased to 13,800,000. This stock dividend also increased the number of shares transferred to certain members of the Company’s board of directors to 276,000.

The founder’s shares are identical to the shares of common stock included in the Offering, except that:

•	the founder’s shares are subject to the transfer restrictions described below;

HICKS ACQUISITION COMPANY I, INC.
(a Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

•	the initial stockholders have agreed to vote the founder’s shares in the same manner as a majority of the public stockholders in connection with the vote required to approve a business combination;

•	the initial stockholders will not be able to exercise conversion rights granted to the public stockholders with respect to the founder’s shares; and

•	the initial stockholders have waived their rights to participate in any liquidation distribution with respect to the founder’s shares if the Company fails to consummate a business combination.

The founder’s warrants are identical to those included in the units sold in the Offering, except that:

•	the founder’s warrants are subject to the transfer restrictions described below;

•	the founder’s warrants may not be exercised unless and until the last sale price of the Company’s common stock equals or exceeds $13.75 per share for any 20 days within any 30 trading day period beginning 90 days after the Company’s initial business combination and there is an effective registration statement covering the shares of common stock issuable upon exercise of the warrants;

•	the founder’s warrants will not be redeemable by the Company as long as they are held by our initial stockholders or their permitted transferees; and

•	the founder’s warrants may be exercised by the holders on a cashless basis.

The initial stockholders have agreed, except in limited circumstances, not to sell or otherwise transfer any of the founder’s shares or founder’s warrants until 180 days after the completion of the Company’s initial business combination. However, the initial stockholders will be permitted to transfer the founder’s shares and founder’s warrants to the Company’s officers and directors, and other persons or entities affiliated with the initial stockholders, provided that the transferees receiving such securities will be subject to the same agreements with respect to such securities as the initial stockholders.

Note 7 —	Stockholder’s Equity

Preferred Stock

The Company is authorized to issue up to 1,000,000 shares of preferred stock, par value $0.0001 with such designations, voting and other rights and preferences as may be determined from time to time by the board of directors. No shares were issued and outstanding as of December 31, 2007.

Common Stock

The authorized common stock of the Company includes up to 225,000,000 shares. The holders of the common shares are entitled to one vote for each share of common stock. In addition, the holders of the common stock are entitled to receive dividends when, as and if declared by the board of directors. At December 31, 2007, the Company had 69,000,000 shares of common stock issued and outstanding.

Note 8 —	Stock Split

On September 27, 2007, the board of directors as of that date (Mr. Hicks and Mr. Armes) approved a stock dividend of 0.2 shares of common stock for every share of common stock issued and outstanding as of September 27, 2007. The stock dividend was granted in connection with an increase in the number of units being offered in the Offering. Total common shares increased from 11,500,000 shares to 13,800,000 shares as a result of the stock dividend. The par value of the stock remained $0.0001 per share.

On July 24, 2007, the board of directors approved a 1.15-for-1 stock split resulting in an increase of common shares from 10,000,000 shares to 11,500,000 shares. The par value of the common stock remained

HICKS ACQUISITION COMPANY I, INC.
(a Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

$0.0001 per share. The stock split approved July 24, 2007 is reflected in the per share data in the accompanying financial statements as if it occurred on February 26, 2007.

Note 9 —	Earnings per Common Share

The following table sets forth the computation of basic and diluted earnings per common share:

February 26, 2007
(Inception)
Through
December 31, 2007

Net income attributable to common stockholders	$1,697,250

Basic and diluted earnings per common share:
Weighted average common shares outstanding	24,002,143

Net income per common share — basic and diluted	$0.07

Note 10 —	Income Taxes

Income tax expense is as follows:

For the
309 Day
Period from
February 26,
2007 (Inception) to
December 31, 2007

Current:
Federal	$1,555,403
State	—

Total	1,555,403

Deferred:
Federal	(154,751)
State	—

Total	—

Total income tax expense	$1,400,652

Income taxes differ from the expected statutory income tax benefit, by applying the U.S. federal income tax rate of 34% to pretax earnings due to the following:

For the
309 Day
Period from
February 26,
2007 (Inception) to
December 31, 2007

Expected statutory income tax (benefit)	$1,400,232
Amounts not deductible for income tax	420
State taxes, net of federal benefit	—
Change in valuation allowance	—

Total income tax expense	$1,400,652

HICKS ACQUISITION COMPANY I, INC.
(a Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities as of December 31, 2007 are presented below:

December 31,
2007

Net non-current deferred income tax assets (liabilities):
Deferred income tax assets:
Start up and organization costs	$249,173

Non-current deferred income tax assets	249,173
Deferred income tax liabilities:
Prepaid insurance	(90,269)
Amortization	(4,153)

Non-current deferred income tax liabilities	(94,422)
Less: Valuation allowance	—

Net non-current deferred income tax asset (liability)	154,751

Total deferred income tax asset (liability)	$154,751

Note 11 —	Quarterly Results of Operations (Unaudited)

The following table sets forth unaudited quarterly results of operations for February 26, 2007 (inception) through December 31, 2007. This unaudited quarterly information has been derived from the Company’s unaudited financial statements and, in the Company’s opinion, includes all adjustments, including normal recurring adjustments, necessary for a fair presentation of the information for the periods covered. The operating results for any quarter are not necessarily indicative of the operating results for any future period.

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	2007	2007	2007	2007

Loss from operations	$(2,176)	$(57,595)	$(670,785)	$(188,352)
Net (loss) income attributable to common stock	$(2,176)	$(57,595)	$(670,785)	$2,427,806
Earnings (loss) per share:
Basic and diluted	$(0.00)	$(0.01)	$(0.06)	$0.05

Weighted average shares outstanding:
Basic and diluted	11,500,000	11,500,000	11,600,000	52,440,001

HICKS ACQUISITION COMPANY I, INC.
(a Development Stage Company)

CONDENSED BALANCE SHEETS

	June 30,	December 31,
	2008	2007
	(Unaudited)

ASSETS
Current assets:
Cash	$949,286	$52,053
Cash held in trust	541,030,946	541,301,789
Other assets	1,462,116	267,798

Total current assets	543,442,348	541,621,640
Noncurrent assets:
Deferred tax asset	134,338	154,751
Deferred acquisition costs	1,983,595	—
Other noncurrent assets	—	65,833

Total assets	$545,560,281	$541,842,224

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,174,652	$655,871
Accrued expenses	1,605,792	489,287
Accrued federal and state taxes	1,357,305	1,671,956
Accrued expenses-related party	3,989	117,278
Deferred underwriters’ commission	17,388,000	17,388,000

Total current liabilities	21,529,738	20,322,392

Common stock, subject to possible redemption; 16,559,999 shares at $9.71 per share	160,797,590	160,797,590
Deferred interest attributable to common stock subject to possible redemption (net of taxes of $987,648 and $525,674 at June 30, 2008 and December 31, 2007, respectively)	1,912,378	1,020,426
Commitments and contingencies Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding at June 30, 2008 and December 31, 2007, respectively	—	—
Common stock, $0.0001 par value; 225,000,000 shares authorized; issued and outstanding 69,000,000 shares (less 16,559,999 shares subject to possible redemption) at June 30, 2008 and December 31, 2007, respectively	5,244	5,244
Additional paid-in capital	357,999,322	357,999,322
Earnings accumulated during the development stage	3,316,009	1,697,250

Total stockholders’ equity	361,320,575	359,701,816

Total liabilities and stockholders’ equity	$545,560,281	$541,842,224

See notes to condensed financial statements.

HICKS ACQUISITION COMPANY I, INC.
(a Development Stage Company)

CONDENSED STATEMENTS OF OPERATIONS

				Period from	Period from
			Six Months	February 26, 2007	February 26, 2007
	Three Months Ended		Ended	(Inception) through	(Inception) through
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007	June 30, 2008
	(Unaudited)

Operating expenses:
Professional services	$74,628	$53,250	$167,039	$53,250	$889,063
Formation and operating costs	261,999	4,345	458,499	6,521	655,384

Loss from operations before other income (expense) and income tax expense	$(336,627)	$(57,595)	$(625,538)	$(59,771)	$(1,544,447)
Other income (expense):
Interest income	1,609,737	—	4,537,124	—	9,690,914
State taxes other than income	(11,655)	—	(46,621)	—	(163,174)

Total other income	1,598,082	—	4,490,503	—	9,527,740

Income (loss) before income tax expense	1,261,455	(57,595)	3,864,965	(59,771)	7,983,293
Income tax expense	449,171	—	1,354,254	—	2,754,906

Net income (loss)	$812,284	$(57,595)	$2,510,711	$(59,771)	$5,228,387
Deferred interest, net of taxes, attributable to common stock subject to possible redemption	(313,383)	—	(891,952)	—	(1,912,378)

Net income (loss) attributable to common stock	$498,901	$(57,595)	$1,618,759	$(59,771)	$3,316,009

Earnings (loss) per share:
Basic and diluted	$0.01	$(0.01)	$0.03	$(0.01)	$0.10

Weighted average shares outstanding:
Basic and diluted	52,440,001	11,500,000	52,440,001	11,500,000	34,564,776

See notes to condensed financial statements.

HICKS ACQUISITION COMPANY I, INC.
(a Development Stage Company)

STATEMENT OF STOCKHOLDERS’ EQUITY

				Earnings
				Accumulated
				During the
	Common Stock		Additional	Development	Stockholders’
	Shares	Amount	Paid-in Capital	Stage	Equity

Initial capital from founding stockholder for cash	11,500,000	$1,150	$23,850	$—	$25,000
Stock dividend, September 27, 2007	2,300,000	230	(230)	—	—
Sale of 55,200,000 units, net of underwriter’s discount and offering costs	55,200,000	5,520	511,771,636	—	511,777,156
Proceeds subject to possible redemption of 16,559,999 shares	—	(1,656)	(160,795,934)	—	(160,797,590)
Proceeds from sale of warrants to Sponsor	—	—	7,000,000	—	7,000,000
Net income attributable to common stock	—	—	—	1,697,250	1,697,250

Balance at December 31, 2007	69,000,000	5,244	357,999,322	1,697,250	359,701,816
Net income attributable to common stock (unaudited)	—	—	—	1,618,759	1,618,759

Balance at June 30, 2008 (unaudited)	69,000,000	$5,244	$357,999,322	$3,316,009	$361,320,575

See notes to condensed financial statements.

HICKS ACQUISITION COMPANY I, INC.
(a Development Stage Company)

CONDENSED STATEMENTS OF CASH FLOWS

		Period from	Period from
		February 26, 2007	February 26, 2007
	Six Months Ended	(Inception) through	(Inception) through
	June 30, 2008	June 30, 2007	June 30, 2008
	(Unaudited)

Cash flows from operating activities:
Net income (loss) attributable to common stock	$1,618,759	$(59,771)	$3,316,009
Adjustments to reconcile net income (loss) attributable to common stock to net cash provided by (used in) operating activities:
Deferred tax asset	20,413	—	(134,338)
Deferred interest attributable to common stock subject to possible redemption	891,952	—	1,912,378
Changes in operating assets and liabilities:
Prepaid expenses	—	(21,042)	—
Other assets	(1,128,485)	—	(1,462,116)
Accrued federal and state taxes	(314,651)	—	1,357,305
Accounts payable	(330,364)	—	325,507
Accrued expenses	18,737	2,000	508,024
Accrued expenses-related party	(113,289)	25,563	3,989

Net cash provided by (used in) operating activities	$663,072	$(53,250)	$5,826,758

Cash flow from investing activities:
Decrease (increase) in cash held in trust	$270,843	$—	$(541,030,946)
Payment of deferred acquisition costs	(36,682)	—	(36,682)

Net cash provided by (used in) investing activities	$234,161	$—	$(541,067,628)

Cash flow from financing activities:
Proceeds from note payable-related party	$—	$225,000	$225,000
Payment on note payable-related party	—	—	(225,000)
Proceeds from sale of units to Sponsor	—	25,000	25,000
Proceeds from sale of warrants to Sponsor	—	—	7,000,000
Payments of offering costs	—	(60,622)	—
Proceeds from initial public offering, net of underwriters’ discount and offering costs	—	—	529,165,156

Net cash provided by financing activities	$—	$189,378	$536,190,156

Increase in cash	$897,233	$136,128	$949,286

Cash at beginning of period	52,053	—	—
Cash at end of period	$949,286	$136,128	$949,286

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$2,750,000	$—	$2,750,000

Supplemental disclosure of noncash financing activities:
Deferred acquisition costs included in accounts payable and accrued expenses	$1,946,913	$—	$1,946,913

Deferred offering costs included in accrued expenses	$—	$1,326,294	$—

Accrual of deferred underwriter’s commission	$—	$—	$17,338,000

See notes to condensed financial statements.

HICKS ACQUISITION COMPANY I, INC.
(a Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 1 — Interim Financial Information

These unaudited condensed financial statements as of June 30, 2008, the results of operations for the three-month period ended June 30, 2008 and 2007, the six months ended June 30, 2008, the period February 26, 2007 (inception) through June 30, 2007 and for the period February 26, 2007 (inception) through June 30, 2008, and cash flows for the six months ended June 30, 2008, for the period February 26, 2007 (inception) through June 30, 2007 and for the period February 26, 2007 (inception) through June 30, 2008, have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q. Accordingly, they do not include all of the information and notes required by GAAP for complete financial statements of Hicks Acquisition Company I, Inc. (the “Company”). In the opinion of management, all adjustments necessary for a fair presentation have been included and are of a normal recurring nature. Interim results are not necessarily indicative of the results that may be expected for the year.

These unaudited condensed financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2008.

Note 2 — Organization and Nature of Business Operations, Basis of Presentation

The Company is organized as a blank check company and was formed on February 26, 2007 under the General Corporation Law of the State of Delaware for the purpose of acquiring, or acquiring control of, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination one or more businesses or assets. The Company’s efforts in identifying prospective target businesses are not limited to a particular industry. Instead, the Company has focused on various industries and target businesses that may provide significant opportunities for growth. However, the Company will not complete a business combination with an entity engaged in the energy industry as its principal business or whose principal business operations are conducted outside of the United States or Canada.

Through June 30, 2008, the Company’s operations have been limited to organizational activities, activities relating to identifying and evaluating prospective acquisition candidates, activities related to the Company’s prospective acquisition of Graham Packaging Holdings Company (See Note 9) and activities relating to general corporate matters. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s initial public offering (the “Offering”) was declared effective on September 27, 2007. The Company consummated the Offering on October 3, 2007 and received proceeds of approximately $529.1 million, net of underwriter’s commissions of approximately $21.3 million and offering costs and other expenses of $1.6 million. The Company sold to the public 55,200,000 units at a price of $10.00 per unit, including 7,200,000 units issued pursuant to the exercise of the underwriter’s over-allotment option. Simultaneously with the consummation of the Offering, the Company consummated the private sale of 7,000,000 warrants (the “sponsor warrants”) to HH-HACI, L.P., a Delaware limited partnership (the “Sponsor”), at a price of $1.00 per sponsor warrant, generating gross proceeds, before expenses, of $7 million (the “Private Placement”). Net proceeds received by the Company from the consummation of both the Offering and Private Placement of sponsor warrants totaled approximately $536.1 million, net of underwriter’s commissions and offering costs. The net proceeds were placed in a trust account at JPMorgan Chase Bank, N.A. with Continental Stock Transfer & Trust Company acting as trustee. Each unit consisted of one share of common stock and one warrant to purchase one share of common stock.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering, although substantially all of the net proceeds of the Offering are intended to be

HICKS ACQUISITION COMPANY I, INC.
(a Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

generally applied toward consummating one or more business combinations with an operating company. The Company’s initial business combination must occur with one or more target businesses that collectively have a fair market value of at least 80% of the initial amount held in the trust account (excluding the amount held in the trust account representing the underwriters’ deferred commission). If the Company acquires less than 100% of one or more target businesses, the aggregate fair market value of the portion or portions the Company acquires must equal at least 80% of the amount held in the trust account. In no event, however, will the Company acquire less than a controlling interest of a target business (that is, not less than 50% of the voting equity interests of the target business).

Proceeds held in the trust account will only be released to the Company upon the earlier of: (i) the consummation of an initial business combination; or (ii) the Company’s liquidation. The proceeds in the trust account include the underwriter’s deferred commission, which equals 3.15% of the gross proceeds of the Offering. Upon consummation of an initial business combination, approximately $17.4 million, which constitutes the underwriters’ deferred commissions, will be paid to the underwriters from the funds held in the trust account. $250,000 of the proceeds of the Offering held outside of the trust account as well as interest income of up to $6.6 million (net of taxes payable), earned on the trust account balance may be released to the Company to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses; provided, however, that after such release there remains in the trust account a sufficient amount of interest income previously earned on the trust account balance to pay any income taxes on such $6.6 million of interest income.

The Company will seek stockholder approval before it will effect an initial business combination, even if the business combination would not ordinarily require stockholder approval under applicable law. In connection with the stockholder vote required to approve any initial business combination, the Sponsor and certain of the Company’s directors have agreed to vote the founder’s shares (as defined in Note 6 below) owned by them immediately before the Offering in accordance with the majority of the shares of common stock voted by the public stockholders. “Public stockholders” is defined as the holders of common stock sold as part of the units in the Offering or in the aftermarket. The Company will proceed with an initial business combination only if: (i) the business combination is approved by a majority of votes cast by the Company’s public stockholders at a duly held stockholders meeting; (ii) an amendment to the Company’s amended and restated certificate of incorporation to provide for the Company’s perpetual existence is approved by holders of a majority of the Company’s outstanding shares of common stock; (iii) public stockholders owning no more than 30% (minus one share) of the Company’s outstanding shares of common stock sold in the Offering both vote against the business combination and exercise their conversion rights; and (iv) the Company has confirmed that it has sufficient cash resources to pay both (x) the consideration required to close its initial business combination; and (y) the cash due to public stockholders who vote against the business combination and who exercise their conversion rights. If the conditions to consummate the proposed business combination are not met but sufficient time remains before the Company’s corporate life expires, the Company may attempt to effect another business combination. With respect to a business combination which is approved and consummated, any public stockholder who voted against the business combination may exercise their conversion rights as described below, and demand that the Company redeem their shares for cash from the trust fund. Accordingly, the Company has classified 30% (minus one share) of the public stockholders’ shares as temporary equity in the accompanying balance sheet.

If the initial business combination is approved and completed, each public stockholder voting against such qualifying business combination will be entitled to convert its shares of common stock into a pro rata share of the aggregate amount then on deposit in the trust account (including deferred underwriting commissions and interest earned on the trust account, net of income taxes payable on such interest and net of interest income of up to $6.6 million on the trust account released to fund the Company’s working capital requirements). Public

HICKS ACQUISITION COMPANY I, INC.
(a Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

stockholders who convert their stock into their share of the trust account will continue to have the right to exercise any warrants they may hold.

The Company will liquidate and promptly distribute only to the public stockholders the amount in the trust account, less any income taxes payable on interest income and any interest income of up to $6.6 million on the balance (net of taxes payable) of the trust account previously released to the Company to fund its working capital requirements, plus any remaining net assets if the Company does not consummate a business combination by September 28, 2009. If the Company fails to consummate such business combination by September 28, 2009, the Company’s amended and restated certificate of incorporation provides that the Company’s corporate existence will automatically cease on September 28, 2009, except for the purpose of winding up its affairs and liquidating. In the event of liquidation, the per share value of the residual assets remaining available for distribution (including trust account assets) may be more or less than the initial public offering price per share (assuming no value is attributed to the warrants contained in the units sold in the Offering). In the event of the consummation of a successful initial business combination, the earnings per share will be affected by the dilution attributable to the sponsors shares and warrants.

Note 3 — Summary of Significant Accounting Policies

Cash

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Such cash and cash equivalents, at times, may exceed federally insured limits. The Company maintains its accounts with financial institutions with high credit ratings.

Cash Held in Trust

A total of $536.1 million of the net proceeds from the Offering, including $7.0 million from the Private Placement (see Note 5) and $17.4 million of deferred underwriting commissions, has been placed in a trust account at JPMorgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company serving as trustee (the “Trust Account”). The Trust Account is invested in, at the option of the Company, U.S. Treasury bills with a maturity of 90 days or less and money market funds meeting the conditions of paragraphs (c)(2), (c)(3) and (c)(4) of Rule 2a-7 of the Investment Company Act of 1940, as amended. As of June 30, 2008, the balance in the Trust Account was approximately $541 million, which includes approximately $9.7 million of investment income earned since the inception of the trust, and represents approximately $9.80 per share (excluding 13,800,000 shares of common stock owned by the Company’s founding stockholder and certain directors, as such shares do not have liquidation rights). The Company withdrew from the Trust Account $4.8 million of interest income for the six months ended June 30, 2008 to pay income taxes of approximately $2.9 million on the investment income, to fund due diligence and similar costs relating to the investigation of potential acquisition targets, and to fund general and administrative expenses.

Earnings per common share

Earnings per share is computed by dividing net income applicable to common stockholders by the weighted average number of shares of common stock outstanding for the period. The weighted average of shares of common stock issued and outstanding of 52,440,001 used for the computation of basic earnings per share for the three months ended June 30, 2008, takes into effect the 11,500,000 shares outstanding for the entire period, 2,300,000 shares from the stock split outstanding from September 27, 2007 and the 55,200,000 shares (less 16,559,999 shares subject to possible redemption) sold in the initial public offering and outstanding since October 3, 2007. The weighted average of shares of common stock issued and outstanding of 11,500,000 used for the computation of basic earnings per share for the three months ended June 30, 2007, takes into effect the 11,500,000 shares outstanding for the entire period. The weighted average

HICKS ACQUISITION COMPANY I, INC.
(a Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of shares of common stock issued and outstanding of 52,440,001 used for the computation of basic earnings per share for the six months ended June 30, 2008, takes into effect the 11,500,000 shares outstanding for the entire period, 2,300,000 shares from the stock split outstanding from September 27, 2007 and the 55,200,000 shares (less 16,559,999 shares subject to possible redemption) sold in the initial public offering and outstanding since October 3, 2007. The weighted average of shares of common stock issued and outstanding of 11,500,000 used for the computation of basic earnings per share for the period from February 26, 2007 (inception) through June 30, 2007, takes into effect the 11,500,000 shares outstanding for the entire period. The weighted average of shares of common stock issued and outstanding of 34,564,776 used for the computation of basic earnings per share for the period from February 26, 2007 (inception) through June 30, 2008, takes into effect the 11,500,000 shares outstanding for the entire period, 2,300,000 shares from the stock split outstanding from September 27, 2007 and the 55,200,000 shares (less 16,559,999 shares subject to possible redemption) sold in the Company’s initial public offering and outstanding since October 3, 2007.

The 76,000,000 warrants related to the Offering, Private Placement and the units (consisting of one share of common stock and one warrant to purchase one share of common stock) outstanding prior to the consummation of the initial public offering are contingently issuable shares and are excluded from the calculation of diluted earnings per share.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Income taxes

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company recorded a deferred income tax asset for the tax effect of certain temporary differences, aggregating $134,388 and $154,751 at June 30, 2008 and December 31, 2007, respectively.

Deferred acquisition costs

As of June 30, 2008, the Company has accumulated approximately $1.9 million in deferred costs related to the proposed merger with Graham Packaging Holdings Company. These costs will be capitalized contingent upon the completion of the transaction following receipt of the required approval by the Company’s stockholders and the fulfillment of certain other conditions. If the acquisition is not completed, these costs will be recorded as an expense. Deferred acquisition costs consist primarily of approximately $847,000 for legal services, $1,085,000 for due diligence services and $14,000 for other related deal expenses.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

HICKS ACQUISITION COMPANY I, INC.
(a Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 4 — Initial Public Offering

On October 3, 2007, the Company sold to the public 55,200,000 units at a price of $10.00, which included 7,200,000 shares issued pursuant to the underwriter’s over-allotment option. Each unit consists of one share of the Company’s common stock, $0.0001 par value, and one warrant.

Each warrant entitles the holder to purchase from the Company one share of common stock at a price of $7.50 on the later of completion of the initial business combination or twelve months from the date of the closing of the Offering, provided in each case that the Company has an effective registration statement in effect covering the shares of common stock issuable upon exercise of the warrants. The warrants expire September 28, 2011 unless earlier redeemed. Once the warrants become exercisable, they will be redeemable in whole but not in part at a price of $0.01 per warrant upon a minimum of 30 days’ notice, but such redemption may only occur if the last sale price of the common stock equals or exceeds $13.75 per share for any 20 trading days within a 30 trading day period ending three business days prior to the time that the Company sends the notice of redemption to the warrant holders.

Note 5 — Note Payable to Affiliate and Related Party Transactions

The Company issued an aggregate of $225,000 in an unsecured promissory note to Thomas O. Hicks, the Company’s founder and chairman of the board, on March 1, 2007. The note was non-interest bearing and was payable on the earlier of December 31, 2007 or the consummation of an initial public offering by the Company. With the proceeds of the Offering, this note was paid in full effective October 3, 2007.

The Company has agreed to pay up to $10,000 a month in total for office space and general and administrative services to Hicks Holdings Operating LLC (“Hicks Holdings”), an affiliate of the Company’s founder and chairman of the board, Mr. Hicks. Services commenced on October 3, 2007 and will terminate upon the earlier of: (i) the consummation of an initial business combination; or (ii) the liquidation of the Company. At June 30, 2008, the Company accrued $3,989 due to Hicks Holdings, which represents reimbursable expenses primarily relating to travel-related expenses.

On October 3, 2007, the Sponsor, through the Private Placement, purchased 7,000,000 sponsor warrants at $1.00 per warrant (for a total purchase price of $7,000,000) from the Company pursuant to Regulation D. Mr. Hicks, the Company’s founder and chairman of the board, is the sole member of HH-HACI GP, LLC, the general partner of the Sponsor. In addition, Mr. Hicks, Joseph B. Armes, the Company’s president, chief executive officer, chief financial officer and one of its directors, Eric C. Neuman, a senior vice president of the Company, Robert M. Swartz, a senior vice president of the Company, Christina Weaver Vest, a senior vice president of the Company, Thomas O. Hicks, Jr., the Company’s secretary and a vice president, and Mack H. Hicks, a vice president of the Company, are each limited partners of the Sponsor. The Sponsor will be permitted to transfer the warrants held by it to the Company’s officers and directors, and other persons or entities affiliated with the Sponsor, but the transferees receiving such securities will be subject to the same agreements with respect to such securities as the Sponsor. Otherwise, these warrants will not be transferable or salable by the Sponsor (except as described below) until 180 days after the completion of an initial business combination. The sponsor warrants will be non-redeemable so long as they are held by the Sponsor or the Sponsor’s permitted transferees. If the sponsor warrants are held by holders other than the Sponsor or its permitted transferees, the sponsor warrants will be redeemable by the Company and exercisable by the holders on the same basis as the warrants including in the units being sold in this offering. Otherwise, the sponsor warrants have terms and provisions that are identical to those of the warrants being sold as part of the units in the proposed offering, except that such sponsor warrants may be exercised on a cashless basis. The purchase price of the sponsor warrants has been determined to be the fair value of such warrants as of the purchase date.

HICKS ACQUISITION COMPANY I, INC.
(a Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Mr. Hicks, the Company’s founder and chairman of the board is required, pursuant to a written co-investment securities purchase agreement, to purchase, directly or through a controlled affiliate, 2,000,000 co-investment units at a price of $10.00 per unit for an aggregate purchase price of $20 million in a private placement that will occur immediately prior to the consummation of the Company’s initial business combination.

The co-investment units will be identical to the units sold in the proposed public offering, except that: (i) the co-investment warrants will not be redeemable by the Company so long as they are held by Mr. Hicks, a controlled affiliate of Mr. Hicks who purchases the co-investment units or their permitted transferees; and (ii) with limited exceptions, the co-investment shares and co-investment warrants (including the common stock issuable upon exercise of the co-investment warrants) may not be transferred, assigned or sold until 180 days after the completion of our initial business combination. The proceeds of the sale of the co-investment units will not be deposited into the trust account and will not be available for distribution to the public stockholders in the event of a liquidation of the trust account, or upon conversion of shares held by public stockholders.

Note 6 — Founder’s Units

On March 1, 2007, the Sponsor purchased 11,500,000 founder’s units (after giving effect to a stock split, discussed in Note 8, approved by the Company’s board of directors in July 2007) for an aggregate amount of $25,000, or $0.0022 per unit. On August 30, 2007, the Sponsor transferred an aggregate of 230,000 of these units to William H. Cunningham, William A. Montgomery, Brian Mulroney and William F. Quinn, each of whom is a member of the Company’s board of directors. Each founder’s unit consists of one share of common stock (a “founder’s share”), and one warrant to purchase common stock (a “founder’s warrant”). The Sponsor, together with Messrs. Cunningham, Montgomery, Mulroney and Quinn, are referred to as the “initial stockholders.”

On September 27, 2007, through a stock dividend (discussed in Note 8), the founder’s units increased to 13,800,000, of which 13,524,000 was held by the sponsor and 276,000 was held by Messrs. Cunningham, Montgomery, Mulroney and Quinn.

The founder’s shares are identical to the shares of common stock included in the Offering, except that:

•	the founder’s shares are subject to the transfer restrictions described below;

•	the initial stockholders have agreed to vote the founder’s shares in the same manner as a majority of the public stockholders in connection with the vote required to approve a business combination;

•	the initial stockholders will not be able to exercise conversion rights granted to the public stockholders with respect to the founder’s shares; and

•	the initial stockholders have waived their rights to participate in any liquidation distribution with respect to the founder’s shares if the Company fails to consummate a business combination.

The founder’s warrants are identical to those included in the units sold in the Offering, except that:

•	the founder’s warrants are subject to the transfer restrictions described below;

•	the founder’s warrants may not be exercised unless and until the last sale price of the Company’s common stock equals or exceeds $13.75 per share for any 20 days within any 30 trading day period beginning 90 days after the Company’s initial business combination and there is an effective registration statement covering the shares of common stock issuable upon exercise of the warrants;

HICKS ACQUISITION COMPANY I, INC.
(a Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	the founder’s warrants will not be redeemable by the Company as long as they are held by our initial stockholders or their permitted transferees; and

•	the founder’s warrants may be exercised by the holders on a cashless basis.

The initial stockholders have agreed, except in limited circumstances, not to sell or otherwise transfer any of the founder’s shares or founder’s warrants until 180 days after the completion of the Company’s initial business combination. However, the initial stockholders will be permitted to transfer the founder’s shares and founder’s warrants to the Company’s officers and directors, and other persons or entities affiliated with the initial stockholders, provided that the transferees receiving such securities will be subject to the same agreements with respect to such securities as the initial stockholders.

Note 7 — Stockholders’ Equity

Preferred Stock

The Company is authorized to issue up to 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the board of directors. No shares of preferred stock were issued and outstanding as of June 30, 2008 and December 31, 2007.

Common Stock

The authorized common stock of the Company includes up to 225,000,000 shares. The holders of the shares of common stock are entitled to one vote for each share of common stock. In addition, the holders of the common stock are entitled to receive dividends when, as and if declared by the board of directors. At June 30, 2008 and December 31, 2007, the Company had 69,000,000 shares of common stock issued and outstanding.

Note 8 — Stock Dividend and Split

On September 27, 2007, the board of directors as of that date (Mr. Hicks and Mr. Armes) approved a stock dividend of 0.2 shares of common stock for every share of common stock issued and outstanding as of September 27, 2007. The stock dividend was granted in connection with an increase in the number of units being offered in the Offering. Total common shares increased from 11,500,000 shares to 13,800,000 shares as a result of the stock dividend. The par value of the stock remained $0.0001 per share.

On July 24, 2007, the board of directors approved a 1.15-for-1 stock split resulting in an increase of common shares from 10,000,000 shares to 11,500,000 shares. The par value of the common stock remained $0.0001 per share. The stock split approved July 24, 2007 is reflected in the per share data in the accompanying financial statements as if it occurred on February 26, 2007.

Note 9 — Proposed Business Combination

On June 30, 2008, the Company announced that it had entered into an agreement in principle, subject to execution of a definitive agreement, with the current owners of Graham Packaging Holdings Company (“Graham Packaging”), pursuant to which Graham Packaging would go public through a transaction with the Company.

On July 1, 2008, the Company entered into a definitive Equity Purchase Agreement (the “Purchase Agreement”), with GPC Holdings, L.P., a Pennsylvania limited partnership (“GPCH”), Graham Packaging Corporation, a Pennsylvania corporation (“GPC”), Graham Capital Company, a Pennsylvania limited partnership, (“GCC”), Graham Engineering Corporation, a Pennsylvania corporation (“GEC” and, together with

HICKS ACQUISITION COMPANY I, INC.
(a Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

GPCH, GCC and GPC, the “Graham Family Holders”), BMP/Graham Holdings Corporation, a Delaware corporation (“BMP/GHC” and, together with the Graham Family Holders, the “Sellers”), GPC Capital Corp. II, a Delaware corporation (“IPO Corp.”), Graham Packaging, and the other parties signatory thereto, pursuant to which through a series of transactions (collectively, with the Merger (as defined below), the “Transaction”), the Company’s stockholders will acquire a majority of the outstanding common stock of IPO Corp., par value $0.01 per share (the “IPO Corp. Common Stock”), and IPO Corp. will own, either directly or indirectly, 100% of the partnership interests of Graham Packaging Company, L.P., a Delaware limited partnership (the “Operating Company”).

In connection with the Transaction, the Company will (A) purchase an aggregate of 54,440,001 shares of IPO Corp. Common Stock from the Sellers for an aggregate purchase price of $350,000,000 and (B) contribute such shares to IPO Corp. for an equal number of newly-issued shares of IPO Corp. Common Stock to be issued to the stockholders of the Company in connection with an immediately subsequent merger of the Company with a newly formed subsidiary of the Operating Company (the “Merger”). In connection with the Merger, IPO Corp. will issue an additional number of shares to the stockholders of the Company in an amount equal to 16,559,999 less the number of shares of the Company that are converted into the right to receive cash pursuant to conversion rights in accordance with the Company’s certificate of incorporation, in exchange for all then-remaining cash in the Company (after payment of expenses and discharge of liabilities).

The Merger will be effectuated by converting each outstanding share of common stock of the Company (the “Company Common Stock”) into the right to receive one share of IPO Corp. Common Stock; provided that 2,760,000 shares of Company Common Stock that are held by HH-HACI, L.P. will be converted into shares of IPO Corp. Common Stock that will not have any voting or economic rights unless certain post-closing IPO Corp. Common Stock trading price targets are met by September 28, 2012. Outstanding warrants to acquire shares of Company Common Stock will be converted into warrants to acquire the same number of shares of IPO Common Stock on the same terms and conditions as the existing warrants; provided that 2,760,000 warrants that are held by HH-HACI, L.P. will be converted into warrants to acquire shares of IPO Corp. Common Stock with an exercise price of $10 per share and an expiration date of September 28, 2012 that do not become exercisable unless certain post-closing IPO Corp. Common Stock trading price targets are met.

The Sellers will retain 33,000,000 shares of IPO Corp. Common Stock in the Transaction. In addition, the Sellers will also receive 2,760,000 warrants to purchase shares of IPO Corp. Common Stock and may be entitled to receive additional shares of IPO Corp. Common Stock based on a net debt closing adjustment provided for in the Purchase Agreement. Unexercised options in IPO Corp.’s predecessor will be converted into options to purchase shares of IPO Corp. Common Stock based on an exchange ratio determined in accordance with the Purchase Agreement.

In addition, certain affiliates of BMP/GHC have agreed not to sell, pledge or dispose of, or enter into a swap or other arrangement that transfers the economic consequences of, shares of IPO Corp. Common Stock or warrants or other securities exercisable into shares of IPO Corp. Common Stock for a period of six months after the closing of the Transaction. The Graham Family Holders have agreed to a similar restriction for a period of three months after the closing of the Transaction. After the six month anniversary of the closing of the Transaction, the affiliates of BMP/GHC may engage in such transactions solely to the extent that any such transactions do not cause a change of control, default or acceleration under the Credit Agreement or the Indentures (each as defined in the Purchase Agreement).

Each party’s obligation to consummate the Transaction is subject to customary closing conditions, including, among others, (i) the approval of the Transaction by the Company’s stockholders, in accordance with the terms of the Company’s certificate of incorporation; (ii) the absence of any law, injunction, restraining order or decree of any governmental entity that prohibits the consummation of the Transaction; (iii) the

HICKS ACQUISITION COMPANY I, INC.
(a Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

expiration of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; (iv) the compliance by the other parties with their respective agreements and covenants contained in the Purchase Agreement; and (v) the accuracy of the representations and warranties contained in the Purchase Agreement except, in the case of Graham Packaging, as would not have a material adverse effect on Graham Packaging. In addition, the obligation of the Company to consummate the Transaction is also subject to (x) the absence of any default with respect to any payment obligation or financial covenant under any material indebtedness of Graham Packaging or its subsidiaries, including, but not limited to, the Credit Agreement and the Indentures, (y) the termination of certain related-party contracts as set forth in the Purchase Agreement; and (z) the receipt by Graham Packaging of a legal opinion from its counsel that the consummation of the Transaction will not result in a conflict and default under the Credit Agreement and the Indentures.

Appendix A

EQUITY PURCHASE AGREEMENT
Dated as of July 1, 2008
among
HICKS ACQUISITION COMPANY I, INC.,
GPC HOLDINGS, L.P.,
GRAHAM PACKAGING CORPORATION,
GRAHAM CAPITAL COMPANY,
GRAHAM ENGINEERING CORPORATION,
BMP/GRAHAM HOLDINGS CORPORATION,
BCP/GRAHAM HOLDINGS L.L.C.,
GPC CAPITAL CORP. II,
GPC OPCO GP LLC,
GRAHAM PACKAGING HOLDINGS COMPANY
and
HH-HACI, L.P.

A-ii

A-iii

INDEX OF DEFINED TERMS

Term	Page

Accounting Firm	A-6
Accounting Principles	A-6
Acquired Shares	A-3
Affiliate	A-36
Aggregate Cash Consideration	A-2
Aggregate Consideration	A-2
Aggregate Warrant Consideration	A-2
Agreement	A-1
Antitrust Division	A-26
Applicable Unpaid Fees	A-36
BCP III	A-1
BCP LLC	A-1
BCP LLC General Partnership Interest	A-1
Benefit Plans	A-36
BFIP III	A-1
Blackstone Holders	A-1
BMP/GHC	A-1
BMP/GHC Limited Partnership Interest	A-1
BMP/GHC Management Stockholders Agreement	A-37
BMP/GHC Partnership Interests	A-1
BMP/GHC Stockholders Agreement	A-37
BOCP III	A-1
Business Day	A-37
Business Employees	A-37
Buyer	A-1
Buyer Certificate of Incorporation	A-37
Buyer Common Stock	A-37
Buyer Contracts	A-21
Buyer Financial Statements	A-19
Buyer Information	A-37
Buyer Organizational Documents	A-17
Buyer Pro Rata Share	A-37
Buyer Proxy Statement	A-20
Buyer Representative	A-5
Buyer Returns	A-20
Buyer SEC Documents	A-37
Buyer Stockholder Approval	A-17
Buyer Stockholder Meeting	A-17
Buyer Warrants	A-37
Cash and Cash Equivalents	A-37
Certificate of Merger	A-3
Certificates	A-4
Claim	A-41

A-iv

Term	Page

Closing	A-2
Closing Balance Sheet	A-5
Closing Date	A-22
Closing Debt Amount	A-6
Code	A-37
Collective Bargaining Agreements	A-32
Company	A-1
Company Information	A-37
Company Intellectual Property	A-15
Confidentiality Agreement	A-23
Contract	A-10
Credit Agreement	A-37
Delaware Law	A-00
Dissenting Shares	A-37
Distribution Agent	A-38
Distribution Fund	A-4
Environmental Laws	A-14
Environmental Licenses and Permits	A-14
ERISA	A-38
Exchange Act	A-10
Exchange Ratio	A-7
Final Adjustment Report	A-6
Final Adjustment Report Date	A-6
Financial Statements	A-11
Founder	A-3
Founder Earnout Shares	A-3
Founder’s Warrants	A-38
FTC	A-36
GAAP	A-11
GCC	A-1
GEC	A-1
General Partnership Interests	A-1
Governmental Authority	A-13
GPC	A-1
GPC Common Stock	A-1
GPC General Partnership Interest	A-1
GPC Opco	A-1
GPCH	A-1
GPCH Limited Partnership Interest	A-1
Graham Family Holders	A-1
HACI Warrant Agreement	A-38
Hazardous Substances	A-14
HSR Act	A-8
Incremental Retained Shares	A-5

A-v

Term	Page

Indebtedness	A-38
Indentures	A-38
Initial Business Combination	A-38
Initial Retained Shares	A-5
Intellectual Property	A-38
IPO	A-
IPO Corp.	A-1
IPO Corp. Common Stock	A-1
IPO Corp. Earnout Shares	A-4
IPO Corp. Founder’s Warrants	A-38
IPO Corp. Options	A-
IPO Shares	A-
Issued Shares	A-3
Joinder Agreement	A-7
Knowledge of the Company	A-38
Laws	A-
Leased Real Property	A-
Lien	A-
Limited Partnership Interests	A-1
Lock-Up Period	A-29
Major Customers	A-16
Material Adverse Effect	A-39
Material Contracts	A-16
Merger	A-3
Merger Consideration	A-4
Merger Effective Time	A-4
Multiemployer Plan	A-14
Net Debt Amount	A-39
Net Debt Target	A-39
New Shares	A-3
Newco LLC	A-3
Non-Conversion Amount	A-3
Option	A-39
Option Plans	A-39
Owned Real Property	A-39
Partnership Agreement	A-39
Partnership Interests	A-10
Partnership Unit	A-1
Per Share Consideration	A-39
Permits	A-40
Permitted Liens	A-13
Person	A-39
Preliminary Adjustment Report	A-40
Proceedings	A-6

A-vi

Term	Page

Proxy/Registration Statement	A-27
Public Stockholder	A-40
Restricted Securities	A-29
Returns	A-12
SEC	A-
SEC Documents	A-10
SEC Reports	A-28
Securities Act	A-19
Seller Objection	A-6
Seller Pro Rata Share	A-40
Seller Representative	A-35
Seller Shares	A-3
Sellers	A-1
Signing Debt Amount	A-40
Stock Earnout Target	A-40
Subsidiaries	A-
Subsidiary	A-
Taxes	A-12
Title IV Plan	A-
Transfer Taxes	A-33
Trust Account	A-40
Trust Agreement	A-40
WARN	A-32
Warrant Agreement Amendment	A-5
Warrant Earnout Target	A-40

A-vii

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT is dated as of July 1, 2008 (this “Agreement”) and is between HICKS ACQUISITION COMPANY I, INC., a Delaware corporation (“Buyer”), GPC HOLDINGS, L.P., a Pennsylvania limited partnership (“GPCH”), GRAHAM PACKAGING CORPORATION, a Pennsylvania corporation (“GPC”), GRAHAM CAPITAL COMPANY, a Pennsylvania limited partnership, (“GCC”), GRAHAM ENGINEERING CORPORATION, a Pennsylvania corporation (“GEC” and, together with GPCH, GCC and GPC, the “Graham Family Holders”), BMP/GRAHAM HOLDINGS CORPORATION, a Delaware corporation (“BMP/GHC”), BCP/GRAHAM HOLDINGS L.L.C., a Delaware limited liability company and a wholly owned subsidiary of BMP/GHC (the “BCP LLC”), GPC CAPITAL CORP. II, a Delaware corporation (“IPO Corp.”), GPC OPCO GP LLC, a Delaware limited liability company (“GPC Opco”), GRAHAM PACKAGING HOLDINGS COMPANY, a Pennsylvania limited partnership (the “Company”), and HH-HACI, L.P., a Delaware limited partnership (“Founder”), and solely with respect to Section 3.12, 3.14 and 6.20, BLACKSTONE CAPITAL PARTNERS III MERCHANT BANKING FUND L.P., a Delaware limited partnership (“BCP III”), BLACKSTONE OFFSHORE CAPITAL PARTNERS III L.P., a Cayman Islands exempted limited partnership (“BOCP III”), and BLACKSTONE FAMILY INVESTMENT PARTNERSHIP III L.P., a Delaware limited partnership (“BFIP III” and together with BCP III and BOCP III, the “Blackstone Holders”) and BCP III, as the Seller Representative (as defined below). BMP/GHC, GPCH, GPC, GCC and GEC, and any additional Seller made a party to this Agreement pursuant to Section 1.14 hereof, are collectively referred to herein as the “Sellers”, and each individually as a “Seller”).

BACKGROUND

1. As of the date hereof, BMP/GHC holds (i) an approximate 81% limited partnership interest in the Company (the “BMP/GHC Limited Partnership Interest”), which is represented by 10,835.89408 Partnership Units (as defined below) and (ii) indirectly through BCP LLC, an approximate 4% general partnership interest in the Company (a “BCP LLC General Partnership Interest” and together with the BMP/GHC Limited Partnership Interests, the “BMP/GHC Partnership Interests”), which is represented by 535.10588 Partnership Units.

2. As of the date hereof, GPCH holds an approximate 14.3% limited partnership interest in the Company, which is represented by 1,911.66576 Partnership Units (the “GPCH Limited Partnership Interest”) and GPC holds an approximate 0.7% general partnership interest in the Company, which is represented by 94.98129 Partnership Units (the “GPC General Partnership Interest” and together with the BCP LLC General Partnership Interest, the “General Partnership Interests,” and each of the General Partnership Interests, a “General Partnership Interest”).

3. As of the date hereof, the Graham Family Holders own all of the outstanding shares of common stock (the “GPC Common Stock”), of GPC.

4. The BMP/GHC Limited Partnership Interests, and the GPCH Limited Partnership Interest are hereinafter collectively referred as the “Limited Partnership Interests” and each as a “Limited Partnership Interest” and the Limited Partnership Interests together with the General Partnership Interests are hereinafter collectively referred to as “Partnership Interests” and each as a “Partnership Interest.”

5. The parties desire that the Company effect an IPO reorganization as set forth on Annex A attached hereto.

6. The parties desire that immediately after the completion of the IPO reorganization as set forth on Annex A, Buyer shall (A) purchase an aggregate of 54,440,001 shares of common stock, par value $0.01 per share, of IPO Corp. (“IPO Corp. Common Stock”) from the Sellers (including holders of shares of IPO Corp. Common Stock received in respect of exercise of options to acquire Partnership Units after the date hereof), and (B) contribute such shares to IPO Corp.

7. The parties desire that a newly formed wholly owned limited liability company subsidiary of Graham Packaging Company merge with Buyer and in connection therewith holders of Buyer Common Stock receive new shares of IPO Corp. Common Stock equal to the number of shares acquired by Buyer as well as an additional number of shares of IPO Corp. Common Stock (such number of shares shall equal the difference between the maximum number of shares that Buyer shareholders can convert to cash, or 16,559,999, and the actual number shares converted). Such issuance from IPO Corp. to Buyer shareholders will be pursuant to an effective registration statement in an “initial public offering” of shares IPO Corp. Common Stock.

8. The Board of Directors of Buyer has determined that this Agreement and the transactions contemplated hereby are fair and in the best interests of Buyer and its stockholders, has approved this Agreement and the transactions contemplated hereby and has determined to recommend to its stockholders approval of this Agreement and the transactions contemplated hereby.

9. In connection with the transactions contemplated hereby, 2,760,000 Founder’s shares and Warrants held by Founder will be retained and amended as provided herein and IPO Corp. will issue to the Sellers an aggregate of 2,760,000 IPO Corp. Founder’s Warrants (as defined below).

10. The Board of Directors of IPO Corp. and the Compensation Committee of the Company will take such action as is necessary so that, effective upon the Closing, all Options of the Company then outstanding and unexercised immediately prior to the Closing will thereafter represent the right to acquire, on the same terms and conditions as were applicable under the Options prior to the Closing, a number of shares of IPO Corp. Common Stock, as provided herein.

In consideration of the mutual terms, conditions and other agreements set forth herein and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

THE IPO REORGANIZATION AND SHARE PURCHASES

1.1  Closing.  Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned in accordance with Section 6.1, and subject to the satisfaction or waiver of the conditions set forth in Article IV, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at 10:00 a.m. New York City time on the second Business Day following the satisfaction or waiver of each of the conditions set forth in Article IV hereof (the “Closing Date”), at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, unless another date, time or place is agreed to in writing by the parties hereto.

1.2  Aggregate Consideration.  (a) The aggregate consideration to be received by the Sellers as consideration for their Partnership Units is (i) $350,000,000 in cash (the “Aggregate Cash Consideration”), to be paid by Buyer, and (ii) 2,760,000 IPO Corp. Founder’s Warrants to be issued to the Sellers by IPO Corp. (the “Aggregate Warrant Consideration” and, together with the Aggregate Buyer Consideration, the “Aggregate Consideration”).

(b) No later than the close of business on the second Business Day prior to the Closing Date, the Company will certify to Buyer in writing (i) the number of outstanding Partnership Units and (ii) the number of Partnership Units owned directly or indirectly by each Seller.

1.3  Reorganization.  The parties hereto agree to effect the transactions contemplated by Annex A in accordance with the terms, and in the specified order, set forth in Annex A at the Closing. In connection with the transactions contemplated by Annex A and in accordance therewith, IPO Corp. shall assume all debt and liabilities of the Company and expenses of liquidation, including the assumption of all liabilities, known or unknown, contingent or otherwise, of the Company.

1.4  Founder Co-Investment Shares; Earnout Shares and Warrants.  (a) At or immediately prior to the Closing, an entity affiliated with Founder shall purchase an aggregate of 2,000,000 “co-investment” units consisting of shares of Buyer Common Stock and Buyer Warrants at a purchase price of $10 per unit in accordance with the terms of the Co-Investment Securities Purchase Agreement, dated as of September 26, 2007, by and between Buyer and Thomas O. Hicks.

(b) At the Closing, 2,760,000 shares of Buyer Common Stock owned by Founder shall be retained but subject to forfeiture in the event the Stock Earnout Target is not met by September 28, 2012 (the “Founder Earnout Shares”). Until the Stock Earnout Target is met, the 2,760,000 shares shall not have any economic or voting rights, except to the extent provided in Section 1.6.

(c) At the Closing, 2,760,000 Founder’s Warrants held by the Founder shall be retained and amended, in a form reasonably satisfactory to the Founder, Buyer, the Company and the Seller Representative, to provide that the warrant exercise period commences upon the attaining the Warrant Earnout Target and that the warrant have an exercise price of $10 per share. The expiration date of such warrants shall be September 28, 2012.

1.5  Purchase of Shares; Retained Shares.  (a) At the Closing, immediately following and conditioned upon the issuance of the “special voting shares” (as described in Annex A) by IPO Corp. after the liquidation of the Company, all in accordance with Annex A, upon the terms and subject to the conditions of this Agreement, Buyer shall (i) purchase from the Sellers, and the Sellers shall sell to the Buyer, an aggregate of 54,440,001 shares of IPO Corp. Common Stock (such sold shares, the “Seller Shares”), and (ii) contribute the Seller Shares to IPO Corp. for an equal number of newly-issued shares of IPO Corp. Common Stock to be issued as Merger Consideration (the ‘‘New Shares”). Each Seller shall sell such Seller’s Seller Pro Rata Share of the Seller Shares; provided, that Sellers may arrange for another Seller to sell additional shares in substitution of the initial Seller’s obligation to sell a pro rata portion of the Seller Shares. In consideration for the sale and transfer of the Seller Shares, and upon the terms and subject to the conditions of this Agreement, on the Closing Date Buyer shall pay or cause to be paid to the Distribution Agent for the benefit of the Sellers by wire transfer in immediately available funds an aggregate amount equal to the Aggregate Cash Consideration. Upon receipt of such sums by the Distribution Agent, the Sellers shall be deemed to have received the consideration due to them under Section 1.5. The amount to be paid by the Distribution Agent in respect of the Seller Shares held by each Seller is equal to such Seller’s Seller Pro Rata Share of the Aggregate Cash Consideration.

(b) The Sellers shall retain the Initial Retained Shares as defined in Section 1.9(a). Each Seller shall retain such Seller’s Seller Pro Rata Share of the Initial Retained Shares; provided, that no fraction of a share of IPO Corp. Common Stock will be retained, but in lieu thereof each holder of shares of Buyer Common Stock who would otherwise be entitled to a fraction of a share of IPO Corp. Common Stock (after aggregating all shares of IPO Corp. Common Stock that otherwise would be received by such holder) shall receive from IPO Corp. an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (x) the fractional share interest (after aggregating all shares of IPO Corp. Common Stock that would otherwise be received by such Seller) which such Seller would otherwise receive, multiplied by (y) the closing price per share of Buyer Common Stock on the Closing Date.

1.6  Buyer Merger.  (a) At the Closing, immediately following completion of the purchase and sale described in Section 1.5, Buyer shall subscribe for and purchase from IPO Corp., and IPO Corp. shall issue and sell, a number of shares of IPO Corp. Common Stock equal to the Non-Conversion Amount (the “Issued Shares” and, collectively with the New Shares, the ‘‘Acquired Shares”), and which Issued Shares shall be issued as Merger Consideration. In consideration for the sale and transfer of the Issued Shares to be issued as Merger Consideration, and upon the terms and subject to the conditions of this Agreement, on the Closing Date Buyer shall pay or cause to be paid to IPO Corp. by wire transfer in immediately available funds an aggregate amount equal to all of the cash remaining in Buyer (after payment of expenses and discharge of liabilities).

(b) Immediately following the purchase of the Issued Shares, upon the terms and subject to the conditions of this Agreement, a newly-formed Delaware limited liability company subsidiary of Graham Packaging Company (“Newco LLC”) shall merge with Buyer (the “Merger”), by filing a certificate of merger with respect to such Merger (the “Certificate of Merger”), which Certificate of Merger shall be in such form as is required by, and executed and acknowledged in accordance with, the Delaware General Corporation Law (the “Delaware Law”), and reasonably acceptable to Buyer, IPO Corp. and the Seller Representative and the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware Law. The surviving corporation of the Merger shall be a subsidiary of Graham Packaging Company. As used in this Agreement, the term “Merger Effective Time” shall mean the date and time when the Merger becomes effective.

(c) At the Merger Effective Time, each share of Buyer Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of Buyer Common Stock to be canceled pursuant to Section 1.6(d), shall be automatically converted into and become the right to receive one fully paid and nonassessable share of IPO Corp. Common Stock from IPO Corp. (“Merger Consideration”); provided, that each Founder Earnout Share shall be converted into the right to receive a share of IPO Corp. Common Stock with the same terms as the Founder Earnout Share (the “IPO Corp. Earnout Shares”) and shall not have any economic or voting rights until the Stock Earnout Target is met. The total number of shares of IPO Corp. Common Stock to be issued as Merger Consideration shall equal the Acquired Shares. As a result of the Merger, at the Merger Effective Time, each holder of a Certificate (as defined in Section 1.7(b)) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable in respect of the shares of Buyer Common Stock represented by such Certificate immediately prior to the Merger Effective Time, all to be issued or paid, without interest, in consideration therefor upon the surrender of such Certificate in accordance with Section 1.7(b) (or, in the case of a lost, stolen or destroyed Certificate, Section 1.7(f)).

(d) Each share of Buyer Common Stock owned by Buyer, immediately prior to the Merger Effective Time shall automatically be extinguished without any conversion, and no consideration shall be delivered in respect thereof.

1.7  Distribution of Shares and Certificates; Issuance of Initial Retained Shares.  (a)  Deposit with Distribution Agent.  Prior to the Closing, the Representative, IPO Corp., Founder and the Company shall engage the Distribution Agent. At or prior to the Closing, (i) Buyer shall deposit with the Distribution Agent cash in an amount sufficient to pay the Aggregate Cash Consideration, and (ii) IPO Corp. shall deposit with the Distribution Agent, in trust for the benefit of the holders of shares of Buyer Common Stock and Partnership Units prior to the Closing, certificates representing the shares of IPO Corp. Common Stock issuable pursuant to Sections 1.3 (with the exclusion of any Incremental Retained Shares) and 1.6 (or appropriate alternative arrangements shall be made if uncertificated shares of IPO Corp. Common Stock will be issued). In addition, IPO Corp. shall make available by depositing with the Distribution Agent, as necessary from time to time after the Closing, cash in an amount sufficient to make the payments in lieu of fractional shares pursuant to Section 1.5(b). All cash and certificates representing shares of IPO Corp. Common Stock deposited with the Distribution Agent shall hereinafter be referred to as the “Distribution Fund.”

(b)  Distribution Procedures.  (i) As soon as reasonably practicable after the Closing, and in any event within three (3) Business Days after the Closing, IPO Corp. shall cause the Distribution Agent to (A) make payment by cash or check to each Seller for such Seller’s Seller Pro Rata Share of the Aggregate Cash Consideration, (B) distribute that number of whole Initial Retained Shares to which each Seller is entitled (which shall be in uncertificated book-entry form), and (C) cash in lieu of any fractional shares pursuant to Section 1.5(b). With respect to any distribution to a holder of shares of common stock of BMP/GHC, the Distribution Agent shall distribute the applicable pro rata portion of BMP/GHC’s pro rata share of the Aggregate Consideration or Initial Retained Shares, as applicable.

(ii) As soon as reasonably practicable after the Closing, and in any event within three (3) Business Days after the Closing, IPO Corp. shall cause the Distribution Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Closing represented outstanding shares of Buyer Common Stock (the “Certificates”), which at the Closing became entitled to receive shares of IPO Common Stock, pursuant to Section 1.6 hereof, instructions for use in obtaining whole shares of IPO Corp. Common Stock in book-entry form. Upon delivery of the Certificate and any power of attorney or similar document as may reasonably be required by the Distribution Agent, the holder of such Certificates shall be entitled to receive that number of whole shares of IPO Corp. Common Stock to which such holder is entitled pursuant to Section 1.6 (which shall be in uncertificated book-entry form). Notwithstanding the time of delivery, the IPO Corp. Common Stock distributed pursuant to this Section 1.7 shall be deemed issued at the time of Closing.

(iii) All shares of IPO Corp. Common Stock issued or distributed in accordance with the terms of this Article I, shall be deemed to have been issued (or paid) in full satisfaction of all rights pertaining to the shares of Buyer Common Stock in connection with the Merger.

(c)  Termination of Distribution Fund.  Any portion of the Distribution Fund which remains undistributed one year after the Closing Date shall be delivered to IPO Corp., upon demand, and any holders of Buyer Common Stock or Partnership Units who have not theretofore complied with this Article I shall thereafter look only to IPO Corp. for payment of their claim for the applicable portion of the Merger Consideration or the Aggregate Consideration, as applicable.

(d)  No Liability.   None of Buyer, the Company, BMP/GHC, IPO Corp., the Seller Representative, the Buyer Representative or the Distribution Agent or any of their respective directors, officers, employees and agents shall be liable to any Person in respect of any shares of Buyer Common Stock (or dividends or distributions with respect thereto) or cash from the Distribution Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e)  Investment of Distribution Fund.  The Distribution Agent shall invest any cash included in the Distribution Fund on a daily basis as directed by the Representative, provided, that no such investment or loss thereon shall affect the amounts payable to the Sellers after the Closing pursuant to this Article I. Any interest and other income resulting from such investment shall become a part of the Distribution Fund, and any amounts in excess of the amounts payable pursuant to this Article I shall promptly be paid to IPO Corp.

(f)  Lost, Stolen or Destroyed Certificates.  In the event any Certificates shall have been lost, stolen or destroyed, the Distribution Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares or BMP/GHC Common Stock or the Buyer Pro Rata Share amount of the Merger Consideration, or cash for fractional shares pursuant to Section 1.5(b); provided, however, that IPO Corp. may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in a form reasonably satisfactory to IPO Corp., or a bond in such sum as IPO Corp. may reasonably direct as indemnity, against any claim that may be made against IPO Corp. or the Distribution Agent in respect of the Certificates alleged to have been lost, stolen or destroyed.

1.8  Warrants.  (a) As promptly as practicable after the Closing, the Distribution Agent shall distribute to each Seller such Seller’s Pro Rata Share of the Aggregate Warrant Consideration. The IPO Corp. Founder’s Warrants shall be governed by the HACI Warrant Agreement, as it may be amended, and treated as the Founder’s Warrants currently issued under such agreement as if a Seller holding such Warrants was the “Sponsor” (as defined in the HACI Warrant Agreement) thereunder.

(b) All remaining warrants to purchase Buyer’s common stock shall be automatically converted into warrants to purchase shares of IPO Corp. Common Stock by operation of an amendment (the “Warrant Agreement Amendment”) in a form reasonably satisfactory to the Buyer, IPO Corp. and the applicable warrant agent under the HACI Warrant Agreement, such amendment to be entered into by and among the parties to the HACI Warrant Agreement and IPO Corp.

1.9  Aggregate Net Debt Amount Adjustment.  (a) The “Initial Retained Shares” shall be an aggregate number of shares of IPO Corp. Common Stock equal to 35,000,000 — (Signing Debt Amount — Net Debt Target)/10.

(b) The “Incremental Retained Shares” shall be an aggregate number of shares of IPO Corp. Common Stock equal to (Signing Debt Amount — Closing Debt Amount)/10; provided that such number shall not be less than zero.

(c) Within ninety (90) days after the Closing Date, HH-HACI, L.P., a Delaware limited partnership (the “Buyer Representative”), shall furnish to the Seller Representative a consolidated balance sheet of the Company and its Subsidiaries (the “Closing Balance Sheet”) as of immediately prior to the Closing. The Closing Balance Sheet shall be prepared in accordance with the accounting principles used by the Company in the preparation of the Financial Statements and the determination of the Net Debt Target and the Signing Debt

Amount (the “Accounting Principles”) and in all cases in accordance with GAAP. The Closing Balance Sheet shall be accompanied by a report (the “Preliminary Adjustment Report”) setting forth in reasonable detail the Net Debt Amount as of immediately prior to the Closing (as finally determined in accordance with Section 1.9(c), the “Closing Debt Amount”). The Seller Representative and its representatives shall have the right to review and copy the computations and work papers (including accountants’ work papers, subject to such confidentiality restrictions, as the Seller Representative’s accountants shall reasonably request) and underlying books and records used in connection with the Buyer Representative’s determination of the Closing Debt Amount, and to have access to the employees and accountants of IPO Corp. and its predecessors, and its respective books and records, in connection therewith. Unless the Seller Representative provides specific written notice to the Buyer Representative of an objection to any aspect of the Preliminary Adjustment Report before the close of business on the 30th day after the Seller Representative’s receipt thereof, the Preliminary Adjustment Report shall then become binding upon the Buyer Representative, the Sellers and the Seller Representative, and shall be the “Final Adjustment Report”, and such day shall be the “Final Adjustment Report Date”. If the Seller Representative, by written notice to the Buyer Representative before the close of business on such 30th day, objects to any aspect of the Preliminary Adjustment Report, then those aspects as to which the objection was made (the ‘‘Seller Objection”) shall not become binding. The Buyer Representative and the Seller Representative shall discuss such objection in good faith and, if they reach written agreement amending the Preliminary Adjustment Report within thirty (30) days after delivery of the Preliminary Adjustment Report by the Buyer Representative, the Preliminary Adjustment Report, as amended by such written agreement, shall become binding upon the Buyer Representative, the Sellers and the Seller Representative, and shall be the Final Adjustment Report, and the date of such written agreement shall be the Final Adjustment Report Date. If the Buyer Representative and the Seller Representative do not reach such written agreement within thirty (30) days after the Seller Representative gives such notice of objection, those aspects as to which such objection was made shall be submitted for arbitration to a big four accounting firm acceptable to the Seller Representative and the Buyer Representative (the ‘‘Accounting Firm”) (whose fees shall be borne by IPO Corp.), which shall arbitrate the dispute and submit a written statement of its adjudication, which statement, when delivered to the Buyer Representative and to the Seller Representative, shall become final and binding upon the Buyer Representative, the Sellers and the Seller Representative, and shall, together with those aspects of the Preliminary Adjustment Report as to which no objection was made, be the Final Adjustment Report. In such case, the date on which such statement is delivered to the Buyer Representative and to the Seller Representative shall be the Final Adjustment Report Date. The scope of the disputes to be resolved by the Accounting Firm is limited to whether the amounts set forth in the Seller Objection or on the line items on the Closing Balance Sheet used to calculate the Closing Debt Amount were obtained from and in accordance with the books and records of the Company and are in accordance with the Accounting Principles and, to the extent not inconsistent with the Accounting Principles, GAAP applied on a basis consistent with prior periods, and whether there were errors of fact or mathematical errors in the Final Adjustment Report (which errors shall be resolved by the Accounting Firm), and the Accounting Firm is not to make any other determination. The determination of the Accounting Firm, including the resolution of any disputes as described above, shall constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by any court having jurisdiction thereof. In acting hereunder, the Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

(d) On the Final Adjustment Report Date, to the extent that the Incremental Retained Shares as calculated pursuant to Section 1.9(a) is a positive number, IPO Corp, shall issue all Incremental Retained Shares to the Sellers. Each Seller shall be entitled to such Seller’s Seller Pro Rata Share Amount of the Incremental Retained Shares with no further consideration due therefor.

1.10  Treatment of Options.  In accordance with terms of the Option Plans and any related grant agreements under such plans, in each case, as in effect on the date hereof, the Board of Directors of IPO Corp. and the Compensation Committee of the Company shall take such action as is necessary with respect to Options granted under the Option Plans and outstanding immediately prior to Closing so that, effective upon the Closing, (a) except as set forth on Schedule 1.10, any tranche of Options that is scheduled to become vested and exercisable solely as a result of the passage of time on or before the one-year anniversary of the Closing (and continued employment through such anniversary) shall be deemed vested and exercisable immediately following the Closing Date and (b) all Options then outstanding and unexercised immediately prior to the Closing shall thereafter represent the right to acquire, on the same terms and conditions as were applicable under the Options prior to the Closing, that number of shares of IPO Corp. Common Stock determined by multiplying the number of Partnership Units subject to such Options by the Exchange Ratio (defined below), rounded down, if necessary, to a whole share of IPO Corp. Common Stock, at a price per share (rounded up, if necessary, to a penny) equal to the per share exercise price specified in such Option divided by the Exchange Ratio. Such Options shall hereinafter be referred to as “IPO Corp. Options.” IPO Corp. and the Company will cooperate to structure the arrangements contemplated by this Section 1.10 in a manner consistent with Sections 409A and, if applicable, 422 of the Code. For purposes of this Agreement, the “Exchange Ratio” shall mean a fraction, the numerator of which shall be equal to the value in dollars per Partnership Unit implied by the transactions described in Sections 1.5 and 1.6 (as calculated by the Compensation Committee of the Company immediately prior to the Closing, and such calculation to be reasonably satisfactory to Buyer) and the denominator of which shall be equal to the value in dollars of IPO Corp. Common Stock immediately after the Closing.

1.11  Cancellation of Supervote Shares.  Immediately following completion of the Merger, the outstanding shares of IPO Corp. “special voting shares” (described on Annex A) shall be cancelled and extinguished without any conversion, and no consideration shall be delivered in respect thereof.

1.12  Repayment of Debt under Credit Agreement.  Immediately following the Closing, IPO Corp, on behalf of Graham Packaging Company, shall repay, by wire transfer in immediately available funds, an amount not less than 50% of the amounts received for the Issued Shares by IPO Corp in respect of amounts due under the Credit Agreement in accordance with the terms thereof; provided, that notwithstanding any provision in this Agreement to the contrary, the calculation of the Net Debt Amount shall not give effect to the transactions contemplated by this Section 1.12.

1.13  Board of Directors.  On or prior to the Closing, the Board of Directors of IPO Corp. shall cause the number of directors that will comprise the full Board of Directors of IPO Corp. at the Closing to be 11. The members of the Board of Directors of IPO Corp. at the Closing shall be determined in accordance with Schedule 1.13; provided, that appropriate provisions shall be made for a staggered board as set forth therein.

1.14  Additional Sellers.  The Company will use its reasonable best efforts to cause each holder of Partnership Units acquired upon exercise of Options or otherwise subsequent to the date hereof, to execute and deliver a joinder agreement (the “Joinder Agreement”), in a form reasonably satisfactory to Buyer, the Company and the Seller Representative, pursuant to which such holder shall become a party to this Agreement and for all purposes hereunder be treated as a Seller. To the extent any holder of Partnership Units acquired subsequent to the date hereof does not execute and deliver a Joinder Agreement prior to Closing, at Closing each Seller will permit Buyer to purchase its pro rata share of shares of IPO Corp. Common Stock received in respect of Partnership Units and notwithstanding any provision of this Agreement to the contrary, any Seller not executing this Agreement will not receive its Seller Pro Rata Share of the Aggregate Cash Consideration. In the event that any Seller becomes a party to this Agreement following the date hereof in accordance with the immediately preceding sentence, such Seller may deliver to the Company and Buyer prior to such execution a Disclosure Schedule listing the exceptions of such Seller to the representations and warranties to be made by the same pursuant to Section 2.1 hereof.

1.15  Taking of Necessary Action; Further Action.  If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest IPO Corp. with full right, title and possession to all assets, property rights, privileges, powers and franchises of, the Company, IPO Corp. and the Buyer, the officers and directors of IPO Corp., in the name and on behalf of IPO Corp. and the Buyer, will take all such lawful and necessary action.

1.16  Alternative Structure.  The parties agree to reasonably cooperate in the consideration of alternative structures to implement the transactions contemplated by this Agreement and that are mutually agreeable to Buyer, the Company and the Sellers, as long as such alternative structure does not impose any material delay on, or condition to, the consummation of the transactions contemplated by this Article I, or adversely affect any of the parties hereto or either IPO Corp.’s or Buyer’s stockholders, result in additional liability to directors or officers of any of the parties hereto, or breach or result in a default under the Credit Agreement or the Indentures.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1  Representations and Warranties of the Sellers.  Each of the Sellers, solely as to itself, represents and warrants to Buyer as follows:

(a)  Due Organization.  Such Seller (other than any Seller that is a natural person) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

(b)  Authorization and Validity of Agreement.  Such Seller has all requisite power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby have been, if such Seller is not a natural person, duly authorized by all necessary company, partnership or corporate action, and no other action on the part of such Seller is necessary for the execution, delivery and performance by such Seller of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Seller and is a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting creditors’ rights generally and by general equity principles.

(c)  No Conflict.  Except as set forth on Schedule 2.1(c) and except as would not prevent, materially hinder or materially delay the ability of such Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, the execution, delivery and performance by such Seller of this Agreement and the consummation by it of the transactions contemplated hereby:

(i) will not violate any provision of applicable laws, rules, regulations, statutes, codes, ordinances or requirements of any Governmental Authority (collectively, “Laws”), order, judgment or decree applicable to such Seller;

(ii) will not require any consent, authorization or approval of, or filing with or notice to, any Governmental Authority (as defined below) under any Law applicable to such Seller, except for the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any other applicable antitrust or competition laws outside the United States, and except for any consent, approval, filing or notice requirements that become applicable solely as a result of the specific regulatory status of Buyer or its Affiliates or that Buyer or its Affiliates are otherwise required to obtain;

(iii) will not violate any provision of the certificate of incorporation, bylaws, limited liability company agreement, partnership agreement or similar organizational document of such Seller, if such Seller is not a natural person; and

(iv) will not require any consent, approval or notice under, and will not conflict with, or result in the breach or termination of, or constitute a default under, or result in the acceleration of the performance by such Seller under, any indenture, mortgage, deed of trust, lease, license, franchise, contract, agreement or other instrument to which such Seller is a party or by which it or any of its assets are bound.

(d)  Ownership of the Equity Interests.  Such Seller is and will be on the Closing Date the record and beneficial owner and holder of the Partnership Units set forth opposite such Seller’s name on Schedule 2.1(d) and any shares of IPO Corp. Common Stock issued to it pursuant to this Agreement, free and clear of all Liens, other than those Liens disclosed on Schedule 2.1(d). Except as set forth on

Schedule 2.1(d), such Seller has no other equity interests or rights to acquire equity interest in the Company. Such equity interests are not subject to any contract restricting or otherwise relating to the voting, dividend rights or disposition of such Equity Interests, except as set forth on Schedule 2.1(d). Notwithstanding the foregoing, GPCH may transfer Partnership Units representing approximately 1% partnership interest to GPC prior to the Closing.

(e)  Legal Proceedings.  There are no Proceedings pending, or, to the knowledge of such Seller, threatened against such Seller, before any Governmental Authority which seeks to prevent such Seller from consummating the transactions contemplated by this Agreement.

2.2  Representations and Warranties of the Company.  The Company represents and warrants to Buyer that, except as set forth in the Schedules hereto, and except as disclosed in the SEC Documents filed with the SEC prior to the date of this Agreement:

(a)  Due Organization of the Company.  The Company is duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is in good standing and duly qualified to do business in each jurisdiction in which the transaction of its business makes such qualification necessary.

(b)  Authorization and Validity of Agreement.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by its general partners, and no other company action on the part of the Company is necessary for the execution, delivery and performance by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and is a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting creditors’ rights generally and by general equity principles.

(c)  Company Subsidiaries.

(i)  Schedule 2.2(c)(i)  lists all direct or indirect Subsidiaries of the Company and the issued and outstanding equity interests of each such Subsidiary. Each of the outstanding equity interests of each such Subsidiary is duly authorized, validly issued, fully paid and non-assessable and is directly owned of record by the holders set forth on Schedule 2.2(c)(i) free and clear of any Liens, other than Permitted Liens. There are no other equity interests of any Subsidiary of the Company authorized, issued, reserved for issuance or outstanding and there are no contracts, commitments, options, warrants, calls, rights, puts, convertible securities, exchangeable securities, understandings or arrangements by which the Company or any Subsidiary of the Company is or may be bound to issue, redeem, purchase or sell additional equity interests or securities convertible into or exchangeable for any other equity interest of any Subsidiary of the Company. Neither the Company nor any of its Subsidiaries is a party to any partnership agreement, stockholders agreement or joint venture agreement with any other third Person.

(ii) Each of the Subsidiaries of the Company (A) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (B) has all requisite company power and authority to own its properties and assets and to carry on its business as it is now being conducted, except in the case of clause (A) or clause (B), where the failure to have such power and authority or to be in good standing would not reasonably be expected to have a Material Adverse Effect on the Company.

(d)  Capitalization.  Schedule 2.2(d)(i) sets forth a true, correct and complete list, as of the date hereof, of all the outstanding Partnership Units, including the names of the holders thereof and whether or not such Partnership Units represent General Partnership Interests or Limited Partnership Interests. As of the date hereof, an aggregate of 1,378.91 Partnership Units were reserved for issuance upon exercise of outstanding Options pursuant to the Option Plans. All Partnership Units (other than those reserved for outstanding Options) are validly issued, fully paid and nonassessable and are not subject to preemptive rights. Other than the Partnership Units, no equity interests of the Company are outstanding or are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character, relating to, or securities or rights convertible into or exchangeable or exercisable for, any partnership interests of the Company, and other than as set forth in the Fifth Amended and Restated Agreement of Limited Partnership of the Company (the “Partnership Agreement”) or any award or similar agreement relating to Options issued pursuant to the Option Plans, there are no contracts, commitments, options, warrants, calls, rights, puts, convertible securities, exchangeable securities, understandings or arrangements by which the Company is or may be bound to issue, redeem, purchase or sell additional Partnership Units or securities convertible into or exchangeable for any other equity interest of the Company. Except as set forth in Schedule 2.2(d)(ii), to the Knowledge of the Company, there are no voting trusts, equityholder agreements, proxies or other arrangements or understandings in effect with respect to the voting or transfer of the Partnership Units. There are no dividends or other distributions with respect to the Partnership Units that have been declared but remain unpaid

(e)  Consents and Approvals.  Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will require on the part of the Company or any of its Subsidiaries any action, consent, order, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for any applicable filings required under the HSR Act and any other applicable antitrust or competition laws outside the United States, (ii) for the consents, approvals, authorizations and permits set forth on Schedule 2.2(e) or (iii) where the failure to obtain such action, consent, order, approval, authorization or permit, or to make such filing or notification, would not prevent the consummation of the transactions contemplated hereby.

(f)  No Conflict.  Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or violate the certificate of limited partnership of the Company or the Partnership Agreement, (ii) result in a violation or breach of, constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, cancellation or acceleration of, or result in the imposition of any Lien, other than a Permitted Lien, on any assets or property of the Company or any of its Subsidiaries pursuant to any material indenture, mortgage, deed of trust, lease, license, franchise, contract, agreement or other instrument (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their assets or properties are bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or Liens) as to which requisite waivers or consents have been obtained or which would prevent the consummation of the transactions contemplated hereby or (iii) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 2.2(e) (including Schedule 2.2(e)) and this Section 2.2(f) are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective assets and properties, except for such conflicts, violations, breaches or defaults which would not prevent the consummation of the transactions contemplated hereby.

(g)  SEC Documents; Financial Statements.

(i) The Company has timely filed, on a voluntary basis pursuant to the terms of the Indentures, with the Securities and Exchange Commission (“SEC”) since December 31, 2007 (collectively, the “SEC Documents”) all annual and quarterly reports required to be filed pursuant to the terms of the Indentures, each of which, when filed, complied in all material respects with the applicable requirements of Form 10-K or Form 10-Q as applicable, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each as in effect on the date so filed. None of the SEC Documents (including any financial statements or schedules included or incorporated by reference therein), when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(ii) Except as set forth on Schedule 2.2(g)(ii), the Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles (“GAAP”). Each of the Company and its Subsidiaries (x) has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to such entity and its Subsidiaries is made known to the management of such entity (or its general partner) by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the SEC Documents, and (y) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to its auditors and the audit committee of its board of directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect its ability to record, process, summarize and report financial data and have disclosed to its auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls.

(iii) Each of the audited and unaudited financial statements (including any related notes) included in the SEC Documents (the “Financial Statements”), when filed, complied in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and, when filed, fairly presented the consolidated financial position of the Company and its Subsidiaries at the respective date thereof and the consolidated results of its and their operations and cash flows for the periods indicated.

(iv) Neither the Company nor any of its Subsidiaries has received any notification from its internal audit personnel or its independent public accounts of (i) a “significant deficiency” or (ii) a “material weakness” in the Company’s or any Subsidiary’s internal controls. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004 001 of the Public Company Accounting Oversight Board.

(v) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture or off-balance sheet partnership agreement (including any agreement or arrangement relating to any transaction or relationship between or among the Company and its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand,) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K) where the result, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Financial Statements.

(h)  Absence of Material Adverse Change.  Except as otherwise contemplated by this Agreement, since December 31, 2007, the business of the Company and each of its Subsidiaries has been conducted only in the ordinary course consistent with past practice, and there have not been any events, changes or developments which would have a Material Adverse Effect on the Company.

(i)  Absence of Undisclosed Liabilities.  Neither the Company nor its Subsidiaries has any material obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due) which would be required to be set forth on a balance sheet prepared in accordance with GAAP, except (i) liabilities incurred in the ordinary course of business consistent with past practice, (ii) liabilities reflected on the balance sheet of the Company and its Subsidiaries at December 31, 2007 or the notes thereto, included in the Financial Statements, (iii) liabilities incurred in connection with the transactions contemplated hereby, and (iv) obligations and liabilities otherwise disclosed in this Agreement (including the Schedules hereto).

(j)  Real and Personal Properties.

(i)  Schedule 2.2(j)(i)  contains a complete and correct list of all of the Leased Real Property. With respect to each Leased Real Property, the Company or a Subsidiary of the Company owns a leasehold estate in such Leased Real Property, free and clear of all Liens except Permitted Liens. No material default by the Company or any of its Subsidiaries, or to the Knowledge of the Company, the applicable landlord, exists under any lease with respect to the Leased Real Property and each material lease with respect to the Leased Real Property is legal, valid, binding and enforceable and in full force and effect.

(ii)  Schedule 2.2(j)(ii)  sets forth a complete and correct list of all Owned Real Property. With respect to each Owned Real Property, (A) either the Company or a Subsidiary of the Company owns title in fee simple to such Owned Real Property, free and clear of all Liens except for Permitted Liens, (B) there are no material outstanding options or rights of first refusal in favor of any other Person to purchase or lease such Owned Real Property or any portion thereof or interest therein, and (C) there are no material leases, subleases, licenses, options, rights, concessions or other agreements affecting any portion of such Owned Real Property.

(iii) The Company or one of its Subsidiaries has good title to all of the material assets (other than Owned Real Property) reflected in the most recent balance sheet included in the Financial Statements as being owned and all material assets thereafter acquired by the Company or any Subsidiary of the Company (except to the extent that such assets have been disposed of after the date of the latest balance sheet in the Financial Statements in the ordinary course of business consistent with past practice or pursuant to existing contracts), free and clear of all Liens other than Permitted Liens, and all other material assets used in the businesses of the Company and its Subsidiaries are leased or licensed by the Company or one of its Subsidiaries.

(k)  Tax Matters.

(i)  Certain Defined Terms.  For purposes of this Agreement, the following definitions shall apply:

(A) The term “Taxes” shall mean all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other similar taxes, including any interest or penalties attributable thereto.

(B) The term “Returns” shall mean all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(ii)  Returns Filed and Taxes Paid.  (w) All material Returns required to be filed by or on behalf of the Company and its Subsidiaries have been duly filed on a timely basis and all such Returns are complete and correct in all material respects; (x) all material Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis and no other material Taxes are payable by the Company and its Subsidiaries with respect to items or periods covered by such Returns or with respect to any period prior to the date of this Agreement; (y) each of the Company and its Subsidiaries has withheld and paid over all material Taxes required to have been withheld and paid over, and complied with all information reporting requirements, including maintenance of required records with respect thereto, in connection with material amounts paid or owing to any employee, creditor, independent contractor or other third party for all periods for which the statute of limitations has not expired; and (z) there are no material liens on any of the assets of any of the Company and its Subsidiaries with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that the Company or any of its Subsidiaries are contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.

(iii)  Tax Deficiencies; Audits; Statutes of Limitations.  And except in the case of audits, actions or proceedings for which appropriate reserves have been established on the Financial Statements in accordance with GAAP: (x) there is no audit by a governmental or taxing authority in process or pending with respect to any material Returns of the Company and its Subsidiaries; (y) no deficiencies have been asserted, in writing, with respect to any material Taxes of the Company and its Subsidiaries and none of the Company or its Subsidiaries has received written notice that it has not filed a material Return or paid material Taxes required to be filed or paid by it; and (z) none of the Company and its Subsidiaries are parties to any action or proceeding for assessment or collection of any material Taxes, nor has such event been asserted, in writing against the Company and its Subsidiaries or any of their assets.

(l)  Compliance with Laws; Permits.  Each of the Company and its Subsidiaries is and has been in material compliance with all Laws which apply to such entity, except for instances of noncompliance that would not prevent the consummation of the transactions contemplated hereby. None of the Company or any of its Subsidiaries has received any written communication during the past three (3) years from a Governmental Authority that alleges that such Person is not in compliance with any material Law. Neither the Company nor any of its Subsidiaries nor any director, officer, agent, employee or Affiliate of the Company or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder. Neither the Company nor any of its Subsidiaries nor any director, officer, agent, employee or Affiliate of the Company or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department. This Section 2.2(l) does not relate to matters with respect to Employee Benefit Matters, which are the subject of Section 2.2(o), Taxes, which are the subject of Section 2.2(k), or Environmental Matters, which are the subject of Section 2.2(n). Each of the Company and its Subsidiaries owns, holds or possesses all material permits, licenses, franchises, orders, consents, approvals and authorizations from Governmental Authorities (“Permits”) that are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct its business. Each such Permit is in full force and effect in all material respects.

(m)  Legal Proceedings.

(i) there are no material writs, injunctions, decrees, orders, judgments, lawsuits, claims, actions, suits, arbitrations or proceedings (collectively, “Proceedings”) pending against or affecting the Company and its Subsidiaries at law or in equity, or before or by any federal, state, municipal, foreign or other governmental department, commission, board, bureau, agency, court or instrumentality, whether domestic or foreign (“Governmental Authority”); and

(ii) the Company and its Subsidiaries are not subject to any material order, writ, injunction, judgment or decree of any court or any Governmental Authority.

(n)  Environmental Matters.  Except as set forth on Schedule 2.2(n):

(A) the Company and its Subsidiaries are in and have been in material compliance with all applicable Environmental Laws and Environmental Licenses and Permits;

(B) the Company and its Subsidiaries possess all material Environmental Licenses and Permits required under applicable Environmental Law for them to operate as they currently operate and, to the Knowledge of the Company, each such Environmental License and Permit is in full force and effect;

(C) there are no pending, or to the Knowledge of the Company, threatened Proceedings and neither the Company nor its Subsidiaries has received any written notice or claim against it alleging a material violation of any Environmental Laws, other than such Proceedings, notices or claims that have been resolved in all material respects as of the date hereof;

(D) neither the Company nor its Subsidiaries has, received any written notice or claim alleging that it is or may be materially liable to any Person as a result of a release or threatened release of any Hazardous Substance at any location, other than such notices or claims that have been resolved in all material respects;

(E) neither the Company nor any of its Subsidiaries is (I) subject to any outstanding material order from or material agreement with any Governmental Authority resulting from any judicial or administrative proceedings under any Environmental Laws; or (II) a party to any pending material judicial or administrative proceedings or, to the Knowledge of the Company, the subject of any investigations by any Governmental Authority, pursuant to any Environmental Laws.

(F) To the Knowledge of the Company, there are no facts or circumstances reasonably expected to pose a material liability against the Company or any Subsidiary under any applicable Environmental Law.

(G) The Company has provided to Buyer copies of all material environmental site assessment reports, compliance audits and other material environmental documents which are in its possession addressing its Owned Real Property or Lease Real Property.

(ii) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(A)  “Environmental Laws”  shall mean any and all laws, statutes, codes, rules, regulations, ordinances, decrees or orders of any Governmental Authority, regulating or imposing liability or standards of conduct concerning pollution or protection of the environment, including surface water, groundwater, ambient air, surface or subsurface soil, or wildlife habitat.

(B)  “Environmental Licenses and Permits”  shall mean all Permits required pursuant to applicable Environmental Laws.

(C)  “Hazardous Substances”  shall mean any substance regulated or subject to liability under any applicable Environmental Law, gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, hazardous wastes, toxic substances, asbestos, pollutants, or contaminants defined as such in applicable Environmental Laws.

(iii) Notwithstanding the generality of any other representations and warranties in this Agreement, the representations and warranties in this Section 2.2(m) shall be deemed the only representations and warranties in this Agreement with respect to matters relating to Environmental Laws or to liabilities or other obligations arising out of Hazardous Substances.

(o)  Employee Benefit Plans.

(i) Except as set forth on Schedule 2.2(o)(i), neither the Company nor any of its Subsidiaries sponsors, maintains, contributes to or has any obligation to maintain, sponsor or contribute to, or has any direct or indirect liability, whether contingent or otherwise, under any material Benefit Plans under which any Business Employees has any present or future right to benefits.

(ii) The Company has made available to Buyer correct and complete copies of the following documents with respect to each material Benefit Plan, to the extent applicable: (I) any governing plan documents and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto; (II) the most recent Forms 5500 and all schedules thereto; (III) the most recent actuarial reports; (IV) the most recent determination letter from the Internal Revenue Service; (V) the most recent summary plan descriptions; and (VI) accurate written descriptions of all unwritten material Benefit Plans.

(iii) Each Benefit Plan has been established and administered in all material respects in compliance with the terms of such Benefit Plan and all applicable Laws. Except as would not have a Material Adverse Effect on the Company, each Benefit Plan that is intended to be qualified under section 401(a) of the Code has received a favorable determination letter (or, if applicable, an opinion letter) regarding such qualification from the Internal Revenue Service to the extent required by Law, and, to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification.

(iv) Except as would not have a Material Adverse Effect on the Company, other than routine claims for benefits, no Liens or lawsuits by any person or Governmental Authority have been filed against any Benefit Plan or the Company in respect of any Benefit Plan. No litigation, administrative or other investigation or proceeding involving any Benefit Plan before the Internal Revenue Service, the United States Department of Labor or the Pension Benefit Guaranty Corporation has occurred, is pending or, to the Knowledge of the Company, is threatened, where an adverse determination would have a Material Adverse Effect on the Company.

(v) Except as set forth on Schedule 2.2(o)(v) or as would not have a Material Adverse Effect on the Company, neither the Company nor any Subsidiary maintains, contributes or has any liability, whether contingent or otherwise, with respect to, or has within the preceding six years maintained, contributed or had any liability, whether contingent or otherwise, with respect to any Benefit Plan that is, or has been, (A) subject to Title IV of ERISA (a “Title IV Plan”) or Section 412 of the Code, (B) maintained by more than one employer within the meaning of Section 413(c) of the Code, (C) subject to Sections 4063 or 4064 of ERISA, (D) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), (E) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, or (F) an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is not intended to be qualified under Section 401(a) of the Code.

(vi) There has been no “reportable event,” as that term is defined in Section 4043 of ERISA and the regulations thereunder, with respect to any Title IV Plan set forth in Schedule 2.2(n)(vii) that would require the giving of notice or any event requiring disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA. Neither the Company (including its Subsidiaries) nor, to the Knowledge of the Company, any other “party in interest” or “disqualified person” with respect to any Benefit Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code involving such Benefit Plan which, individually or in the aggregate, could reasonably be expected to subject the Company or any Subsidiary to a material tax or penalty imposed by Section 4975 of the Code or Sections 501, 502 or 510 of ERISA.

(vii) Except as set forth in Schedule 2.2(o)(vii) or as would not have a Material Adverse Effect on the Company, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment becoming due, or increase the amount of any compensation due, to any Business Employee under any Benefit Plan; (B) increase any benefits otherwise payable under any Benefit Plan; or (C) result in the acceleration of the time of payment or vesting of any such compensation or benefits.

(p)  Intellectual Property.  (i) Schedule 2.2(p)(i) sets forth a list of all Intellectual Property which is owned by or used in connection with the business of the Company or any of its Subsidiaries (the “Company Intellectual Property”) and which has been registered or issued, or for which applications to register or obtain issuance have been filed and are pending anywhere in the world, an indication of the jurisdictions in which such filings have been made and the status thereof. To the extent indicated in Schedule 2.2(p)(i), such Company Intellectual Property has been duly registered in, filed in or issued by the United States Copyright Office, the United States Patent and Trademark Office or any similar national or local foreign intellectual property authority. Since January 1, 2008, no application or registration for any Company Intellectual Property that is owned by the Company which is material to the business of the Company as presently conducted has been finally rejected on the merits of such filing without right to further appeal.

(ii) Except as set forth in Schedule 2.2(p)(ii):

(A) each of the Company and its Subsidiaries possesses all right, title and interest in and to the material Company Intellectual Property which it owns, free and clear of any Lien or license other than Permitted Liens, and all material registered patents, trademarks, service marks and copyrights listed in Schedule 2.2(p)(i) are valid and subsisting, in full force and effect, and have not been canceled, expired or abandoned;

(B) no claims are pending or, to the Knowledge of the Company, threatened, (x) challenging the ownership, enforceability, validity, or use by the Company or any of its Subsidiaries of any material Company Intellectual Property, or (y) alleging that the Company or any of its Subsidiaries is materially violating, misappropriating or infringing the rights of any Person with regard to any material Company Intellectual Property;

(C) to the Knowledge of the Company, (x) no Person is infringing the rights of the Company or any of its Subsidiaries with respect to any material Company Intellectual Property owned by them and (y) the operation of the business of the Company and its Subsidiaries as currently conducted does not violate, misappropriate or infringe the Intellectual Property of any other Person; and

(D) the Company and its Subsidiaries take and have taken commercially reasonable actions to maintain and preserve all material Company Intellectual Property.

(q)  Material Contracts.  (i) Schedule 2.2(q)(i) sets forth a true and complete list of all the Material Contracts of the Company and its Subsidiaries that are outstanding or in effect on the date of this Agreement. As used herein, “Material Contracts” means all of the following:

(A) any Contract restricting the ability of an entity or any of its Affiliates to enter into or engage in any line of business or compete with any Person (other than pursuant to any radius restriction contained in any lease, reciprocal easement or development, construction, operating or similar agreement);

(B) a Contract under which the Company or any of its Subsidiaries has incurred Indebtedness or directly or indirectly guaranteed Indebtedness, liabilities or obligations of any other Person (other than Indebtedness owed by the Company or one of its Subsidiaries to the Company or one of its Subsidiaries) that, individually, is in excess of $10,000,000;

(C) a Contract involving any joint venture or partnership involving a potential annual commitment or annual payment by the Company or any of its Subsidiaries in excess of $25,000,000 (unless terminable without payment or penalty upon no more than ninety (90) days’ notice); or

(D) the principal Contract (and no ancillary or other related agreements) used to effectuate a material acquisition, divestiture, merger or similar transaction that has not been consummated or that has been consummated since January 1, 2007, but contains representations, covenants, indemnities or other obligations that are still in effect.

(E) that imposes any material confidentiality, standstill or similar obligation on the Company or any Subsidiary of the Company, except for those entered into in the ordinary course of business or in connection with the process to sell the Company;

(F) that contains a right of first refusal, first offer or first negotiation, except in the ordinary course of business;

(G) pursuant to which the Company or any Subsidiary of the Company has granted any exclusive marketing, sales representative relationship, consignment or distribution right to any third party, except in the ordinary course of business; or

(H) other than leases for Leased Real Property, any Contract or group of related contracts with the same party or group of affiliated parties the performance of which involves consideration in the excess of $5,000,000.

(ii) None of the Company nor any of its Subsidiaries is (with or without the lapse of time or the giving of notice, or both) in breach or default of or under any Material Contract and, to the Knowledge of the Company, no other party to any such Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, except for breaches and defaults which would not result in a Material Adverse Effect on the Company. To the Knowledge of the Company, as of the date of this Agreement, except as disclosed in Schedule 2.2(q)(ii), none of the Company or any of its Subsidiaries has received any written notice of the intention of any Person to terminate any Material Contract. Complete and correct copies of all Material Contracts have been made available to Buyer prior to the date of this Agreement.

(r) Customers and Suppliers.  (i) Schedule 2.2(r) sets forth a complete list of the fifteen (15) largest customers of the Company and its Subsidiaries (on a consolidated basis and by volume of sales to such customers) for the most recent fiscal year (collectively, the “Major Customers”). Except as set forth on Schedule 2.2(r), since December 31, 2007 none of the Major Customers has notified the Company or any of its Subsidiaries, in writing or to the knowledge of the CEO or CFO of the Company, orally, that such Major Customer intends to terminate its relationship with the Company or any of its Subsidiaries. The Company has not received any notice regarding the insolvency of any of the Major Customers.

(ii) Since December 31, 2007, none of the Company’s material suppliers has terminated, or threatened in writing to terminate, its relationship with the Company or any of its Subsidiaries.

(s) Transactions with Affiliates.  Except as set forth herein, including, without limitation, as set forth in Article III hereof, in Schedule 2.2(s) or as contemplated or as permitted hereby, the Company and its Subsidiaries have not engaged in any material transaction, outside the ordinary course of business consistent with past practice with the Sellers (excluding current or former members of management of the Company) or their Affiliates (other than the Company and its Subsidiaries) since December 31, 2007, which was (i) material to the business of the Company and its Subsidiaries taken as a whole or (ii) undertaken in contemplation of a sale of equity interests of the Company. The Consulting Agreement, dated February 2, 1998, between the Company and Graham Capital Corporation was terminated effective December 31, 2007.

(t) Insurance.  Schedule 2.2(t) sets forth a correct and complete list of each material insurance policy that is currently in effect which is presently owned or held by the Company or any of its Subsidiaries, insuring the products, physical properties, assets, business, operations, employees, or officers and directors of the Company or any of its Subsidiaries. All premiums due on such policies have been paid and no notice of cancellation or termination or intent to cancel, in each case which has not been rescinded, has been received in writing by the Company or any of its Subsidiaries with respect to any such insurance policy.

(u) Brokers, Finders, etc.  None of the Company or any of its Subsidiaries has employed, or is subject to any valid claim of, any broker, finder or sales agent with this Agreement or the transactions contemplated by this Agreement who might be or is entitled to a fee or commission in connection with such transactions.

2.3  Representations and Warranties of Buyer.  Buyer represents and warrants to the Sellers as follows and except as set forth in the Schedules hereto, and except as disclosed in the Buyer SEC Documents:

(a) Due Organization and Power.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder. Buyer has heretofore delivered to the Company true and complete copies of its certificate of incorporation and bylaws as currently in effect (the “Buyer Organizational Documents”). Buyer is not in violation of any of the provisions of the Buyer Organizational Documents. This transaction is an “Initial Business Combination” within the meaning of the Buyer Organizational Documents and there is no obligation under the Buyer Organizational Documents that Buyer liquidate or dissolve prior to September 28, 2009 as a result of Buyer’s execution and delivery of this Agreement.

(b) Authorization and Validity of Agreement.

(i) The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby has been duly authorized by the Board of Directors of Buyer, and no other corporate action on the part of Buyer is or will be necessary for the execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby, except for the Buyer Stockholder Approval (as defined below). This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting creditors’ rights generally and by general equity principles.

(ii) The affirmative vote of a majority of the IPO Shares voted at a duly held stockholders meeting (the “Buyer Stockholder Meeting”) to approve the Initial Business Combination contemplated by this Agreement is the only vote of any of Buyer’s capital stock necessary in connection with the consummation of the Closing; provided that holders of more than 30% (minus one share) of the IPO Shares do not vote against the consummation of the transactions contemplated by this Agreement and exercise their rights to convert their IPO Shares into cash from the Trust Account in accordance with the provisions of Section 9.3 of Article IX of Buyer Certificate of Incorporation (the “Buyer Stockholder Approval”).

(iii) At a meeting duly called and held, Buyer’s Board of Directors (including any required committee or subgroup of the Buyer’s Board of Directors) has (A) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Buyer’s stockholders, (B) approved and adopted this Agreement and the transactions contemplated hereby, (C) determined that the fair market value of the Company is equal to at least 80% of the initial amount held in the Buyer’s Trust Account excluding underwriters’ deferred commission and (D) resolved to recommend to stockholders adoption of this Agreement.

(c) No Conflict.  Except as set forth on Schedule 2.3(c) and except for any consent, approval, filing or notice that would not, if not given or made, or any violation, conflict, breach, termination, default or acceleration which does not, materially impair the ability of Buyer to consummate the transactions contemplated hereby, the execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby:

(i) will not violate any provision of Law, order, judgment or decree applicable to Buyer;

(ii) will not require any consent or approval of, or filing or notice to, any Governmental Authority under any provision of Law applicable to Buyer, except for the requirements of the HSR Act and any other applicable antitrust or competition laws outside the United States, and except for any consent, approval, filing or notice requirements which become applicable solely as a result of the specific regulatory status of the Company or which the Company or any of its Affiliates are otherwise required to obtain;

(iii) will not violate any provision of the certificate of incorporation or by-laws of Buyer; and

(iv) will not require any consent or approval under, and will not conflict with, or result in the breach or termination of, or constitute a default under, or result in the acceleration of the performance by Buyer under, any indenture, mortgage, deed of trust, lease, license, franchise, contract, agreement or other instrument to which Buyer is a party or by which it or any of its assets is bound.

(d) Capitalization.

(i) The authorized capital stock of Buyer consists of (A) 225,000,000 shares of Buyer Common Stock and (B) 1,000,000 shares of preferred stock, par value $0.0001 per share. As of the date of this Agreement, there were outstanding 69,000,000 shares of Buyer Common Stock (some of which may be held in units which consist of one share of Buyer Common Stock and one Buyer Warrant to purchase one share of Buyer Common Stock), no shares of preferred stock, 76,000,000 Buyer Warrants (some of which may be held in units which consist of one share of Buyer Common Stock and one Buyer Warrant to purchase one share of Buyer Common Stock) entitling the holder to purchase one share of Buyer Common Stock per warrant, and no employee stock options to purchase Buyer Common Stock. All outstanding shares of capital stock of Buyer have been duly authorized, validly issued, are fully paid and nonassessable, and were not issued in violation of any preemptive or other similar right.

(ii) Except as set forth in this Section 2.3(d) and the Buyer SEC Documents, filed prior to the date of this Agreement, there are no outstanding (A) shares of capital stock or voting securities of Buyer, (B) securities of Buyer convertible into or exchangeable for shares of capital stock or voting securities of Buyer or (C) options or other rights to acquire from Buyer or other obligation of Buyer to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Buyer. There are no outstanding obligations of Buyer to repurchase, redeem or otherwise acquire any of the securities referred to in clause (A), (B) or (C) above.

(iii) Buyer Common Stock is quoted on the American Stock Exchange. There is no action or proceeding pending or, to Buyer’s knowledge, threatened against Buyer by the American Stock Exchange with respect to any intention by such entity to prohibit or terminate the quotation of such securities thereon.

(iv) The shares of Buyer Common Stock to be issued as part of the Aggregate Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

(v) All of the outstanding Buyer Common Stock and Buyer Warrants have been issued in compliance in all material respects with all requirements of Laws applicable to Buyer, Buyer Common Stock and Buyer Warrants.

(vi) Except as contemplated by this Agreement and as set forth in Schedule 2.3(d), there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other understandings to which Buyer is a party or by which Buyer is bound with respect to Buyer Common Stock and Buyer Warrants.

(vii) Except as disclosed in Buyer SEC Documents filed prior to the date of this Agreement, as a result of the consummation of this transaction, no shares of capital stock, warrants, options or other securities of Buyer are issuable and no rights in connection with any shares, warrants, rights, options or other securities or Buyer accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(viii) Buyer does not have any subsidiaries.

(e) SEC Documents; Financial Statements.

(i) As of its filing date, each Buyer SEC Document complied, and each such Buyer SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, as the case may be.

(ii) As of its filing date, each Buyer SEC Document filed pursuant to the Exchange Act did not, and each such Buyer SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(iii) Each Buyer SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(iv) Buyer has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. To the extent required, Buyer (A) has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information is made known to the management to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Buyer SEC Documents, and (B) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to its auditors and the audit committee of its board of directors (x) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect its ability to record, process, summarize and report financial data and have disclosed to its auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls.

(v) Each of the audited and unaudited financial statements (including any related notes) included in the Buyer SEC Documents (the “Buyer Financial Statements”), when filed, complied in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and, when filed, fairly presented the financial position of Buyer at the respective date thereof and the results of its operations and cash flows for the periods indicated.

(vi) There are no outstanding loans or other extensions of credit made by Buyer to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Buyer. Buyer has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Disclosure Documents.  The proxy statement of Buyer to be filed with the SEC in connection with the transactions contemplated hereby (the “Buyer Proxy Statement”) and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Buyer Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of Buyer, and at the time such stockholders vote on adoption of this Agreement, the Buyer Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 2.3(f) will not apply to statements or omissions in the Buyer Proxy Statement or any amendment or supplement thereto based upon information furnished to Buyer by the Sellers or the Company specifically for use therein.

(g) Absence of Material Adverse Change.  Except as otherwise contemplated by this Agreement, since December 31, 2007, the business of Buyer has been conducted only in the ordinary course consistent with past practice, and there have not been any Material Adverse Effect on the Buyer.

(h) Absence of Undisclosed Liabilities.  Buyer has no obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due) which would be required to be set forth on a balance sheet prepared in accordance with GAAP, except (i) liabilities incurred in the ordinary course of business consistent with past practice, (ii) liabilities reflected on the balance sheet of

Buyer at December 31, 2007 or the notes thereto, included in the Buyer Financial Statements, (iii) immaterial liabilities, (iv) liabilities disclosed in the Schedules hereto, (v) liabilities incurred in connection with the transactions contemplated hereby and (vi) obligations and liabilities otherwise expressly disclosed (or within any materiality threshold contained in any other representation) in this Agreement (including the Schedules hereto).

(i) Tax Matters.

(i) Returns Filed and Taxes Paid.  (A) All material Returns required to be filed by or on behalf of Buyer (“Buyer Returns”) have been duly filed on a timely basis and all such returns are complete and correct in all material respects; (B) all material Taxes shown to be payable on the Buyer Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis and no other material Taxes are payable by Buyer with respect to items or periods covered by such Buyer Returns or with respect to any period prior to the date of this Agreement; (C) Buyer has withheld and paid over all material Taxes required to have been withheld and paid over, and complied with all information reporting requirements, including maintenance of required records with respect thereto, in connection with material amounts paid or owing to any employee, creditor, independent contractor or other third party for all periods for which the statute of limitations has not expired; and (D) there are no material liens on any of the assets of Buyer with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that Buyer is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.

(ii) Tax Deficiencies; Audits; Statutes of Limitations.  Except in the case of audits, actions or proceedings for which appropriate reserves have been established on the Buyer Financial Statements in accordance with GAAP: (A) there is no audit by a governmental or taxing authority in process or pending with respect to any material Returns of Buyer; (B) no deficiencies have been asserted, in writing, with respect to any material Taxes of Buyer and Buyer has not received written notice that it has not filed a material Return or paid material Taxes required to be filed or paid by it; and (C) Buyer is not party to any action or proceeding for assessment or collection of any material Taxes, nor has such event been asserted, in writing against Buyer or any of its assets.

(iii) Legal Proceedings.  There are no Proceedings or orders pending or, to the knowledge of Buyer, threatened against or affecting Buyer or any of its Affiliates at law or in equity, or before or by any Governmental Authority.

(j) Material Contracts.

(i) Except as set forth in the Buyer SEC Documents filed prior to the date of this Agreement, there are no Contracts or obligations (including outstanding offers or proposals) of any kind, whether written or oral, to which Buyer is a party or by or to which any of the properties or assets of Buyer may be bound, subject or affected without penalty or cost, which either (A) creates or imposes a liability greater than $5,000,000 or (B) may not be cancelled by Buyer on thirty (30) days’ or less prior notice (the “Buyer Contracts”). All Buyer Contracts are listed in Schedule 2.3(j)(i) other than this Agreement, those contemplated by this Agreement and those that are exhibits to the Buyer SEC Documents filed prior to the date of this Agreement.

(ii) Buyer is not (with or without the lapse of time or the giving of notice, or both) in breach or default of or under any material Buyer Contract and, to the knowledge of Buyer, no other party to any such Buyer Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. To the knowledge of Buyer, as of the date of this Agreement, except as disclosed in Schedule 2.3(j)(ii), Buyer has not received any written notice of the intention of any Person to terminate any Buyer Contract. Complete and correct copies of all Buyer Contracts have been made available to the Company.

(k) Transactions with Affiliates.  Except as set forth in the Buyer Financial Statements or Buyer SEC Documents filed prior to the date of this Agreement, Buyer has not (i) engaged in any material transaction, contract, agreement or transaction with any other Person of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and the Exchange Act and (ii) provided loans to any of its employees, officers or directors, or any of its Affiliates.

(l) Brokers, Finders, etc.  Buyer has not employed, nor is subject to the valid claim of, any broker, finder, or sales agent in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission from Buyer, the Company or any of their respective Subsidiaries or any Seller in connection with such transactions.

(m) Trust Account.

(i) As of the date hereof and at the Closing Date, Buyer has and will have no less than $541,030,424.85 invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 in the Trust Account, less such amounts, if any, as Buyer is required to pay to Public Stockholders who elect to have their shares converted to cash in accordance with the provisions of Section 9.3 of Article IX of the Buyer Certificate of Incorporation.

(ii) Effective as of the Closing Date, the obligations of Buyer to dissolve or liquidate within the specified time period contained in the Buyer Certificate of Incorporation will terminate, and effective as of the Closing Date Buyer shall have no obligation, other than as contemplated by this Agreement, to dissolve and liquidate the assets of Buyer by reason of the consummation of the Closing, and following the Closing Date no Public Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Public Stockholder voted against the consummation of the transactions contemplated hereby and exercised its conversion rights in accordance with the terms of Section 9.3 of Article IX of Buyer Certificate of Incorporation.

2.4  Representations and Warranties of the Parties.  Each party hereto represents and warrants to the other that it is the explicit intent of each party hereto that, except for the express representations and warranties contained in this Article II, the Sellers and their Affiliates are making no representation or warranty whatsoever, express or implied, including, but not limited to, any implied warranty or representation as to condition, merchantability or suitability as to any of the properties or assets of the Company or its Subsidiaries. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations provided or addressed to Buyer are not and shall not be deemed to be or to include representations or warranties of the Sellers or any of their Affiliates.

2.5  Survival of Representations and Warranties.  The respective representations and warranties made by the Sellers, the Company and Buyer contained in this Article II shall expire and be terminated and extinguished at the Closing and shall not survive the Closing, and no party shall have any liability or obligation in connection with any such representation or warranty following the Closing.

2.6  Schedules.  Disclosure of any fact or item in any Schedule hereto shall, should the relevance of the fact or item or its contents to any other paragraph or section be reasonably apparent, be deemed to be disclosed with respect to that other paragraph or section whether or not a specific cross-reference appears. Disclosure of any fact or item in any Schedule hereto shall not necessarily mean that such item or fact individually is material to the business or financial condition of any of BMP/GHC, BCP LLC, GPC, the Company or their Subsidiaries individually or of BMP/GHC, BCP LLC, GPC, the Company and their Subsidiaries taken as a whole.

ARTICLE III

COVENANTS

3.1  Access; Information and Records; Confidentiality.  (a) Prior to the Closing Date, or, if earlier, the date this Agreement is terminated pursuant to Section 6.1, each of the Company and IPO Corp., on the one hand, and Buyer, on the other hand, shall, and shall cause their respective Subsidiaries to, permit the other party and its authorized agents or representatives, including independent accountants, to have access to the properties, books and records of such party during normal business hours to review information and documentation relative to the properties, books, contracts, commitments and other records of such party as may reasonably be requested; provided, that such investigation shall only be upon reasonable notice and shall not disrupt personnel and operations of the business and shall be at such party’s sole cost and expense; provided, further, that neither party, nor any of its Affiliates or representatives, shall conduct any environmental site assessment, compliance evaluation or investigation with respect to the other party without prior consultation with the such party and without ongoing consultation with respect to any such activity (it being understood and agreed that in no event shall any subsurface investigation or testing of any environmental media be conducted). All requests for access to the offices, properties, books and records of each party shall be made to the Seller Representative or such representatives each party shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. It is further agreed that neither party nor its representatives shall contact any of the employees, customers, suppliers, parties that have business relationships with or are joint venture partners of the other party or any of their respective Affiliates in connection with the transactions contemplated hereby, whether in person or by telephone, mail (electronic or otherwise) or any other means of communication, without the specific prior authorization of the Seller Representative and may only otherwise contact such Persons in the ordinary course of business. Any access to the offices, properties, books and records of each party shall be subject to the following additional limitations: (i) such access shall not violate any Law or any agreement to which any party or its Subsidiaries is a party or otherwise expose any party to a material risk of liability; (ii) each party shall give the Seller Representative notice of at least two business days before conducting any inspections or communicating with any third party relating to any property of the other party, and the Seller Representative or a representative of each party designated by the Seller Representative shall have the right to be present when such party or its representatives conducts its or their investigations on such property; (iii) no party or its representatives shall damage any property or any portion thereof; and (iv) each party shall use its commercially reasonable efforts to conduct all on-site due diligence reviews and all communications with any Person on an expeditious and efficient basis.

(b) At and for five years after the Closing Date, IPO Corp. shall, and shall cause its Subsidiaries (including the Company and its Subsidiaries) to, afford the Sellers (or successors) and their representatives, during normal business hours, upon reasonable notice, full access to the books, records, properties and employees of IPO Corp. and each of its Subsidiaries to the extent that such access may be reasonably requested by such Seller or its successor, including in connection with tax matters, financial statements and regulatory reporting obligations; provided, however, that nothing in this Agreement shall limit any Seller’s rights of discovery.

(c) IPO Corp. agrees to hold all the books and records of BMP/GHC, the Company and its Subsidiaries existing on the Closing Date and not to destroy or dispose of any thereof for a period of ten (10) years from the Closing Date or such longer time as may be required by Law.

(d) Each party will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement dated May 30, 2008 the (“Confidentiality Agreement”), between Buyer and the Company.

3.2  Conduct of the Business of the Company and BMP/GHC Prior to the Closing Date.  (a) Each of the Company and BMP/GHC agrees that, except as permitted, required or specifically contemplated by this Agreement, including those actions contemplated on Schedule 3.2 or in this Article III, or as otherwise consented to or approved in writing by Buyer, which consent shall not be unreasonably withheld or delayed, during the period commencing on the date hereof and ending at the Closing Date:

(i) the businesses of the Company and its Subsidiaries shall be conducted only in the ordinary course of business;

(ii) neither BMP/GHC, the Company nor any of their respective Subsidiaries shall (i) amend its limited partnership or operating agreement, certificate of incorporation or bylaws, as applicable, or (ii) (A) issue, deliver or sell, redeem or authorize the issuance, delivery, redemption or sale of, any equity interests of such entity, or (B) amend (including, but not limited to, by way of a split, subdivision, combination or other reorganization) any term of any outstanding equity interests of such entities;

(iii) neither the Company nor BMP/GHC shall issue, deliver or sell, or authorize the issuance, delivery or sale of, any capital stock or other equity securities of the Company or BMP/GHC, respectively, or (B) amend any term of any capital stock or other equity securities of BMP/GHC, respectively, (in each case, whether by merger, consolidation or otherwise).

(iv) the Company and its Subsidiaries will use their commercially reasonable efforts to preserve intact their business organization, to keep available the services of their present officers and key employees (as determined by the Company), and to preserve the goodwill of those having business relationships with them;

(v) neither the Company nor any of its Subsidiaries shall declare, set aside or pay any dividend or distribution or other capital return in respect of its equity interests except (x) in respect of any dividends, distributions or returns paid from one Subsidiary of the Company to another Subsidiary of the Company or to the Company; (y) as permitted pursuant to the Company’s existing credit facilities, the Indenture and any other debt obligations of the Company in order to fund purchases and redemptions of equity interests of BMP/GHC held by the Sellers, in an aggregate amount not to exceed $500,000, upon any such person’s death, disability, retirement or termination of employment or similar circumstances as set forth in the BMP/GHC Management Stockholders Agreement or any award agreement relating to Options; or (z) in respect of any dividends, distributions or returns of capital made by the Company to its partners in order to satisfy any obligations of the Company to make tax distributions pursuant to Section 5.1(b)(i) of the Partnership Agreement;

(vi) neither the Company nor any of its Subsidiaries shall, except as required or permitted by GAAP, materially change any accounting methods, principles or practices;

(vii) neither the Company nor any of its Subsidiaries shall, except in the ordinary course of business, enter into, terminate or materially modify any Material Contract or any Contract that would be a Material Contract if in existence on the date hereof;

(viii) neither the Company nor any of its Subsidiaries shall acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the equity interests or assets of, or otherwise acquire, whether in a single transaction or series of related transactions, any material business of any corporation, partnership, association or other business organization or division thereof with a value in excess of $20,000,000;

(ix) neither the Company nor any of its Subsidiaries shall (i) make or grant any bonus or any wage or salary increase to any employee or group of employees (other than in the ordinary course of business consistent with past practice, or as required pursuant to any existing Benefit Plans or any existing Collective Bargaining Agreement (as defined below)), (ii) materially amend or terminate any existing employee benefit plan or arrangement or adopt any new Benefit Plan (except to the extent reasonably necessary to avoid the imposition of additional taxes under section 409A of the Code or otherwise reasonably necessary to comply with applicable Law), (iii) pay or agree to pay any pension, retirement allowance or other employee benefit not contemplated by any existing Benefit Plan or employment agreement to any officer or employee, whether past or present, other than in the ordinary course of business consistent with past practice, (iv) enter into, adopt or amend any bonus, severance or retirement Contract, or any employment Contract with a non-executive officer, other than in the ordinary course of business, consistent with past practices or as required by law, including Section 409A of the Code, or (v) enter into, adopt or amend any employment Contract with an executive officer, other than in the ordinary course of business;

(x) neither the Company nor any of its Subsidiaries shall make any loans, or advances or capital commitments to, or guarantees by the Company or its Subsidiaries for the benefit of, any Person (other than its Subsidiaries and other than as permitted by clause (iv) above), in excess of $5,000,000 individually or $10,000,000 in the aggregate (other than loans or advances made to employees in the ordinary course of business and for which the Company or its Subsidiaries are entitled to repayment);

(xi) neither the Company nor any of its Subsidiaries shall make any capital expenditures in excess of an aggregate of $185,000,000 in 2008;

(xii) neither the Company nor any of its Subsidiaries shall make any capital expenditures in excess of the amount set forth on the most recent forecast provided to Buyer prior to the date hereof with respect to any item of $10,000,000 or greater; provided, that Buyer’s consent or approval to such action shall not be unreasonably withheld or delayed;

(xiii) neither the Company nor any of its Subsidiaries shall cancel any third party indebtedness in excess of $10,000,000 in the aggregate owed to the Company or any of its Subsidiaries;

(xiv) neither the Company nor any of its Subsidiaries shall settle or compromise any Proceeding if the amount of such settlement exceeds $10,000,000 or will not be paid in full prior to the Closing or which settlement or compromise would reasonably be expected to have a continuing adverse impact on the business of the Company after the Closing;

(xv) neither the Company nor any of its Subsidiaries shall make or change any material Tax election;

(xvi) neither the Company nor any of its Subsidiaries shall change any annual accounting period;

(xvii) neither the Company nor any of its Subsidiaries shall adopt or change any accounting method with respect to material Taxes;

(xviii) neither the Company nor any of its Subsidiaries shall surrender any right to claim a refund of material Taxes;

(xix) neither the Company nor any of its Subsidiaries shall consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries; and

(xx) neither the Company nor any of its Subsidiaries shall agree with any third party, whether in writing or otherwise, to do any of the foregoing.

(b) The Company agrees to make capital expenditures in the ordinary course of business consistent with past practice.

(c) BMP/GHC shall not, during the period commencing on the date hereof and ending at the Closing Date, undertake any other action that would be reasonably likely to materially adversely impede consummation of the transactions contemplated hereby.

3.3  Conduct of the Business of Buyer Prior to the Closing Date.

(a) Buyer agrees that, except as permitted, required or specifically contemplated by this Agreement, including those actions contemplated on Schedule 3.3 or in this Article III, or as otherwise consented to or approved in writing by Seller Representative, which consent shall not be unreasonably withheld or delayed, during the period commencing on the date hereof and ending at the Closing Date:

(i) the businesses of Buyer shall be conducted only in the ordinary course of business;

(ii) Buyer shall not split, combine or reclassify any shares of capital stock or other equity securities of Buyer or, except in connection with the conversion to cash of shares of Buyer’s common stock held by its stockholders who vote against the transactions contemplated by this Agreement and properly exercise their conversion rights, redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any capital stock or other equity securities of Buyer;

(iii) Buyer shall not (A) except in connection with the issuance of securities, pursuant to the terms of that certain Co-Investment Securities Purchase Agreement, dated as of September 26, 2007, by and among Buyer and Thomas O. Hicks, as may be amended or supplemented, issue, deliver or sell, or authorize the issuance, delivery or sale of, any capital stock or other equity securities of Buyer, or (B) amend any term of any capital stock or other equity securities of Buyer (in each case, whether by merger, consolidation or otherwise);

(iv) Buyer shall not declare, set aside or pay any dividend or distribution or other capital return in respect of its capital stock or other equity interests;

(v) Buyer shall not, except as required or permitted by GAAP, materially change any accounting methods, principles or practices;

(vi) Buyer shall not, except in the ordinary course of business, enter into, terminate or materially modify any material contract;

(vii) Buyer shall not acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the equity interests or assets of, or otherwise acquire, any material business of any corporation, partnership, association or other business organization or division thereof;

(viii) Buyer shall not make or grant any bonus or any wage or salary increase to any employee or group of employees;

(ix) Buyer shall not make any loans or advances to, or guarantees for the benefit of, any Person;

(x) Buyer shall not create, incur or assume any Indebtedness in excess of $100,000;

(xi) Buyer shall not in any material respect amend or otherwise modify the Trust Agreement or any other agreement relating to the Trust Account;

(xii) Buyer shall not cancel any material third party indebtedness owed to Buyer; and

(xiii) Buyer shall not agree with any third party, whether in writing or otherwise, to do any of the foregoing.

(b) Buyer shall not, during the period commencing on the date hereof and ending at the Closing Date, undertake any other action that would be reasonably likely to materially adversely impede consummation of the transactions contemplated hereby.

3.4  Antitrust Laws.  (a) Each party hereto shall (i) make the filings required of it or any of its Affiliates under the HSR Act and any other applicable antitrust or competition laws outside the United States in connection with this Agreement and the transactions contemplated hereby no later than the tenth Business Day following the date hereof, (ii) comply at the earliest practicable date and after consultation with the other party hereto with any request for additional information or documentary material received by it or any of its Affiliates from the Federal Trade Commission (the ‘‘FTC”) or the Antitrust Division of the Department of Justice (the ‘‘Antitrust Division”) or any other similar foreign regulatory body, (iii) cooperate with one another in connection with any filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement initiated by the FTC, the Antitrust Division or any other Governmental Authority, (iv) take any other action necessary to obtain the approvals and consents required for the consummation of the transactions contemplated by this Agreement and (v) cause the waiting periods under the HSR Act and any other applicable antitrust or competition laws outside the United States to terminate or expire at the earliest possible date.

(b) Each party hereto shall promptly inform the other parties of any material communication made to, or received by such party from, the FTC, the Antitrust Division or any other Governmental Authority regarding any of the transactions contemplated hereby. Neither party may participate in any meeting with the FTC, the Antitrust Division or any other Governmental Authority without prior notice to the other party and, to the extent permitted by that Governmental Authority, the opportunity to attend.

(c) The filing fee under the HSR Act shall be borne by Buyer.

3.5  Public Announcements.  Unless otherwise required by Law, including federal securities law prior to the Closing Date, no news release or other public announcement pertaining to the transactions contemplated by this Agreement (other than as already contained in the Proxy/Registration Statement) will be made by or on behalf of any party without the prior written consent of Buyer and the Seller Representative. Prior to issuing a press release or other public announcement required by Law with respect to the execution and delivery of or the transactions contemplated by this Agreement, Buyer and the Seller Representative shall consult with each other and shall have reasonable opportunity to comment on such press release and prior to issuing a press release or other public announcement with respect to the Closing, Buyer and the Seller Representative shall agree on the form of such press release or other public announcement.

3.6  Termination of Certain Contracts.  The related-party agreements listed on Schedule 3.6 shall be terminated as of the Closing.

3.7  Further Actions.  Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts: (i) to obtain, in addition to approvals and consents discussed in Section 3.4 hereof, any licenses, permits, consents, approvals, authorizations, qualifications and orders of federal, state, local and foreign Governmental Authorities as are required in connection with the consummation of the transactions contemplated hereby; (ii) to effect, in addition to filings discussed in Section 3.4 hereof, all necessary registrations and filings; (iii) to defend any lawsuits or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including Governmental Authorities or officials), challenging this Agreement or the consummation of the transactions contemplated hereby; and (iv) to furnish to each other such information and assistance and to consult with respect to the terms of any registration, filing, application or undertaking as reasonably may be requested in connection with the foregoing.

3.8  Directors and Officers.   Buyer, the Company and the Seller Representative shall take all necessary action so that (a) the members of the Board of Directors of IPO Corp. are appointed or elected in accordance with Schedule 1.13, and (b) the officers and employees of the Company are appointed officers and employees of IPO Corp. to serve in such positions effective immediately after the Closing.

3.9  Indemnification of Directors and Officers.  (a) The certificate of incorporation and by-laws (or equivalent governing instruments) of IPO Corp. and each of its Subsidiaries and the limited partnership agreement of Graham Packaging Company shall contain provisions no less favorable with respect to indemnification than are set forth in the certificate of incorporation and by-laws, partnership agreement, or equivalent instruments, as applicable, of such Persons as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Closing Date were directors, officers, general partners, managing members, agents or employees of BMP/GHC or the Company or any of its Subsidiaries or who were otherwise entitled to indemnification pursuant to the certificate of incorporation and by-laws (or equivalent governing instruments) of such Persons. IPO Corp. shall cause (including, without limitation, by paying premiums on the current insurance policies) to be maintained in effect for six (6) years after the Closing Date the current policies of the directors’ and officers’ liability or equivalent insurance maintained by or on behalf of the Company and its Subsidiaries with respect to matters occurring prior to the Closing; provided, that IPO Corp. may substitute therefor policies of at least the same coverage containing terms and conditions that are not less advantageous than the existing policies (including with respect to the period covered). IPO Corp. will indemnify each individual who served as a director, officer, general partner or managing member of the Company or any of its Subsidiaries at any time prior to the Closing Date from and against all actions, suits, proceedings, hearings, investigations, claims, etc. including all court costs and reasonable attorney fees and expenses resulting from or arising out of, or caused by, this Agreement or any of the transactions contemplated hereby.

(b) After the Closing, IPO Corp. shall cause Graham Packaging Company to provide indemnification of the directors and officers of Buyer who serve in such capacity prior to the Closing to the same extent as Buyer provides indemnification to such Persons as of the date hereof and provisions of which shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing Date in any manner that would adversely affect the rights thereunder of such Persons as of the date hereof.

3.10  Proxy/Registration Statement; Buyer Stockholder Meeting.  (a) As soon as is reasonably practicable after the date of this Agreement, Buyer, IPO Corp. and the Company shall jointly prepare and file with the SEC under the Securities Act and the Exchange Act, and with all other applicable regulatory bodies, a proxy statement of the Buyer and a registration statement of IPO Corp. (together with all amendments and supplements thereto, the ‘‘Proxy/Registration Statement”), for the purpose of (i) soliciting proxies from the Buyer’s stockholders for the purpose of obtaining the Buyer Stockholder Approval at the Buyer Stockholder Meeting of its stockholders to be called and held for such purpose, and (ii) registering the securities of IPO Corp. to be issued in connection with the transactions contemplated in this Agreement. Each of the parties hereto shall cooperate in the preparation, filing and mailing of the Proxy/Registration Statement. The Proxy/Registration Statement will comply in all material respects with all applicable Law. As soon as reasonably practicable, Buyer shall deliver the Buyer Information and the Company shall deliver the Company Information to each other. Each of the parties hereto shall also furnish to each other on a timely basis all other information as may be requested in connection with the preparation of the Proxy/Registration Statement. Each of the Buyer, IPO Corp. and the Company shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments with respect to the Proxy/Registration Statement received from the SEC or any other Governmental Authority. The parties shall cooperate and provide the other with a reasonable opportunity to review and comment on the Proxy/Registration Statement and any amendments or supplements thereto in advance of filing such with the SEC and/or each other applicable Government Authority.

(b) Each party will advise the other parties, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy/Registration Statement. If, at any time prior to the Closing, any information relating to Buyer, IPO Corp. or the Company or any of their respective Affiliates, officers or directors, is discovered by any of such parties and such information should be set forth in an amendment or supplement to the Proxy/Registration Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party discovering such information shall promptly notify the other parties hereto and, to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of the Buyer.

(c) Each of Buyer, IPO Corp. and the Company shall use its reasonable best efforts to have the Proxy/Registration Statement cleared by the SEC as promptly as practicable. As soon as practicable following its clearance by the SEC, the Buyer shall distribute the Proxy/Registration Statement to its stockholders and shall in accordance with its certificate of incorporation, bylaws and Delaware Law solicit proxies from such stockholders to vote in favor of all of the proposals contained in the Proxy/Registration Statement and shall use reasonable best efforts to obtain the Buyer Stockholder Approval.

(d) Buyer shall cause the Buyer Stockholder Meeting to be duly called and held as soon as reasonably practicable for the purpose of voting on the adoption of this Agreement and the other transactions contemplated by this Agreement. The Board of Directors of Buyer shall recommend to Buyer’s stockholders their adoption of this Agreement and the other transactions contemplated hereunder and shall include such recommendation in the Proxy/Registration Statement.

3.11  No Solicitation.  (a) Each of the Company, the Company’s Subsidiaries, IPO Corp. and each of the Sellers will not, and will cause their respective Affiliates, employees, agents and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any Person (other than Buyer) concerning any sale of a significant portion of the assets or the Company or any of the Company’s Subsidiaries or merger or sale (directly or indirectly) of their respective equity interests in the Company or any of the Company’s Subsidiaries, any recapitalization of the Company and its Subsidiaries or similar transaction with respect to the Company or any of its Subsidiaries or their respective businesses.

(b) Buyer will not, and will cause its Affiliates, employees, agents and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any Person (other than the Company, the Sellers and IPO Corp.) concerning any Initial Business Combination or similar transaction.

(c) The parties hereto recognize and agree that immediate irreparable damages for which there is not adequate remedy at law would occur in the event that the provisions of this Section 3.11 are not performed in accordance with the specific terms hereof or are otherwise breached. It is accordingly agreed that in the event of a failure by a party to perform its obligations under this Agreement, the non-breaching party shall be entitled to specific performance through injunctive relief, without the necessity of posting a bond, to prevent breaches of the provisions and to enforce specifically the provisions of this Section 3.10 in addition to any other remedy to which such party may be entitled, at law or in equity.

3.12  Registration Rights Agreement.  At or prior to the Closing, IPO Corp., the Founder (and/or an Affiliate thereof), the Blackstone Holders, GPCH, GCC and GEC shall execute and deliver a customary registration rights agreement. Such parties agree to promptly negotiate the form of the registration rights agreement after the date hereof.

3.13  SEC Reports; Proxy/Registration Statement.  (a) Buyer and the Company will each file all reports, registration statements and other documents, together with any amendments thereto, required to be filed or submitted under the Securities Act and the Exchange Act, including but not limited to reports on Form 8-K, Form 10-K and Form 10-Q (all such reports, registration statements and documents, filed or to be filed with the SEC, with the exception of the Proxy/Registration Statement are collectively referred to herein as “SEC Reports”) required to be filed by them from the date of this Agreement to the Closing Date and will use commercially reasonable efforts to do so in a timely manner. The SEC Reports (i) will be prepared in accordance and comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports, and (ii) will not at the time they are filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The information relating to Buyer and its Affiliates supplied for inclusion in the Proxy/Registration Statement will not, as of the date of its distribution to Buyer’s stockholders (or any amendment or supplement thereto) or at the time of the Buyer Stockholder Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

(c) The information relating to IPO Corp. and the Company and their respective Affiliates supplied to Buyer for inclusion in the Proxy/Registration Statement will not, as of the date of its distribution to Buyer’s stockholders (or any amendment or supplement thereto) or at the time of the Buyer Stockholder Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

3.14  Lock-Up.  (a) Prior to October 7, 2011 (the “Lock-Up Period”), no Blackstone Holder or Affiliate thereof shall (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, with respect to shares of IPO Corp. Common Stock or any shares of IPO Common Stock issuable upon exercise of the Founder’s Warrants or any Options, warrants or other securities convertible into or exercisable or exchangeable for shares of IPO

Corp. Common Stock or other rights to purchase shares of IPO Corp. Common Stock or any such securities (collectively, the “Restricted Securities”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Restricted Securities, whether any such transaction is to be settled by delivery of IPO Corp. Common Stock or such other securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). Notwithstanding the foregoing, a Blackstone Holder or Affiliate thereof may engage in transactions described in Section 3.14(a) with respect to the Restricted Securities after the six month anniversary of the Closing solely to the extent that any such transactions, individually or in the aggregate, shall not cause a change of control, default or acceleration under the Credit Agreement or the Indentures.

(b) Prior to three month anniversary of the Closing Date, neither GPC, GPCH or any Graham Family Holder or Affiliate thereof shall (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, with respect to Restricted Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Restricted Securities, whether any such transaction is to be settled by delivery of IPO Corp. Common Stock or such other securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

3.15  Notice.  From the date hereof through the Closing Date or the earlier termination of this Agreement, each party shall promptly give written notice to the other parties of any event, condition or circumstances occurring from the date hereof through the Closing Date, which would cause any condition precedent in Article IV not to be satisfied.

3.16  Fees.  (a) IPO Corp. shall pay, or cause Graham Packaging Company, L.P., a Delaware limited partnership, to pay to Blackstone Advisory Services L.P., (a) an amount equal to $10,000,000 in cash no later than December 31, 2008 by wire transfer of immediately available funds to an account designated by Blackstone Advisory Services L.P. and (b) an amount equal to $10,000,000 in cash no later than March 31, 2009 by wire transfer of immediately available funds to an account designated by Blackstone Advisory Services L.P., in respect of financial advisory and investment banking services provided to the Company in connection with the transactions contemplated by this Agreement.

On or prior to March 31, 2009, IPO Corp. shall pay, or cause Graham Packaging Company, L.P., a Delaware limited partnership, to pay, a one-time payment of $15,000,000 in cash by wire transfer of immediately available funds to Blackstone Management Partners III L.L.C. to an account designated by Blackstone Management Partners III L.L.C. in respect of transaction and structuring services provided to the Company in connection with the transactions contemplated by this Agreement.

3.17  Partnership Related Matters.  (a) BCP LLC, by execution hereof, authorize and approve this Agreement, the agreement and transaction documents contemplated to be executed and delivered pursuant hereto and the transactions contemplated hereby and thereby.

(b) Each of the Sellers hereby waives and releases GPC and BCP LLC its predecessors, successors and assigns and all of their current and former officers, directors, employees, and agents from any and all claims, demands, actions, suits, proceedings, complaints, charges, liabilities, damages, debts, taxes, allowances, and remedies of any type such Seller may have by reason of any matter, cause, act, or omission.

(c) The Graham Holders shall cause Graham Alternative Investment I Partners to acknowledge that, upon payment to it of a pro rata portion of the annual fee payable to it in accordance with Section 6.5(c) of the Partnership Agreement, the obligation of the Company or any of its Affiliates to pay any further fees under the Partnership Agreement, as in effect on the date hereof, will terminate at Closing.

(d) The Graham Family Holders shall cause Graham Alternative Investment I Partners to acknowledge, and the Blackstone Holders shall cause Blackstone Management Partners III L.L.C. to acknowledge, that, upon payment to such party of a pro rata portion of the annual fee payable to it in accordance with the Amended and Restated Monitoring Agreement, dated as of September 30, 2004, among the Company, Graham Packaging

Company, Blackstone Management Partners III L.L.C., and Graham Alternative Investment Partners I, the obligation of the Company or any of its Affiliates to pay any further fees thereunder, as in effect on the date hereof, will terminate at Closing.

3.18  Credit Agreement and Indentures.  The Company will, and will cause each of its Subsidiaries to, and each Seller will, take all actions necessary to comply with the terms of the Credit Agreement and the Indentures, including all actions necessary to make IPO Corp. a guarantor under such agreements as a result of the transactions contemplated by this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

4.1  Conditions Precedent to Obligations of Parties.  The respective obligations of each of the parties hereto hereunder are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:

(a) Delivery of Officer’s Certificate.  At the Closing Date, each of the Company, IPO Corp. and Buyer has delivered a signed officer’s certificate certifying in addition to any certifications required under 4.2 or 4.3, as applicable, that:

(i) no Proceeding involving such party is pending or threatened before any judicial or Governmental Authority relating to the transactions contemplated by this Agreement;

(ii) the board of directors (or general partner or manager, as the case may be) of such party has approved this Agreement (with copies of all resolutions attached); and

(iii) stockholder (or partner or member, as the case may be) approval of such party (in the case of the Buyer, including the Buyer Stockholder Approval) with respect to the execution, delivery and performance of the Agreement and the consummation of all transactions contemplated thereby has been attained.

(b) No Injunction.  At the Closing Date, there shall be no Law, injunction, restraining order or decree of any nature of any court or Governmental Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement; provided, however, that the parties invoking this condition shall use their best efforts to have such injunction, order or decree vacated or denied.

(c) Regulatory Authorizations.  The applicable waiting periods specified under the HSR Act with respect to the transactions contemplated by this Agreement shall have lapsed or been terminated.

4.2  Conditions Precedent to Obligation of Buyer.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing Date of each of the following additional conditions, unless waived in writing by Buyer:

(a) Accuracy of Representations and Warranties of the Sellers.  The representations and warranties of the Sellers contained in this Agreement which are not qualified as to materiality shall be true and accurate in all material respects as of the Closing Date as if made at and as of such date and the representations and warranties of the Sellers contained in this Agreement which are qualified as to materiality shall be true and accurate as of the Closing Date as if made at and as of such date (except those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate (or true and accurate in all material respects, as applicable) as of such date or with respect to such period).

(b) Accuracy of Representations and Warranties of the Company.  The representations and warranties of the Company contained in Section 2.2, disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date

(except for such representations and warranties which by their express provisions are made as of an earlier date, in which case they shall be true and correct as of such date), except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(c) Performance of Agreement.  Each of the Sellers and the Company shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by each of them prior to or on the Closing Date.

(d) Certificate.  Buyer shall have received a certificate of the Company and of each Seller other than the Individual Company Sellers, dated the Closing Date, executed on behalf of each such Person by a duly authorized officer of such Person, to the effect that the conditions specified in paragraphs (a) and/or (b) and (c) as applicable to it above have been satisfied.

(e) No Default.  There shall be no default with respect to any payment obligation or financial covenant under any material Indebtedness of the Company or its Subsidiaries. For purposes of this Section 4.2(e), material Indebtedness shall mean the Credit Agreement, the Indentures and all Indebtedness in an outstanding amount over $1,000,000.

(f) Termination of Certain Contracts.  The related-party Contracts listed on Schedule 4.2(f), shall be terminated in full as of the Closing, without any liability to the Company, IPO Corp. or any of their respective Subsidiaries existing thereunder following the Closing.

(g) Legal Opinion.  The Company shall have received legal opinion, from Simpson Thacher & Bartlett LLP in the form attached hereto as Exhibit A addressing the no conflicts or defaults under the Credit Agreement and the Indentures as a result of the transactions contemplated by this Agreement to be effected at the Closing.

4.3  Conditions Precedent to the Obligation of the Sellers.  The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing Date of each of the following additional conditions, unless waived in writing by the Sellers:

(a) Accuracy of Representations and Warranties.  The representations and warranties of Buyer contained in this Agreement which are not qualified as to materiality shall be true and accurate in all material respects as of the Closing Date as if made at and as of such date and the representations and warranties of Buyer contained in this Agreement which are qualified as to materiality shall be true and accurate as of the Closing Date as if made at and as of such date (except those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate (or true and accurate in all material respects, as applicable) as of such date or with respect to such period).

(b) Performance of Agreements.  Buyer shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Certificate.   The Sellers shall have received a certificate of Buyer, dated the Closing Date, executed on behalf of Buyer by its President or any Vice President, to the effect that the conditions specified in paragraphs (a) and (b) above have been satisfied.

ARTICLE V

LABOR MATTERS

5.1  Collective Bargaining Agreements.  From and after the Closing, IPO Corp. and its Subsidiaries will continue to be bound by the terms of the collective bargaining agreements set forth in Schedule 5.1 (the ‘‘Collective Bargaining Agreements”), and will comply with their obligations under such Collective Bargaining Agreements and all other statutory bargaining obligations.

5.2  WARN Act.  IPO Corp. agrees to provide any required notice under the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) and any other applicable Law both before and after the Closing and to otherwise comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in WARN) or similar event affecting employees and occurring on or after the Closing.

ARTICLE VI

MISCELLANEOUS

6.1  Termination and Abandonment.  (a) General.  Without prejudice to other remedies which may be available to the parties by Law or this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(i) by mutual written consent of Buyer and the Seller Representative; or

(ii) by Buyer or the Seller Representative by giving written notice to the other Person if a Law, an injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction is issued that prohibits the consummation of the transactions contemplated by this Agreement and such injunction, restraining order or decree is final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (ii) shall have used its reasonable best efforts to have such Law, injunction, order or decree vacated or denied; or

(iii) by Buyer or the Seller Representative by giving written notice to the other Person if Buyer Stockholder Approval shall not have been obtained at the Buyer Stockholder Meeting;

(iv) by either the Seller Representative or Buyer by giving written notice to the other Person if the Closing shall not have occurred by January 15, 2009, unless extended by written agreement of the Seller Representative and Buyer; provided that the foregoing right to terminate this Agreement under this clause (iv) shall not be available to any Person whose failure or inability to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(v) by the Seller Representative, upon written notice to Buyer, upon a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement such that, if occurring or continuing on the Closing Date, the conditions set forth in Section 4.3(a) or Section 4.3(b) would not be satisfied and such breach shall be incapable of being cured or shall not have been cured within thirty (30) days after written notice thereof shall have been received by Buyer; or

(vi) by Buyer, upon written notice to the Seller Representative, upon a breach of any representation, warranty, covenant or agreement on the part of the Company or the Sellers set forth in this Agreement such that, if occurring or continuing on the Closing Date, the conditions set forth in Section 4.2(a), Section 4.2(b) or Section 4.2(c) would not pbe satisfied and such breach shall be incapable of being cured or shall not have been cured within thirty (30) days after written notice thereof shall have been received by the Seller Representative.

(b) Procedure Upon Termination.  In the event of the termination and abandonment of this Agreement, written notice thereof shall promptly be given to the other parties hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the parties hereto; provided, however, that nothing herein shall relieve any party from liability for any intentional or knowing breach of any provision hereof.

(c) Payment of Expenses.  If this Agreement is terminated by Buyer or the Seller Representative pursuant to Section 6.1(a)(iii) or by the Seller Representative pursuant to Section 6.1(a)(v), and Buyer consummates an Initial Business Combination or any similar transaction, Buyer shall pay to the Company, upon consummation of such transaction, the documented out of pocket expenses of the Company (not to exceed $2.5 million).

(d) Survival of Certain Provisions.  The respective obligations of the parties hereto pursuant to Section 3.1(d), except as otherwise provided in the Confidentiality Agreement, Section 3.5 and this Article VI shall survive any termination of this Agreement.

6.2  Expenses.  Buyer shall bear all costs, fees and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby. Except as otherwise contemplated by Section 6.1(c), the Company and IPO Corp. shall bear all costs, fees and expenses incurred by the Company or IPO Corp. in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the costs, fees and expenses set forth on Schedule 6.2. Any costs, fees and expenses incurred by the Sellers in connection with this Agreement shall be borne by the respective Seller incurring such cost, fee or expense.

6.3  Tax Matters.  (a) Notwithstanding any provision of this Agreement to the contrary, all Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by IPO Corp., and the Sellers, Buyer and IPO Corp. shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such tax laws. For purposes of this Agreement, “Transfer Taxes” shall mean transfer, documentary, sales, use, registration and other such taxes (including all applicable real estate transfer taxes).

(b) There shall be no withholding pursuant to section 1445 of the Code; provided that the Sellers deliver to Buyer at the Closing certificates complying with the Code and Treasury Regulations, in form and substance reasonably satisfactory to Buyer, duly executed and acknowledged, certifying that the transactions contemplated hereby are exempt from withholding under section 1445 of the Code.

(c) Cooperation on Tax Matters.  Each Seller, the Company, each of the Company’s Subsidiaries and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives to reasonably cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, including by maintaining and making available to each other all records necessary in connection with Taxes and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to any Tax claim.

6.4  Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by telex, telegram or telecopy, as follows:

(a)  if to the Company, prior to the Closing, to it at:

Graham Packaging Holdings Company
2401 Pleasant Valley Road
York, PA 17403
Attention: Michael Korniczky
Telecopy: 717-849-8541

with a copy to (which shall not constitute notice):

The Blackstone Group L.P.
345 Park Avenue, 31st Floor
New York, NY 10154
Attention: Shervin Korangy
Telecopy: 212-583-5712

-and-

Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 Attention:	Wilson S. Neely Edward J. Chung Telecopy: 212-455-2502

(b)  if to BMP/GHC, a Blackstone Holder or the Seller Representative, to it at:

c/o The Blackstone Group L.P.
345 Park Avenue, 31st Floor
New York, NY 10154
Attention: Shervin Korangy
Telecopy: 212-583-5712

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 Attention:	Wilson S. Neely Edward J. Chung Telecopy: 212-455-2502

(c)  if to Buyer or Founder, to it at:

c/o Hicks Acquisition Company I, Inc.
100 Crescent Court, Suite 1200
Dallas, TX 75201
Attention: Joseph B. Armes
Telecopy: 214-615-2223

with a copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue, Suite 4100
Dallas, TX 75201
Attention: Alan D. Feld
Telecopy: 214-969-4343

(d)  if to another Seller, to it at the address set forth on the corresponding signature page hereto;

or to such other Person or address as a party shall specify by notice in writing to the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of personal delivery or on the third Business Day after the mailing thereof or, in the case of notice by telecopier, when receipt thereof is confirmed by telephone.

6.5  Seller Representative.  (a) The parties hereto have agreed that it is desirable to designate BCP III to act on behalf of the Sellers, other than GPC, GPCH, GCC, GEC and the Graham Family Holders, for certain limited purposes, as specified herein (the “Seller Representative”). The Seller Representative shall have the right to resign and appoint a successor Seller Representative upon notice to the Company.

(b) By its signature hereto, each of the Sellers, other than GPC, GPCH and the Graham Family Holders, irrevocably appoints and ratifies the designation of BCP III (or any successor representative) as Seller Representative as provided in this Agreement, including the power to take any and all actions specified in or contemplated by this Agreement and take all actions necessary in the judgment of the Seller Representative for the accomplishment of the foregoing. The Seller Representative shall take any and all actions that it believes are necessary or appropriate under this Agreement for and on behalf of such Sellers, as fully as such holders were acting on their own behalf. All actions taken by the Seller Representative under this Agreement shall be binding upon such Sellers and their successors as if expressly confirmed and ratified in writing by each of them.

(c) Except in cases of willful misconduct or fraud, the Seller Representative will have no liability to Buyer, the Company, the Sellers or their successors or assigns with respect to actions taken or omitted to be taken in good faith in its capacity as the Seller Representative and shall be indemnified from the Sellers entitled to receive a portion of the consideration paid hereunder against any loss, liability or expenses arising out of actions taken or omitted to be taken in good faith in its capacity as Seller Representative.

6.6  Entire Agreement.  This Agreement (including the Schedules hereto and the documents referred to herein) constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

6.7  Non-Survival of Representations and Warranties.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Closing, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing and (b) the obligations set forth in Sections 3.1(b) and 3.5 and (iii) this Article VI.

6.8  No Third Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as provided in Section 1.10 or 3.9.

6.9  Assignability.  This Agreement shall not be assigned by any of the parties hereto without the prior written consent of the other parties hereto.

6.10  Amendment and Modification; Waiver.  Subject to applicable Law, this Agreement may be amended, modified and supplemented by a written instrument authorized and executed on behalf of Buyer, the Company and the Seller Representative at any time prior to the Closing Date with respect to any of the terms contained herein; provided, that to the extent such amendment, modification or supplement is adverse to any Seller or material, such amendment, modification or supplement shall not be binding on such Seller without such Seller having authorized and executed such amendment, modification or supplement. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

6.11  No Recourse.  No recourse shall be available to the assets of any Person that is a member, partner, equity holder or Affiliate of any Seller or Buyer, or any officer, director, agent, employee, shareholder or partner thereof for any obligations of IPO Corp. or the Sellers to Buyer or of Buyer to IPO Corp. or the Sellers pursuant to this Agreement.

6.12  Severability.  If any provision of this Agreement or the application thereof under certain circumstances is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

6.13  Section Headings.  The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

6.14  Interpretation.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

6.15  Definitions.  As used in this Agreement:

“Affiliate”means, with respect to a specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by agreement or otherwise.

“Applicable Unpaid Fees” mean (A) all unpaid fees and expenses incurred by the Company and its Subsidiaries (but including IPO Corp.) in connection with the transactions contemplated by this Agreement (including, but not limited to, (i) the first $10 million fee payable pursuant to Section 3.16(a) to Blackstone Advisory Services L.P., (ii) any transaction or broker fees that are of the nature addressed in Section 2.2(u), (iii) the fees and expenses referred to in Schedule 6.2, and (iv) any transaction bonuses payable to management), and (B) any unpaid fees payable in accordance with Section 3.17(c) or (d), but excluding (x) the second $10 million fee payable pursuant to Section 3.16(a) to Blackstone Advisory Services L.P., and (y) the $15 million fee payable to Blackstone Management Partners III L.L.C. pursuant to Section 3.16(b).

“Benefit Plans” means (A) each “employee benefit plan” (within the meaning of section 3(3) of ERISA); (B) each disability, vacation, educational assistance, fringe benefit, severance, salary continuation, change-in-control, individual consulting or employment compensation plan, practice, program or agreement, or (C) each other plan, arrangement or policy (written or oral) relating to equity, equity awards, stock option, stock purchase, restricted stock, phantom stock or other equity-based compensation, deferred compensation, bonus or incentive plan, practice, program or arrangement (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated, and whether or not subject to ERISA), in each case as to which the Company or any of its Subsidiaries sponsors, maintains, contributes to or has any obligation or liability, contingent or otherwise.

“BMP/GHC Management Stockholders Agreement” means the Management Stockholders’ Agreement, dated as of February 2, 1998, among the Blackstone Holders, BMP/GHC, the Company, GPC Capital Corp. II and the Individual Sellers.

“BMP/GHC Stockholders Agreement” means the Stockholders’ Agreement, dated February 2, 1998, among the Blackstone Holders, BMP/GHC, the Company, IPO Corp. and DB Investment Partners, Inc.

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York, New York are authorized by law or executive order to be closed.

“Business Employees” means any current or former officer, director or employee (or their respective beneficiaries) of the Company or any Subsidiaries.

“Buyer Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Buyer as of the date hereof.

“Buyer Common Stock” means the common stock, $0.0001 par value, of Buyer.

“Buyer Information” means information about the Buyer reasonably sufficient to permit the preparation and filing with the SEC of the Proxy/Registration Statement or such other statement or report as may be required by federal securities Law.

“Buyer Pro Rata Share” means, for each stockholder of Buyer, the quotient obtained by dividing (x) the total number of shares of Buyer Common Stock, on a fully diluted basis, owned of record by such stockholder immediately prior to the Closing by (y) the total number of shares of Buyer Common Stock, outstanding immediately prior to the Closing.

“Buyer SEC Documents” means all of Buyer’s reports, statements, schedules and registration statements filed with the SEC.

“Buyer Warrants” means the warrants to purchase shares of Buyer Common Stock governed by the HACI Warrant Agreement.

“Cash and Cash Equivalents” means cash and investments with an initial maturity of three months or less when purchased. For financial reporting purposes Cash and Cash Equivalents include currency on hand, cash in the bank and deposits in transit. Outstanding checks drawn on an account where the Company does not have other cash accounts are included in accounts payable. Outstanding checks drawn at a bank where the Company has other positive balance cash accounts are deducted from cash. If the balance of all accounts at a bank is negative in the aggregate, the aggregate balance is classified in accounts payable.

“Company Information” means information about IPO Corp., the Company, and its Subsidiaries reasonably sufficient to permit the preparation and filing with the SEC of the Proxy/Registration Statement or such other statement or report as may be required by federal securities Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Credit Agreement” means that certain Credit Agreement, dated as of October 7, 2004, among the Company, Graham Packaging Company, L.P., as the borrower, GPC Capital Corp. I, as the co-borrower, the lenders named therein, Deutsche Bank AG Cayman Islands Branch, as administrative agent and as collateral agent, Citigroup Global Markets Inc., as syndication agent, Goldman Sachs Credit Partners, L.P., General Electric Capital Corporation and Lehman Commercial Paper Inc., as co-documentation agents, and Lasalle Bank National Association and Manufacturers and Traders Trust Company, as senior managing agents.

“Dissenting Shares” means the shares of Buyer Common Stock issued in Buyer’s initial public offering and outstanding as of the date of the record date of the Buyer Stockholder Meeting for which the holders thereof have exercised their rights to convert such shares into cash in accordance with Buyer’s certificate of incorporation.

“Distribution Agent” means an agent, reasonably satisfactory to Buyer, IPO Corp., the Company, the Seller Representative and the Founder who shall act as the distribution agent in connection with the transactions contemplated by this Agreement pursuant to a distribution agent agreement, in a form reasonably acceptable to Buyer and the Seller Representative, to be entered into among the agent, Buyer, IPO Corp., the Company, the Seller Representative and the Founder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Founder’s Warrants” means the warrants to purchase shares of Buyer Common Stock owned by the Founder and governed by that certain Warrant Agreement, dated as of September 27, 2007, between Buyer and Continental Stock Transfer and Trust Company, N.A., as warrant agent (the “HACI Warrant Agreement”).

“Indebtedness” means with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money or in respect of loans or advances, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) all financial obligations of such Person secured by a Lien (other than a Permitted Lien), and (iv) all guarantees of such Person in connection with any of the foregoing.

“Indentures” means, collectively, (i) that certain Indenture, dated as of October 7, 2004, by and among Graham Packaging Company, L.P., and GPC Capital Corp. I, as Issuers, the Company, as Parent Guarantor, the Subsidiary Guarantors (as defined therein) named therein and The Bank of New York, as Trustee, relating to 9 7/8% Senior Subordinated Notes due 2014, and (ii) that certain Indenture, dated as of October 7, 2004, by and among Graham Packaging Company, L.P., and GPC Capital Corp. I, as Issuers, the Company, as Parent Guarantor, the Subsidiary Guarantors (as defined therein) named therein and The Bank of New York, as Trustee, relating to 8 1/2% Senior Notes due 2012.

“Initial Business Combination” has the meaning set forth in the Buyer Certificate of Incorporation.

“Intellectual Property” means all intellectual property, including but not limited to (a) all trademarks, service marks, trade dress, design marks, logos, trade names, domain names, websites, brand names and corporate names, whether registered or unregistered, together with all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (b) all copyrights, photographs, advertising and promotional materials, including catalogs, and computer software and all copyright applications, registrations, and renewals in connection therewith, (c) all trade secrets and proprietary and confidential business information (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (d) all inventions and designs (whether patentable or unpatentable), and all patents, patent applications, continuations, continuations-in-part, divisionals, reissues, reexaminations, term extensions and disclosures, and (e) all rights to pursue, recover and retain damages and costs and attorneys’ fees (if available) for past, present and future infringement of any of the foregoing.

“IPO” means the initial public offering of Buyer, effected on October 3, 2007.

“IPO Corp. Founder’s Warrants” means the warrants to purchase shares of IPO Corp. Common Stock to be issued upon terms described in Section 1.8(a) and which shall have an expiration date of September 28, 2012.

“IPO Shares” means the shares of Buyer Common Stock issued in the IPO.

“Knowledge of the Company” means the actual knowledge of a particular fact or other matter by the persons listed on Schedule 6.15.

“Leased Real Property” means the real property leased by the Company or any of its Subsidiaries, as tenant, together with, to the extent leased by the Company or any of its Subsidiaries, all buildings and other structures, facilities or improvements currently located thereon, all fixtures, systems and equipment attached or appurtenant thereto.

“Lien” means any mortgage, pledge, lien, encumbrance, charge or other security interest.

“Material Adverse Effect” means a material adverse effect on the business, operations, assets or financial condition of the Person and its Subsidiaries, taken as a whole, excluding, in each case, any such effect resulting from or arising out of or in connection with (i) acts of God, calamities, national or international political or social conditions including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, in each case, that do not have a disproportionate effect on the Person and its Subsidiaries, taken as a whole, relative to other Persons in the industry, (ii) economic, industry or market events, occurrences, developments, circumstances or conditions, whether general or regional in nature or limited to any area in which the Person or its Subsidiaries operate, in each case to the extent do not have a disproportionate effect on the Person and its Subsidiaries, taken as a whole, relative to other Persons in the industry, (iii) changes in applicable Laws or accounting standards, principles or interpretations, in each case, that do not have a disproportionate effect on the Person and its Subsidiaries, taken as a whole, relative to other similarly situated Persons in the industry, (iv) changes in the supply or pricing of resin that do not have a disproportionate effect on the Person and its Subsidiaries, taken as a whole, relative to other similarly situated Persons in the industry, or (v) the negotiation (including activities relating to due diligence), execution, delivery or public announcement or the pendency of this Agreement or any of the transactions contemplated herein or any actions taken or not taken in compliance herewith or otherwise at the request or with the consent of the Company or Buyer, as applicable.

“Net Debt Amount” means the outstanding principal amount of the Indebtedness of the Company and its Subsidiaries (but including the IPO Corp.) plus Applicable Unpaid Fees in excess of $25,000,000 minus Cash or Cash Equivalents of the Company and its Subsidiaries (but including IPO Corp.). In furtherance of the foregoing, Net Debt Amount shall be calculated on a consistent basis for the determination of the Signing Debt Amount and the Closing Debt Amount.

“Net Debt Target” means $2,450,000,000.

“Non-Conversion Amount” means the number equal to (x) 16,559,999 minus (y) the number of Dissenting Shares.

“Option” means an option to purchase Partnership Units granted under any of the Option Plans.

“Option Plans” means, collectively, the Graham Packaging Holdings Company Management Option Plan, the 2004 Graham Packaging Holdings Company Management Option Plan and the 2008 Graham Packaging Holdings Company Management Option Plan.

“Owned Real Property” means the real property owned by the Company or any of its Subsidiaries, together with all buildings and other structures, facilities or improvements currently located thereon, all fixtures, systems and equipment of the Company or any of its Subsidiaries attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Partnership Unit” means the fractional share of the Partnership Interests in the Company.

“Permitted Liens” means (a) Liens for Taxes, assessments and governmental charges or levies not yet delinquent or for which adequate reserves are maintained on the financial statements of the Person and its Subsidiaries as of the Closing Date; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings (and for which adequate reserves are maintained on the financial statements of the Person and its Subsidiaries as of the Closing Date in conformity with GAAP); (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business consistent with past practice, (e) all matters of record, including, without limitation, survey exceptions, reciprocal easement agreements and other encumbrances on title to real property, (f) all applicable zoning, entitlement, conservation restrictions and other land use and environmental regulations, (g) all exceptions, restrictions, easements, charges, rights-of-way and other Liens set forth in any Environmental Permits, any deed restrictions, groundwater or land use limitations or other institutional controls utilized in connection with any required environmental remedial actions, or other state, local or municipal franchise applicable to the Person or any of its Subsidiaries or any of their respective properties, (h) Liens securing the obligations of the Person or any of its Subsidiaries under secured indebtedness of the Person or any of its Subsidiaries, (i) Liens referred to in the Schedules hereto and (j) Liens that, individually or in the aggregate, would not have a Material Adverse Effect on such Person.

“Person” means an individual, corporation, limited liability company, partnership, association, joint venture, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a Person under section 13(a)(3) of the Securities Exchange Act of 1934, as amended.

“Per Share Consideration” means an amount equal to (x) the Aggregate Cash Consideration divided by (y) the Seller Shares.

“Public Stockholder” means each holder of IPO Shares.

“Seller Pro Rata Share” means the quotient obtained by dividing (x) the total number of Partnership Units owned of record by such Seller immediately prior to the Closing by (y) the total number of Partnership Units outstanding immediately prior to the Closing.

“Signing Debt Amount” means an estimate of the Net Debt Amount as of the date of this Agreement in the amount of $2,470,000,000.

“Stock Earnout Target” means the closing sale price for the regular trading session (without considering after hours or other trading outside regular trading session hours) of the IPO Corp. Common Stock on the applicable stock exchange (or, if no closing price is reported, the last reported sale price during that regular trading session) for any 20 days within any 30 day trading period beginning 90 days after the Closing Date exceeds $13.75 per share.

“Subsidiary” or “Subsidiaries” of the Company, Buyer or any other Person means any corporation, partnership, joint venture or other legal entity of which the Company, Buyer or such other Person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Trust Account” means the trust account established by Buyer in connection with the consummation of the IPO and into which Buyer deposited a designated portion of the net proceeds from the IPO.

“Trust Agreement” means the agreement pursuant to which Buyer has established the Trust Account.

“Warrant Earnout Target” means the closing sale price for the regular trading session (without considering after hours or other trading outside regular trading session hours) of the IPO Corp. Common Stock on the applicable stock exchange (or, if no closing price is reported, the last reported sale price during that regular trading session) for any 20 days within any 30 day trading period beginning 90 days after the Closing Date exceeds $15 per share.

6.16  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

6.17  Submission to Jurisdiction.  Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the United States District Court for the Southern District of New York or any court of the State of New York located in such district in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts sitting in the State of New York.

6.18  Enforcement.  The parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

6.19  Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

6.20  No Claim Against Trust Account.  Each of the Company, each Subsidiary of the Company, each Seller, each of the Blackstone Holders and IPO Corp. hereby irrevocably waives any and all right, title, interest or claim (any “Claim”) of any kind it has or may have prior to the Closing in or to any assets in the Trust Account other than amounts distributed to Buyer after the consummation of its Initial Business Combination and hereby agrees not to seek recourse, reimbursement, payment or satisfaction against the Trust Account or any funds distributed therefrom, except amounts distributed to Buyer after the consummation of its Initial Business Combination, in respect of any Claims against Buyer arising under this Agreement; provided, that any Claim in respect of such amounts distributed to Buyer after the consummation of its Initial Business Combination shall be limited to payments required by Section 6.1(c). This waiver is intended and shall be deemed and construed to be irrevocable and absolute on the part of each of the Company, each Subsidiary of the Company, each Seller, each of the Blackstone Holders and IPO Corp., and shall be binding on their respective heirs, successors and assigns, as the case may be. Notwithstanding the foregoing, this Section 6.20 shall not constitute a waiver of the specific performance remedy set forth in Section 6.18.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

BUYER:

HICKS ACQUISITION COMPANY I, INC.

By:	/s/ JOSEPH B. ARMES
Name:     Joseph B. Armes

Title:	President, Chief Executive Officer
and Chief Financial Officer

COMPANY:

GRAHAM PACKAGING HOLDINGS COMPANY

By:	/s/ MARK BURGESS
Name:     Mark Burgess

Title:	CFO, Assistant Secretary and Assistant Treasurer

GPC CAPITAL CORP. II

By:	/s/ MARK BURGESS
Name:     Mark Burgess

Title:	Vice President, Secretary and Assistant Treasurer

GPC OPCO GP LLC

By:	/s/ MARK BURGESS
Name:     Mark Burgess

Title:	CFO, COO, Treasurer and Secretary

[Equity Purchase Agreement]

SELLERS:

GRAHAM PACKAGING CORPORATION

By:	/s/ PAUL L. RUDY III
Name:     Paul L. Rudy III

Title:	Vice President

Address:	c/o Graham Capital Company 1420 Sixth Avenue York, PA 17403

Telecopy:	(717) 846-6931

GPC HOLDINGS, L.P.

By: GPC Investments, LLC, its General Partner

By:	/s/ PAUL L. RUDY III
Name:     Paul L. Rudy III

Title:	Vice President

Address:	c/o Graham Capital Company 1420 Sixth Avenue York, PA 17403

Telecopy:	(717) 846-6931

GRAHAM CAPITAL COMPANY

By: Graham Capital, LLC, its General Partner

By:	/s/ PAUL L. RUDY III
Name:     Paul L. Rudy III

Title:	CFO

Address:	c/o Graham Capital Company 1420 Sixth Avenue York, PA 17403

Telecopy:	(717) 846-6931

[Equity Purchase Agreement]

GRAHAM ENGINEERING CORPORATION

By:	/s/ PAUL L. RUDY III
Name:     Paul L. Rudy III

Title:	Vice President and Secretary

Address:	c/o Graham Capital Company 1420 Sixth Avenue York, PA 17403

Telecopy:	(717) 846-6931

BMP/GRAHAM HOLDINGS CORPORATION

By:	/s/ CHINH CHU
Name:     Chinh Chu

Title:	Senior Managing Director

BCP/GRAHAM HOLDINGS L.L.C.

By:	/s/ CHINH CHU
Name:     Chinh Chu

Title:	Senior Managing Director

BLACKSTONE HOLDERS:

BLACKSTONE CAPITAL PARTNERS III
MERCHANT BANKING FUND L.P.
(only with respect to Sections 3.12, 3.14 and 6.20)

By:	Blackstone Management Associates III, LLC, its General Partner

By:	/s/ CHINH CHU
Name:     Chinh Chu

Title:	Senior Managing Director

[Equity Purchase Agreement]

BLACKSTONE OFFSHORE CAPITAL
PARTNERS III L.P.
(only with respect to Sections 3.12, 3.14 and 6.20)

By:	Blackstone Management Associates III, LLC, its General Partner

By:	/s/ CHINH CHU
Name:     Chinh Chu

Title:	Senior Managing Director

BLACKSTONE FAMILY INVESTMENT
PARTNERSHIP III L.P.
(only with respect to Sections 3.12, 3.14 and 6.20)

By:	Blackstone Management Associates III, LLC, its General Partner

By:	/s/ CHINH CHU
Name:     Chinh Chu

Title:	Senior Managing Director

SELLER REPRESENTATIVE:

BLACKSTONE CAPITAL PARTNERS III
MERCHANT BANKING FUND L.P.
(only with respect to its obligations as Seller
Representative)

By:	Blackstone Management Associates III, LLC, its General Partner

By:	/s/ CHINH CHU
Name:     Chinh Chu

Title:	Senior Managing Director

[Equity Purchase Agreement]

FOUNDER:

HH-HACI, L.P.

By: HH-HACI GP LLC, its General Partner

By:	/s/ JOSEPH B. ARMES
Name:     Joseph B. Armes

Title:	Authorized Signatory

ANNEX A

Step One: IPO Reorganization (all of these steps will happen at the closing, in the order indicated)

•	IPO Corp. files an amended and restated certificate of incorporation designed to reflect its imminent public company status, including a certificate of designations authorizing a new class of “special voting shares” having no economic value but with, in the aggregate, greater than 75% of the total voting power of IPO Corp.

•	IPO Corp., the Blackstone Funds, the Graham Family and Founder enter into an Amended and Restated Registration Rights Agreement that amends and restates the Registration Rights Agreement executed in 1998 in connection with the Recapitalization Agreement dated as of December 18, 1997 to provide for certain registration rights of the Blackstone Funds, Graham Family and Founder (and/or an affiliate of Founder) upon becoming shareholders of IPO Corp.

•	The Company contributes its assets and liabilities to IPO Corp. such that the 99% limited partnership stake in Graham Packaging Company and all of the interests in GPC Opco GP LLC (which owns a 1% general partner stake in Graham Packaging Company) will become directly held by IPO Corp. (i.e., Graham Packaging Company becomes a 99%-directly/1%-indirectly owned subsidiary of IPO Corp.).

•	IPO Corp. substitutes management’s options in the Company with options in IPO Corp. with an equivalent value; if any member of Management exercises options in the Company prior to the transaction, such person will not receive substitute options and, instead, will, in accordance with the Management Stockholders’ Agreement, be required to exchange interests in the Company for shares of IPO Corp. common stock.

•	The Company liquidates and BCP LLC, BMP/GHC, GPC and the other Sellers (including the Graham Family and Management (to the extent they have exercised options)) receive newly-issued shares of IPO Corp. Common Stock pro rata in respect of all of the general and limited partnership interests of the Company held by them in accordance with the Partnership Agreement.

•	IPO Corp. becomes the successor guarantor under the Graham Credit Agreement and the Graham Note Indentures.

•	GPC and BMP/GHC contribute their shares of IPO Corp. common stock to IPO Corp. IPO Corp. issues new shares of IPO Corp. Common Stock to GPC and BMP/GHC on a one for one basis and issues warrants to GPC and BMP/GHC in an amount equal to their pro rata amount of the 2,760,000 new warrants to be issued (part of consideration).

•	IPO Corp. issues warrants to Sellers other than GPC and BMP/GHC in an amount equal to such Sellers’ pro rata amount of the 2,760,000 new warrants to be issued.

•	Simultaneously with the prior step, IPO Corp. issues 4 special voting shares to BCP LLC and 0.7 special voting share to GPC (i.e., pro rata in respect of Holding’s general partner interests). Each special voting share will be non-transferable by its holders (except to affiliates).

•	GPC Opco GP LLC distributes its 1% general partnership interest in the Operating Company to IPO Corp., and IPO Corp. contributes a 1% limited partnership interest in the Operating Company to GPC Opco GP LLC.

•	BCP LLC distributes its assets and liabilities (i.e., IPO Corp. common stock and special voting shares) to BMP/GHC and liquidates.

•	GPC distributes IPO Corp. common stock to the Graham Family Holders.

•	BMP/GHC converts to a Delaware limited liability company (“BMP/GHC LLC”) treated as a flow through entity for U.S. federal income tax purposes.

•	As a result of these transactions, all Sellers will directly hold shares of IPO Corp. Common Stock pro rata with their earlier ownership rights in the Company.

Step Two: Purchase of IPO Corp. Common Stock and Issuance

•	2,760,000 shares of Buyer Common Stock held by Founder become restricted earnout shares that satisfy the earnout upon closing stock price reaching $13.75 over a defined trading period (more specifically set forth in the Agreement) and 2,760,000 warrants held by Founder are amended to become exercisable upon the closing stock price reaching $15 over a defined trading period (more specifically set forth in the Agreement) and with an exercise price of $10 per share.

•	Buyer purchases an aggregate of 54,440,001 shares of IPO Corp. Common Stock held by the Sellers (and any member of Management who exercises options prior to the transaction) in exchange for an aggregate of $350 million; Sellers retain 35 million shares (subject to adjustment). The Sellers retain their special voting shares, none of which are acquired by the Buyer.

•	Buyer contributes newly-purchased shares of IPO Corp. common stock to IPO Corp.

•	A newly formed wholly owned limited liability company subsidiary of Graham Packaging Company merges with Buyer. In connection with the merger, holders of Buyer Common Stock receive new shares of IPO Corp. Common Stock equal to the number of shares acquired by Buyer as well as an additional number of shares of IPO Corp. Common Stock (such number of shares shall equal the difference between the maximum number of shares that Buyer shareholders can convert to cash, or 16,559,999, and the actual number shares converted). The issuance from IPO Corp. to Buyer shareholders will be pursuant to an effective registration statement in an “initial public offering” of IPO Corp. shares.

•	IPO Corp. cancels all of the special voting shares.

•	IPO Corp. to apply at least 50% of the cash proceeds from issuance of any additional shares of IPO Corp. common stock by IPO Corp, to pay down term loans under the Graham Credit Agreement.

•	BMP/GHC LLC distributes IPO Corp. common stock, cash proceeds and new warrants from the sale of IPO Corp. common stock to its members and liquidates.

Appendix B

[LETTERHEAD OF HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.]

July 1, 2008
Board of Directors
Hicks Acquisition Company I, Inc.
100 Crescent Court, Suite 1200
Dallas, Texas 75201

Dear Members of the Board of Directors:

We understand that Hicks Acquisition Company I, Inc. (“Hicks Acquisition”), HH-HACI, L.P. (the “Founder”), the sponsor of Hicks Acquisition, Graham Packaging Holdings Company (“Graham Packaging”), GPC Capital Corp. II (“Newco”), a wholly owned subsidiary of Graham Packaging, and certain other affiliates and direct and indirect security holders of Graham Packaging (including certain affiliates of The Blackstone Group L.P. (“Blackstone”)) propose to enter into an Equity Purchase Agreement (the “Agreement”) pursuant to which, among other things, (i) after giving effect to a series of related transactions, Graham Packaging will cease to exist and Newco will survive as the publicly held parent of Graham Packaging Company, L.P. (“Graham Packaging Opco”), the principal operating subsidiary of Graham Packaging, (ii) Hicks Acquisition will purchase from former security holders of Graham Packaging 54,440,001 shares of the common stock, par value $0.01 per share, of Newco (“Newco Common Stock”), of which 2,760,000 shares of Newco Common Stock are subject to forfeiture unless certain conditions are met (“Earnout Shares”), for $350,000,000 in cash (the “Fixed Consideration”) and (iii) Hicks Acquisition will purchase from Newco an additional number of shares of Newco Common Stock equal to 16,559,999, less the number of outstanding shares of the common stock of Hicks Acquisition for which the holders thereof have exercised their dissenter’s rights to convert such shares for cash of Hicks Acquisition (“Dissenter’s Rights”), for an aggregate cash amount equal to all of the cash remaining in Hicks Acquisition after the payment of expenses and discharge of liabilities (such cash amount, which representatives of Hicks Acquisition have directed us to assume would be no more than $156,000,000 without giving effect to the payment of any cash paid in connection with the exercise of any Dissenter’s Rights, together with the Fixed Consideration, the “Aggregate Consideration” and, such transactions referred to in (i), (ii) and (iii) above, collectively, the “Transaction”).

You have requested that Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) as to whether, as of the date hereof, the Aggregate Consideration to be paid in the Transaction by Hicks Acquisition pursuant to the Agreement is fair to Hicks Acquisition from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1. reviewed a draft dated July 1, 2008 of the Agreement;

2. reviewed certain publicly available business and financial information relating to Hicks Acquisition and Graham Packaging and certain related entities that we deemed to be relevant;

3. reviewed certain information relating to the historical, current and future operations, financial condition and prospects of Graham Packaging made available to us by Graham Packaging, including financial projections prepared by the management of Graham Packaging relating to Graham Packaging;

4. held discussions with certain members of the managements of Hicks Acquisition and Graham Packaging and certain of their representatives and advisers regarding the business, operations, financial condition and prospects of Graham Packaging, the Transaction and related matters;

5. compared the financial and operating performance of Graham Packaging with that of public companies that we deemed to be relevant;

Board of Directors
Hicks Acquisition Company I, Inc.
July 1, 2008

6. considered the publicly available financial terms of certain transactions that we deemed to be relevant;

7. reviewed information and data relating to the financial condition and capitalization of Newco, after giving effect to the consummation of the Transaction, provided to or discussed with us by the management of Hicks Acquisition; and

8. conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, the management of Graham Packaging has advised us, and we have assumed, that the financial projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of Graham Packaging, and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no material change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Graham Packaging since the date of the most recent financial statements provided to us, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We have been advised by representatives of Hicks Acquisition, and we have relied upon and assumed, without independent verification, that the Transaction will not give rise to any right to, or otherwise result in, accelerated repayment or redemption of the outstanding indebtedness of Graham Packaging or any of its subsidiaries. We have not considered any aspect or implication of any transaction to which Hicks Acquisition or Graham Packaging may be a party or in which Hicks Acquisition or Graham Packaging may otherwise engage (other than as specifically described herein with respect to the Transaction). For purposes of our opinion, we have performed our analyses and have evaluated the Aggregate Consideration assuming that a portion of the outstanding indebtedness of Graham Packaging and its subsidiaries will be repaid as contemplated by the Transaction and without giving effect to the Earnout Shares.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement provided to us, without any amendments or modifications thereto. We also have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any material portion of the assets of Hicks Acquisition or Graham Packaging, or otherwise have an adverse effect on Hicks Acquisition or Graham Packaging or any expected benefits of the Transaction. We have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any material respect from the draft of the Agreement identified in item 1 above.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance sheet or otherwise) of Hicks Acquisition, Graham Packaging or any

Board of Directors
Hicks Acquisition Company I, Inc.
July 1, 2008

other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity. With your consent, we have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities to which Hicks Acquisition or Graham Packaging is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Hicks Acquisition or Graham Packaging is or may be a party or is or may be subject.

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with respect to the Transaction or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Board of Directors of Hicks Acquisition or any other party with respect to alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof. We are not expressing any opinion as to what the value of Newco Common Stock actually will be when issued pursuant to the Transaction or the price or range of prices at which Newco Common Stock or the common stock of Hicks Acquisition may be purchased or sold at any time. We have assumed that Newco Common Stock to be issued in the Transaction will be listed on the New York Stock Exchange.

This Opinion is furnished for the use and benefit of the Board of Directors of Hicks Acquisition in connection with its consideration of the Transaction and is not intended to be used, and may not be used, for any other purpose, without our prior written consent. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Board of Directors of Hicks Acquisition, any security holder or any other person as to how to act or vote with respect to any matter relating to the Transaction.

In the ordinary course of business, certain of our affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, Hicks Acquisition, Graham Packaging, Graham Packaging Opco, or any other party that may be involved in the Transaction and their respective affiliates, including affiliates of significant security holders of Hicks Acquisition and Graham Packaging, or any currency or commodity that may be involved in the Transaction.

Houlihan Lokey and certain of its affiliates have in the past provided and may currently be providing investment banking, financial advisory and other financial services to Graham Packaging and Blackstone and certain of Blackstone’s portfolio companies and other affiliates, for which Houlihan Lokey and such affiliates have received, and may receive, compensation, including, among other things, (a) having provided and providing valuation services to Graham Packaging and Blackstone and certain of Blackstone’s portfolio companies and other affiliates, (b) having acted and acting as a participant in asset leasing, loans and other financing transactions of Graham Packaging and (c) having acted as financial advisor to a portfolio company of Blackstone in connection with the sale of such portfolio company. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to Graham Packaging, Blackstone, Hicks Holdings LLC (“Hicks Holdings”), an affiliate of the Founder, and other participants in the Transaction and certain of their respective portfolio companies and other affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Hicks Holdings or Blackstone or one or more of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with Hicks Holdings or Blackstone or one or more of their respective affiliates, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates

Board of Directors
Hicks Acquisition Company I, Inc.
July 1, 2008

may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including without limitation formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, Hicks Holdings, Blackstone and other participants in the Transaction or one or more of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

We will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction. Hicks Acquisition also has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain liabilities arising out of our engagement.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address: (i) the underlying business decision of Hicks Acquisition, Graham Packaging, their respective security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or structure or any other portion or aspect of, the Transaction or otherwise (other than the Aggregate Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Aggregate Consideration, any aspect of the Earnout Shares and any arrangements entered into by the Founder and certain of its affiliates in connection with the Transaction, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of Hicks Acquisition or Graham Packaging, or to any other party, except as set forth in this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for Hicks Acquisition, Graham Packaging or any other party or the effect of any other transaction in which Hicks Acquisition, Graham Packaging or any other party might engage, (v) the fairness of any portion or aspect of the Transaction to any one class or group of Hicks Acquisition’s or any other party’s security holders vis-à-vis any other class or group of Hicks Acquisition’s or such other party’s security holders (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders), (vi) whether or not Hicks Acquisition, Graham Packaging, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of Hicks Acquisition, Graham Packaging or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount or nature of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Aggregate Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from appropriate professional sources. Furthermore, we have relied, with your consent, on the assessment by Hicks Acquisition and Graham Packaging and their respective advisers as to all legal, regulatory, accounting, insurance and tax matters with respect to Hicks Acquisition, Graham Packaging and the Transaction. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Board of Directors
Hicks Acquisition Company I, Inc.
July 1, 2008

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Aggregate Consideration to be paid in the Transaction by Hicks Acquisition pursuant to the Agreement is fair to Hicks Acquisition from a financial point of view.

Very truly yours,

/s/  Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

Appendix C

FORM OF CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
HICKS ACQUISITION COMPANY I, INC.

Hicks Acquisition Company I, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

ONE:  That on          , 2008 resolutions were duly adopted by the Corporation’s Board of Directors setting forth, approving and adopting a proposed amendment to the Corporation’s Amended and Restated Certificate of Incorporation (the “Existing Certificate”), declaring such amendment to be advisable and recommending such amendment for approval by the Corporation’s stockholders, and calling a meeting of the stockholders of the Corporation for consideration thereof. Such resolutions provide that:

Section 9.5 of the Existing Certificate shall be amended and restated in its entirety to read as follows:

“Section 9.5: The Corporation shall have perpetual existence. This Section 9.5 shall apply upon and after the consummation of a Business Combination.”

TWO:  That on          , 2008, pursuant to resolutions of the Corporation’s Board of Directors, a special meeting of the Corporation’s stockholders was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of such amendment.

THREE:  That such amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOUR:  That the capital of the Corporation shall not be reduced under or by reason of such amendment.

FIVE:  That this amendment shall be effective upon the consummation of a Business Combination, as such term is defined in the Existing Certificate.

IN WITNESS WHEREOF, the Corporation has duly caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be executed as of this           day of          , 2008.

Joseph B. Armes
President, Chief Executive Officer and Chief Financial Officer

C-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20:	Indemnification of Directors and Officers.

The registrant’s amended and restated certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by the registrant to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to the registrant’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, it has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by the registrant is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

Article Nine of the registrant’s amended and restated certificate of incorporation, to be adopted immediately prior to closing of the Transaction, provides, in part:

“The Corporation shall indemnify, in a manner and to the fullest extent permitted by the DGCL, each person who is or was a party to or subject to, or is threatened to be made a party to or to be the subject of, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature (including any legislative or self-regulatory proceeding), by reason of the fact that he or she is or was, or had agreed to become or is alleged to have been, a director, officer or employee of the Corporation or is or was serving, or had agreed to serve or is alleged to have served, at the request of or to further the interests of the Corporation as a director, officer, employee, manager, partner or trustee of, or in a similar capacity for, another corporation or any limited liability company, partnership, joint venture, trust or other enterprise, including any employee benefit plan of the Corporation or of any of its affiliates and any charitable or not-for-profit enterprise (any such person being sometimes referred to hereafter as an “Indemnitee”), or by reason of any action taken or omitted or alleged to have been taken or omitted by an Indemnitee in any such capacity, against, in the case of any action, suit or proceeding other than an action or suit by or in the right of the Corporation, all expenses (including court costs and attorneys’ fees) and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf and all judgments, damages, fines, penalties and other liabilities actually sustained by him or her in connection with such action, suit or proceeding and any appeal therefrom and, in the case of an action or suit by or in the right of the Corporation, against all expenses and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action or suit, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, without reasonable cause to believe that his or her conduct was unlawful; provided, however, that in an action by or in the right of the Corporation no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless, and then only to the extent that, the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity against such expenses or amounts paid in settlement as the Court of Chancery of Delaware or such other court shall deem proper. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, without reasonable cause to believe that his or her conduct was unlawful. With respect to service by an Indemnitee on behalf of any employee benefit plan of the Corporation or any of its affiliates, action in good faith in what the Indemnitee reasonably believed to be the best interest of the beneficiaries of the plan shall be considered to be in or not opposed to the best interests of the Corporation. The Corporation shall indemnify an Indemnitee for expenses (including attorneys’ fees) reasonably incurred by the Indemnitee in connection with a proceeding successfully establishing his or her right to indemnification, in whole or in part, pursuant to this Article. However, notwithstanding anything to the contrary in this Article, the Corporation shall not be required to indemnify an Indemnitee against expenses incurred in connection with a proceeding (or part thereof) initiated by the Indemnitee against the Corporation or any other person who is an Indemnitee unless the initiation of the proceeding was approved by the Board of Directors of the Corporation, which approval shall not be unreasonably withheld.”

The registrant intends to obtain policies insuring the registrant and its directors and officers against certain liabilities, including liabilities under the Securities Act.

Item 21:	Exhibits and Financial Statement Schedules

(a) Exhibits.

Exhibit
Number		Exhibit Description

2.1		Equity Purchase Agreement, dated as of July 1, 2008, among Hicks Acquisition Company I, Inc., GPC Holdings, L.P., Graham Packaging Corporation, Graham Capital Company, Graham Engineering Corporation, BMP/Graham Holdings Corporation, GPC Capital Corp. II, Graham Packaging Holdings Company and the other parties signatory thereto (included as Appendix A to the proxy statement/prospectus forming part of this registration statement and incorporated herein by reference).
#3	.1	Form of Amended and Restated Certificate of Incorporation of GPC Capital Corp. II, to be effective upon the consummation of the Transaction.
#3	.2	Form of Certificate of Designation of GPC Capital Corp. II, to be effective upon the consummation of the Transaction.
3.3		Form of Amendment to the Amended and Restated Certificate of Incorporation of Hicks Acquisition Company I, Inc., to be effective upon the consummation of the Transaction (included as Appendix C to the proxy statement/prospectus forming part of this registration statement and incorporated herein by reference).
#3	.4	Form of Amended and Restated Bylaws of GPC Capital Corp. II, to be effective upon the consummation of the Transaction.
#4	.1	Specimen Stock Certificate.
#4	.2	Specimen Warrant Certificate.
4.3		Warrant Agreement, dated as of September 27, 2007, by and between Hicks Acquisition Company I, Inc. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the Hicks Acquisition Company I, Inc.’s Current Report on Form 8-K dated October 3, 2007).
#4	.4	Form of Warrant Agreement between GPC Capital Corp. II and Continental Stock Transfer & Trust Company to be effective upon the consummation of the Transaction.
4.5		Indenture dated as of October 7, 2004, among Graham Packaging Company, L.P. and GPC Capital Corp. I and Graham Packaging Holdings Company, as guarantor, and The Bank of New York as Trustee, relating to the Senior Notes Due 2012 of Graham Packaging Company, L.P. and GPC Capital Corp. I, unconditionally guaranteed by Graham Packaging Holdings Company (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on October 14, 2004).
4.6		Indenture dated as of October 7, 2004, among Graham Packaging Company, L.P. and GPC Capital Corp. I and Graham Packaging Holdings Company, as guarantor, and The Bank of New York, as Trustee, relating to the Senior Subordinated Notes Due 2014 of Graham Packaging Company, L.P. and GPC Capital Corp. I, unconditionally guaranteed by Graham Packaging Holdings Company (incorporated herein by reference to Exhibit 4.2 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on October 14, 2004).
4.7		Form of 8 1/2% Senior Note due 2012 of Graham Packaging Company, L.P. and GPC Capital Corp. I (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on October 14, 2004).
4.8		Form of 9 7/8% Series Senior Subordinated Note due 2014 of Graham Packaging Company, L.P. and GPC Capital Corp. I (incorporated herein by reference to Exhibit 4.2 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on October 14, 2004).
#5	.1	Opinion of Simpson Thacher & Bartlett LLP.
#10	.1	Form of Registration Rights Agreement, to be effective upon the consummation of the Transaction.

Exhibit
Number	Exhibit Description

10.2	First Lien Credit Agreement, dated as of October 7, 2004, among Graham Packaging Holdings Company, Graham Packaging Company, L.P., as the borrower, GPC Capital Corp. I, as the co-borrower, the lenders named therein, Deutsche Bank AG Cayman Islands Branch, as administrative agent and as collateral agent, Citigroup Global Markets Inc., as syndication agent, Goldman Sachs Credit Partners, L.P., General Electric Capital Corporation and Lehman Commercial Paper Inc., as co-documentation agents, and Lasalle Bank National Association and Manufacturers and Traders Trust Company, as senior managing agents (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on October 14, 2004).
10.3	First Amendment to Credit Agreement, dated as of December 9, 2005, among Graham Packaging Holdings Company, Graham Packaging Company, L.P., as the borrower, GPC Capital Corp. I, as the co-borrower, the lenders named therein, Citigroup Global Markets Inc., as syndication agent, Goldman Sachs Credit Partners, L.P., General Electric Capital Corporation and Lehman Commercial Paper Inc., as co-documentation agents, Deutsche Bank AG Cayman Islands Branch, as administrative agent and as collateral agent for the lenders, and LaSalle Bank National Association and Manufacturers and Traders Trust Company, as senior managing agents (incorporated herein by reference to Exhibit 10.21 to Graham Packaging Holdings Company’s Annual Report on Form 10-K, dated March 31, 2006).
10.4	Second Amendment to Credit Agreement, dated as of April 18, 2006, among Graham Packaging Holdings Company, Graham Packaging Company, L.P., as the borrower, GPC Capital Corp. I, as the co-borrower, the lenders named therein, Citigroup Global Markets Inc., as syndication agent, Goldman Sachs Credit Partners, L.P., General Electric Capital Corporation and Lehman Commercial Paper Inc., as co-documentation agents, Deutsche Bank AG Cayman Islands Branch, as administrative agent and as collateral agent for the lenders, and LaSalle Bank National Association and Manufacturers and Traders Trust Company, as senior managing agents (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Graham Packaging Holdings Company on April 21, 2006).
10.5	Third Amendment to Credit Agreement, dated as of March 30, 2007, among Graham Packaging Holdings Company, Graham Packaging Company, L.P., as the borrower, GPC Capital Corp. I, as the co-borrower, the lenders named therein, Citigroup Global Markets Inc., as syndication agent, Goldman Sachs Credit Partners, L.P., General Electric Capital Corporation and Lehman Commercial Paper Inc., as co-documentation agents, Deutsche Bank AG Cayman Islands Branch, as administrative agent and as collateral agent for the lenders, and LaSalle Bank National Association and Manufacturers and Traders Trust Company, as senior managing agents (incorporated herein by reference to Exhibit 10.25 to Graham Packaging Holdings Company’s Annual Report on Form 10-K, dated April 2, 2007).
10.6	Forms of Retention Incentive Agreement (incorporated herein by reference to Exhibit 10.4 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on July 13, 1998).
10.7	Forms of Severance Agreement (incorporated herein by reference to Exhibit 10.5 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on July 13, 1998).
10.8	Amended and Restated Monitoring Agreement, dated as of September 30, 2004, among Graham Packaging Holdings Company, Graham Packaging Company, L.P., Blackstone Management Partners III L.L.C. and Graham Alternative Investment Partners I (incorporated herein by reference to Exhibit 10.7 to Amendment No. 1 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on July 8, 2005).
10.9	Form of Equity Incentive Agreement (incorporated herein by reference to Exhibit 10.9 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on July 13, 1998).
10.10	Graham Packaging Holdings Company Management Option Plan (incorporated herein by reference to Exhibit 10.11 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on July 13, 1998).
10.11	2004 Graham Packaging Holdings Company Management Option Plan (incorporated herein by reference to Exhibit 10.13 to Graham Packaging Holdings Company’s Annual Report on Form 10-K, dated March 31, 2005).

Exhibit
Number		Exhibit Description

10.12		Form of Employment Agreement, dated as of March 28, 2007, between Graham Packaging Holdings Company and Warren D. Knowlton (incorporated herein by reference to Exhibit 10.14 to Graham Packaging Holdings Company’s Annual Report on Form 10-K, dated April 2, 2007).
10.13		Form of Employment Agreement, dated as of March 28, 2007, between Graham Packaging Holdings Company and Mark S. Burgess (incorporated herein by reference to Exhibit 10.15 to Graham Packaging Holdings Company’s Annual Report on Form 10-K, dated April 2, 2007).
10.14		Form of Employment Agreement, dated as of June 27, 2002, between Graham Packaging Holdings Company and Philip R. Yates (incorporated herein by reference to Exhibit 10.16 to Amendment No. 2 to the Registration Statement on Form S-1 filed by GPC Capital Corp. II on July 10, 2002).
10.15		Form of Employment Agreement, dated as of June 27, 2002, between Graham Packaging Holdings Company and Roger M. Prevot (incorporated herein by reference to Exhibit 10.17 to Amendment No. 2 to the Registration Statement on Form S-1 filed by GPC Capital Corp. II on July 10, 2002).
10.16		Form of Employment Agreement, dated as of June 27, 2002, between Graham Packaging Holdings Company and Ashok Sudan (incorporated herein by reference to Exhibit 10.18 to Graham Packaging Holdings Company’s Annual Report on Form 10-K, dated March 31, 2005).
10.17		Form of Employment Agreement, dated as of January 1, 2005, between Graham Packaging Holdings Company and Peter T. Lennox (incorporated herein by reference to Exhibit 10.18 to Graham Packaging Holdings Company’s Annual Report on Form 10-K, dated March 31, 2006).
10.18		Form of Separation Agreement, dated as of December 3, 2006, between Graham Packaging Holdings Company and Philip R. Yates (incorporated herein by reference to Exhibit 99.1 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on December 7, 2006).
10.19		2008 Graham Packaging Holdings Company Management Option Plan (incorporated herein by reference to Exhibit 10.1 to Graham Packaging Holdings Company’s Quarterly Report on Form 10-Q, dated August 7, 2008).
10.20		Side Agreement to Employment Agreement between Graham Packaging Holdings Company and Roger Prevot dated April 21, 2008 (incorporated herein by reference to Exhibit 10.2 to Graham Packaging Holdings Company’s Quarterly Report on Form 10-Q, dated August 7, 2008).
10.21		Form of Amended and Restated Option Agreement (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on February 6, 2008).
10.22		2008 Graham Packaging Holdings Company Management Option Plan — Form of Option Unit Agreement (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on April 10, 2008).
12.1		Statement of Ratio of Earnings to Fixed Charges.
#21	.1	Subsidiaries of GPC Capital Corp. II following the consummation of the Transaction.
23.1		Consent of Deloitte & Touche LLP
23.2		Consent of KPMG LLP
#23	.3	Consent of Simpson Thacher & Bartlett LLP (included on Exhibit 5.1)
24.1		Power of Attorney
99.1		Consent of William H. Cunningham
99.2		Consent of Thomas O. Hicks
99.3		Consent of Shervin Korangy
99.4		Consent of William A. Montgomery
99.5		Consent of Brian Mulroney
99.6		Consent of William F. Quinn
99.7		Consent of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

# To be filed by Amendment.

(b) Financial Statement Schedule.

The following Financial Statement Schedule is included herein:

Schedule II — Valuation and Qualifying Accounts

GRAHAM PACKAGING HOLDINGS COMPANY
VALUATION AND QUALIFYING ACCOUNTS
(In thousands)

	Balance at			Balance at
	Beginning of			End of
	Year	Additions	Deductions	Year

Year ended December 31, 2007
Allowance for doubtful accounts	$6,299	$—	$565	$5,734
Allowance for inventory losses	5,505	2,776	1,315	6,966

Year ended December 31, 2006
Allowance for doubtful accounts	$11,272	$662	$5,635	$6,299
Allowance for inventory losses	4,451	1,132	78	5,505

Year ended December 31, 2005
Allowance for doubtful accounts	$8,872	$3,209	$809	$11,272
Allowance for inventory losses	3,021	2,071	641	4,451

All other schedules are not submitted because they are not applicable or not required or because the required information is included in the financial statements or the notes thereto.

(c) Opinions. The full text of the written opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. is included as Appendix B to the proxy statement/prospectus.

Item 22:	Undertakings

(a) Undertakings.

(A) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial, bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) To supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer and the terms of any subsequent reoffering thereof.

(7) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8) That every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(B) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference in the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of York, Commonwealth of Pennsylvania, on the 12th day of August, 2008.

GPC CAPITAL CORP. II

By:	/s/ Mark S. Burgess
Name:     Mark S. Burgess

Title:	Vice President, Secretary and
Assistant Treasurer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Warren D. Knowlton	President, Treasurer, Assistant Secretary and Director (principal executive officer)	August 12, 2008

/s/ Mark S. Burgess Mark S. Burgess	Vice President, Secretary, Assistant Treasurer and Director (principal financial officer, principal accounting officer)	August 12, 2008

* Chinh E. Chu	Director	August 12, 2008

* James A. Quella	Director	August 12, 2008

* By: /s/ Mark S. Burgess Mark S. Burgess Attorney-in-fact

S-1

EXHIBIT INDEX

Exhibit
Number		Exhibit Description

2.1		Equity Purchase Agreement, dated as of July 1, 2008, among Hicks Acquisition Company I, Inc., GPC Holdings, L.P., Graham Packaging Corporation, Graham Capital Company, Graham Engineering Corporation, BMP/Graham Holdings Corporation, GPC Capital Corp. II, Graham Packaging Holdings Company and the other parties signatory thereto (included as Appendix A to the proxy statement/prospectus forming part of this registration statement and incorporated herein by reference).
#3	.1	Form of Amended and Restated Certificate of Incorporation of GPC Capital Corp. II, to be effective upon the consummation of the Transaction.
#3	.2	Form of Certificate of Designation of GPC Capital Corp. II, to be effective upon the consummation of the Transaction.
3.3		Form of Amendment to the Amended and Restated Certificate of Incorporation of Hicks Acquisition Company I, Inc., to be effective upon the consummation of the Transaction (included as Appendix C to the proxy statement/prospectus forming part of this registration statement and incorporated herein by reference).
#3	.4	Form of Amended and Restated Bylaws of GPC Capital Corp. II, to be effective upon the consummation of the Transaction.
#4	.1	Specimen Stock Certificate.
#4	.2	Specimen Warrant Certificate.
4.3		Warrant Agreement, dated as of September 27, 2007, by and between Hicks Acquisition Company I, Inc. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the Hicks Acquisition Company I, Inc.’s Current Report on Form 8-K dated October 3, 2007).
#4	.4	Form of Warrant Agreement between GPC Capital Corp. II and Continental Stock Transfer & Trust Company to be effective upon the consummation of the Transaction.
4.5		Indenture dated as of October 7, 2004, among Graham Packaging Company, L.P. and GPC Capital Corp. I and Graham Packaging Holdings Company, as guarantor, and The Bank of New York as Trustee, relating to the Senior Notes Due 2012 of Graham Packaging Company, L.P. and GPC Capital Corp. I, unconditionally guaranteed by Graham Packaging Holdings Company (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on October 14, 2004).
4.6		Indenture dated as of October 7, 2004, among Graham Packaging Company, L.P. and GPC Capital Corp. I and Graham Packaging Holdings Company, as guarantor, and The Bank of New York, as Trustee, relating to the Senior Subordinated Notes Due 2014 of Graham Packaging Company, L.P. and GPC Capital Corp. I, unconditionally guaranteed by Graham Packaging Holdings Company (incorporated herein by reference to Exhibit 4.2 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on October 14, 2004).
4.7		Form of 8 1/2% Senior Note due 2012 of Graham Packaging Company, L.P. and GPC Capital Corp. I (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on October 14, 2004).
4.8		Form of 9 7/8% Series Senior Subordinated Note due 2014 of Graham Packaging Company, L.P. and GPC Capital Corp. I (incorporated herein by reference to Exhibit 4.2 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on October 14, 2004).
#5	.1	Opinion of Simpson Thacher & Bartlett LLP.
#10	.1	Form of Registration Rights Agreement, to be effective upon the consummation of the Transaction.
10.2		First Lien Credit Agreement, dated as of October 7, 2004, among Graham Packaging Holdings Company, Graham Packaging Company, L.P., as the borrower, GPC Capital Corp. I, as the co-borrower, the lenders named therein, Deutsche Bank AG Cayman Islands Branch, as administrative agent and as collateral agent, Citigroup Global Markets Inc., as syndication agent, Goldman Sachs Credit Partners, L.P., General Electric Capital Corporation and Lehman Commercial Paper Inc., as co-documentation agents, and Lasalle Bank National Association and Manufacturers and Traders Trust Company, as senior managing agents (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on October 14, 2004).

Exhibit
Number	Exhibit Description

10.3	First Amendment to Credit Agreement, dated as of December 9, 2005, among Graham Packaging Holdings Company, Graham Packaging Company, L.P., as the borrower, GPC Capital Corp. I, as the co-borrower, the lenders named therein, Citigroup Global Markets Inc., as syndication agent, Goldman Sachs Credit Partners, L.P., General Electric Capital Corporation and Lehman Commercial Paper Inc., as co-documentation agents, Deutsche Bank AG Cayman Islands Branch, as administrative agent and as collateral agent for the lenders, and LaSalle Bank National Association and Manufacturers and Traders Trust Company, as senior managing agents (incorporated herein by reference to Exhibit 10.21 to Graham Packaging Holdings Company’s Annual Report on Form 10-K, dated March 31, 2006).
10.4	Second Amendment to Credit Agreement, dated as of April 18, 2006, among Graham Packaging Holdings Company, Graham Packaging Company, L.P., as the borrower, GPC Capital Corp. I, as the co-borrower, the lenders named therein, Citigroup Global Markets Inc., as syndication agent, Goldman Sachs Credit Partners, L.P., General Electric Capital Corporation and Lehman Commercial Paper Inc., as co-documentation agents, Deutsche Bank AG Cayman Islands Branch, as administrative agent and as collateral agent for the lenders, and LaSalle Bank National Association and Manufacturers and Traders Trust Company, as senior managing agents (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Graham Packaging Holdings Company on April 21, 2006).
10.5	Third Amendment to Credit Agreement, dated as of March 30, 2007, among Graham Packaging Holdings Company, Graham Packaging Company, L.P., as the borrower, GPC Capital Corp. I, as the co-borrower, the lenders named therein, Citigroup Global Markets Inc., as syndication agent, Goldman Sachs Credit Partners, L.P., General Electric Capital Corporation and Lehman Commercial Paper Inc., as co-documentation agents, Deutsche Bank AG Cayman Islands Branch, as administrative agent and as collateral agent for the lenders, and LaSalle Bank National Association and Manufacturers and Traders Trust Company, as senior managing agents (incorporated herein by reference to Exhibit 10.25 to Graham Packaging Holdings Company’s Annual Report on Form 10-K, dated April 2, 2007).
10.6	Forms of Retention Incentive Agreement (incorporated herein by reference to Exhibit 10.4 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on July 13, 1998).
10.7	Forms of Severance Agreement (incorporated herein by reference to Exhibit 10.5 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on July 13, 1998).
10.8	Amended and Restated Monitoring Agreement, dated as of September 30, 2004, among Graham Packaging Holdings Company, Graham Packaging Company, L.P., Blackstone Management Partners III L.L.C. and Graham Alternative Investment Partners I (incorporated herein by reference to Exhibit 10.7 to Amendment No. 1 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on July 8, 2005).
10.9	Form of Equity Incentive Agreement (incorporated herein by reference to Exhibit 10.9 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on July 13, 1998).
10.10	Graham Packaging Holdings Company Management Option Plan (incorporated herein by reference to Exhibit 10.11 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on July 13, 1998).
10.11	2004 Graham Packaging Holdings Company Management Option Plan (incorporated herein by reference to Exhibit 10.13 to Graham Packaging Holdings Company’s Annual Report on Form 10-K, dated March 31, 2005).
10.12	Form of Employment Agreement, dated as of March 28, 2007, between Graham Packaging Holdings Company and Warren D. Knowlton (incorporated herein by reference to Exhibit 10.14 to Graham Packaging Holdings Company’s Annual Report on Form 10-K, dated April 2, 2007).
10.13	Form of Employment Agreement, dated as of March 28, 2007, between Graham Packaging Holdings Company and Mark S. Burgess (incorporated herein by reference to Exhibit 10.15 to Graham Packaging Holdings Company’s Annual Report on Form 10-K, dated April 2, 2007).

Exhibit
Number		Exhibit Description

10.14		Form of Employment Agreement, dated as of June 27, 2002, between Graham Packaging Holdings Company and Philip R. Yates (incorporated herein by reference to Exhibit 10.16 to Amendment No. 2 to the Registration Statement on Form S-1 filed by GPC Capital Corp. II on July 10, 2002).
10.15		Form of Employment Agreement, dated as of June 27, 2002, between Graham Packaging Holdings Company and Roger M. Prevot (incorporated herein by reference to Exhibit 10.17 to Amendment No. 2 to the Registration Statement on Form S-1 filed by GPC Capital Corp. II on July 10, 2002).
10.16		Form of Employment Agreement, dated as of June 27, 2002, between Graham Packaging Holdings Company and Ashok Sudan (incorporated herein by reference to Exhibit 10.18 to Graham Packaging Holdings Company’s Annual Report on Form 10-K, dated March 31, 2005).
10.17		Form of Employment Agreement, dated as of January 1, 2005, between Graham Packaging Holdings Company and Peter T. Lennox (incorporated herein by reference to Exhibit 10.18 to Graham Packaging Holdings Company’s Annual Report on Form 10-K, dated March 31, 2006).
10.18		Form of Separation Agreement, dated as of December 3, 2006, between Graham Packaging Holdings Company and Philip R. Yates (incorporated herein by reference to Exhibit 99.1 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on December 7, 2006).
10.19		2008 Graham Packaging Holdings Company Management Option Plan (incorporated herein by reference to Exhibit 10.1 to Graham Packaging Holdings Company’s Quarterly Report on Form 10-Q, dated August 7, 2008).
10.20		Side Agreement to Employment Agreement between Graham Packaging Holdings Company and Roger Prevot dated April 21, 2008 (incorporated herein by reference to Exhibit 10.2 to Graham Packaging Holdings Company’s Quarterly Report on Form 10-Q, dated August 7, 2008).
10.21		Form of Amended and Restated Option Agreement (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on February 6, 2008).
10.22		2008 Graham Packaging Holdings Company Management Option Plan — Form of Option Unit Agreement (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on April 10, 2008).
12.1		Statement of Ratio of Earnings to Fixed Charges.
#21	.1	Subsidiaries of GPC Capital Corp. II following the consummation of the Transaction.
23.1		Consent of Deloitte & Touche LLP
23.2		Consent of KPMG LLP
#23	.3	Consent of Simpson Thacher & Bartlett LLP (included on Exhibit 5.1)
24.1		Power of Attorney
99.1		Consent of William H. Cunningham
99.2		Consent of Thomas O. Hicks
99.3		Consent of Shervin Korangy
99.4		Consent of William A. Montgomery
99.5		Consent of Brian Mulroney
99.6		Consent of William F. Quinn
99.7		Consent of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

#	To be filed by Amendment.